     As filed with the Securities and Exchange Commission on September 30, 1999.

                                                    Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ESPERNET.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            52-2191573
 (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD                   (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     INDUSTRIAL CLASSIFICATION CODE          IDENTIFICATION NO.)
                                                NUMBER)

                              383 West 12th Street
                            New York, New York 10014
                                 (212) 989-4706
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MARTIN D. PRAZAK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                 383 WEST 12TH STREET, NEW YORK, NEW YORK 10014
                                 (212) 989-4706
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

      THOMAS L. FAIRFIELD, ESQ.               SEAN P. GRIFFITHS, ESQ.                 KENNETH R. LAMB, ESQ.
       JOHN J. ALTORELLI, ESQ.              GIBSON, DUNN & CRUTCHER LLP            GIBSON, DUNN & CRUTCHER LLP
LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.            200 PARK AVENUE                     ONE MONTGOMERY STREET
          225 ASYLUM STREET                   NEW YORK, NEW YORK 10166                      SUITE 2600
     HARTFORD, CONNECTICUT 06103                   (212) 351-4000                SAN FRANCISCO, CALIFORNIA 94104
            (860) 293-3500                                                                (415) 393-8200

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following the box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED
             TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE                    AMOUNT OF
           SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)                REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share                    $172,500,000                        $47,955
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION -- SEPTEMBER 30, 1999
PROSPECTUS

                                               SHARES

                              [ESPERNET.COM LOGO]

                                  COMMON STOCK

        This is an initial public offering of espernet.com, inc. All of the shares of common stock are being sold by espernet.com.

     We expect the price to the public in this offering will be between $
and $     per share.

     Prior to this offering, there has been no public market for the common stock. We have applied to include the common stock on the Nasdaq National Market under the symbol "ESNT."

      SEE "RISK FACTORS" BEGINNING ON PAGE    TO READ ABOUT RISKS YOU SHOULD
               CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
                          ---------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                          ---------------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public offering price.......................................  $            $
Underwriting discounts......................................  $            $
Proceeds, before expenses, to us............................  $            $

     The underwriters have an option to purchase up to an additional shares of our common stock from us at the public offering price less the underwriting discount.

                          ---------------------------

     The underwriters expect to deliver the shares against payment in San
Francisco, California on       .

E*OFFERING                                                        DLJDIRECT INC.

                          ---------------------------

                               WR HAMBRECHT + CO

                                           , 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      -----
Prospectus Summary..................      1
Risk Factors........................      9
Forward-Looking Statements..........     21
About espernet.com..................     22
Use of Proceeds.....................     23
Dividend Policy.....................     24
Capitalization......................     25
Dilution............................     26
Selected Combined Pro Forma
  Financial Data....................     27
Selected Historical Financial Data
  for Our ISPs......................     30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation......................     43
Business............................    106
Management..........................    117
Transactions with Related Parties...    124
Principal Stockholders..............    126
Description of Capital Stock........    127
Shares Available for Future Sale....    130
Underwriting........................    132
Experts.............................    134
Validity of the Shares..............    139
Additional Information..............    139
Index to Financial Statements.......    F-1
Espernet.com of New York, Inc.......   F-42
Cumberland Technologies
  International (d/b/a PAdotNET)....   F-58
Pennsylvania Online Ltd.............   F-66
Innernet, Inc.......................   F-78
Delanet, Inc........................   F-89
Internet Access Services (A Division
  Of Weidner Associates, Inc.)......  F-103
Southern Maryland Internet, Inc.....  F-114
NuNet, Inc..........................  F-125
Enter.Net, Inc......................  F-138
Prometheus Information Corp.........  F-150
E-Znet Incorporated.................  F-162

                                      PAGE
                                      -----
USA Choice Internet Services, Co....  F-177
Crocker Communications Internet (A
  Division Of Crocker
  Communications, Inc.).............  F-190
COL Networks, Inc...................  F-200
Perigee.net Corporation.............  F-211
DuplinNet Corporation...............  F-222
WaveNet, Inc........................  F-232
The 3rd Door, Inc...................  F-244
InfoRamp, Inc.......................  F-255
Midwest Communications, Inc.........  F-265
Alliance Internet Technologies,
  L.L.C.............................  F-281
ComQuest Networks, Inc..............  F-292
Fairnet, Inc........................  F-303
Wisconsin Internet, Inc.............  F-315
NConnect, Inc.......................  F-326
Netwurx, Inc........................  F-337
Provide.Net.........................  F-349
The Computer Care Company, Inc......  F-358
ISP Management, Inc.................  F-372
Nethawk of Alma, Inc................  F-378
The Internet Access Services
  Division of Sensible Computer
  Solutions, Inc....................  F-389
www.internet solutions, inc.........  F-400
Copper.net, Inc.....................  F-412
NetPlus Communications, Inc.........  F-426
Internet Nebraska Corporation.......  F-437
RapidNet, Inc.......................  F-448
CSW Net, Inc........................  F-461
IOCC.com, LLC.......................  F-472
Futura, Inc.........................  F-483
Internet Solutions, Inc. -- ISP
  Business..........................  F-494
Black Sheep Computing, Inc. -- ISP
  Business..........................  F-503
Intensity Computer Systems..........  F-514
ECSIS.Net, LLC......................  F-522
World Trade Network, Inc............  F-532
STIC.NET, Inc.......................  F-544
NetWest Online, Inc.................  F-555

                         ------------------------------

  This prospectus includes product names, trade names and trademarks of other companies.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." All information in this prospectus assumes the underwriters will not exercise their over-allotment option, unless otherwise stated.

                                  ESPERNET.COM

OUR BUSINESS

     At the completion of this offering, espernet.com will acquire 43 Internet service providers, or ISPs, and become a leading national ISP with more than 274,000 subscribers. Based on information published by Jupiter Communications, we will be one of the twenty largest ISPs in the United States. We will have coverage across 46 states through a combined network that provides local access to the Internet through more than 2,700 points of presence, or POPs.

     We negotiated and executed definitive agreements to acquire our 43 ISPs within a 16 week period starting in April 1999. We intend to continue to selectively acquire local and regional ISPs and to integrate our ISPs to achieve operational efficiencies. We also intend to offer new products and services and provide superior customer service and technical support to increase our revenues through subscriber growth.

     On a pro forma combined basis, our 43 ISPs have achieved significant growth. Revenues have grown at a compound annual growth rate of 111% from $7.6 million for the year ended December 31, 1996 to $34.1 million for the year ended December 31, 1998. In addition, revenues grew 75% from $14.5 million for the six months ended June 30, 1998 to $25.4 million for the six months ended June 30, 1999.

[TOTAL REVENUE BAR CHART]

                                                                     COMBINED HISTORICAL REVENUES
                                                                     ----------------------------
1996                                                                            7622.00
1997                                                                           18015.00
1998                                                                           34060.00
6 months ending|6/30/98                                                        14529.00
6 months ending|6/30/99                                                        25393.00

     On a pro forma combined basis, the number of our subscribers has grown at a compound annual growth rate of 130% from approximately 38,439 as of December 31, 1996 to approximately 203,829 as of December 31, 1998. In addition, our subscriber base grew 90% from approximately 144,227 as of June 30, 1998 to approximately 274,320 as of June 30, 1999.

[END OF PERIOD SUBSCRIBERS BAR CHART]

                                                                       END OF PERIOD SUBSCRIBERS
                                                                       -------------------------
12/31/96                                                                        38439.00
12/31/97                                                                       101739.00
12/31/98                                                                       203829.00
6/30/98                                                                        144227.00
6/30/99                                                                        274320.00

OUR MARKET OPPORTUNITY

     We believe we are well positioned to capitalize on a significant market opportunity to provide Internet access and related products and services. We believe this opportunity exists because:

     - the number of Internet users in the United States will grow at a compound annual growth rate of 23% from 62.8 million in 1998 to 177.0 million by the end of 2003, according to International Data Corporation, or IDC;

     - IDC also forecasts that Internet access service revenues in the United States will more than triple from $10.7 billion in 1998 to $37.4 billion in 2003; and

     - Boardwatch Data estimates that there are currently approximately 6,700 ISPs in the United States, including many small local and regional providers.

     We believe that the ISP industry will undergo a period of rapid consolidation over the next few years because many local and regional ISPs lack sufficient capital resources to provide the products and services that customers demand.

OUR GROWTH STRATEGY

     We believe that the consolidation of the ISP industry presents us with an opportunity to create a new, national ISP that offers a broad range of products and a superior customer experience. To continue our revenue and subscriber growth, we plan to:

     - selectively acquire and integrate additional local and regional ISPs in our target markets;

     - achieve economies of scale and streamline our operations;

     - build espernet.com into a national brand supported by locally focused marketing and sales programs;

     - provide Internet users with a superior Internet experience;

     - offer a broad range of products and services to meet customer demand; and

     - increase our revenues by charging third parties, such as advertisers, Internet portal Web sites, Internet content providers and online merchants for preferred access to our subscriber base.
                            ------------------------

     We are a Delaware corporation. Our principal executive offices are located at 383 West 12th Street, New York, New York 10014, and our telephone number is
(212) 989-5386.

     In this prospectus, "espernet.com," "our company," "we," "us" and "our" refer to espernet.com, inc. and our wholly owned subsidiaries, and "Espernet.com NY" refers to Espernet.com of New York, Inc., unless the context otherwise requires. Our Web site address is www.espernet.com. Neither the information contained in our Web site nor the Web sites of any of our subsidiaries constitute part of this prospectus.

                                  THE OFFERING

Common stock offered   by us...           shares

Common stock to be outstanding
  after this offering..........           shares

Over-allotment option..........           shares

Use of proceeds................ We will use the net proceeds of this offering of
                                approximately $          as follows:

                                     - to pay the cash portion of the purchase
                                       price and related expenses in connection with the acquisition of 43 ISPs; and

                                     - for general corporate purposes, including
                                       future acquisitions and working capital.

                                See "Use of Proceeds."

Proposed Nasdaq National Market
  Symbol....................... "ESNT"

Risk Factors................... See "Risk Factors" beginning on page      for a
                                discussion of the material factors that you should consider before purchasing shares of our common stock.

Dividend policy................ We do not anticipate paying cash dividends on our common stock.

     Unless otherwise indicated, the share information in this prospectus excludes 4,000,000 shares of common stock reserved for issuance under our 1999 Stock Option/Stock Issuance Plan, including grants of options covering 1,657,500 shares to be granted to employees, directors and consultants simultaneously with the closing of this offering. See "Management--The 1999 Stock Option/Stock Issuance Plan."

     The share information in this prospectus also reflects the issuance of shares in connection with the acquisitions of Espernet.com of New York,
Inc. and our 43 ISPs, which will be completed simultaneously with the completion of this offering, unless otherwise indicated.

     The closing of the acquisitions of the 43 ISPs that we have entered into agreements to acquire is conditioned on the completion of this offering.

                   SUMMARY COMBINED PRO FORMA FINANCIAL DATA

     We formed espernet.com, inc. in April 1999. To date, our operations have been limited to negotiating and entering into agreements to acquire 43 ISPs, preparing this prospectus and the related documents for this offering, recruiting our management team and developing our corporate structure and strategy.

     We present below our summary combined pro forma statement of operations and other operating data for the year ended December 31, 1998 and for the six months ended June 30, 1999 and the combined pro forma balance sheet data as of June 30, 1999. This information is based on the combined historical results for espernet.com and the 43 ISPs with which we have entered into agreements to acquire, after applying pro forma adjustments and giving effect to this offering. The summary combined pro forma statement of operations and other operating data for the year ended December 31, 1998 and for the six months ended June 30, 1999 assume that the 43 ISP acquisitions and this offering were consummated on January 1, 1998 and 1999, respectively. The combined pro forma balance sheet data assumes that the 43 ISP acquisitions and this offering were consummated on June 30, 1999.

     The summary combined pro forma statement of operations and other operating data includes, under the line item labeled "EBITDA," our operating loss adding back depreciation and amortization on a pro forma combined basis for the year ended December 31, 1998 and for the six months ended June 30, 1999. We have included EBITDA because we believe investors commonly analyze and compare companies based on operating performance data. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our EBITDA is not necessarily comparable with similarly titled measures for other companies.

     The summary combined pro forma financial data does not necessarily indicate the operating results or financial position which would have resulted from our operation on a combined basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position of espernet.com. In addition to this summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including audited historical results for our 43 ISPs and our unaudited pro forma combined results.

                   SUMMARY COMBINED PRO FORMA FINANCIAL DATA

                                                              YEAR ENDED        SIX MONTHS
                                                             DECEMBER 31,         ENDED
                                                                 1998         JUNE 30, 1999
                                                             -------------    --------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT
                                                             SUBSCRIBER AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................................   $    34,060      $    25,393
Costs and expenses:
  Cost of Internet services................................        15,625           11,158
  Selling, general and administrative(1)...................        17,036           12,547
  Depreciation and amortization(2).........................        67,959           34,713
                                                              -----------      -----------
     Total costs and expenses..............................       100,620           58,418
                                                              -----------      -----------
Loss from operations.......................................       (66,560)         (33,025)
Interest income............................................            15                7
Interest expense...........................................          (725)            (438)
Other expense, net.........................................          (199)             (22)
                                                              -----------      -----------
Loss before provision for income taxes.....................       (67,469)         (33,478)
Benefit for income taxes(3)................................         9,215            4,481
                                                              -----------      -----------
Net loss...................................................   $   (58,254)     $   (28,997)
                                                              ===========      ===========
Pro forma basic and diluted net loss per share(4)..........   $                $
                                                              ===========      ===========
Shares used in the calculation of pro forma basic and
  diluted net loss per share(4)............................
OTHER OPERATING DATA:
  Approximate number of subscribers, end of period.........       203,829          274,320
  EBITDA...................................................   $     1,399      $     1,688

                                                                    AS OF
                                                                JUNE 30, 1999
                                                                --------------
                                                                  PRO FORMA
                                                                AS ADJUSTED(5)
                                                                --------------
                                                                   (AMOUNTS
                                                                IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
  Cash......................................................     $    32,063
  Working capital...........................................          20,738
  Total assets..............................................         244,154
  Total long-term debt and capital lease obligations
     (excluding current portion)............................           3,851
  Total stockholders' equity................................     $   203,157

- -------------------------

(1) Includes the net increase of approximately $0.9 million and $0.3 million in compensation expense attributable to owners and employees of our ISPs and our new corporate management for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

(2) Includes amortization expenses of $65.1 million and $32.5 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, to be recorded as a result of the 43 ISP acquisitions. These amortization charges are attributable to goodwill and customer lists, which will be amortized over three years.

(3) Includes the incremental provision (benefit) for federal and state income taxes assuming all entities were subject to federal and state income tax and other adjustments for income taxes on S-Corporation income. The pro forma adjusted benefit for income taxes for the year ended December 31, 1998 and the six months ended June 30, 1999 equals 13% of our loss before provision for income taxes compared to the expected federal benefit of 35% principally because of the amortization of goodwill.

(4) The number of shares used in the calculation of pro forma basic and diluted
    net loss per share was calculated assuming    million shares issued in our
    share exchange with Espernet.com of New York, Inc.,    million shares issued
    to the former owners of our ISPs and    million shares issued in this
    offering.

(5) Adjusted to reflect the sale of the    million shares of common stock in
    this offering and the application of the estimated net proceeds. See "Use of Proceeds."

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA

     The following table presents summary historical combined financial data for the 43 ISPs that we will acquire at the closing of this offering for each of their three most recent fiscal years and the six months ended June 30, 1998 and June 30, 1999. The combined financial data presented below are derived from the more detailed historical financial statements and notes of our ISPs included elsewhere in this prospectus and have not been adjusted for the pro forma adjustments reflected in the unaudited combined pro forma financial statements included elsewhere in the prospectus.

                                                                          SIX MONTHS
                                   YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                               --------------------------------      --------------------
                                1996        1997         1998         1998         1999
                               ------      -------      -------      -------      -------
                                     (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
Approximate subscribers......  38,439      101,739      203,829      144,227      274,320
Revenues.....................  $7,622      $18,015      $34,060      $14,529      $25,393
Income (loss) from
  operations.................  (1,762)      (1,188)        (566)         213           40(1)

- ---------------
     (1) Reflects non-cash compensation expenses of $1.4 million in aggregate at Midwest Communications, Inc. and Delanet, Inc., two of our ISPs, for the six months ended June 30, 1999.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we face. If any of the following risks occurs, our business, financial condition and results of operations would likely suffer. In addition, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                        RISKS RELATED TO OUR OPERATIONS

THE HISTORY OF OPERATING LOSSES AMONG MANY OF OUR INTERNET SERVICE PROVIDERS MAY RESULT IN CONTINUED LOSSES OR REDUCED PROFITS

     We may be unable to achieve or maintain overall profitability or profitability of any of our individual Internet service providers, or ISPs. On a pro forma basis, we had operating losses of $66.6 million for the year ended December 31, 1998 and $33.0 million for the six months ended June 30, 1999. In addition, for the year ended December 31, 1998, 17 of our ISPs reported operating losses and, for the six months ended June 30, 1999, 16 of our ISPs reported operating losses.

WE DO NOT HAVE AN OPERATING HISTORY AND IF WE DO NOT SUCCESSFULLY MANAGE OUR ANTICIPATED GROWTH OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our company was recently organized and has no operating history. We will be subject to risks generally associated with the formation of any new business and specifically to the risks associated with our anticipated growth. Our performance as an ISP will depend on our ability to manage this anticipated growth effectively by implementing operational and administrative systems on a timely basis, building and maintaining our network infrastructure, conducting successful marketing and sales programs and attracting and retaining qualified employees.

WE FACE RISKS ASSOCIATED WITH INTEGRATING NUMEROUS ACQUISITIONS

     Our plan to acquire and integrate 43 separate local and regional ISPs into a single national ISP and to continue to expand our business by seeking to identify and acquire additional ISPs involves numerous risks and will require us to expend significant managerial, operational and financial resources. As a result, we may fail to achieve or maintain profitability. The risks involved in our acquisition of ISPs include:

     - difficulties in assimilating the operations, technologies, products and personnel of acquired ISPs;

     - loss of subscribers in acquired ISPs;

     - diversion of management's attention from other business concerns;

     - developing management information and operating systems that encompass the businesses of the 43 ISPs we will acquire and any future acquisitions;

     - loss of key employees of acquired ISPs; and

     - entering markets in which we have limited prior experience.

     In particular, to integrate our newly acquired ISPs successfully, we must install and standardize adequate managerial, operational and control systems, deploy equipment and telecommunications capabilities, implement marketing efforts in new and existing locations, employ qualified personnel to provide technical and marketing support for our various operating sites, and continue to expand our managerial, operational, technical and financial resources. Failure to integrate our existing and future ISPs or successfully manage our increasing size may result in significant operating inefficiencies and cause a significant strain on our managerial, operational, financial and information systems resources. This may have a negative effect on our service and our subscriber relationships which in turn may result in subscription cancellations and declines in revenues.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

     Our ISPs have limited operating histories, and we have no history operating them as a group. We cannot forecast our operating expenses based on the historical results of our ISPs. We intend to establish our expense levels in advance based in part on our projections of future revenues, which are inherently difficult to predict. Our revenues will depend heavily on our ability to attract and retain subscribers. If our actual revenues are less than our projected revenues, we may be unable to reduce expenses proportionately, and our operating results, cash flows and liquidity could be adversely affected.

     We expect that our revenues and operating results will fluctuate significantly from quarter to quarter. A number of factors are likely to cause these fluctuations, including:

     - the rate at which we attract new subscribers;

     - the rate at which we lose subscribers;

     - the rate at which we increase the number of subscribers through acquisitions;

     - the effect of acquisitions;

     - integration costs;

     - changes in our pricing policies or those of our competitors;

     - capital expenditures and other costs relating to the expansion of our operations;

     - timing of new product and service announcements by us or our competitors;

     - introduction of alternative technologies;

     - the rate of growth of the Internet;

     - seasonality of new subscriber registrations;

     - increased competition in our markets;

     - market acceptance of new and enhanced versions of our products and services; and

     - personnel changes.

IF OUR ACQUISITION ACTIVITIES ARE DELAYED OR WE CANNOT ACQUIRE ADDITIONAL ISPS, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY

     In order for our business strategy to succeed, we must expand into new markets. We plan to do so by identifying and acquiring additional ISPs. However, we may not be successful in achieving these goals. In pursuing acquisitions, we compete against other ISPs, many of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and growth potential and ability to offer cash, stock or other forms of consideration. Consequently, the terms of any agreements to acquire additional ISPs may be more costly or otherwise less favorable than the terms of the 43 agreements we have with our ISPs.

     We may be unable to use stock as currency for acquisitions because of declines or volatility in our stock price due to market conditions or other factors. In addition, future transactions could require us to incur debt or issue additional equity securities to raise cash, which would dilute our stockholders' ownership. If we are unable to fund acquisitions from our existing cash resources, borrowed funds or with stock we would be unable to execute our business strategy.

     As we grow, some of our acquisitions could be subject to existing or future regulatory requirements, such as the Hart-Scott-Rodino Antitrust Improvements Act of 1976, compliance with which could adversely affect the pace of our acquisition activity. In addition, significant acquisitions could require preparation, filing and Securities and Exchange Commission review of registration statements. These regulatory requirements could limit or delay our flexibility in growing and operating our business.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO GROW OUR BUSINESS

     Our ability to grow depends significantly on our ability to expand our operations by acquiring new ISPs, expanding our marketing and sales efforts and opening new points of presence, or POPs, which are the physical
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

connections that provide access to the Internet. These activities require significant expenditures to locate, evaluate and acquire ISPs and significant investments in equipment, marketing and sales. We anticipate that our cash requirements for 2000 will include disbursements for some or all of the following purposes or contingencies, which may require us to seek additional capital:

     - future acquisitions;

     - increasing our marketing and sales operations;

     - expanding our network infrastructure;

     - developing our information and operating systems to encompass the businesses of the 43 ISPs we intend to acquire and any future acquisitions;

     - expansion of our customer service and technical support operations;

     - hiring additional technical, customer support and management personnel;

     - increases in our growth rate;

     - shortfalls in anticipated revenues or increases in expenses;

     - developing new products and services; and

     - unanticipated opportunities, such as strategic alliances or acquisitions of complementary businesses.

     We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If sources of financing are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with available financing. In addition, if we raise additional capital by issuing additional equity securities, such issuance could dilute our stockholders' ownership.

WE COMPETE WITH OTHER ISPS, WHICH COULD CAUSE US TO LOWER PRICES RESULTING IN REDUCED REVENUES AND INCREASED EXPENSES

     The Internet access services market is extremely competitive and highly fragmented. The costs and other barriers to entry are relatively low. We face competition from numerous types of providers, and we anticipate that this competition will intensify. As a result of an increase in the number of competitors and vertical and horizontal integration in the industry, we currently face and expect to continue to face intense competition, including pressure to reduce prices. We currently compete or expect to compete with the following types of companies:

     - national ISPs, including America Online, Microsoft Network, Prodigy, EarthLink Network, Inc. and MindSpring Enterprises, Inc. (with EarthLink and MindSpring having announced on September 23, 1999 that they intend to merge);

     - numerous regional and local ISPs, many of which have significant market share in their particular market area;

     - national long distance carriers such as AT&T Corporation, MCI WorldCom and Sprint Corporation;

     - computer hardware and software and other technology companies that provide Internet connectivity with their products, including Dell, Gateway and Compaq;

     - cable operators, including Tele-Communications, Inc., MediaOne and Time Warner;

     - regional Bell operating companies, local telephone companies and competitive local exchange carriers;

     - providers of Web hosting and other Internet-based business services, such as Verio, Inc.;

     - various satellite and fixed wireless providers in certain niche markets; and

     - nonprofit or educational ISPs.

     Our current competitors include many large companies that have substantially greater market presence, brand name recognition and financial resources than we do. Some of our local or regional competitors also enjoy greater recognition within particular communities.

     The national ISPs have a significant presence throughout the United States and offer a broader variety of access and data services,
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

including high speed Internet access through digital subscriber lines, or DSL, and cable modems, and may have done so for longer periods of time than have any of our ISPs.

     Most of the major long-distance companies offer Internet access services and compete with us. Local exchange carriers, including regional Bell operating companies and competitive local exchange carriers, also have entered the ISP market. We believe long-distance and local carriers are moving toward horizontal integration through acquisitions of, and joint ventures with, ISPs. Accordingly, we expect we will experience increased competition from the traditional telecommunications carriers for subscribers and ISPs that we may wish to acquire. Many of these telecommunications carriers have large commercial subscriber bases and substantially greater coverage, market presence and financial, technical and personnel resources. Telecommunications providers also may have the ability to bundle Internet access with basic local and long-distance telecommunications services. This bundling of services may make it difficult for us to compete effectively with telecommunications providers and may cause us to lower our prices, which could result in reduced revenues.

     In addition, cable companies offer high speed Internet access via cable modems in a growing number of markets, either directly or through alliances with Internet access providers. Other alternative service companies are approaching the Internet access market with various newer fixed wireless and satellite-based service technologies. These alternative means of Internet access may attract subscribers who would otherwise purchase our services.

     Recently, several national access providers have begun to offer Internet access for free or at substantial discounts to prevailing rates, which may result in significant downward pricing pressure. We also believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, often bundling Internet access with another product or service, which will also intensify competition. Any of these developments could materially and adversely affect our business, operating results and financial condition.

WE MAY BE UNSUCCESSFUL IN RETAINING OR ATTRACTING SUBSCRIBERS

     We believe that our long-term success depends largely on our ability to retain our existing subscribers, while continuing to attract new subscribers. We plan to invest significant resources in our network infrastructure and customer and technical support capabilities to provide high levels of customer service. We cannot be certain that these investments will maintain or improve subscriber retention.

     We believe that intense competition from our competitors, some of which offer many free hours of service or other enticements for new subscribers, has caused, and may continue to cause, some of our subscribers to switch to our competitors' services. In addition, some new subscribers use the Internet only as a novelty and do not become consistent users of Internet services and, therefore, may be more likely to discontinue using our service. These factors may adversely affect our subscriber retention rates. Any decline in subscriber retention rates would adversely affect our revenues and ability to achieve or improve profitability.

IF WE ARE UNABLE TO CONTINUE TO UPGRADE OUR NETWORK INFRASTRUCTURE TO MEET ADDITIONAL DEMAND AND CHANGING SUBSCRIBER REQUIREMENTS, WE COULD LOSE SUBSCRIBERS, WHICH WOULD RESULT IN REDUCED REVENUES

     The success of our growth strategy is dependent upon our ability to provide high quality, dependable access to the Internet. We must continue to upgrade and adapt our network infrastructure as the number of subscribers and the amount and type of information they wish to transmit and receive over the Internet increases. We face capacity constraints at the POP level, which could affect subscribers attempting to use those POPs. We also face capacity constraints in connection with network services such as e-mail.

     If we experience delayed delivery from suppliers of new telephone lines, modems, routers, terminal servers or other equipment, the modem lines at some of our POPs may become full during peak times, resulting in busy signals for subscribers who are trying to connect through those POPs. We may experience similar problems if we are unable to expand the capacity of our information servers for e-mail, news and Web hosting fast enough to keep up with demand from a growing subscriber base. Service delays or slowdowns for some or all of our Internet services would occur if our server capacity is exceeded or if we do not maintain sufficient Internet backbone capacity. If we fail to expand or enhance our network infrastructure on a timely basis or to adapt it to changing subscriber requirements or evolving industry standards, we could lose subscribers, which would result in reduced revenues.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE

     Our market is susceptible to rapid technological innovation, evolving industry standards, changes in subscriber needs and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of equipment obsolescence. We will need to use leading technologies effectively, continue to develop our technical expertise and enhance our existing services on a timely basis to compete successfully in this industry. We cannot be certain that we will be successful in using new technologies effectively, developing new services or enhancing existing services on a timely basis or that any new technologies or enhancements used by us or offered to our customers will achieve market acceptance.

     Our ability to compete successfully also depends on the continued compatibility and integration of our services with products and systems sold by various third parties. Although we intend to support emerging standards in the market for Internet access and enhanced business services, we cannot be certain that industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

WE FACE THE RISK OF FUNDAMENTAL CHANGES IN THE WAY ELECTRONIC DATA, INCLUDING INTERNET ACCESS, IS DELIVERED

     Internet services are currently accessed primarily by computers connected to telephone lines. Several companies offer customers DSL, cable modems, wireless and satellite access to provide Internet access at substantially faster speeds than the technology currently used by most of our subscribers. Our competitors are also continually developing technology to offer Internet access using alternative delivery methods at higher speeds. While some of our ISPs currently offer DSL, wireless modems and/or satellite access, these access services are not available from most of our ISPs. As the Internet becomes more accessible through these alternative methods, or customer requirements change the way Internet access is provided, we will have to develop new technology or modify our existing technology to accommodate those new developments.

     We may also have to negotiate access agreements or alliances with cable companies, local telephone companies and other companies offering alternative access devices and conduits. These companies may not agree to allow us to use their systems to provide Internet access to our subscribers at commercially reasonable prices or at all. Our pursuit of these technologically advanced access methods may require substantial time and expense, and we may not succeed in adapting our Internet access business to alternative access conduits. Our failure to respond in a timely and effective manner to these and other new and evolving technologies could have a negative impact on our ability to compete and be successful.

IF TELECOMMUNICATIONS CARRIERS DO NOT PROVIDE US WITH ADEQUATE COMMUNICATIONS CAPACITY TO DELIVER OUR SERVICES, WE MAY LOSE EXISTING SUBSCRIBERS AND FAIL TO ATTRACT NEW SUBSCRIBERS, WHICH WOULD RESULT IN REDUCED REVENUES AND PROFITABILITY

     We rely on local and long-distance telecommunications companies to provide data communications capacity. These providers may experience disruptions of service or may have limited capacity, which could disrupt our services or limit Internet access for our

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

subscribers. We may be unable to replace or supplement these services on a timely basis or at all. In addition, because we rely on third-party telecommunications service providers for our backbone connections to the Internet, we face the following limitations on our ability to serve our existing subscribers and grow our subscriber base:

     - we do not control decisions regarding availability of service at any particular time;

     - we may be unable to deploy new technologies when desirable because our telecommunications providers may not be able to support the technology on their backbones; and

     - we may be unable to establish new POPs rapidly enough to respond to increased subscriber demand.

     Expansion of our network infrastructure and other competitors' needs will continue to place a significant demand on our suppliers and telecommunications carriers. Our telecommunications carriers also sell or lease their services to our competitors and in most cases are competitors themselves. Our telecommunications carriers may enter into exclusive arrangements with our competitors.

     We also cannot be certain that our suppliers and telecommunications carriers will continue to sell or lease their products and services, or provide data communications capacity, to us at commercially reasonable prices or at all. Difficulties in developing alternative sources of supply, if required, could adversely affect our ability to maintain, upgrade and expand our network infrastructure, which would adversely affect our ability to deliver services to our subscribers and compete.

WE FACE THE RISK THAT WE WILL BE UNABLE TO REDUCE OUR TELECOMMUNICATIONS COSTS WHICH MAY HAVE AN ADVERSE EFFECT ON OUR ABILITY TO IMPLEMENT OUR INTEGRATION STRATEGY

     One element of our strategy is to reduce our costs by negotiating more favorable rates for telecommunications services. Some of the larger ISPs that we will acquire may already have telecommunications costs that are at or near the lowest available in their markets. Therefore, even if we are able to negotiate more favorable telecommunications services rates for our smaller ISPs, it may not significantly reduce our costs overall.

     In addition, some of the ISPs that we will acquire may currently purchase telecommunications services from providers that deliver less reliable service than we intend to offer our subscribers. As a result, we may need to purchase telecommunications services from other providers. Even if we are able to negotiate favorable terms with these other telecommunications service providers, our costs may nevertheless be higher than they were with the less reliable provider.

     Finally, even if we are able to reduce our telecommunications costs on a per circuit basis, our costs may nevertheless increase overall or per subscriber if we require additional circuits to establish and maintain our national network. If we are unable to reduce our telecommunications services costs, we may not be able to fully implement our strategy, which could adversely affect our business and results of operations.

WE COULD FACE LOSSES AND LIABILITY IF NATURAL DISASTERS, SYSTEM FAILURES, INTRUSIONS, VIRUSES OR SIMILAR DISRUPTIONS TO OUR NETWORK OR COMPUTER SYSTEMS CAUSE DISRUPTIONS IN OUR SERVICE OR COMPROMISE THE SECURITY OF OUR SUBSCRIBERS' CONFIDENTIAL INFORMATION

     The occurrence of natural disasters or other unanticipated problems at any of our POPs could cause service interruptions for our subscribers. In addition, if our telecommunications service providers fail to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason, our subscribers could experience service disruptions. We do not currently maintain fully redundant Internet services, backbone facilities or other computing and telecommunications facilities. Any accident, incident or system failure that causes interruptions in our operations could limit our ability to provide Internet services to our subscribers.

     Although we have implemented, and will continue to implement, security measures, our
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

network and computer systems are vulnerable to intrusions, computer viruses or similar disruptive problems caused by, or transmitted through, our subscribers or other Internet users. Computer viruses or similar disruptions could lead to interruptions, delays or cessation in service. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in our computer systems or those of our subscribers, which may cause losses to either us or our subscribers. The potential that this can occur may deter potential subscribers from subscribing to our services.

     Addressing problems caused by computer viruses or other breaches of security could cause interruptions, delays or cessation in service to our subscribers, which could have a material adverse effect on our business and operations. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions. Any network malfunction or security breach could cause these transactions to be delayed, not completed, or completed with compromised security. It is possible that subscribers or others could assert claims of liability against us as a result of any such failure. Furthermore, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general, and our subscriber base and revenues, in particular.

IF WE DO NOT COMPLETE THIS OFFERING BY DECEMBER 31, 1999, THE PURCHASE PRICES FOR THE 43 ISPS REFLECTED IN THIS PROSPECTUS WILL INCREASE WHICH WOULD REDUCE OUR CASH AVAILABLE FOR OPERATIONS

     If we do not complete this offering by December 31, 1999, we are obligated to increase the amount of the consideration paid for the ISPs we will acquire by $25 per subscriber, based on the number of their subscribers on the closing date. If we do not complete this offering by January 31, 2000, we will increase the amount of the consideration paid for the ISPs we will acquire by an additional $25 per subscriber, based on the number of their subscribers on the closing date.

     For example, if this offering were completed on January 15, 2000 and our ISPs had a total of 300,000 subscribers on that date, the aggregate purchase price for the 43 ISPs would increase by $7.5 million. If this offering were completed on February 15, 2000 and our ISPs had a total of 300,000 subscribers on that date, the aggregate purchase price for the 43 ISPs would increase by $15.0 million.

     Furthermore, under the agreement we have entered into with one of our ISPs which has approximately 10,000 subscribers, we are obligated to pay, in addition to the increases described above, an additional $25 per subscriber based on the number of subscribers on the closing date if we do not complete this offering by November 30, 1999. Also, if we close this offering after November 30, 1999, but by December 31, 1999, another of our ISPs will receive an additional $1.0 million in cash and our common stock under the terms of its agreement with us. Our acquisition agreement with this ISP terminates December 31, 1999. The pro forma financial information in this prospectus does not reflect these possible increases in the purchase prices for these acquisitions except for the additional $1.0 million payment described above.

     Payment of these obligations in cash may substantially deplete our cash reserves. The additional consideration will also result in additional goodwill and an increase in the related amortization expenses.

WE MAY ACQUIRE CONTINGENT OR UNDISCLOSED LIABILITIES THAT WILL INCREASE OUR EXPENSES AND DEPLETE OUR CASH RESERVES

     When we acquire ISPs, including the 43 that we have agreements to acquire, we may acquire liabilities that we did not know about at the time we negotiated these acquisitions, that we do not know about now or that are contingent or prove to be larger than anticipated. If any of these liabilities arise, we have only limited recourse against the former owners of our ISPs. If any substantial contingent obligations are realized or if we discover any substantial unknown liabilities, our expenses would increase and cash reserves would decline.

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

OUR SUCCESS IS DEPENDENT UPON RETAINING AND ATTRACTING KEY PERSONNEL

     Our success will depend in large part on our retaining and attracting key personnel, particularly senior management, marketing and sales, customer support and technical personnel. The market has experienced a serious shortage of such personnel and is intensely competitive. We may not be able to retain or attract personnel, and the costs involved in retaining or attracting them may be prohibitive. These costs may include demands for options or other stock-based awards that may be highly dilutive to our stockholders.

     The loss of the services of any of the members of our senior management or other key personnel could have an adverse effect on our business, financial condition and results of operations. Although we have entered into employment agreements and noncompetition agreements with each of our executive officers, we cannot assure you that they will comply with these agreements or that we will enjoy the continued service of our senior management. We do not have employment agreements with any other employees. You should read "Management--Employee Agreements" for a more detailed description of our arrangements with senior management.

YEAR 2000 RISKS MAY ADVERSELY AFFECT OUR COMPANY

     The Year 2000 issue is the result of computer programs using two digits rather than four digits to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among others, a temporary inability to process transactions, send invoices or engage in similar business activities.

     The Year 2000 issue could result in system failures or miscalculations, causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar business activities. For information on our efforts to handle the Year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS IS DEPENDENT ON THE CONTINUED RAPID GROWTH OF THE INTERNET

     Our business relies on rapid growth in demand for access to the Internet and for products and services related to the Internet. The Internet has experienced rapid growth in recent years, but recently introduced Internet-related products and services may not be accepted in the market. Commerce and communication over the Internet may not continue to develop and expand, and even if they do, the Internet access and communications services we offer may not become widely adopted for these purposes.

     Widespread use of the Internet is a relatively recent phenomenon. Our future success substantially depends on continued rapid growth in the use of the Internet and the continued development of the Internet as a viable commercial medium. We cannot be certain that Internet usage will continue to grow as it has in the past or that extensive Internet content will continue to be developed and continue to be accessible for free or at nominal cost to Internet users. If the use of the Internet does not continue to grow rapidly or evolves in a way that we cannot address, our business may fail.

     Our business will not grow and our revenues may decline if:

     - the market for Internet access services fails to continue to develop;

     - the Internet market develops more slowly than expected;

     - the Internet access market becomes saturated with competitors; or

     - the Internet access and related products and services we offer are not widely accepted.

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

IMPLEMENTATION OF NEW REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS

     Although ISPs are not currently directly regulated by the Federal Communications Commission or any other federal or state agency, changes in the regulatory environment relating to the Internet access market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional Bell operating companies or other telecommunications companies, could affect the prices at which we may sell our services or our ability to provide those services at all. For example, the imposition of interstate access charges to ISPs or changes in the interpretation of reciprocal compensation arrangements for local telephone companies or the elimination of reciprocal compensation agreements for local telephone companies may increase our costs of serving dial-up customers.

     In addition, the FCC may, in the future, reconsider its past ruling that Internet access service is not "telecommunications" service and that ISPs are not subject to the requirement that "telecommunications" service providers pay a percentage of their gross revenues to a new federal universal service fund established to replace current local rate subsidies and to fund public programs. If the FCC were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business could increase substantially, and we may be unable to recover these costs from our customers. For more information on regulation of our business, see "Business--Government Regulation."

WE MAY FACE POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK

     As the law relating to liability of ISPs for information carried on or disseminated through their networks is not settled, we may be subject to such liability. A number of lawsuits have sought to impose liability for defamatory speech, indecent materials and infringement of copyrighted materials. The United States Supreme Court has let stand a lower court ruling that an ISP was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not apply in other circumstances. Other courts have held that online service providers and ISPs may be subject to damages for copying or distributing copyrighted materials. Provisions of the Communications Decency Act that impose criminal penalties for using an interactive computer service for transmitting obscene or indecent communications have been found unconstitutional by the United States Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limits on access to pornography and other material deemed "harmful to minors." This legislation has been challenged in court as a violation of the First Amendment of the United States Constitution. We are unable to predict the outcome of this case.

     Potential liability imposed on ISPs for material carried on or disseminated through network systems could require us to implement measures to reduce our exposure to that liability. These measures may require us to spend substantial resources or discontinue certain service offerings. Our errors and omissions insurance coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability in the future of, such coverage could have a material adverse effect on our business or financial results.

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

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

     Upon completion of this offering, we will have           shares of common
stock outstanding, of which           shares will be "restricted shares,"   of
which will be held by the former owners of the ISPs we are acquiring. If the underwriters exercise their over-allotment option in full, we will have shares of common stock outstanding. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings. The shares of common stock sold in this offering will be freely tradable without further restriction or further registration under the Securities Act, except for shares purchased by an affiliate of ours, sales of which will be limited by Rule 144 under the Securities Act. Commencing on the first anniversary of the closing of this offering, holders of restricted shares who are not affiliates will be entitled to sell those shares in accordance with Rule 144. Commencing on the second anniversary of the closing of this offering, those holders generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.

     All members of our senior management and directors have agreed pursuant to written lock-up agreements with the underwriters that, for a period of 180 days from the date of this prospectus, they will not, among other things, sell their shares. In addition, under the terms of the stock exchange agreements we entered into with the stockholders of each of the ISPs and with the stockholders of Espernet.com of New York, Inc., pursuant to which these stockholders will receive shares of our common stock, these stockholders have agreed that they will not, without our prior written consent, offer, sell, pledge or otherwise dispose of any of their shares of our common stock, for a period of one year
following the closing. Stockholders holding      shares have also agreed not to
sell more than 25% of their shares in any calendar quarter following the first anniversary of the closing. As a result, within the first calendar quarter
following the first anniversary of the closing of this offering,      shares of
our common stock will be eligible for sale, subject to volume and other restrictions under federal securities laws. See "Shares Available for Future Sale."

     Simultaneously with the completion of this offering, we will issue options to acquire 1,657,500 shares of common stock at the public offering price. Within approximately 180 days after the completion of this offering, we intend to file one or more registration statements to register up to 4,000,000 shares of common stock subject to outstanding options or reserved for issuance under our equity compensation plans.

     In addition, upon completion of this offering, the holders of shares of common stock, may be entitled to participate in a future registration of our common stock, which would allow these stockholders to sell their shares in the market simultaneously with any further public offerings by us of our equity securities.

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE

     The market price of our shares of common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - actual or anticipated variations in our results of operations;

     - announcements of technological innovations;

     - new services introduced by us or our competitors;

     - changes in financial estimates by security analysts;

     - conditions and trends in the Internet and computer industries;

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

     - fluctuations in the valuation of companies perceived by investors to be comparable to us;

     - any shortfall in reserve or net income or any increase in losses from levels expected by securities analysts or investors; and

     - general market conditions.

     Furthermore, the stock markets, and in particular Nasdaq, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies.

     These market fluctuations, as well as general economic, political and market conditions such as political instability or uncertainty, military conflicts, recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been brought against such companies. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and distract management's attention and resources, which would likely have a material adverse effect on us.

BECAUSE WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK, THE ONLY WAY YOU CAN REALIZE A PROFIT ON YOUR STOCK IS THROUGH A SALE, WHICH YOU MAY NOT BE ABLE MAKE AT A PRICE HIGHER THAN YOU PAID

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. In addition, any future credit facility or preferred stock offering will likely contain limits on our ability to declare and pay cash dividends on our common stock. Because you will not receive dividends on your shares, the only way you will realize a profit on your investment will be to sell your shares. We cannot assure you that an active trading market will develop in our common stock or that you will be able to sell your shares at a profit or even recover all or any portion of the price you paid.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS

     Provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change of ownership would benefit our stockholders. Specifically, our certificate of incorporation and bylaws:

     - limit the ability to call special meetings of our stockholders to our board of directors, our chairman, our chief executive officer or our president; and

     - provide that our board of directors will be divided into three classes of directors, who will serve for staggered three-year terms.

     In addition, Section 203 of the Delaware General Corporation Law, which we will be subject to, generally prohibits a 15% stockholder from engaging in any business combination with us, including a merger or a sale of more than 10% of our assets, unless our board of directors approves the transaction. See "Description of Capital Stock."

NEW INVESTORS WILL SUFFER IMMEDIATE SUBSTANTIAL DILUTION

     This offering is expected to create a public market for our common stock and will substantially increase the market value of the initial investments of our management and other existing stockholders. On a pro forma basis as of September 1999, assuming the stockholders of Espernet.com of New York, Inc. held
the        shares of our common stock which they will be issued upon completion of this offering, and based on an assumed offering price of $  per share and the
sale of           shares in this offering, the value of the shares held by the stockholders of Espernet.com of New York, Inc. following this offering would be
approximately $   million over the amount of consid-
eration paid for those shares by such stockholders for their shares of Espernet.com of New York, Inc. In addition, the offering price is substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate
and substantial dilution of $     per share in the net tangible book value of
the common stock from the offering price. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

     - forecasts of growth in the number of consumers using Internet access services;

     - statements regarding our plans for and costs of the integration of our ISPs;

     - statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projections of when we will complete various phases of our acquisition and integration strategy;

     - statements regarding our preparedness for the year 2000 date change; and

     - statements containing words such as "anticipate," "believe," "plan," "estimate," "seek," "intend" and other similar words that signify forward-looking statements.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include:

     - the need to successfully complete the integration of our ISPs;

     - our ability to retain subscribers;

     - our ability to acquire ISPs on attractive terms;

     - our lack of operating history and anticipation of future losses;

     - our dependence on third-party access service providers;

     - potential fluctuations in our operating results;

     - our need for additional capital;

     - our potential inability to expand our services and related products;

     - competition;

     - government regulation; and

     - our ability to attract and retain skilled personnel.

     For a discussion of these and other factors that could affect forward-looking statements in this prospectus, see "Risk Factors."

                               ABOUT ESPERNET.COM

     Upon completion of this offering, we will acquire 43 local and regional Internet service providers, or ISPs, that we plan to integrate into a national network. On a combined basis, our 43 ISPs had more than 274,000 subscribers as of June 30, 1999.

     Subject to the adjustments described below, the combined purchase price for our ISPs is approximately $91.0 million in cash and approximately $82.1 million in shares of our common stock. We will pay the purchase price using cash from this offering and newly issued common stock.

     The 43 ISPs will be purchased in accordance with agreements negotiated with the current owners of these ISPs. We generally negotiated a purchase price for each ISP based upon net revenues, historical growth, potential for future growth, expenses and the number, type and subscription price of the subscribers of that ISP. At closing we will pay to the owners of each ISP cash or a combination of common stock and cash in exchange for all of the assets or equity interests in the ISP. The agreements for the acquisitions of the ISPs provide for reductions in the purchase price based on:

     - the failure to have a minimum amount of net current assets at closing;

     - the failure to achieve a minimum annual subscriber growth rate from the date of the agreement through closing;

     - exceeding a maximum monthly subscriber turnover rate of approximately 3%; and

     - any long-term debt outstanding as of the closing date.

     In addition, we will hold back 6% of the total purchase price for the 43 ISPs, or approximately $10 million in the aggregate, from the cash portion of the consideration payable to former ISP owners. We will hold these funds in escrow to indemnify us for losses resulting from breaches of representations and warranties.

     If this offering is not completed by December 31, 1999, the purchase price for the ISPs will increase by $25 per subscriber, based on the total number of subscribers on the closing date. If this offering is not completed by January 31, 1999, the purchase price for the ISPs will increase by an additional $25 per subscriber, based on the total number of subscribers on the closing date. For example, if this offering were to close on January 15, 2000 and our ISPs had a total of 300,000 subscribers on that date, the aggregate purchase price for the 43 ISPs would increase by $7.5 million. If this offering were to close on February 15, 2000 and our ISPs had a total of 300,000 subscribers on that date, the aggregate purchase price for the 43 ISPs would increase by $15.0 million. Furthermore, under the agreement we have entered into with one of our ISPs which has approximately 7,600 subscribers, we are obligated to pay, in addition to the foregoing increases, an additional $25 per subscriber based on the total number of subscribers on the closing date if this offering is not completed by November 30, 1999. The pro forma financial information in this prospectus does not reflect this possible increase in the purchase price for these acquisitions.

     Also, if we close this offering after November 30, 1999, but by December 31, 1999, another of our ISPs will be paid an additional $1.0 million (in cash and our common stock) under the terms of its agreement with us. The acquisition agreement for this ISP terminates if this offering is not completed by December 31, 1999. The pro forma financial information in this prospectus includes the additional $1 million in cash and our common stock payable with respect to this acquisition. See "Selected Historical Financial Data For Our ISPs" for information about the ISPs we will acquire at the time this offering is completed.

     Under an Administrative Services Agreement with us dated June 8, 1999, Espernet.com NY manages our operations and provides us with accounting and financial, legal, research and development, acquisition and administrative services through its employees and consul-tants. Espernet.com NY also provides us with the use of office space and equipment and licenses trademarks to us. In exchange, we agreed to pay all of Espernet.com NY's costs and expenses relating to providing these services with proceeds from this offering.

     Simultaneously with the completion of this offering, we will exchange restricted shares of our common stock for the shares of Espernet.com NY held by its stockholders and Espernet.com NY will become our wholly owned subsidiary. A number of our executive officers and directors are stockholders in Espernet.com NY, including Chinh E. Chu, our Chairman of the Board of Directors, and Martin
D. Prazak, our President and Chief Executive Officer. See "Transactions with Related Parties."

     We believe that this offering, the acquisition of the 43 ISPs and the share exchange between us and the stockholders of Espernet.com NY described above will generally qualify for tax-free treatment under section 351 of the Internal Revenue Code of 1986. However the ISP owners (or the ISPs themselves in cases where we acquire the assets of ISPs) will recognize a taxable gain to the extent of cash consideration paid for the ISPs. We believe that investors purchasing shares in this offering, the ISP owners (or the ISPs themselves in cases where we acquired the assets of the ISP) and the stockholders of Espernet.com NY will be treated as a single group. For these transactions to qualify for this tax treatment, this group must own at least 80% of the voting power and 80% of the number of our issued and outstanding shares immediately after the transaction, which will be the case upon the closing of this offering.

     Our federal income tax basis in the assets acquired from several ISPs in exchange for our stock will be equal to the historical tax basis of those assets in the hands of the ISPs immediately prior to the exchange, increased for any gain recognized by the ISPs. Therefore, future amortization or depreciation deductions and any gain from a subsequent sale of this property will be measured by that basis.

                                USE OF PROCEEDS

     We estimate that we will receive approximately $122.5 million in net proceeds from this offering based upon an assumed offering price equal to $ per share. This amount reflects deductions from the gross proceeds of the offering of:

     - approximately $10.5 million, which will be retained by the underwriters as discounts and commissions; and

     - approximately $17.0 million, representing our estimated expenses for this offering and the acquisitions of the 43 ISPs, of which $8.3 million constitutes estimated accounting fees.

     We will use approximately $91.0 million of the net proceeds to pay the cash portion of the purchase prices payable in the acquisitions of our 43 ISPs and the commissions, overrides and finders fees.

     We will use the remainder of the net proceeds, estimated to be approximately $32.1 million, for general corporate purposes, which may include future acquisitions of ISPs, capital expenditures and working capital. This use of proceeds does not reflect the exercise of the underwriters' over-allotment option. We estimate that we will receive $20.9 million in additional net proceeds if the underwriters exercise their over-allotment option in full. Until we apply the net proceeds of this offering as described above or otherwise in our business, we intend to invest these net proceeds in short-term investment-grade securities.

                                DIVIDEND POLICY

     We do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain our earnings to finance the expansion of our business and for general corporate purposes. Our board of directors will have the authority to declare dividends on the common stock. Our future decisions concerning the payment of dividends will depend upon our results of operations, financial condition, expansion plans and availability of funds as well as other factors that the board of directors, in its sole discretion, may consider relevant.

                                 CAPITALIZATION

     The following table shows our capitalization at June 30, 1999 on an actual basis, a pro forma combined basis and a pro forma as adjusted basis. The pro forma combined presentation considers the combined historical balance sheets for espernet.com, Espernet.com of New York, Inc. and the 43 ISPs we will acquire upon the closing of this offering, and applies pro forma adjustments to the historical information.

     The pro forma combined data assumes that we have completed the acquisition
of Espernet.com of New York, Inc. in exchange for           shares. See Note 1
of the combined pro forma financial statement.

     The pro forma combined data also assumes that we will issue shares of common stock as partial consideration for the acquisitions of our ISPs. The pro forma as adjusted data reflects the pro forma combined data adjustments described above, the consummation of this offering at an assumed initial public offering price of $ per share and the anticipated application of the estimated net proceeds we will receive in this offering. See "Use of Proceeds" and "Selected Combined Pro Forma Financial Data." For a description of the pro forma combined data adjustments, you should refer to our unaudited pro forma combined financial statements and notes included elsewhere in this prospectus. The pro forma as adjusted data does not include:

     - shares to be issued if the underwriters exercise their over-allotment option in full;

     - any adjustments to the purchase price of our ISPs under the term of the stock exchange agreement; and

     - 4,000,000 shares of common stock reserved for issuance under our 1999 Stock Option/Stock Issuance. See "Management--1999 Stock Option/Stock Issuance Plan."

                                                                       JUNE 30, 1999
                                                              --------------------------------
                                                                       PRO FORMA    PRO FORMA
                                                              ACTUAL   COMBINED    AS ADJUSTED
                                                              ------   ---------   -----------
                                                                   (AMOUNTS IN THOUSANDS)
Cash........................................................   $ --    $  2,075     $ 32,063
                                                               ====    ========     ========
Short-term debt and current portion of long term debt and
  capital lease obligations.................................     --       3,618        3,618
Cash portion of acquisition costs of ISPs...................     --      91,012           --
Long-term debt and capital lease obligations, less current
  portion...................................................     --       3,851        3,851
Stockholders' equity:
  Common stock, $.001 par value per share:
  100,000,000 shares authorized; 1 share issued and
     outstanding on an actual basis;           shares issued
     and outstanding on a pro forma combined basis;
               shares issued and outstanding on a pro forma
     as adjusted basis......................................     --           6
  Deferred compensation.....................................     --        (160)
  Additional paid-in-capital................................     --      82,980
  Accumulated deficit.......................................     --      (1,711)
  Stock subscription receivable.............................     --        (458)
                                                               ----    --------     --------
Total stockholders' equity..................................     --      80,657
                                                               ----    --------     --------
Total capitalization........................................   $ --    $179,138
                                                               ====    ========     ========

                                    DILUTION

     As of June 30, 1999, our pro forma negative net tangible book value is $(115,807) or $( ) per share. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of outstanding shares of common stock after giving effect to the acquisition of our ISPs and the acquisition of Espernet.com of New York, Inc. Dilution per share represents the difference between the amount per share paid by investors in this offering of common stock and the net tangible book value
per share after this offering. After giving effect to the sale of        shares
of common stock in this offering and after application of the estimated net proceeds from this offering, our pro forma net tangible book value as of June
30, 1999 would have been $6,693, or $     per share. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing stockholders, including the former owners of ISPs who will receive shares as partial payment for their equity interests in our ISPs, and the former owners of Espernet.com of New York, Inc., who will exchange all of their shares in that corporation for our shares, all of which will happen upon completion of this offering, and an immediate dilution in pro forma net tangible book value of
$     per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Initial public offering price per share.....................           $
  Pro forma negative net tangible book value per share
     before the offering....................................       ()
  Pro forma increase in net tangible book value per share
     attributable to new investors..........................
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                       ------
Pro forma dilution in net tangible book value per share to
  new investors.............................................           $
                                                                       ------

     The following table summarizes, on a pro forma basis as of June 30, 1999, after giving effect to the acquisition of our ISPs and the acquisition of Espernet.com of New York, Inc., the total number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by:

     - the owners of Espernet.com of New York, Inc., who will receive shares of common stock in consideration for their sale to us of 100% of the stock of that corporation, valuing their shares of that corporation at the amount they paid for those shares;

     - the former owners of our ISPs who will receive shares of common stock as partial payment for their equity interests in our ISPs, valuing these shares at the initial public offering price; and

     - new investors purchasing shares in this offering.

                                                SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                              --------------------   ----------------------   PRICE PER
                                                NUMBER     PERCENT      AMOUNT      PERCENT     SHARE
                                              ----------   -------   ------------   -------   ---------
Existing stockholders.......................                     %                        %
New investors...............................                     %                        %
                                              ----------    -----    ------------    -----
Total.......................................                100.0%   $               100.0%
                                              ==========    =====    ============    =====

     The calculations in the above tables assume no exercise of the Underwriters' over-allotment option or exercise of the 1,657,000 stock options to be outstanding at the close of this offering.

                   SELECTED COMBINED PRO FORMA FINANCIAL DATA

     We formed espernet.com, inc. in April 1999. To date, our operations have been limited to negotiating and entering into agreements to acquire 43 ISPs, preparing this prospectus and the related documents for this offering, recruiting our management team and developing our corporate organization.

     We present below our selected combined pro forma statement of operations and other operating data for the year ended December 31, 1998 and for the six months ended June 30, 1999, and the combined pro forma balance sheet data as of June 30, 1999. This information is based on the combined historical results for espernet.com and the 43 ISPs which we will acquire, after applying our pro forma adjustments and after giving effect to this offering. The selected combined pro forma statement of operations and other operating data for the year ended December 31, 1998 and for the six months ended June 30, 1999 assume that the 43 ISP acquisitions and this offering were consummated on January 1, 1998 and 1999, respectively. The combined pro forma balance sheet data assumes that the 43 ISP acquisitions were consummated on June 30, 1999.

     The selected combined pro forma statement of operations and other operating data includes, under the line item labeled "EBITDA," our operating loss adding back depreciation and amortization on a pro forma combined basis for the year ended December 31, 1998 and for the six months ended June 30, 1999. We have included EBITDA because we believe investors often analyze and compare companies based on operating performance data. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing our operating performance, financial position or cash flows. Not all companies define EBITDA in the same way, and our EBITDA is not necessarily comparable with similarly titled measures for other companies.

     The selected combined pro forma financial data does not necessarily indicate the operating results or financial position which would have resulted from our operation on a combined basis during the periods presented, nor does this pro forma data necessarily represent any future operating results or financial position of espernet.com. In addition to this summary financial data, you should also refer to the more complete financial information included elsewhere in this prospectus, including audited historical results for our ISPs and our unaudited pro forma combined results.

                                                               YEAR ENDED
                                                              DECEMBER 31,    SIX MONTHS ENDED
                                                                  1998         JUNE 30, 1999
                                                              ------------    ----------------
                                                               (AMOUNTS IN THOUSANDS, EXCEPT
                                                               SUBSCRIBER AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $    34,060       $    25,393
Costs and expenses:
  Cost of Internet services.................................       15,625            11,158
  Selling, general and administrative(1)....................       17,036            12,547
  Depreciation and amortization(2)..........................       67,959            34,713
                                                              -----------       -----------
     Total costs and expenses...............................      100,620            58,418
                                                              -----------       -----------
Loss from operations........................................      (66,560)          (33,025)
Interest income.............................................           15                 7
Interest expense............................................         (725)             (438)
Other expense, net..........................................         (199)              (22)
                                                              -----------       -----------
Loss before provision for income taxes......................      (67,469)          (33,478)
Benefit for income taxes(3).................................        9,215             4,481
                                                              -----------       -----------
Net loss....................................................  $   (58,254)      $   (28,997)
                                                              ===========       ===========
Pro Forma basic and diluted net loss per share(4)...........            $                 $
                                                              ===========       ===========
Shares used in the calculation of pro forma basic and
  diluted net loss per share(4).............................
OTHER OPERATING DATA:
  Approximate number of subscribers, end of period..........      203,829           274,320
  EBITDA....................................................       $1,399            $1,688

                                                                     JUNE 30, 1999
                                                              ---------------------------
                                                              PRO FORMA      PRO FORMA
                                                              COMBINED     AS ADJUSTED(5)
                                                              ---------    --------------
                                                                (AMOUNTS IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
Cash........................................................    $2,075        $ 32,063
Working capital(6)..........................................  (101,762)         20,738
Total assets................................................   214,166         244,154
Total long-term debt and capital lease obligations
  (excluding current portion)...............................     3,851           3,851
Total Stockholders' equity..................................   $80,657        $203,157

- -------------------------

(1) Includes the net increase of approximately $0.9 million and $0.3 million in compensation expense attributable to owners and employees of our ISPs and our new corporate management for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

(2) Includes amortization expenses of $65.1 million and $32.5 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, to be recorded as a result of the 43 ISP acquisitions. These amortization expenses are attributable to goodwill and customer lists and will be amortized over three years.

(3) Includes the incremental provision (benefit) for federal and state income taxes assuming all entities were subject to federal and state income tax and other adjustments for income taxes on S-Corporation income. The pro forma adjusted benefit for income taxes for the year ended December 31, 1998 and the six months ended June 30, 1999 equals 13% of our loss before provision for income taxes compared to the expected federal benefit of 35% principally because of the amortization of goodwill.

(4) The number of shares used in the calculation of pro forma basic and diluted
    net loss per share was calculated assuming           shares issued in our
    share exchange with Espernet.com of New York, Inc.,           shares issued
    to the former owners of our ISPs and           shares issued in this
    offering.

(5) Adjusted to reflect the sale of the           shares of common stock in this
    offering and the application of the estimated net proceeds. See "Use of Proceeds."

(6) Includes the effect of recording as current liabilities $91.0 million representing the cash portion of the cost of the 43 ISP acquisitions. These acquisitions are contingent upon the closing of this offering. This amount may be adjusted based on the financial conditions of the ISPs as of the closing date of this offering. See "About espernet.com," "Use of Proceeds" and notes to the unaudited pro forma combined financial statements.

                SELECTED HISTORICAL FINANCIAL DATA FOR OUR ISPS

     The selected historical financial data for our ISPs is derived from the more detailed historical financial statements and notes of our ISPs included elsewhere in this prospectus, except subscriber data.

     The balance sheet data as of December 31, 1997 and 1998, and the statements of operations for the years ended December 31, 1996, 1997 and 1998, for the ISPs have been derived from the audited financial statements of the ISPs included elsewhere in this prospectus.

     The selected historical financial data for the six month periods ended June 30, 1998 and 1999, and as of June 30, 1999, have been derived from the unaudited financial statements of the ISPs included elsewhere in this prospectus which reflect, in the opinion of management of the ISPs, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial data for such periods. Results for interim periods are not necessarily indicative of results for the full year.

     The balance sheet data as of December 31, 1994, 1995 and 1996, and the statements of operations for the years ended December 31, 1994 and 1995, for the ISPs have been derived from the ISPs' respective unaudited financial statements. In the opinion of management of the ISPs, the unaudited data reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of such data.

     The following selected historical financial data of our ISPs should be read together with the historical financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. All of our ISPs have fiscal years ending December 31.

     The following table shows selected historical financial data for our ISPs for the stated periods.

                          STATEMENT OF OPERATIONS DATA

                                                                                                 SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                 COMMENCED      -------------------------------------------   -----------------
                                 OPERATIONS     1994    1995     1996      1997      1998      1998      1999
                               --------------   ----   ------   -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
PENNSYLVANIA OPERATING GROUP
  Cumberland Technologies
     International (d/b/a
     PAdotNET)                   July 1995
     Revenues................                     --   $   53   $   192   $   234   $   577   $   231   $   526
     Income (loss) from
       operations............                     --      (11)       (3)      (84)       (8)       (6)       77
     Approximate
       subscribers...........                                     1,000     1,700     4,357     2,498     6,243
  Pennsylvania Online Ltd.       July 1995
     Revenues................                     --   $   82   $   254   $   573   $   917   $   413   $   644
     Income (loss) from
       operations............                     --       14        25        51       (10)       23       144
     Approximate
       subscribers...........                                     1,078     3,571     6,809     4,840     8,461
  Innernet, Inc.                 June 1996
     Revenues................                     --       --   $    87   $   417   $   958   $   402   $   789
     Income (loss) from
       operations............                     --       --       (33)      (39)      206        79       256
     Approximate
       subscribers...........                                       900     2,287     5,188     3,282     7,258
  Delanet, Inc.                   May 1996
     Revenues................                     --       --   $     6   $   271   $   716   $   189   $   666
     Loss from operations....                     --       --      (152)     (161)     (184)      (17)     (524)
     Approximate
       subscribers...........                                        25     2,678     5,603     3,949     7,586
  Internet Access Services (A
     Division of Weidner
     Associates, Inc.)           July 1996
     Revenues................                     --       --   $    51   $   173   $   432   $   164   $   387
     Income (loss) from
       operations............                     --       --       (56)     (142)      (14)      (57)       53
     Approximate
       subscribers...........                                       335     1,363     2,774     2,290     3,240
  Southern Maryland Internet,
     Inc.                        April 1996
     Revenues................                     --       --   $   103   $   311   $   539   $   182   $   407
     Loss from operations....                     --       --       (88)      (49)      (80)      (73)      (25)
     Approximate
       subscribers...........                                       596     1,703     3,070     2,485     3,724
  NuNet, Inc.                   January 1996
     Revenues................                     --       --   $   153   $   580   $ 1,211   $   567   $   898
     Loss from operations....                     --       --       (71)     (197)     (877)     (158)     (269)
     Approximate
       subscribers...........                                     1,865     4,353     7,574     6,244    10,700

                                                                                                 SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                 COMMENCED      -------------------------------------------   -----------------
                                 OPERATIONS     1994    1995     1996      1997      1998      1998      1999
                               --------------   ----   ------   -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
  Enter.Net, Inc.                April 1995
     Revenues................                     --   $  157   $   612   $ 1,377   $ 2,489   $ 1,091   $ 1,573
     Loss from operations....                     --     (104)     (105)     (143)     (209)      (48)      (76)
     Approximate
       subscribers...........                                     4,000     8,000    14,932    11,000    18,243
  Prometheus Information
     Corp.                       June 1994
     Revenues................                   $ 93   $  265   $   605   $   568   $   527   $   276   $   189
     Income (loss) from
       operations............                     (6)     (18)      (52)      (74)       68        50       (33)
     Approximate
       subscribers...........                                     1,927     1,523     1,354     1,438     1,249
NEW YORK OPERATING GROUP
  E-Znet Incorporated             May 1994
     Revenues................                   $ 17   $  237   $   422   $   959   $ 2,308   $ 1,035   $ 1,401
     Income (loss) from
       operations............                    (49)     (57)     (192)      (13)      265       173        86
     Approximate
       subscribers...........                                     1,535     6,006    10,893     8,035    11,705
  USA Choice Internet
     Services, Co.               June 1996
     Revenues................                     --       --   $    55   $   195   $   346   $   155   $   384
     Income (loss) from
       operations............                     --       --       (31)       --        16        11        34
     Approximate
       subscribers...........                                       387       972     2,577     1,577     5,680
  Crocker Communications
     Internet (A Division of
     Crocker Communications,
     Inc.)                     November 1994
     Revenues................                   $ 26   $  108   $   378   $   600   $   847   $   361   $   547
     Income (loss) from
       operations............                     --       (4)      (16)       62       110        46       122
     Approximate
       subscribers...........                                     1,522     2,303     3,161     2,621     3,564
CAROLINA OPERATING GROUP
  COL Networks, Inc.            January 1996
     Revenues................                     --       --   $   105   $   433   $   974   $   374   $   812
     Income from
       operations............                     --       --        12        78       149        59        59
     Approximate
       subscribers...........                                     1,000     2,023     4,220     3,422    10,231
  Perigee.net Corporation        April 1996
     Revenues................                     --       --   $   104   $   468   $   515   $   242   $   307
     Income (loss) from
       operations............                     --       --       (33)       (4)       27         1        46
     Approximate
       subscribers...........                                       659     1,871     2,458     2,220     2,404
  DuplinNet Corporation           May 1996
     Revenues................                     --       --   $    19   $    88   $   201   $    83   $   156
     Income (loss) from
       operations............                     --       --       (19)       11        53        24        22
     Approximate
       subscribers...........                                       350       968     2,211     1,913     3,330

                                                                                                 SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                 COMMENCED      -------------------------------------------   -----------------
                                 OPERATIONS     1994    1995     1996      1997      1998      1998      1999
                               --------------   ----   ------   -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
  WaveNet, Inc.                  April 1996
     Revenues................                     --       --   $    27   $   163   $   310   $   134   $   212
     Income (loss) from
       operations............                     --       --        (9)       (2)       (5)       (3)        5
     Approximate
       subscribers...........                                       365     1,335     2,092     1,609     2,241
  The 3rd Door, Inc.             April 1995
     Revenues................                     --   $   26   $    75   $   254   $   346   $   161   $   214
     Income (loss) from
       operations............                     --      (16)        4        20         5         7        23
     Approximate
       subscribers...........                                       650     1,100     1,607     1,350     1,780
CHICAGO OPERATING GROUP
  InfoRamp, Inc.                  May 1995
     Revenues................                     --   $   39   $   388   $   778   $ 1,635   $   669   $ 1,645
     Income (loss) from
       operations............                     --      (52)       (8)       67       109        30       301
     Approximate
       subscribers...........                                     1,255     7,625    18,375    10,946    25,311
  Midwest Communications,
     Inc.                        April 1995
     Revenues................                     --   $  131   $   532   $   971   $ 1,387   $   671   $   936
     Income (loss) from
       operations............                     --      (47)     (133)       (6)      (62)       60      (822)
     Approximate
       subscribers...........                                     2,119     4,443     6,101     4,963    11,870
  Alliance Internet
     Technologies, L.L.C.         May 1998
     Revenues................                     --       --        --        --   $   461   $    75   $   525
     Loss from operations....                     --       --        --        --       (37)      (13)      (16)
     Approximate
       subscribers...........                                        --        --     3,175     2,410     3,802
  ComQuest Networks, Inc.       August 1997
     Revenues................                     --       --        --   $    23   $   214   $    74   $   232
     Income from
       operations............                     --       --        --        --        61        19        68
     Approximate
       subscribers...........                                        --       265     1,473       574     2,400
  Fairnet, Inc.                  June 1996
     Revenues................                     --       --   $     8   $    94   $   206   $    89   $   186
     Income (loss) from
       operations............                     --       --       (12)       (1)      (30)        9       (36)
     Approximate
       subscribers...........                                        82       369     1,013       559     1,449
  Wisconsin Internet, Inc.       June 1995
     Revenues................                     --   $   32   $    97   $   355   $   602   $   274   $   414
     Income (loss) from
       operations............                     --       (7)      (23)      (26)       37        19        42
     Approximate
       subscribers...........                                     1,200     2,121     3,897     3,251     4,500

                                                                                                 SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                 COMMENCED      -------------------------------------------   -----------------
                                 OPERATIONS     1994    1995     1996      1997      1998      1998      1999
                               --------------   ----   ------   -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
  NConnect, Inc.               November 1995
     Revenues................                     --   $   12   $   137   $   435   $   660   $   289   $   515
     Loss from operations....                     --      (15)      (30)      (42)     (200)      (77)      (18)
     Approximate
       subscribers...........                                       500     1,500     4,443     3,464     5,554
  Netwurx, Inc.                   May 1997
     Revenues................                     --       --        --   $    63   $   337   $   132   $   372
     Loss from operations....                     --       --        --       (11)     (131)      (25)      (20)
     Approximate
       subscribers...........                                        --       400     2,263     1,174     3,503
MICHIGAN-OHIO OPERATING GROUP
  Provide.Net                  February 1996
     Revenues................                     --       --   $    34   $   478   $ 1,304   $   617   $ 1,028
     Income (loss) from
       operations............                     --       --      (141)     (102)      289       201       273
     Approximate
       subscribers...........                                     1,124     4,766     9,768     7,639    11,903
  The Computer Care Company,
     Inc.                       August 1995
     Revenues................                     --   $  135   $   606   $   892   $ 1,160   $   477   $   682
     Income (loss) from
       operations............                     --       12       (27)      (13)       19        (3)       53
     Approximate
       subscribers...........                                       800     1,995     3,367     2,559     4,172
  ISP Management, Inc.          January 1997
     Revenues................                     --       --        --   $   202   $   538   $   220   $   359
     Income (loss) from
       operations............                     --       --        --      (233)       42        17       (47)
     Approximate
       subscribers...........                                        --     1,500     2,950     2,206     3,139
  www.internet solutions,
     inc.                        July 1996
     Revenues................                     --       --   $    26   $   164   $   470   $   204   $   279
     Loss from operations....                     --       --      (138)     (165)     (102)      (49)      (76)
     Approximate
       subscribers...........                                       125     1,350     2,629     1,900     3,100
  Copper.net, Inc.              January 1995
     Revenues................                     --   $    7   $    62   $   180   $   417   $   178   $   372
     Income (loss) from
       operations............                     --       (9)      (12)      (38)       29         4       (48)
     Approximate
       subscribers...........                                       550     1,907     3,948     2,575     6,691
  NetPlus Communications,
     Inc.                       August 1996
     Revenues................                     --       --   $    14   $    87   $   209   $    99   $   181
     Income (loss) from
       operations............                     --       --       (16)      (45)       10         6         1
     Approximate
       subscribers...........                                        89       615     1,437     1,251     2,012

                                                                                                 SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                 COMMENCED      -------------------------------------------   -----------------
                                 OPERATIONS     1994    1995     1996      1997      1998      1998      1999
                               --------------   ----   ------   -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
NEBRASKA OPERATING GROUP
  Internet Nebraska
     Corporation                August 1994
     Revenues................                   $ 28   $  119   $   276   $   608   $ 1,071   $   473   $   796
     Income (loss) from
       operations............                     (4)      14        56       137       277       132       155
     Approximate
       subscribers...........                                     1,662     4,500     7,444     5,978     9,213
SOUTH DAKOTA OPERATING GROUP
  RapidNet, Inc.               September 1995
     Revenues................                     --   $   76   $   239   $   686   $ 1,344   $   641   $   730
     Income (loss) from
       operations............                     --      (98)     (244)     (219)     (138)      (37)       50
     Approximate
       subscribers...........                                     1,866     3,828     5,183     4,272     5,898
ARKANSAS OPERATING GROUP
  CSW Net, Inc.                   May 1995
     Revenues................                     --   $   49   $   775   $ 1,196   $ 1,352   $   610   $ 1,082
     Income (loss) from
       operations............                     --      (24)       29       311      (314)     (231)      142
     Approximate
       subscribers...........                                     1,740     4,400     7,294     5,390     9,565
  IOCC.com, LLC                December 1995
     Revenues................                     --   $    1   $    43   $   125   $   221   $    95   $   208
     Income (loss) from
       operations............                     --       (2)        3        42        46        26        30
     Approximate
       subscribers...........                                       320       513       968       690     1,616
  Futura, Inc.                 September 1995
     Revenues................                     --   $    2   $    50   $   107   $   261   $   104   $   306
     Income (loss) from
       operations............                     --      (10)        2        (5)      (16)       (4)      (55)
     Approximate
       subscribers...........                                       330       820     1,596     1,380     2,228
  Internet Solutions,
     Inc. -- ISP Business       January 1996
     Revenues................                     --       --   $   107   $   276   $   370   $   170   $   193
     Income (loss) from
       operations............                     --       --       (12)       42        68        23        37
     Approximate
       subscribers...........                                       530     1,040     1,285     1,176     1,451
  Black Sheep Computing,
     Inc. -- ISP Business       October 1996
     Revenues................                     --       --   $     1   $    95   $   266   $   113   $   337
     Income (loss) from
       operations............                     --       --        (3)      (41)     (115)      (44)       20
     Approximate
       subscribers...........                                        38     1,523     3,577     2,092     4,352

                                                                                                 SIX MONTHS
                                                          YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                 COMMENCED      -------------------------------------------   -----------------
                                 OPERATIONS     1994    1995     1996      1997      1998      1998      1999
                               --------------   ----   ------   -------   -------   -------   -------   -------
                                                (AMOUNTS IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
  Intensity Computer Systems     June 1997
     Revenues................                     --       --        --   $     8   $   171   $    60   $   116
     Income (loss) from
       operations............                     --       --        --       (20)       14        (4)       10
     Approximate
       subscribers...........                                        --        50       462       162       839
  ECSIS.Net, LLC               December 1995
     Revenues................                     --   $    1   $    77   $   147   $   388   $   167   $   299
     Income (loss) from
       operations............                     --       (5)      (75)      (93)       27       (28)       93
     Approximate
       subscribers...........                                       494       891     2,539     1,604     3,257
TEXAS OPERATING GROUP
  World Trade Network, Inc.    November 1995
     Revenues................                     --   $    9   $   356   $ 1,289   $ 2,834   $ 1,116   $ 2,081
     Income (loss) from
       operations............                     --      (62)      (44)      (43)      100        64       (88)
     Approximate
       subscribers...........                                     2,501     6,509    17,143     6,751    24,963
  STIC.NET, Inc.                  May 1995
     Revenues................                     --   $   35   $   475   $   706   $ 1,196   $   547   $   822
     Income (loss) from
       operations............                     --      (73)      (29)        3      (127)      (40)        3
     Approximate
       subscribers...........                                     2,420     3,524     7,277     6,169     9,215
  NetWest Online, Inc.           April 1996
     Revenues................                     --       --   $    71   $   386   $   773   $   305   $   585
     Income (loss) from
       operations............                     --       --       (86)       (1)       66        47       (12)
     Approximate
       subscribers...........                                       500     1,529     3,342     2,319     4,678
  TOTAL COMBINED
     Revenues................                   $164   $1,576   $ 7,622   $18,015   $34,060   $14,529   $25,393
     Income (loss) from
       operations............                    (59)    (574)   (1,762)   (1,188)     (566)      213        40
     Approximate
       subscribers...........                                    38,439   101,739   203,829   144,227   274,320

     The following table shows selected historical financial data for our ISPs for the stated periods.

                               BALANCE SHEET DATA

                                                                 AS OF DECEMBER 31,
                                       COMMENCED      -----------------------------------------       AS OF
                                       OPERATIONS     1994    1995     1996     1997     1998     JUNE 30, 1999
                                     --------------   ----   ------   ------   ------   -------   -------------
                                                               (AMOUNTS IN THOUSANDS)
PENNSYLVANIA OPERATING GROUP
  Cumberland Technologies
     International (d/b/a PAdotNET)    July 1995
     Total assets..................                   $ --   $   37   $   99   $  177   $   197      $   234
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' deficit...                     --      (11)     (14)     (98)     (106)         (29)
  Pennsylvania Online Ltd.             July 1995
     Total assets..................                   $ --   $   40   $   57   $  212   $   222      $   246
     Long-term debt................                     --       --       --       81        39           15
     Total stockholders' equity
       (deficit)...................                     --       14      (21)     (59)     (121)           1
  Innernet, Inc.                       June 1996
     Total assets..................                   $ --   $   --   $  135   $  269   $   470      $   535
     Long-term debt................                     --       --       54       63        89          108
     Total stockholders' equity
       (deficit)...................                     --       --       18      (20)        9           81
  Delanet, Inc.                         May 1996
     Total assets..................                   $ --   $   --   $   83   $  223   $   447      $   585
     Long-term debt................                     --       --       47       68        72           87
     Total stockholders' deficit...                     --       --      (92)    (255)     (221)        (271)
  Internet Access Services (A
     Division of Weidner
     Associates, Inc.)                 July 1996
     Total assets..................                   $ --   $   --   $   68   $  161   $   181      $   186
     Long-term debt................                     --       --       --       48        18           15
     Total stockholders' deficit...                     --       --      (56)    (202)     (221)        (170)
  Southern Maryland Internet, Inc.     April 1996
     Total assets..................                   $ --   $   --   $  193   $  182   $   237      $   221
     Long-term debt................                     --       --      188      133       120          104
     Total stockholders' deficit...                     --       --      (22)    (124)     (225)        (262)
  NuNet, Inc.                         January 1996
     Total assets..................                   $ --   $   --   $  161   $  198   $   295      $   920
     Long-term debt................                     --       --      119       33       122          417
     Total stockholders' deficit...                     --       --      (59)    (139)   (1,031)      (1,320)

                                                                 AS OF DECEMBER 31,
                                       COMMENCED      -----------------------------------------       AS OF
                                       OPERATIONS     1994    1995     1996     1997     1998     JUNE 30, 1999
                                     --------------   ----   ------   ------   ------   -------   -------------
                                                               (AMOUNTS IN THOUSANDS)
  Enter.Net, Inc.                      April 1995
     Total assets..................                   $ --   $  432   $  552   $  405   $   550      $   553
     Long-term debt................                     --      402      396       90       122           73
     Total stockholders' equity
       (deficit)...................                     --        3     (103)    (266)     (556)        (764)
  Prometheus Information Corp.         June 1994
     Total assets..................                   $185   $  210   $  216   $  125   $    72      $   101
     Long-term debt................                    119      131      134       41        22           25
     Total stockholders' deficit...                    (11)     (40)     (76)    (216)     (168)        (209)
NEW YORK OPERATING GROUP
  E-Znet Incorporated                   May 1994
     Total assets..................                   $ 51   $  178   $  284   $  384   $   745      $   813
     Long-term debt................                     --       --      227      127       187          187
     Total stockholders' equity
       (deficit)...................                    (15)     125      (20)     (13)      253          320
  USA Choice Internet Services, Co.    June 1996
     Total assets..................                   $ --   $   --   $   73   $  133   $   197      $   496
     Long-term debt................                     --       --       --       10        17           77
     Total stockholders' equity....                     --       --       62       98        46           75
  Crocker Communications Internet
     (A Division of Crocker
     Communications, Inc.)           November 1994
     Total assets..................                   $162   $  149   $   57   $  236   $   342      $   378
     Long-term debt................                     51       49       38        4        --           --
     Total stockholders' equity
       (deficit)...................                      3       (4)       8       46        85           98
CAROLINA OPERATING GROUP
  COL Networks, Inc.                  January 1996
     Total assets..................                   $ --   $   --   $   59   $  158   $   352      $   795
     Long-term debt................                     --       --       35       22        29          247
     Total stockholders' equity....                     --       --       13       89       230          280
  Perigee.net Corporation              April 1996
     Total assets..................                   $ --   $   --   $   64   $  142   $   111      $    69
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity
       (deficit)...................                     --       --       17       30        (3)         (19)
  DuplinNet Corporation                 May 1996
     Total assets..................                   $ --   $   --   $   48   $   81   $   134      $   156
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity
       (deficit)...................                     --       --      (23)      81       134          156

                                                                 AS OF DECEMBER 31,
                                       COMMENCED      -----------------------------------------       AS OF
                                       OPERATIONS     1994    1995     1996     1997     1998     JUNE 30, 1999
                                     --------------   ----   ------   ------   ------   -------   -------------
                                                               (AMOUNTS IN THOUSANDS)
  WaveNet, Inc.                        April 1996
     Total assets..................                   $ --   $   --   $   39   $   77   $    88      $    77
     Long-term debt................                     --       --        8       28        10            6
     Total stockholders' equity
       (deficit)...................                     --       --        1       (6)      (15)         (12)
  The 3rd Door, Inc.                   April 1995
     Total assets..................                   $ --   $   17   $   44   $   61   $    64      $   112
     Long-term debt................                     --       --       --       --        --           21
     Total stockholders' equity....                     --       19        1       20        24           40
CHICAGO OPERATING GROUP
  InfoRamp, Inc.                        May 1995
     Total assets..................                   $ --   $   69   $  136   $  336   $   627      $ 1,085
     Long-term debt................                     --       80       80       80        80           80
     Total stockholders' equity
       (deficit)...................                     --      (23)     (38)       5       112          411
  Midwest Communications, Inc.         April 1995
     Total assets..................                   $ --   $  135   $  290   $  393   $   651      $   686
     Long-term debt................                     --       68      244      128       201          156
     Total stockholders' deficit...                     --       (9)    (144)    (131)     (343)        (297)
  Alliance Internet Technologies,
     L.L.C.                             May 1998
     Total assets..................                   $ --   $   --   $   --   $   --   $   257      $   333
     Long-term debt................                     --       --       --       --        34           --
     Total stockholders' equity....                     --       --       --       --        87          104
  ComQuest Networks, Inc.             August 1997
     Total assets..................                   $ --   $   --   $   --   $   15   $    74      $   153
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity....                     --       --       --        1        62          130
  Fairnet, Inc.                        June 1996
     Total assets..................                   $ --   $   --   $   27   $   48   $   131      $   157
     Long-term debt................                     --       --       --       --        49           51
     Total stockholders' deficit...                     --       --       (4)      (5)      (38)         (34)
  Wisconsin Internet, Inc.             June 1995
     Total assets..................                   $ --   $   41   $   88   $  156   $   263      $   362
     Long-term debt................                     --       35       14       15        12           --
     Total stockholders' equity
       (deficit)...................                     --       (6)      14      (14)       28           54
  NConnect, Inc.                     November 1995
     Total assets..................                   $ --   $   81   $  170   $  222   $   221      $   248
     Long-term debt................                     --       84      160       78        54           63
     Total stockholders' deficit...                     --      (17)     (50)    (100)     (321)        (341)

                                                                 AS OF DECEMBER 31,
                                       COMMENCED      -----------------------------------------       AS OF
                                       OPERATIONS     1994    1995     1996     1997     1998     JUNE 30, 1999
                                     --------------   ----   ------   ------   ------   -------   -------------
                                                               (AMOUNTS IN THOUSANDS)
  Netwurx, Inc.                         May 1997
     Total assets..................                   $ --   $   --   $   --   $   84   $   148      $   265
     Long-term debt................                     --       --       --       38        42           68
     Total stockholders' deficit...                     --       --       --       (4)     (151)        (184)
MICHIGAN-OHIO OPERATING GROUP
  Provide.Net                        February 1996
     Total assets..................                   $ --   $   --   $ (104)  $  480   $   612      $   731
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity
       (deficit)...................                     --       --     (156)     376       402          653
  The Computer Care Company, Inc.     August 1995
     Total assets..................                   $ --   $  104   $  137   $  186   $   360      $   485
     Long-term debt................                     --       45       27       72       108          109
     Total stockholders' equity
       (deficit)...................                     --        5       27      (65)      (85)         (92)
  ISP Management, Inc.*               January 1997
     Total assets..................                   $ --   $   --   $   --   $  129   $   199      $   182
     Long-term debt................                     --       --       --      157       183          227
     Total stockholders' deficit...                     --       --       --     (173)     (174)        (242)
  www.internet solutions, inc.         July 1996
     Total assets..................                   $ --   $   --   $   90   $  113   $   192      $   204
     Long-term debt................                     --       --       --       --        --           15
     Total stockholders' deficit...                     --       --       (4)    (309)     (418)        (499)
  Copper.net Group, Inc.              January 1995
     Total assets..................                   $ --   $  156   $  165   $   77   $   218      $   365
     Long-term debt................                     --       80       77       29        94          153
     Total stockholders' deficit...                     --      (11)     (25)     (88)     (126)        (227)
  NetPlus Communications, Inc.        August 1996
     Total assets..................                   $ --   $   --   $   39   $   55   $    95      $   143
     Long-term debt................                     --       --       54       13        28           44
     Total stockholders' deficit...                     --       --      (16)     (11)       (4)          (6)
NEBRASKA OPERATING GROUP
  Internet Nebraska Corporation       August 1994
     Total assets..................                   $ 16   $   52   $  132   $  244   $   452      $   597
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity....                     14       11       76      160       324          416
SOUTH DAKOTA OPERATING GROUP
  RapidNet, Inc.                     September 1995
     Total assets..................                   $ --   $  177   $  149   $  607   $   401      $   394
     Long-term debt................                     --      220      212       78       379          505
     Total stockholders' deficit...                     --     (100)    (369)    (345)     (513)        (508)

                                                                 AS OF DECEMBER 31,
                                       COMMENCED      -----------------------------------------       AS OF
                                       OPERATIONS     1994    1995     1996     1997     1998     JUNE 30, 1999
                                     --------------   ----   ------   ------   ------   -------   -------------
                                                               (AMOUNTS IN THOUSANDS)
ARKANSAS OPERATING GROUP
  CSW Net, Inc.                         May 1995
     Total assets..................                   $ --   $   41   $  479   $  771   $   759      $   522
     Long-term debt................                     --       44      303      155       203          203
     Total stockholders' equity
       (deficit)...................                     --      (26)      14      215      (270)        (458)
  IOCC.com, LLC                      December 1995
     Total assets..................                   $ --   $   28   $   37   $   74   $   112      $   136
     Long-term debt................                     --       --       16       --         2            4
     Total stockholders' equity....                     --       19       17       50        52           69
  Futura, Inc.                       September 1995
     Total assets..................                   $ --   $   23   $   43   $   60   $    93      $   196
     Long-term debt................                     --       --       --        7         8           25
     Total stockholders' equity
       (deficit)...................                     --        4       19       11        (7)         (67)
  Internet Solutions, Inc. -- ISP
     Business                         January 1996
     Total assets..................                   $ --   $   --   $   69   $   68   $   121      $    86
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity
       (deficit)...................                     --       --       69       37        30          (17)
  Black Sheep Computing,
     Inc. -- ISP Business             October 1996
     Total assets..................                   $ --   $   --   $   17   $   37   $   153      $   280
     Long-term debt................                     --       --       12       32       115          175
     Total stockholders' deficit...                     --       --       --      (45)     (174)        (170)
  Intensity Computer Systems           June 1997
     Total assets..................                   $ --   $   --   $   --   $   27   $    37      $    42
     Long-term debt................                     --       --       --       --        10            2
     Total stockholders' equity
       (deficit)...................                     --       --       --       (5)        7           16
  ECSIS.Net, LLC                     December 1995
     Total assets..................                   $ --   $   44   $   46   $   57   $    78      $    89
     Long-term debt................                     --       --       --       --        --           --
     Total stockholders' equity....                     --       42       42       42        59           66
TEXAS OPERATING GROUP
  World Trade Network, Inc.          November 1995
     Total Assets..................                   $ --   $   31   $  119   $  376   $   767      $ 1,439
     Long-term debt................                     --       --       --        1        43          493
     Total stockholders' equity....                     --       19       36       74       122           53

                                                                 AS OF DECEMBER 31,
                                       COMMENCED      -----------------------------------------       AS OF
                                       OPERATIONS     1994    1995     1996     1997     1998     JUNE 30, 1999
                                     --------------   ----   ------   ------   ------   -------   -------------
                                                               (AMOUNTS IN THOUSANDS)
  STIC.NET, Inc.                        May 1995
     Total Assets..................                   $ --   $  148   $  219   $  354   $   578      $   563
     Long-term debt................                     --      243      345      449       270           96
     Total stockholders' deficit...                     --      (87)    (126)    (144)     (321)        (364)
  NetWest Online, Inc.                 April 1996
     Total Assets..................                   $ --   $   --   $   97   $  136   $   251      $   321
     Long-term debt................                     --       --      111       --         3           --
     Total stockholders' equity
       (deficit)...................                     --       --      (50)     (36)        9           (5)

     TOTAL COMBINED
     Total assets..................                   $414   $2,193   $4,677   $8,329   $12,554      $16,541
     Long-term debt................                    170    1,481    2,901    2,080     2,765        3,851
     Total stockholders' equity
       (deficit)...................                     (9)     (73)  (1,034)  (1,538)   (3,537)      (3,544)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the combined pro forma results of espernet.com and the historical results for each of our ISPs for which separate data has been included elsewhere in this prospectus. See "Selected Combined Pro Forma Financial Data" for the basis of the pro forma presentation for espernet.com.

                                    OVERVIEW

     Upon completion of this offering, we will acquire 43 local and regional Internet service providers, or ISPs, that we plan to integrate into a national network. On a combined basis, our 43 ISPs had more than 274,000 subscribers as of June 30, 1999. In addition, our combined network will provide local Internet access in 46 states through 2,771 points of presence, or POPs.

     From June 30, 1998 to June 30, 1999, the combined subscriber base of our 43 ISPs grew more than 90% from approximately 144,000 to over 274,000. To continue this growth, we intend to acquire and integrate additional high quality local and regional ISPs. As a national ISP, we believe that we will be able to achieve significant economies of scale and streamline our operations. We also plan to attract new subscribers by offering a broad range of products and services, providing high quality customer service and technical support, building a national brand and strategically marketing our products and services through cost effective local and regional advertising.

REVENUES

     We derive our revenues primarily from monthly subscription fees charged to subscribers for dial-up access to the Internet. Subscription fees vary among our ISPs and within the subscriber base for a particular ISP. To a lesser extent, we also earn our revenues by providing broadband access to the Internet via digital subscriber lines and other forms of dedicated Internet access and by providing Web hosting and other value-added services to subscribers.

COSTS AND EXPENSES

     Our costs and expenses primarily include:

     - cost of Internet services;

     - selling, general and administrative; and

     - depreciation and amortization.

     Cost of Internet services consists primarily of maintaining sufficient capacity to provide services to our subscribers. These costs include:

     - access, switching, capacity and recurring telecommunication costs, including local telephone lines to carry subscriber calls to our POPs; and

     - costs associated with connecting our POPs to the Internet.

     We expect that the cost of Internet services will increase over time if we successfully grow our subscriber base. We expect to use our combined purchasing power to negotiate discounts with telecommunications service providers and equipment vendors. However, we cannot assure you that we will successfully negotiate these discounts.

     Selling, general and administrative expenses include marketing and sales expenses associated with acquiring subscribers, providing customer service and technical support and paying employee related costs, rent and utilities.

     We expect our marketing and sales expenses to increase over time with the growth in our subscriber base. Generally, marketing and sales expenses are variable costs and may increase with our development of a national brand supported by local marketing programs.

     We expect our general and administrative expenses to increase over time as a result of an increase in our subscriber base and the implementation of our customer service and tech-nical support program which we will operate on a 24 hours per day, seven days per week basis. Customer service and technical support expenses consist primarily of our customer service and technical support employees' salaries and benefits.

     In addition, we expect general and administrative expenses to increase to support our growth, particularly as we implement common billing and financial reporting systems in the near term. We will incur restructuring and integration costs as a result of combining operations and centralizing customer service and technical support and certain sales, general and administrative functions of acquired ISPs.

     Depreciation expense consists primarily of the depreciation of our data communications equipment, computers, data servers, and office equipment, and is amortized using the straight-line method over the estimated useful life of the assets, which ranges from three to five years.

     Amortization expense reflected in the pro forma financial information consists of the amortization of goodwill and subscriber lists acquired in the acquisitions of our 43 ISPs, which are amortized over three years.

     We will account for the acquisition of our ISPs as a purchase for financial reporting purposes and allocate the excess of the purchase price for each ISP over the fair value of that ISPs net tangible assets primarily to goodwill and subscriber lists. The aggregate excess purchase price over fair value of net tangible assets equals approximately $195.3 million.

     We will amortize amounts allocated to these intangibles over three years from the closing of the acquisitions. As a result, we will record annual amortization expenses for the intangible assets acquired in these 43 acquisitions of approximately $65.1 million during each of the next three years. If we make additional acquisitions after completion of this offering, we may record additional amortization expense associated with those acquisitions. We expect amortization expenses to increase if additional acquisitions are completed.

                         COMBINED RESULTS OF OPERATIONS

     The operating results for our individual ISPs have fluctuated in the past, and our operating results in the future may fluctuate significantly depending upon a variety of factors, including subscriber growth, subscriber retention rates, demand for Internet access services, integration costs and changing prices.

     Consequently, we believe that period-to-period comparisons of our individual ISPs' operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of our combined future performance.

                           PRO FORMA SIX MONTHS ENDED
                             JUNE 30, 1998 AND 1999

     The following table shows our pro forma statements of operations data for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999. In our opinion, this information reflects all the adjustments that we consider necessary for fair presentation of this information under generally accepted accounting principles. These results are not necessarily indicative of results for any future period.

                                       SIX MONTHS ENDED
                        YEAR ENDED         JUNE 30,
                       DECEMBER 31,   -------------------
                           1998         1998       1999
                       ------------   --------   --------
                             (AMOUNTS IN THOUSANDS)
Revenues.............    $ 34,060     $ 14,529   $ 25,393
Cost of Internet
  services...........      15,625        6,537     11,158
Selling, general and
  administrative.....      17,036        6,771     12,547
Depreciation and
  amortization.......      67,959       33,862     34,713
                         --------     --------   --------
Loss from
  operations.........    $(66,560)    $(32,641)  $(33,025)
                         ========     ========   ========

                                         SIX MONTHS
                         YEAR ENDED    ENDED JUNE 30,
                        DECEMBER 31,   ---------------
                            1998       1998       1999
                        ------------   ----       ----
                          (AS A PERCENT OF REVENUES)
Revenues..............       100 %      100%       100%
Cost of Internet
  services............        46         45         44
Selling, general and
  administrative......        50         47         49
Depreciation and
  amortization........       200        233        137
                            ----       ----       ----
Loss from
  operations..........      (196)%     (225)%     (130)%
                            ====       ====       ====

     REVENUES

     For the six months ended June 30, 1999 as compared with the six months ended June 30, 1998, revenues increased $10.9 million, from $14.5 million to $25.4 million, or 75%. This increase was primarily due to an increase in the number of subscribers, partially offset by a decline in average revenue per subscriber.

COST OF INTERNET SERVICES

     For the six months ended June 30, 1999 as compared with the six months ended June 30, 1998, cost of Internet services increased $4.6 million from $6.5 million to $11.2 million, or 71%. This increase was primarily due to an increase in the costs associated with adding capacity to service new subscribers.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

     For the six months ended June 30, 1999 as compared with the six months ended June 30, 1998, selling, general and administrative expenses increased $5.7 million, from $6.8 million to $12.5 million, or 84%. The increase was primarily due to the hiring of additional customer service and technical support and administrative personnel to serve a larger subscriber base and non-cash compensation charges of $1.4 million in the first half of 1999 at Midwest Communications, Inc. and Delanet, Inc., two of our acquired ISPs.

               PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES

     On a stand-alone basis, certain of our ISPs are thinly capitalized. Five of our 43 ISPs have received opinions from their auditors which expressed doubt as to their ability to continue independently as going concerns. Following the completion of this offering, our ISPs will be wholly owned subsidiaries of espernet.com. We expect to be a source of capital to our subsidiaries to allow them to fund growth in their subscriber base and maintain and expand their network infrastructure.

     On a pro forma combined basis, for the year ended December 31, 1998 and for the six months ended June 30, 1999, we generated cash flow from operations of $5.2 million and $4.3 million, utilized cash flow in investing activities of $3.3 million and $2.7 million, and utilized $1.5 million and $0.6 million in financing activities, respectively. The cash flow utilized in investing activities was primarily for capital expenditures for equipment used to service our subscriber base and selected small acquisitions. The cash flow utilized in financing activities was primarily to repay debt.

     Upon completion of this offering and the application of the net proceeds as set forth under "Use of Proceeds," we will have approximately $32.1 million of cash and approximately $7.5 million in debt and capitalized lease obligations.

     We expect to need cash primarily to fund our working capital needs, operating activities, capital expenditures, marketing programs and general corporate purposes. We also intend to pursue an acquisition program that we will fund with cash, debt or the issuance of additional common stock to the owners of any companies that we may acquire in the future. We currently anticipate that the net proceeds from this offering and any cash generated from operations will be sufficient to fund our needs for cash for the next twelve months.

     However, we may need to raise additional capital through public or private debt or equity financing, equipment leases or other financing arrangements. This additional funding, if needed, might not be available on terms acceptable to us, or at all. Our failure to raise sufficient capital when needed would require us to curtail our plans for growth and limit our ability to make acquisitions, and could seriously harm our business, results of opera-tions and financial condition. If additional funds were raised through the issuance of equity securities, or if we issue stock as consideration for acquisitions, the percentage of stock owned by our then-current stockholders would be reduced. Furthermore, any preferred stock or debt securities that we issue might have rights, preferences or privileges senior to those of our common stock.

                           IMPACT OF YEAR 2000 ISSUE

     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to access the Internet, process transactions, send invoices or engage in similar business activities.

     In connection with the acquisitions of our 43 ISPs, we have received representations from the former owners of each ISP that such ISP does not face material, unresolved Year 2000 issues. We have also received completed questionnaires relating to Year 2000 issues from each of our ISPs. Based on the questionnaires and representations made by each of our ISPs, none of our ISPs expects significant Year 2000 problems and all of our ISPs are in the process of, or have completed, testing their software systems and computer systems to assure they are Year 2000 ready. To the extent their representations and questionnaires failed to disclose material Year 2000 issues and we suffer damages, our operating results and financial condition may be adversely affected.

     Many of our ISPs have contacted their major vendors to assess their Year 2000 readiness. Although some of our ISPs have investigated the readiness of their electrical and telecommunications providers, most of them have not contacted these providers to determine Year 2000 readiness. To the extent that we rely on external vendors or third-party network service providers with Year 2000 exposure, any failure by these vendors or service providers to resolve any Year 2000 issues on a timely basis or in a manner that is compatible with our systems could adversely affect our ability to provide services to our subscribers. The inability to provide Internet access could have an adverse impact on one or more of our ISPs or espernet.com as a whole. We do not have any contingency plans for handling Year 2000 problems that are not detected and corrected prior to their occurrence.

     Based upon current information, we do not anticipate costs associated with the Year 2000 issue to have a material financial impact on us. There may, however, be interruptions or other limitations of financial and operating systems' functionality and we may incur additional costs to avoid these interruptions or limitations. Our expectations about future costs associated with the Year 2000 issue are limited by uncertainties that could cause actual results to have a greater financial impact than currently anticipated. Factors that could influence the amount and timing of future costs include:

     - success in identifying systems and programs that contain two-digit year codes;

     - the nature and amount of programming required to upgrade or replace each of the affected programs;

     - the rate and magnitude of related labor and consulting costs; and

     - our success in addressing Year 2000 issues with third parties with which we do business.

RESULTS OF OPERATIONS -- CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

     Cumberland Technologies International (d/b/a PAdotNET) ("PAdotNET") commenced operations as a sole proprietorship in July 1995. PAdotNET's target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $192   100%   $234   100%   $577   100%   $231   100%   $526   100%
Cost of Internet services...................   113    59     175    75     215    37      82    35     151    29
Operating expenses..........................    82    43     143    61     370    64     155    67     298    57
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $ (3)   (2)%  $(84)  (36)%  $ (8)   (1)%  $ (6)   (2)%  $ 77    14%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................    1,000         1,700         4,357         2,498         6,243

                           PADOTNET SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 128% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 84% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 35% for the six months ended June 30, 1999 to 29% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 92% during the six months ended June 30, 1999 compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 67% for the six months ended June 30, 1998 to 57% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                       PADOTNET YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 147% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 23% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 75% in 1997 to 37% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 159% from 1997 to 1998. Operating expenses as a percentage of revenues increased from 61% in 1997 to 64% in 1998, primarily as a result of increases in customer support personnel.

                       PADOTNET YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 22% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 55% from 1996 to 1997, primarily as a result of the increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 59% in 1996 to 75% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 74% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 43% in 1996 to 61% in 1997, primarily as a result of increases in customer support personnel.

               RESULTS OF OPERATIONS -- PENNSYLVANIA ONLINE LTD.
     Pennsylvania Online Ltd. commenced operations as a corporation in July 1995. Pennsylvania Online Ltd.'s target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $254   100%   $573   100%   $917   100%   $413   100%   $644   100%
Cost of Internet services...................    54    21     151    26     278    30     122    30     145    23
Operating expenses..........................   175    69     371    65     649    71     268    65     355    55
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $ 25    10%   $ 51     9%   $(10)   (1)%  $ 23     5%   $144    22%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................    1,078         3,571         6,809         4,840         8,461

        PENNSYLVANIA ONLINE LTD. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 56% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 19% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 30% for the six months ended June 30, 1998 to 23% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 32% during the six months ended June 30, 1999 compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 65% for the six months ended June 30, 1998, to 55% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            PENNSYLVANIA ONLINE LTD.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 60% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 84% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 26% in 1997 to 30% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 75% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 65% in 1997 to 71% in 1998, primarily as a result of increases in customer support personnel.

                            PENNSYLVANIA ONLINE LTD.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 126% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.
COST OF INTERNET SERVICES

     Cost of Internet services increased 180% from 1996 to 1997, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 21% in 1996 to 26% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 112% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 69% in 1996 to 65% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    RESULTS OF OPERATIONS -- INNERNET, INC.

     Innernet, Inc. commenced operations as an S-corp. in June 1996. Innernet, Inc.'s target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                             ---------------------------------------    ------------------------
                                                1996          1997          1998           1998          1999
                                             ----------    ----------    -----------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................................  $ 87   100%   $417   100%   $ 958   100%   $402   100%   $789   100%
Cost of Internet services..................    62    71     217    52      334    35     147    37     257    33
Operating expenses.........................    58    67     239    57      418    44     176    44     276    35
                                             ----   ---    ----   ---    -----   ---    ----   ---    ----   ---
(Loss) income from operations..............  $(33)  (38)%  $(39)   (9)%  $ 206    21%   $ 79    19%   $256    32%
                                             ====   ===    ====   ===    =====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end......................................     900          2,287          5,188         3,282         7,258

                        INNERNET, INC. SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 96% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 75% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 37% for the six months ended June 30, 1998, to 33% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 57% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 44% for the six months ended June 30, 1998 to 35% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    INNERNET, INC. YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 130% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 54% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 52% in 1997 to 35% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 75% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 57% in 1997 to 44% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    INNERNET, INC. YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 379% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 250% from 1996 to 1997, primarily as a result of the increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 71% in 1996 to 52% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 312% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 67% in 1996 to 57% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                     RESULTS OF OPERATIONS -- DELANET, INC.

     Delanet, Inc. was incorporated in May 1996. Delanet, Inc.'s target market is the Delaware area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                                SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                      JUNE 30,
                                            --------------------------------------------    -------------------------
                                                 1996            1997           1998           1998          1999
                                            --------------    -----------    -----------    ----------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Revenues..................................  $   6      100%   $ 271   100%   $ 716   100%   $189   100%   $ 666   100%
Cost of Internet services.................     65    1,083      191    70      268    37      71    38      275    41
Operating expenses........................     93    1,550      241    89      632    88     135    71      915   138
                                            -----   ------    -----   ---    -----   ---    ----   ---    -----   ---
Loss from operations......................  $(152)  (2,533)%  $(161)  (59)%  $(184)  (25)%  $(17)   (9)%  $(524)  (79)%
                                            =====   ======    =====   ===    =====   ===    ====   ===    =====   ===
Approximate total subscribers at period
  end.....................................        25             2,678          5,603         3,949          7,586

                         DELANET, INC. SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 252% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers resulting in part from the acquisition of another ISP business.

COST OF INTERNET SERVICES

     Cost of Internet services increased 287% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 38% for the six months ended June 30, 1998 and 41% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 578% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of the issuance of 198 shares of common stock to principals for past services. The resulting charge to operating expenses was $496. Excluding the impact of stock compensation expense in 1999, operating expenses as a percentage of revenues decreased from 71% for the six months ended June 30, 1998 to 63% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    DELANET, INC. YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 164% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers resulting in part from the acquisition of another ISP business.

COST OF INTERNET SERVICES

     Cost of Internet services increased 40% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 70% in 1997 to 37% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 162% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses remained relatively constant at 89% in 1997 and 88% in 1998.

                    DELANET, INC. YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 4,417% from 1996 to 1997. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1997 compared to eight months in 1996.

COST OF INTERNET SERVICES

     Cost of Internet services increased 194% from 1996 to 1997, as a result of increased costs associated with adding capacity to service new subscribers and a full year of operations in 1997 compared to eight months in 1996. Cost of Internet Services as a percentage of revenues decreased from 1,083% in 1996 to 70% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 159% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel and a full year of operations in 1997 compared to eight months in 1996. Operating expenses as a percentage of revenues decreased from 1,550% in 1996 to 89% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

    RESULTS OF OPERATIONS -- INTERNET ACCESS SERVICES (A DIVISION OF WEIDNER
                               ASSOCIATES, INC.)

     Weidner Associates, Inc. commenced operations as a corporation in July 1996. Weidner Associates, Inc.'s target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                            ----------------------------------------    ------------------------
                                               1996           1997           1998          1998          1999
                                            -----------    -----------    ----------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues..................................  $ 51    100%   $ 173   100%   $432   100%   $164   100%   $387   100%
Cost of Internet services.................    27     53      129    75     175    41      98    60     133    34
Operating expenses........................    80    157      186   108     271    63     123    75     201    52
                                            ----   ----    -----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations.............  $(56)  (110)%  $(142)  (83)%  $(14)   (4)%  $(57)  (35)%  $ 53    14%
                                            ====   ====    =====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.....................................      335           1,363         2,774         2,290         3,240

  INTERNET ACCESS SERVICES (A DIVISION OF WEIDNER ASSOCIATES, INC.) SIX MONTHS
                          ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 136% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 36% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 60% for the six months ended June 30, 1998 to 34% for the six months ended June 30, 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 63% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 75% for the six months ended June 30, 1998 to 52% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 150% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers as a result of acquiring customer lists.

COST OF INTERNET SERVICES

     Cost of Internet services increased 36% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 75% in 1997 to 41% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 46% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 108% in 1997 to 63% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 239% from 1996 to 1997. The increase was attributable to an increase in the total number of subscribers resulting in part from the acquisition of an ISP business and a full year of operations in 1997 compared to six months in 1996.

COST OF INTERNET SERVICES

     Cost of Internet services increased 378% from 1996 to 1997, as a result of increased costs associated with adding capacity to service new subscribers and a full year of operations in 1997 compared to six months in 1996. Cost of Internet services as a percentage of revenues increased from 53% in 1996 to 75% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 133% from 1996 to 1997, as a result of hiring customer support and administrative personnel and a full year of operations in 1997 compared to six months in 1996. Operating expenses as a percentage of revenues decreased from 157% in 1996 to 108% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

           RESULTS OF OPERATIONS -- SOUTHERN MARYLAND INTERNET, INC.

     Southern Maryland Internet, Inc. commenced operations in April 1996. Southern Maryland Internet, Inc.'s target market is the Maryland area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $103   100%   $311   100%   $539   100%   $182   100%   $407   100%
Cost of Internet services...................    19    18      49    16     159    29      50    27     146    36
Operating expenses..........................   172   167     311   100     460    85     205   113     286    70
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
Loss from operations........................  $(88)  (85)%  $(49)  (16)%  $(80)  (14)%  $(73)  (40)%  $(25)   (6)%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................     596          1,703         3,070         2,485         3,724

    SOUTHERN MARYLAND INTERNET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 124% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 192% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 27% for the six months ended June 30, 1998, to 36% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 40% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 113% for the six months ended June 30, 1998 to 70% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                        SOUTHERN MARYLAND INTERNET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 73% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 224% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 16% in 1997 to 29% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 48% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 100% in 1997 to 85% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                        SOUTHERN MARYLAND INTERNET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 202% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 158% from 1996 to 1997, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services decreased from 18% in 1996 to 16% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 81% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 167% in 1996 to 100% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                      RESULTS OF OPERATIONS -- NUNET, INC.
     NuNet, Inc. commenced operations as an S-Corp. in January 1996. NuNet, Inc.'s target market is the Pennsylvania area. In March 1999, NuNet, Inc. acquired U.S. Netway Inc. ("U.S. Netway") through the purchase of U.S. Netway's stock. The U.S. Netway market is the northeastern Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                          SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                      JUNE 30,
                                        -----------------------------------------    --------------------------
                                           1996          1997            1998           1998           1999
                                        ----------    -----------    ------------    -----------    -----------
                                                                (DOLLARS IN THOUSANDS)
Revenues..............................  $153   100%   $ 580   100%   $1,211   100%   $ 567   100%   $ 898   100%
Cost of Internet services.............    79    52      270    46       734    61      326    57      430    48
Operating expenses....................   145    95      507    88     1,354   112      399    70      737    82
                                        ----   ---    -----   ---    ------   ---    -----   ---    -----   ---
(Loss) income from operations.........  $(71)  (47)%  $(197)  (34)%  $ (877)  (73)%  $(156)  (27)%  $(269)  (30)%
                                        ====   ===    =====   ===    ======   ===    =====   ===    =====   ===
Approximate total subscribers
  at period end.......................       1,865          4,353           7,574          6,244      10,700

                          NUNET, INC. SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 58% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers including the subscribers obtained from the acquisition of U.S. Netway.

COST OF INTERNET SERVICES

     Cost of Internet services increased 32% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers and the additional costs associated with the operations of U.S. Netway. Cost of Internet services as a percentage of revenues decreased from 57% for the six months ended June 30, 1998 to 48% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 86% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 70% for the six months ended June 30, 1998 to 82% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel and amortization of goodwill associated with the U.S. Netway acquisition.

                     NUNET, INC. YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 108% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 172% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 46% in 1997 to 61% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 167% from 1997 to 1998, primarily as a result of NuNet, Inc. recording expenses of approximately $600 which management believes to be excess billings for services provided. NuNet, Inc. has filed claims for breach of contract and excess billing for services provided. Excluding the impact of these expenses, operating expenses as a percentage of revenues decreased from 88% in 1997 to approximately 62% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

                     NUNET, INC. YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 279% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 242% from 1996 to 1997, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 52% in 1996 to 46% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 250% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 95% in 1996 to 88% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    RESULTS OF OPERATIONS -- ENTER.NET, INC.

     Enter Net, Inc. commenced operations as a sole proprietorship in April 1995 and was incorporated in March 1996. Enter Net, Inc.'s target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                                  SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                        JUNE 30,
                                             -------------------------------------------    ----------------------------
                                                1996            1997            1998            1998            1999
                                             -----------    ------------    ------------    ------------    ------------
                                                                       (DOLLARS IN THOUSANDS)
Revenues...................................  $ 612   100%   $1,377   100%   $2,489   100%   $1,091   100%   $1,573   100%
Cost of Internet services..................    145    24       381    28       691    28       301    28       464    29
Operating expenses.........................    572    93     1,139    83     2,007    81       838    77     1,185    75
                                             -----   ---    ------   ---    ------   ---    ------   ---    ------   ---
Loss from operations.......................  $(105)  (17)%  $ (143)  (11)%  $ (209)   (9)%  $  (48)   (5)%  $  (76)   (4)%
                                             =====   ===    ======   ===    ======   ===    ======   ===    ======   ===
Approximate total subscribers at period
  end......................................        4,000           8,000          14,932          11,000       18,243

            ENTER.NET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 44% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 54% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 28% for the six months ended June 30, 1998 and 29% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 41% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 77% for the six months ended June 30, 1998, to 75% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                ENTER NET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 81% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 81% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained constant at 28% in 1997 and 1998.

OPERATING EXPENSES

     Operating expenses increased 76% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 83% in 1997 to 81% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                ENTER.NET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 125% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 163% from 1996 to 1997, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 24% in 1996 to 28% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 99% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 93% in 1996 to 83% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

             RESULTS OF OPERATIONS -- PROMETHEUS INFORMATION CORP.

     Prometheus Information Corp. was incorporated in June 1994. Prometheus Information Corp.'s target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $605   100%   $568   100%   $527   100%   $276   100%   $189   100%
Cost of Internet services...................   207    34     221    39     150    28      78    28      74    39
Operating expenses..........................   450    74     421    74     309    59     148    54     148    78
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $(52)   (8)%  $(74)  (13)%  $ 68    13%   $ 50    18%   $(33)  (17)%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................    1,927         1,523         1,354         1,438         1,249

      PROMETHEUS INFORMATION CORP. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues decreased 32% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The decrease was primarily attributable to a decrease in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services decreased 5% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The decrease was primarily attributable to decreased costs associated with reducing capacity to service fewer subscribers. Cost of Internet services as a percentage of revenues increased from 28% for the six months ended June 30, 1998 to 39% for the six months ended June 30, 1999, primarily as a result of excess capacity created by a decrease in subscribers.

OPERATING EXPENSES

     Operating expenses remained constant during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. Operating expenses as a percentage of revenues increased from 54% for the six months ended June 30, 1998 to 78% for the six months ended June 30, 1999, primarily as a result of absorbing the cost of existing personnel over a smaller subscriber base.

                          PROMETHEUS INFORMATION CORP.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues decreased 7% from 1997 to 1998. The decrease was primarily attributable to a decrease in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services decreased 32% from 1997 to 1998, primarily as a result of decreased costs associated with reducing capacity to service fewer subscribers. Cost of Internet services as a percentage of revenues decreased from 39% in 1997 to 28% in 1998, primarily as a result of reducing capacity.

OPERATING EXPENSES

     Operating expenses decreased 27% from 1997 to 1998. Operating expenses as a percentage of revenues decreased from 74% in 1997 to 59% in 1998, primarily as a result of reductions in customer support personnel.

                          PROMETHEUS INFORMATION CORP.
                           YEARS ENDED 1997 AND 1996

REVENUES
     Revenues decreased 6% from 1996 to 1997. The decrease was primarily attributable to a decrease in the total number of subscribers.

COST OF INTERNET SERVICES
     Cost of Internet services increased 7% from 1996 to 1997, primarily as a result of the increased costs associated with adding capacity to service future subscriber growth. Cost of Internet services as a percentage of revenues increased from 34% in 1996 to 39% in 1997.

OPERATING EXPENSES

     Operating expenses decreased 6% from 1996 to 1997. Operating expenses as a percentage of revenues remained relatively constant at 74% in 1996 and 1997.

                  RESULTS OF OPERATIONS -- E-ZNET INCORPORATED

     E-Znet Incorporated was incorporated in May 1994. E-Znet Incorporated's target market is the New York area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                     YEARS ENDED DECEMBER 31,              SIX MONTHS ENDED JUNE 30,
                                             -----------------------------------------    ----------------------------
                                                1996           1997           1998            1998            1999
                                             -----------    ----------    ------------    ------------    ------------
                                                                      (DOLLARS IN THOUSANDS)
Revenues...................................  $ 422   100%   $959   100%   $2,308   100%   $1,035   100%   $1,401   100%
Cost of Internet services..................    138    33     387    40     1,011    44       420    41       572    41
Operating expenses.........................    476   113     585    61     1,032    45       442    43       743    53
                                             -----   ---    ----   ---    ------   ---    ------   ---    ------   ---
(Loss) income from operations..............  $(192)  (46)%  $(13)   (1)%  $  265    11%   $  173    16%   $   86     6%
                                             =====   ===    ====   ===    ======   ===    ======   ===    ======   ===
Approximate total subscribers at period
  end......................................     1,535         6,006          10,893          8,035           11,705

                              E-ZNET INCORPORATED
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 35% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 36% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained constant at 41% for the six months ended June 30, 1998 and 1999.

OPERATING EXPENSES

     Operating expenses increased 68% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 43% for the six months ended June 30, 1998 to 53% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                              E-ZNET INCORPORATED
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 141% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 161% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 40% in 1997 to 44% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 76% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 61% in 1997 to 45% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                              E-ZNET INCORPORATED
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 127% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 180% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 33% in 1996 to 40% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 23% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 113% in 1996 to 61% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

           RESULTS OF OPERATIONS -- USA CHOICE INTERNET SERVICES, CO.

     USA Choice Internet Services, Co. commenced operations as a limited liability company in June 1996 and was organized in January 1996. USA Choice Internet Services, Co.'s target market is the Pennsylvania area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $ 55   100%   $195   100%   $346   100%   $155   100%   $384   100%
Cost of Internet services...................    36    65     137    70     212    61     103    66     210    55
Operating expenses..........................    50    90      58    30     118    34      41    26     140    36
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $(31)  (55)%  $ --    --%   $ 16     5%   $ 11     8%   $ 34     9%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................     387           972          2,577         1,577         5,680

   USA CHOICE INTERNET SERVICES, CO. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 148% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 104% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 66% for the six months ended June 30, 1998 to 55% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 241% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 26% for the six months ended June 30, 1998 to 36% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                       USA CHOICE INTERNET SERVICES, CO.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 77% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 55% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 70% in 1997 to 61% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 103% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 30% in 1997 to 34% in 1998, primarily as a result of increases in customer support personnel.

                       USA CHOICE INTERNET SERVICES, CO.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 255% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 281% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 65% in 1996 to 70% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 16% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 90% in 1996 to 30% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

             RESULTS OF OPERATIONS -- CROCKER COMMUNICATIONS, INC.
     Crocker Communications, Inc. was founded in 1963 as a sole proprietorship providing telephone answering services. In November 1994, Crocker Communications, Inc. started an Internet service business to capitalize on the growing demand for Internet access. In August 1997, Crocker Communications, Inc. was incorporated as an S-Corp. Crocker Communications, Inc. target market is the Massachusetts area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                             ---------------------------------------    ------------------------
                                                1996          1997          1998           1998          1999
                                             ----------    ----------    -----------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................................  $378   100%   $600   100%   $ 847   100%   $361   100%   $547   100%
Cost of Internet services..................   209    55     244    41      377    45     153    42     245    45
Operating expenses.........................   185    49     294    49      360    43     162    45     180    33
                                             ----   ---    ----   ---    -----   ---    ----   ---    ----   ---
(Loss) income from operations..............  $(16)   (4)%  $ 62    10%   $ 110    12%   $ 46    13%   $122    22%
                                             ====   ===    ====   ===    =====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end......................................    1,522         2,303          3,161         2,621         3,564

 CROCKER COMMUNICATIONS, INCORPORATED. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 52% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 60% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 42% for the six months ended June 30, 1998, to 45% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 11% during the six months ended June 30, 1999 as compared to the six months ended June 30,

1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 45% for the six months ended June 30, 1998 to 33% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                          CROCKER COMMUNICATIONS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 41% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 55% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 41% in 1997 to 45% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 22% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 49% in 1997 to 43% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                          CROCKER COMMUNICATIONS, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 59% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 17% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 55% in 1996 to 41% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 59% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained constant at 49% in 1996 and 1997.

                  RESULTS OF OPERATIONS -- COL NETWORKS, INC.

     COL Networks, Inc. commenced operations as a sole proprietorship in January 1996 and was incorporated in March 1998. COL Networks, Inc.'s target market is the North Carolina area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $105   100%   $433   100%   $974   100%   $374   100%   $812   100%
Cost of Internet services...................    68    65     238    55     516    53     190    51     423    52
Operating expenses..........................    25    24     117    27     309    32     125    33     330    41
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
Income from operations......................  $ 12    11%   $ 78    18%   $149    15%   $ 59    16%   $ 59     7%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................    1,000         2,023         4,220         3,422         10,231

           COL NETWORKS, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 117% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers. In April 1999, COL Networks, Inc. acquired an ISP resulting in the addition of approximately 2,000 subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 123% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 51% for the six months ended June 30, 1998 and 52% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 164% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 33% for the six months ended June 30, 1998 to 41% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                               COL NETWORKS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 125% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 117% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 55% in 1997 to 53% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 164% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 27% in 1997 to 32% in 1998, primarily as a result of increases in customer support personnel.

                               COL NETWORKS, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 312% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 250% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 65% in 1996 to 55% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 368% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 24% in 1996 to 27% in 1997, primarily as a result of increases in customer support personnel.

                RESULTS OF OPERATIONS -- PERIGEE.NET CORPORATION
     Perigee.net Corporation was incorporated in January 1999. Prior to January 1999, Perigee.net Corporation operated as Perigee, Inc. Perigee, Inc. was incorporated in November 1994. Perigee, Inc. commenced commercial Internet service operations in April 1996. Perigee.net Corporation's target market is the North Carolina area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $104   100%   $468   100%   $515   100%   $242   100%   $307   100%
Cost of Internet services...................    62    60     215    46     271    53     140    58     153    50
Operating expenses..........................    75    72     257    55     217    42     101    42     108    35
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $(33)  (32)%  $ (4)   (1)%  $ 27     5%   $  1    --%   $ 46    15%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................     659          1,871         2,458         2,220         2,404

        PERIGEE.NET CORPORATION SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 27% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 9% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 58% for the six months ended June 30, 1998, to 50% for the six months ended June 30, 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 7% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Oper-ating expenses as a percentage of revenues decreased from 42% for the six months ended June 30, 1998 to 35% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            PERIGEE.NET CORPORATION
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 10% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 26% from 1997 to 1998, primarily as a result of the increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 46% in 1997 to 53% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses decreased 15% from 1997 to 1998. Operating expenses as a percentage of revenues decreased from 55% in 1997 to 42% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            PERIGEE.NET CORPORATION
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 350% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.
COST OF INTERNET SERVICES

     Cost of Internet services increased 247% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 60% in 1996 to 46% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 243% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 72% in 1996 to 55% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                 RESULTS OF OPERATIONS -- DUPLINNET CORPORATION

     DuplinNet Corporation was incorporated in May 1996. DuplinNet Corporation's target market is the North Carolina area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                             ---------------------------------------    ------------------------
                                                1996           1997          1998          1998          1999
                                             -----------    ----------    ----------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................................  $ 19    100%   $ 88   100%   $201   100%   $ 83   100%   $156   100%
Cost of Internet services..................    32    168      64    73     110    55      42    51      89    57
Operating expenses.........................     6     32      13    15      38    19      17    20      45    29
                                             ----   ----    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations..............  $(19)  (100)%  $ 11   (12)%  $ 53    26%   $ 24    29%   $ 22    14%
                                             ====   ====    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end......................................      350           968          2,211         1,913         3,330

         DUPLINNET CORPORATION SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 88% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 112% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 51% for the six months ended June 30, 1998 to 57% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 165% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 20% for the six months ended June 30, 1998 to 29% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                DUPLINNET CORPORATION YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 128% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 72% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 73% in 1997 to 55% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 192% from 1997 to 1998. Operating expenses as a percentage of revenues increased from 15% in 1997 to 19% in 1998, primarily as a result of increases in customer support personnel.

                DUPLINNET CORPORATION YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 363% from 1996 to 1997. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1997 compared to eight months during 1996.

COST OF INTERNET SERVICES

     Cost of Internet services increased 100% from 1996 to 1997. The increase was primarily attributable to a full year of operations in 1997 compared to eight months during 1996. Cost of Internet services as a percentage of revenues decreased from 168% in 1997 to 73% in 1996, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 117% from 1996 to 1997, primarily as a result of a full year of operations in 1997 compared to eight months during 1996. Operating expenses as a percentage of revenues decreased from 32% in 1997 to 15% in 1996, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                     RESULTS OF OPERATIONS -- WAVENET, INC.

     WaveNet, Inc. was incorporated in April 1996. WaveNet, Inc.'s target market is the North Carolina area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                               -------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                               ---------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues.....................................  $27   100%   $163   100%   $310   100%   $134   100%   $212   100%
Cost of Internet services....................   21    78      68    42     137    44      61    46      85    40
Operating expenses...........................   15    56      97    60     178    57      76    57     122    58
                                               ---   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations................  $(9)  (34)%  $ (2)   (2)%  $ (5)   (1)%  $ (3)   (3)%  $  5     2%
                                               ===   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end........................................     365         1,335         2,092         1,609         2,241

             WAVENET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 58% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 39% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 46% for the six months ended June 30, 1998 to 40% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 60% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained relatively constant at 57% for the six months ended June 30, 1998 and 58% in the six months ended June 30, 1999.

                    WAVENET, INC. YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 90% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 101% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 42% in 1997 and 44% in 1998.

OPERATING EXPENSES

     Operating expenses increased 84% from 1997 to 1998. Operating expenses as a percentage of revenues decreased from 60% in 1997 to 57% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    WAVENET, INC. YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 504% from 1996 to 1997. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1998 compared to nine months during 1997.

COST OF INTERNET SERVICES

     Cost of Internet services increased 224% from 1996 to 1997. The increase was attributable to increased costs associated with adding capacity to service new subscribers and a full year of operations in 1998 compared to nine months during 1997. Cost of Internet services as a percentage of revenues decreased from 78% in 1996 to 42% in 1997 primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 547% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel and a full year of operations in 1998 compared to nine months during 1997. Operating expenses as a percentage of revenues increased from 56% in 1996 to 60% in 1997 primarily as a result of increases in customer support personnel.

                  RESULTS OF OPERATIONS -- THE 3RD DOOR, INC.

     The 3rd Door, Inc. was incorporated in April 1995. The 3rd Door, Inc.'s target market is the North Carolina area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                               -------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                               ---------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues.....................................  $75   100%   $254   100%   $346   100%   $161   100%   $214   100%
Cost of Internet services....................   43    57     118    46     161    47      81    50      84    39
Operating expenses...........................   28    37     116    46     180    52      73    45     107    50
                                               ---   ---    ----   ---    ----   ---    ----   ---    ----   ---
Income from operations.......................  $ 4     6%   $ 20     8%   $  5     1%   $  7     5%   $ 23    11%
                                               ===   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end........................................     650         1,100         1,607         1,350         1,780

           THE 3RD DOOR, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 33% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 4% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 50% for the six months ended June 30, 1998 to 39% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 47% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 45% for the six months ended June 30, 1998 to 50% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                               THE 3RD DOOR, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 36% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 36% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 46% in 1997 and 47% in 1998.

OPERATING EXPENSES

     Operating expenses increased 55% from 1997 to 1998. Operating expenses as a percentage of revenues increased from 46% in 1997 to 52% in 1998, primarily as a result of increases in customer support personnel.

                               THE 3RD DOOR, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 239% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 174% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 57% in 1996 to 46% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 314% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 37% in 1996 to 46% in 1997, primarily as a result of increases in customer support personnel.

                    RESULTS OF OPERATIONS -- INFORAMP, INC.

     InfoRamp, Inc. was incorporated in April 1995. InfoRamp, Inc.'s target market is the Illinois area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                              SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                     JUNE 30,
                                             ----------------------------------------    --------------------------
                                                1996          1997           1998           1998           1999
                                             ----------    ----------    ------------    ----------    ------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues...................................  $388   100%   $778   100%   $1,635   100%   $669   100%   $1,645   100%
Cost of Internet services..................   142    37     285    37       646    40     247    37       703    43
Operating expenses.........................   254    65     426    55       880    54     392    59       641    39
                                             ----   ---    ----   ---    ------   ---    ----   ---    ------   ---
(Loss) income from operations..............  $ (8)   (2)%  $ 67     8%   $  109     6%   $ 30     4%   $  301    18%
                                             ====   ===    ====   ===    ======   ===    ====   ===    ======   ===
Approximate total subscribers at period
  end......................................    1,255         7,625          18,375         10,946         25,311

             INFORAMP, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 146% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 185% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 37% for the six months ended June 30, 1998 to 43% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 64% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 59% for the six months ended June 30, 1998 to 39% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 INFORAMP, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 110% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 127% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 37% in 1997 to 40% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 107% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained relatively constant at 55% in 1997 and 54% in 1998.

                                 INFORAMP, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 100% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 101% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained constant at 37% in 1996 and 1997.

                               OPERATING EXPENSES

     Operating expenses increased 68% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 65% in 1996 to 55% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

             RESULTS OF OPERATIONS -- MIDWEST COMMUNICATIONS, INC.

     Midwest Communications, Inc. was incorporated in April 1995. Midwest Communications, Inc.'s target market is the Iowa area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                          SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                   JUNE 30,
                                           ----------------------------------------   -------------------------
                                               1996          1997          1998          1998          1999
                                           ------------   ----------   ------------   ----------   ------------
                                                                  (DOLLARS IN THOUSANDS)
Revenues.................................  $ 532    100%  $971   100%  $1,387   100%  $671   100%  $  936   100%
Cost of Internet services................    269     51    386    40      734    53    295    44      476    51
Operating expenses.......................    396     74    591    61      715    52    316    47    1,282   137
                                           -----   ----   ----   ---   ------   ---   ----   ---   ------   ---
(Loss) income from operations............  $(133)   (25)% $ (6)   (1)% $  (62)   (5)% $ 60     9%  $ (822)  (88)%
                                           =====   ====   ====   ===   ======   ===   ====   ===   ======   ===
Approximate total subscribers at period
  end....................................     2,119         4,443         6,101         4,963         11,870

                        MIDWEST COMMUNICATIONS, INC. SIX
                      MONTHS ENDED JUNE 30, 1999 AND 1998

Revenues

     Revenues increased 39% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 61% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 44% for the six months ended June 30, 1998 to 51% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 306% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of the issuance of 956,000 shares of common stock to employees and shareholders as compensation for past services. The resulting charge to operating expense was $916. Excluding the impact of stock compensation expense in 1999, operating expenses as a percentage of revenues decreased from 47% for the six months ended June 30, 1998 to 39% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                          MIDWEST COMMUNICATIONS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 43% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers resulting in part from the acquisition of another ISP business in 1998.

COST OF INTERNET SERVICES

     Cost of Internet services increased 90% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 40% in 1997 to 53% in 1998, primarily as a result of adding additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 21% from 1997 to 1998. Operating expenses as a percentage of revenues decreased from 61% in 1997 to 52% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                          MIDWEST COMMUNICATIONS, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 83% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 43% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 51% in 1996 to 40% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES
     Operating expenses increased 49% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 74% in 1996 to 61% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

          RESULTS OF OPERATIONS -- ALLIANCE INTERNET TECHNOLOGIES, LLC

     Alliance Internet Technologies, L.L.C. commenced operations as a limited liability company in June 1998. Alliance Internet Technologies, L.L.C.'s target market is the Illinois area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                              SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                  ------------------------------------    ------------------------
                                                    1996         1997          1998          1998          1999
                                                  ---------    ---------    ----------    ----------    ----------
                                                                       (DOLLARS IN THOUSANDS)
Revenues........................................  $--    --%   $--    --%   $461   100%   $ 75   100%   $525   100%
Cost of Internet services.......................   --    --     --    --     422    92      70    93     446    85
Operating expenses..............................   --    --     --    --      76    16      18    24      95    18
                                                  ---   ---    ---   ---    ----   ---    ----   ---    ----   ---
Loss from operations............................  $--    --%   $--    --%   $(37)   (8)%  $(13)  (17)%  $(16)   (3)%
                                                  ===   ===    ===   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period end.....     --           --          3,175         2,410         3,802

  ALLIANCE INTERNET TECHNOLOGIES, LLC SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 600% during the six months ended June 30, 1999 as compared to the one month ended June 30, 1998. The increase was attributable to an increase in the number of subscribers and six months of operations during 1999 compared to a single month during 1998.

COST OF INTERNET SERVICES

     Cost of Internet services increased 537% during the six months ended June 30, 1999 as compared to the one month ended June 30, 1998. The increase was attributable to increased costs associated with adding capacity to service new subscribers and six months of operations during 1999 compared to a single month during 1998. Cost of Internet services as a percentage of revenues decreased from 93% for the single month ended June 30, 1998 to 85% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 428% during the six months ended June 30, 1999 as compared to the one month ended June 30, 1998, as a result of hiring customer support and administrative personnel and six months of operations during 1999 compared to a single month during 1998. Operating expenses as a percentage of revenues decreased from 24% for the single month ended June 30, 1998 to 18% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                RESULTS OF OPERATIONS -- COMQUEST NETWORKS, INC.

     ComQuest Networks, Inc. was incorporated in August 1997. ComQuest Networks, Inc.'s target market is the Indiana area. The following table shows historical data and those data (in thousands except number of subscribers data) as a percentage of revenues for the periods indicated:

                                                                                         SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,             JUNE 30,
                                                       ---------------------------    -----------------------
                                                          1997            1998          1998          1999
                                                       -----------    ------------    ---------    ----------
                                                                       (DOLLARS IN THOUSANDS)
Revenues.............................................  $23    100%    $214    100%    $74   100%   $232   100%
Cost of Internet services............................   13     57       72     34      29    39      64    28
Operating expenses...................................   10     43       81     38      26    35     100    43
                                                       ---    ---     ----    ---     ---   ---    ----   ---
Income from operations...............................  $--     --%    $ 61     28%    $19    26%   $ 68    29%
                                                       ===    ===     ====    ===     ===   ===    ====   ===
Approximate total subscribers at period end..........      265           1,473           574         2,400

        COMQUEST NETWORKS, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 214% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 121% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 39% for the six months ended June 30, 1998, to 28% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 285% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 35% for the six months ended June 30, 1998, to 43% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                            COMQUEST NETWORKS, INC.
                          PERIODS ENDED 1998 AND 1997

REVENUES

     Revenues increased 830% from 1997 to 1998. The increase was attributable to an increase in the number of subscribers as a result of acquiring customer lists and a full year of operations in 1998 compared to five months during 1997.

COST OF INTERNET SERVICES

     Cost of Internet services increased 454% from 1997 to 1998. The increase was a result of increased costs associated with adding capacity to service new subscribers and a full year of operations in 1998 compared to five months during 1997. Cost of Internet services as a percentage of revenues decreased from 57% in 1997 to 34% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 710% from 1997 to 1998, as a result of hiring customer support and administrative personnel and a full year of operations in 1998 compared to five months during 1997. Operating expenses as a percentage of revenues decreased from 43% in 1997 to 38% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                     RESULTS OF OPERATIONS -- FAIRNET, INC.
     Fairnet, Inc. commenced operations as a corporation in June 1996. Fairnet, Inc.'s target market is the Indiana area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                  JUNE 30,
                                               --------------------------------------    -----------------------
                                                  1996          1997          1998         1998          1999
                                               -----------    ---------    ----------    ---------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues.....................................  $  8    100%   $94   100%   $206   100%   $89   100%   $186   100%
Cost of Internet services....................     8    100     51    54     114    55     48    54     128    69
Operating expenses...........................    12    150     44    47     122    59     32    36      94    50
                                               ----   ----    ---   ---    ----   ---    ---   ---    ----   ---
(Loss) income from operations................  $(12)  (150)%  $(1)   (1)%  $(30)  (14)%  $ 9    10%   $(36)  (19)%
                                               ====   ====    ===   ===    ====   ===    ===   ===    ====   ===
Approximate total subscribers at period
  end........................................      82            369         1,013          559         1,449

                         FAIRNET, INC. SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 109% during the six months ended June 30, 1999 as compared to the six months ended June 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 167% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 54% for the six months ended June 30, 1999 to 69% for the six months ended June 30, 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 194% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 36% for the six months ended June 30, 1998 to 50% for the six months ended June 30, 1998, primarily as a result of increases in customer support personnel.

                    FAIRNET, INC. YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 119% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 124% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 54% in 1997 and 55% in 1998.

OPERATING EXPENSES

     Operating expenses increased 177% from 1997 to 1998. Operating expenses as a percentage of revenues increased from 47% in 1997 to 59% in 1998, primarily as a result of increases in customer support personnel.

                    FAIRNET, INC. YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 266% from 1996 to 1997. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1997 compared to seven months in 1996.

COST OF INTERNET SERVICES

     Cost of Internet services increased 538% from 1996 to 1997. The increase was attributable to increased costs associated with adding capacity to service new subscribers and a full year of operations in 1997 compared to seven months in 1996. Cost of Internet services as a percentage of revenues decreased from 100% in 1996 to 54% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 267% from 1996 to 1997, as a result of hiring customer support and administrative personnel and a full year of operations in 1997 compared to seven months in 1996. Operating expenses as a percentage of revenues decreased from 150% in 1996 to 47% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

               RESULTS OF OPERATIONS -- WISCONSIN INTERNET, INC.

     Wisconsin Internet, Inc. was incorporated in June 1995. Wisconsin Internet, Inc.'s target market is the Wisconsin area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                    JUNE 30,
                                            ---------------------------------------    -------------------------
                                               1996           1997          1998          1998           1999
                                            -----------    ----------    ----------    -----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues..................................  $ 97    100%   $355   100%   $602   100%   $ 274   100%   $414   100%
Cost of Internet services.................    90     93     279    79     407    68      185    67     274    66
Operating expenses........................    30     31     102    29     158    26       70    26      98    24
                                            ----   ----    ----   ---    ----   ---    -----   ---    ----   ---
(Loss) income from operations.............  $(23)   (24)%  $(26)   (8)%  $ 37     6%   $  19     7%   $ 42    10%
                                            ====   ====    ====   ===    ====   ===    =====   ===    ====   ===
Approximate total subscribers at period
  end.....................................     1,200         2,121         3,897          3,251         4,500

        WISCONSIN INTERNET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 51% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 48% during the six months ended June 30, 1999 as compared to the six months ended June 30,

1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 67% for the six months ended June 30, 1998 and 66% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 40% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained relatively constant at 26% for the six months ended June 30, 1998 and 24% for the six months ended June 30, 1999.

                            WISCONSIN INTERNET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 70% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 46% from 1997 to 1998, primarily as a result of the increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 79% in 1997 to 68% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 55% from 1997 to 1998. Operating expenses as a percentage of revenues decreased from 29% in 1997 to 26% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            WISCONSIN INTERNET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 266% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 210% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 93% in 1996 to 79% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 240% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained relatively constant at 31% in 1996 and 29% in 1997.

                    RESULTS OF OPERATIONS -- NCONNECT, INC.

     NConnect, Inc. commenced operations as a corporation in November 1995. NConnect, Inc.'s target market is the Wisconsin area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                    JUNE 30,
                                            ---------------------------------------    -------------------------
                                               1996          1997          1998           1998           1999
                                            ----------    ----------    -----------    -----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues..................................  $137   100%   $435   100%   $ 660   100%   $ 289   100%   $515   100%
Cost of Internet services.................    89    65     295    68      560    85      231    80     335    65
Operating expenses........................    78    57     182    42      300    45      135    47     198    38
                                            ----   ---    ----   ---    -----   ---    -----   ---    ----   ---
Loss from operations......................  $(30)  (22)%  $(42)  (10)%  $(200)  (30)%  $ (77)  (27)%  $(18)   (3)%
                                            ====   ===    ====   ===    =====   ===    =====   ===    ====   ===
Approximate total subscribers at period
  end.....................................     500          1,500          4,443          3,464         5,554

             NCONNECT, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 78% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 45% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 80% for the six months ended June 30, 1999 to 65% for the six months ended June 30, 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 47% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 47% for the six months ended June 30, 1998 to 38% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 NCONNECT, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 52% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 90% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 68% in 1997 to 85% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 65% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 42% in 1997 to 45% in 1998, primarily as a result of increases in customer support personnel.

                                 NCONNECT, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 218% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 231% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 65% in 1997 to 68% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 133% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 57% in 1996 to 42% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                     RESULTS OF OPERATIONS -- NETWURX, INC.

     Netwurx, Inc. commenced operations as a corporation in May 1997. Netwurx, Inc.'s target market is the Wisconsin area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,             JUNE 30,
                                                          -------------------------    ------------------------
                                                             1997          1998           1998          1999
                                                          ----------    -----------    ----------    ----------
                                                                         (DOLLARS IN THOUSANDS)
Revenues................................................  $ 63   100%   $ 337   100%   $132   100%   $372   100%
Cost of Internet services...............................    30    48      288    85     103    78     238    64
Operating expenses......................................    44    70      180    53      54    41     154    41
                                                          ----   ---    -----   ---    ----   ---    ----   ---
Loss from operations....................................  $(11)  (18)%  $(131)  (38)%  $(25)  (19)%  $(20)   (5)%
                                                          ====   ===    =====   ===    ====   ===    ====   ===
Approximate total subscribers at period end.............     400           2,263         1,174         3,503

                         NETWURX, INC. SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 181% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 131% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 78% for the six months ended June 30, 1998 to 64% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 185% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained constant at 41% for the six months ended June 30, 1998 and 1999.

                                 NETWURX, INC.
                          PERIODS ENDED 1998 AND 1997

REVENUES

     Revenues increased 435% from 1997 to 1998. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1998 compared to eight months in 1997.

COST OF INTERNET SERVICES

     Cost of Internet services increased 860% from 1997 to 1998, as a result of increased costs associated with adding capacity to service new subscribers and a full year of operations in 1998 compared to eight months in 1997. Cost of Internet services as a percentage of revenues increased from 48% in 1997 to 85% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 309% from 1997 to 1998, as a result of hiring customer support and administrative personnel and a full year of operations in 1998 compared to eight months in 1997. Operating expenses as a percentage of revenues decreased from 70% in 1997 to 53% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                      RESULTS OF OPERATIONS -- PROVIDE.NET

     Provide.Net commenced operations as a sole proprietorship in February 1996. Provide.Net's target market is the Michigan area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                                 SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                       JUNE 30,
                                             -------------------------------------------    --------------------------
                                                 1996           1997            1998           1998           1999
                                             ------------    -----------    ------------    ----------    ------------
                                                                      (DOLLARS IN THOUSANDS)
Revenues...................................  $  34    100%   $ 478   100%   $1,304   100%   $617   100%   $1,028   100%
Cost of Internet services..................    126    371      369    77       678    52     268    43       471    46
Operating expenses.........................     49    144      211    44       337    26     148    24       284    28
                                             -----   ----    -----   ---    ------   ---    ----   ---    ------   ---
(Loss) income from operations..............  $(141)  (415)%  $(102)  (21)%  $  289    22%   $201    33%   $  273    26%
                                             =====   ====    =====   ===    ======   ===    ====   ===    ======   ===
Approximate total subscribers at period
  end......................................     1,124           4,766          9,768          7,639          11,903

                          PROVIDE.NET SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 67% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 76% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 43% for the six months ended June 30, 1998 to 46% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 92% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 24% for the six months ended

June 30, 1998 to 28% for the six months ended
June 30, 1999, primarily as a result of increases in customer support personnel.

                                  PROVIDE.NET
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 173% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 84% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 77% in 1997 to 52% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 60% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 44% in 1997 to 26% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                  PROVIDE.NET
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 1,306% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.
COST OF INTERNET SERVICES

     Cost of Internet services increased 193% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 371% in 1996 to 77% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 331% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 144% in 1996 to 44% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

            RESULTS OF OPERATIONS -- THE COMPUTER CARE COMPANY, INC.

     The Computer Care Company, Inc. commenced operations as a partnership in August 1992 and was incorporated in January 1998. The Computer Care Company, Inc.'s target market is the Michigan area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                            ----------------------------------------    ------------------------
                                               1996          1997           1998           1998          1999
                                            ----------    ----------    ------------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues..................................  $606   100%   $892   100%   $1,160   100%   $477   100%   $682   100%
Cost of Internet services.................   397    66     486    54       590    51     214    45     335    49
Operating expenses........................   236    39     419    47       551    48     266    56     294    43
                                            ----   ---    ----   ---    ------   ---    ----   ---    ----   ---
(Loss) income from operations.............  $(27)   (5)%  $(13)   (1)%  $   19     1%   $ (3)   (1)%  $ 53     8%
                                            ====   ===    ====   ===    ======   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.....................................     800          1,995          3,367          2,559         4,172

                        THE COMPUTER CARE COMPANY, INC.
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 43% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 57% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased 45% for the six months ended June 30, 1998 to 49% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 11% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 56% for the six months ended June 30, 1998 to 43% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                        THE COMPUTER CARE COMPANY, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 30% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 21% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 54% in 1997 to 51% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 32% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained relatively constant at 47% in 1997 and 48% in 1998.

                        THE COMPUTER CARE COMPANY, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 47% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 22% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 66% in 1996 to 54% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 78% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 39% in 1996 to 47% in 1997, primarily as a result of increases in customer support personnel.

                 RESULTS OF OPERATIONS -- ISP MANAGEMENT, INC.

     Nethawk of Alma, Inc. ("Nethawk") and the Internet Access Services division of Sensible Computer Solutions, Inc. ("Sensible") commenced full-scale Internet access services in January, 1997. The two companies combined operations in early 1999 to become a premier provider of full-service Internet connectivity in central Michigan. ISP Management, Inc. was incorporated in January 1999 for the purpose of combining the operations of Nethawk and Sensible. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                               -----------------
                                                                 1998                1999
                                                              -----------      -----------------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................................  $220    100%     $359         100%
Cost of Internet services...................................   113     52       209          58
Operating expenses..........................................    90     41       197          55
                                                              ----    ---      ----         ---
(Loss) income from operations...............................  $ 17      7%     $(47)        (13)%
                                                              ====    ===      ====         ===
Approximate total subscribers at period end.................     2,206               3,139

ISP MANAGEMENT, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

Revenues

     Revenues increased 63% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

Cost of internet service

     Cost of Internet services increased 85% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 52% for the six months ended June 30, 1998 to 58% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

Operating expenses

     Operating expenses increased 119% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 41% for the six months ended June 30, 1998 to 55% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                 RESULTS OF OPERATIONS -- NETHAWK OF ALMA, INC.

     Nethawk of Alma, Inc. commenced full-scale Internet access services on January 1997. The company is a provider of full-service Internet connectivity in central Michigan. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                            SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,              JUNE 30,
                                        ----------------------------    ------------------------
                                            1997            1998           1998          1999
                                        ------------    ------------    ----------    ----------
                                                         (DOLLARS IN THOUSANDS)
Revenues..............................  $  85    100%   $  275   100%   $ --    --%   $ --    --%
Cost of Internet services.............    146    172       155    56      --    --      --    --
Operating expenses....................     51     60        71    26      --    --      --    --
                                        -----   ----    ------   ---    ----   ---    ----   ---
(Loss) income from operations.........  $(112)  (132)%  $   49    18%   $ --    --%   $ --    --%
                                        =====   ====    ======   ===    ====   ===    ====   ===
Approximate total subscribers at
  period end..........................      645            1,535            --            --

                             NETHAWK OF ALMA, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 224% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 6% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 172% in 1997 to 56% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 39% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 60% in 1997 to 26% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

         RESULTS OF OPERATIONS -- THE INTERNET ACCESS SERVICES DIVISION
                      OF SENSIBLE COMPUTER SOLUTIONS, INC.

     The Internet Access Services Division of Sensible Computer Solutions, Inc. commenced full-scale Internet access services in January 1997. The division provides full-service Internet connectivity in central Michigan. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1997            1998
                                                              ------------    ------------
                                                                 (DOLLARS IN THOUSANDS)
Revenues....................................................  $ 117    100%   $  263   100%
Cost of Internet services...................................    130    111       160    61
Operating expenses..........................................    108     92       110    42
                                                              -----   ----    ------   ---
Loss from operations........................................  $(121)  (103)%  $   (7)   (3)%
                                                              =====   ====    ======   ===
Approximate total subscribers at period end.................      855            1,415

                     THE INTERNET ACCESS SERVICES DIVISION
                      OF SENSIBLE COMPUTER SOLUTIONS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 125% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 23% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 111% in 1997 to 61% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 2% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 92% in 1997 to 42% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

             RESULTS OF OPERATIONS -- WWW.INTERNET SOLUTIONS, INC.

     www.internet solutions, inc. commenced operations as a corporation in July 1996. www.internet solutions, inc.'s target market is the Ohio area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                                SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                      JUNE 30,
                                             -------------------------------------------    ------------------------
                                                 1996            1997           1998           1998          1999
                                             ------------    ------------    -----------    ----------    ----------
                                                                     (DOLLARS IN THOUSANDS)
Revenues...................................  $  26    100%   $ 164    100%   $ 470   100%   $204   100%   $279   100%
Cost of Internet services..................     60    231      153     93      275    59     125    61     152    54
Operating expenses.........................    104    400      176    107      297    63     128    63     203    73
                                             -----   ----    -----   ----    -----   ---    ----   ---    ----   ---
Loss from operations.......................  $(138)  (531)%  $(165)  (100)%  $(102)  (22)%  $(49)  (24)%  $(76)  (27)%
                                             =====   ====    =====   ====    =====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end......................................      125            1,350           2,629         1,900         3,100

                          WWW.INTERNET SOLUTIONS, INC.
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 37% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 22% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 61% for the six months ended June 30, 1998 to 54% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 59% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 63% for the six months ended June 30, 1998 to 73% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                          WWW.INTERNET SOLUTIONS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 187% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 80% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 93% in 1997 to 59% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 69% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 107% in 1997 and 63% in 1998.

                          WWW.INTERNET SOLUTIONS, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 531% from 1996 to 1997. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1997 compared to six months in 1996.

COST OF INTERNET SERVICES

     Cost of Internet services increased 155% from 1996 to 1997. The increase was attributable to increased costs associated with adding capacity to service new subscribers and a full year of operations in 1997 compared to six months in 1996. Cost of Internet services as a percentage of revenues decreased from 231% in 1996 and 93% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES
     Operating expenses increased 69% from 1996 to 1997, as a result of hiring customer support and administrative personnel and a full year of operations in 1997 compared to six months in 1996. Operating expenses as a percentage of revenues decreased from 400% in 1996 to 107% in 1997.

                   RESULTS OF OPERATIONS -- COPPER.NET, INC.

     Copper.net, Inc. commenced pre-incorporation operations in 1995, and was incorporated in December 1997. Copper.net, Inc.'s target market is the Ohio area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $ 62   100%   $180   100%   $417   100%   $178   100%   $372   100%
Cost of Internet services...................    56    90     136    76     146    35      69    39     170    46
Operating expenses..........................    18    29      82    46     242    58     115    65     250    67
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $(12)  (19)%  $(38)  (22)%  $ 29     7%   $ (6)   (4)%  $(48)  (13)%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................     550          1,907         3,948         2,575         6,691

            COPPER.NET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 109% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 146% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 39% for the six months ended June 30, 1998 to 46% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 117% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 65% for the six months ended

June 30, 1998 to 67% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                                COPPER.NET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 132% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 7% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 76% in 1997 to 35% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 195% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 46% in 1997 to 58% in 1998, primarily as a result of increases in customer support personnel.

                                COPPER.NET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 190% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.
COST OF INTERNET SERVICES

     Cost of Internet services increased 143% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 90% in 1996 to 76% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 356% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 29% in 1996 to 46% in 1997, primarily as a result of increases in customer support personnel.

             RESULTS OF OPERATIONS -- NETPLUS COMMUNICATIONS, INC.

     NetPlus Communications, Inc. was incorporated in August 1996. NetPlus Communications, Inc.'s target market is the Ohio area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              ---------------------------------------    -----------------------
                                                 1996           1997          1998         1998          1999
                                              -----------    ----------    ----------    ---------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $ 14    100%   $ 87   100%   $209   100%   $99   100%   $181   100%
Cost of Internet services...................    17    121      67    77     164    78     76    77     146    81
Operating expenses..........................    13     93      65    75      35    17     17    17      34    19
                                              ----   ----    ----   ---    ----   ---    ---   ---    ----   ---
(Loss) income from operations...............  $(16)  (114)%  $(45)  (52)%  $ 10     5%   $ 6     6%   $  1    --
                                              ====   ====    ====   ===    ====   ===    ===   ===    ====   ===
Approximate total subscribers at period
  end.......................................      89            615          1,437         1,251        2,012

                          NETPLUS COMMUNICATIONS, INC.
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 83% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 92% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 77% for the six months ended June 30, 1998 to 81% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 100% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues remained relatively constant at 17% for the six months ended June 30, 1998 and 19% for the six months ended June 30, 1999.

                          NETPLUS COMMUNICATIONS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 140% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 145% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 77% in 1997 and 78% in 1998.

OPERATING EXPENSES

     Operating expenses decreased 46% from 1997 to 1998, primarily as a result of the 1997 impact of stock compensation expense of $42 recorded for stock issued to certain shareholders during 1997. Excluding this expense operating expenses as a percentage of revenues decreased from 75% in 1997 to 17% in 1998 primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                          NETPLUS COMMUNICATIONS, INC.
                     YEAR ENDED 1997 AND PERIOD ENDED 1996

REVENUES

     Revenues increased 521% from 1996 to 1997. The increase was attributable to an increase in the number of subscribers and a full year of operations in 1997 compared to four months in 1996.

COST OF INTERNET SERVICES

     Cost of Internet services increased 294% from 1996 to 1997. The increase was attributable to increased costs associated with adding capacity to service new subscribers and a full year of operations in 1997 compared to four months in 1996. Cost of Internet services as a percentage of revenues decreased from 121% in 1996 to 77% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 400% from 1996 to 1997, as a result of hiring customer support and administrative personnel and a full year of operations in 1997 compared to four months in 1996. Operating expenses as a percentage of revenues decreased from 93% in 1996 to 75% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

             RESULTS OF OPERATIONS -- INTERNET NEBRASKA CORPORATION

     Internet Nebraska Corporation was incorporated in August 1994. Internet Nebraska Corporation target market is the Nebraska area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                            ----------------------------------------    ------------------------
                                               1996          1997           1998           1998          1999
                                            ----------    ----------    ------------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues..................................  $276   100%   $608   100%   $1,071   100%   $473   100%   $796   100%
Cost of Internet services.................    93    34     242    40       493    46     201    42     381    48
Operating expenses........................   127    46     229    38       301    28     140    30     260    33
                                            ----   ---    ----   ---    ------   ---    ----   ---    ----   ---
Income from operations....................  $ 56    20%   $137    22%   $  277    26%   $132    28%   $155    19%
                                            ====   ===    ====   ===    ======   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.....................................    1,662         4,500          7,444          5,978         9,213

     INTERNET NEBRASKA CORPORATION SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 68% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 90% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 42% for the six months ended June 30, 1998 to 48% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 86% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 30% for the six months ended June 30, 1998 to 33% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

            INTERNET NEBRASKA CORPORATION YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 76% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers resulting in part from the acquisition of another ISP business.

COST OF INTERNET SERVICES

     Cost of Internet services increased 104% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 40% in 1997 to 46% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 31% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 38% in 1997 to 28% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                         INTERNET NEBRASKA CORPORATION
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 120% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 160% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 34% in 1997 to 40% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 80% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 46% in 1996 to 38% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    RESULTS OF OPERATIONS -- RAPIDNET, INC.

     RapidNet, L.L.C., was initially formed as a limited liability company in September 1995. In April 1998, RapidNet, Inc. was formed in connection with the conversion of its legal organization from a limited liability company to an S-Corp. RapidNet, Inc.'s target market is the South Dakota area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                             -----------------------------------------   -----------------------
                                                 1996          1997           1998          1998         1999
                                             ------------   -----------   ------------   ----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................................  $ 239    100%  $ 686   100%  $1,344   100%  $641   100%  $730   100%
Cost of Internet services..................    158     66     390    57      769    57    298    46    387    53
Operating expenses.........................    325    136     515    75      713    53    380    59    293    40
                                             -----   ----   -----   ---   ------   ---   ----   ---   ----   ---
(Loss) income from operations..............  $(244)  (102)% $(219)  (32)% $ (138)  (10)% $(37)   (5)% $ 50     7%
                                             =====   ====   =====   ===   ======   ===   ====   ===   ====   ===
Approximate total subscribers at period
  end......................................     1,866          3,828         5,183         4,272        5,898

             RAPIDNET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 14% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers. This increase was partially offset by the closure of RapidNet, Inc.'s Sioux Falls office during January 1999 which provided a substantial portion of RapidNet, Inc.'s non-ISP revenues in 1998.

COST OF INTERNET SERVICES

     Cost of Internet services increased 30% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 46% for the six months ended June 30, 1998 to 53% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses decreased 23% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of the closing of RapidNet, Inc.'s Sioux Falls office in January 1999. Operating expenses as a percentage of revenues decreased from 59% for the six months ended June 30, 1998 to 40% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 RAPIDNET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 96% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 97% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained constant at 57% in 1997 and 1998.

OPERATING EXPENSES

     Operating expenses increased 38% from 1997 to 1998 primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 75% in 1997 to 53% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 RAPIDNET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 187% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers as a result of acquiring customers lists.

COST OF INTERNET SERVICES

     Cost of Internet services increased 147% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 66% in 1996 to 57% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 58% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 136% in 1996 to 75% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                     RESULTS OF OPERATIONS -- CSW NET, INC.

     CSW Net, Inc. was incorporated in May 1995. CSW Net, Inc.'s target market is the Arkansas area. The following table shows historical data (in thousands, except numbers of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                              SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                        JUNE 30,
                                         ------------------------------------------    ------------------------------
                                            1996           1997            1998           1998             1999
                                         ----------    ------------    ------------    -----------    ---------------
                                                                    (DOLLARS IN THOUSANDS)
Revenues...............................  $775   100%   $1,196   100%   $1,352   100%   $ 610   100%   $1,082      100%
Cost of Internet services..............   512    66       502    42       940    70      468    77       477       44
Operating expenses.....................   234    30       383    32       726    54      373    61       463       43
                                         ----   ---    ------   ---    ------   ---    -----   ---    ------      ---
(Loss) income from operations..........  $ 29     4%   $  311    26%   $ (314)  (24)%  $(231)  (38)%  $  142       13%
                                         ====   ===    ======   ===    ======   ===    =====   ===    ======      ===
Approximate total subscribers at period
  end..................................    1,740          4,400           7,294           5,390            9,565

             CSW NET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 77% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 2% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 77% for the six months ended June 30, 1998 to 44% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 24% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 61% for the six months ended June 30, 1998 to 43% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 CSW NET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 13% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 87% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 42% in 1997 to 70% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 90% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 32% in 1997 to 54% in 1998, primarily as a result of increases in customer support personnel.

                                 CSW NET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 54% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services decreased 2% from 1996 to 1997. Cost of Internet services as a percentage of revenues decreased from 66% in 1996 to 42% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 64% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 30% in 1996 to 32% in 1997, primarily as a result of increases in customer support personnel.

                     RESULTS OF OPERATIONS -- IOCC.COM, LLC

     IOCC.com, LLC was incorporated in December 1995. IOCC.com, LLC's target market is the Arkansas area. The following table shows historical data (in thousands, except numbers of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                -------------------------------------    -----------------------
                                                  1996          1997          1998         1998          1999
                                                ---------    ----------    ----------    ---------    ----------
                                                                     (DOLLARS IN THOUSANDS)
Revenues......................................  $43   100%   $125   100%   $221   100%   $95   100%   $208   100%
Cost of Internet services.....................   30    70      51    41      95    43     34    36     109    52
Operating expenses............................   10    23      32    26      80    36     35    37      69    33
                                                ---   ---    ----   ---    ----   ---    ---   ---    ----   ---
Income from operations........................  $ 3     7%   $ 42    33%   $ 46    21%   $26    27%   $ 30    15%
                                                ===   ===    ====   ===    ====   ===    ===   ===    ====   ===
Approximate total subscribers at period end...     320          513           968           690         1,616

                                 IOCC.COM, LLC
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 119% during the six months ended June 30, 1999 as compared to six months ended June 30, 1998. The increase was primarily attributable to increases in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 221% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 36% for the six months ended June 30, 1998, to 52% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 97% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 37% for the six months ended June 30, 1998 to 33% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 IOCC.COM, LLC
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 77% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 86% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 41% in 1997 to 43% in 1998, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 150% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 26% in 1997 to 36% in 1998, primarily as a result of increases in customer support personnel.

                                 IOCC.COM, LLC
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 191% 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.
COST OF INTERNET SERVICES

     Cost of Internet services increased 70% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 70% in 1996 to 41% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 220% 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 23% 1996 to 26% in 1997, primarily as a result of increases in customer support personnel.

                     RESULTS OF OPERATIONS -- FUTURA, INC.

     Futura, Inc. was incorporated in September 1995. Futura, Inc.'s target market is the Arkansas area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                               -------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                               ---------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues.....................................  $50   100%   $107   100%   $261   100%   $104   100%   $306   100%
Cost of Internet services....................   31    62      86    80     141    54      67    64     161    53
Operating expenses...........................   17    34      26    24     136    52      41    39     200    65
                                               ---   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations................  $ 2     4%   $ (5)   (4)%  $(16)   (6)%  $ (4)   (3)%  $(55)  (18)%
                                               ===   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end........................................     330          820          1,596         1,380         2,228

                         FUTURA, INC. SIX MONTHS ENDED
                             JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 194% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers as a result of acquiring customer lists.

COST OF INTERNET SERVICES

     Cost of Internet services increased 140% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. These increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 64% for the six months ended June 30, 1998 to 53% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 388% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 39% for the six months ended June 30, 1998 to 65% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                                  FUTURA, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 144% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 64% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 80% in 1997 to 54% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 423% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 24% in 1997 to 52% in 1998, primarily as a result of increases in customer support personnel.

                                  FUTURA, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 114% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 177% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 62% in 1996 to 80% in 1997, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 53% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 34% in 1996 to 24% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

               RESULTS OF OPERATIONS -- INTERNET SOLUTIONS, INC.

     Internet Solutions, Inc. was incorporated in October 25, 1995. Internet Solution, Inc.'s target market is the Arkansas area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $107   100%   $276   100%   $370   100%   $170   100%   $193   100%
Cost of Internet services...................    61    57     117    42     139    38      71    42      77    40
Operating expenses..........................    58    54     117    42     163    44      76    45      79    41
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $(12)  (11)%  $ 42    16%   $ 68    18%   $ 23    13%   $ 37    19%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................     530          1,040         1,285         1,176         1,451

        INTERNET SOLUTIONS, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 14% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 8% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 42% for the six months ended June 30, 1998 and 40% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 4% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 45% for the six months ended June 30, 1998 to 41% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                            INTERNET SOLUTIONS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 34% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 19% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 42% in 1997 to 38% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 39% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 42% in 1997 to 44% in 1998, primarily as a result of increases in customer support personnel.

                            INTERNET SOLUTIONS, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 158% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 92% from 1996 to 1997. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 57% in 1996 to 42% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 102% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 54% in 1996 to 42% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

      RESULTS OF OPERATIONS -- BLACK SHEEP COMPUTING, INC. -- ISP BUSINESS

     Black Sheep Computing Inc., established in 1992 as sole proprietorship, commenced operations as a dial-up Internet access and support service ("ISP") in October 1996. Black Sheep Computing Inc. was incorporated in May 1997. Black Sheep Computing, Inc.'s target market is the Arkansas area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                             ---------------------------------------    ------------------------
                                                1996          1997          1998           1998          1999
                                             ----------    ----------    -----------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................................  $ 1    100%   $ 95   100%   $ 266   100%   $113   100%   $337   100%
Cost of Internet services..................    3    300      69    73      183    69      68    60     200    59
Operating expenses.........................    1    100      67    71      198    74      89    79     117    35
                                             ---   ----    ----   ---    -----   ---    ----   ---    ----   ---
(Loss) income from operations..............  $(3)  (300)%  $(41)  (44)%  $(115)  (43)%  $(44)  (39)%  $ 20     6%
                                             ===   ====    ====   ===    =====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end......................................      38          1,523          3,577         2,092         4,352

      BLACK SHEEP COMPUTING, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 198% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 194% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 60% for the six months ended June 30, 1998 and 59% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 31% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 79% for the six months ended June 30, 1996, to 35% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                          BLACK SHEEP COMPUTING, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 180% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 165% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 73% in 1997 to 69% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth in 1997 and 1998.

OPERATING EXPENSES

     Operating expenses increased 196% from 1997 to 1998 primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 71% in 1997 to 74% in 1998, primarily as a result of increases in customer support personnel.

                          BLACK SHEEP COMPUTING, INC.
                           YEARS ENDED 1997 AND 1996
     Black Sheep Computing, Inc. commenced its ISP operations in late 1996. Revenues, cost of Internet services and operating expenses all increased from 1996 to 1997 as a result of a full year of operations in 1997 compared to 3 months in 1996.

           RESULTS OF OPERATIONS -- INTENSITY COMPUTER SYSTEMS, INC.

     Intensity Computer Systems, Inc. commenced operations as a sole proprietorship in June 1997 and was incorporated in January 1998. Intensity Computer Systems, Inc.'s target market is the Arkansas area. The following table shows historical data (in thousands, except numbers of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,            JUNE 30,
                                                           -------------------------    -----------------------
                                                              1997           1998         1998          1999
                                                           -----------    ----------    ---------    ----------
                                                                          (DOLLARS IN THOUSANDS)
Revenues...............................................    $  8    100%   $171   100%   $60   100%   $116   100%
Cost of Internet services..............................      15    188     102    60     42    70      59    51
Operating expenses.....................................      13    162      55    32     22    37      47    41
                                                           ----   ----    ----   ---    ---   ---    ----   ---
(Loss) income from operations..........................    $(20)  (250)%  $ 14     8%   $(4)   (7)%  $ 10     9%
                                                           ====   ====    ====   ===    ===   ===    ====   ===
Approximate total subscribers at period end............        50            462           162          839

                        INTENSITY COMPUTER SYSTEMS, INC.
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 93% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 40% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 70% for the six months ended June 30,

1998 to 51% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 114% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 37% for the six months ended June 30, 1998, to 41% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                        INTENSITY COMPUTER SYSTEMS, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 204% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers and a full year of operations in 1998 compared to seven months in 1997.

COST OF INTERNET SERVICES

     Cost of Internet services increased 580% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers and a full year of operations in 1998 compared to seven months in 1997. Cost of Internet services as a percentage of revenues decreased from 188% in 1997 to 60% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.
OPERATING EXPENSES
     Operating expenses increased 323% from 1997 to 1998, as a result of increases in customer support personnel and a full year of operations in 1998 compared to seven months in 1997. Operating expenses as a percentage of revenues decreased from 162% in 1997 to 32% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    RESULTS OF OPERATIONS -- ECSIS.NET, LLC

     ECSIS.Net, LLC was incorporated in January 1997. Prior to incorporation, ECSIS.Net operated as a division of ECS, LLC. and commenced operations in December 1995. ECSIS.Net, LLC's target market is the Tennessee area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                   JUNE 30,
                                              --------------------------------------    ------------------------
                                                 1996          1997          1998          1998          1999
                                              ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Revenues....................................  $ 77   100%   $147   100%   $388   100%   $167   100%   $299   100%
Cost of Internet services...................    68    88     104    71     192    49     119    71     124    41
Operating expenses..........................    84   109     136    93     169    44      76    46      82    27
                                              ----   ---    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations...............  $(75)  (97)%  $(93)  (64)%  $ 27     7%   $(28)  (17)%  $ 93    32%
                                              ====   ===    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.......................................     494           891          2,539         1,604         3,257

             ECSIS.NET, LLC SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 79% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 4% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 71% for the six months ended June 30, 1998 to 41% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 8% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 46% for the six months ended June 30, 1998 to 27% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 ECSIS.NET, LLC
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 164% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 85% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 71% in 1997 to 49% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 24% from 1997 to 1998 primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 93% in 1997 to 44% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 ECSIS.NET, LLC
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 91% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 53% from 1996 to 1997. The increase was primarily attributable to the increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 88% in 1996 to 71% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 62% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 109% in 1996 to 93% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

               RESULTS OF OPERATIONS -- WORLD TRADE NETWORK, INC.

     World Trade Network, Inc. was incorporated in May 1995. World Trade Network, Inc.'s target market is the Texas area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                               SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                       JUNE 30,
                                           ------------------------------------------    ----------------------------
                                              1996           1997            1998            1998            1999
                                           ----------    ------------    ------------    ------------    ------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues.................................  $356   100%   $1,289   100%   $2,834   100%   $1,116   100%   $2,081   100%
Cost of Internet services................   107    30       401    31       811    29       386    35       712    34
Operating expenses.......................   293    82       931    72     1,923    68       666    60     1,457    70
                                           ----   ---    ------   ---    ------   ---    ------   ---    ------   ---
(Loss) income from operations............  $(44)  (12)%  $  (43)   (3)%  $  100     3%   $   64     5%   $  (88)   (4)%
                                           ====   ===    ======   ===    ======   ===    ======   ===    ======   ===
Approximate total subscribers at period
  end....................................    2,501          6,509           17,143          6,751           24,963

       WORLD TRADE NETWORK, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 86% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 84% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 35% for the six months ended June 30, 1998 and 34% for the six months ended June 30, 1999.

OPERATING EXPENSES

     Operating expenses increased 119% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 60% for the six months ended June 30, 1998 to 70% for the six month period ended June 30, 1999, primarily as a result of increases in customer support personnel.

                           WORLD TRADE NETWORK, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 120% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 102% from 1997 to 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 31% in 1997 to 29% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 107% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 72% in 1997 to 68% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                           WORLD TRADE NETWORK, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 262% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 275% from 1996 to 1997, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 30% in 1996 and 31% in 1997.

OPERATING EXPENSES

     Operating expenses increased 218% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 82% in 1996 to 72% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                    RESULTS OF OPERATIONS -- STIC.NET, INC.

     STIC.NET, Inc. was incorporated in July 1995. STIC.Net, Inc.'s target market is the Texas area. The following table shows historical data (in thousands, except number of subscribers data) and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                            ----------------------------------------    ------------------------
                                               1996          1997           1998           1998          1999
                                            ----------    ----------    ------------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues..................................  $475   100%   $706   100%   $1,196   100%   $547   100%   $822   100%
Cost of Internet services.................   210    44     199    28       347    29     142    26     233    28
Operating expenses........................   294    62     504    71       976    82     445    81     586    71
                                            ----   ---    ----   ---    ------   ---    ----   ---    ----   ---
(Loss) income from operations.............  $(29)   (6)%  $  3     1%   $ (127)  (11)%  $(40)   (7)%  $  3     1%
                                            ====   ===    ====   ===    ======   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end.....................................    2,420         3,524          7,277          6,169         9,215

             STIC.NET, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 50% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 64% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues increased from 26% for the six months ended June 30, 1998, to 28% for the six months ended June 30, 1999, primarily as a result of providing additional capacity to service future subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 32% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 81% for the six months ended June 30, 1998 to 71% for the six months ended June 30, 1999, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                                 STIC.NET, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 69% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 74% from 1997 to 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues remained relatively constant at 28% in 1997 and 29% in 1998.

OPERATING EXPENSES

     Operating expenses increased 94% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 71% in 1997 to 82% in 1998, primarily as result of increases in customer support personnel.

                                 STIC.NET, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 49% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.
COST OF INTERNET SERVICES

     Cost of Internet services decreased 5% from 1996 to 1997. Cost of Internet services as a percentage of revenues decreased from 44% in 1996 to 28% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 71% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 62% in 1996 to 71% in 1997, primarily as a result of increases in customer support personnel.

                 RESULTS OF OPERATIONS -- NETWEST ONLINE, INC.

     NetWest Online, Inc. was incorporated in April 1996. NetWest Online, Inc.'s target market is the southwestern Texas. The following table shows historical data and those data as a percentage of revenues for the periods indicated:

                                                                                            SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    JUNE 30,
                                             ---------------------------------------    ------------------------
                                                1996           1997          1998          1998          1999
                                             -----------    ----------    ----------    ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................................  $ 71    100%   $386   100%   $773   100%   $305   100%   $585   100%
Cost of Internet services..................    29     41     108    28     203    26      85    28     155    26
Operating expenses.........................   128    180     279    72     504    65     173    57     442    76
                                             ----   ----    ----   ---    ----   ---    ----   ---    ----   ---
(Loss) income from operations..............  $(86)  (121)%  $ (1)   --%   $ 66     9%   $ 47    15%   $(12)   (2)%
                                             ====   ====    ====   ===    ====   ===    ====   ===    ====   ===
Approximate total subscribers at period
  end......................................      500          1,529         3,342         2,319         4,678

          NETWEST ONLINE, INC. SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

     Revenues increased 92% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 82% during the six months ended June 30, 1999 as

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

compared to the six months ended June 30, 1998. The increase was primarily attributable to increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 28% for the six months ended June 30, 1998 to 26% for the six months ended June 30, 1999, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 155% during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues increased from 57% for the six months ended June 30, 1998 to 76% for the six months ended June 30, 1999, primarily as a result of increases in customer support personnel.

                              NETWEST ONLINE, INC.
                           YEARS ENDED 1998 AND 1997

REVENUES

     Revenues increased 100% from 1997 to 1998. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 88% from 1997 to 1998, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 28% in 1997 to 26% in 1998, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 81% from 1997 to 1998, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 72% in 1997 to 65% in 1998, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

                              NETWEST ONLINE, INC.
                           YEARS ENDED 1997 AND 1996

REVENUES

     Revenues increased 444% from 1996 to 1997. The increase was primarily attributable to an increase in the number of subscribers.

COST OF INTERNET SERVICES

     Cost of Internet services increased 272% from 1996 to 1997, primarily as a result of increased costs associated with adding capacity to service new subscribers. Cost of Internet services as a percentage of revenues decreased from 41% in 1996 to 28% in 1997, primarily as a result of existing excess capacity being used to satisfy new subscriber growth.

OPERATING EXPENSES

     Operating expenses increased 118% from 1996 to 1997, primarily as a result of hiring customer support and administrative personnel. Operating expenses as a percentage of revenues decreased from 180% in 1996 to 72% in 1997, primarily as a result of spreading the cost of existing personnel over a growing subscriber base.

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

                                    BUSINESS

                                    OVERVIEW

     Upon completion of this offering, we will acquire 43 local and regional Internet service providers, or ISPs, that we plan to integrate into a national network. On a combined basis, our 43 ISPs had more than 274,000 subscribers as of June 30, 1999. According to data published by Jupiter Communications, this would make us one of the twenty largest ISPs in the United States. In addition, our combined network will provide our subscribers with local Internet access in 46 states through 2,771 points of presence, or POPs.

     From June 30, 1998 to June 30, 1999, the combined subscriber base of our 43 ISPs grew more than 90% from approximately 144,227 to approximately 274,320. To continue this growth, we intend to acquire and integrate additional high quality local and regional ISPs. As a national ISP, we believe that we will be able to achieve significant economies of scale and streamline our operations. We also plan to attract new subscribers by offering a broad range of products and services, providing high quality customer service and technical support, building a national brand and strategically marketing our products and services through cost effective local and regional advertising.

                              INDUSTRY BACKGROUND

GROWTH OF THE INTERNET

     The Internet is an increasingly popular global electronic medium that enables millions of consumers and businesses to access information, communicate and engage in commerce. International Data Corporation, or IDC, estimates that in the United States there were approximately 62.8 million Internet users at the end of 1998 and that the number of users will grow at a 23% compound annual growth rate to more than 177.0 million by the end of 2003. IDC also estimates that the percentage of United States households accessing the Internet increased from 7% in 1996 to nearly 26% in 1998.

     Businesses also increasingly rely on the Internet to access and provide information and to reach customers. IDC estimates that nearly 100% of United States companies with 100 or more employees have Internet access and 87% maintain a Web site. In addition, according to IDC, the value of goods and services sold over the Internet in the United States was $37.2 billion in 1998 and is expected to grow at a compound annual growth rate of more than 80% to $707.9 billion in 2003.

GROWTH OF THE INTERNET ACCESS SERVICES MARKET

     The Internet access services market is large and growing. Most Internet users connect their computers to ISPs over telephone lines or by dedicated access lines. The ISPs in turn provide connections to the Internet. To generate revenues, most ISPs charge their customers for access to the Internet and for related value-added services, such as electronic commerce, Internet fax and Web site design. IDC estimates that Internet access service revenues in the United States will more than triple from $10.7 billion in 1998 to $37.4 billion in 2003. According to IDC, the consumer access market totaled $4.7 billion in 1998 and the corporate access and value-added services markets each totaled nearly $3.0 billion.

HIGHLY FRAGMENTED MARKET

     The Internet access services market is highly fragmented as a result of high demand, low barriers to entry and the need for local connections to avoid toll or long distance charges. According to a recent estimate by Boardwatch Data, there are approximately 6,700 ISPs in the United States. Although there are several large national ISPs, most ISPs are small local or regional businesses.

     We believe that the ISP industry will undergo a period of rapid consolidation, especially among local and regional ISPs. To succeed in the increasingly competitive Internet access services market, ISPs will have to offer their customers not only dial-up access but also attractively priced products and services and

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

high-speed connections to the Internet, commonly referred to as broadband access. We believe that it is unlikely many local and regional ISPs will have sufficient capital resources to provide these products and services. In addition, in the face of increased competition from national ISPs and other large enterprises, local and regional ISPs will likely need to consolidate to realize economies of scale, greater operational efficiencies and improved access to capital.

                                OUR OPPORTUNITY

     As the fragmented ISP industry consolidates, we believe that local and regional ISPs will face intense competition from national ISPs seeking to penetrate new markets or add subscribers in their existing markets. With their more extensive capital resources, national ISPs will be able to offer subscribers a broader selection of attractively priced products and services. National ISPs may also be able to take advantage of greater brand recognition and larger marketing budgets.

     Despite the competitive advantages enjoyed by national ISPs, many local and regional ISPs have achieved rapid growth as well as high customer satisfaction and loyalty in markets underserved by national ISPs. In addition, some local and regional ISPs have also achieved rapid growth in direct competition with national ISPs by providing superior customer service and technical support and reliable Internet access.

     We believe that these factors and the trend towards consolidation in the ISP industry have created an opportunity for espernet.com to acquire and integrate high quality local and regional ISPs into a new, national ISP that offers a broad range of products and a superior customer experience.

                                  OUR SOLUTION

     We believe that by acquiring and integrating our 43 ISPs and additional high quality local and regional ISPs we can:

     - offer customers a broad range of products and services;

     - provide superior customer service and technical support;

     - achieve economies of scale;

     - create a national ISP with a recognized brand name; and

     - strategically market our products and services.

     We believe that our solution will allow us to rapidly increase our base of subscribers and our revenues.

                                  OUR STRATEGY

     We believe we can achieve rapid growth by acquiring additional ISPs, attracting new subscribers and selling additional value-added products and services. To achieve this goal, we plan to implement the following growth strategy:

SELECTIVELY ACQUIRE AND INTEGRATE ISPS IN TARGET MARKETS

     In addition to the 43 ISPs we have agreed to acquire, to continue to increase our customer base and expand our network, we intend to selectively acquire and then integrate additional local and regional ISPs. We will focus on acquiring ISPs within and contiguous to the markets that we currently serve and in other markets that we believe are underserved or offer rapid growth opportunities. By acquiring ISPs in our existing markets and in markets contiguous to them, we anticipate that we will be able to increase the density of our subscriber base in these geographic regions and thereby reduce our cost per subscriber. We believe that ISPs will continue to be attracted to, and benefit from, the opportunity to combine with us because they will gain access to our greater capital resources, broader product and service offerings, more extensive network and centralized management structure.

BUILD A NATIONAL BRAND AND PURSUE LOCALLY FOCUSED MARKETING AND SALES

     To expand our subscriber base and increase our growth rate, we plan to build espernet.com into a national brand through

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

strategic marketing. We intend to utilize focused advertising campaigns to create a recognized brand name in all of the markets that we serve. Some of our individual ISPs have extensive experience with local marketing programs, have developed local sales forces and have fostered relationships with local merchants to resell their products. We plan to leverage these local marketing abilities and relationships to design cost effective marketing programs to attract new subscribers.

ENHANCE SUBSCRIBERS' INTERNET EXPERIENCE

     We intend to continue to attract and retain subscribers by offering a superior Internet access service that includes:

     - an easy to use CD-ROM that enables users to quickly set up their Internet access;

     - network infrastructure technology that minimizes busy signals and supports emerging Internet-based technologies such as digital subscriber lines, or DSL, wireless, cable modems and Internet telephony;

     - relationships with national merchants that make more products and services available to our subscribers, such as our agreement with Research in Motion Limited to provide small, wireless e-mail devices. See "--Partnerships and Strategic Alliances;"

     - local, customizable content such as weather, events, news and sports information through strategic relationships, such as our agreement with LookSmart, Ltd. See "--Partnerships and Strategic Alliances;" and

     - knowledgeable and attentive customer service and technical support available 24 hours per day, seven days per week.

PROVIDE NEW PRODUCTS AND SERVICES TO MEET CUSTOMER DEMAND

     We intend to offer a suite of products uniformly throughout our network and introduce new value-added products and services, such as broadband access, Web site domain name registration and electronic commerce applications. By offering a broad range of products and services, we believe that we can attract and retain customers, sell additional products and services to each subscriber and increase our revenues.

LEVERAGE OUR SUBSCRIBER BASE TO INCREASE REVENUES

     We believe that we can also increase our revenues by charging advertisers, Internet portals, content providers, online merchants and other enterprises for preferred access to our subscriber base. In this way, we plan to leverage our subscriber base to increase revenues.

ACHIEVE OPERATIONAL LEVERAGE

     As a national ISP, we expect to be able to achieve economies of scale that will increase the efficiency of our operations. We plan to streamline our operations by eliminating redundant network equipment and consolidating network operations, customer service and technical support and back office functions. In addition, we anticipate that we will be able to negotiate more favorable contracts with third party providers by leveraging our combined purchasing power. For example, we believe that we can negotiate more favorable rates for telecommunications services, the costs of which have been nearly half of our pro forma combined revenues from 1996 through 1998. We also believe that our size will enable us to enter into strategic relationships with companies that might not be interested in contracting with small local and regional ISPs.

                                  ACQUISITIONS

     As part of our growth strategy, we intend to continue to selectively acquire ISPs. Since April 1999, we have entered into agreements to acquire 43 ISPs. To locate these 43 ISPs, we approached and screened more than 200 ISPs and made our selections based on the following:

     - geographic location in regions with significant growth potential;

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

     - revenue growth and positive cash flow;

     - number of subscribers;

     - experienced management team;

     - quality network infrastructure;

     - superior customer support; and

     - high customer retention rate.

     We will continue to focus on these criteria for future acquisitions. We plan to acquire ISPs in markets that offer the opportunity to increase the density of our subscriber base, increase the number of our subscribers or expand our network.

     We plan to implement our acquisition strategy through our corporate development staff which currently consists of seven professionals and 16 independent representatives who we have trained to help identify acquisition candidates. Our corporate development staff works closely with our legal counsel and accountants throughout our multi-step acquisition process, which includes identification of acquisition candidates, due diligence, contract negotiation and closing. We obtain leads for acquisition candidates through our independent representatives, suppliers, ISP owners, business brokers and participation in industry conferences and events.

     As a national ISP, we believe that we will offer local and regional ISPs an attractive opportunity by providing them with:

     - greater access to capital;

     - experienced management, streamlined operations and administrative support;

     - a national brand;

     - coordinated marketing;

     - 24 hours per day, seven days per week customer service and technical support;

     - enhanced product and service offerings;

     - better network infrastructure; and

     - equity ownership in a publicly traded entity.

                     INTEGRATION AND OPERATION OF OUR ISPS

     We believe that we can realize significant economies of scale and achieve operational efficiencies by integrating our 43 ISPs and additional ISPs that we acquire. Initially, our integration efforts will focus on:

     - centralizing and consolidating the management structure of our company;

     - using our combined purchasing power to negotiate discounts with telecommunications service providers and equipment vendors;

     - eliminating redundant network equipment and facilities; and

     - consolidating and standardizing back office functions such as billing, collections, personnel management and accounting.

     At a later stage in our integration process, we intend to:

     - migrate our ISPs' information systems onto a single, centralized platform;

     - consolidate customer service functions into regional operations centers; and

     - standardize product and service offerings.

     At each stage in the implementation of our integration plan, we intend to carefully consider the following:

     - the economic benefits derived from any particular measure;

     - the impact on the quality of our service; and

     - the redundancy of the function or facility.

     To effectively run and manage our company, we intend to organize into operating groups by geographic region. Our three initial regions will be:

     - the Mid-Atlantic Region consisting of three operating groups with 17
       ISPs;

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     - the Mid-West Region consisting of four operating groups with 16 ISPs; and

     - the Mid-South Region consisting of two operating groups with 10 ISPs.

     We believe that the collective knowledge and experience of the owners and operators of our 43 ISPs will be one of our key assets in the integration and operation of our company. Therefore, we have established a Council of Presidents whose members will be key executives from our operating groups, including some of the former owners of the 43 ISPs that we will acquire, independent industry professionals and our senior executives. This council will advise senior management on the execution of our integration strategy and promote best practices within our organization.

                              MARKETING AND SALES

     Our marketing philosophy is based on our belief that a consumer's selection of an ISP is often strongly influenced by a personal referral. Accordingly, we believe that one of our most effective marketing strategies in building a recognized brand name is to maintain a high level of satisfaction among our existing subscribers by providing them with a superior Internet experience.

     In the past, personal referrals have generated a significant number of new accounts for our ISPs and we anticipate that personal referrals will continue to drive growth. Most of our ISPs have referral programs that reward customers who refer new subscribers. We intend to capitalize on the success of these programs by launching a unified subscriber referral program throughout our network.

     We also believe that by maintaining strong community ties, particularly in small and medium-sized markets, we can continue to attract and retain subscribers. For example, some of our ISPs sponsor local sports teams and community events. We plan to continue these sponsorships because they have proven to be a cost effective way of generating new subscribers. As part of this approach, we employ a staff of more than 70 full-time marketing and sales professionals with strong knowledge of their local markets.

     In addition, our ISPs use a mix of local radio, television, newspaper and billboard advertising in the markets that they serve. The mix of advertising depends on the level of success that our ISPs have achieved with each medium in any given market. Because we believe that this approach is cost effective, we plan to continue to use a mix of advertising mediums in each of the markets that we serve. At the same time, we plan to develop a unified national marketing campaign that can be tailored to local market needs.

     We also plan to market our services through strategic relationships with value-added resellers, or VARs. These relationships have historically been, and we expect that they will continue to be, a significant source of new customers. These VARs include computer dealers, trade associations, unions, Web development companies, local area network administrators and retail stores that represent and promote us on a commission basis.

     Our Web site (www.espernet.com) will provide Internet users with the opportunity to learn about us and purchase our products and services. Upon viewing information about our services, potential customers will be able to either subscribe online or contact a customer support representative for enrollment. Customers who subscribe online or through our toll-free number have their accounts created almost instantly and are thus able to use their accounts within minutes of activation. We will maintain listings in various ISP information and referral databases that will direct potential customers to our registration site.

                             PRODUCTS AND SERVICES

     We offer dial-up Internet access and value-added products and services tailored to meet the needs of our residential and business customers. Although not all of our ISPs currently provide the same mix of products and services, our goal is to offer uniform products and services throughout our network. The

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following products and services will be offered to all our subscribers:

DIAL-UP ACCESS

     Dial-up services provide our subscribers with reliable Internet access through standard dial-up modems. Dial-up Internet access service is currently offered by all of our ISPs. The service typically includes:

     - local access and 1-800 telephone numbers;

     - customer support;

     - storage for personal Web sites;

     - e-mail accounts; and

     - Internet chat and news groups.

WEB HOSTING

     Web hosting service consists of the operation of a customer's Web site and related software on our servers. This service includes state-of-the-art Web servers, high speed connections to the Internet at our network operations centers, customer domain name registration and Web site traffic reporting services. Most of our ISPs currently offer this service.

E-COMMERCE APPLICATIONS

     E-commerce applications provide business customers with the ability to sell merchandise over the Internet. These applications include reporting and payment processing capabilities, electronic catalogs, extra e-mail accounts, additional Web space and secure payment mechanisms. E-commerce products are currently offered by some of our ISPs. By integrating proven off-the-shelf software and hardware, we will help facilitate Internet commerce for individuals and organizations.

DIGITAL SUBSCRIBER LINES

     Through various reseller arrangements with competitive local exchange carriers and regional Bell operating companies, some of our ISPs offer high-speed Internet access to customers in select areas through traditional telephone lines using DSL technology.

DEDICATED ACCESS

     Many of our ISPs offer business and residential subscribers continuous connections, or dedicated Internet access, using traditional telecommunications lines.

SERVER CO-LOCATION

     For customers who prefer to own and have physical access to their servers, but require the reliability, security and performance of our facilities, some of our ISPs house, or co-locate, customers' equipment at our network operating centers. These ISPs also provide a direct, high-speed connection to the Internet.

CABLE MODEMS

     In partnerships with local cable operators, we plan to offer broadband Internet access through modems integrated with cable television systems.

VIRTUAL PRIVATE NETWORK SERVICE

     Some of our ISPs offer virtual private networks, also known as VPNs, to our business subscribers. By encrypting and segregating the Internet traffic transmitted by a subscriber, VPNs offer some assurance that these transmissions will securely travel over the Internet.

EMERGING INTERNET TECHNOLOGIES

     We intend to offer additional products and services based on emerging technologies as those services become available at commercially affordable prices. Some of these services include Internet call manager, Internet telephony, Internet voice mail and video on demand.

     The majority of our customers have month-to-month subscriptions, although many of our ISPs offer longer term subscriptions, often at discounts from the monthly rate. Customers can subscribe to our services by mail, over the telephone, in person at the offices of one of our ISPs or by enrolling

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through an individual ISP's Web site. The majority of our customers are billed through automatic charges to their credit cards or bank accounts, although some customers are invoiced.

     Some of our ISPs offer unlimited use pricing, while others offer tiered pricing plans. As part of our integration efforts, we intend to offer common nationwide pricing plans as soon as practical. Each of our ISPs provides its subscribers with a CD-ROM that includes Web browsers such as Netscape Navigator or Microsoft Internet Explorer, client programs for other services such as Internet relay chat and Usenet news and utility programs. We expect to offer one nationally branded CD-ROM as soon as practical.

                                  SUBSCRIBERS

     As of June 30, 1999, our 43 ISPs had more than 274,000 subscribers. The majority of our subscribers are residential customers. A small portion of our subscribers are small and medium-sized businesses. Our subscribers also include schools as well as community and civic entities. We believe that the planned expansion of our marketing and sales activities and the expanded market coverage provided by third-party owned POPs from which we purchase access, known as virtual POPs, greatly expands the regions in which we are able to offer service and significantly enhances our potential customer base to nearly the entire continental United States.

     As we continue to expand and improve our network, we expect that the revenues generated by businesses and other non-residential customers will increase as a percentage of our total revenues. We intend to grow our business services subscriber base by utilizing our sales force and targeting small and medium-sized businesses nationwide.

                     CUSTOMER SERVICE AND TECHNICAL SUPPORT

     We believe that customer service and technical support have been, and will continue to be, critical to our success. Accordingly, we plan to provide all of our customer service and technical support internally so we can ensure that our subscribers receive superior customer care.

     Although our 43 ISPs currently provide customer service and technical support through their own organizations, we intend to consolidate these functions on a regional basis to maintain the quality of the service provided and to reduce costs by eliminating redundancies. To ensure superior customer service, we also plan to increase the availability of support to a 24 hours per day, seven days per week basis and draw on the best practices and experience of each of our ISPs' customer service centers.

     Our plans to integrate our customer service and technical support functions are designed to enable our regional operations centers to handle customer service and technical support requests from subscribers within the region served by that center. This capability will allow us to more efficiently handle customer requests, thereby maintaining high service levels while controlling costs. We intend to implement regular training programs for our customer service staff and equip these centers with technologies to help manage customer calls more effectively. We will also focus on high quality, low cost ways of providing customers with online support.

                                  COMPETITION

     The Internet access services market is extremely competitive and highly fragmented. We face competition from numerous types of providers, and we anticipate that this competition will intensify in the future. As a result of an increase in the number of competitors and vertical and horizontal integration in the industry, we currently face and expect to continue to face intense competition and pressure to reduce prices. We currently compete, or expect to compete, with the following types of companies:

     - other national, regional and local ISPs;

     - long-distance and local telecommunications companies;

     - cable television companies;

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     - direct broadcast satellite companies; and

     - wireless communications providers.

     We believe that ISPs compete primarily on the basis of:

     - quality of service;

     - ease of use;

     - speed of access;

     - availability of local access numbers and scope of geographic coverage;

     - range of products and services offered; and

     - brand awareness.

     Our ISPs have competed successfully in their local and regional markets. We believe that our greater financial management and technical resources will enable us to build on their success.

                     NETWORK INFRASTRUCTURE AND TECHNOLOGY

     Upon completion of this offering, our network will consist of 43 individual networks that provide local access in 46 states. Our combined network will consist of 1,141 company owned POPs and 1,630 virtual POPs. Our POPs will generally be connected to one or more central network hubs linked to the Internet by high speed dedicated circuits. We intend to establish a centralized national network operations center and one or more backup centers. The network operations center will perform network monitoring and will track problems and incidents relating to network outages, repairs and installation.

     Our ISPs accept dial-up connections over high capacity digital telephone circuits at speeds up to 56K. Most of our ISPs have purchased these telephone circuits from competitive local exchange carriers and regional Bell operating companies in their area. Several of our ISPs provide broadband service over DSL, wireless or satellite technology and have developed expertise with these technologies that we intend to use to develop a comprehensive broadband rollout strategy.

     We expect to standardize hardware and other key technology components to leverage purchasing power and thereby reduce equipment costs and improve the operating efficiency of our network installation, troubleshooting and maintenance teams. We also intend to identify and eliminate redundant POPs and to outsource the operation of POPs in markets where it is cost effective or increases flexibility. We intend to implement a redundant wide area network that will connect our POPs together with high speed dedicated circuits. We believe we can then eliminate many of our Internet backbone connections. The wide area network will also be used for our internal information technology purposes. We intend to accomplish most of our network standardization and integration within approximately one year, although there can be no assurance that we will be able to do so.

                      PARTNERSHIPS AND STRATEGIC ALLIANCES

     We believe that we can increase revenues and enhance customer loyalty by entering into strategic relationships with third party providers of advanced technology and value-added products and services. Therefore, we plan to pursue strategic relationships with leading businesses that can provide our customers with these products and services. Because of the size of our subscriber base, we believe that we offer these enterprises an opportunity to reach a large group of subscribers.

     We have established alliances with the following organizations:

     Research in Motion Limited -- Through an agreement with Research in Motion, a supplier of wireless Internet appliances and services for the mobile data communications market, we intend to offer our subscribers state-of-the-art wireless technology to send and receive e-mail remotely with a handheld device.

     LookSmart -- We have entered into a strategic alliance with LookSmart, Ltd., an Internet-based news and information service, to provide content for our Web site. LookSmart aggregates local and national content and allows users to customize the information to fit their tastes. We believe that providing informa-

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tion relevant to the local market such as news, advertising, bulletin boards, stock quotes, sports scores, and movie and entertainment guides will help solidify our status as a preferred local provider of Internet services.

                             INTELLECTUAL PROPERTY

     We have filed a registration application with the United States Patent and Trademark Office for our trade name "espernet.com" and for our stylized "e" logo. In addition, we will acquire the trademarks, service marks and logos of our ISPs. We use "off-the-shelf" software and hardware readily available from a number of vendors to operate our ISPs.

     At this time, we do not believe that the operation or success of our business is dependent upon proprietary information or technology. Instead, we believe that our success depends upon our ability to use readily available technology to provide a level and quality of service and support not available from other providers.

     We may develop proprietary software or other intellectual property that we will use in the operation of our business. If we do, we will take steps appropriate to protect our interests in such software or other intellectual property, including registering our copyrights, seeking confidentiality agreements with employees and vendors and taking other measures that we deem appropriate to protect our interests in our intellectual property. We cannot assure you that these efforts will be successful.

                                   PERSONNEL

     As of August 31, 1999, on a pro forma basis, we employed approximately 370 individuals full time and 188 individuals part time. Our employees included 76 marketing and sales personnel, 218 subscriber and technical support representatives, 91 network operations personnel, 127 administrative personnel and 46 Web site development and design personnel. None of these employees is represented by a labor union. Neither we nor any of our ISPs is a party to any collective bargaining agreement.

                             GOVERNMENT REGULATION

     We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an ISP, we are not currently directly regulated by the Federal Communications Commission, or FCC, nor by any other agency, other than through regulations applicable to businesses generally. We could, however, become subject in the future to regulation by the FCC or other regulatory agencies as a provider of basic telecommunications services.

     These regulations could affect the charges that we pay to connect to the local telephone network or the charges that we pay or for other services. Currently, we, like other ISPs, are not required to pay carrier access charges. Access charges are assessed by local telephone companies to long-distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes.

     In May 1997, the FCC reaffirmed its decision that information service providers, including ISPs, should not be required to pay carrier access charges. In an April 1998 report to Congress, the FCC suggested that ISPs providing phone-to-phone Internet telephony services may ultimately be required to pay access charges. In addition, in a February 1999 order regarding compensation between carriers for dial-up Internet traffic, the FCC characterized Internet traffic as largely interstate, rather than local, in nature. However, in that February 1999 order, the FCC preserved the rule that exempted ISPs and other information service providers from access charges.

     To the extent that an end user's call to an ISP is local rather than long distance, the local telephone company that serves the ISP may be entitled to reciprocal compensation from the end user's local telephone company. Reciprocal

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

compensation is an obligation arising under federal law for local telephone companies to compensate each other for terminating calls originating on another's network. With competitive wireline telephone companies, a carrier terminating a call that originated on another carrier's network is entitled to compensation for that service from the originating carrier.

     To the extent that a call from an end user to an ISP is considered intrastate, the local telephone company serving an ISP would be entitled to reciprocal compensation. This payment of reciprocal compensation reduces the local telephone company's costs and ultimately reduces the ISP's cost. The FCC recently determined that most, but not all, traffic to an ISP is interstate in nature rather than local. Although the FCC also found that presently local companies remain bound by their existing compensation agreements, the determination that most Internet traffic is interstate in nature could potentially eliminate the payment of reciprocal compensation to the local telephone company, which ultimately may affect our costs.

     The FCC is considering comments on proposals to govern carrier-to-carrier compensation for handling Internet traffic. The FCC has yet to rule on the specific issue of reciprocal compensation and ISP traffic. However, the FCC has stated that state commissions may determine whether, in some circumstances, reciprocal compensation should be paid. These state decisions may affect our costs.

     The FCC also has concluded that ISPs should not be required to contribute to the universal service fund, a fund that is intended to replace current local rate subsidies and to meet other public policy objectives, such as ensuring that enhanced communications systems are made available to schools, libraries and health care providers. As a result, unlike telecommunications carriers and other telecommunications providers, ISPs do not have to contribute a percentage of their revenues to the federal universal service fund and are not expected to be required to contribute to similar funds being established at the state level.

     Both the access charge and universal service treatment of ISPs, however, are the subjects of further FCC proceedings and could change. Telephone companies are actively seeking reconsideration or reversal of the FCC decisions, and their arguments are gaining more support as Internet-based telephony begins to compete with conventional telecommunications companies. We are not in a position to predict how these matters will be resolved, but we could be adversely affected if, in the future, we and other ISPs are required to pay access charges or contribute to universal service support or our local telephone companies no longer receive reciprocal compensation for our traffic.

     The law relating to the liability of ISPs and on-line services companies for information carried on or disseminated through their networks is unsettled. Although no claims seeking to impose this type of liability have been asserted against our ISPs to date, we cannot assure you that these claims will not be asserted in the future or, if asserted, will not be successful. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to this liability, which may require the expenditure of substantial resources or the discontinuation of some of our products or service offerings. Any costs that are incurred as a result of contesting any asserted claims or the consequent imposition of liability could materially adversely affect our profitability.

     Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted in recent months and it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing and copyright infringement. Laws and regulations potentially affecting us have been adopted, and may be adopted in the future, by federal and state governments, as well as by foreign governments. We cannot predict the impact, if any, that recent and any future regulatory changes or developments may have on our business, financial condition and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes

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

that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business.

                                   PROPERTIES

     Our ISPs lease space in their markets for their POPs and also for their offices. Our leases cover in the aggregate approximately 80,000 square feet. We do not believe the locations of the properties in which we lease office or POP space or the terms of any of our leases, individually, is material. We will acquire one parcel of real property in Ypsilanti, Michigan in connection with the acquisition of our ISPs. We anticipate that we will require additional space for POPs as we expand, and we believe that we will be able to obtain suitable space as needed. We currently operate our national headquarters in leased premises at 383 West 12th Street, New York, New York. We are currently seeking office space in New York City in which to establish our permanent headquarters.

                               LEGAL PROCEEDINGS

     We are not a party to, or the subject of, any material pending legal proceeding. Several of our ISPs are subject to litigation involving commercial disputes relating to the operation of their companies; however, we do not believe that any of these proceedings will have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     We show below information regarding our executive officers, key employees, director and director nominees:

NAME                                        AGE                 POSITION AND OFFICES HELD
- ----                                        ---                 -------------------------
Chinh E. Chu(3)...........................  32    Founder and Chairman of the Board of Directors
Martin D. Prazak(1).......................  34    President, Chief Executive Officer, Director, and
                                                  Member of the Council of Presidents
Ihsan M. Essaid...........................  32    Treasurer, Chief Financial Officer, Director, and
                                                  Member of the Council of Presidents
Paul J. Hart(1)(2)........................  49    Founder, Executive Vice President, Secretary and
                                                  Director
Janet M. Rogers...........................  38    Chief Technology Officer and Member of the Council of
                                                  Presidents
Steven F. DeMar...........................  45    Vice President -- Mid-West Region, Vice President --
                                                  Marketing and Sales, Member of the Council of
                                                  Presidents and Director Nominee
Keith W. Abell(1)(2)(3)...................  42    Founder and Director Nominee
Kevin J. Bennis(2)........................  46    Director Nominee
Bruno Ducharme............................  41    Director Nominee
William R. Fields.........................  50    Director Nominee
Gary R. Martino(3)........................  39    Director Nominee

- -------------------------
(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     CHINH E. CHU co-founded Espernet.com of New York, Inc. in April 1999 and espernet.com in June 1999. He was elected as a Director of espernet.com in June 1999 and as Chairman of the Board of Directors in September 1999. Mr. Chu is a Managing Director of The Blackstone Group L.P. which he joined in 1990. From 1988 to 1990, Mr. Chu was a member of the Mergers and Acquisitions Group of Salomon Brothers Inc. He currently serves on the boards of directors of Graham Packaging Company, Prime Succession, Inc., Rose Hills, Inc. and Haynes International, Inc.

     MARTIN D. PRAZAK joined espernet.com as President and Chief Executive Officer in August 1999 and was elected as a Director and was appointed to our Council of Presidents in September 1999. From 1989 to 1999, Mr. Prazak held positions in human resources, finance and marketing with GTE Corporation, most recently leading marketing and product management for online services at GTE Internetworking's consumer ISP division.

     IHSAN M. ESSAID joined espernet.com as Chief Financial Officer and Treasurer, was elected as a Director and was appointed to our Council of Presidents in September 1999. From 1998 to 1999, Mr. Essaid served as Vice President of Corporate Finance and Mergers and Acquisitions at Holberg Industries, Inc., a privately held industrial company. From 1994 to 1998, Mr. Essaid served as an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation, most recently as a Vice President in the Satellite Finance Group.

     PAUL J. HART co-founded Espernet.com of New York, Inc. in April 1999 and espernet.com in June 1999. He was appointed as Executive Vice President and was elected as a Director in

September 1999. From 1996 to 1998, Mr. Hart served as Corporate Counsel to Loewen Group International, Inc. From 1993 to 1996, Mr. Hart was engaged in the private practice of law as a sole practitioner. From 1990 to 1993, Mr. Hart served as Vice President and General Counsel of Atlantic Container Line, A.B. From 1981 to 1990, Mr. Hart served as an attorney with RJR Nabisco, Inc., most recently as Vice President--Law and Secretary of RJR Nabisco Investments, Inc. from 1989 to 1990.

     JANET M. ROGERS joined espernet.com as Chief Technology Officer and was appointed to our Council of Presidents in September 1999. In 1995, Ms. Rogers co-founded InfoRamp, Inc., one of our acquired ISPs, and has served as Chief Technical Officer since its inception. From 1991 to 1995, Ms. Rogers was an independent Unix systems and networking consultant.

     STEVEN F. DEMAR joined espernet.com as Vice President--Midwest Region and Vice President--Sales and Marketing in September 1999. He was appointed to our Council of Presidents and was elected as a Director in September 1999. In 1995, Mr. DeMar co-founded InfoRamp, Inc., one of our acquired ISPs, and has served as President and Chief Executive Officer since its inception. From 1990 to the present, Mr. DeMar has also served as President and Chief Executive Officer of Cellular Dynamics, Inc.

     KEITH W. ABELL Co-founded Espernet.com of New York, Inc. and espernet.com in June 1999. He was nominated as a Director in September 1999. Mr. Abell is a Senior Managing Director of GSCP, Inc., which manages the Greenwich Street Capital Partners group of private equity funds and which he joined at its inception in 1994. From 1990 to 1994, Mr. Abell served as a Managing Director of the Blackstone Group L.P. From 1986 to 1990, Mr. Abell served as an investment banker with Goldman, Sachs & Co, most recently as a Vice President. He currently serves as Chairman of the Board of Worth Media and on the board of directors of Telex Communications, Inc.

     KEVIN J. BENNIS was nominated as a Director in September 1999. Mr. Bennis was recently appointed Executive Vice President and Chief Operating Officer of Call-Net Enterprises, a publicly owned, Canadian telecommunications company. Mr. Bennis was also recently appointed as President and Chief Executive Officer for the United States Operations of Call-Net, a related entity. From 1998 to 1999, Mr. Bennis served as President and Executive Vice President of Communication Services of Pathnet, a long haul bandwidth provider. From 1996 to 1998, Mr. Bennis served as President of Frontier Communications, an integrated services provider. From 1975 to 1996, Mr. Bennis served in various positions at MCI, including as President of its Integrated Client Services Division from 1995 to 1996, as President and Chief Operating Officer of Aventel, its joint venture with Banamex in Mexico, from 1994 to 1995, and as Senior Vice President of Business Marketing from 1992 to 1994.

     BRUNO DUCHARME was nominated as a Director in September 1999. Since 1994, Mr. Ducharme has served as President and Chief Executive Officer of Telesystem International Wireless Inc., a global mobile communications operator, and is currently its Chairman. Since 1990, Mr. Ducharme has also served as Executive Vice-President of Telesystem Ltd., a related entity. He also serves on the boards of directors of Teleglobe Inc., MDSI Mobile Data Solutions Inc., Cognicase Inc., Telemig Celular Participacoes SA, and TeleNorte Celular Participacoes SA.

     WILLIAM R. FIELDS was nominated as a Director in September 1999. Since 1997, Mr. Fields has served as President and Chief Executive Officer of Hudson's Bay Company, one of Canada's largest retail store chains. From 1996 to 1997, Mr. Fields served as Chairman and Chief Executive Officer of Blockbuster Entertainment Group. From 1971 to 1996, Mr. Fields served in various positions at Wal-Mart Inc., most recently as President and Chief Executive Officer of Wal-Mart Stores Division from 1995 to 1996. Mr. Fields currently serves on the boards of directors of Lexmark International, Inc., and of iHomeDecor, Inc., a home decorating e-commerce Web portal.

     GARY R. MARTINO was nominated as a Director in September 1999. Mr. Martino has served as Chairman of the Board of Information Management Associates, Inc., a customer interaction software company, since its inception in 1990 and was Chief Financial Officer from 1990 to September 1999. Since May 1999, Mr. Martino has also served as Chief Executive Officer and as a Director of buyingedge.com inc., a related entity which conducts a reverse auction e-commerce business.

     Our board of directors will consist of between three and 20 directors and will be divided into three classes, as nearly equal in number as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

                      COMMITTEES OF THE BOARD OF DIRECTORS

EXECUTIVE COMMITTEE

     Our board of directors has an executive committee which exercises the powers of the board of directors, subject to certain limitations, in the management of the business and affairs of the company when the board of directors is not in session. The executive committee will also act as the nominating committee to recommend director nominees to the board of directors.

COMPENSATION COMMITTEE

     Our board of directors has a compensation committee which consists solely of non-employee directors. The compensation committee will provide a general review of our compensation plans to ensure that they meet corporate objectives, will administer our stock plans and will authorize and determine all other matters relating to our compensation and benefits.

AUDIT COMMITTEE

     Our board of directors has an audit committee which consists of a majority of non-employee directors. The audit committee will recommend the hiring of independent auditors, will review our audited financial statements, and will meet with and consider suggestions from management and our independent accountants concerning our financial operations.

                             DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers, employees or consultants of our company are entitled to receive a fee of $10,000, plus reimbursement of out-of-pocket expenses, for each board meeting attended in person. In addition, upon becoming a director, each non-employee director will receive options to acquire up to 40,000 shares of common stock under our 1999 Stock Option/Stock Issuance Plan. These options will vest over three years and be exercisable at the initial offering price.

                             COUNCIL OF PRESIDENTS

     Members of the Council of Presidents who are not currently receiving compensation as officers, directors, employees or consultants of our company are entitled to receive a fee of $5,000, plus reimbursement of out-of-pocket expenses, for each Council meeting attended in person. The current members of our Council of Presidents are James Dougherty, formerly an executive with Prodigy Communications Corporation; Jamie Lin, currently Director of Information Technology and Customer Care for Nextel Communications, Inc.; Larry Corsa of Enter.Net, Inc., one of our ISPs; Charles Thomas Day of E-ZNet, Incorporated, one of our ISPs; Steven DeMar of InfoRamp, Inc., one of our ISPs; Jack Jui of World Trade Network, Inc., one of our ISPs; John Keown of NuNet, Inc., one of our ISPs; Dr. Steven Reichenbach of Internet Nebraska Corporation, one of our ISPs; Martin Prazak, our Chief Executive Officer; Ihsan Essaid, our Chief Financial Officer; Janet Rogers, Chief Technical Officer; and Roger Aguinaldo, one of our consultants.

                             EXECUTIVE COMPENSATION

     We were founded in June 1999 and have not yet had any significant operations. The following table summarizes the accrued compensation payable or paid to our President and Chief Executive Officer and each of our four most highly compensated executive officers other than the President and Chief Executive Officer at closing of this offering.

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

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL
NAME AND PRINCIPAL POSITION                                   COMPENSATION
- ---------------------------                                   ------------
                                                               SALARY(1)
Martin D. Prazak............................................    $200,000
  President and
  Chief Executive Officer
Ihsan M. Essaid.............................................    $175,000
  Treasurer and
  Chief Financial Officer
Paul J. Hart................................................    $150,000
  Executive Vice President and
  Secretary
Janet M. Rogers.............................................    $150,000
  Chief Technology Officer
Steven F. DeMar.............................................    $150,000
  Vice President--Mid-West Region and
  Vice President--Sales and Marketing

- -------------------------
(1) Annual salary represents the annual base salary to be paid to the named executive officers by espernet.com upon completion of this offering. Each named executive officer is eligible for a target bonus of 100% of their annual salary. For information regarding the compensation to be paid to our executive officers following this offering, see "--Employment Agreements."

                             EMPLOYMENT AGREEMENTS

     We have entered into Employment Agreements with the following executive officers: Martin Prazak, Ihsan Essaid, Paul Hart, Janet Rogers and Steven DeMar. Each agreement has an initial term of three years and will be automatically extended for additional one year terms unless we or the employee elect to terminate the agreement within six months of the end of the initial term or any subsequent term (except for Mr. DeMar's agreement which has no provision for extension).

     Under these agreements, each employee will receive an initial annual base salary, subject to increase at the discretion of our board of directors, and an annual bonus based upon performance targets established by the board of directors. In addition, upon the closing of this offering, Mr. Prazak and Mr. Essaid will each receive a bonus of $200,000, Mr. Hart will receive a bonus of $400,000 and Ms. Rogers will receive a bonus of $75,000. Under these agreements each employee also will receive options to acquire shares of common stock, at the offering price, which will vest in three equal annual installments on the first, second and third anniversaries of the closing of this offering. See
"-- Stock Option Information."

     If, during the term of these agreements, we terminate the employee's employment without cause or the employee terminates his or her employment for good reason, the employee will be entitled to payment of base salary to the date of termination, accrued performance bonus, if any, to the date of termination, and all employee benefits from the date of termination to the date which is the later (or, for Mr. DeMar, the earlier) of one year from the date of termination or the end of the term of the agreement.

     Under these agreements, each employee has agreed to preserve the confidentiality and the proprietary nature of all information relating to espernet.com, our ISPs and our business during the term of the agreement and thereafter. In addition, each employee has agreed to non-competition and non-solicitation provisions that will be in effect during the term of employment and for one year (or, for Mr. DeMar, for two years) after termination of employment.

                            STOCK OPTION INFORMATION

     The following table contains information concerning stock options to be granted to the officers named in the Summary Compensation Table on the closing date of this offering. No stock appreciation rights were granted to these individuals. Each of the options listed in the following table will vest in three equal annual installments on the first, second, and third anniversaries of the date of grant. Upon a termination of the optionee's employment without cause or a change in control of the company, any unvested shares will become fully vested. Each option will have a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with us.

                                                                                                 POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                         -----------------------------------------------------      ANNUAL RATES OF
                                          NUMBER OF    PERCENTAGE OF                                  STOCK PRICE
                                         SECURITIES    TOTAL OPTIONS                               APPRECIATION FOR
                                         UNDERLYING      GRANTED TO     EXERCISE                  THE OPTION TERM(3)
                                           OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------
NAME                                     GRANTED(#)    FISCAL YEAR(1)   SHARE(2)       DATE         5%          10%
- ----                                     -----------   --------------   ---------   ----------   ---------   ---------
Martin D. Prazak.......................    150,000(4)           %          $         12/31/09    $           $
Ihsan M. Essaid........................    125,000(4)           %          $         12/31/09    $           $
Paul J. Hart...........................    125,000(4)           %          $         12/31/09    $           $
Janet M. Rogers........................    150,000(4)           %          $         12/31/09    $           $
Steven F. DeMar........................    150,000(4)           %          $         12/31/09    $           $

- -------------------------
(1) The total number of shares of our common stock issuable pursuant to options granted to employees since our inception is 1,657,500. The grant date for these options is the date of the closing of this offering.

(2) The exercise price per share of the options is equal to the offering price of the common stock in this offering.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, respectively, compounded annually from the date the options were granted to the expiration date of the options, based upon the price per share of the common stock on the date
    of the closing of this offering of $     per share. These assumptions are
    not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(4) The options will vest in three equal annual increments of 33 1/3% on each of the first, second, and third anniversaries of the grant date.

                             THE 1999 STOCK OPTION/
                              STOCK ISSUANCE PLAN

GENERAL

     Our 1999 Stock Option/Stock Issuance Plan, or our Plan, is intended to promote the interests of espernet.com and our stockholders by providing our officers and other employees, non-employee directors, consultants and independent advisors, and those of our subsidiaries, with the opportunity to acquire a proprietary interest, and to increase this proprietary interest, in the long-term success of espernet.com. We intend for this proprietary interest to be an incentive for Plan participants to remain in our service, and the service of our subsidiaries, and to align their interests more closely with the interests of our stockholders.

     Our Plan provides for the grant of incentive stock options, or ISOs, non-statutory stock options, or NSOs, and the issuance of shares of our common stock. A total of 4,000,000 shares of our common stock have been reserved for issuance under our Plan.

ADMINISTRATION

     Our Plan will be administered by our board of directors, although our board will be able to delegate any or all of its administrative functions to our Compensation Committee. The board or this Committee, acting as Plan Administrator, will have full authority to determine which eligible persons will receive grants under our Plan, the timing of grants, the number of shares subject to grants, any applicable vesting requirements, the term of any options granted, and the amount of consideration, if any, to be paid by the participant. Decisions of the Plan Administrator regarding the interpretation and administration of our Plan will be binding on all persons having an interest in our Plan or in any options or stock issued under our Plan.

ELIGIBILITY

     The class of persons eligible to participate in our Plan will be all officers and other employees, non-employee directors, consultants and independent advisors of espernet.com and our subsidiaries. Subject to the limitations described above, the Plan Administrator will have full authority to include in our Plan all persons whose participation the Plan Administrator determines to be in our company's best interest.

STOCK OPTIONS

     Options granted under our Plan may be ISOs or NSOs. However, only employees of espernet.com or our subsidiaries may receive ISOs.

     Options granted under our Plan may be for the purchase of immediately fully vested shares or, instead, for shares which are subject to vesting requirements established by the Plan Administrator. Options may be granted based on the participant's period of service with us or our subsidiaries or on the participant's attainment of specified performance objectives.

     The purchase price under each option will be established by the Plan Administrator, but in no event may the option price of an ISO be less than 100% of the fair market value of our common stock on the date of grant. The purchase price for any option granted under our Plan must be paid in full at the time of exercise. The exercise price and any federal, state or local taxes that are required to be withheld by the Company may be paid in cash or by check. If our common stock is then publicly traded, the price and applicable taxes may also be paid by the surrender of shares of common stock owned by the optionee having a fair market value on the exercise date equal to the option price, or by a cashless exercise utilizing the services of a designated brokerage firm.

     Options granted under our Plan will not be exercisable more than ten years from the date of grant. The Plan Administrator may provide, however, that a particular option will terminate in a shorter period of time.

     Each option will be exercisable only by the participant during his or her lifetime and will be transferable only by will or by the laws of descent and distribution; except that NSOs may, to the extent provided in a participant's individual stock option agreement, be transferable by gift to any member of that participant's immediate family or to a trust for the benefit of that participant's immediate family members and, if so transferred, may be exercisable only by that transferee.

STOCK ISSUANCES

     Our Plan will provide for the issuance of shares of our common stock to participants at no cost, in recognition of their past services to us or to our subsidiaries, or for a purchase price determined by the Plan Administrator. This price may be less than, equal to or more than the fair market value of our common stock on the issuance date. The purchase price, if any, will be payable, as determined by the Plan Administrator, in cash, by check or by a valid promissory note.

     Stock issued under our Plan may be immediately fully vested or subject to vesting requirements established by the Plan Administrator. Stock may be issued based on the participant's period of service with our company, including our subsidiaries, or on the participant's attainment of specified performance objectives. Any shares issued to a participant will entitle that participant to full shareholder rights, whether or not the shares are then vested.

RIGHT OF FIRST REFUSAL

     Until our common stock is publicly traded, we will have a right of first refusal with respect to all shares issued under our Plan, whether by outright issuance or exercise of an option.

AMENDMENT AND TERMINATION

     Our board of directors will have the authority to amend our Plan provided that no amendment may adversely affect the rights and obligations with respect to outstanding unvested stock issued, or options granted, under our Plan without the holder's consent.

     Our Plan will terminate on the earlier of ten years from the date of its adoption, the date when all shares reserved under our Plan have been issued, or the date when all outstanding options terminate in connection with a change in control of the company.

                       TRANSACTIONS WITH RELATED PARTIES

     Espernet.com of New York, Inc. ("Espernet.com NY") was formed in New York on April 16, 1999. Espernet.com NY issued shares of its common stock to investors, including some of our executive officers and directors, in a series of transactions from April 29, 1999 until September 3, 1999.

     Our company was formed in Delaware on June 7, 1999. We issued one share of common stock to Mr. Chinh E. Chu. This is the only outstanding share of our stock.

     We entered into an administrative services agreement with Espernet.com NY, dated June 8, 1999, in which Espernet.com NY agrees to provide administrative and financial services to our company through our initial public offering in consideration for a fee equal to the cost of these services.

     We also entered into a stock exchange agreement with Espernet.com NY and its stockholders, dated September 21, 1999, in which we agreed to acquire 100% of the outstanding shares of Espernet.com NY in exchange for shares of our common stock. Under this agreement, Espernet.com NY's stockholders will receive shares of our common stock in proportion to their share ownership in Espernet.com NY. The amount of our common stock payable to the stockholders of Espernet.com NY in this exchange will be equal to the total value of our company based on the initial public offering price less (a) the total value of shares of our common stock issued to public investors and (b) the total value of the shares of our common stock issued to the sellers of the 43 ISPs that we are acquiring.

     This valuation formula was established by agreement among us, Espernet.com NY and the stockholders of Espernet.com NY. Chinh Chu is our sole stockholder and, along with Paul Hart, exercises effective control of Espernet.com NY.

     Certain information with respect to the interests in the above transactions of persons who are directors or executive officers of our company is set forth below:

     - Chinh E. Chu co-founded and organized Espernet.com NY in April 1999 and espernet.com in June 1999. Mr. Chu paid $270,000 in cash for 1,728,000 shares of common stock of Espernet.com NY, after taking into account a stock dividend of 1,600 shares of common stock per share of Espernet.com NY given to each stockholder. Espernet.com NY also issued 577,600 shares of common stock to Mr. Chu in consideration for services rendered which were valued at $90,250. Upon the closing of this offering, Mr. Chu will
       receive           shares of our common stock in exchange for his
       2,305,600 shares of Espernet.com NY common stock. In addition, upon the closing of this offering, Mr. Chu will receive options to purchase up to 150,000 shares of our common stock at the public offering price in consideration of his services to Espernet.com NY and to us.

     - Paul J. Hart co-founded and organized Espernet.com NY in April 1999 and espernet.com in June 1999. Espernet.com NY issued 694,848 shares (after taking into account the dividend described above) of common stock to Mr. Hart in consideration for services rendered which were valued at $108,570. Upon the closing of this offering, Mr. Hart will receive shares of our common stock in exchange for his 694,848 shares of Espernet.com NY common stock. In addition, upon the closing of this offering, Mr. Hart will receive a $400,000 bonus and options to purchase up to 125,000 shares of our common stock at the public offering price in consideration of his services to Espernet.com NY and to us. We have also entered into an employment agreement with Mr. Hart providing for an annual salary of $150,000 for the next three years and a target bonus of 100% of his annual salary. See "Management--Employment Agreements."

     - Martin D. Prazak joined espernet.com in August 1999. Espernet.com NY issued 159,008 shares (after taking into account the dividend described above) of common stock to Mr. Prazak in consideration for services to be rendered which were valued at $24,845. Upon the closing of this offering,
       Mr. Prazak will receive      shares of our common stock in exchange for
       his 159,008 shares of Espernet.com NY common stock. In addition, upon the closing of this offering, Mr. Prazak will receive $100,000 in deferred compensation, a $200,000 bonus and options to purchase up to 150,000 shares of our common stock at the public offering price in consideration of his services to Espernet.com NY and to us. We have also entered into an employment agreement with Mr. Prazak providing for an annual salary of $200,000 for the next three years and a target bonus of 100% of his annual salary. See "Management--Employment Agreements."

     - Ihsan M. Essaid joined espernet.com in September 1999. Espernet.com NY issued 159,008 shares (after taking into account the dividend described above) of common stock to Mr. Essaid in consideration for services to be rendered which were valued at $24,845. Upon the closing of this offering,
       Mr. Essaid will receive      shares of our common stock in exchange for
       his 159,008 shares of Espernet.com NY common stock. In addition, upon the closing of this offering, Mr. Essaid will receive a $200,000 bonus and options to purchase up to 125,000 shares of our common stock at the public offering price in consideration of his services to Espernet.com NY and to us. We have also entered into an employment agreement with Mr. Essaid providing for an annual salary of $175,000 for the next three years and a target bonus of 100% of his annual salary. See "Management--Employment Agreements."

     - Janet M. Rogers co-founded and organized InfoRamp, Inc., one of our ISPs, in 1995, and joined espernet.com in September 1999. Upon the closing of our acquisition agreement with InfoRamp, Inc. Ms. Rogers will receive
       $2,000,000 in cash and      shares of our common stock at the public
       offering price in exchange for her 600,000 shares of InfoRamp, Inc. common stock. Upon the closing of this offering, Ms. Rogers will receive a $75,000 bonus and options to purchase up to 150,000 shares of our common stock at the public offering price in consideration of her services to us. We have also entered into an employment agreement with Ms. Rogers providing for an annual salary of $150,000 for the next three years and a target bonus of 100% of her annual salary. See "Management--Employment Agreements."

     - Steven F. DeMar co-founded and organized InfoRamp, Inc., one of our ISPs, in 1995, and joined espernet.com in September 1999. Mr. DeMar will receive indirectly $5,100,000 in cash and shares of our common stock at the public offering price in exchange for 1,530,000 shares of InfoRamp, Inc. common stock beneficially owned by him. Upon the closing of this offering, Mr. DeMar will receive options to purchase up to 150,000 shares of our common stock at the public offering price in consideration of his services to the company. We have also entered into an employment agreement with Mr. DeMar providing for an annual salary of $150,000 for the next three years and a target bonus of 100% of his annual salary. See "Management--Employment Agreements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number and percentage of outstanding shares of our common stock that will be owned following this offering, assuming no exercise by the underwriters of their over-allotment option, by:

     - all persons known by us to own beneficially more than 5% of the common stock;

     - each director, director nominee and executive officer; and

     - all directors, director nominees and executive officers as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares. Each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder.

                                                                   SHARES OWNED
                                                                AFTER THE OFFERING
NAME AND ADDRESS OF                                           -----------------------
BENEFICIAL OWNERS                                              NUMBER       PERCENT
- -------------------                                           ---------    ----------
Chinh E. Chu................................................
Paul J. Hart................................................
Keith W. Abell..............................................
Martin D. Prazak............................................
Ihsan M. Essaid.............................................
Steven F. DeMar.............................................
Janet M. Rogers.............................................
Kevin J. Bennis.............................................
Bruno Ducharme..............................................
William R. Fields...........................................
Gary R. Martino.............................................
All Executive Officers and Directors as a Group (11
  persons)..................................................

- -------------------------
 *  Less than one percent.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 1999, there was one share of our common stock outstanding, held by one holder of record. We do not have any outstanding shares of preferred stock.

     Following this offering, we will have             shares of common stock
outstanding, assuming the underwriters do not exercise their over-allotment
option, or             shares of common stock outstanding, assuming the
underwriters exercise their over-allotment option in full.

                                  COMMON STOCK

     We are authorized to issue 100,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of common stock owned on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of preferred stock, holders of common stock are entitled to receive, on a pro rata basis, any remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up.

     Stockholders do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding share of common stock is, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by any series of preferred stock that our board of directors designates and issues in the future.

                                PREFERRED STOCK

     Our certificate of incorporation allows our board of directors to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. Our board of directors may issue preferred stock in one or more series, may fix the rights, preferences, privileges and restrictions of any series of preferred stock (including dividend, conversion and voting rights, terms of redemption and liquidation preferences) and may fix the number of shares constituting any series and the designations of these series.

     Our issuance of preferred stock may delay or prevent a change in control. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock and could have the effect of decreasing the market price of the common stock.

     Following completion of this offering, no shares of preferred stock will be outstanding. We currently have no plans to issue any shares of preferred stock.

                            LIMITATION OF LIABILITY
                           OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemptions; or

     - for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses, as authorized by the board of directors, in advance of any proceeding for which indemnification may be obtained, provided that the payment of expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all prepaid amounts if it is ultimately determined that the director or officer is not entitled to indemnification.

     Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, whether or not we are required to indemnify the person under our bylaws. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

                            ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management, including attempts that might result in stockholders receiving a premium over the market price for their shares of common stock, even if some or a majority of our stockholders believe these actions to be in their best interest.

CLASSIFIED BOARD OF DIRECTORS; REMOVAL; VACANCIES

     Our board of directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. In addition, vacancies and newly created directorships resulting from increases in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum. These provisions prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

SPECIAL STOCKHOLDERS' MEETINGS

     Under our bylaws, special meetings of stockholders, unless otherwise prescribed by Delaware law, may be called only by the board of directors or by our chairman, chief executive officer, or president.

SECTION 203 OF DELAWARE LAW

     In addition to the foregoing provisions of our certificate of incorporation and bylaws, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in "business combinations" with "interested stockholders" for a period of three years after the date of the transaction in which the stockholder became interested, unless the business combination is approved in a prescribed manner. Generally, "business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that investors might be willing to pay in the future for shares of our common stock.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES AVAILABLE FOR FUTURE SALE

     Following this offering, we will have           shares of common stock
outstanding if the underwriters do not exercise their over-allotment option, or shares of common stock outstanding if the underwriters exercise their over-allotment option in full. All the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below. Sales of these restricted shares will be limited by lock-up agreements with the underwriters and with us as described below.

                                    RULE 144

     In general, under Rule 144, a stockholder who has beneficially owned restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

     - one percent of the then outstanding shares of common stock, or
       approximately           shares immediately after this offering; or

     - the average weekly trading volume in the common stock on the Nasdaq Stock Market during the four calendar weeks preceding the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock which are not restricted securities.

     Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who has beneficially owned restricted shares for at least two years may resell these restricted shares without compliance with the above requirements. The one-and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

                              REGISTRATION RIGHTS

     We have entered into a registration rights agreement with all of our stockholders who will own restricted shares following this offering. If we propose to register additional shares under the Securities Act after this offering, these stockholders will be entitled to receive notice of the registration and to include their shares in the registration. However, the underwriters for the proposed offering will have the right to limit the number of shares included in the registration.

     COMMON STOCK AND OPTIONS ISSUABLE UNDER OUR EQUITY COMPENSATION PLANS

     Simultaneously with the completion of this offering, we will issue options to acquire 1,657,500 shares of common stock at the public offering price. Within approximately 180 days after the date of this prospectus, we intend to file one or more registration statements under the Securities Act to register up to 4,000,000 shares of common stock subject to outstanding stock options or reserved for issuance under our equity compensation plans. Upon completion of this offering, options to purchase approximately 1,657,500 shares at the offering price will be outstanding under our equity compensation plans.

                               LOCK-UP AGREEMENTS

     Each of our stockholders (except investors purchasing shares in this offering), each member of our senior management and each of our directors has agreed, pursuant to lock-up agreements entered into with us, that during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus they will not directly or indirectly offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of any shares of common stock, including but not limited to any common stock or securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock, or make any demand for, or exercise any right with respect to, the registration of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of E*OFFERING Corp.

     We have entered into stock exchange agreements with the owners of our ISPs; with ESP Acquisition Corp., a Delaware corporation, and its stockholders (with respect to our assumption of agreements to purchase four ISPs which ESP Acquisition Corp. has entered into); and with the stockholders of Espernet.com NY. Under each of these agreements, each recipient of our capital stock has agreed that they will not, without our prior written consent, offer, sell, pledge or otherwise dispose of any shares, or publicly announce an intention to do so, for a period of one year following this offering. In addition, the
recipients of an aggregate of           shares of our common stock under these
agreements have agreed not to sell more than 25% of their shares in any calendar quarter following the first anniversary of the closing of this offering.
Following the one year lock-up period,           shares of common stock will
become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described above.

                                  UNDERWRITING

     E*OFFERING Corp., DLJdirect Inc. and WR Hambrecht & Co. are acting as representatives of the underwriters. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to each underwriter, and each underwriter severally has agreed to purchase from us, the number of shares set forth opposite its name below. The underwriters are committed to purchase and pay for all of these shares, if any are purchased.

                                  NUMBER OF
UNDERWRITER                        SHARES
- -----------                       ---------
E*OFFERING Corp. ...............
DLJdirect Inc. .................
WR Hambrecht + Co...............
          Total.................
                                   =======

     The representatives have advised us that the underwriters propose to offer the common stock in part to the public at the public offering price set forth on the cover of this prospectus and in part to dealers at this price less a
concession not in excess of $          per share. The underwriters may allow,
and the dealers may reallow, a discount not in excess of $          per share to
certain other dealers. After this offering, the public offering price, concession and discount may change. No such change shall reduce the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock at the price set forth on the cover page of this prospectus, less the underwriting discount. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase shares from us in approximately the same proportion as set forth in the table above. If purchased, these additional shares will be sold
by the underwriters on the same terms as those on which the           shares are
being sold.

     The underwriting agreement contains covenants of indemnity between the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     The following table shows the per share and total underwriting discount that we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                       TOTAL           TOTAL
                                   WITHOUT OPTION   WITH OPTION
                       PER SHARE      EXERCISE       EXERCISE
                       ---------   --------------   -----------
Public offering
  price..............  $              $               $
Underwriting
  discounts..........  $              $               $
Proceeds, before
  expenses, to us....  $              $               $

     We expect to incur expenses of approximately $17,000,000 in connection with this offering.

     The common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain conditions by counsel to the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

     Each of our senior officers and directors has agreed with E*OFFERING, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of E*OFFERING. However, E*OFFERING may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed that during the 180-day period after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of E*OFFERING, issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for shares of common stock other than the sale of our shares in this offering, the issuance of common stock upon the exercise of outstanding options and warrants, and our issuance of options and stock under our 1999 Stock Option/Stock Issuance Plan.

     In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     E*OFFERING was organized in January 1999. Despite E*OFFERING's recent inception, the officers of E*OFFERING have significant underwriting and public offering experience.

     WR Hambrecht & Co. is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, WR Hambrecht & Co. has engaged in the business of public and private equity investing and financial advisory services since its inception. The chairman and chief executive officer of WR Hambrecht & Co., William R. Hambrecht, has 40 years of experience in the securities industry.

     None of the representatives has any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                            PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the offering price for our common stock will be determined by negotiation between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     - the history and prospects of our business and the industry in which we compete;

     - an assessment of our management and the present state of our development;

     - prevailing market conditions in the U.S. economy and the industry in which we compete;

     - our revenues, operating cash flow and earnings in recent periods;

     - the market capitalizations and stages of development of other companies which the representatives of the underwriters believe to be comparable to us; and

     - estimates of our business potential.

                                    EXPERTS

     The balance sheet of espernet.com, inc. as of June 30, 1999 has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of espernet.com of new york, inc. as of June 30, 1999, and for the period from April 29, 1999 (inception) to June 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Cumberland Technologies International (d/b/a PAdotNet) as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Pennsylvania Online Ltd. as of December 31, 1998 and 1997, and for each of the years in the three-years in the period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Innernet, Inc. as of December 31, 1998 and 1997, and for the period from June 10, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Delanet, Inc. as of December 31, 1998 and 1997, and for the period from May 17, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Internet Access Services (A Division of Weidner Associates Inc.) as of December 31, 1998 and 1997, and for the period from July 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Southern Maryland Internet, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-years period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of NuNet, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that NuNet, Inc. has suffered recurring losses from operations and has a working capital deficiency and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of Enter.Net, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Prometheus Information Corp. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that current liabilities exceed currents assets and that Prometheus Information Corp. has a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are discussed in note 9 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of E-Znet Incorporated as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of USA Choice Internet Services, Co. and USA Choice Internet Services Clarion L.L.C. as of December 31, 1998 and 1997, and for each of the years in the three-years period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Crocker Communications Internet, a division of Crocker Communications, Inc., as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of COL Networks, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-years period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Perigee.net Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of DuplinNet Corporation as of December 31, 1998 and 1997, and for the period from May 16, 1996 (inception) to December 31, 1996 and for each of the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Wavenet, Inc. as of December 31, 1998 and 1997, and for the period from April 23, 1996 (inception) to

December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The 3rd Door, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of InfoRamp, Inc as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Midwest Communications, Inc. of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph which states that Midwest Communications, Inc. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 12 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of Alliance Internet Technologies, L.L.C. as of December 31, 1998, and for the seven-month period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of ComQuest Networks, Inc. as of December 31, 1998 and 1997, and for the period from August 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Fairnet, Inc. as of December 31, 1998 and 1997, and for the seven-month period from June 1, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Wisconsin Internet, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of NConnect, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Netwurx, Inc. as of December 31, 1998 and 1997, and for the period from May 12, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Provide.Net as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Computer Care Company, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that current liabilities exceed current assets and The Computer Care Company, Inc. has a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 10 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of Nethawk of Alma, Inc. as of December 31, 1998 and 1997, and for the years ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Internet Access Services Division of Sensible Computer Solutions, Inc. as of December 31, 1998 and 1997, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of www.internet solutions, inc. as of December 31, 1998 and 1997, and for the period from July 1, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Copper.net Group as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of NetPlus Communications, Inc. as of December 31, 1998 and 1997, and for the period from August 23, 1996 (date of inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Internet Nebraska Corporation as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of RapidNet, Inc. of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that RapidNet, Inc. has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of CSW Net, Inc as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of IOCC.com, LLC as of December 31, 1998 and 1997, and for each of the years in the three-years period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Futura, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The Statements of Assets Acquired and Liabilities Assumed of Internet Solutions, Inc. -- ISP Business as of December 31, 1998 and 1997, and Statement of Revenues and Expenses, Stockholder's Net Investment (deficit) and Cash Flows for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Black Sheep Computing, Inc. -- ISP Business as of December 31, 1998 and 1997, and for the period October 28, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Intensity Computer Systems, as of December 31, 1998 and 1997, and for the period from June 20, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of ECSIS.Net, LLC as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of World Trade Network, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of STIC.NET, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of NetWest Online, Inc. as of December 31, 1998 and 1997, and for the period from April 26, 1996 (inception) to December 31, 1996 and for the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             VALIDITY OF THE SHARES

     The validity of shares of common stock will be passed upon on our behalf by LeBoeuf, Lamb, Greene & MacRae, L.L.P., Hartford, Connecticut. Legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                             ADDITIONAL INFORMATION

     You may rely on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of our common stock in any circumstances under which the offer or solicitation is unlawful.

     We have filed a registration statement, including exhibits, schedules and amendments, with the Securities and Exchange Commission. This prospectus is a part of the registration statement and includes all of the information which we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about espernet.com, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus.

     Copies of the registration statement, including exhibits, may be examined without charge in the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601 and at 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fee.

     We have established a Web site at http://www.espernet.com. The information on our Web site is not a part of this prospectus nor is the information on the Web sites of any of our 43 ISPs.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                               ESPERNET.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

ESPERNET.COM, INC., UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-13
  Unaudited Pro Forma Combined Balance Sheet................   F-14
  Unaudited Pro Forma Combined Statement of Operations......   F-15
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-17
ESPERNET.COM, INC.
  Independent Auditors' Report..............................   F-42
  Balance Sheet.............................................   F-43
  Notes to Financial Statements.............................   F-44
ESPERNET.COM OF NEW YORK, INC.
  Independent Auditors' Report..............................   F-50
  Balance Sheet.............................................   F-51
  Statement of Operations...................................   F-52
  Statement of Stockholders' Equity.........................   F-53
  Statement of Cash Flows...................................   F-54
  Notes to Financial Statements.............................   F-55
CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

  Report of KPMG LLP, Independent Auditors..................   F-58
  Balance Sheets............................................   F-59
  Statements of Operations and Owner's Deficit..............   F-60
  Statements of Cash Flows..................................   F-61
  Notes to Financial Statements.............................   F-62
PENNSYLVANIA ONLINE LTD.
  Report of KPMG LLP, Independent Auditors..................   F-66
  Balance Sheets............................................   F-67
  Statements of Operations..................................   F-68
  Statements of Stockholders' Equity (Deficit)..............   F-69
  Statements of Cash Flows..................................   F-70
  Notes to Financial Statements.............................   F-71

                               ESPERNET.COM, INC.

INNERNET, INC.
  Report of KPMG LLP, Independent Auditors..................   F-78
  Balance Sheets............................................   F-79
  Statements of Operations..................................   F-80
  Statements of Stockholders' Equity........................   F-81
  Statements of Cash Flows..................................   F-82
  Notes to Financial Statements.............................   F-83
DELANET, INC.
  Report of KPMG LLP, Independent Auditors..................   F-89
  Balance Sheets............................................   F-90
  Statements of Operations..................................   F-91
  Statements of Stockholders' Deficit.......................   F-92
  Statements of Cash Flows..................................   F-93
  Notes to Financial Statements.............................   F-95
INTERNET ACCESS SERVICES (A DIVISION OF WEIDNER ASSOCIATES)
  Report of KPMG LLP, Independent Auditors..................  F-103
  Balance Sheets............................................  F-104
  Statements of Operations and Owner's Deficit..............  F-105
  Statements of Cash Flows..................................  F-106
  Notes to Financial Statements.............................  F-107
SOUTHERN MARYLAND INTERNET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-114
  Balance Sheets............................................  F-115
  Statements of Operations..................................  F-116
  Statements of Stockholders' Deficit.......................  F-117
  Statements of Cash Flows..................................  F-118
  Notes to Financial Statements.............................  F-119
NUNET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-125
  Balance Sheets............................................  F-126
  Statements of Operations..................................  F-127
  Statements of Stockholders' Equity (Deficit)..............  F-128
  Statements of Cash Flows..................................  F-129
  Notes to Financial Statements.............................  F-130

                               ESPERNET.COM, INC.

ENTER.NET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-138
  Balance Sheets............................................  F-139
  Statements of Operations..................................  F-140
  Statements of Stockholders' Equity (Deficit)..............  F-141
  Statements of Cash Flows..................................  F-142
  Notes to Financial Statements.............................  F-143
PROMETHEUS INFORMATION CORP.
  Report of KPMG LLP, Independent Auditors..................  F-150
  Balance Sheets............................................  F-151
  Statements of Operations..................................  F-152
  Statements of Stockholders' Deficit.......................  F-153
  Statements of Cash Flows..................................  F-154
  Notes to Financial Statements.............................  F-155
E-ZNET INCORPORATED
  Report of KPMG LLP, Independent Auditors..................  F-162
  Balance Sheets............................................  F-163
  Statements of Operations..................................  F-164
  Statements of Stockholders' Equity (Deficit)..............  F-165
  Statements of Cash Flows..................................  F-166
  Notes to Financial Statements.............................  F-167
USA CHOICE INTERNET SERVICES, CO.
  Report of KPMG LLP, Independent Auditors..................  F-177
  Combined Balance Sheets...................................  F-178
  Combined Statements of Operations.........................  F-179
  Combined Statements of Members' Equity....................  F-180
  Combined Statements of Cash Flows.........................  F-181
  Notes to Combined Financial Statements....................  F-182

                               ESPERNET.COM, INC.

CROCKER COMMUNICATIONS INTERNET (A DIVISION OF CROCKER
  COMMUNICATIONS, INC.)
  Report of KPMG LLP, Independent Auditors..................  F-190
  Balance Sheets............................................  F-191
  Statements of Operations..................................  F-192
  Statements of Division Equity.............................  F-193
  Statements of Cash Flows..................................  F-194
  Notes to Financial Statements.............................  F-195
COL NETWORKS, INC.
  Report of KPMG LLP, Independent Auditors..................  F-200
  Balance Sheets............................................  F-201
  Statements of Operations..................................  F-202
  Statements of Stockholders' Equity........................  F-203
  Statements of Cash Flows..................................  F-204
  Notes to Financial Statements.............................  F-205
PERIGEE.NET CORPORATION
  Report of KPMG LLP, Independent Auditors..................  F-211
  Balance Sheets............................................  F-212
  Statements of Operations..................................  F-213
  Statements of Stockholders' Equity........................  F-214
  Statements of Cash Flows..................................  F-215
  Notes to Financial Statements.............................  F-216
DUPLINNET CORPORATION
  Report of KPMG LLP, Independent Auditors..................  F-222
  Balance Sheets............................................  F-223
  Statements of Operations..................................  F-224
  Statements of Stockholders' Equity........................  F-225
  Statements of Cash Flows..................................  F-226
  Notes to Financial Statements.............................  F-227

                               ESPERNET.COM, INC.

WAVENET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-232
  Balance Sheets............................................  F-233
  Statements of Operations..................................  F-234
  Statements of Stockholders' Deficit.......................  F-235
  Statements of Cash Flows..................................  F-236
  Notes to Financial Statements.............................  F-237
THE 3RD DOOR, INC.
  Report of KPMG LLP, Independent Auditors..................  F-244
  Balance Sheets............................................  F-245
  Statements of Operations..................................  F-246
  Statements of Stockholders' Equity (Deficit)..............  F-247
  Statements of Cash Flows..................................  F-248
  Notes to Financial Statements.............................  F-249
INFORAMP, INC.
  Report of KPMG LLP, Independent Auditors..................  F-255
  Balance Sheets............................................  F-256
  Statements of Operations..................................  F-257
  Statements of Shareholders' Equity (Deficit)..............  F-258
  Statements of Cash Flows..................................  F-259
  Notes to Financial Statements.............................  F-260
MIDWEST COMMUNICATIONS, INC.
  Report of KPMG LLP, Independent Auditors..................  F-265
  Balance Sheets............................................  F-266
  Statements of Operations..................................  F-268
  Statements of Stockholders' Deficit.......................  F-269
  Statements of Cash Flows..................................  F-270
  Notes to Financial Statements.............................  F-272

                               ESPERNET.COM, INC.

ALLIANCE INTERNET TECHNOLOGIES, L.L.C.
  Report of KPMG LLP, Independent Auditors..................  F-281
  Balance Sheet.............................................  F-282
  Statement of Operations...................................  F-283
  Statement of Members' Equity..............................  F-284
  Statement of Cash Flows...................................  F-285
  Notes to Financial Statements.............................  F-286
COMQUEST NETWORKS, INC.
  Report of KPMG LLP, Independent Auditors..................  F-292
  Balance Sheets............................................  F-293
  Statements of Operations..................................  F-294
  Statements of Stockholders' Equity........................  F-295
  Statements of Cash Flows..................................  F-296
  Notes to Financial Statements.............................  F-297
FAIRNET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-303
  Balance Sheets............................................  F-304
  Statements of Operations..................................  F-305
  Statements of Stockholders' Deficit.......................  F-306
  Statements of Cash Flows..................................  F-307
  Notes to Financial Statements.............................  F-308
WISCONSIN INTERNET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-315
  Balance Sheets............................................  F-316
  Statements of Operations..................................  F-317
  Statements of Stockholders' Equity (Deficit)..............  F-318
  Statements of Cash Flows..................................  F-319
  Notes to Financial Statements.............................  F-320

                               ESPERNET.COM, INC.

NCONNECT, INC.
  Report of KPMG LLP, Independent Auditors..................  F-326
  Balance Sheets............................................  F-327
  Statements of Operations..................................  F-328
  Statements of Stockholders' Deficit.......................  F-329
  Statements of Cash Flows..................................  F-330
  Notes to Financial Statements.............................  F-331
NETWURX, INC.
  Report of KPMG LLP, Independent Auditors..................  F-337
  Balance Sheets............................................  F-338
  Statements of Operations..................................  F-339
  Statements of Stockholders' Deficit.......................  F-340
  Statements of Cash Flows..................................  F-341
  Notes to Financial Statements.............................  F-342
PROVIDE.NET
  Report of KPMG LLP, Independent Auditors..................  F-349
  Balance Sheets............................................  F-350
  Statements of Operations..................................  F-351
  Statements of Owner's Equity..............................  F-352
  Statements of Cash Flows..................................  F-353
  Notes to Financial Statements.............................  F-354
THE COMPUTER CARE COMPANY, INC.
  Report of KPMG LLP, Independent Auditors..................  F-358
  Balance Sheets............................................  F-359
  Statements of Operations..................................  F-360
  Statements of Partners' and Stockholders' Deficit.........  F-361
  Statements of Cash Flows..................................  F-362
  Notes to Financial Statements.............................  F-363

                               ESPERNET.COM, INC.

ISP MANAGEMENT, INC.
  Unaudited Combined Balance Sheets.........................  F-372
  Unaudited Combined Statements of Operations...............  F-373
  Unaudited Combined Statements of Stockholders' Deficit....  F-374
  Unaudited Combined Statements of Cash Flows...............  F-375
  Notes to Unaudited Combined Financial Statements..........  F-376
NETHAWK OF ALMA, INC.
  Report of KPMG LLP, Independent Auditors..................  F-378
  Balance Sheets............................................  F-379
  Statements of Operations..................................  F-380
  Statements of Stockholders' Deficit.......................  F-381
  Statements of Cash Flows..................................  F-382
  Notes to Financial Statements.............................  F-383
THE INTERNET ACCESS SERVICES DIVISION OF SENSIBLE COMPUTER
  SOLUTIONS, INC.
  Report of KPMG LLP, Independent Auditors..................  F-389
  Balance Sheets............................................  F-390
  Statements of Operations..................................  F-391
  Statements of Division Deficit............................  F-392
  Statements of Cash Flows..................................  F-393
  Notes to Financial Statements.............................  F-394
WWW.INTERNET SOLUTIONS, INC.
  Report of KPMG LLP, Independent Auditors..................  F-400
  Balance Sheets............................................  F-401
  Statements of Operations..................................  F-402
  Statements of Stockholders' Deficit.......................  F-403
  Statements of Cash Flows..................................  F-404
  Notes to Financial Statements.............................  F-405

                               ESPERNET.COM, INC.

COPPER.NET GROUP
  Report of KPMG LLP, Independent Auditors..................  F-412
  Combined Balance Sheets...................................  F-413
  Combined Statements of Operations.........................  F-414
  Combined Statements of Stockholders' Deficit..............  F-415
  Combined Statements of Cash Flows.........................  F-416
  Notes to Combined Financial Statements....................  F-418
NETPLUS COMMUNICATIONS, INC.
  Report of KPMG LLP, Independent Auditors..................  F-426
  Balance Sheets............................................  F-427
  Statements of Operations..................................  F-428
  Statements of Stockholders' Deficit.......................  F-429
  Statements of Cash Flows..................................  F-430
  Notes to Financial Statements.............................  F-431
INTERNET NEBRASKA CORPORATION
  Report of KPMG LLP, Independent Auditors..................  F-437
  Balance Sheets............................................  F-438
  Statements of Operations..................................  F-439
  Statements of Stockholders' Equity........................  F-440
  Statements of Cash Flows..................................  F-441
  Notes to Financial Statements.............................  F-442
RAPIDNET, INC. (D/B/A RAPIDNET)
  Report of KPMG LLP, Independent Auditors..................  F-448
  Balance Sheets............................................  F-449
  Statements of Operations..................................  F-450
  Statements of Owners' Deficit.............................  F-451
  Statements of Cash Flows..................................  F-452
  Notes to Financial Statements.............................  F-453

                               ESPERNET.COM, INC.

CSW NET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-461
  Balance Sheets............................................  F-462
  Statements of Operations..................................  F-463
  Statements of Stockholders' Equity (Deficit)..............  F-464
  Statements of Cash Flows..................................  F-465
  Notes to Financial Statements.............................  F-466
IOCC.COM, LLC
  Report of KPMG LLP, Independent Auditors..................  F-472
  Balance Sheets............................................  F-473
  Statements of Earnings....................................  F-474
  Statements of Members' Equity.............................  F-475
  Statements of Cash Flows..................................  F-476
  Notes to Financial Statements.............................  F-477
FUTURA, INC.
  Report of KPMG LLP, Independent Auditors..................  F-483
  Balance Sheets............................................  F-484
  Statements of Operations..................................  F-485
  Statements of Stockholders' Equity (Deficit)..............  F-486
  Statements of Cash Flows..................................  F-487
  Notes to Financial Statements.............................  F-488
INTERNET SOLUTIONS, INC. -- ISP BUSINESS
  Report of KPMG LLP, Independent Auditors..................  F-494
  Statements of Assets Acquired and Liabilities Assumed.....  F-495
  Statements of Revenues and Expenses.......................  F-496
  Statements of Stockholders' Net Investment (Deficit)......  F-497
  Statements of Cash Flows..................................  F-498
  Notes to Financial Statements.............................  F-499

                               ESPERNET.COM, INC.

BLACK SHEEP COMPUTING, INC. -- ISP BUSINESS
  Report of KPMG LLP, Independent Auditors..................  F-503
  Balance Sheets............................................  F-504
  Statements of Operations..................................  F-505
  Statements of Owners' and Stockholders' Equity
     (Deficit)..............................................  F-506
  Statements of Cash Flows..................................  F-507
  Notes to Financial Statements.............................  F-508
INTENSITY COMPUTER SYSTEMS
  Report of KPMG LLP, Independent Auditors..................  F-514
  Balance Sheets............................................  F-515
  Statements of Operations..................................  F-516
  Statements of Owner's and Stockholders' Equity............  F-517
  Statements of Cash Flows..................................  F-518
  Notes to Financial Statements.............................  F-519
ECSIS.NET, LLC
  Report of KPMG LLP, Independent Auditors..................  F-522
  Balance Sheets............................................  F-523
  Statements of Operations..................................  F-524
  Statements of Members' Equity.............................  F-525
  Statements of Cash Flows..................................  F-526
  Notes to Financial Statements.............................  F-527
WORLD TRADE NETWORK, INC.
  Report of KPMG LLP, Independent Auditors..................  F-532
  Balance Sheets............................................  F-533
  Statements of Operations..................................  F-534
  Statements of Stockholders' Equity........................  F-535
  Statements of Cash Flows..................................  F-536
  Notes to Financial Statements.............................  F-537

                               ESPERNET.COM, INC.

STIC.NET, INC.
  Report of KPMG LLP, Independent Auditors..................  F-544
  Balance Sheets............................................  F-545
  Statements of Operations..................................  F-546
  Statements of Stockholders' Equity (Deficit)..............  F-547
  Statements of Cash Flows..................................  F-548
  Notes to Financial Statements.............................  F-549
NETWEST ONLINE, INC.
  Report of KPMG LLP, Independent Auditors..................  F-555
  Balance Sheets............................................  F-556
  Statements of Operations..................................  F-557
  Statements of Stockholders' Equity (Deficit)..............  F-558
  Statements of Cash Flows..................................  F-559
  Notes to Financial Statements.............................  F-560

                               ESPERNET.COM, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Combined Financial Statements give effect to the acquisition by espernet.com, inc. (the "Company" or "espernet") of the outstanding capital stock, or certain net assets of 43 Internet service providers (the "ISPs"). These acquisitions (the "Transactions") will occur simultaneously with the closing of the Company's initial public offering (the "IPO") and will be accounted for using the purchase method of accounting. The Company is deemed to be the accounting acquirer.

     The unaudited Pro Forma Combined As Adjusted Balance Sheet gives effect to the Transactions and the IPO as if they had occurred on June 30, 1999. The unaudited Pro Forma Combined Statements of Operations reflect the operating results of the Company for the six months ended June 30, 1999 and for the year ended December 31, 1998, and give effect to the Transactions as if they had occurred on January 1, 1999 and on January 1, 1998, respectively.

     The Company preliminarily has analyzed the additional expenses that it expects to incur from increases in salaries payable to the owners of the ISPs and has reflected these amounts in the Unaudited Pro Forma Combined Statements of Operations. With respect to potential cost savings, the Company has not and cannot quantify these savings until completion of the Transactions. Additionally, the Pro Forma Combined Statements of Operations give effect to anticipated compensation of the Company's new corporate management.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what the company's financial position or results of operations would actually have been if the Transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Because the ISPs were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited Pro Forma Combined Financial Statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                               ESPERNET.COM, INC.

         UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 1999

                                                                             PRO FORMA
                                      COMBINED                              ACQUISITION                  OFFERING
                                 ESPERNET.COM, INC.      ACQUISITIONS       ADJUSTMENTS    PRO FORMA   ADJUSTMENTS     PRO FORMA
                                    (SEE NOTE 1)      (SEE NOTES 2 AND 5)   (SEE NOTE 3)   COMBINED    (SEE NOTE 3)   AS ADJUSTED
                                 ------------------   -------------------   ------------   ---------   ------------   -----------
                                                                      (AMOUNTS IN THOUSANDS)
ASSETS
Cash and cash equivalents......       $    142              $ 1,933           $     --     $  2,075      $ 29,988      $ 32,063
Accounts receivable, net.......             --                1,935                 --        1,935            --         1,935
Inventory......................             --                   71                 --           71            --            71
Prepaid expenses...............             --                   81                 --           81            --            81
Other current assets...........             --                   32                 --           32            --            32
Deferred tax asset.............             --                  174              1,741        1,915            --         1,915
Due from
  affiliates/stockholders......             --                  354                 --          354            --           354
                                      --------              -------           --------     --------      --------      --------
    Total current assets.......            142                4,580              1,741        6,463        29,988        36,451
Property and equipment, net....              3               10,528                 --       10,531            --        10,531
Goodwill and intangibles,
  net..........................             --                   --            132,219      132,219            --       132,219
Customer list, net.............             --                1,183             63,062       64,245            --        64,245
Deferred tax asset.............             --                   13                458          471            --           471
Other assets...................             --                  237                 --          237            --           237
                                      --------              -------           --------     --------      --------      --------
    Total assets...............       $    145              $16,541           $197,480     $214,166      $ 29,988      $244,154
                                      ========              =======           ========     ========      ========      ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable...............       $     --              $ 4,077           $     --     $  4,077      $     --      $  4,077
Accrued expenses...............            106                1,738                900        2,744        (1,500)        1,244
Deferred revenue...............             --                5,378                 --        5,378            --         5,378
Income tax payable.............             --                   21                 --           21            --            21
Line of credit.................             --                  266                 --          266            --           266
Current portion of long-term
  debt.........................             --                1,872                 --        1,872            --         1,872
Current portion of capital
  lease obligations............             --                1,746                 --        1,746            --         1,746
Deferred tax liability.........             --                    5                 37           42            --            42
Other current liabilities......             --                1,067                 --        1,067            --         1,067
Due to
  affiliates/stockholders......             --                   --             91,012       91,012       (91,012)           --
                                      --------              -------           --------     --------      --------      --------
    Total current
      liabilities..............            106               16,170             91,949      108,225       (92,512)       15,713
Long-term debt, net of current
  portion......................             --                2,286                 --        2,286            --         2,286
Capital lease obligations, net
  of current portion...........             --                1,565                 --        1,565            --         1,565
Minority interest..............             --                   15                 --           15            --            15
Deferred tax liability.........             --                   49             21,369       21,418            --        21,418
                                      --------              -------           --------     --------      --------      --------
    Total liabilities..........            106               20,085            113,318      133,509       (92,512)       40,997
  Stockholders' equity
    (deficit)
Preferred stock................             --                   --                 --           --            --            --
Common stock...................              2                  413               (409)           6             8            14
Deferred compensation..........           (160)                  --                 --         (160)           --          (160)
Additional paid-in capital.....            866                3,210             78,904       82,980       122,492       205,472
Retained earnings (accumulated
  deficit).....................           (211)              (7,167)             5,667       (1,711)           --        (1,711)
Stock subscription
  receivable...................           (458)                  --                 --         (458)           --          (458)
                                      --------              -------           --------     --------      --------      --------
    Total stockholders' equity
      (deficit)................             39               (3,544)            84,162       80,657       122,500       203,157
                                      --------              -------           --------     --------      --------      --------
    Total liabilities and
      stockholders' equity
      (deficit)................       $    145              $16,541           $197,480     $214,166      $ 29,988      $244,154
                                      ========              =======           ========     ========      ========      ========

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE
                         SIX MONTHS ENDED JUNE 30, 1999

                                                                                  PRO FORMA
                                                  COMBINED                       ACQUISITION
                                             ESPERNET.COM, INC.   ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                                                (SEE NOTE 1)      (SEE NOTE 6)   (SEE NOTE 4)   COMBINED
                                             ------------------   ------------   ------------   ---------
                                                                (AMOUNTS IN THOUSANDS)
REVENUES:
  Total revenues...........................        $   --           $25,393        $     --     $ 25,393
                                                   ------           -------        --------     --------
COSTS AND EXPENSES:
  Cost of Internet services................            --            11,158              --       11,158
  Selling, general and administrative......           211            12,029             307       12,547
  Depreciation and amortization............            --             2,166          32,547       34,713
                                                   ------           -------        --------     --------
     Total costs and expenses..............           211            25,353          32,854       58,418
                                                   ------           -------        --------     --------
Loss from operations.......................          (211)               40         (32,854)     (33,025)
Other income (expense)
  Interest income..........................            --                 7              --            7
  Interest expense.........................            --              (438)             --         (438)
  Other income (expense), net..............            --               (22)             --          (22)
                                                   ------           -------        --------     --------
Loss before provision (benefit) for income
  taxes....................................          (211)             (413)        (32,854)     (33,478)
Benefit for income taxes...................            --                 6           4,475        4,481
                                                   ------           -------        --------     --------
Net loss...................................        $ (211)          $  (407)       $(28,379)    $(28,997)
                                                   ======           =======        ========     ========
EBITDA.....................................            --             2,206              --        1,688
Pro Forma basic and diluted net loss per
  share....................................                                                     $  (2.07)
                                                                                                ========
Shares used in the calculation of Pro Forma
  basic and diluted net loss per share.....                                                       14,000
                                                                                                ========

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

          UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE
                          YEAR ENDED DECEMBER 31, 1998

                                                                              PRO FORMA
                                              COMBINED                       ACQUISITION
                                         ESPERNET.COM, INC.   ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                                            (SEE NOTE 1)      (SEE NOTE 7)   (SEE NOTE 4)   COMBINED
                                         ------------------   ------------   ------------   ---------
                                                            (AMOUNTS IN THOUSANDS)
REVENUES:
  Total revenues.......................       $    --           $34,060        $     --      $34,060
                                              -------           -------        --------      -------
COSTS AND EXPENSES:
  Cost of Internet services............            --            15,625              --       15,625
  Selling, general and
     administrative....................            --            16,136             900       17,036
  Depreciation and amortization........            --             2,865          65,094       67,959
                                              -------           -------        --------      -------
     Total costs and expenses..........            --            34,626          65,994      100,620
                                              -------           -------        --------      -------
Loss from operations...................            --              (566)        (65,994)     (66,560)
Other income (expense)
  Interest income......................            --                15              --           15
  Interest expense.....................            --              (725)             --         (725)
  Other expense, net...................            --              (199)             --         (199)
                                              -------           -------        --------      -------
Loss before provision (benefit) for
  income taxes.........................            --            (1,475)        (65,994)     (67,469)
(Provision) benefit for income taxes...            --               (15)          9,230        9,215
                                              -------           -------        --------      -------
Net loss...............................       $    --           $(1,490)       $(56,764)     $(58,254)
                                              =======           =======        ========      =======
EBITDA.................................            --             2,299              --        1,399
Pro Forma basic and diluted net loss
  per share............................                                                      $ (4.16)
                                                                                             =======
Shares used in the calculation of Pro
  Forma basic and diluted net loss per
  share................................                                                       14,000
                                                                                             =======

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

(1) GENERAL

     Espernet.com New York, Inc., or Espernet.com NY, was formed in New York on April 16, 1999 and was issued shares of its common stock to investors, including some of our executive officers and directors, in a series of transactions from April 29, 1999 until September 3, 1999.

     Our company was formed in Delaware on June 7, 1999. We issued one share of common stock to Mr. Chinh E. Chu, which is the only outstanding share of our stock.

     We entered into an administrative services agreement with Espernet.com NY, dated June 8, 1999, which provides that Espernet.com NY will provide administrative and financial services to our company through our initial public offering in consideration for a fee equal to the cost of these services. We also entered into a stock exchange agreement with Espernet.com NY and its shareholders, dated September 21, 1999, in which we agreed to acquire 100% of the outstanding shares of Espernet.com NY in exchange for shares of our common stock. Under this agreement, Espernet.com NY's shareholders will receive shares of our common stock in the exchange in proportion to their share ownership in Espernet.com NY. The amount of our common stock payable to the shareholders of Espernet.com NY in exchange for their shares equals the total value of our company based on the initial public offering price less the total value of shares issued to public investors and the total value of the shares of our common stock issued to the sellers of the 43 ISPs that we are acquiring.

     The financial statements of our company and Espernet.com NY have been combined as a single entity in a manner similar to a combination of entities under common control. The combined financial statements have also been adjusted to reflect (a) the issuance, subsequent to June 30, 1999, of additional shares to founders and investors and (b) restricted shares to management and others for services to be rendered.

                                 BALANCE SHEET
                              AS OF JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)

                                                        BALANCE
                                                      SHEET AS OF                           SHARE
                                                     JUNE 30, 1999                         EXCHANGE      COMBINED
                                          ESPERNET    Espernet-NY     (a)      (b)        ADJUSTMENT     ESPERNET
                                          --------   -------------   -----   --------   --------------   --------
    Assets

Cash....................................   $  --         $ 142       $  --   $     --        $ --        $    142
                                           -----         -----       -----   --------        ----        --------

    Total current assets................      --           142          --         --          --             142
                                           -----         -----       -----   --------        ----        --------

Property and equipment, net.............      --             3                                                  3
                                           -----         -----       -----   --------        ----        --------

    Total assets........................   $  --         $ 145       $  --   $     --        $ --        $    145
                                           =====         =====       =====   ========        ====        ========

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

                                                        BALANCE
                                                      SHEET AS OF                           SHARE
                                                     JUNE 30, 1999                         EXCHANGE      COMBINED
                                          ESPERNET    Espernet-NY     (a)      (b)        ADJUSTMENT     ESPERNET
                                          --------   -------------   -----   --------   --------------   --------
Liabilities and stockholders' equity

Accrued expenses........................   $  --         $ 106                                           $    106
                                           -----         -----       -----   --------        ----        --------

    Total current liabilities...........      --           106          --         --          --             106

Stockholders' equity:

    Common stock........................      --            16          29         18         (61)              2

    Additional paid-in capital..........      --           234         429        142          61             866

    Deferred compensation...............      --            --                   (160)                       (160)

    Accumulated deficit.................      --          (211)         --                                   (211)

    Stock subscription receivable.......      --            --        (458)                                  (458)
                                           -----         -----       -----   --------        ----        --------

         Total stockholders' equity.....      --            39          --         --          --              39
                                           -----         -----       -----   --------        ----        --------

Total liabilities and stockholders'
  equity................................   $  --         $ 145       $  --   $     --        $ --        $    145
                                           =====         =====       =====   ========        ====        ========

                            STATEMENT OF OPERATIONS
                       FOR SIX MONTHS ENDED JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)

                                                                                     SHARE
                                                          ESPERNET-                 EXCHANGE    COMBINED
                                            ESPERNET         NY        (a)   (b)   ADJUSTMENT   ESPERNET
                                           -----------   -----------   ---   ---   ----------   --------
Costs and expenses:
     Selling, general and
       administrative....................      $--          $ 211      $--   $--      $          $ 211
                                               ---          -----      ---   ---      ---        -----
Loss from operations.....................       --           (211)      --    --       --         (211)
                                               ---          -----      ---   ---      ---        -----
Net loss.................................      $--          $(211)     $--   $--      $--        $(211)
                                               ===          =====      ===   ===      ===        =====

(a) Reflects 2,928,000 shares issued to founders and investors by Espernet-NY subsequent to June 30, 1999 for $458.

(b) Reflects 1,832,192 restricted shares issued to management in connection with the granting of the restricted shares and others by Espernet.com-NY subsequent to June 30, 1999 for services to be rendered. The Company will record deferred compensation and will amortize this amount over the related restriction periods.

(2) ACQUISITION OF ISPS

     Concurrent with this IPO, the Company will acquire the outstanding equity interests in, or certain net assets of the ISPs (the "Transactions"). The acquisitions will be accounted for using the purchase method of accounting with the Company being treated as the accounting acquiror.

     The following table sets forth the consideration to be paid (the "Purchase Consideration") (a) in cash and (b) in shares of Common Stock to the owners of each of the ISPs, and the allocation of the consideration to the fair values of the net assets acquired and resulting goodwill.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

For purposes of computing the estimated purchase price for accounting purposes, the value of shares is determined using the assumed IPO price of $20 per share.

     The purchase price will be preliminary allocated to the Company's historical assets and liabilities based on the carrying values of the acquired assets and liabilities, as these carrying values are estimated to approximate fair market value of the assets acquired and liabilities assumed. Additionally, adjustments have been made for the establishment of a deferred income tax liability resulting from the Transactions. The allocation of the purchase price is considered preliminary until such time as the closing of the IPO and consummation of the Transactions. In accordance with the Transactions agreements, the final purchase price may be adjusted based upon certain ISP subscriber and financial information as of the closing date. The Company has placed a portion of the purchase price in escrow pending receipt of the final adjustments, which is expected to be finalized no later than sixty days after the closing of the IPO.

     The Company will amortize the intangible assets and goodwill associated with the Transactions over a period of three years.

                                                                            NET ASSETS    DEFERRED
                                                                              AS OF          TAX
                                                                             JUNE 30,     LIABILITY
                                     SHARES OF                                 1999       RECORDED
                                      COMMON     VALUE OF       TOTAL       FINANCIAL        IN        CUSTOMER
                            CASH       STOCK      SHARES    CONSIDERATION   STATEMENTS   ACQUISITION    LISTS     GOODWILL
                           -------   ---------   --------   -------------   ----------   -----------   --------   --------
PAdotNet.................  $ 1,649    172,264    $ 3,445      $  5,094       $   (29)     $      1     $ 1,722    $  3,400
Pennsylvania Online,
  Ltd. ..................    2,371    105,009      2,100         4,471             1          (770)      2,196       3,044
Innernet, Inc. ..........    3,289    107,550      2,151         5,440            81          (564)      2,327       3,596
Delanet, Inc. ...........    2,143    101,563      2,031         4,174          (271)         (600)      2,011       3,034
Internet Access Services
  (A Division of Weidner
  Associates, Inc.)......      660     50,180      1,004         1,664          (170)          (67)      1,020         881
Southern Maryland
  Internet, Inc. ........    1,229     55,000      1,100         2,329          (262)         (230)      1,282       1,539
NuNet, Inc.(1) ..........    2,690    345,000      6,900         9,590          (720)         (999)      1,633       9,676
Enter.Net, Inc. .........    7,936    240,000      4,798        12,734          (764)       (1,318)      4,828       9,988
Prometheus Information
  Corp. .................      725     11,325        227           952          (209)          (88)        316         933
E-Znet Incorporated......    4,163    231,000      4,620         8,783           320        (1,069)      2,562       6,970
USA Choice Internet
  Services, Co. .........    2,503     38,500        770         3,273            75           378       1,257       1,563
Crocker Communications
  Internet ..............    1,321     90,000      1,800         3,121            98          (265)      1,434       1,854
COL Networks, Inc. ......    3,150    139,205      2,784         5,934           280          (934)      2,649       3,939
Perigee.net
  Corporation............      583     36,225        725         1,308           (19)         (218)        497       1,048
DuplinNet Corporation....    1,802     29,531        591         2,393           156          (318)        396       2,159
WaveNet, Inc. ...........    1,238     20,250        405         1,643           (12)         (211)        422       1,444
The 3rd Door, Inc. ......      899     14,664        293         1,192            40          (166)        366         952
InfoRamp, Inc. ..........   10,911    100,000      2,000        12,911           411        (2,283)      3,848      10,935
MidWest Communications,
  Inc. ..................    2,243    125,000      2,500         4,743          (297)         (838)      2,470       3,408

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

                                                                            NET ASSETS    DEFERRED
                                                                              AS OF          TAX
                                                                             JUNE 30,     LIABILITY
                                     SHARES OF                                 1999       RECORDED
                                      COMMON     VALUE OF       TOTAL       FINANCIAL        IN        CUSTOMER
                            CASH       STOCK      SHARES    CONSIDERATION   STATEMENTS   ACQUISITION    LISTS     GOODWILL
                           -------   ---------   --------   -------------   ----------   -----------   --------   --------
Alliance Internet
  Technologies, L.L.C....  $ 1,119     59,977    $ 1,200      $  2,319       $   104      $     24     $ 1,253    $    938
ComQuest Networks,
  Inc. ..................      665     54,210      1,084         1,749           130          (222)        586       1,255
Fairnet, Inc. ...........      330     36,838        737         1,067           (34)         (289)        459         931
Wisconsin Internet,
  Inc. ..................    1,835     68,850      1,377         3,212            54          (403)      1,001       2,560
NConnect, Inc. ..........    1,592     70,875      1,418         3,010          (341)         (418)      1,317       2,452
Netwurx, Inc. ...........    1,186     52,750      1,055         2,241          (184)         (250)        977       1,698
Provide.Net..............    4,444    155,000      3,100         7,544           653           505       2,021       4,365
The Computer Care
  Company, Inc. .........      872     67,438      1,349         2,221           (92)         (348)      1,472       1,189
ISP Management, Inc. ....      809     51,750      1,035         1,844          (242)           97         729       1,260
www.internet solutions,
  inc. ..................    1,562         --         --         1,562          (499)         (117)        762       1,416
Copper.net Group ........    1,437    159,491      3,190         4,627          (227)         (624)        939       4,539
NetPlus Communications,
  Inc. ..................    1,044         --         --         1,044            (6)         (188)        457         781
Internet Nebraska
  Corporation............    2,486    133,815      2,676         5,162           416          (836)      1,614       3,968
RapidNet, Inc. ..........    1,203     92,950      1,859         3,062          (508)         (553)      1,565       2,558
CSW Net, Inc. ...........    4,367    205,000      4,100         8,467          (458)         (961)      2,460       7,426
IOCC.com, LLC............      353     27,115        542           895            69           (57)        422         461
Futura, Inc. ............      713     31,500        630         1,343           (67)         (171)        664         917
Internet Solutions,
  Inc. ..................      336     20,952        419           755           (17)           11         558         203
Black Sheep Computing,
  Inc. -- ISP
  Business ..............      880     67,031      1,341         2,221          (170)          (79)        668       1,802
Intensity Computer
  Systems................      137      9,284        186           323            16           (78)        227         158
ECSIS.Net, LLC...........      946         --         --           946            66           (35)        675         240
World Trade Network
  Inc. ..................    6,052    471,250      9,425        15,477            53        (2,330)      4,693      13,061
STIC.NET, Inc. ..........    3,487    181,500      3,630         7,117          (364)         (889)      2,757       5,613
NetWest Online, Inc......  $ 1,652     76,046    $ 1,521      $  3,173       $    (5)     $   (437)    $ 1,550    $  2,065
                           -------   ---------   -------      --------       -------      --------     -------    --------
                           $91,012   4,105,888   $82,118      $173,130       $(2,944)     $(19,207)    $63,062    $132,219
                           =======   =========   =======      ========       =======      ========     =======    ========

- -------------------------

(1) The net assets acquired from the ISP reflect adjustments to the amounts reported in the June 30, 1999 financial statements to account for the liabilities not assumed upon the consummation of the Transactions.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(3) DETAILS OF PRO FORMA ACQUISITION AND OFFERING ADJUSTMENTS FOR UNAUDITED PRO FORMA COMBINED AND AS ADJUSTED BALANCE SHEET AS OF JUNE 30, 1999

     The following table summarizes unaudited pro forma combined balance sheet adjustments:

                                                           ACQUISITION ADJUSTMENTS       PRO FORMA
                                                         ----------------------------   ACQUISITION
                                                            a          b         C      ADJUSTMENTS
                                                         --------   -------   -------   -----------
ASSETS
Cash and cash equivalents..............................                                        --
Accounts receivable, net...............................                                        --
Inventory..............................................                                        --
Prepaid expenses.......................................                                        --
Other current assets...................................                                        --
Deferred tax asset.....................................             $ 1,741              $  1,741
Due from affiliates/stockholders.......................                                        --
                                                         --------   -------   -------    --------
     Total current assets..............................        --     1,741   $    --       1,741
                                                         --------   -------   -------    --------
Property and equipment, net............................                                        --
Goodwill and intangibles, net..........................  $113,012    19,207               132,219
Customer list, net.....................................    63,062                          63,062
Deferred tax asset.....................................                 458                   458
Other assets...........................................                                        --
                                                         --------   -------   -------    --------
     Total assets......................................  $176,074   $21,406   $    --     197,480
                                                         ========   =======   =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable.......................................                                        --
Accrued expenses.......................................  $   (600)            $ 1,500    $    900
Deferred revenue.......................................                                        --
Income tax payable.....................................                                        --
Line of credit.........................................                                        --
Current portion of long-term debt......................                                        --
Current portion of capital lease obligations...........                                        --
Deferred tax liability.................................             $    37                    37
Other current liabilities..............................                                        --
Due to affiliates/stockholders.........................    91,012                          91,012
                                                         --------   -------   -------    --------
     Total current liabilities.........................    90,412        37     1,500      91,949
                                                         --------   -------   -------    --------
Long-term debt, net of current portion.................                                        --
Capital lease obligations, net of current portion......                                        --
Minority interest......................................                                        --
Deferred tax liability.................................              21,369                21,369
                                                         --------   -------   -------    --------
     Total liabilities.................................    90,412    21,406     1,500     113,318
                                                         --------   -------   -------    --------
Stockholders' equity (deficit)
Preferred stock........................................                                        --
Common stock...........................................      (409)                           (409)
Deferred compensation..................................                                        --
Additional paid-in capital.............................    78,904                          78,904
Retained earnings (accumulated deficit)................     7,167              (1,500)      5,667
Stock subscription receivable..........................                                        --
                                                         --------   -------   -------    --------
     Total stockholders' equity (deficit)..............    85,662        --    (1,500)     84,162
                                                         --------   -------   -------    --------
Total liabilities and stockholders' equity (deficit)...  $176,074   $21,406   $    --    $197,480
                                                         ========   =======   =======    ========

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(3) DETAILS OF PRO FORMA ACQUISITION AND OFFERING ADJUSTMENTS FOR UNAUDITED PRO FORMA COMBINED AND AS ADJUSTED BALANCE SHEET AS OF JUNE 30,
    1999 -- (CONTINUED)

                                                            OFFERING ADJUSTMENTS
                                                            --------------------     OFFERING
                                                               d           E        ADJUSTMENTS
                                                            --------    --------    -----------
ASSETS
Cash and cash equivalents.................................  $122,500    $(92,512)    $ 29,988
Accounts receivable, net..................................                                 --
Inventory.................................................                                 --
Prepaid expenses..........................................                                 --
Other current assets......................................                                 --
Deferred tax asset........................................                                 --
Due from affiliates/stockholders..........................                                 --
                                                            --------    --------     --------
     Total current assets.................................   122,500     (92,512)      29,988
                                                            --------    --------     --------
Property and equipment, net...............................                                 --
Goodwill and intangibles, net.............................                                 --
Customer list, net........................................                                 --
Deferred tax asset........................................                                 --
Due from affiliates/stockholders..........................                                 --
Other assets..............................................                                 --
                                                            --------    --------     --------
     Total assets.........................................  $122,500    $(92,512)    $ 29,988
                                                            ========    ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable..........................................                                 --
Accrued expenses..........................................                (1,500)      (1,500)
Deferred revenue..........................................                                 --
Income tax payable........................................                                 --
Line of credit............................................                                 --
Current portion of long-term debt.........................                                 --
Current portion of capital lease obligations..............                                 --
Deferred tax liability....................................                                 --
Other current liabilities.................................                                 --
Due to affiliates/stockholders............................               (91,012)     (91,012)
                                                            --------    --------     --------
     Total current liabilities............................        --     (92,512)     (92,512)
                                                            --------    --------     --------
Long-term debt, net of current portion....................                                 --
Capital lease obligations, net of current portion.........                                 --
Minority interest.........................................                                 --
Deferred tax liability....................................                                 --
                                                            --------    --------     --------
     Total liabilities....................................        --     (92,512)     (92,512)
                                                            --------    --------     --------
Stockholders' equity (deficit)............................
Preferred stock...........................................                                 --
Common stock..............................................         8                        8
Deferred compensation.....................................                                 --
Additional paid-in capital................................   122,492                  122,492
Retained earnings (accumulated deficit)...................                                 --
Stock subscription receivable.............................                                 --
                                                            --------    --------     --------
     Total stockholders' equity (deficit).................   122,500          --      122,500
                                                            --------    --------     --------
Total liabilities and stockholders' equity (deficit)......  $122,500    $(92,512)    $ 29,988
                                                            ========    ========     ========

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(3) DETAILS OF PRO FORMA ACQUISITION AND OFFERING ADJUSTMENTS FOR UNAUDITED PRO FORMA COMBINED AND AS ADJUSTED BALANCE SHEET AS OF JUNE 30,
    1999 -- (CONTINUED)

     (a) Records the purchase of the ISPs by the Company, including consideration and finders fees of approximately $91.0 million in cash and 4.1 million shares of common stock at an assumed IPO price of $20.00 per share, or approximately $82 million. The excess of the purchase price over the fair value of net assets acquired is $195.3 million and was allocated to goodwill, $132.2 million and to customer lists, $63.1 million.

                                                              (AMOUNTS IN THOUSANDS)
                                                              ----------------------
Cash........................................................         $ 91,012
Value of shares.............................................           82,118
                                                                     --------
Total consideration.........................................          173,130
Negative net assets acquired as of June 30, 1999............            2,944
Deferred tax liabilities recorded in acquisition (see Note
  3b).......................................................           19,207
                                                                     --------
Total excess consideration..................................         $195,281
                                                                     ========
Allocation of excess consideration:
Customer Lists..............................................         $ 63,062
Goodwill....................................................          132,219
                                                                     --------
                                                                     $195,281
                                                                     ========

     (b) Records the net deferred tax liability of $19,200 attributable to the temporary differences between the financial reporting and tax basis primarily attributable to customer lists acquired.

     (c) Records non-recurring bonuses of $1,500 to the management of espernet.com, inc. at the consummation of the IPO.

     (d) Records the cash proceeds of $150 million from the issuance of 7.5 million shares of the Company's Common Stock net of estimated offering costs. IPO costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

     (e) Records payment of the liability of $92,500 for the cash portion of the consideration due to the owners of the ISPs in connection with the Transactions and the non-recurring bonuses.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(4) DETAILS OF PRO FORMA ACQUISITION ADJUSTMENTS FOR UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

     For six months ended June 30, 1999:

                                                   ACQUISITION ADJUSTMENTS        PRO FORMA
                                                 ----------------------------    ACQUISITION
                                                    a          b         C       ADJUSTMENTS
                                                 --------    -----    -------    -----------
REVENUES:
  Total revenues...............................  $     --    $  --    $    --     $     --
COSTS AND EXPENSES:
  Cost of Internet services....................        --       --         --           --
  Selling, general and administrative..........        --      307         --          307
  Depreciation and amortization................    32,547       --         --       32,547
                                                 --------    -----    -------     --------
     Total costs and expenses..................    32,547      307         --       32,854
                                                 --------    -----    -------     --------
Loss from operations...........................   (32,547)    (307)        --      (32,854)
Other income (expense)
  Interest income..............................        --       --         --           --
  Interest expense.............................        --       --         --           --
  Other income (expense), net..................        --       --         --           --
                                                 --------    -----    -------     --------
Loss before provision (benefit) for income
  taxes........................................   (32,547)    (307)        --      (32,854)
Provision (benefit) for income taxes...........        --       --     (4,475)      (4,475)
                                                 --------    -----    -------     --------
Net income (loss)..............................  $(32,547)   $(307)   $ 4,475     $(28,379)
                                                 ========    =====    =======     ========

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(4) DETAILS OF PRO FORMA ACQUISITION ADJUSTMENTS FOR UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS -- (CONTINUED)

     For the Year Ended December 31, 1998:

                                                   ACQUISITION ADJUSTMENTS        PRO FORMA
                                                 ----------------------------    ACQUISITION
                                                    a          b         C       ADJUSTMENTS
                                                 --------    -----    -------    -----------
REVENUES:
  Total revenues...............................  $     --    $  --    $    --     $     --
COSTS AND EXPENSES:
  Cost of Internet services....................        --       --         --           --
  Selling, general and administrative..........        --      900         --          900
  Depreciation and amortization................    65,094       --         --       65,094
                                                 --------    -----    -------     --------
     Total costs and expenses..................    65,094      900         --       65,994
                                                 --------    -----    -------     --------
Loss from operations...........................   (65,094)    (900)        --      (65,994)
Other income (expense) Interest income.........        --       --         --           --
  Interest expense.............................        --       --         --           --
  Other income (expense), net..................        --       --         --           --
                                                 --------    -----    -------     --------
Loss before provision (benefit) for income
  taxes........................................   (65,094)    (900)        --      (65,994)
Provision (benefit) for income taxes...........        --       --     (9,230)      (9,230)
                                                 --------    -----    -------     --------
Net income (loss)..............................  $(65,094)   $(900)   $ 9,230     $(56,764)
                                                 ========    =====    =======     ========

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(4) DETAILS OF PRO FORMA ACQUISITION ADJUSTMENTS FOR UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS -- (CONTINUED)

     (a) Reflects the amortization of goodwill and customer lists to be recorded as a result of these transactions over a three-year estimated life for goodwill related to the ISPs.

     (b) Reflects the increase and decrease in salaries to the owners and other employees of the ISPs pursuant to the employment agreements that each of the individuals will enter into with the Company upon consummation of the offering. The Pro Forma adjustment for compensation is shown solely as a result of changed circumstances that will exist following the consummation of the transactions. The information is considered necessary for the reader to realistically assess the impact of the transaction.

         The changes in compensation of the ISPs' and espernet.com's management are as follows:

                                                                   DECEMBER 31,    JUNE 30,
                                                                       1998          1999
                                                                   ------------    --------
        COMPANY
        Pennsylvania Online Ltd. ................................      99,997      $ 49,997
        E-Z Net Incorporated.....................................      51,000        25,500
        Perigee.net Corporation..................................     (26,001)        6,999
        IOCC.com, LLC............................................      26,000         4,000
        Wisconsin Internet, Inc..................................      50,860        12,850
        ISP Management, Inc......................................      65,062        19,023
        COL Networks, Inc........................................       1,333        (8,333)
        Internet Solutions, Inc..................................         500           650
        World Trade Network Inc..................................     135,000        47,500
        PAdotNet.................................................      48,133         4,127
        Enter.Net, Inc. .........................................    (352,000)     (255,000)
        espernet.com.............................................     800,000       400,000
                                                                     --------      --------
             Total...............................................     899,884      $307,313
                                                                     ========      ========

     The above table does not include non-recurring bonuses of approximately $1,500 expected to be paid by the Company upon the closing of the IPO.

     (c) Reflects the incremental provision (benefit) for federal and state income taxes assuming all entities were subject to federal and state income tax and other adjustments for income taxes on S-Corporation income. The Pro Forma adjusted benefit for income taxes for the year ended December 31, 1998 and the six months ended June 30, 1999 of approximately 13% differs from the expected federal benefit based upon statutory rates of 35% principally because of the amortization of goodwill (22%).

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(5) -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET DETAIL OF ACQUISITIONS JUNE 30, 1999

                                                                                                             SOUTHERN
                                            PENNSYLVANIA   INNERNET,                       WEIDNER           MARYLAND      NUNET,
                                 PADOTNET   ONLINE LTD.      INC.      DELANET, INC.   ASSOCIATES, INC.   INTERNET, INC.    INC.
                                 --------   ------------   ---------   -------------   ----------------   --------------   ------
ASSETS

Cash and cash equivalents......    $  2         $     20     $241         $    44           $  36             $  26        $   --

Accounts receivable, net.......       1                2        3             176               9                32           108

Inventory......................      --               --       --              --              --                --            --

Prepaid expenses...............      --               --        2              --              --                 1            --

Other current assets...........      --                4       --              --              --                --            --

Deferred tax asset.............      --               --       --              --              --                --            --

Due from
 affiliates/stockholders.......      --               --       10              --              --                --            --
                                   ----         --------     ----         -------           -----             -----        ------

   Total current assets........       3               26      256             220              45                59           108

Property and equipment, net....     231              220      273             305              90               162           263

Customer list, net.............      --               --       --              55              51                --           545

Deferred tax asset.............      --               --       --              --              --                --            --

Other assets...................      --               --        6               5              --                --             4
                                   ----         --------     ----         -------           -----             -----        ------

   Total assets................    $234         $    246     $535         $   585           $ 186             $ 221        $  920
                                   ====         ========     ====         =======           =====             =====        ======

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable...............    $196         $     29     $ 32         $    46           $   2             $  52        $1,557

Accrued expenses...............      --               54       --             134               5                11           161

Current portion of unearned
 revenue.......................       5               46      257             202              43               229            15

Income tax payable.............      --               --       --              --              --                --            --

Line of credit.................      --               37       --              --              --                --            --

Current portion of long-term
 debt..........................      --               --       46              10              --                47            43

Current portion of capital
 lease obligations.............      --               64       11              72               7                40            47

Deferred tax liability.........      --               --       --              --              --                --            --

Other current liabilities......      62               --       --             305             284                --            --
                                   ----         --------     ----         -------           -----             -----        ------

   Total current liabilities...     263              230      346             769             341               379         1,823

Long-term debt, net of current
 portion.......................      --               --       73              17              --                73           249

Capital lease obligations, net
 of current portion............      --               15       35              70              15                31           168

Minority interest..............      --               --       --              --              --                --            --

Deferred income taxes..........      --               --       --              --              --                --            --
                                   ----         --------     ----         -------           -----             -----        ------

   Total liabilities...........     263              245      454             856             356               483         2,240

Stockholders' equity
 (deficit).....................

Preferred stock................      --               --       --              --              --                --            --

Common stock...................      --               20        5              40              --                35           135

Additional paid-in capital.....      --               --       45             770              --                --             5

Retained earnings (accumulated
 deficit)......................     (29)             (19)      31          (1,081)           (170)             (297)       (1,460)
                                   ----         --------     ----         -------           -----             -----        ------

   Total stockholders' equity
    (deficit)..................     (29)               1       81            (271)           (170)             (262)       (1,320)
                                   ----         --------     ----         -------           -----             -----        ------

Total liabilities and
 stockholders' equity
 (deficit).....................    $234         $    246     $535         $   585           $ 186             $ 221        $  920
                                   ====         ========     ====         =======           =====             =====        ======

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(5) -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET DETAIL OF ACQUISITIONS JUNE 30, 1999 -- (CONTINUED)

                                                       PROMETHEUS                    USA CHOICE        CROCKER          COL
                                       ENTER.NET,      INFORMATION      E-ZNET        INTERNET      COMMUNICATIONS   NETWORKS,
                                          INC.            CORP.      INCORPORATED   SERVICES, CO.      INTERNET        INC.
                                     ---------------   -----------   ------------   -------------   --------------   ---------
ASSETS

Cash and cash equivalents..........      $   56           $  6           $122           $ 81             $ --          $ 66

Accounts receivable, net...........          --             32            149             43              184            26

Inventory..........................          --             --             --             --               --            --

Prepaid expenses...................           1             --             --             --                1            12

Other current assets...............          --             --             18             --               --            --

Deferred tax asset.................          --             --             --             --               --            --

Due from affiliates/stockholders...          --             --             --             --               --           156
                                         ------           ----           ----           ----             ----          ----

   Total current assets............          57             38            289            124              185           260

Property and equipment, net........         496             56            452            195              193           323

Customer list, net.................          --             --             16            120               --           212

Deferred tax asset.................          --             --              6             --               --            --

Other assets.......................          --              7             50             57               --            --
                                         ------           ----           ----           ----             ----          ----

   Total assets....................      $  553           $101           $813           $496             $378          $795
                                         ======           ====           ====           ====             ====          ====

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable...................      $   --           $ 88           $ --           $ 56             $ 44          $ --

Accrued expenses...................         131             17             33             34                5            42

Current portion of unearned
 revenue...........................         806             86            115             56              230            93

Income tax payable.................          --             --             --             --               --            --

Line of credit.....................          --             50             --             --               --            50

Current portion of long-term
 debt..............................          --             23             14             30                1            54

Current portion of capital lease
 obligations.......................         307             15            131             --               --            25

Deferred tax liability.............          --             --             --             --               --            --

Other current liabilities..........          --              6             13            153               --             4
                                         ------           ----           ----           ----             ----          ----

   Total current liabilities.......       1,244            285            306            329              280           268

Long-term debt, net of current
 portion...........................          --              4             48             77               --           231

Capital lease obligations, net of
 current portion...................          73             21            139             --               --            16

Minority interest..................          --             --             --             15               --            --

Deferred income taxes..............          --             --             --             --               --            --
                                         ------           ----           ----           ----             ----          ----

   Total liabilities...............       1,317            310            493            421              280           515

Stockholders' equity (deficit).....

Preferred stock....................          --             --             --             --               --            --

Common stock.......................          --             --              1             --               --            --

Additional paid-in capital.........           1             24            377             75               --             1

Retained earnings (accumulated
 deficit)..........................        (765)          (233)           (58)            --               98           279
                                         ------           ----           ----           ----             ----          ----

   Total stockholders' equity
    (deficit)......................        (764)          (209)           320             75               98           280
                                         ------           ----           ----           ----             ----          ----

Total liabilities and stockholders'
 equity (deficit)..................      $  553           $101           $813           $496             $378          $795
                                         ======           ====           ====           ====             ====          ====


                                     PERIGEE.NET    DUPLINET     WAVENNET,
                                     CORPORATION   CORPORATION     INC.
                                     -----------   -----------   ---------
ASSETS
Cash and cash equivalents..........     $ --          $ 27          $--
Accounts receivable, net...........        6            --            8
Inventory..........................       --            --           --
Prepaid expenses...................        1            --            3
Other current assets...............        1            --           --
Deferred tax asset.................       --            --           --
Due from affiliates/stockholders...       --            --           --
                                        ----          ----          ---
   Total current assets............        8            27           11
Property and equipment, net........       61           129           66
Customer list, net.................       --            --           --
Deferred tax asset.................       --            --           --
Other assets.......................       --            --           --
                                        ----          ----          ---
   Total assets....................     $ 69          $156          $77
                                        ====          ====          ===
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Accounts payable...................     $ 46          $ --          $10
Accrued expenses...................       --            --           10
Current portion of unearned
 revenue...........................       25            --           35
Income tax payable.................       --            --           --
Line of credit.....................       11            --            4
Current portion of long-term
 debt..............................       --            --            3
Current portion of capital lease
 obligations.......................       --            --            9
Deferred tax liability.............       --            --           --
Other current liabilities..........        6            --           12
                                        ----          ----          ---
   Total current liabilities.......       88            --           83
Long-term debt, net of current
 portion...........................       --            --           --
Capital lease obligations, net of
 current portion...................       --            --            6
Minority interest..................       --            --           --
Deferred income taxes..............       --            --           --
                                        ----          ----          ---
   Total liabilities...............       88            --           89
Stockholders' equity (deficit).....
Preferred stock....................       --            --           --
Common stock.......................       --            10           --
Additional paid-in capital.........       13            79           10
Retained earnings (accumulated
 deficit)..........................      (32)           67          (22)
                                        ----          ----          ---
   Total stockholders' equity
    (deficit)......................      (19)          156          (12)
                                        ----          ----          ---
Total liabilities and stockholders'
 equity (deficit)..................     $ 69          $156          $77
                                        ====          ====          ===

See Notes to the Unaudited Pro Forma Combined Financial Statement.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(5) -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET DETAIL OF ACQUISITIONS JUNE 30, 1999 -- (CONTINUED)

                                                                  MIDWEST       ALLIANCE INTERNET
                                      THE 3RD     INFORAMP,   COMMUNICATIONS,     TECHNOLOGIES,        COMQUEST      FAIRNET,
                                     DOOR, INC.     INC.           INC.              L.L.C.         NETWORKS, INC.     INC.
                                     ----------   ---------   ---------------   -----------------   --------------   --------
ASSETS

Cash and cash equivalents..........     $ 28       $  297         $    --             $ 45               $ 23          $  6

Accounts receivable, net...........        9          355              47               91                 11            28

Inventory..........................       --           --              --               --                  2            --

Prepaid expenses...................       --           --               2               --                 --            --

Other current assets...............       --           --              --               --                 --            --

Deferred tax asset.................       --           --              --               --                 --            --

Due from affiliates/stockholders...       --            1              --               --                 --            10
                                        ----       ------         -------             ----               ----          ----

   Total current assets............       37          653              49              136                 36            44

Property and equipment, net........       69          432             597              197                112           113

Customer list, net.................       --           --               2               --                  5            --

Deferred tax asset.................        6           --              --               --                 --            --

Other assets.......................       --           --              38               --                 --            --
                                        ----       ------         -------             ----               ----          ----

   Total assets....................     $112       $1,085         $   686             $333               $153          $157
                                        ====       ======         =======             ====               ====          ====

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable...................     $ 13       $  129         $   420             $159               $ 14          $ 46

Accrued expenses...................        1           82              14               --                  3            13

Current portion of unearned
 revenue...........................       19          383             145               --                  4            50

Income tax payable.................        4           --              --               --                 --            --

Line of credit.....................       --           --              --               --                 --            --

Current portion of long-term
 debt..............................       --           --              90               --                 --             5

Current portion of capital lease
 obligations.......................        9           --             125               --                 --            26

Deferred tax liability.............        5           --              --               --                 --            --

Other current liabilities..........       --           --              33               70                  2            --
                                        ----       ------         -------             ----               ----          ----

   Total current liabilities.......       51          594             827              229                 23           140

Long-term debt, net of current
 portion...........................       --           80               1               --                 --            10

Capital lease obligations, net of
 current portion...................       21           --             155               --                 --            41

Minority interest..................       --           --              --               --                 --            --

Deferred income taxes..............       --           --              --               --                 --            --
                                        ----       ------         -------             ----               ----          ----

   Total liabilities...............       72          674             983              229                 23           191

Stockholders' equity (deficit).....

Preferred stock....................       --           --              --               --                 --            --

Common stock.......................       64           36              --               --                  1             8

Additional paid-in capital.........      (51)          --             998              169                 --            43

Retained earnings (accumulated
 deficit)..........................       27          375          (1,295)             (65)               129           (85)
                                        ----       ------         -------             ----               ----          ----

   Total stockholders' equity
    (deficit)......................       40          411            (297)             104                130           (34)
                                        ----       ------         -------             ----               ----          ----

Total liabilities and stockholders'
 equity (deficit)..................     $112       $1,085         $   686             $333               $153          $157
                                        ====       ======         =======             ====               ====          ====


                                       WISCONSIN      NCONNECT,   NETWURX,
                                     INTERNET, INC.     INC.        INC.
                                     --------------   ---------   --------
ASSETS
Cash and cash equivalents..........       $ 77          $ 16        $  9
Accounts receivable, net...........         66            66          69
Inventory..........................         --            12          --
Prepaid expenses...................         15            --          --
Other current assets...............         --            --          --
Deferred tax asset.................         --            --          --
Due from affiliates/stockholders...         --            --          --
                                          ----          ----        ----
   Total current assets............        158            94          78
Property and equipment, net........        204           148         174
Customer list, net.................         --            --          --
Deferred tax asset.................         --            --          --
Other assets.......................         --             6          13
                                          ----          ----        ----
   Total assets....................       $362          $248        $265
                                          ====          ====        ====
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Accounts payable...................       $  2          $ 60        $ 97
Accrued expenses...................         12           105         123
Current portion of unearned
 revenue...........................        243           310         108
Income tax payable.................         --            --          --
Line of credit.....................         50            27          15
Current portion of long-term
 debt..............................         --                        --
Current portion of capital lease
 obligations.......................         --            24          38
Deferred tax liability.............         --            --          --
Other current liabilities..........         --            --          --
                                          ----          ----        ----
   Total current liabilities.......        307           526         381
Long-term debt, net of current
 portion...........................         --            16          --
Capital lease obligations, net of
 current portion...................         --            47          68
Minority interest..................         --            --          --
Deferred income taxes..............          1            --          --
                                          ----          ----        ----
   Total liabilities...............        308           589         449
Stockholders' equity (deficit).....
Preferred stock....................         --            --          --
Common stock.......................         --            20          10
Additional paid-in capital.........         60            --          --
Retained earnings (accumulated
 deficit)..........................         (6)         (361)       (194)
                                          ----          ----        ----
   Total stockholders' equity
    (deficit)......................         54          (341)       (184)
                                          ----          ----        ----
Total liabilities and stockholders'
 equity (deficit)..................       $362          $248        $265
                                          ====          ====        ====

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(5) -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET DETAIL OF ACQUISITIONS JUNE 30, 1999 -- (CONTINUED)

                                                                                 THE
                                                                            COMPUTER CARE    ISP MANAGEMENT,     WWW.INTERNET
                                                              PROVIDE.NET   COMPANY, INC.          INC.         SOLUTIONS, INC.
                                                              -----------   --------------   ----------------   ---------------
ASSETS

Cash and cash equivalents...................................     $ --            $ 58             $  --               $ 88

Accounts receivable, net....................................       11              63                26                 15

Inventory...................................................       --              38                --                 --

Prepaid expenses............................................        6               3                --                  4

Other current assets........................................       --              --                --                  1

Deferred tax asset..........................................       --              33                --                 --

Due from affiliates/stockholders............................       --              --                --                 --
                                                                 ----            ----             -----               ----

   Total current assets.....................................       17             195                26                108

Property and equipment, net.................................      714             290               156                 95

Customer list, net..........................................       --              --                --                 --

Deferred tax asset..........................................       --              --                --                 --

Other assets................................................       --              --                --                  1
                                                                 ----            ----             -----               ----

   Total assets.............................................     $731            $485             $ 182               $204
                                                                 ====            ====             =====               ====

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable............................................     $ 10            $ 25             $  77               $ 17

Accrued expenses............................................       --              30                10                539

Current portion of unearned revenue.........................       68             214                28                 70

Income tax payable..........................................       --              --                --                 --

Line of credit..............................................       --              --                --                 --

Current portion of long-term debt...........................       --              48                34                 --

Current portion of capital lease obligations................       --             151                40                  7

Deferred tax liability......................................       --              --                --                 --

Other current liabilities...................................       --              --                 8                 55
                                                                 ----            ----             -----               ----

   Total current liabilities................................       78             468               197                688

Long-term debt, net of current portion......................       --              14               176                 --

Capital lease obligations, net of current portion...........       --              95                51                 15

Minority interest...........................................       --              --                --                 --

Deferred income taxes.......................................       --              --                --                 --
                                                                 ----            ----             -----               ----

   Total liabilities........................................       78             577               424                703

Stockholders' equity (deficit)..............................

Preferred stock.............................................       --              --                --                 --

Common stock................................................       --              10                --                  1

Additional paid-in capital..................................       --              --                82                 --

Retained earnings (accumulated deficit).....................      653            (102)             (324)              (500)
                                                                 ----            ----             -----               ----

   Total stockholders' equity (deficit).....................      653             (92)             (242)              (499)
                                                                 ----            ----             -----               ----

Total liabilities and stockholders' equity (deficit)........     $731            $485             $ 182               $204
                                                                 ====            ====             =====               ====

                                                                                                         INTERNET
                                                                                       NETPLUS           NEBRASKA
                                                              COPPER.NET, INC.   COMMUNICATIONS, INC.   CORPORATION
                                                              ----------------   --------------------   -----------
ASSETS
Cash and cash equivalents...................................       $  34                 $  1              $138
Accounts receivable, net....................................           2                   --                70
Inventory...................................................          --                   --                --
Prepaid expenses............................................           3                   --                 2
Other current assets........................................          --                   --                --
Deferred tax asset..........................................          --                   --                --
Due from affiliates/stockholders............................          89                   --                --
                                                                   -----                 ----              ----
   Total current assets.....................................         128                    1               210
Property and equipment, net.................................         223                  142               274
Customer list, net..........................................          --                   --               113
Deferred tax asset..........................................          --                   --                --
Other assets................................................          14                   --                --
                                                                   -----                 ----              ----
   Total assets.............................................       $ 365                 $143              $597
                                                                   =====                 ====              ====
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................       $   3                 $  3              $ 36
Accrued expenses............................................           8                   --                 3
Current portion of unearned revenue.........................         281                   50               142
Income tax payable..........................................          --                   --                --
Line of credit..............................................          --                   22                --
Current portion of long-term debt...........................          62                   29                --
Current portion of capital lease obligations................          35                    1                --
Deferred tax liability......................................          --                   --                --
Other current liabilities...................................          50                   --                --
                                                                   -----                 ----              ----
   Total current liabilities................................         439                  105               181
Long-term debt, net of current portion......................         142                   44                --
Capital lease obligations, net of current portion...........          11                   --                --
Minority interest...........................................          --                   --                --
Deferred income taxes.......................................          --                   --                --
                                                                   -----                 ----              ----
   Total liabilities........................................         592                  149               181
Stockholders' equity (deficit)..............................
Preferred stock.............................................          --                   --                --
Common stock................................................           1                   10                 1
Additional paid-in capital..................................          (1)                  42                24
Retained earnings (accumulated deficit).....................        (227)                 (58)              391
                                                                   -----                 ----              ----
   Total stockholders' equity (deficit).....................        (227)                  (6)              416
                                                                   -----                 ----              ----
Total liabilities and stockholders' equity (deficit)........       $ 365                 $143              $597
                                                                   =====                 ====              ====


                                                                                  CSW
                                                              RAPIDNET, INC.   NET, INC.
                                                              --------------   ---------
ASSETS
Cash and cash equivalents...................................      $  10          $  21
Accounts receivable, net....................................         46             19
Inventory...................................................         --             --
Prepaid expenses............................................          5             10
Other current assets........................................         --             --
Deferred tax asset..........................................         --             --
Due from affiliates/stockholders............................         --             --
                                                                  -----          -----
   Total current assets.....................................         61             50
Property and equipment, net.................................        317            464
Customer list, net..........................................         16             --
Deferred tax asset..........................................         --             --
Other assets................................................         --              8
                                                                  -----          -----
   Total assets.............................................      $ 394          $ 522
                                                                  =====          =====
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................      $ 109          $ 123
Accrued expenses............................................         45             46
Current portion of unearned revenue.........................         64             52
Income tax payable..........................................         --             --
Line of credit..............................................         --             --
Current portion of long-term debt...........................        114            398
Current portion of capital lease obligations................         65            158
Deferred tax liability......................................         --             --
Other current liabilities...................................         --             --
                                                                  -----          -----
   Total current liabilities................................        397            777
Long-term debt, net of current portion......................        441             --
Capital lease obligations, net of current portion...........         64            203
Minority interest...........................................         --             --
Deferred income taxes.......................................         --             --
                                                                  -----          -----
   Total liabilities........................................        902            980
Stockholders' equity (deficit)..............................
Preferred stock.............................................         --             --
Common stock................................................          1              1
Additional paid-in capital..................................          3             --
Retained earnings (accumulated deficit).....................       (512)          (459)
                                                                  -----          -----
   Total stockholders' equity (deficit).....................       (508)          (458)
                                                                  -----          -----
Total liabilities and stockholders' equity (deficit)........      $ 394          $ 522
                                                                  =====          =====

See Notes to the Unaudited Pro Forma Combined Financial ]Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(5) -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET DETAIL OF ACQUISITIONS JUNE 30, 1999 -- (CONTINUED)

                                                                             BLACK SHEEP   INTENSITY
                                     IOCC.COM,   FUTURA,      INTERNET       COMPUTING,    COMPUTER    ECSIS.NET,    WORLD TRADE
                                        LLC       INC.     SOLUTIONS, INC.      INC.        SYSTEMS       LLC       NETWORK, INC.
                                     ---------   -------   ---------------   -----------   ---------   ----------   -------------
ASSETS

Cash and cash equivalents..........    $  3       $  4          $ --            $  --         $12         $--          $  267

Accounts receivable, net...........      11         20            48               --           1          12               3

Inventory..........................      --         19            --               --          --          --              --

Prepaid expenses...................      --         --            --               --          --          --               2

Other current assets...............      --          3            --                5          --          --              --

Deferred tax asset.................      --         --            --               --          --          --             133

Due from affiliates/stockholders...      --         --            --               82          --          --              --
                                       ----       ----          ----            -----         ---         ---          ------

   Total current assets............      14         46            48               87          13          12             405

Property and equipment, net........     118        117            38              186          29          77           1,017

Customer list, net.................       4         33            --               --          --          --              --

Deferred tax asset.................      --         --            --               --          --          --              --

Other assets.......................      --         --            --                7          --          --              17
                                       ----       ----          ----            -----         ---         ---          ------

   Total assets....................    $136       $196          $ 86            $ 280         $42         $89          $1,439
                                       ====       ====          ====            =====         ===         ===          ======

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable...................    $  3       $152          $ --            $  45         $--         $19          $  253

Accrued expenses...................      --         12             8               --           2           4              --

Current portion of unearned
 revenue...........................      11         44            95              113          10          --             530

Income tax payable.................      --         --            --               --          --          --              17

Line of credit.....................      --         --            --               --          --          --              --

Current portion of long-term
 debt..............................      46         24            --               62          10          --              45

Current portion of capital lease
 obligations.......................       3          5            --               55          --          --              --

Deferred tax liability.............      --         --            --               --          --          --              --

Other current liabilities..........      --          1            --               --           2          --              --
                                       ----       ----          ----            -----         ---         ---          ------

   Total current liabilities.......      63        238           103              275          24          23             845

Long-term debt, net of current
 portion...........................      --         19            --               35           2          --             493

Capital lease obligations, net of
 current portion...................       4          6            --              140          --          --              --

Minority interest..................      --         --            --               --          --          --              --

Deferred income taxes..............      --         --            --               --          --          --              48
                                       ----       ----          ----            -----         ---         ---          ------

   Total liabilities...............      67        263           103              450          26          23           1,386

Stockholders' equity (deficit).....

Preferred stock....................      --         --            --               --          --          --              --

Common stock.......................      --         --            --               --          --          --               1

Additional paid-in capital.........      --         29            --               --          --          66             325

Retained earnings (accumulated
 deficit)..........................      69        (96)          (17)            (170)         16          --            (273)
                                       ----       ----          ----            -----         ---         ---          ------

   Total stockholders' equity
    (deficit)......................      69        (67)          (17)            (170)         16          66              53
                                       ----       ----          ----            -----         ---         ---          ------

Total liabilities and stockholders'
 equity (deficit)..................    $136       $196          $ 86            $ 280         $42         $89          $1,439
                                       ====       ====          ====            =====         ===         ===          ======


                                     STIC.NET,     NETWEST
                                       INC.      ONLINE, INC.   COMBINED
                                     ---------   ------------   --------
ASSETS
Cash and cash equivalents..........    $  34         $ 35       $ 1,933
Accounts receivable, net...........       --           67         1,935
Inventory..........................       --           --            71
Prepaid expenses...................        4            4            81
Other current assets...............       --           --            32
Deferred tax asset.................       --            8           174
Due from affiliates/stockholders...       --            6           354
                                       -----         ----       -------
   Total current assets............       38          120         4,580
Property and equipment, net........      521          189        10,528
Customer list, net.................       --           11         1,183
Deferred tax asset.................       --            1            13
Other assets.......................        4           --           237
                                       -----         ----       -------
   Total assets....................    $ 563         $321       $16,541
                                       =====         ====       =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Accounts payable...................    $  89         $ 15       $ 4,077
Accrued expenses...................       22           19         1,738
Current portion of unearned
 revenue...........................       10           91         5,378
Income tax payable.................       --           --            21
Line of credit.....................       --           --           266
Current portion of long-term
 debt..............................      434          200         1,872
Current portion of capital lease
 obligations.......................      276           --         1,746
Deferred tax liability.............       --           --             5
Other current liabilities..........       --            1         1,067
                                       -----         ----       -------
   Total current liabilities.......      831          326        16,170
Long-term debt, net of current
 portion...........................       41           --         2,286
Capital lease obligations, net of
 current portion...................       55           --         1,565
Minority interest..................       --           --            15
Deferred income taxes..............       --           --            49
                                       -----         ----       -------
   Total liabilities...............      927          326        20,085
Stockholders' equity (deficit).....
Preferred stock....................       --           --            --
Common stock.......................        1            1           413
Additional paid-in capital.........       --           21         3,210
Retained earnings (accumulated
 deficit)..........................     (365)         (27)       (7,167)
                                       -----         ----       -------
   Total stockholders' equity
    (deficit)......................     (364)          (5)       (3,544)
                                       -----         ----       -------
Total liabilities and stockholders'
 equity (deficit)..................    $ 563         $321       $16,541
                                       =====         ====       =======

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(6) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                               PENNSYLVANIA                                        WEIDNER
                                    PADOTNET   ONLINE, LTD.   INNERNET, INC.   DELANET, INC.   ASSOCIATES, INC.
                                    --------   ------------   --------------   -------------   ----------------
REVENUES:
  Internet connectivity...........    $480         $644            $788           $  666             $387
  Enhanced services and other.....      46           --               1               --               --
                                      ----         ----            ----           ------             ----
  Total revenues..................     526          644             789              666              387
COSTS AND EXPENSES:
  Cost of Internet services.......     151          145             257              275              133
  Selling, general and
    administrative................     226          305             210              856              148
  Depreciation and amortization...      72           50              66               59               53
                                      ----         ----            ----           ------             ----
    Total costs and expenses......     449          500             533            1,190              334
                                      ----         ----            ----           ------             ----
Income (loss) from operations.....      77          144             256             (524)              53
Other income (expense)
  Interest income.................      --           --               1        --.......               --
  Interest expense................      --           (7)             (5)             (22)              (2)
  Other income (expense), net.....      --           --              --               --               --
                                      ----         ----            ----           ------             ----
Loss before provision (benefit)
  for income taxes................      77          137             252             (546)              51
Provision (benefit) for income
  taxes...........................      --           --              --               --               --
                                      ----         ----            ----           ------             ----
Net income (loss).................    $ 77         $137            $252           $ (546)            $ 51
                                      ====         ====            ====           ======             ====
EBITDA............................     149          194             322             (465)             106

                                         SOUTHERN
                                    MARYLAND INTERNET,   NUNET
                                           INC.           INC.    ENTER.NET INC.
                                    ------------------   ------   --------------
REVENUES:
  Internet connectivity...........         $407          $  813       $1,567
  Enhanced services and other.....           --              85            6
                                           ----          ------       ------
  Total revenues..................          407             898        1,573
COSTS AND EXPENSES:
  Cost of Internet services.......          146             430          464
  Selling, general and
    administrative................          241             592        1,005
  Depreciation and amortization...           45             145          180
                                           ----          ------       ------
    Total costs and expenses......          432           1,167        1,649
                                           ----          ------       ------
Income (loss) from operations.....          (25)           (269)         (76)
Other income (expense)
  Interest income.................           --              --           --
  Interest expense................          (12)            (20)         (48)
  Other income (expense), net.....           --              --           --
                                           ----          ------       ------
Loss before provision (benefit)
  for income taxes................          (37)           (289)        (124)
Provision (benefit) for income
  taxes...........................           --              --           --
                                           ----          ------       ------
Net income (loss).................         $(37)         $ (289)      $ (124)
                                           ====          ======       ======
EBITDA............................           20            (124)         104

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(6) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 -- (CONTINUED)

                                    PROMETHEUS                       USA CHOICE          CROCKER
                                   INFORMATION       E-ZNET      INTERNET SERVICES,   COMMUNICATIONS        COL         PERIGEE.NET
                                      CORP.       INCORPORATED          CO.              INTERNET      NETWORKS, INC.   CORPORATION
                                   -----------    ------------   ------------------   --------------   --------------   -----------
REVENUES:
  Internet connectivity..........      $119          $1,245             $306               $547             $711           $307
  Enhanced services and other....        70             156               78                 --              101             --
                                       ----          ------             ----               ----             ----           ----
  Total revenues.................       189           1,401              384                547              812            307
COSTS AND EXPENSES:
  Cost of Internet services......        74             572              210                245              423            153
  Selling, general and
    administrative...............       127             653               95                133              292             74
  Depreciation and
    amortization.................        21              90               45                 47               38             34
                                       ----          ------             ----               ----             ----           ----
    Total costs and expenses.....       222           1,315              350                425              753            261
                                       ----          ------             ----               ----             ----           ----
Income (loss) from operations....       (33)             86               34                122               59             46
Other income (expense)
  Interest income................        --              --               --                 --               --             --
  Interest expense...............        (8)            (22)              (4)                (1)              (9)            (1)
  Other income (expense), net....        --              --               (1)                --               --              1
                                       ----          ------             ----               ----             ----           ----
Loss before provision (benefit)
  for income taxes...............       (41)             64               29                121               50             46
                                       ----          ------             ----               ----             ----           ----
Provision (benefit) for income
  taxes..........................        --              (3)              --                 --               --             --
                                       ----          ------             ----               ----             ----           ----
Net income (loss)................      $(41)         $   67             $ 29               $121             $ 50           $ 46
                                       ====          ======             ====               ====             ====           ====
EBITDA...........................       (12)            176               79                169               97             80


                                    DUPLINNET                      THE 3RD
                                   CORPORATION   WAVENET, INC.    DOOR, INC.
                                   -----------   -------------    ----------
REVENUES:
  Internet connectivity..........     $156            $212           $214
  Enhanced services and other....       --              --             --
                                      ----            ----           ----
  Total revenues.................      156             212            214
COSTS AND EXPENSES:
  Cost of Internet services......       89              85             84
  Selling, general and
    administrative...............       27             111             95
  Depreciation and
    amortization.................       18              11             12
                                      ----            ----           ----
    Total costs and expenses.....      134             207            191
                                      ----            ----           ----
Income (loss) from operations....       22               5             23
Other income (expense)
  Interest income................       --              --             --
  Interest expense...............       --              (2)            (2)
  Other income (expense), net....       --              --             --
                                      ----            ----           ----
Loss before provision (benefit)
  for income taxes...............       22               3             21
                                      ----            ----           ----
Provision (benefit) for income
  taxes..........................       --              --              5
                                      ----            ----           ----
Net income (loss)................     $ 22            $  3           $ 16
                                      ====            ====           ====
EBITDA...........................       40              16             35

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(6) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 -- (CONTINUED)

                                                                                  ALLIANCE
                                                                  MIDWEST         INTERNET        COMQUEST
                                               INFORAMP,      COMMUNICATIONS,   TECHNOLOGIES,     NETWORKS,     FAIRNET,
                                                  INC              INC.            L.L.C.           INC.          INC.
                                             --------------   ---------------   -------------   -------------   --------
REVENUES:
  Internet connectivity....................      $1,645           $  926            $525            $218          $179
  Enhanced services and other..............          --               10              --              14             7
                                                 ------           ------            ----            ----          ----
  Total revenues...........................       1,645              936             525             232           186
COSTS AND EXPENSES:
  Cost of Internet services................         703              476             446              64           128
  Selling, general and administrative......         589            1,198              95              87            71
  Depreciation and amortization............          52               84              --              13            23
                                                 ------           ------            ----            ----          ----
    Total costs and expenses...............       1,344            1,758             541             164           222
                                                 ------           ------            ----            ----          ----
Income (loss) from operations..............         301             (822)            (16)             68           (36)
Other income (expense)
  Interest income..........................           3               --              --              --            --
  Interest expense.........................          (4)             (26)             (5)             --            (3)
  Other income (expense), net..............          (1)             (22)             --              --            --
                                                 ------           ------            ----            ----          ----
Loss before provision (benefit) for income
  taxes....................................         299             (870)            (21)             68           (39)
Provision (benefit) for income taxes.......          --               --              --              --            --
                                                 ------           ------            ----            ----          ----
Net income (loss)..........................      $  299           $ (870)           $(21)           $ 68          $(39)
                                                 ======           ======            ====            ====          ====
EBITDA.....................................         353             (738)            (16)             81           (13)


                                               WISCONSIN
                                               INTERNET,     NCONNECT,   NETWURX,
                                                 INC.          INC.        INC.     PROVIDE.NET
                                             -------------   ---------   --------   -----------
REVENUES:
  Internet connectivity....................      $414          $473        $363       $1,028
  Enhanced services and other..............        --            42           9           --
                                                 ----          ----        ----       ------
  Total revenues...........................       414           515         372        1,028
COSTS AND EXPENSES:
  Cost of Internet services................       274           335         238          471
  Selling, general and administrative......        55           138         138          233
  Depreciation and amortization............        43            60          16           51
                                                 ----          ----        ----       ------
    Total costs and expenses...............       372           533         392          755
                                                 ----          ----        ----       ------
Income (loss) from operations..............        42           (18)        (20)         273
Other income (expense)
  Interest income..........................         1            --          --            1
  Interest expense.........................        --            (2)        (13)           0
  Other income (expense), net..............        --            --          --            1
                                                 ----          ----        ----       ------
Loss before provision (benefit) for income
  taxes....................................        43           (20)        (33)         275
Provision (benefit) for income taxes.......        17            --          --           --
                                                 ----          ----        ----       ------
Net income (loss)..........................      $ 26          $(20)       $(33)      $  275
                                                 ====          ====        ====       ======
EBITDA.....................................        85            42          (4)         324

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(6) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 -- (CONTINUED)

                         THE COMPUTER                       WWW.INTERNET                          NETPLUS        INTERNET
                         CARE COMPANY,         ISP           SOLUTIONS,                       COMMUNICATIONS,    NEBRASKA
                             INC.        MANAGEMENT, INC.       INC.       COPPER.NET GROUP        INC.         CORPORATION
                         -------------   ----------------   ------------   ----------------   ---------------   -----------
REVENUES:
  Internet
    connectivity.......      $440             $ 359             $267             $372              $175           $  718
  Enhanced services and
    other..............       242                --               12               --                 6               78
                             ----             -----             ----             ----              ----           ------
  Total revenues.......       682               359              279              372               181              796
COSTS AND EXPENSES:
  Cost of Internet
    services...........       335               209              152              170               146              381
  Selling, general and
    administrative.....       228               163              159              194                19              207
  Depreciation and
    amortization.......        66                34               44               56                15               53
                             ----             -----             ----             ----              ----           ------
    Total costs and
      expenses.........       629               406              355              420               180              641
                             ----             -----             ----             ----              ----           ------
Income (loss) from
  operations...........        53               (47)             (76)             (48)                1              155
Other income (expense)
  Interest income......        --                --               --               --                --               --
  Interest expense.....       (10)              (21)              (5)             (10)               (3)              --
  Other income
    (expense), net.....        --                --               --               --                --               --
                             ----             -----             ----             ----              ----           ------
Loss before provision
  (benefit) for income
  taxes................        43               (68)             (81)             (58)               (2)             155
Provision (benefit) for
  income taxes.........        --                --               --               --                --               --
                             ----             -----             ----             ----              ----           ------
Net income (loss)......      $ 43             $ (68)            $(81)            $(58)             $ (2)          $  155
                             ====             =====             ====             ====              ====           ======
EBITDA.................       119               (13)             (32)               8                16              208


                         RAPIDNET, INC.   CSW NET, INC.   IOCC.COM, LLC
                         --------------   -------------   -------------
REVENUES:
  Internet
    connectivity.......       $609           $1,082           $208
  Enhanced services and
    other..............        121               --             --
                              ----           ------           ----
  Total revenues.......        730            1,082            208
COSTS AND EXPENSES:
  Cost of Internet
    services...........        387              477            109
  Selling, general and
    administrative.....        256              325             54
  Depreciation and
    amortization.......         37              138             15
                              ----           ------           ----
    Total costs and
      expenses.........        680              940            178
                              ----           ------           ----
Income (loss) from
  operations...........         50              142             30
Other income (expense)
  Interest income......         --               --             --
  Interest expense.....        (36)             (57)            (1)
  Other income
    (expense), net.....         --               --             --
                              ----           ------           ----
Loss before provision
  (benefit) for income
  taxes................         14               85             29
Provision (benefit) for
  income taxes.........         --               --             --
                              ----           ------           ----
Net income (loss)......       $ 14           $   85           $ 29
                              ====           ======           ====
EBITDA.................         87              280             45

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(6) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE SIX MONTHS ENDED JUNE 30, 1999 -- (CONTINUED)

                                                                   INTERNET                      INTENSITY
                                                        FUTURA,   SOLUTIONS,     BLACK SHEEP     COMPUTER    ECSIS.NET,
                                                         INC.        INC.      COMPUTING, INC.    SYSTEMS       LLC
                                                        -------   ----------   ---------------   ---------   ----------
REVENUES:
  Internet connectivity...............................   $248        $161           $337           $ 79         $281
  Enhanced services and other.........................     58          32             --             37           18
                                                         ----        ----           ----           ----         ----
  Total revenues......................................    306         193            337            116          299
COSTS AND EXPENSES:
  Cost of Internet services...........................    161          77            200             59          124
  Selling, general and administrative.................    184          70             88             43           72
  Depreciation and amortization.......................     16           9             29              4           10
                                                         ----        ----           ----           ----         ----
    Total costs and expenses..........................    361         156            317            106          206
                                                         ----        ----           ----           ----         ----
Income (loss) from operations.........................    (55)         37             20             10           93
Other income (expense)
  Interest income.....................................     --          --             --             --           --
  Interest expense....................................     (5)         --            (16)            (1)          --
  Other income (expense), net.........................     --          --             --             --           --
                                                         ----        ----           ----           ----         ----
Loss before provision (benefit) for income taxes......    (60)         37              4              9           93
Provision (benefit) for income taxes..................     --          --             --             --           --
                                                         ----        ----           ----           ----         ----
Net income (loss).....................................   $(60)       $ 37           $  4           $  9         $ 93
                                                         ====        ====           ====           ====         ====
EBITDA................................................    (39)         46             49             14          103

                                                        WORLD TRADE              NETWEST
                                                         NETWORK,     STIC.NET   ONLINE,
                                                           INC.         INC.      INC.     COMBINED
                                                        -----------   --------   -------   --------
REVENUES:
  Internet connectivity...............................    $2,081        $753      $ 585    $24,095
  Enhanced services and other.........................        --          69         --      1,298
                                                          ------        ----      -----    -------
  Total revenues......................................     2,081         822        585     25,393
COSTS AND EXPENSES:
  Cost of Internet services...........................       712         233        155     11,158
  Selling, general and administrative.................     1,360         416        397     12,029
  Depreciation and amortization.......................        97         170         45      2,166
                                                          ------        ----      -----    -------
    Total costs and expenses..........................     2,169         819        597     25,353
                                                          ------        ----      -----    -------
Income (loss) from operations.........................       (88)          3        (12)        40
Other income (expense)
  Interest income.....................................         1          --         --          7
  Interest expense....................................        (4)        (46)        (5)      (438)
  Other income (expense), net.........................        --          --         --        (22)
                                                          ------        ----      -----    -------
Loss before provision (benefit) for income taxes......       (91)        (43)       (17)      (413)
Provision (benefit) for income taxes..................       (22)         --         (3)        (6)
                                                          ------        ----      -----    -------
Net income (loss).....................................    $  (69)       $(43)     $ (14)   $  (407)
                                                          ======        ====      =====    =======
EBITDA................................................         9         173         33      2,206

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(7) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE YEAR ENDED DECEMBER 31, 1998

                                                    PENNSYLVANIA
                                                       ONLINE                                            WEIDNER
                                         PADOTNET       LTD.       INTERNET, INC.    DELANET, INC.   ASSOCIATES, INC.
                                         --------   ------------   ---------------   -------------   ----------------
REVENUES:
  Internet connectivity................   $  527       $  917           $ 946           $  716            $ 432
  Enhanced services and other..........       50           --              12               --               --
                                          ------       ------           -----           ------            -----
  Total revenues.......................      577          917             958              716              432
COSTS AND EXPENSES:
  Cost of Internet services............      215          278             334              268              175
  Selling, general and
    administrative.....................      256          570             321              554              193
  Depreciation and amortization........      114           79              97               78               78
                                          ------       ------           -----           ------            -----
    Total costs and expenses...........      585          927             752              900              446
                                          ------       ------           -----           ------            -----
Income (loss) from operations..........       (8)         (10)            206             (184)             (14)
Other income (expense)
  Interest income......................       --           --               2               --               --
  Interest expense.....................       --          (13)            (28)             (24)              (5)
  Other income (expense), net..........       --           --               1               --               --
                                          ------       ------           -----           ------            -----
Loss before provision (benefit) for
  income taxes.........................       (8)         (23)            181             (208)             (19)
Provision (benefit) for income taxes...       --           --              --               --               --
                                          ------       ------           -----           ------            -----
Net income (loss)......................   $   (8)         (23)          $ 181           $ (208)           $ (19)
                                          ======       ======           =====           ======            =====
EBITDA.................................      106           69             303             (106)              64

                                            SOUTHERN                                      PROMETHEUS
                                            MARYLAND                                      INFORMATION
                                         INTERNET, INC.   NUNET, INC.   ENTER.NET, INC.      CORP.
                                         --------------   -----------   ---------------   -----------
REVENUES:
  Internet connectivity................      $  539         $1,115          $2,464          $  312
  Enhanced services and other..........          --             96              25             215
                                             ------         ------          ------          ------
  Total revenues.......................         539          1,211           2,489             527
COSTS AND EXPENSES:
  Cost of Internet services............         159            734             691             150
  Selling, general and
    administrative.....................         383          1,256           1,705             259
  Depreciation and amortization........          77             98             302              50
                                             ------         ------          ------          ------
    Total costs and expenses...........         619          2,088           2,698             459
                                             ------         ------          ------          ------
Income (loss) from operations..........         (80)          (877)           (209)             68
Other income (expense)
  Interest income......................          --             --              --              --
  Interest expense.....................         (21)           (15)            (81)            (20)
  Other income (expense), net..........          --             --              --              --
                                             ------         ------          ------          ------
Loss before provision (benefit) for
  income taxes.........................        (101)          (892)           (290)             48
Provision (benefit) for income taxes...          --             --              --              --
                                             ------         ------          ------          ------
Net income (loss)......................      $ (101)        $ (892)         $ (290)         $   48
                                             ======         ======          ======          ======
EBITDA.................................          (3)          (779)             93             118

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(7) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)

                                                               USA
                                                             CHOICE          CROCKER          COL
                                              E-ZNET        INTERNET      COMMUNICATIONS   NETWORKS,   PERIGEE.NET    DUPLINNET
                                           INCORPORATED   SERVICES, CO.      INTERNET        INC.      CORPORATION   CORPORATION
                                           ------------   -------------   --------------   ---------   -----------   -----------
REVENUES:
  Internet connectivity..................     $1,988          $287             $847          $798         $497           $201
  Enhanced services and other............        320            59               --           176           18             --
                                              ------          ----             ----          ----         ----           ----
  Total revenues.........................      2,308           346              847           974          515            201
COSTS AND EXPENSES:
  Cost of Internet services..............      1,011           212              377           516          271            110
  Selling, general and administrative....        903            62              285           280          165             10
  Depreciation and amortization..........        129            56               75            29           52             28
                                              ------          ----             ----          ----         ----           ----
    Total costs and expenses.............      2,043           330              737           825          488            148
                                              ------          ----             ----          ----         ----           ----
Income (loss) from operations............        265            16              110           149           27             53
Other income (expense)
  Interest income........................         --            --               --            --           --             --
  Interest expense.......................        (39)           (3)              (1)           (8)          (1)            --
  Other income (expense), net............         --           (26)              --            --          (22)            --
                                              ------          ----             ----          ----         ----           ----
Loss before provision (benefit) for
  income taxes...........................        226           (13)             109           141            4             53
Provision (benefit) for income taxes.....         --            --               --            --           --             --
                                              ------          ----             ----          ----         ----           ----
Net income (loss)........................     $  226          $(13)            $109          $141         $  4           $ 53
                                              ======          ====             ====          ====         ====           ====
EBITDA...................................        394            72              185           178           79             81


                                                            THE 3RD       INFORAMP,
                                           WAVENET, INC.   DOOR, INC.        INC.
                                           -------------   ----------     ---------
REVENUES:
  Internet connectivity..................      $310           $346          $1,635
  Enhanced services and other............        --             --              --
                                               ----           ----          ------
  Total revenues.........................       310            346           1,635
COSTS AND EXPENSES:
  Cost of Internet services..............       137            161             646
  Selling, general and administrative....       157            167             799
  Depreciation and amortization..........        21             13              81
                                               ----           ----          ------
    Total costs and expenses.............       315            341           1,526
                                               ----           ----          ------
Income (loss) from operations............        (5)             5             109
Other income (expense)
  Interest income........................        --             --               4
  Interest expense.......................        (4)            --              (7)
  Other income (expense), net............        --             --               1
                                               ----           ----          ------
Loss before provision (benefit) for
  income taxes...........................        (9)             5             107
Provision (benefit) for income taxes.....        --              1              --
                                               ----           ----          ------
Net income (loss)........................      $ (9)          $  4          $  107
                                               ====           ====          ======
EBITDA...................................        16             18             190

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(7) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)

                                                           ALLIANCE
                                           MIDWEST         INTERNET
                                       COMMUNICATIONS,   TECHNOLOGIES,      COMQUEST                        WISCONSIN
                                            INC.            L.L.C.       NETWORKS, INC.   FAIRNET, INC.   INTERNET, INC.
                                       ---------------   -------------   --------------   -------------   --------------
REVENUES:
  Internet connectivity..............      $1,353            $461             $190            $198             $602
  Enhanced services and other........          34              --               24               8               --
                                           ------            ----             ----            ----             ----
  Total revenues.....................       1,387             461              214             206              602
COSTS AND EXPENSES:
  Cost of Internet services..........         734             422               72             114              407
  Selling, general and
    administrative...................         572              76               67             105              121
  Depreciation and amortization......         143              --               14              17               37
                                           ------            ----             ----            ----             ----
    Total costs and expenses.........       1,449             498              153             236              565
                                           ------            ----             ----            ----             ----
Income (loss) from operations........         (62)            (37)              61             (30)              37
Other income (expense)
  Interest income....................          --              --               --              --               --
  Interest expense...................         (60)             (7)              --              (3)              (4)
  Other income (expense), net........         (88)             --               --              --              (10)
                                           ------            ----             ----            ----             ----
Loss before provision (benefit) for
  income taxes.......................        (210)            (44)              61             (33)              23
Provision (benefit) for income
  taxes..............................          --              --               --              --                9
                                           ------            ----             ----            ----             ----
Net income (loss)....................      $ (210)           $(44)            $ 61            $(33)            $ 14
                                           ======            ====             ====            ====             ====
EBITDA...............................          81             (37)              75             (13)              74


                                                                               THE COMPUTER
                                       NCONNECT,    NETWURX,                   CARE COMPANY,
                                         INC.         INC.       PROVIDE.NET       INC.
                                       ---------   -----------   -----------   -------------
REVENUES:
  Internet connectivity..............    $ 580        $ 323        $1,304         $  607
  Enhanced services and other........       80           14            --            553
                                         -----        -----        ------         ------
  Total revenues.....................      660          337         1,304          1,160
COSTS AND EXPENSES:
  Cost of Internet services..........      560          288           678            590
  Selling, general and
    administrative...................      202          158           278            495
  Depreciation and amortization......       98           22            59             56
                                         -----        -----        ------         ------
    Total costs and expenses.........      860          468         1,015          1,141
                                         -----        -----        ------         ------
Income (loss) from operations........     (200)        (131)          289             19
Other income (expense)
  Interest income....................       --           --             1             --
  Interest expense...................      (18)         (16)           --            (16)
  Other income (expense), net........       (3)          --            18             --
                                         -----        -----        ------         ------
Loss before provision (benefit) for
  income taxes.......................     (221)        (147)          308              3
Provision (benefit) for income
  taxes..............................       --           --            --             --
                                         -----        -----        ------         ------
Net income (loss)....................    $(221)       $(147)       $  308         $    3
                                         =====        =====        ======         ======
EBITDA...............................     (102)        (109)          348             75

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(7) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)

                                      SENSIBLE                                                        NETPLUS        INTERNET
                                      COMPUTER       NETHAWK OF    WWW.INTERNET     COPPER.NET    COMMUNICATIONS,    NEBRASKA
                                   SOLUTIONS, INC.   ALMA, INC.   SOLUTIONS, INC.      GROUP           INC.         CORPORATION
                                   ---------------   ----------   ---------------   -----------   ---------------   -----------
REVENUES:
  Internet connectivity..........       $254           $  275          $ 452          $  417           $198           $  915
  Enhanced services and other....          9               --             18              --             11              156
                                        ----           ------          -----          ------           ----           ------
  Total revenues.................        263              275            470             417            209            1,071
COSTS AND EXPENSES:
  Cost of Internet services......        160              155            275             146            164              493
  Selling, general and
    administrative...............         73               51            242             196             25              241
  Depreciation and
    amortization.................         37               20             55              46             10               60
                                        ----           ------          -----          ------           ----           ------
    Total costs and expenses.....        270              226            572             388            199              794
                                        ----           ------          -----          ------           ----           ------
Income (loss) from operations....         (7)              49           (102)             29             10              277
Other income (expense)
  Interest income................         --               --             --              --             --               --
  Interest expense...............        (31)             (12)            (7)            (11)            (3)              --
  Other income (expense), net....         --               --             --              --             --               (5)
                                        ----           ------          -----          ------           ----           ------
Loss before provision (benefit)
  for income taxes...............        (38)              37           (109)             18              7              272
Provision (benefit) for income
  taxes..........................         --               --             --              --             --               --
                                        ----           ------          -----          ------           ----           ------
Net income (loss)................       $(38)          $   37          $(109)         $   18           $  7           $  272
                                        ====           ======          =====          ======           ====           ======
EBITDA...........................         30               69            (47)             75             20              337


                                   RAPIDNET, INC.   CSW NET, INC.   IOCC.COM, LLC
                                   --------------   -------------   -------------
REVENUES:
  Internet connectivity..........      $  942          $1,349           $221
  Enhanced services and other....         402               3             --
                                       ------          ------           ----
  Total revenues.................       1,344           1,352            221
COSTS AND EXPENSES:
  Cost of Internet services......         769             940             95
  Selling, general and
    administrative...............         645             509             66
  Depreciation and
    amortization.................          68             217             14
                                       ------          ------           ----
    Total costs and expenses.....       1,482           1,666            175
                                       ------          ------           ----
Income (loss) from operations....        (138)           (314)            46
Other income (expense)
  Interest income................           8              --             --
  Interest expense...............         (68)           (107)            (2)
  Other income (expense), net....          (1)             57             --
                                       ------          ------           ----
Loss before provision (benefit)
  for income taxes...............        (199)           (364)            44
Provision (benefit) for income
  taxes..........................          --              --             --
                                       ------          ------           ----
Net income (loss)................      $ (199)         $ (364)          $ 44
                                       ======          ======           ====
EBITDA...........................         (70)            (97)            60

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                               ESPERNET.COM, INC.

                             (AMOUNTS IN THOUSANDS)

(7) -- UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DETAIL OF ACQUISITIONS FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)

                                                            INTERNET                      INTENSITY
                                                           SOLUTIONS,     BLACKSHEEP      COMPUTER    ECSIS.NET,    WORLD TRADE
                                            FUTURA, INC.      INC.      COMPUTING, INC.    SYSTEMS       LLC       NETWORK, INC.
                                            ------------   ----------   ---------------   ---------   ----------   -------------
REVENUES:
  Internet connectivity...................      $261          $296           $ 266           $87         $367         $2,834
  Enhanced services and other.............        --            74              --            84           21             --
                                                ----          ----           -----           ---         ----         ------
  Total revenues..........................       261           370             266           171          388          2,834
COSTS AND EXPENSES:
  Cost of Internet services...............       141           139             183           102          192            811
  Selling, general and administrative.....       119           140             175            50          152          1,808
  Depreciation and amortization...........        17            23              23             5           17            115
                                                ----          ----           -----           ---         ----         ------
     Total costs and expenses.............       277           302             381           157          361          2,734
                                                ----          ----           -----           ---         ----         ------
Income (loss) from operations.............       (16)           68            (115)           14           27            100
Other income (expense)
  Interest income.........................        --            --              --            --           --             --
  Interest expense........................        (3)           --             (14)           (2)          --            (13)
  Other income (expense), net.............         1            --              --            --           --           (122)
                                                ----          ----           -----           ---         ----         ------
Loss before provision (benefit) for income
  taxes...................................       (18)           68            (129)           12           27            (35)
Provision (benefit) for income taxes......        --            --              --            --           --             (8)
                                                ----          ----           -----           ---         ----         ------
Net income (loss).........................      $(18)         $ 68           $(129)          $12         $ 27         $  (27)
                                                ====          ====           =====           ===         ====         ======
EBITDA....................................         1            91             (92)           19           44            215


                                            STIC.NET,     NETWEST
                                              INC.      ONLINE, INC.   COMBINED
                                            ---------   ------------   --------
REVENUES:
  Internet connectivity...................   $1,050         $773       $31,452
  Enhanced services and other.............      146           --         2,608
                                             ------         ----       -------
  Total revenues..........................    1,196          773        34,060
COSTS AND EXPENSES:
  Cost of Internet services...............      347          203        15,625
  Selling, general and administrative.....      795          450        16,136
  Depreciation and amortization...........      181           54         2,865
                                             ------         ----       -------
     Total costs and expenses.............    1,323          707        34,626
                                             ------         ----       -------
Income (loss) from operations.............     (127)          66          (566)
Other income (expense)
  Interest income.........................       --           --            15
  Interest expense........................      (50)          (8)         (725)
  Other income (expense), net.............       --           --          (199)
                                             ------         ----       -------
Loss before provision (benefit) for income
  taxes...................................     (177)          58        (1,475)
Provision (benefit) for income taxes......       --           13            15
                                             ------         ----       -------
Net income (loss).........................   $ (177)        $ 45       $(1,490)
                                             ======         ====       =======
EBITDA....................................       54          120         2,299

See Notes to the Unaudited Pro Forma Combined Financial Statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheet of espernet.com, inc. as of June 30, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether this financial statements is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of espernet.com, inc. as of June 30, 1999 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

New York, New York
September 29, 1999

                               ESPERNET.COM, INC.

                                 BALANCE SHEET

                              AS OF JUNE 30, 1999

ASSETS
Cash........................................................  $ 1
                                                              ---
     Total assets...........................................    1
                                                              ===
STOCKHOLDER'S EQUITY
Stockholder's equity (note 3):
  Preferred Stock, $.001 par value. 20,000,000 shares
     authorized
  Common stock, $.001 par value. 100,000,000 shares
     authorized; 1 share issued and outstanding
  Additional paid-in capital................................    1
                                                              ---
     Commitments and contingencies
     Total stockholder's equity.............................  $ 1
                                                              ===

See accompanying notes to financial statements

                               ESPERNET.COM, INC

                          NOTES TO FINANCIAL STATEMENT

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     On June 7, 1999, espernet.com, inc.(the "Company" or "Espernet") was incorporated in the State of Delaware.

     On June 8, 1999, the Company entered into an administrative services agreement with Espernet.com of New York, Inc. ("Espernet-NY") which provides that Espernet-NY will supervise and finance the Company's formation and operations through the Company's initial public offering ("IPO"). Espernet-NY's principal shareholders include certain executive officers and directors of Espernet and other investors. In connection with the Company's IPO, the administrative services agreement requires that Espernet acquire Espernet-NY through a share exchange and assume all of Espernet-NY's liabilities. Upon completion of this share exchange, Espernet-NY will become a wholly owned subsidiary of the Company, and its former shareholders will become holders of all of the Company's common stock on a pre-IPO basis. This transaction will be accounted for in a manner similar to a combination of entities under common control.

     The Company was founded for the purpose of acquiring Internet service providers ("ISPs") operating in markets primarily located in the Mid-Atlantic, Mid-West and Mid-Southern United States to provide Internet services to residential, commercial, civic, community, government and school subscribers.

     During June, July and August 1999, the Company entered into stock exchange agreements with 39 Internet service providers ("ISPs") whereby the Company will acquire either the stock or assets of the ISPs in exchange for cash and common stock (the "ISP Transactions").

     On August 20, 1999, the Company entered into a stock exchange agreement with ESP Acquisition Corp. ("EAC"), whereby the Company will acquire four Internet service providers, that have agreed to be acquired by EAC in exchange for cash and common stock (the "EAC Transactions").

     The ISP Transactions and EAC Transactions (collectively referred to as the "Transactions") are contingent upon the Company's IPO See Note (4).

     The Company is dependent upon the IPO to execute the pending Transactions. There is no assurance that the IPO can be completed in a timely manner or at all.

     In accordance with the Transaction agreements, the Company will purchase the ISPs using both its common stock and cash raised in the IPO. The anticipated combined purchase price payable by the Company consists of approximately $91.3 million in cash (including finder's fees) and $82.9 million of common stock based on IPO price. See Note (4).

     Inherent in the Company's business plan are various risks and uncertainties, including its limited operating history, and the limited history of the need for Internet access and associated enhanced Internet services. The Company's future success will be dependent upon its ability to successfully integrate the ISPs into one Company and provide effective and competitive Internet services that meet customers' expectations.

                               ESPERNET.COM, INC

(b) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(d) INTANGIBLE ASSETS

     Intangible assets primarily include customer lists acquired in the Transactions and will be amortized using the straight-line method over three years.

     Goodwill resulting from the Transactions is estimated by management to be primarily associated with the acquired workforce and technological expertise and will be amortized on the straight-line basis over three years.

     At each balance sheet date, the Company will assess the value of recorded goodwill for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each ISP.

(e) STOCK BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the Pro Forma disclosure provisions of SFAS No. 123.

(f) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging

                               ESPERNET.COM, INC
activities. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(3) COMMON STOCK

     On June 7, 1999, the Company issued one share of common stock to its founder and investor for $1.

(4) TRANSACTIONS

     The Company plans to consummate the Transactions in accordance with the acquisition agreements negotiated with the current owners of each of the ISPs. The Transactions will be financed through the cash proceeds from the IPO and common stock. The combined purchase price payable by the Company consists of approximately $91.0 million in cash and $82.1 million of common stock. The following table reflects the consideration to be paid in cash and common shares and the resulting excess of purchase price over net assets acquired as of June 30, 1999 (amounts in thousands except for share amounts).

     The purchase price will be preliminary allocated to the Company's historical assets and liabilities based on their respective carrying values, as these carrying values are estimated to approximate fair market value of the assets acquired and liabilities assumed. The excess of purchase price over such amounts will be allocated to customer lists and goodwill. Additionally, adjustments have been made for the establishment of a deferred income tax liability resulting from the Transaction. The allocation of the purchase price is considered preliminary until such time as the closing of the IPO and consummation of the Transactions. In accordance with the Transaction agreements, the final purchase price may be adjusted based upon certain ISP subscriber and financial information as of the closing date. The Company has placed a portion of the purchase price in escrow pending receipt of the final adjustments, which is expected to be finalized no later than sixty days after the closing of the IPO.

                               ESPERNET.COM, INC

     The Company will amortize the intangible assets and goodwill associated with the Transactions over a period of three years.

                                                                        NET ASSETS
                                                                           AS OF       DEFERRED TAX
                                 SHARES OF    VALUE                    JUNE 30, 1999    LIABILITY
                                  COMMON       OF          TOTAL         FINANCIAL     RECORDED IN    CUSTOMER
                        CASH       STOCK     SHARES    CONSIDERATION     STATEMENT     ACQUISITION     LISTS     GOODWILL
                       -------   ---------   -------   -------------   -------------   ------------   --------   --------
                                                             (AMOUNTS IN THOUSANDS)
PAdotNet.............  $ 1,649    172,264    $ 3,445     $  5,094         $   (29)       $      1     $ 1,722    $  3,400
Pennsylvania Online,
  Ltd. ..............    2,371    105,009      2,100        4,471               1            (770)      2,196       3,044
Innernet, Inc. ......    3,289    107,550      2,151        5,440              81            (564)      2,327       3,596
Delanet, Inc. .......    2,143    101,563      2,031        4,174            (271)           (600)      2,011       3,034
Weidner Associates,
  Inc. ..............      660     50,180      1,004        1,664            (170)            (67)      1,020         881
Southern Maryland
  Internet, Inc. ....    1,229     55,000      1,100        2,329            (262)           (230)      1,282       1,539
NuNet, Inc.(2) ......    2,690    345,000      6,900        9,590            (720)           (999)      1,633       9,676
Enter.Net............    7,936    240,000      4,798       12,734            (764)         (1,318)      4,828       9,988
Prometheus Information
  Corp.(1)...........      725     11,325        227          952            (209)            (88)        316         933
E-Znet
  Incorporated.......    4,163    231,000      4,620        8,783             320          (1,069)      2,562       6,970
USA Choice Internet
  Services, Co. .....    2,503     38,500        770        3,273              75             378       1,257       1,563
Crocker
  Communications,
  Inc. ..............    1,321     90,000      1,800        3,121              98            (265)      1,434       1,854
COL Networks,
  Inc. ..............    3,150    139,205      2,784        5,934             280            (934)      2,649       3,939
Perigee.net
  Corporation........      583     36,225        725        1,308             (19)           (218)        497       1,048
DuplinNet
  Corporation(1).....    1,802     29,531        591        2,393             156            (318)        396       2,159
Wavenet, Inc.(1).....    1,238     20,250        405        1,643             (12)           (211)        422       1,444
The 3rd Door,
  Inc.(1)............      899     14,664        293        1,192              40            (166)        366         952
InfoRamp, Inc. ......   10,911    100,000      2,000       12,911             411          (2,283)      3,848      10,935
MidWest
  Communications,
  Inc. ..............    2,243    125,000      2,500        4,743            (297)           (838)      2,470       3,408
Alliance Internet
  Technologies,
  LLC................    1,119     59,977      1,200        2,319             104              24       1,253         938
ComQuest Networks,
  Inc. ..............      665     54,210      1,084        1,749             130            (222)        586       1,255
Fairnet, Inc.........      330     36,838        737        1,067             (34)           (289)        459         931
Wisconsin Internet,
  Inc. ..............    1,835     68,850      1,377        3,212              54            (403)      1,001       2,560

                               ESPERNET.COM, INC

                                                                        NET ASSETS
                                                                           AS OF       DEFERRED TAX
                                 SHARES OF    VALUE                    JUNE 30, 1999    LIABILITY
                                  COMMON       OF          TOTAL         FINANCIAL     RECORDED IN    CUSTOMER
                        CASH       STOCK     SHARES    CONSIDERATION     STATEMENT     ACQUISITION     LISTS     GOODWILL
                       -------   ---------   -------   -------------   -------------   ------------   --------   --------
                                                             (AMOUNTS IN THOUSANDS)
NConnect, Inc........    1,592     70,875      1,418        3,010            (341)           (418)      1,317       2,452
Netwurx, Inc.........  $ 1,186     52,750    $ 1,055     $  2,241         $  (184)       $   (250)    $   977    $  1,698
Provide.Net..........    4,444    155,000      3,100        7,544             653             505       2,021       4,365
The Computer Care
  Company, Inc. .....      872     67,438      1,349        2,221             (92)           (348)      1,472       1,189
ISP Management,
  Inc. ..............      809     51,750      1,035        1,844            (242)             97         729       1,260
www.internet
  solutions, inc.....    1,562         --         --        1,562            (499)           (117)        762       1,416
Copper.Net Group ....    1,437    159,491      3,190        4,627            (227)           (624)        939       4,539
NetPlus
  Communications,
  Inc. ..............    1,044         --         --        1,044              (6)           (188)        457         781
Internet Nebraska
  Corporation........    2,486    133,815      2,676        5,162             416            (836)      1,614       3,968
RapidNet, Inc. ......    1,203     92,950      1,859        3,062            (508)           (553)      1,565       2,558
CSW Net, Inc. .......    4,367    205,000      4,100        8,467            (458)           (961)      2,460       7,426
IOCC.com, LLC........      353     27,115        542          895              69             (57)        422         461
Futura, Inc..........      713     31,500        630        1,343             (67)           (171)        664         917
Internet Solutions,
  Inc................      336     20,952        419          755             (17)             11         558         203
Black Sheep
  Computing, Inc. ...      880     67,031      1,341        2,221            (170)            (79)        668       1,802
Intensity Computer
  Systems............      137      9,284        186          323              16             (78)        227         158
ECSIS.Net, LLC.......      946         --         --          946              66             (35)        675         240
World Trade Network
  Inc................    6,052    471,250      9,425       15,477              53          (2,330)      4,693      13,061
STIC.NET, Inc........    3,487    181,500      3,630        7,117            (364)           (889)      2,757       5,613
NetWest Online,
  Inc................    1,652     76,046      1,521        3,173              (5)           (437)      1,550       2,065
                       -------   ---------   -------     --------         -------        --------     -------    --------
                       $91,012   4,105,888   $82,118     $173,130         $(2,944)       $(19,207)    $63,062    $132,219
                       =======   =========   =======     ========         =======        ========     =======    ========

- -------------------------

(1) Acquired through ESP Acquisition Corp.

(2) The net assets acquired from the ISP reflect adjustments to the amounts reported in the June 30, 1999 financial statements to account for the liabilities not assumed upon the consummation of the Transactions.

                               ESPERNET.COM, INC

(5) COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

     Pursuant to the Company's share exchange agreement with espernet.com of ny, the Company will assume employment agreements with certain senior executives (the "executives") pursuant to which the executives shall receive total annual salaries of $775 thousand in addition to being eligible for annual performance bonuses of up to $800 thousand and other fringe benefits. The Company has also committed to pay these executives as well as other members of management and its Board of Directors, cash bonuses of approximately $1,500 thousand upon consummation of the IPO.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com of new york, inc.:

     We have audited the accompanying balance sheet of espernet.com, of new york, inc. as of June 30, 1999, and the related statement of operations, stockholders' equity, and cash flows for the period from April 29, 1999 (inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of espernet.com of new york, inc. as of June 30, 1999, and the results of its operations and its cash flows for the period from April 29, 1999 (inception) to June 30, 1999 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

New York, New York
September 29, 1999

                         ESPERNET.COM OF NEW YORK, INC.

                                 BALANCE SHEET

                              AS OF JUNE 30, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

ASSETS
Current assets:
  Cash......................................................  $ 142
                                                              -----
     Total current assets...................................    142
Property and equipment, net.................................      3
                                                              -----
     Total assets...........................................  $ 145
                                                              =====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses..........................................  $ 106
                                                              -----
     Total current liabilities..............................    106
Stockholders' equity (note 3):
  Common stock, $.01 par value. 10,000,000 shares
     authorized; 1,600,000 shares issued and outstanding....     16
  Additional paid-in capital................................    234
  Accumulated deficit.......................................   (211)
                                                              -----
     Total stockholders' equity.............................     39
                                                              -----
     Commitments and contingencies
     Total liabilities and stockholders' equity.............  $ 145
                                                              =====

See accompanying notes to financial statements.

                         ESPERNET.COM OF NEW YORK, INC.

                            STATEMENT OF OPERATIONS

            PERIOD FROM APRIL 22, 1999 (INCEPTION) TO JUNE 30, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

Costs and expenses:
  Selling, general and administrative.......................  $     211
                                                              ---------
     Total costs and expenses...............................        211
                                                              ---------
     Loss from operations before income taxes...............       (211)
Income tax provision........................................         --
                                                              ---------
     Net loss...............................................  $    (211)
                                                              =========
Basic and diluted net loss per common share.................  $   (0.13)
                                                              =========
Basic and diluted outstanding common shares.................  1,600,000
                                                              =========

See accompanying notes to financial statements.

                         ESPERNET.COM OF NEW YORK, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                  PERIOD FROM APRIL 22, 1999 TO JUNE 30, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                ADDITIONAL
                                                                 PAID-IN     ACCUMULATED
                                            SHARES     AMOUNT    CAPITAL       DEFICIT     TOTAL
                                           ---------   ------   ----------   -----------   -----
Issuance of common stock.................  1,600,000    $16        $234         $  --      $ 250
Net loss.................................         --     --          --          (211)      (211)
                                           ---------    ---        ----         -----      -----
BALANCE AT JUNE 30, 1999.................  1,600,000    $16        $234         $(211)     $  39
                                           =========    ===        ====         =====      =====

See accompanying notes to financial statements.

                         ESPERNET.COM OF NEW YORK, INC.

                            STATEMENT OF CASH FLOWS

            PERIOD FROM APRIL 22, 1999 (INCEPTION) TO JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)


Cash flows from operating activities:
  Net loss..................................................  $(211)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Accrued expenses.......................................    106
                                                              -----
     Net cash used by operating activities..................   (105)
                                                              -----
Cash flows from investing activities:
  Acquisition of property and equipment.....................     (3)
                                                              -----
     Net cash used by investing activities..................     (3)
                                                              -----
Cash flows from financing activities:
  Issuance of common stock..................................    250
                                                              -----
     Net cash provided by financing activities..............    250
                                                              -----
     Net increase in cash...................................    142
Cash and cash equivalents:
  Beginning of period.......................................     --
                                                              -----
  End of period.............................................  $ 142
                                                              =====

See accompanying notes to financial statements.

                         ESPERNET.COM OF NEW YORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Espernet.com of New York, Inc. was formed on April 22, 1999 under the laws of New York (the "Company"). On June 7, 1999, the Chairman of Espernet-NY became the sole shareholder of, espernet.com, inc., a Delaware company ("Espernet-DE").

     On June 8, 1999, the Company entered into an administrative services agreement with Espernet-DE pursuant to which the Company will supervise and finance Espernet-DE's formation and operations until Espernet-DE's initial public offering ("IPO"). The Company's principal shareholders include certain executive officers and directors of Espernet-DE. Concurrently with Espernet-DE's IPO, the administrative services agreement requires that Espernet-DE acquire the Company through an exchange of shares whereupon the Company will become a wholly-owned subsidiary of Espernet-DE, and the Company's former shareholders will become holders of all of Espernet-DE's common stock on a pre-IPO basis. Given the non-substantive nature of this exchange this transaction will be accounted for in a manner similar to a combination of entities under common control.

(b) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

(d) INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(e) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash. As of June 30, 1999, the Company had concentrations of credit risk in one financial institution in the form of a money market account in the approximate amount of $142.

                         ESPERNET.COM OF NEW YORK, INC.

At June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

(f) STOCK BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide Pro Forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the Pro Forma disclosure provisions of SFAS No. 123.

(g) BASIC AND DILUTED NET LOSS PER COMMON SHARE

     The Company accounts for earnings per share in accordance with SFAS No. 128, Computation of Earnings Per Share. In accordance with SFAS No. 128 and the SEC Staff Accounting Bulletin No. 98, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Pursuant to SEC Staff Accounting Bulletin No. 98, all options, warrants or other potentially dilutive instruments issued for nominal consideration, prior to the anticipated effective date of an initial public offering (including the IPO), are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. As a result, the Company has included 2,928,000 additional shares of common stock issued after June 30, 1999 in the calculation of basic and diluted net loss per common share for all periods presented which relate to common shares issued for nominal consideration.

(h) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) BALANCE SHEET COMPONENTS

                                                                JUNE 30,
                                                                  1999
                                                                --------
Computer equipment..........................................       $3
Less accumulated depreciation...............................       --
                                                                   --
     Total..................................................       $3
                                                                   ==

                         ESPERNET.COM OF NEW YORK, INC.

(3) COMMON STOCK

     On April 29, August 13, and September 3, 1999, the Company issued 1,600,000, 1,472,000, and 1,456,000 shares of common stock, respectively, to its founders and investors for approximately $0.16 per share, or $707,500.

     On August 17, 1999, the Company issued approximately 1,832,192 shares of common stock to certain employees, consultants and members of its board of directors for services to be provided ("Granted Shares"). The Granted Shares are subject to forfeiture restrictions which lapse over time provided the respective individual is still employed by, or providing services to the Company. In accordance with the issuance of the Granted Shares to employees, the Company will record deferred compensation for the fair market value of the shares granted and will amortize this amount over the respective restriction periods. The Company will recognize the issuance of the Granted Shares to non-employees in accordance with EITF 96-18 and will record compensation expense for the fair market value of the shares on the dates that the forfeiture provisions on such shares lapse.

     Effective September 20, 1999, the Company authorized and implemented a 1600-for-1 stock split of all issued and outstanding common stock. Accordingly, all share and per share amounts in the accompanying financial statements have been retroactively restated to effect the stock split.

(4) COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AND SUCCESS AGREEMENTS

     The Company has entered into three-year employment agreements with certain of its senior executives ("executives") pursuant to which they shall receive total annual salaries of $775 thousand in addition to being eligible for annual performance bonuses of up to $800 thousand and other fringe benefits. The Company has also committed to pay these executives as well as other members of management and its Board of Directors, cash bonuses of approximately $1,500 thousand, upon consummation of the IPO.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Cumberland Technologies International (d/b/a PAdotNet) as of December 31, 1997 and 1998, and the related statements of operations and owner's deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the owner. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cumberland Technologies International (d/b/a PAdotNet) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Atlanta, Georgia
September 3, 1999

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                DECEMBER 31,
                                                                ------------     JUNE 30,
                                                                1997    1998       1999
                                                                ----    ----    -----------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................    $ --      --          2
  Trade accounts receivable.................................       9       4          1
                                                                ----    ----        ---
     Total current assets...................................       9       4          3
Property and equipment, net (note 2)........................     168     193        231
                                                                ----    ----        ---
     Total assets...........................................    $177     197        234
                                                                ====    ====        ===
LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
  Cash overdraft............................................    $  1       5         --
  Accounts payable and accrued expenses.....................     153     160        196
  Due to owner (note 3).....................................      98     113         45
  Notes payable to related party (note 3)...................      17      17         17
  Deferred revenue..........................................       6       8          5
                                                                ----    ----        ---
     Total current liabilities..............................     275     303        263
Owner's deficit.............................................     (98)   (106)       (29)
Commitments (note 4)
                                                                ----    ----        ---
     Total liabilities and owner's deficit..................    $177     197        234
                                                                ====    ====        ===

See accompanying notes to financial statements.

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)
                  STATEMENTS OF OPERATIONS AND OWNER'S DEFICIT
                             (AMOUNTS IN THOUSANDS)

                                                                               SIX MONTHS
                                                           YEAR ENDED            ENDED
                                                          DECEMBER 31,          JUNE 30,
                                                      --------------------    ------------
                                                      1996    1997    1998    1998    1999
                                                      ----    ----    ----    ----    ----
                                                                              (UNAUDITED)
Revenue:
  Internet connectivity...........................    $133    234      527     231     480
  Other...........................................      59     --       50      --      46
                                                      ----    ---     ----    ----    ----
     Total revenue................................     192    234      577     231     526
                                                      ----    ---     ----    ----    ----
Costs and expenses:
  Cost of Internet services.......................     113    175      215      82     151
  Selling, general and administrative.............      54     79      256      98     226
  Depreciation and amortization...................      28     64      114      57      72
                                                      ----    ---     ----    ----    ----
     Total costs and expenses.....................     195    318      585     237     449
                                                      ----    ---     ----    ----    ----
     Income (loss) before income taxes............      (3)   (84)      (8)     (6)     77
Income taxes......................................      --     --       --      --      --
                                                      ----    ---     ----    ----    ----
     Net income (loss)............................    $ (3)   (84)      (8)     (6)     77
                                                      ====    ===     ====    ====    ====
Pro Forma income taxes (unaudited)................      --     --       --      --      --
                                                      ====    ===     ====    ====    ====
Pro Forma net income (loss) (unaudited)...........    $ (3)   (84)      (8)     (6)     77
                                                      ====    ===     ====    ====    ====
Owner's deficit -- beginning of period............    $(11)   (14)     (98)    (98)   (106)
Net income (loss).................................      (3)   (84)      (8)     (6)     77
                                                      ----    ---     ----    ----    ----
Owner's deficit -- end of period..................    $(14)   (98)    (106)   (104)    (29)
                                                      ====    ===     ====    ====    ====

See accompanying notes to financial statements.

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,       JUNE 30,
                                                              ------------------   -----------
                                                              1996   1997   1998   1998   1999
                                                              ----   ----   ----   ----   ----
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $ (3)   (84)    (8)    (6)    77
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    28     64    109     57     64
     Changes in operating assets and liabilities:
       Trade accounts receivable............................    (5)     3      5     --      3
       Accounts payable.....................................    48     99      7     --     36
       Deferred revenue.....................................     7     (3)     2     --     (3)
                                                              ----   ----   ----   ----   ----
          Net cash provided by operating activities.........    75     79    115     51    177
                                                              ----   ----   ----   ----   ----
Cash flows from investing activities
  Acquisition of property and equipment.....................   (82)  (149)  (134)   (70)  (102)
                                                              ----   ----   ----   ----   ----
Cash flows from financing activities:
  Increase (decrease) in due to owner.......................    10     48     15     12    (68)
  Increase (decrease) in cash overdraft.....................    --      1      4      7     (5)
  Borrowing from related party..............................    --     17     --     --     --
                                                              ----   ----   ----   ----   ----
     Net cash provided by (used in) financing activities....    10     66     19     19    (73)
                                                              ----   ----   ----   ----   ----
     Net increase (decrease) in cash........................     3     (4)    --     --      2
Cash:
  Beginning of period.......................................     1      4     --     --     --
                                                              ----   ----   ----   ----   ----
  End of period.............................................  $  4     --     --     --      2
                                                              ====   ====   ====   ====   ====

See accompanying notes to financial statements.

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Cumberland Technologies International (d/b/a PAdotNet) (the "Company") commenced operations on July 1, 1995. The Company is a sole proprietorship and is primarily in the business of providing Internet services to individuals and commercial enterprises located in selected high growth secondary markets. The primary goal of the Company is to become the premier provider of full-service Internet connectivity in central Pennsylvania.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations and owner's deficit, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company operates as a sole proprietorship, with income taxable and distributable to the owner without any further tax consequences. Accordingly, the Company has not been subject to Federal and state corporate income taxes during the periods reported herein.

     The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996, 1997 and 1998. The Company incurred no Pro Forma deferred taxation charges, as there were no significant temporary differences during the years ended December 31, 1996, 1997 or 1998. Pro forma deferred tax assets were not recognized for net operating losses incurred by the Company due to uncertainty as to their ultimate recoverability.

(g) REVENUE RECOGNITION

     Revenue related to Internet connectivity services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services. Other revenue primarily represents technical support services and computer hardware sales and is recognized as the services are provided or the computer hardware is delivered.

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expenses and totaled approximately $1, $2, $3, $2 and $1 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The Company does not have financial instruments that potentially subject the Company to significant concentrations of credit risk. The fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     For the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, no individual customer represented greater than 10% of total revenues.

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results. The Company enters into long-term telephone contracts on a routine basis with several telephone vendors to provide internet services to customers.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Computer equipment and Internet access equipment............  $255    386         487
Furniture and fixtures......................................     4      7           8
                                                              ----    ---         ---
                                                               259    393         495
Less accumulated depreciation and amortization..............    91    200         264
                                                              ----    ---         ---
     Total..................................................  $168    193         231
                                                              ====    ===         ===

             CUMBERLAND TECHNOLOGIES INTERNATIONAL (D/B/A PADOTNET)

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) RELATED PARTY TRANSACTIONS

     Due to owner primarily represents personal expenditures made by the owner on behalf of the Company. The amounts bear no interest and have no specified repayment terms.

     The notes payable to related party consists of amounts due to a relative of the owner. The notes bear no interest and have no specified repayment terms.

(4) COMMITMENTS

(a) LEASES

     The Company leases office space under a lease agreement that expires in 2001. Future minimum annual lease payments under this operating lease as of December 31, 1998 are as follows:

                                                          OPERATING
                                                            LEASE
                                                          ---------
1999..................................................       $23
2000..................................................        23
2001..................................................        23
Thereafter............................................        --
                                                             ---
     Total minimum payments...........................       $69
                                                             ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 was approximately $5, $8, $13, $7 and $12, respectively.

(b) EMPLOYEE BENEFIT PLAN

     Effective January 1, 1999, the Company adopted a Savings Incentive Match Plan for Employees of Small Employers (SIMPLE), which allows eligible employees to make contributions to Individual Retirement Accounts through salary reductions.

(5) SUBSEQUENT EVENT

     The Company's owner has entered into an agreement whereby he will sell substantially all of the net assets of the Company to espernet.com, inc. ("espernet.com"). The Company's owner will exchange substantially all of the assets of the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Pennsylvania Online Ltd. (the Company) as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Online Ltd. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Philadelphia, PA
August 16, 1999

                            PENNSYLVANIA ONLINE LTD.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 16      18         20
  Accounts receivable, net of allowance for doubtful
     accounts of $5 in 1997, $5 in 1998 and $2 in 1999......     6       5          2
  Other current assets......................................     3       4          4
                                                              ----    ----        ---
     Total current assets...................................    25      27         26
Property and equipment, net.................................   187     195        220
                                                              ----    ----        ---
     Total assets...........................................  $212     222        246
                                                              ====    ====        ===
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 54     102         29
  Accrued expenses..........................................    32      51         54
  Line of credit............................................    20      40         37
  Current portion of capital lease obligations..............    60      74         64
  Deferred revenue..........................................    24      37         46
                                                              ----    ----        ---
     Total current liabilities..............................   190     304        230
Capital lease obligations, less current portion.............    81      39         15
                                                              ----    ----        ---
     Total liabilities......................................   271     343        245
Commitments and contingencies (notes 4 and 8)
Stockholder's deficit:
  Common stock, no par value, authorized 100 shares, issued
     and outstanding 100 shares.............................    --      12         20
  Accumulated deficit.......................................   (59)   (133)       (19)
                                                              ----    ----        ---
     Total stockholder's equity (deficit)...................   (59)   (121)         1
                                                              ----    ----        ---
     Total liabilities and stockholder's equity (deficit)...  $212     222        246
                                                              ====    ====        ===

See accompanying notes to financial statements.

                            PENNSYLVANIA ONLINE LTD.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                 YEAR ENDED DECEMBER        SIX MONTHS ENDED
                                                         31,                    JUNE 30,
                                                 --------------------   -------------------------
                                                 1996    1997    1998      1998          1999
                                                 ----    ----    ----   -----------   -----------
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity........................  $254    573     917        413           644
                                                 ----    ---     ---        ---           ---
     Total revenue.............................   254    573     917        413           644
Costs and expenses:
  Cost of Internet services....................    54    151     278        122           145
  Selling, general and administrative..........   157    312     570        229           305
  Depreciation and amortization................    18     59      79         39            50
                                                 ----    ---     ---        ---           ---
     Total costs and expenses..................   229    522     927        390           500
                                                 ----    ---     ---        ---           ---
     Income (loss) from operations.............    25     51     (10)        23           144
Other income (expenses):
  Interest expense.............................    (5)   (31)    (13)        (5)           (7)
                                                 ----    ---     ---        ---           ---
     Net income (loss).........................  $ 20     20     (23)        18           137
                                                 ====    ===     ===        ===           ===

See accompanying notes to financial statements.

                            PENNSYLVANIA ONLINE LTD.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                        RETAINED
                                                    COMMON STOCK       EARNINGS/
                                                  ----------------    (ACCUMULATED
                                                  SHARES    AMOUNT      DEFICIT)      TOTAL
                                                  ------    ------    ------------    -----
BALANCE AT JANUARY 1, 1996......................   100       $--         $  14        $  14
Dividend distribution...........................    --        --           (55)         (55)
Net income......................................    --        --            20           20
                                                   ---       ---         -----        -----
BALANCE AT DECEMBER 31, 1996....................   100        --           (21)         (21)
Dividend distribution...........................    --        --           (58)         (58)
Net income......................................    --        --            20           20
                                                   ---       ---         -----        -----
BALANCE AT DECEMBER 31, 1997....................   100        --           (59)         (59)
Rent contributed by stockholder.................    --        12            --           12
Dividend distribution...........................    --        --           (51)         (51)
Net loss........................................    --        --           (23)         (23)
                                                   ---       ---         -----        -----
BALANCE AT DECEMBER 31, 1998....................   100        12          (133)        (121)
Rent contributed by stockholder (unaudited).....    --         8            --            8
Dividend distribution (unaudited)...............    --        --           (23)         (23)
Net income (unaudited)..........................    --        --           137          137
                                                   ---       ---         -----        -----
BALANCE AT JUNE 30, 1999 (unaudited)............   100       $20         $ (19)       $   1
                                                   ===       ===         =====        =====

See accompanying notes to financial statements.

                            PENNSYLVANIA ONLINE LTD.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                            YEAR ENDED              SIX MONTHS
                                                           DECEMBER 31,           ENDED JUNE 30,
                                                        ------------------   -------------------------
                                                        1996   1997   1998      1998          1999
                                                        ----   ----   ----   -----------   -----------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $ 20    20    (23)        18           137
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization....................    18    59     79         39            50
     Non-cash rent expense contributed by
       stockholder....................................    --    --     12          4             8
     Write-off of property and equipment..............    --    --     21         21            --
     Changes in operating assets and liabilities:
       Accounts receivable............................    (1)   (4)     1          4             3
       Other current assets...........................    (3)   --     (1)        --            --
       Accounts payable...............................    15    39     48         (5)          (73)
       Accrued expenses...............................    27   (21)    19          5             3
       Deferred revenue...............................    13    11     13          7             9
                                                        ----   ---    ---        ---           ---
          Net cash provided by operating
            activities................................    89   104    169         93           137
                                                        ----   ---    ---        ---           ---
Cash flows from investing activities:
  Acquisition of property and equipment and leasehold
     improvements.....................................   (35)  (26)   (87)       (68)          (75)
                                                        ----   ---    ---        ---           ---
          Net cash used by investing activities.......   (35)  (26)   (87)       (68)          (75)
                                                        ----   ---    ---        ---           ---
Cash flows from financing activities:
  Net borrowings (repayments) from line of credit.....    --    20     20         23            (3)
  Repayments of capital lease obligations.............    --   (26)   (49)       (28)          (34)
  Dividend distributions to stockholder...............   (55)  (58)   (51)       (34)          (23)
                                                        ----   ---    ---        ---           ---
          Net cash provided by (used in) financing
            activities................................   (55)  (64)   (80)       (39)          (60)
                                                        ----   ---    ---        ---           ---
          Net increase (decrease) in cash and cash
            equivalents...............................    (1)   14      2        (14)            2
Cash and cash equivalents:
  Beginning period....................................     3     2     16         16            18
                                                        ----   ---    ---        ---           ---
  End of period.......................................  $  2    16     18          2            20
                                                        ====   ===    ===        ===           ===

Supplemental disclosure of cash flow information (in thousands):

  During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $5, $21, $23, and $5 and $7, respectively, for interest.

Non-cash financing activities (in thousands):

  The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $167 and $29 for the years ended December 31, 1997 and 1998, respectively.

See accompanying notes to financial statements.

                            PENNSYLVANIA ONLINE LTD.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Pennsylvania Online Ltd. (the "Company") was incorporated in the Commonwealth of Pennsylvania in July 1995 to capitalize on the growing demand for Internet access services.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for Internet access services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. The competitive conditions could result in additional pricing programs, an increase in marketing costs, limited ability to expand its subscriber base and an increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholder's equity (deficit), and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            PENNSYLVANIA ONLINE LTD.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 and June 30, 1999, were approximately $7, $14 and $6, respectively.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INCOME TAXES

     Historically, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under the Subchapter S provisions of the Code, the stockholder includes the Company's corporate income on his personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income taxes during the period in which it was an S-Corp.

     The unaudited Pro Forma income tax information included in Note 7 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996, 1997 and 1998.

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

                            PENNSYLVANIA ONLINE LTD.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Revenue from consulting services, which has not been material to date, is recognized as the services are provided.

(i) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs were approximately $8, $40, $10, $0 and $10 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(j) FINANCIAL INSTRUMENTS, CONCENTRATION OF CREDIT RISK AND BUSINESS RISKS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1997 and 1998 and June 30, 1999, the Company had concentrations of credit risk in one financial institution in the form of a money market account in the approximate amount of $7, $14, and $6, respectively. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     The Company utilizes two communication service providers to provide access to the Internet backbone. If the Company is unable to continue its relationship with these communication service providers, it believes that it could shift to alternative communication service providers without adversely affecting its operations.

(k) INTERNET SERVICES OPERATING COSTS

     Internet services operating costs primarily consist of telecommunications expenses inherent in providing the Internet services.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging

                            PENNSYLVANIA ONLINE LTD.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES STATED AT COST (IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $167, $196 and $196,
  respectively..............................................  $213    $251       $326
Furniture and fixtures......................................    12      22         22
Leasehold improvement.......................................    48      87         87
                                                              ----    ----       ----
                                                               273     360        435
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $24, $61 and $82,
  respectively..............................................    86     165        215
                                                              ----    ----       ----
     Total..................................................  $187    $195       $220
                                                              ====    ====       ====

ACCRUED EXPENSES (IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Accrued personnel related costs.............................   16      25          20
Accrued taxes...............................................   16      26          34
                                                              ---     ---         ---
                                                              $32     $51         $54
                                                              ===     ===         ===

(3) DEBT

     The Company has a line of credit payable on demand with a bank that allows borrowings of up to $50. At December 31, 1997 and 1998 and June 30, 1999 the amount outstanding was $20, $40 and $37, respectively. Interest is charged at the prime rate plus 2% (10% at December 31, 1998). The line of credit is secured by accounts receivable and is cancellable at any time upon written notice from the bank or the Company.

                            PENNSYLVANIA ONLINE LTD.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and data communications services under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $ 79         49
2000........................................................     37         --
2001........................................................      6         --
                                                               ----         --
     Total minimum payments.................................    122         49
                                                                            ==
Less amount representing interest...........................      9
                                                               ----
     Present value of net minimum lease payments............    113
Less current portion........................................     74
                                                               ----
                                                               $ 39
                                                               ====

     Rent expense for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was approximately $27, $85, $32 and $52, respectively.

(5) CAPITAL STOCK

     The Company has authorized and issued 100 shares of no par common stock.

(6) RELATED PARTY TRANSACTIONS

     Since April 1998, the Company has occupied office space in a building owned by the stockholder of the Company. The Company capitalized approximately $26 and $58 of leasehold improvements during 1997 and 1998, respectively, in connection with relocating to this building. Prior to this date, the Company operated out of the residence of the stockholder. No rent expense has been recorded in the accompanying statements of operations for the years ended December 31, 1996 and 1997 as such amount is not material. No rent payments were made to the stockholder for the use of the building during 1998 or 1999. However, rent expense of $12, $4 and $8 was recorded and charged to stockholder's deficit for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999, respectively.

                            PENNSYLVANIA ONLINE LTD.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) INCOME TAXES

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the outstanding stock of the Company and concurrent with the related initial public offering of espernet.com (note 10) the Company's status as an S-Corp. under the Code will automatically terminate and federal and state corporate income tax rates will apply. Based upon the cumulative temporary differences, the Company would have recognized a net deferred federal and state income tax benefit and asset of approximately $47 at December 31, 1998, had the termination of its election to be treated as an S Corporation occurred on December 31, 1998.

     No Pro Forma income tax benefit is reflected in the accompanying statements of operations for all periods presented as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C-Corp.

     The Company has historically made distributions to its stockholder for the purpose of paying federal and state income taxes, including required estimated tax payments associated with the Company's taxable income which must be reported on the stockholder's individual income tax returns.

(8) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(9) VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                BALANCE AT     CHARGED                    BALANCE
                                                BEGINNING      TO COSTS     DEDUCTIONS    AT END
                                                 OF YEAR     AND EXPENSES   WRITE-OFFS   OF PERIOD
                (IN THOUSANDS)                  ----------   ------------   ----------   ---------
For the year ended December 31, 1996:
  Allowance for doubtful accounts.............      $--           2            --            2
                                                    ==            ==            ==           ==
For the year ended December 31, 1997:
  Allowance for doubtful accounts.............      $2            3            --            5
                                                    ==            ==            ==           ==
For the year ended December 31, 1998:
  Allowance for doubtful accounts.............      $5           --            --            5
                                                    ==            ==            ==           ==
For the six months ended June 30, 1999:
  Allowance for doubtful accounts
     (unaudited)..............................      $5           --             3            2
                                                    ==            ==            ==           ==

                            PENNSYLVANIA ONLINE LTD.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(10) SUBSEQUENT EVENT

     The Company's owner has entered into an agreement whereby he will sell his ownership in the Company to espernet.com. The Company's owner will exchange his ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Innernet, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and for the period from June 10, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innernet, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1998 and for the period from June 10, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP
Orlando, Florida
August 13, 1999

                                 INNERNET, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----   ------------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 55    201        241
  Receivables:
     Trade..................................................     8      1          3
     Stockholders...........................................    11     16         10
  Prepaid expenses and other................................     2      7          2
                                                              ----    ---        ---
       Total current assets.................................    76    225        256
Property and equipment, net (note 2)........................   192    242        273
Other assets:
  Organization costs, net...................................     1      1         --
  Other, net................................................    --      2          6
                                                              ----    ---        ---
       Total assets.........................................  $269    470        535
                                                              ====    ===        ===
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 51     63         32
  Lines of credit, notes payable and current portion of
     long-term debt (note 3)................................    25     46         46
  Current portion of capital lease obligations (note 4).....    26     21         11
  Deferred revenue..........................................   124    242        257
                                                              ----    ---        ---
       Total current liabilities............................   226    372        346
Long-term debt, less current portion (note 3)...............    35     82         73
Capital lease obligations, less current portion (note 4)....    28      7         35
                                                              ----    ---        ---
       Total liabilities....................................   289    461        454
Stockholders' equity:
  Common stock, $1 par value. Authorized 100,000 shares,
     issued and outstanding 5,000 shares....................     5      5          5
  Additional paid-in capital................................    45     45         45
  Retained earnings (accumulated deficit)...................   (70)   (41)        31
                                                              ----    ---        ---
       Total stockholder's equity (deficit).................   (20)     9         81
                                                              ----    ---        ---
       Total liabilities and stockholders' equity
        (deficit)...........................................  $269    470        535
                                                              ====    ===        ===

See accompanying notes to financial statements.

                                 INNERNET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                            SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,              JUNE 30,
                                          -------------------------     -------------------------
                                          1996      1997      1998         1998          1999
                                          -----     -----     -----     -----------   -----------
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity.................  $ 51        377      946          397           788
  Enhanced services and other...........    36         40       12            5             1
                                          ----       ----      ---          ---           ---
     Total revenue......................    87        417      958          402           789
Costs and expenses:
  Cost of Internet services.............    62        217      334          147           257
  Selling, general and administrative...    51        195      321          125           210
  Depreciation and amortization.........     7         44       97           51            66
                                          ----       ----      ---          ---           ---
     Total costs and expenses...........   120        456      752          323           533
                                          ----       ----      ---          ---           ---
     Income (loss) from operations......   (33)       (39)     206           79           256
Other income (expenses):
  Other income..........................     1          2        1           --            --
  Interest income.......................    --          1        2            1             1
  Interest expense......................    --         (2)     (28)          (1)           (5)
                                          ----       ----      ---          ---           ---
     Net income (loss)..................  $(32)       (38)     181           79           252
                                          ====       ====      ===          ===           ===
Pro Forma income tax expense (benefit)
  (unaudited)...........................  $ --         --       12           25           (11)
                                          ====       ====      ===          ===           ===
Pro Forma net income (see note 8)
  (unaudited)...........................  $(32)       (38)     169           54           263
                                          ====       ====      ===          ===           ===

See accompanying notes to financial statements.

                                 INNERNET, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                               ADDITIONAL
                                                                PAID-IN     RETAINED
                                             SHARES   AMOUNT    CAPITAL     EARNINGS   TOTAL
                                             ------   ------   ----------   --------   -----
BALANCE AT JUNE 10, 1996...................     --     $ --       $--        $  --     $  --
Issuance of common stock for cash..........      5        5        45           --        50
Net loss...................................     --       --        --          (32)      (32)
                                              ----     ----       ---        -----     -----
BALANCE AT DECEMBER 31, 1996...............      5        5        45          (32)       18
Net loss...................................     --       --        --          (38)      (38)
                                              ----     ----       ---        -----     -----
BALANCE AT DECEMBER 31, 1997...............      5        5        45          (70)      (20)
Distributions..............................     --       --        --         (152)     (152)
Net income.................................     --       --        --          181       181
                                              ----     ----       ---        -----     -----
BALANCE AT DECEMBER 31, 1998...............      5        5        45          (41)        9
Distributions (unaudited)..................     --       --        --         (180)     (180)
Net income (unaudited).....................     --       --        --          252       252
                                              ----     ----       ---        -----     -----
BALANCE AT JUNE 30, 1999 (unaudited).......      5     $  5       $45        $  31     $  81
                                              ====     ====       ===        =====     =====

See accompanying notes to financial statements.

                                 INNERNET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                    SIX MONTHS
                                                               YEAR ENDED             ENDED
                                                              DECEMBER 31,           JUNE 30,
                                                           ------------------   ------------------
                                                           1996   1997   1998      1998       1999
                                                           ----   ----   ----      ----       ----
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................................  $(32)   (38)   181        79        252
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization.......................     7     44     97        51         66
     Changes in operating assets and liabilities:
       Receivables.......................................    (6)    (3)     7         3         (2)
       Inventories.......................................   (12)    12     --        --         --
       Prepaid expenses and other current assets.........    (1)    (1)    (5)        2          5
       Organizational costs..............................    (1)    --     --        --         --
       Other assets......................................    --      1     (2)      (12)        (4)
       Accounts payable..................................    21     31     12       (51)       (31)
       Deferred revenue..................................    43     80    118        31         15
                                                           ----   ----   ----       ---       ----
          Net cash provided by operating activities......    19    126    408       103        301
                                                           ----   ----   ----       ---       ----
Cash flows from investing activities:
  Acquisition of equipment and leasehold improvements....   (28)  (161)  (172)       (8)       (78)
  Receivable from stockholder............................    --    (11)    (5)       11          7
                                                           ----   ----   ----       ---       ----
          Net cash provided by (used in) investing
            activities...................................   (28)  (172)  (177)        3        (71)
                                                           ----   ----   ----       ---       ----
Cash flows from financing activities:
  Proceeds from lines of credit and notes payable........    --     63     94        65          6
  Payments to lines of credit and notes payable..........    --     (3)   (27)      (27)       (16)
  Distributions to stockholders..........................    --     --   (152)      (17)      (180)
  Proceeds from issuance of common stock, net of issuance
     costs...............................................    50     --     --        --         --
                                                           ----   ----   ----       ---       ----
          Net cash provided by (used in) financing
            activities...................................    50     60    (85)       21       (190)
                                                           ----   ----   ----       ---       ----
          Net increase in cash and cash equivalents......    41     14    146       127         40
Cash and cash equivalents:
  Beginning period.......................................    --     41     55        55        201
                                                           ----   ----   ----       ---       ----
  End of period..........................................  $ 41     55    201       182        241
                                                           ====   ====   ====       ===       ====

Supplemental disclosure of cash flow information:

     During the periods ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $0, $2, $28, and $1 and $5, respectively, for interest.

Non-cash financing activities:

     The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $14, $33, $29, $36 and $40 for the years ended December 31, 1996, 1997, and 1998, and for the six month periods ended June 30, 1998 and 1999, respectively.

See accompanying notes to financial statements.

                                 INNERNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Innernet, Inc. (the "Company") was incorporated on April 17, 1996 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users generally within the Franklin County, Pennsylvania area. The goal of the Company is to be a high quality, high access telecommunications company from which people have the opportunity to receive full service Internet connectivity and enhanced Internet services necessary to be successful. The Company commenced operations on June 10, 1996.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures, relative to June 30, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. In the opinion of management, all adjustments necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash equivalents at June 30, 1999 were approximately $50 thousand, in the form of money market funds.

                                 INNERNET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally three years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such a condition exists, the value of the assets is considered to be impaired and the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) ORGANIZATIONAL COSTS

     Organizational costs are mostly comprised of legal costs associated with the incorporation of the business and other miscellaneous costs. These costs are amortized using the straight-line method over five years. Effective January 1, 1999, the previously unamortized amount of such costs has been expensed.

(h) INCOME TAXES

     The Company has elected to be taxed and has operated as an S-Corp and therefore was exempt from taxation under the provisions of the Internal Revenue Code (the "Code") and applicable state tax regulations. Under the provisions of the Code, the shareholders include their prorata share of the Company's income or loss on their personal income tax returns. Subsequent to June 30, 1999, the Company intends to convert to a regular C-Corp and become subject to Federal and state corporate income taxes.

     For all periods presented, the unaudited pro forma income tax information included on the face of the statements of operations and in Note 8 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes during the periods ended December 31, 1996, 1997 and 1998 and for the period from January 1 to June 30, 1999 and 1998.

(i) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of such services.

                                 INNERNET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

(j) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative and totaled approximately $10, $21 and $28 for the periods ended December 31, 1996, 1997 and 1998, respectively and $18 and $21 for the six month periods ended June 30, 1998 and 1999, respectively.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. As of June 30, 1999, the Company had concentrations of credit risk in one financial institution in the form of a money market account in the approximate amount of $50. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, the relatively minor balances of each individual account, and the fact that customers prepay their accounts. At December 31, 1998, 1997 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 was amended by SFAS No. 137 in June 1999 and is effective, as amended, for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 INNERNET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

     PROPERTY AND EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES STATED AT COST (amounts in thousands)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $80, $80 and $102
  respectively..............................................  $239    $385       $448
Furniture and fixtures......................................     4       4         14
Leasehold improvements......................................    --      --         23
                                                              ----    ----       ----
                                                               243     389        485
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $13, $40 and $70,
  respectively..............................................    51     147        212
                                                              ----    ----       ----
     Total..................................................  $192    $242       $273
                                                              ====    ====       ====

     All property and equipment is depreciated over an estimated useful life of 3 years using the straight line method.

(3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999 (amounts in thousands):

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Notes payable bearing interest at 8.15% and 8.75% and due in
  1999 and 2000, respectively...............................  $ 47    $ 80       $ 68
Revolving lines of credit, bearing interest at 8.15%,
  annually renewable........................................  $ --    $ 37         41
Other -- Related party note payable (non interest
  bearing)..................................................    13      11         10
                                                              ----    ----       ----
Less current portion........................................   (25)    (46)       (46)
                                                              ----    ----       ----
     Long-term debt, less current portion...................  $ 35    $ 82       $ 73
                                                              ====    ====       ====

     As of December 31, 1998, the Company had $50 available under its line of credit agreements. The Company is in compliance with all applicable covenants for said credit agreements.

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2000. Future

                                 INNERNET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows (amounts in thousands):

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $ 29         53
2000........................................................     10         44
2001........................................................     --         --
                                                               ----         --
     Total minimum payments.................................     39         97
                                                                            ==
Less amount representing interest...........................     11
                                                               ----
     Present value of net minimum lease payments............     28
Less current portion........................................    (21)
                                                               ----
                                                               $  7
                                                               ====

     Rent expense for the periods ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was $6, $10, $26 and $8, and $27, respectively.

(5) RELATED PARTY TRANSACTIONS

     The Company has the following amounts payable to or receivable from its stockholders, as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Note payable to stockholder (repaid in July 1999)...........  $13     $11         $10
                                                              ---     ---         ---
Receivable from stockholder.................................    6       5           5
Receivable from stockholder.................................    5      11           5
                                                              ---     ---         ---
Total amounts receivable from stockholders..................  $11     $16         $10
                                                              ===     ===         ===

     Beginning in October 1998, the Company entered into an operating lease agreement for office space with Master Key Properties L.P., a partnership in which the Company is a general partner with a 1% interest and the stockholders of the Company are limited partners. Total rent expense for the year-end 1998 relative to this lease amounted to $9.

(6) LEGAL PROCEEDINGS

     The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

                                 INNERNET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

(8) PRO FORMA INCOME TAXES

     Pro forma income tax expense (benefit) differs from the amounts that would result from applying the federal statutory rate of 34% to the Company's net loss after the deduction of distributions to stockholders as compensation for the respective periods ended, as follows (amounts in thousands):

                                                          DECEMBER 31,          JUNE 30,
                                                      --------------------    ------------
                                                      1996    1997    1998    1998    1999
                                                      ----    ----    ----    ----    ----
                                                                              (UNAUDITED)
Expected pro forma tax expense (benefit)............  $(11)   $(13)   $ 10    $  5    $ 14
State income taxes, net of federal benefit..........    (2)     (2)      2       1       2
Increase in valuation allowance.....................    13      15      (1)     19     (28)
Other...............................................    --      --       1      --       1
                                                      ----    ----    ----    ----    ----
                                                      $ --    $ --    $ 12    $ 25    $(11)
                                                      ====    ====    ====    ====    ====

     Temporary differences that give rise to the components of pro forma deferred tax assets, as of December 31 are as follows:

                                                          DECEMBER 31,          JUNE 30,
                                                      --------------------    ------------
                                                      1996    1997    1998    1998    1999
                                                      ----    ----    ----    ----    ----
                                                                              (UNAUDITED)
Net operating loss carryforward.....................  $  4    $ --    $ --    $ --    $ --
Other...............................................     9      28      67      47     113
                                                      ----    ----    ----    ----    ----
     Gross deferred tax assets......................    13      28      67      47     113
Valuation allowance.................................   (13)    (28)    (28)    (47)     --
                                                      ----    ----    ----    ----    ----
     Net deferred tax asset.........................  $ --    $ --    $ 39    $ --    $113
                                                      ====    ====    ====    ====    ====

     The pro forma net income information assumes that distributions to shareholders are considered compensation expense for a C-Corp. The valuation allowance noted above is management's estimation of the recoverability of the deferred tax asset in future periods.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Delanet, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998 and the period from May 17, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delanet, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1998 and the period from May 17, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Orlando, Florida
August 17, 1999

                                 DELANET, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   3      --          44
  Trade receivables, net of allowance for doubtful accounts
     of $3, $96 and $207, respectively......................     37     144         176
                                                              -----    ----      ------
     Total current assets...................................     40     144         220
Property and equipment, net.................................    183     248         305
Other assets:
  Deposits..................................................     --       5           5
  Intangibles, net of accumulated amortization of $-0-,
     $-0- and $5, respectively (note 2).....................     --      50          55
                                                              -----    ----      ------
     Total assets...........................................  $ 223     447         585
                                                              =====    ====      ======
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  23      20          46
  Accrued expenses..........................................     42      74         134
  Loans to shareholders.....................................    279     215         225
  RaveNet obligation (note 2)...............................     --      80          80
  Current portion of long-term debt (note 4)................      9      10          10
  Current portion of capital lease obligations (note 5).....     21      50          72
  Deferred revenue..........................................     36     147         202
                                                              -----    ----      ------
     Total current liabilities..............................    410     596         769
Long-term debt, less current portion (note 4)...............     30      20          17
Capital lease obligations, less current portion (note 5)....     38      52          70
                                                              -----    ----      ------
     Total liabilities......................................    478     668         856
                                                              -----    ----      ------
Stockholders' deficit:
  Common stock, $.1 par value. Authorized 400,000 shares,
     issued and outstanding 91,280 and 198,228 shares.......      9      20          40
  Additional paid-in capital................................     63     294         770
  Accumulated deficit.......................................   (327)   (535)     (1,081)
                                                              -----    ----      ------
     Total stockholder's deficit............................   (255)   (221)       (271)
Commitments (notes 2 and 5).................................
                                                              -----    ----      ------
     Total liabilities and stockholders' deficit............  $ 223     447         585
                                                              =====    ====      ======

See accompanying Notes to Financial Statements.

                                 DELANET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                               PERIOD FROM
                                               MAY 7, 1996                      SIX MONTHS
                                                INCEPTION       YEAR ENDED         ENDED
                                                 THROUGH       DECEMBER 31,      JUNE 30,
                                               DECEMBER 31,    ------------    -------------
                                                   1996        1997    1998    1998    1999
                                               ------------    ----    ----    ----    -----
                                                                                (UNAUDITED)
Revenue:
  Internet connectivity......................     $   6         271     716    189       666
                                                  -----        ----    ----    ---     -----
     Total revenue...........................         6         271     716    189       666
                                                  -----        ----    ----    ---     -----
Costs and expenses:
  Cost of Internet services..................        65         191     268     71       275
  Selling, general and administrative........        86         201     554     96       856
  Depreciation and amortization..............         7          40      78     39        59
                                                  -----        ----    ----    ---     -----
     Total costs and expenses................       158         432     900    206     1,190
                                                  -----        ----    ----    ---     -----
     Loss from operations....................      (152)       (161)   (184)   (17)     (524)
Other expenses:
  Interest expense...........................        (2)        (12)    (24)   (12)      (22)
                                                  -----        ----    ----    ---     -----
     Net loss................................     $(154)       (173)   (208)   (29)     (546)
                                                  =====        ====    ====    ===     =====
Pro Forma income taxes (unaudited)...........     $  --          --      --     --        --
                                                  =====        ====    ====    ===     =====
Pro Forma net loss (unaudited)...............     $(154)       (173)   (208)   (29)     (546)
                                                  =====        ====    ====    ===     =====

See accompanying Notes to Financial Statements.

                                 DELANET, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (AMOUNTS IN THOUSANDS)

                                              ADDITIONAL        STOCK
                                               PAID-IN      SUBSCRIPTIONS    ACCUMULATED
                          SHARES    AMOUNT     CAPITAL       RECEIVABLE        DEFICIT      TOTAL
                          ------    ------    ----------    -------------    -----------    -----
Balance at May 17, 1996
  (inception)...........    --       $--          --              --               --         --
Issuance of common stock    91         9          63             (10)              --         62
Net loss................    --        --          --              --             (154)      (154)
                           ---       ---         ---             ---           ------       ----
Balance at
  December 31, 1996.....    91         9          63             (10)            (154)       (92)
Stock subscriptions
  received..............    --        --          --              10               --         10
Net loss................    --        --          --              --             (173)      (173)
                           ---       ---         ---             ---           ------       ----
Balance at
  December 31, 1997.....    91         9          63              --             (327)      (255)
Issuance of common
  stock.................    10         1          (1)             --               --         --
Issuance of common stock
  in settlement of
  shareholder loans.....    93         9         223              --               --        232
Issuance of common stock
  in exchange for
  services..............     4         1           9              --               --         10
Net loss................    --        --          --              --             (208)      (208)
                           ---       ---         ---             ---           ------       ----
Balance at
  December 31, 1998.....   198        20         294              --             (535)      (221)
Issuance of common stock
  in settlement of
  shareholder loans
  (unaudited)...........   198        20         476              --               --        496
Issuance of common stock
  in exchange for
  services
  (unaudited)...........     2        --          --              --               --         --
Net loss (unaudited)....    --        --          --              --             (546)      (546)
                           ---       ---         ---             ---           ------       ----
Balance at June 30, 1999
  (unaudited)...........   398       $40         770              --           (1,081)      (271)
                           ===       ===         ===             ===           ======       ====

See accompanying Notes to Financial Statements.

                                 DELANET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                 PERIOD
                                                              MAY 17, 1996                   SIX MONTHS
                                                              (INCEPTION)     YEAR ENDED        ENDED
                                                                THROUGH      DECEMBER 31,     JUNE 30,
                                                              DECEMBER 31,   -------------   -----------
                                                                  1996       1997    1998    1998   1999
                                                              ------------   -----   -----   ----   ----
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................     $(154)      (173)   (208)   (29)   (546)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization...........................         7         40      78     39      69
    Provision for doubtful accounts.........................        --          3      93      5     111
    Write off of intangible assets..........................        --         --      50     --      --
    Non-cash contribution of services by shareholders.......        --         --      10     --     476
    Changes in operating assets and liabilities, excluding
       effects of business combinations:
       Accounts receivables.................................        --        (40)   (200)    20    (143)
       Deposits.............................................        --         --      (5)    (5)     --
       Accounts payable.....................................        16          7      (3)   (23)     26
       Accrued expenses.....................................        11         31      32     25      60
       Deferred revenue.....................................        --         36     111     99      55
                                                                 -----       ----    ----    ---    ----
         Net cash provided by (used in) operating
           activities.......................................      (120)       (96)    (42)   131     108
                                                                 -----       ----    ----    ---    ----
Cash flows from investing activities:
  Acquisition of equipment and leasehold improvements.......       (86)       (73)    (73)   (71)    (55)
  Purchase of intangible assets.............................        --         --     (20)    --     (10)
                                                                 -----       ----    ----    ---    ----
         Net cash used by investing activities..............       (86)       (73)    (93)   (71)    (65)
                                                                 -----       ----    ----    ---    ----
Cash flows from financing activities:
  Proceeds from notes payable...............................        50         --      --     --      --
  Repayments of notes payable...............................        (3)        (8)     (9)    (5)     (3)
  Proceeds from shareholder loans...........................       101        178     168     --      30
  Repayments of shareholder loans...........................        --         --      --    (18)     --
  Repayments of capital lease obligations...................        --        (12)    (27)   (16)    (26)
  Proceeds from issuance of common stock, net of issuance
    costs...................................................        62         10      --     --      --
                                                                 -----       ----    ----    ---    ----
         Net cash provided by (used in) financing
           activities.......................................       210        168     132    (39)      1
                                                                 -----       ----    ----    ---    ----
         Net increase (decrease) in cash and cash
           equivalents......................................         4         (1)     (3)    21      44
Cash and cash equivalents:
  Beginning period..........................................        --          4       3      3      --
                                                                 -----       ----    ----    ---    ----
  End of period.............................................     $   4          3      --     24      44
                                                                 =====       ====    ====    ===    ====

                                 DELANET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                 PERIOD
                                                              MAY 17, 1996                   SIX MONTHS
                                                              (INCEPTION)     YEAR ENDED        ENDED
                                                                THROUGH      DECEMBER 31,     JUNE 30,
                                                              DECEMBER 31,   -------------   -----------
                                                                  1996       1997    1998    1998   1999
                                                              ------------   -----   -----   ----   ----
                                                                                             (UNAUDITED)
Supplemental disclosure of cash flow information:
  Interest paid.............................................      $  2         16      24     12     22
                                                                  ====        ===     ===    ===    ===
Supplemental disclosures of non-cash investing and financing activities:
  Capital lease obligations incurred for the purchase of
    equipment...............................................      $ --         71      70     35     66
                                                                  ====        ===     ===    ===    ===
  Notes payable issued for the purchase of intangible
    assets..................................................      $ --         --      80     --     --
                                                                  ====        ===     ===    ===    ===
Supplemental disclosure of non-cash financing activities:
  Common stock issued in settlement of shareholder loans....      $ --         --     232     13     20
                                                                  ====        ===     ===    ===    ===

See accompanying notes to financial statements.

                                 DELANET, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Delanet, Inc. (the "Company") was incorporated on May 17, 1996 under the laws of the State of Delaware. The Company is an internet service provider serving the greater Delaware area, including parts of Pennsylvania and New Jersey.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim balance sheet of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six month periods ended June 30, 1999 and 1998 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the entire year.

(c) GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern. However, the Company has accumulated net losses through June 30, 1999, of $1,036 since its inception and, as a result, has a stockholders' deficit of $226 and negative working capital of $237 (excluding shareholder loans) at December 31, 1998. Management believes that actions presently being taken, as described below, will provide the Company with sufficient funds to continue as a going concern. The results to date reflect significant investments made by management in its infrastructure and its effort in order to enhance its ability to provide internet access services to subscribers in its service area. The Company has allocated substantial resources to enhance its customer service department and implement a new billing system in 1998 to meet the needs of its subscribers.

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases is stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated future cash flows. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a five year period.

(h) INCOME TAXES

     The Company is considered an S-Corp. for federal income tax purposes. As such, the Company is not subject to federal or state income taxes directly. Income or loss of the Company passes through to the individual stockholders.

     Unaudited Pro Forma income tax information included in the statements of operations and Note 7 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

Company had been subject to Federal and state income taxes for the years ended December 31, 1996, 1997, and 1998 and for the six months ended June 30, 1998.

(i) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

(j) BARTER TRANSACTIONS

     The Company receives certain advertising services in exchange for internet service. The Company records an expense for the fair value of services received and recognizes an equal amount of revenue. The Company has recognized revenues and expenses of $-0-, $-0- and $15 and $7 and $13 for the years ended December 31, 1996, 1997 and 1998, and the six month period ended June 30, 1998 and 1999.

(k) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $22, $4 and $28 and $14 and $29 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(l) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

(m) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 was originally effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133 to June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) ACQUISITIONS

     On December 23, 1998, the Company entered into a stock purchase agreement (the "Agreement") with RaveNet Systems, Inc. ("RaveNet") to acquire 100% of the outstanding common stock of RaveNet in exchange for $20 cash and an obligation to pay an additional $80 within six months from the date of the Agreement. As of June 30, 1999, the Company was delinquent on its $80 obligation to the RaveNet shareholders and was in negotiations to reduce the original purchase price. Any such reduction will be shown as a reduction in the Company's obligation, as well as a reduction to the related goodwill.

     On June 30, 1999, the Company entered into an asset purchase agreement with New World Internet Providers, Inc. to acquire equipment and intangible assets for $10 cash.

(3) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases stated at cost:

                                                  DECEMBER 31,
                                                  ------------     JUNE 30,       ESTIMATED
                                                  1997    1998       1999        USEFUL LIVES
                                                  ----    ----    -----------    ------------
                                                                  (UNAUDITED)
Internet access and computer equipment including
  amounts related to capital leases of $71, $141
  and $207, respectively........................  $218    $331       $442            3-5
Furniture and fixtures..........................     2      22         23              7
Leasehold improvement...........................    10      19         22              3
                                                  ----    ----       ----
                                                   230     372        487
Less accumulated depreciation and amortization,
  including amounts related to capital leases of
  $10, $41 and $84, respectively................    47     124        182
                                                  ----    ----       ----
     Total......................................  $183    $248       $305
                                                  ====    ====       ====

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Accrued expenses:

                                                  DECEMBER 31,
                                                  ------------     JUNE 30,
                                                  1997    1998       1999
                                                  ----    ----    -----------
                                                                  (UNAUDITED)
Payroll and payroll taxes.......................  $ 37    $ 49       $ 82
Gross receipts tax payable......................     1       4          4
Penalties and interest..........................     4      21         48
                                                  ----    ----       ----
                                                  $ 42    $ 74       $134
                                                  ====    ====       ====

(4) DEBT

     Notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
10.25% note payable to bank; payable in monthly installments of $1, including interest, through August 2001; secured by
  equipment.................................................  $39     $30         $27
Less current portion........................................    9      10          10
                                                              ---     ---         ---
     Long-term debt, less current portion...................  $30     $20         $17
                                                              ===     ===         ===

     Future minimum debt payments as of December 31, 1998 are as follows:

1999.................................................  $10
2000.................................................   10
2001.................................................   10
                                                       ---
                                                       $30
                                                       ===

     The remaining balance of the note payable was paid in full during August, 1999.

(5) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2001.

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998, are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $ 74         15
2000........................................................     40         15
2001........................................................     12          7
                                                               ----         --
     Total minimum payments.................................    126         37
                                                                            ==
Less amount representing interest...........................     24
                                                               ----
     Present value of net minimum lease payments............    102
Less current portion........................................     50
                                                               ----
                                                               $ 52
                                                               ====

     The Company leases certain operating facilities under operating lease. Rent expense for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was $7, $12 and $6, $14, respectively.

(6) RELATED PARTY TRANSACTIONS

     The Company receives certain services and loans from its shareholders.

     The Company received non-cash contributions of services from shareholders in the amount of $79, $159, $169 and $79 and $79 for the years ended December 31, 1996, 1997 and 1998, and for the six month periods ended June 30, 1998 and 1999, respectively. As of December 31, 1997 and 1998 and June 30, 1999, shareholder loans were $517, $612 and $225, respectively.

     During 1998 and 1999, shareholder loans of $232 and $496 were settled through the issuance of 93 and 198 shares of common stock, respectively.

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) INCOME TAXES

     Pro forma income tax expense differs from the amounts that would result from applying the federal statutory ratio of 34% as follows:

                                              DECEMBER 31,                 JUNE 30,
                                          --------------------    --------------------------
                                          1996    1997    1998       1998           1999
                                          ----    ----    ----    -----------    -----------
                                                                         (UNAUDITED)
Expected tax benefit....................  $(52)   $(59)   $(71)      $(10)          $(186)
State income taxes, net of federal
  benefit...............................    (9)    (10)    (12)        (2)            (31)
Change in valuation allowance...........    61      69      83         12             217
                                          ----    ----    ----       ----           -----
                                          $ --    $ --    $ --       $ --           $  --
                                          ====    ====    ====       ====           =====

     Temporary differences that give rise to the components of deferred tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                              --------------     JUNE 30,
                                                              1997     1998        1999
                                                              -----    -----    -----------
                                                                                (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........................  $ 124    $ 134       $ 321
  Accounts receivable.......................................      1       38          46
  Deferred revenue..........................................     14       58          80
                                                              -----    -----       -----
     Gross deferred tax assets..............................    139      230         447
Deferred tax liabilities:
  Property and equipment....................................     (9)     (18)        (18)
                                                              -----    -----       -----
     Net deferred tax asset.................................    130      212         429
Valuation allowance.........................................   (130)    (212)       (429)
                                                              -----    -----       -----
     Net deferred tax assets................................  $  --    $  --       $  --
                                                              =====    =====       =====

     At December 31, 1998, the Company has a net operating loss carryforward for federal and state income tax purposes of approximately $338 which begins to expire in 2012. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in 1997 and 1998, and a valuation allowance has been recorded for the entire amount of the net deferred tax asset.

                                 DELANET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(8) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(9) VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                 BALANCE AT   CHARGED TO                BALANCE AT
                                                 BEGINNING    COSTS AND    DEDUCTIONS     END OF
                                                  OF YEAR      EXPENSES    WRITE-OFFS     PERIOD
                                                 ----------   ----------   ----------   -----------
For the year ended December 31, 1996:
  Allowance for doubtful accounts..............     $--           --           --            --
                                                    ===          ===           ==           ===
For the year ended December 31, 1997:
  Allowance for doubtful accounts..............     $--            3           --             3
                                                    ===          ===           ==           ===
For the year ended December 31, 1998:
  Allowance for doubtful accounts..............     $ 3           93           --            96
                                                    ===          ===           ==           ===
For the six months ended June 30, 1999:
  Allowance for doubtful accounts
     (unaudited)...............................     $96          111           --           207
                                                    ===          ===           ==           ===

(10) YEAR 2000

     The Year 2000 Issue ("Year 2000") is the result of older computer programs that use two digits rather than four to reflect dates used in performing calculations. As a result, these programs may not properly recognize the Year 2000 and errors may result. The Company has performed the necessary Year 2000 modifications or upgrades to most of its hardware and software, and has performed Year 2000 testing on mission critical hardware and software. Additional hardware and software modifications or upgrades are expected to be completed in 1999. The total cost for Year 2000 remediation efforts are not expected to be material to the Company's operations. The Company has not yet developed a formal Year 2000 contingency plan. Failure to complete Year 2000 remediation in a timely manner could have a material adverse effect on the Company's operations.

(11) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Internet Access Services (A Division of Weidner Associates Inc.) as of December 31, 1997 and 1998, and the related statements of operations and owner's deficit, and cash flows for the period from July 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Access Services (A Division of Weidner Associates Inc.) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from July 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Philadelphia, Pennsylvania
August 19, 1999

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              -------------    JUNE 30,
                                                              1997     1998      1999
                                                              -----    ----   -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  14      30        36
  Accounts receivable, net of allowance for doubtful
     accounts of $1 in 1997, $5 in 1998 and $7 in 1999......      5       5         9
                                                              -----    ----      ----
     Total current assets...................................     19      35        45
Property and equipment, net.................................    107      88        90
Intangible assets, net of accumulated amortization of $15 in
  1997, $27 in 1998, and $34 in 1999........................     35      58        51
                                                              -----    ----      ----
     Total assets...........................................  $ 161     181       186
                                                              =====    ====      ====
LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $  24       7         7
  Current portion of capital lease obligations..............     20      26         7
  Deferred revenue..........................................     20      40        43
  Due to affiliate (note 3).................................    251     311       284
                                                              -----    ----      ----
     Total current liabilities..............................    315     384       341
Capital lease obligations, less current portion.............     48      18        15
                                                              -----    ----      ----
     Total liabilities......................................    363     402       356
Commitments and contingencies (notes 7 and 9)...............     --      --        --
Owner's deficit.............................................   (202)   (221)     (170)
                                                              -----    ----      ----
     Total liabilities and owner's deficit..................  $ 161     181       186
                                                              =====    ====      ====

See accompanying notes to financial statements.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  STATEMENTS OF OPERATIONS AND OWNER'S DEFICIT
                             (AMOUNTS IN THOUSANDS)

                                                JULY 1996       YEAR ENDED        SIX MONTHS
                                              (INCEPTION) TO   DECEMBER 31,     ENDED JUNE 30,
                                               DECEMBER 31,    ------------   ------------------
                                                   1996        1997    1998      1998       1999
                                              --------------   ----    ----   -----------   ----
                                                                                 (UNAUDITED)
Revenue:
  Internet connectivity.....................       $ 51         173     432       164        387
                                                   ----        ----    ----      ----       ----
     Total revenue..........................         51         173     432       164        387
Costs and expenses:
  Cost of Internet services.................         27         129     175        98        133
  Selling, general and administrative.......         74         140     193        87        148
  Depreciation and amortization.............          6          46      78        36         53
                                                   ----        ----    ----      ----       ----
     Total costs and expenses...............        107         315     446       221        334
                                                   ----        ----    ----      ----       ----
     (Loss) income from operations..........        (56)       (142)    (14)      (57)        53
Other income (expenses):
  Interest expense..........................         --          (4)     (5)       (3)        (2)
                                                   ----        ----    ----      ----       ----
     Net (loss) income......................        (56)       (146)    (19)      (60)        51
Owner's deficit at beginning of period......         --         (56)   (202)     (202)      (221)
                                                   ----        ----    ----      ----       ----
Owner's deficit at end of period............       $(56)       (202)   (221)     (262)      (170)
                                                   ====        ====    ====      ====       ====

See accompanying notes to financial statements.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                    JULY 1996       YEAR ENDED           SIX MONTHS
                                                  (INCEPTION) TO   DECEMBER 31,        ENDED JUNE 30,
                                                   DECEMBER 31,    ------------   -------------------------
                                                       1996        1997    1998      1998          1999
                                                  --------------   ----    ----   -----------   -----------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income.............................       $(56)       (146)   (19)       (60)           51
  Adjustments to reconcile net (loss) income to
    net cash (used by) provided by operating
    activities:
    Depreciation and amortization...............          6          46     78         36            53
    Non-cash rent expense allocated by
      affiliate.................................          5          10     --         --            --
    Changes in operating assets and liabilities:
      Accounts receivable.......................         (3)         (2)    --         (4)           (4)
      Accounts payable and accrued expenses.....          3          21    (17)        --            --
      Deferred revenue..........................         --          20     20         12             3
                                                       ----        ----    ---        ---           ---
         Net cash provided by (used by)
           operating activities.................        (45)        (51)    62        (16)          103
                                                       ----        ----    ---        ---           ---
Cash flows from investing activities:
  Acquisition of equipment......................        (13)        (47)   (33)        (8)          (48)
  Purchase of intangible assets.................        (50)         --    (35)        --            --
                                                       ----        ----    ---        ---           ---
         Net cash used by investing
           activities...........................        (63)        (47)   (68)        (8)          (48)
                                                       ----        ----    ---        ---           ---
Cash flows from financing activities:
  Advances from (repayments to) affiliate,
    net.........................................        116         120     60         39           (27)
  Repayments of capital lease obligations.......         --         (16)   (38)       (18)          (22)
                                                       ----        ----    ---        ---           ---
         Net cash provided by (used by)
           financing activities.................        116         104     22         21           (49)
                                                       ----        ----    ---        ---           ---
         Net increase (decrease) in cash and
           cash equivalents.....................          8           6     16         (3)            6
Cash and cash equivalents:
  Beginning period..............................         --           8     14         14            30
                                                       ----        ----    ---        ---           ---
  End of period.................................       $  8          14     30         11            36
                                                       ====        ====    ===        ===           ===

Supplemental disclosure of cash flow information (in thousands):
     During the years ended December 31, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $4, $5, and $3 and $2, respectively, for interest.

Non-cash financing activities (in thousands):
     The Company entered into various capital leases for computer equipment.
      These capital lease obligations resulted in non-cash financing activities aggregating $84 and $14 for the years ended December 31, 1997 and 1998, respectively.

See accompanying notes to financial statements.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Internet Access Services (the "Company"), a division of Weidner Associates, Inc. ("Weidner"), is a regional provider of Internet access for Northeastern Pennsylvania. The goal of the Company is to continue to increase its subscriber base and geographic coverage.

     The accompanying financial statements include the accounts of Internet Access Services as a division of Weidner, assuming that it had been operated separately as of July 1996 (inception) and thereafter.

     Management assumptions were made in allocating costs from Weidner in order to present the balance sheets and statement of operations of the Company. The allocated costs were primarily related to employee salaries that were allocated based upon the estimated time worked at the Company. Management of the Company believes that such costs have been reasonably allocated.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for Internet access services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. The competitive conditions could result in additional pricing programs, an increase in marketing costs, limited ability to expand its subscriber base and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations and owner's deficit, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash equivalents at December 31, 1996, 1997 and 1998 and June 30, 1999, were approximately $8, $14, $30 and $36, respectively.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INTANGIBLE ASSETS

     Intangible assets include the direct costs incurred for the purchase of customer bases from other Internet Service Providers "ISPs". Amortization is provided using the straight-line method over five years commencing when the customer base is received. Amortization expense was approximately $5, $10 and $12 for the period from July 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. Amortization expense was approximately $5 and $7 for the six month periods ended June 30, 1998 and 1999, respectively.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) INCOME TAXES

     The operations of the Company are included in the income tax returns of Weidner Associates, which is treated as a C-Corp, for all periods presented.

     No tax benefit has been allocated to the Company due to the losses at the Weidner level for which no tax benefit has been provided for financial statement purposes.

     Income taxes are accounted for under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The unaudited Pro Forma income tax information included in Note 6 is presented in accordance with SFAS No. 109 as if the Company had been subject to Federal and state income taxes for the period from July 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998, on a stand-alone basis.

(i) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services, which has not been material to date, is recognized as the services are provided.

(j) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs totaled approximately $4, $5 and $15 and $6 and $12 for the period from July 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(k) FINANCIAL INSTRUMENTS, CONCENTRATION OF CREDIT RISK AND BUSINESS RISKS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     For the period July 1996 (inception) through December 31, 1996 and the years ended December 31, 1997 and 1998 and for periods ended June 30, 1998 and 1999, six vendors represented approximately 20%, 39% and 37%, and 38% an 39% of the Company's total expenses, respectively.

     The Company utilizes several communication service providers to provide access to the Internet. If the Company is unable to continue its relationship with these communication service providers, it believes that it could shift to alternative communication service providers without adversely affecting its operations.

(l) INTERNET SERVICES OPERATING COSTS

     Internet services operating costs primarily consist of telecommunications expenses inherent in providing the Internet services.

(m) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has determined there is no impact, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet completed its analysis of the impact of this pronouncement on its financial statements.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES STATED AT COST

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $84, $98 and $98,
  respectively..............................................  $144    $191       $237
Furniture and fixtures......................................    --      --          2
                                                              ----    ----       ----
                                                               144     191        239
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $13, $42 and $58,
  respectively..............................................   (37)   (103)      (149)
                                                              ----    ----       ----
     Total..................................................  $107    $ 88       $ 90
                                                              ====    ====       ====

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                               DECEMBER 31,
                                                              --------------     JUNE 30,
                                                              1997      1998       1999
                                                              ----      ----    -----------
                                                                                (UNAUDITED)
Professional fees...........................................  $ 2        $2         $3
Accrued personnel related costs.............................   22         2          1
Other.......................................................   --         3          3
                                                              ---        --         --
                                                              $24        $7         $7
                                                              ===        ==         ==

(3) DUE TO AFFILIATE

     Amounts due to affiliate represent the net cash transfers between the Company and Weidner resulting from transactions between the Company and Weidner.

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2003.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................    $37         23
2000........................................................      6         14
2001........................................................      4         14
2002........................................................     --         14
2003........................................................     --         14
                                                                ---         --
     Total minimum payments.................................     47         79
                                                                            ==
Less amount representing interest...........................      3
                                                                ---
     Present value of net minimum lease payments............     44
Less current portion........................................     26
                                                                ---
                                                                $18
                                                                ===

     Rent expense for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was approximately $13,000, $22,000 and $6,000 and $16,000, respectively.

(5) RELATED PARTY TRANSACTIONS

     Since July 1996 (inception), the Company has occupied office space in a building owned by an owner of the Company. No rent payments were made to the owner for the use of the building during the period from July 1996 (inception) through December 31, 1996 and the year ended December 31, 1997. However, rent expense of $5 and $10 was recorded and charged to the due to affiliates account during the period from July 1996 (inception) through December 31, 1996 and the year ended December 31, 1997, respectively.

     Rent expense to related parties for the year ended December 31, 1998 and the six month periods ended June 30, 1998 and 1999 was $16, $6, and $12, respectively.

(6) INCOME TAXES

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the Company and concurrent with the related initial public offering of espernet.com (note 9), federal and state corporate income tax rates will apply to the Company.

     The historical operations of the Company were included in the income tax returns of Weidner, which is treated as a C Corp., for all periods presented.

                            INTERNET ACCESS SERVICES
                    (A DIVISION OF WEIDNER ASSOCIATES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     No Pro Forma income tax benefit is reflected in the accompanying statements of operations for all periods presented as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C Corp. on a stand-alone basis.

(7) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(8) VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                BALANCE AT     CHARGED                    BALANCE
                                                BEGINNING      TO COSTS     DEDUCTIONS    AT END
                                                 OF YEAR     AND EXPENSES   WRITE-OFFS   OF PERIOD
                                                ----------   ------------   ----------   ---------
For the period from July 1996 (inception)
  through December 31, 1996:
  Allowance for doubtful accounts...........       $--            (1)          --           (1)
                                                   ===            ==            ==          ==
For the year ended December 31, 1997:
  Allowance for doubtful accounts...........       $(1)           --           --           (1)
                                                   ===            ==            ==          ==
For the year ended December 31, 1998:
  Allowance for doubtful accounts...........       $(1)           (9)           5           (5)
                                                   ===            ==            ==          ==
For the six months ended June 30, 1999:
  Allowance for doubtful accounts
  (unaudited)...............................       $(5)           (2)          --           (7)
                                                   ===            ==            ==          ==

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Southern Maryland Internet, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Maryland Internet, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Norfolk, Virginia
August 13, 1999

                        SOUTHERN MARYLAND INTERNET, INC.

                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)
                  DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999

                                                              DECEMBER 31,
                                                              -------------      JUNE 30,
                                                              1997     1998        1999
                                                              -----    ----    ------------
                                                                               (UNAUDITED)
ASSETS
  Current assets:
  Cash......................................................  $  37      57          26
  Trade receivables.........................................     19      25          32
  Prepaid expenses and other................................      1       2           1
                                                              -----    ----        ----
     Total current assets...................................     57      84          59
Property and equipment, net (note 2)........................    125     153         162
                                                              -----    ----        ----
     Total assets (note 3)..................................  $ 182     237         221
                                                              =====    ====        ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  29      64          52
  Accrued expenses..........................................      7       2          11
  Current portion of notes payable (note 3).................     31      43          47
  Current portion of capital lease obligations (note 4).....     21      35          40
  Deferred revenue..........................................     85     198         229
                                                              -----    ----        ----
     Total current liabilities..............................    173     342         379
Notes payable, less current portion (note 3)................     90      77          73
Capital lease obligations, less current portion (note 4)....     43      43          31
                                                              -----    ----        ----
     Total liabilities......................................    306     462         483
Stockholders' deficit:
  Common stock, no par value, 100 shares authorized, issued
     and outstanding........................................     35      35          35
  Accumulated deficit.......................................   (159)   (260)       (297)
                                                              -----    ----        ----
     Total stockholders' deficit............................   (124)   (225)       (262)
                                                              -----    ----        ----
Commitments and contingencies (notes 4 and 7)
     Total liabilities and stockholders' deficit............  $ 182     237         221
                                                              =====    ====        ====

See accompanying notes to financial statements.

                        SOUTHERN MARYLAND INTERNET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                               -------------------------     -----------------
                                               1996      1997      1998      1998         1999
                                               -----     -----     -----     ----         ----
                                                                                (UNAUDITED)
Revenue:
  Internet connectivity......................  $103       311       539      182          407
                                               ----       ---      ----      ---          ---
     Total revenue...........................   103       311       539      182          407
Costs and expenses:
  Cost of internet services..................    19        49       159       50          146
  Selling, general and administrative........   159       268       383      171          241
  Depreciation and amortization..............    13        43        77       34           45
                                               ----       ---      ----      ---          ---
     Total costs and expenses................   191       360       619      255          432
                                               ----       ---      ----      ---          ---
     Loss from operations....................   (88)      (49)      (80)     (73)         (25)
Other income (expenses):
  Interest expense...........................    (6)      (16)      (21)     (10)         (12)
                                               ----       ---      ----      ---          ---
     Loss before income taxes................   (94)      (65)     (101)     (83)         (37)
Income tax expense (note 5)..................    --        --        --       --           --
                                               ----       ---      ----      ---          ---
     Net loss................................  $(94)      (65)     (101)     (83)         (37)
                                               ====       ===      ====      ===          ===

See accompanying notes to financial statements.

                        SOUTHERN MARYLAND INTERNET, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (AMOUNTS IN THOUSANDS)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                       AND SIX MONTHS ENDED JUNE 30, 1999

                                                                      ACCUMULATED
                                                  SHARES    AMOUNT      DEFICIT      TOTAL
                                                  ------    ------    -----------    -----
BALANCE AT APRIL 1, 1996........................    --       $--         $  --       $  --
Issuance of common stock for cash...............   100        35            --          35
Net loss........................................    --        --           (94)        (94)
                                                   ---       ---         -----       -----
BALANCE AT DECEMBER 31, 1996....................   100        35           (94)        (59)
Net loss........................................    --        --           (65)        (65)
                                                   ---       ---         -----       -----
BALANCE AT DECEMBER 31, 1997....................   100        35          (159)       (124)
Net loss........................................    --        --          (101)       (101)
                                                   ---       ---         -----       -----
BALANCE AT DECEMBER 31, 1998....................   100        35          (260)       (225)
Net loss (unaudited)............................    --        --           (37)        (37)
                                                   ---       ---         -----       -----
BALANCE AT JUNE 30, 1999(unaudited).............   100       $35         $(297)      $(262)
                                                   ===       ===         =====       =====

See accompanying notes to financial statements.

                        SOUTHERN MARYLAND INTERNET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                                                           SIX MONTHS
                                                                                             ENDED
                                                           YEAR ENDED DECEMBER 31,          JUNE 30,
                                                           ------------------------      --------------
                                                           1996      1997      1998      1998      1999
                                                           ----      ----      ----      ----      ----
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................  $(94)     (65)      (101)     (83)      (37)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Depreciation and amortization........................    13       43         77       34        45
    Changes in operating assets and liabilities:
       Trade receivables.................................    (9)     (11)        (6)     (35)       (7)
       Prepaid expenses and other current assets.........    (1)      --         (1)      (1)        1
       Accounts payable..................................     9       20         35       25       (12)
       Accrued expenses..................................     4        3         (5)      (7)        9
       Deferred revenue..................................    11       74        113       92        31
                                                           ----      ---       ----      ---       ---
         Net cash provided by (used in) operating
           activities....................................   (67)      64        112       25        30
                                                           ----      ---       ----      ---       ---
Cash flows from investing activities:
  Acquisition of property and equipment..................   (81)     (32)       (65)     (29)      (44)
                                                           ----      ---       ----      ---       ---
         Net cash used in investing activities...........   (81)     (32)       (65)     (29)      (44)
                                                           ----      ---       ----      ---       ---
Cash flows from financing activities:
  Proceeds from notes payable............................   121       19         30       --        19
  Repayments of notes payable............................    --      (19)       (31)     (14)      (19)
  Repayments of capital lease obligations................    --       (3)       (26)     (12)      (17)
  Proceeds from issuance of common stock.................    35       --         --       --        --
                                                           ----      ---       ----      ---       ---
         Net cash provided by (used in) financing
           activities....................................   156       (3)       (27)     (26)      (17)
                                                           ----      ---       ----      ---       ---
         Net increase (decrease) in cash.................     8       29         20      (30)      (31)
Cash:
  Beginning of period....................................    --        8         37       37        57
                                                           ----      ---       ----      ---       ---
  End of period..........................................  $  8       37         57        7        26
                                                           ====      ===       ====      ===       ===

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998 and during the six-month periods ended June 30, 1998 and 1999 (unaudited), the Company paid approximately $6, $15 and $21, and $10 and $12, respectively, for interest.

     Non-cash financing activities: The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $0, $68 and $40, and $22 and $10 for the years ended December 31, 1996, 1997, and 1998 and for the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

See accompanying notes to financial statements.

                        SOUTHERN MARYLAND INTERNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Southern Maryland Internet, Inc. (the "Company") was incorporated on February 7, 1996 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users through the phased integration and growth of Internet service in the southern Maryland geographic region. The goal of the Company is to become the premier provider of full service Internet connectivity and enhanced Internet services, including hosting web-sites in this region. The Company commenced operations on April 1, 1996.

     Inherent in the Company's business are various risks and uncertainties, including the limited history of the need for Internet access and enhanced services. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception. The Company's future success will be dependent upon its ability to raise capital, the continued acceptance of the Internet as well as the Company's ability to create and provide effective and competitive Internet services that meet customers' changing requirements. Management's operational and financial plans to address the above issues include continued focus on increasing its subscriber base and geographic coverage and obtaining equity or debt financing as needed.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        SOUTHERN MARYLAND INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet connectivity services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense and totaled approximately $14, $13 and $15, and $7 and $9 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

                        SOUTHERN MARYLAND INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) FINANCIAL INSTRUMENTS

     The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Fair value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of trade receivables, prepaid expenses and other assets, accounts payable, accrued expenses and notes payable approximate fair value due to the short maturity of these instruments.

     For each of the years ended December 31, 1996 and 1997 and for the period ended June 30, 1998 (unaudited), two vendors represented substantially all of the Company's total internet-related costs. For the year ended December 31, 1998 and for the six-month period ended June 30, 1999 (unaudited), three vendors represented substantially all of the Company's total internet-related costs. The Company's reliance on certain vendors can be shifted to alternative sources of supply for services it sells should such changes be necessary.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 amends SFAS 133 to extend the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                        SOUTHERN MARYLAND INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases stated at cost, consists of the following:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment, including amounts
  related to capital leases of $68, $104 and $104,
  respectively..............................................  $178    279         316
Office equipment, including amounts related to capital
  leases of $0, $4 and $15, respectively....................     1      5          23
Furniture and fixtures......................................     2      2           2
                                                              ----    ---         ---
                                                               181    286         341
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $11, $40 and $60,
  respectively..............................................    56    133         179
                                                              ----    ---         ---
     Total..................................................  $125    153         162
                                                              ====    ===         ===

(3) NOTES PAYABLE

     Notes payable, secured by substantially all of the Company's assets, consists of the following at December 31, 1997 and 1998 and June 30, 1999 (unaudited):

                                                              DECEMBER 31,
                                                              ------------      JUNE 30,
                                                              1997    1998        1999
                                                              ----    ----    ------------
                                                                              (UNAUDITED)
Note payable to bank, bearing interest at prime plus 2.25%,
  payable in monthly installments of $3, including interest,
  with final payment due May 9, 2001........................  $121     90          77
Note payable to bank, up to $50, bearing interest at 10.25%, payable in monthly installments of $2, including interest, with final payment due December 22, 2001. The Company has
  exercised draws on the note at various times from 1998
  through 1999 on an as needed basis........................    --     30          43
                                                              ----    ---         ---
                                                               121    120         120
Less current portion........................................    31     43          47
                                                              ----    ---         ---
     Notes payable, less current portion....................  $ 90     77          73
                                                              ====    ===         ===

     The aggregate maturities of notes payable for each of the three years subsequent to December 31, 1998 are as follows: 1999: $43; 2000: $49; and 2001:
$28.

                        SOUTHERN MARYLAND INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) COMMITMENTS

     The Company leases certain computer and office equipment under capital leases and office space under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES       LEASE
                                                              -------    ---------
1999........................................................   $ 47          10
2000........................................................     41          11
2001........................................................     12           3
                                                               ----         ---
     Total minimum payments.................................    100         $24
                                                                            ===
Less amount representing interest...........................     22
                                                               ====
     Present value of net minimum lease payments                 78
Less current portion........................................     35
                                                               ----
                                                               $ 43
                                                               ====

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 (unaudited) was $6, $8 and $14, and $8 and $6, respectively.

     The Company has a contract for Internet services which provides for an early termination penalty. The termination penalty is equal to 50% of the Internet service fees due for the canceled portion of the service period.

(5) INCOME TAXES

     Income tax benefit differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                            DECEMBER 31,          JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
                                                                                (UNAUDITED)
Computed expected tax benefit.........................  $(32)   (22)    (34)    (28)    (13)
Other.................................................    (5)    (2)     (8)     (4)     (2)
Increase in valuation allowance.......................    37     24      42      32      15
                                                        ----    ---     ---     ---     ---
                                                        $ --     --      --      --      --
                                                        ====    ===     ===     ===     ===

                        SOUTHERN MARYLAND INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Temporary differences that give rise to the components of deferred tax assets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited) are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Net operating loss carryforward.............................  $ 23      --         15
Deferred revenue............................................    33      76         88
Fixed assets................................................     4      26         14
Deferred rent...............................................     1       1          1
Valuation allowance.........................................   (61)   (103)      (118)
                                                              ----    ----       ----
     Deferred tax assets....................................  $ --      --         --
                                                              ====    ====       ====

     A valuation allowance has been recorded to reduce deferred tax assets that are more likely than not expected to be realized. Management believes that sufficient uncertainty exists regarding the realizability of these items that a full valuation allowance is required.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of NuNet, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NuNet, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that NuNet, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, NuNet, Inc. has suffered recurring losses from operations and has a working capital deficiency and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ KPMG LLP

New York, New York
August 20, 1999

                                  NUNET, INC.

                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                             ---------------     JUNE 30,
                                                             1997      1998        1999
                                                             -----    ------    -----------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................  $   2         7          --
  Receivables:
     Trade, net of allowance for doubtful accounts of $6,
       $4 and $4, respectively.............................     60        45         108
                                                             -----    ------      ------
       Total current assets................................     62        52         108
Property and equipment, net................................    112       227         263
Other assets:
  Goodwill, net of accumulated amortization of $5, $12 and
     $61, respectively.....................................     20        12         545
  Other, net...............................................      4         4           4
                                                             -----    ------      ------
       Total assets........................................  $ 198       295         920
                                                             =====    ======      ======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................  $ 201     1,102       1,557
  Accrued expenses.........................................     36         2         161
  Current portion of capital lease obligations (note 4)....     43        71          47
  Current portion of note payable (note 8).................     --        --          43
  Deferred revenue.........................................     24        29          15
                                                             -----    ------      ------
       Total current liabilities...........................    304     1,204       1,823
Note payable (note 8)......................................     --        --         249
Capital lease obligations, less current portion (note 4)...     33       122         168
                                                             -----    ------      ------
       Total liabilities...................................    337     1,326       2,240
Stockholders' deficit (note 5):
  Common stock, Class A no par value. Authorized 10,000,000
     shares, issued and outstanding 10,000,000 shares......    135       135         135
  Common stock, Class B, no par value. Authorized 1,000,000
     shares, issued and outstanding 200,000 shares at June
     30, 1999..............................................     --        --          --
  Treasury stock, 4,000,000 shares
     Class A, no par value at June 30, 1999................     --        --          --
  Additional paid-in capital...............................      5         5           5
  Retained earnings (accumulated deficit)..................   (279)   (1,171)     (1,460)
                                                             -----    ------      ------
       Total stockholders' deficit.........................   (139)   (1,031)     (1,320)
Contingencies and commitments (notes 4 and 7)
                                                             -----    ------      ------
       Total liabilities and stockholders' deficit.........  $ 198       295         920
                                                             =====    ======      ======

See accompanying notes to financial statements.

                                  NUNET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                           SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,         JUNE 30,
                                               -----------------------     ----------------
                                               1996     1997     1998      1998        1999
                                               ----     ----     -----     ----        ----
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity......................  $126      453     1,115      452         813
  Enhanced services and other................    27      127        96      115          85
                                               ----     ----     -----     ----        ----
Total revenue................................   153      580     1,211      567         898
Costs and expenses:
  Costs of Internet services.................    79      270       734      326         430
  Selling, general and administrative........   125      447     1,256      360         592
  Depreciation and amortization..............    20       60        98       39         145
                                               ----     ----     -----     ----        ----
Total costs and expenses.....................   224      777     2,088      725        1,167
                                               ----     ----     -----     ----        ----
Loss from operations.........................   (71)    (197)     (877)    (158)       (269)
Interest expense.............................     3        8        15        1          20
                                               ----     ----     -----     ----        ----
Loss before income taxes.....................   (74)    (205)     (892)    (159)       (289)
Income tax provision.........................    --       --        --       --          --
                                               ----     ----     -----     ----        ----
Net loss.....................................  $(74)    (205)     (892)    (159)       (289)
                                               ====     ====     =====     ====        ====
Pro Forma income taxes (unaudited)...........  $ --       --        --       --
                                               ====     ====     =====     ====
Pro Forma net loss(unaudited)................  $(74)    (205)      892      159
                                               ====     ====     =====     ====

See accompanying notes to financial statements.

                                  NUNET, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                     COMMON STOCK
                       -----------------------------------------                                RETAINED
                                               CLASS A             ADDITIONAL                   EARNINGS/
                        CLASS A     CLASS B   TREASURY              PAID-IN     SHAREHOLDER    ACCUMULATED
                         SHARES     SHARES     SHARES     AMOUNT    CAPITAL     NOTE PAYABLE     DEFICIT     TOTAL
                       ----------   -------   ---------   ------   ----------   ------------   -----------   ------
BALANCE AT
  DECEMBER 31,
  1995...............         100       --          --      $--        10            5               --          15
Issuance of common
  stock for cash.....          --       --          --      --         --           --               --          --
Net income/loss......          --       --          --      --         --           --              (74)        (74)
                       ----------   -------   ---------     --        ---            --          ------      ------
BALANCE AT
  DECEMBER 31,
  1996...............         100       --          --      --         10            5              (74)        (59)
Issuance of common
  stock for cash.....       9,900       --          --      --        125           --               --         125
Net income/loss......          --       --          --      --         --           --             (205)       (205)
                       ----------   -------   ---------     --        ---            --          ------      ------
BALANCE AT
  DECEMBER 31,
  1997...............      10,000       --          --      --        135            5             (279)       (139)
Issuance of common
  stock for 999 for 1
  split..............   9,990,000       --          --      --         --           --               --          --
Net income/loss......          --       --          --      --         --           --             (892)       (892)
                       ----------   -------   ---------     --        ---            --          ------      ------
BALANCE AT
  DECEMBER 31,
  1998...............  10,000,000       --          --      --        135            5           (1,171)     (1,031)
Issuance of common
  stock for
  acquisition
  (unaudited)........          --   200,000         --      --         --           --               --          --
Class A shares
  contributed to
  treasury
  (unaudited)........  (4,000,000)      --    4,000,000     --         --           --               --          --
Net income/loss
  (unaudited)........          --       --          --      --         --           --             (289)       (289)
                       ----------   -------   ---------     --        ---            --          ------      ------
BALANCE AT JUNE 30,
  1999 (unaudited)...   6,000,000   200,000   4,000,000     $--       135            5           (1,460)     (1,320)
                       ==========   =======   =========     ==        ===            ==          ======      ======

See accompanying notes to financial statements.

                                  NUNET, INC.

                            STATEMENTS OF CASH FLOWS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   SIX MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,       JUNE 30,
                                                              ------------------   -----------
                                                              1996   1997   1998   1998   1999
                                                              ----   ----   ----   ----   ----
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(74)  (205)  (892)  (159)  (289)
  Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization..........................    20     60     98     39    145
     Changes in operating assets and liabilities, excluding
      effects of business combinations:
       Receivables..........................................   (10)   (41)    15     (8)   (53)
       Prepaid expenses and other current assets............    (4)    --     --     --     --
       Accounts payable.....................................    78    125    901    187    226
       Accrued expenses.....................................     6     30    (34)    12     99
       Deferred revenue.....................................    16      7      5    (14)   (14)
                                                              ----   ----   ----   ----   ----
Net cash provided by (used in) operating activities.........    32    (24)    93     57    114
                                                              ----   ----   ----   ----   ----
Cash flows from investing activities:
  Acquisition of equipment..................................   (21)   (36)   (14)    (7)   (37)
  Other.....................................................    --    (25)    --     --     --
                                                              ----   ----   ----   ----   ----
Net cash used by investing activities.......................   (21)   (61)   (14)    (7)   (37)
                                                              ----   ----   ----   ----   ----
Cash flows from financing activities:
  Repayments of notes payable...............................     5     --     --     --    (27)
  Repayments of capital lease obligations...................   (11)   (43)   (74)   (34)   (57)
  Proceeds from issuance of common stock, net of issuance
     costs..................................................    --    125     --     --     --
                                                              ----   ----   ----   ----   ----
Net cash provided by (used in) financing activities.........    (6)    82    (74)   (34)   (84)
                                                              ----   ----   ----   ----   ----
Net increase (decrease) in cash and cash equivalents........     5     (3)     5     16     (7)
Cash and cash equivalents:
  Beginning period..........................................    --      5      2      2      7
                                                              ----   ----   ----   ----   ----
  End of period.............................................  $  5      2      7     18     --
                                                              ====   ====   ====   ====   ====
Supplemental disclosure of cash flow information:
During the years ended December 31, 1996, 1997 and 1998, and during the six-month periods ended June 30, 1998 and 1999, the Company paid approximately $3, $8, $15, $1 and $10, respectively, for interest.
Non-cash financing activities:
The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $130, $0, $191, $96 and
  $79 for the years ended December 31, 1996, 1997, and 1998, and for the six-month periods ended June 30, 1998 and 1999, respectively.

     In March 1999, NuNet, Inc. acquired all the capital stock of U.S. Netway, Inc. in exchange for 200,000 shares of Class B common stock. In conjunction with the acquisition assets were acquired and liabilities assumed as described in note 8 to the financial statements.

See accompanying notes to financial statements.

                                  NUNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                           DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     NuNet, Inc. (the "Company") was incorporated as an S-Corp November 1995 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users through the phased acquisition, integration, and growth of existing independent Internet service providers in targeted geographic regions. The Company commenced operations in January 1996.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity (deficit), and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the double-declining method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a three-year period.

(h) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     For tax years up to December 31, 1998, NuNet operated as a S-Corp, for income tax purposes and the results of operations of the Company are included in the individual income tax returns of the shareholders. Accordingly, no provision for income taxes has been included in the

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

accompanying consolidated financial statements. NuNet converted to a C-Corp on January 1, 1999, and became subject to Federal and state corporate income taxes.

     For periods prior to the change from its S-Corp status, the unaudited Pro Forma income tax information included in statements of operations and Note 6 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996, 1997 and 1998.

(i) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Non-refundable installation and customer set up fees are recognized upon completion of the services.

(j) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $72, $228, $679, $90 and $159 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, one vendor represented approximately 35% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products should such changes be necessary.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use.

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the effect of SFAS No. 133 on its financial statements.

(2) LIQUIDITY AND GOING CONCERN

     The Company's financial statements for the period from inception through December 31, 1998 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has suffered recurring losses from operations and has a working capital deficiency and a net capital deficiency that raises substantial doubts about its ability to continue as a going-concern. The Company's stockholders have entered into an agreement whereby they will sell their shares of common stock to espernet.com, inc. The Company's working capital, non-existence of third party borrowing facility and cash flows from operations may not be sufficient to continue future operations if the acquisition does not occur. In the event the acquisition is not completed, management's plans include seeking private financing or a third party borrowing facility to fund future operations.

(3) PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases stated at cost:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
  Internet access and computer equipment including amounts
     related to capital leases of $130, $321 and $400,
     respectively...........................................  $176    379         491
  Furniture and fixtures....................................    11     13          13
                                                              ----    ---         ---
                                                               187    392         504
  Less accumulated depreciation and amortization, including
     amounts related to capital leases of $54, $128 and
     $185, respectively.....................................    75    165         241
                                                              ----    ---         ---
          Total.............................................  $112    227         263
                                                              ====    ===         ===

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2002.

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $ 71         13
2000........................................................     86         14
2001........................................................     68          7
2002........................................................     37         --
2003........................................................     13         --
Thereafter..................................................      3         --
                                                               ----         --
          Total minimum payments............................    278         34
                                                                            ==
Less amount representing interest...........................     85
                                                               ----
  Present value of net minimum lease payments...............    193
Less current portion........................................     71
                                                               ----
                                                               $122
                                                               ====

     Rent expense for the years ended December 31, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 were $7, $15, $7, and $15, respectively.

(5) CAPITAL STOCK

(A) COMMON STOCK

     Class A -- The amended and restated articles of incorporation of the Company provide for one class of 10,000,000 shares of Class A Common Stock without par value. The holders of shares of Common Stock have one vote per share. None of the shares has preemptive or cumulative voting rights, is subject to mandatory redemption, or is liable for assessments or further calls. None of the shares has any conversion rights. 4,000,000 shares were contributed back to the Company by the shareholders in March 1999.

     Class B -- The amended and restated articles of incorporation of the Company provide for 1,000,000 shares of Class B Common Stock without par value, of which 200,000 shares were issued in March of 1999 and are outstanding. The holders of the Common Stock Class B have no voting rights. None of the shares has preemptive or cumulative voting rights, is subject to mandatory redemption, or is liable for assessments or further calls. These shares are convertible to Class A shares in March 2001.

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(6) INCOME TAXES

     The Company operated as an S-Corp for income tax purposes and the results of operations of the Company are included in the individual income tax returns of the shareholders. The following information is presented to provide Pro Forma income tax benefit for the years ended 1996, 1997 and 1998, assuming the Company was operating as a C-Corp.

     Income tax benefit differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                            DECEMBER 31,
                                                        --------------------     JUNE 30,
                                                        1996    1997    1998       1999
                                                        ----    ----    ----    -----------
                                                            (PRO FORMA)         (UNAUDITED)
Expected tax benefit..................................  $(24)   (71)    (311)       (98)
State income taxes, net of federal benefit............    (2)    (7)     (29)       (19)
Other.................................................    --     --       --         27
                                                        ----    ---     ----       ----
                                                        $(26)   (78)    (340)       (90)
                                                        ====    ===     ====       ====

     Temporary differences that give rise to the components of deferred tax assets are as follows:

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                               (PRO FORMA)     (UNAUDITED)
Net operating loss carryforward.............................  $  89     406        323
Other, net..................................................     15      38        (16)
                                                              -----    ----       ----
     Gross deferred tax assets..............................    104     444        307
Valuation allowance.........................................   (104)   (444)      (307)
                                                              -----    ----       ----
     Net deferred tax asset.................................  $  --      --         --
                                                              =====    ====       ====

     At June 30, 1999 the Company has a net operating loss carryforward for tax purposes of approximately $951, including approximately $729 from loss incurred at U.S. Netway which was acquired in March 1999 (note 8). Due to the uncertainly regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in 1999, and a valuation allowance has been recorded for the entire amount of the deferred asset.

(7) LEGAL PROCEEDINGS

     The Company is currently involved in various claims and legal actions arising in the ordinary course of business. A service provider has commenced litigation for collection of outstanding charges under various contractual agreements totaling approximately $1,890. The Company has filed a counter claim against this service provider claiming breach of contract and excess billing for services provided of approximately $1,550. The Company has a liability of approximately $600

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

recorded in the financial statements at December 31, 1998 to this service provider. In the opinion of management, the ultimate disposition of this case or any other matters outstanding will not have a material effect on the Company's financial position, results of operation or liquidity.

(8) SUBSEQUENT EVENTS

SALE OF COMPANY

     The Company's stockholders have entered into an agreement whereby they will sell the shares of common stock in the Company to espernet.com, inc. ("espernet.com"). The Company's stockholders will exchange their shares in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole stockholder of the Company.

ACQUISITION

     In March 1999, the Company acquired all the assets and liabilities of US NetWay for 200,000 shares of the Company's Series B Common Stock. The acquisition will be accounted for using the purchase method and, accordingly, the results of operations of US NetWay are included in the Company's financial statements subsequent to the acquisition. The liabilities assumed of $653 exceeded assets acquired which had an estimated fair market value of $49, resulting in goodwill of $604, which is being amortized over a three year period.

     Included in the assumed liabilities is a note payable as follows at June 30, 1999:

Bank loan, 11% payable in monthly installments of $6,
  including interest........................................  $292
less current portion........................................    43
                                                              ----
Long term payable                                             $249
                                                              ====

     The bank loan is secured by substantially all assets of NuNet and US
Netway.

     Additionally, the bank loan provides for a $40 letter of credit granted to a lessor to secure payment under lease terms.

     The following unaudited Pro Forma financial information presents the combined results of operations of the Company and US NetWay as of June 30, 1999 and 1998, and December 31, 1998. The Pro Forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and US NetWay constituted a single entity during such periods.

                                  NUNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                                                         DECEMBER 31, 1998
                                        ----------------------------------------------------
                                                                  PRO FORMA        PRO FORMA
                                        NU NET    US NETWAY     ADJUSTMENTS(A)     COMBINED
                                        ------    ---------    ----------------    ---------
                                                            (UNAUDITED)
Revenues..............................  $1,211       526               --            1,737
Cost of Internet services.............    734        356               --            1,090
Operating expenses....................  1,354        434              201            1,989
                                        ------      ----            -----           ------
Loss from operations..................  $(877)      (264)            (201)          (1,342)
                                        ======      ====            =====           ======

                                                          SIX MONTHS ENDED
                                                           JUNE 30, 1999
Revenues..............................  $ 807        175               --              982
Cost of Internet services.............    368        140               --              508
Operating expenses....................    659        161               33              853
                                        ------      ----            -----           ------
Loss from operations..................  $(220)      (126)             (33)            (379)
                                        ======      ====            =====           ======

                                                          SIX MONTHS ENDED
                                                           JUNE 30, 1998
Revenues..............................    567        150               --              717
Cost of Internet services.............    326        136               --              462
Operating expenses....................    399        227              100              726
                                        ------      ----            -----           ------
Loss from operations..................  $(158)      (213)            (100)            (471)
                                        ======      ====            =====           ======

- ---------------
(A) Pro forma goodwill amortization.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, Inc.:

     We have audited the accompanying balance sheets of Enter.Net, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enter.Net, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Atlanta, Georgia
September 3, 1999

                                ENTER.NET, INC.

                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------      JUNE 30,
                                                              1997    1998         1999
                                                              ----    -----    ------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $  3       25          56
  Prepaid expenses..........................................     7        1           1
                                                              ----    -----       -----
     Total current assets...................................    10       26          57
Property and equipment, net (note 2)........................   395      524         496
                                                              ----    -----       -----
     Total assets...........................................  $405      550         553
                                                              ====    =====       =====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accrued expenses (note 2).................................  $ 21       41          13
  Accrued management fee (note 4)...........................    83      118         118
  Current portion of capital lease obligations (note 3).....   163      275         307
  Deferred revenue..........................................   314      550         806
                                                              ----    -----       -----
     Total current liabilities..............................   581      984       1,244
Capital lease obligations, less current portion (note 3)....    90      122          73
                                                              ----    -----       -----
     Total liabilities......................................   671    1,106       1,317
Stockholders' equity (deficit):
  Common stock, no par value; 100 shares authorized, issued
     and outstanding........................................    --       --          --
  Additional paid-in capital................................     1        1           1
  Accumulated deficit.......................................  (267)    (557)       (765)
                                                              ----    -----       -----
     Total stockholders' deficit............................  (266)    (556)       (764)
                                                              ----    -----       -----
Commitments (notes 3 and 5)
                                                              ----    -----       -----
     Total liabilities and stockholders' deficit............  $405      550         553
                                                              ====    =====       =====

See accompanying notes to financial statements.

                                ENTER.NET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                                SIX MONTHS
                                                         YEAR ENDED               ENDED
                                                        DECEMBER 31,             JUNE 30,
                                                   -----------------------    --------------
                                                   1996     1997     1998     1998     1999
                                                   -----    -----    -----    -----    -----
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity..........................  $ 575    1,348    2,464    1,079    1,567
  Other..........................................     37       29       25       12        6
                                                   -----    -----    -----    -----    -----
     Total revenue...............................    612    1,377    2,489    1,091    1,573
                                                   -----    -----    -----    -----    -----
Costs and expenses:
  Cost of Internet services......................    145      381      691      301      464
  Selling, general and administrative (note 4)...    534      965    1,705      713    1,005
  Depreciation and amortization..................     38      174      302      125      180
                                                   -----    -----    -----    -----    -----
     Total costs and expenses....................    717    1,520    2,698    1,139    1,649
                                                   -----    -----    -----    -----    -----
     Loss from operations........................   (105)    (143)    (209)     (48)     (76)
Interest expense.................................     (2)     (20)     (81)     (33)     (48)
                                                   -----    -----    -----    -----    -----
     Loss before income taxes....................   (107)    (163)    (290)     (81)    (124)
Income taxes (note 6)............................     --       --       --       --       --
                                                   -----    -----    -----    -----    -----
     Net loss -- historical......................  $(107)    (163)    (290)     (81)    (124)
Pro forma income tax expense (unaudited).........     (2)      (7)      (3)     (17)     (60)
                                                   -----    -----    -----    -----    -----
Pro forma net loss (unaudited)...................  $(109)    (170)    (293)     (98)    (184)
                                                   =====    =====    =====    =====    =====

See accompanying notes to financial statements.

                                ENTER.NET, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (AMOUNTS IN THOUSANDS)

                                                                          RETAINED
                                        COMMON STOCK      ADDITIONAL      EARNINGS
                                      ----------------     PAID-IN      (ACCUMULATED
                                      SHARES    AMOUNT     CAPITAL        DEFICIT)      TOTAL
                                      ------    ------    ----------    ------------    -----
BALANCE AT DECEMBER 31, 1995........    --        $--        --                3           3
Incorporation of the Company........   100        --          1               --           1
Net loss............................    --        --         --             (107)       (107)
                                       ---        --          --            ----        ----
BALANCE AT DECEMBER 31, 1996........   100        --          1             (104)       (103)
Net loss............................    --        --         --             (163)       (163)
                                       ---        --          --            ----        ----
BALANCE AT DECEMBER 31, 1997........   100        --          1             (267)       (266)
Net loss............................    --        --         --             (290)       (290)
                                       ---        --          --            ----        ----
BALANCE AT DECEMBER 31, 1998........   100        --          1             (557)       (556)
Capital distribution (unaudited)....    --        --         --              (84)        (84)
Net loss (unaudited)................    --        --         --             (124)       (124)
                                       ---        --          --            ----        ----
BALANCE AT JUNE 30, 1999
  (unaudited).......................   100        $--         1             (765)       (764)
                                       ===        ==          ==            ====        ====

See accompanying notes to financial statements.

                                ENTER.NET, INC.
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                       ------------------------    --------------------------
                                        1996     1997     1998        1998           1999
                                       ------    -----    -----    -----------    -----------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................  $(107)    (163)    (290)        (81)          (124)
  Adjustments to reconcile net loss
     to net cash provided by
     operating activities:
     Depreciation and amortization...     38      174      302         125            180
     Changes in operating assets and
       liabilities:
       Prepaid expenses..............     (7)      --        6          (2)            --
       Accrued expenses..............     13        7       20         (13)           (28)
       Accrued management fee........    100      (17)      35          39             --
       Deferred revenue..............    119      169      236         127            256
                                       -----     ----     ----         ---           ----
          Net cash provided by
             operating activities....    156      170      309         195            284
                                       -----     ----     ----         ---           ----
Cash flows used in investing
  activities --
  Acquisition of property and
     equipment.......................   (120)     (55)    (172)        (75)           (40)
                                       -----     ----     ----         ---           ----
Cash flows from financing activities:
  Repayments of capital lease
     obligations.....................     (6)    (143)    (115)        (64)          (129)
  S Corporation distribution.........     --       --       --          --            (84)
  Proceeds from issuance of common
     stock...........................      1       --       --          --             --
                                       -----     ----     ----         ---           ----
          Net cash used in financing
             activities..............     (5)    (143)    (115)        (64)          (213)
                                       -----     ----     ----         ---           ----
          Net increase (decrease) in
             cash....................     31      (28)      22          56             31
Cash:
  Beginning of period................     --       31        3           3             25
                                       -----     ----     ----         ---           ----
  End of period......................  $  31        3       25          59             56
                                       =====     ====     ====         ===           ====
Supplemental disclosure of cash flow information:
  During the years ended December 31, 1996, 1997 and 1998, and the six month periods ended
     June 30, 1998 and 1999 (unaudited), the Company paid approximately $2, $20, $81, and $33 and $48, respectively, for interest.
Non-cash financing activities:
The Company entered into various capital leases for computer equipment. These capital lease obligations resulted in non-cash financing activities aggregating $131, $271, $259, $119 and $112 for the years ended December 31, 1996, 1997, and 1998, and for the six month periods ended June 30, 1998 and 1999 (unaudited), respectively.

See accompanying notes to financial statements.

                                ENTER.NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Enter.Net, Inc. (the "Company") commenced operations as a sole proprietorship on April 1, 1995 and was incorporated on March 7, 1996. The Company is primarily in the business of providing Internet services to individuals and commercial enterprises located in selected high growth secondary markets. The primary goal of the Company is to capitalize on the growing demand for Internet access and enhanced services by consumers and business users through on-target advertising. The Company's target market is the Commonwealth of Pennsylvania.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                ENTER.NET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     Prior to March 7, 1996, the Company operated as a sole proprietorship. On March 7, 1996, the Company incorporated and operated as a C-Corp through December 31, 1996. Effective January 1, 1997, the Company elected to operate as a S-Corp pursuant to the Internal Revenue Code for Federal and state income tax purposes, with income taxable and distributable to the individual stockholders without any further tax consequences. Accordingly, the Company was not subject to Federal and state corporate income taxes during the period in which it was a sole proprietorship or S-Corp.

     The unaudited Pro Forma income tax information included in the statements of operations and in Note 6 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for all periods presented.

(g) REVENUE RECOGNITION

     Fees for Internet services are billed and collected in advance of the service period. Internet service revenue is deferred and then recognized as the services are provided. Other revenue consists primarily of customer computer repairs and is recognized upon completion of the service.

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

                                ENTER.NET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expenses and totaled approximately $58, $150 and $204, for the years ended December 31, 1996, 1997 and 1998, respectively, and $95 and $ 103 for the six month periods ended June 30, 1998 and 1999, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The Company does not have financial instruments that potentially subject the Company to concentrations of credit risk. The fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     For the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, no individual customer represented greater than 10% of total revenues.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                ENTER.NET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES STATED AT COST

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Computer and Internet access equipment including amounts
  related to capital leases of $402, $661 and $773 at
  December 31, 1997 and 1998 and June 30, 1999,
  respectively..............................................  $609    917          981
Automobiles.................................................    --     36           36
Furniture and fixtures......................................     1     10           27
                                                              ----    ---        -----
                                                               610    963        1,044
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $128, $221 and $349
  at December 31, 1997 and 1998 and June 30, 1999,
  respectively..............................................   215    439          548
                                                              ----    ---        -----
                                                              $395    524          496
                                                              ====    ===        =====

ACCRUED EXPENSES

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Telephone...................................................  $ 9       8          7
Profit sharing plan contribution............................   --       6         --
Money purchase plan contribution............................   --      16         --
Payroll.....................................................    5       5         --
Other.......................................................    7       6          6
                                                              ---      --         --
                                                              $21      41         13
                                                              ===      ==         ==

                                ENTER.NET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2002.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1999........................................................   $275         16
2000........................................................    161         21
2001........................................................     17         25
2002........................................................     --         12
Thereafter..................................................     --         --
                                                               ----         --
     Total minimum payments.................................    453         74
                                                                            ==
Less amount representing interest...........................     56
                                                               ----
     Present value of net minimum lease payments............    397
Less current portion........................................    275
                                                               ----
                                                               $122
                                                               ====

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was $12, $14, $21, $8 and $11, respectively.

(4) RELATED PARTY TRANSACTIONS

     The Company pays management fees to its owners based upon the results of the Company's operations. The total management fee for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999, which is included in selling, general and administrative expenses, was $133, $100, $178, $89 and $0, respectively. Management fees payable were $83 and $118 and $118 as of December 31, 1997 and 1998 and June 30, 1999, respectively.

(5) EMPLOYEE BENEFIT PLANS

     The Company has a Profit Sharing Plan and a Money Purchase Plan (the "Plans") for employees who have completed at least one year of service and who have attained the age of 21. The effective date of the Profit Sharing Plan was January 1, 1997 and the effective date of the Money Purchase Plan was January 1, 1998. A participant receives credit for one year of service if he/she completes at least 1,000 hours of service at any time during the plan year. The entry date

                                ENTER.NET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

is the earlier of the first day of the Plan year (January 1) or the first day of the seventh month of the Plan year coinciding with or following the date on which an employee meets the eligibility requirements. The Company made contributions to the Profit Sharing Plan of $34 and $60 for the years ended December 31, 1997 and 1998, respectively, and $0 for both the six months ended June 30, 1998 and 1999. The Company made contributions to the Money Purchase Plan of $16 for the year ended December 31, 1998 and $0 for both the six months ended June 30, 1998 and 1999.

(6) INCOME TAXES

     Income tax expense differs from the amounts that would result from applying the federal statutory rate of 34% as follows (unaudited):

                                                            DECEMBER 31,          JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
Expected tax benefit..................................  $(36)   (55)    (98)    (28)    (42)
State income taxes, net of federal effect.............    (7)   (11)    (20)     (5)     (9)
Change in valuation allowance.........................    50     84     122      65     128
Other.................................................    (5)   (11)     (1)    (15)    (17)
                                                        ----    ---     ---     ---     ---
Pro forma income tax expense..........................  $  2      7       3      17      60
                                                        ====    ===     ===     ===     ===

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows (unaudited):

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----    --------
Deferred revenue............................................  $134     242       355
Other, net..................................................    --      14        29
                                                              ----    ----      ----
     Gross deferred tax assets..............................   134     256       384
Valuation allowance.........................................  (134)   (256)     (384)
                                                              ----    ----      ----
     Net deferred tax asset.................................  $ --      --        --
                                                              ====    ====      ====

     There were no significant differences between the book and tax basis of assets at December 31, 1997 and 1998, and June 30, 1999. The significant difference between the book and tax basis of liabilities related to deferred revenue which totaled $314, $550 and $806 at December 31, 1997 and 1998, and June 30, 1999, respectively.

                                ENTER.NET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Prometheus Information Corp. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prometheus Information Corporation, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, current liabilities exceed current assets and the Company has a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ KPMG LLP

Philadelphia, Pennsylvania
August 24, 1999

                          PROMETHEUS INFORMATION CORP.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $  7       7          6
  Trade receivables, net of allowance for doubtful accounts
     of $4 in 1997, and $5 in 1998 and as of June 30,
     1999 (unaudited).......................................    15       4         32
                                                              ----    ----       ----
     Total current assets...................................    22      11         38
Property and equipment, net.................................    93      53         56
Other assets, net...........................................    10       8          7
                                                              ----    ----       ----
     Total assets...........................................  $125      72        101
                                                              ====    ====       ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 43      45         88
  Accrued expenses..........................................    39      15         17
  Line of credit............................................    50      50         50
  Current portion of notes payable to stockholders..........    41       6          6
  Notes payable and current portion of long-term debt.......    28      26         23
  Current portion of capital lease obligations..............    20       9         15
  Deferred revenue..........................................    79      67         86
                                                              ----    ----       ----
     Total current liabilities..............................   300     218        285
Long-term debt, less current portion........................     4      --         --
Notes payable to stockholders, less current portion.........    13       7          4
Capital lease obligations, less current portion.............    24      15         21
                                                              ----    ----       ----
     Total liabilities......................................   341     240        310
Stockholders' deficit:
  Common stock, $.1 par value. Authorized 1,000 shares;
     issued and outstanding 1,000 shares....................    --      --         --
  Additional paid-in capital................................    24      24         24
  Accumulated deficit.......................................  (240)   (192)      (233)
                                                              ----    ----       ----
     Total stockholders' deficit............................  (216)   (168)      (209)
                                                              ----    ----       ----
Commitments and contingencies (notes 4, 6 and 9)
     Total liabilities and stockholders' deficit............  $125      72        101
                                                              ====    ====       ====

See accompanying Notes to Financial Statements.

                          PROMETHEUS INFORMATION CORP.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                    YEAR ENDED            SIX MONTHS ENDED
                                                   DECEMBER 31,               JUNE 30,
                                               --------------------   -------------------------
                                               1996    1997    1998      1998          1999
                                               ----    ----    ----   -----------   -----------
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity......................  $429    398     312        151           119
  Enhanced services and other................   176    170     215        125            70
                                               ----    ---     ---        ---           ---
     Total revenue...........................   605    568     527        276           189
Costs and expenses:
  Cost of Internet services..................   207    221     150         78            74
  Selling, general and administrative........   403    367     259        120           127
  Depreciation and amortization..............    47     54      50         28            21
                                               ----    ---     ---        ---           ---
     Total costs and expenses................   657    642     459        226           222
                                               ----    ---     ---        ---           ---
     Income (loss) from operations...........   (52)   (74)     68         50           (33)
Other expenses:
  Interest expense...........................   (20)   (23)    (20)       (10)           (8)
                                               ----    ---     ---        ---           ---
     Net income (loss).......................  $(72)   (97)     48         40           (41)
                                               ====    ===     ===        ===           ===

See accompanying notes to financial statements.

                          PROMETHEUS INFORMATION CORP.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                ADDITIONAL
                                                                 PAID-IN     ACCUMULATED
                                              SHARES   AMOUNT    CAPITAL       DEFICIT     TOTAL
                                              ------   ------   ----------   -----------   -----
BALANCE AT DECEMBER 31, 1995................  1,000     $--         24           (71)       (47)
Net loss....................................             --         --           (72)       (72)
                                              -----     ---         --          ----       ----
BALANCE AT DECEMBER 31, 1996................  1,000      --         24          (143)      (119)
Net loss....................................             --         --           (97)       (97)
                                              -----     ---         --          ----       ----
BALANCE AT DECEMBER 31, 1997................  1,000      --         24          (240)      (216)
Net income..................................             --         --            48         48
                                              -----     ---         --          ----       ----
BALANCE AT DECEMBER 31, 1998................  1,000      --         24          (192)      (168)
Net loss (unaudited)........................             --         --           (41)       (41)
                                              -----     ---         --          ----       ----
BALANCE AT JUNE 30, 1999 (unaudited)........  1,000     $--         24          (233)      (209)
                                              =====     ===         ==          ====       ====

See accompanying notes to financial statements.

                          PROMETHEUS INFORMATION CORP.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                  YEAR ENDED        SIX MONTHS ENDED
                                                                 DECEMBER 31,        ENDED JUNE 30,
                                                              ------------------   ------------------
                                                              1996   1997   1998      1998       1999
                                                              ----   ----   ----   -----------   ----
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $(72)  (97)    48         40       (41)
  Adjustments to reconcile net income (loss) to net cash
     used by operating activities:
     Depreciation and amortization..........................    47    54     50         28        21
     (Gain) loss from sale of equipment.....................    --     1     (1)        --        --
     Changes in operating assets and liabilities:
       Receivables..........................................    (1)   17     11         18       (28)
       Other assets.........................................    (3)   (1)     2         --         1
       Accounts payable.....................................    29     4      2        (17)       43
       Accrued expenses.....................................    (2)   21    (24)       (19)        2
       Deferred revenue.....................................    29    16    (12)         8        19
                                                              ----   ---    ---        ---       ---
          Net cash provided by operating activities.........    27    15     76         58        17
                                                              ----   ---    ---        ---       ---
Cash flows from investing activities:
  Acquisition of equipment..................................   (22)  (21)   (12)        (5)       (5)
  Proceeds from sale of equipment...........................    --    --      3         --        --
                                                              ----   ---    ---        ---       ---
          Net cash used in investing activities.............   (22)  (21)    (9)        (5)       (5)
                                                              ----   ---    ---        ---       ---
Cash flows from financing activities:
  Proceeds from line of credit..............................     3    --     --         --        --
  Proceeds from notes payable to stockholders...............    25    25     --         --        --
  Repayments of notes payable to stockholders...............    (5)   (5)   (41)       (36)       (3)
  Repayments of other notes payable.........................    (6)   (6)    (6)        (3)       (3)
  Repayments of capital lease obligations...................   (13)  (18)   (20)       (12)       (7)
                                                              ----   ---    ---        ---       ---
          Net cash provided by (used in) financing
            activities......................................     4    (4)   (67)       (51)      (13)
                                                              ----   ---    ---        ---       ---
          Net increase (decrease) in cash and cash
            equivalents.....................................     9   (10)    --          2        (1)
Cash and cash equivalents:
  Beginning period..........................................     8    17      7          7         7
                                                              ----   ---    ---        ---       ---
  End of period.............................................  $ 17     7      7          9         6
                                                              ====   ===    ===        ===       ===

Supplemental disclosure of cash flow information (in thousands):

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999 (unaudited), the Company paid approximately $16, $18, $23, and $13 and $6, respectively, for interest.

Non-cash financing activities (in thousands):

     The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $37, $15, $0, and $0 and $19 for the years ended December 31, 1996, 1997, and 1998, and for the six month periods ended June 30, 1998 and 1999 (unaudited), respectively.

See accompanying notes to financial statements.

                          PROMETHEUS INFORMATION CORP.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Prometheus Information Corp. (the "Company") was incorporated in June 1994 to provide a variety of Internet related products and services to both individuals and organizations. The Company offers Internet access in the metropolitan Philadelphia area through its "FishNet" division, which includes dial-up services for internet access using high-speed telephone circuits. In addition, the Company provides web-site design and hosting services, Internet training and consulting.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim balance sheet of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          PROMETHEUS INFORMATION CORP.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents at December 31, 1997 and 1998 and June 30, 1999.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INCOME TAXES

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under the Subchapter S provisions of the Code, the stockholder includes the Company's corporate income on his personal income tax returns. Accordingly, the Company is not subject to Federal and state corporate income taxes.

     The unaudited pro forma income tax information included in Note 5 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996, 1997 and 1998.

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

                          PROMETHEUS INFORMATION CORP.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are approximately $49, $6, $4, $1 and $4 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(j) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     The Company utilizes two communication service providers to provide access to the Internet backbone. If the Company is unable to continue its relationship with these communication service providers, it believes that it could shift to alternative communication service providers without adversely affecting its operations.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                          PROMETHEUS INFORMATION CORP.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases stated at cost

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including
  amounts related to capital leases of $71, $71
  and $90, respectively.....................................  $181    $190       $213
Furniture and fixtures including amounts related to capital
  leases of $15.............................................    26      26         26
                                                              ----    ----       ----
                                                               207     216        239
  Less accumulated depreciation and amortization, including
     amounts related to capital leases of $38, $62 and $72,
     respectively...........................................   114     163        183
                                                              ----    ----       ----
     Total..................................................  $ 93    $ 53       $ 56
                                                              ====    ====       ====

     Accrued Expenses

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Accrued personnel related costs.............................  $19     $ 3         $ 3
  Accrued interest..........................................   14      12          14
  Accrued other.............................................    6      --          --
                                                              ---     ---         ---
                                                              $39     $15         $17
                                                              ===     ===         ===

(3) DEBT

Note and Line of Credit Payable to Bank

     The Company has a line of credit payable on demand with a bank that allows borrowings of up to $50,000. At December 31, 1997 and 1998, and June 30, 1999, the amount outstanding was $50,000. Interest is charged at the bank's prime rate plus 1.75% (9.50% at December 31, 1998). The line of credit is secured by the Company's assets and guaranteed by the stockholders.

     The Company also entered into a promissory note agreement with the bank, borrowing $25,000 in 1995. Interest was at the bank's commercial rate plus 2% (9.75% at December 31, 1998) with principal and interest payable monthly to the note's maturity date of September 1, 1999.

     The line of credit agreement includes financial covenants relating to tangible net worth and a debt-to-worth ratio, which the Company was not in compliance with at December 31, 1998.

                          PROMETHEUS INFORMATION CORP.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

Notes Payable to Stockholders

     In 1995, the Company borrowed $9 from a stockholder at 14% interest and payable on demand. In 1996, the Company entered into a note and security agreement with certain stockholders for $25, with interest at 12.5%, principal and interest payable monthly. In 1997, the Company borrowed $25 from a stockholder under a promissory note, with interest at 12.5%.

     At December 31, 1997 and 1998, and June 30, 1999, respectively, $53, $12, and $10 were outstanding under these notes payable to stockholders. Principal payments of $5, $6 and $1 are due in 1999, 2000 and 2001, respectively.

Other Notes Payable

     At December 31, 1997 and 1998, and June 30, 1999, the Company had promissory notes payable on demand to related parties aggregating $21,600, with interest rates ranging from 9.0% to 14.0%. These notes are included in notes payable and current portion of long-term debt on the accompanying balance sheets.

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................    $12         $29
2000........................................................     10          29
2001........................................................      6          19
                                                                ---         ---
     Total minimum payments.................................     28          77
                                                                            ===
Less amount representing interest...........................      4
                                                                ---
     Present value of net minimum lease payments............     24
Less current portion........................................      9
                                                                ---
                                                                $15
                                                                ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was approximately $30, $30 and $31, and $15 and $17, respectively.

                          PROMETHEUS INFORMATION CORP.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(5) INCOME TAXES

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the outstanding stock of the Company and concurrent with the related initial public offering of espernet.com (note 8) the Company's status as an S-Corp. under the Code will automatically terminate and the Company will be subject to federal and state corporate income taxes. Based upon the cumulative temporary differences, the Company would have recognized a net deferred federal and state income tax benefit and asset of approximately $76 at December 31, 1998, had the termination of its election to be treated as an S-Corp. occurred on December 31, 1998.

     No Pro Forma income tax benefit is reflected in the accompanying statements of operations for all periods presented as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C-Corp.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(7) VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)

                                                             ADDITIONS
                                               BALANCE AT     CHARGED                     BALANCE
                                               BEGINNING      TO COSTS     DEDUCTIONS/    AT END
                                               OF PERIOD    AND EXPENSES   WRITE-OFFS    OF PERIOD
                                               ----------   ------------   -----------   ---------
For the year ended December 31, 1996:
  Allowance for doubtful accounts............     $--           $16            $12          $4
                                                  ---           ---            ---          --
For the year ended December 31, 1997:
  Allowance for doubtful accounts............     $ 4             2              2           4
                                                  ---           ---            ---          --
For the year ended December 31, 1998:
  Allowance for doubtful accounts............     $ 4             6              5           5
                                                  ---           ---            ---          --
For the six months ended June 30, 1999:
  Allowance for doubtful accounts
     (unaudited).............................     $ 5             2              2           5
                                                  ---           ---            ---          --

(8) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon

                          PROMETHEUS INFORMATION CORP.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

(9) LIQUIDITY

     At December 31, 1998, current liabilities exceed current assets by $207 and stockholders' deficit is $168. At June 30, 1999, current liabilities exceed current assets by $247 and stockholders' deficit is $209. The Company's ability to meet its obligations as they come due will be dependent upon generating sufficient cash flows from continued sales of internet services or successfully completing a sale of the Company (see note 8). Management believes sales of Internet services will be sufficient to cover the Company's working capital needs through December 31, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc:

     We have audited the accompanying balance sheets of E-Znet Incorporated as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Znet Incorporated as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Columbus, Ohio
August 12, 1999

                              E-ZNET INCORPORATED

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  46     124        122
  Receivables (note 4):
    Trade, net of allowance for doubtful accounts of $26,
      $56 and $66 respectively..............................     76     141        149
  Other current assets (notes 2 and 7)......................      5      14         18
                                                              -----    ----        ---
         Total current assets...............................    127     279        289
Property and equipment, net (notes 2 and 4).................    257     423        452
Other assets:
  Investment security (note 3)..............................     --      43         50
  Intangible assets, net of accumulated amortization of $2
    (note 12)...............................................     --      --         16
  Deferred income taxes (note 9)............................     --      --          6
                                                              -----    ----        ---
         Total assets.......................................  $ 384     745        813
                                                              =====    ====        ===
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accrued expenses (notes 2 and 7)..........................     65      56         33
  Notes payable to related parties (note 7).................     51      21         10
  Current portion of long term debt (note 4)................     18      16         14
  Current portion of capital lease obligations (note 5).....     51     106        131
  Deferred revenue..........................................     70     104        115
  Other current liabilities.................................     15       2          3
                                                              -----    ----        ---
         Total current liabilities..........................    270     305        306
Long-term debt, less current portion (note 4)...............     64      54         48
Capital lease obligations, less current portion (note 5)....     63     133        139
                                                              -----    ----        ---
         Total liabilities..................................    397     492        493
                                                              -----    ----        ---
Stockholders' equity (deficit) (note 6):
  Common stock, $.001 par value. Authorized 15,000,000
    shares, issued and outstanding 617,000 shares in 1997
    and 687,000 shares in 1998 and 1999.....................      1       1          1
  Additional paid-in capital................................    337     377        377
  Accumulated deficit.......................................   (351)   (125)       (58)
                                                              -----    ----        ---
         Total stockholder's equity (deficit)...............    (13)    253        320
                                                              -----    ----        ---
Commitments and contingency (notes 5 and 11)
         Total liabilities and stockholders' equity
          (deficit).........................................  $ 384     745        813
                                                              =====    ====        ===

See accompanying notes to financial statements.

                              E-ZNET INCORPORATED

                            STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                           SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,              JUNE 30,
                                         -------------------------    --------------------------
                                          1996     1997      1998        1998           1999
                                         ------    -----    ------    -----------    -----------
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity................  $ 422      884     1,988          868          1,245
  Enhanced services and other..........     --       75       320          167            156
                                         -----      ---     -----        -----          -----
     Total revenue.....................    422      959     2,308        1,035          1,401
                                         -----      ---     -----        -----          -----
Costs and expenses (notes 1(k) and 5):
  Cost of Internet services............    138      387     1,011          420            572
  Selling, general and
     administrative....................    397      511       903          389            653
  Depreciation and amortization........     79       74       129           53             90
                                         -----      ---     -----        -----          -----
     Total costs and expenses..........    614      972     2,043          862          1,315
                                         -----      ---     -----        -----          -----
     Income (loss) from operations.....   (192)     (13)      265          173             86
Other expenses:
  Interest expense.....................     (8)     (25)      (39)         (23)           (22)
                                         -----      ---     -----        -----          -----
     Income (loss) before income
       taxes...........................   (200)     (38)      226          150             64
Income tax benefit.....................     --       --        --           --              3
                                         -----      ---     -----        -----          -----
     Net income (loss).................  $(200)     (38)      226          150             67
                                         =====      ===     =====        =====          =====

See accompanying notes to financial statements.

                              E-ZNET INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                      RETAINED
                                                                       ADDITIONAL     EARNINGS
                                                                        PAID-IN     (ACCUMULATED
                                                    SHARES    AMOUNT    CAPITAL       DEFICIT)     TOTAL
                                                   --------   ------   ----------   ------------   -----
BALANCES AT DECEMBER 31, 1995....................   944,000     $1        237           (113)       125
Issuance of common stock for cash................    34,000     --         55             --         55
Contribution of common stock.....................  (325,000)    --         --             --         --
Net loss.........................................        --     --         --           (200)      (200)
                                                   --------     --        ---           ----       ----
BALANCES AT DECEMBER 31, 1996....................   653,000      1        292           (313)       (20)
Issuance of common stock for cash................    18,000     --         45             --         45
Net loss.........................................        --     --         --            (38)       (38)
                                                   --------     --        ---           ----       ----
BALANCES AT DECEMBER 31, 1997....................   671,000      1        337           (351)       (13)
Issuance of common stock for cash................    16,000     --         40             --         40
Net income.......................................        --     --         --            226        226
                                                   --------     --        ---           ----       ----
BALANCES AT DECEMBER 31, 1998....................   687,000      1        377           (125)       253
Net income (unaudited)...........................        --     --         --             67         67
                                                   --------     --        ---           ----       ----
BALANCES AT JUNE 30, 1999 (unaudited)............   687,000     $1        377            (58)       320
                                                   ========     ==        ===           ====       ====

See accompanying notes to financial statements.

                              E-ZNET INCORPORATED

                            STATEMENTS OF CASH FLOWS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                    SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,             JUNE 30,
                                                    ------------------------    -------------------------
                                                     1996     1997     1998        1998          1999
                                                    ------    -----    -----    -----------   -----------
                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $(200)     (38)     226         150            67
  Adjustments to reconcile net income (loss) to
     net cash provided (used) by operating
     activities:
     Depreciation and amortization................     79       74      129          53            90
     Deferred income tax benefit..................     --       --       --          --            (6)
     Changes in operating assets and liabilities:
       Receivables, net...........................     --      (67)     (65)        (51)           (8)
       Other current assets.......................     (4)      (1)      (9)         (8)           (4)
       Accrued expenses and other current
          liabilities.............................     18       58      (22)        (22)          (22)
       Deferred revenue...........................     --       70       34          10            11
                                                    -----      ---     ----         ---           ---
          Net cash provided (used) by operating
            activities............................   (107)      96      293         132           128
                                                    -----      ---     ----         ---           ---
Cash flows from investing activities:
  Acquisition of property and equipment...........    (56)     (70)     (79)        (68)          (21)
  Acquisition of intangible assets................     --       --       --          --           (18)
  Other...........................................     --       --      (43)         --            (7)
                                                    -----      ---     ----         ---           ---
          Net cash used by investing activities...    (56)     (70)    (122)        (68)          (46)
                                                    -----      ---     ----         ---           ---
Cash flows from financing activities:
  Proceeds from lines of credit, notes payable and
     current portion of long-term debt............    126       --       99          29            --
  Repayments of long term debt....................    (18)     (14)    (110)        (21)           (8)
  Repayments of capital lease obligations.........    (14)     (17)     (92)        (35)          (65)
  Payments to related parties.....................    (12)      (4)     (30)         (9)          (11)
  Proceeds from issuance of common stock, net of
     issuance costs...............................     55       45       40          40            --
                                                    -----      ---     ----         ---           ---
          Net cash provided (used) by financing
            activities............................    137       10      (93)          4           (84)
                                                    -----      ---     ----         ---           ---
          Net increase (decrease) in cash and cash
            equivalents...........................    (26)      36       78          68            (2)
Cash and cash equivalents:
  Beginning period................................     36       10       46          46           124
                                                    -----      ---     ----         ---           ---
  End of period...................................  $  10       46      124         114           122
                                                    =====      ===     ====         ===           ===

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $6, $19, $38, $18 and $27, respectively, for interest.

Non-cash financing activities:

     The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $81, $77, $216, $71 and $96 for the years ended December 31, 1996, 1997, and 1998, and for the six month periods ended June 30, 1998 and 1999, respectively.

See accompanying notes to financial statements.

                              E-ZNET INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     E-Znet Incorporated (the "Company") was incorporated on June 7, 1994 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users and commenced operations in June 1994. The Company is a provider of wireless, dedicated, and dialup internet services, consulting services as well as web design and hosting in the western New York area.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim balance sheet of the Company as of June 30, 1999, and the statements of operations, stockholders' equity (deficit), and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. The Company maintains all its cash in bank deposit

                              E-ZNET INCORPORATED

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the estimated useful lives of the assets. In instances when the property and equipment transfers ownership at the end of the lease term or contains a bargain purchase option, such assets are amortized over the estimated useful lives of the assets.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INTANGIBLE ASSETS

     Intangible assets are amortized using the straight-line method over a period of three years. Intangible assets are periodically reviewed for possible impairment or when events or changed circumstances may affect the underlying basis of the assets. On March 11, 1999, the Company purchased the assets of an internet service provider. The excess of the purchase price over the fair value of the assets was attributed to customer lists and is being amortized over three years.

(h) INVESTMENT SECURITY

     The Company has a 5% common stock interest in a closely-held company, Campus Global Net, Inc. ("CGN"). The security does not have a readily determinable fair value and is therefore carried at cost, adjusted for any other-than-temporary impairment.

                              E-ZNET INCORPORATED

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(j) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware sales is recognized upon shipment of the respective products.

(k) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $0, $2, $20, $11 and $15 for the years ended December 31, 1997, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(l) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     For each of the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, three vendors represented approximately 20% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(m) STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense

                              E-ZNET INCORPORATED

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(n) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SAFS No. 133 is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000 as FASB deferred the effective date of the statement. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) BALANCE SHEET COMPONENTS

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                                               (UNAUDITED)
Other current assets:
  Lease deposit.............................................  $   5       9          8
  Other.....................................................     --       5         10
                                                              -----    ----       ----
                                                              $   5      14         18
                                                              =====    ====       ====
Property and equipment, including equipment under capital
  leases, stated at cost:
  Internet access and computer equipment including amounts
     related to capital leases of $158, $285 and $314,
     respectively...........................................  $ 426     714        829
  Furniture and fixtures....................................     26      33         35
                                                              -----    ----       ----
                                                                452     747        864

                              E-ZNET INCORPORATED

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                                               (UNAUDITED)
  Less accumulated depreciation and amortization, including
     amounts related to capital leases of $26, $90 and $157,
     respectively...........................................   (195)   (324)      (412)
                                                              -----    ----       ----
     Total..................................................  $ 257     423        452
                                                              =====    ====       ====
Accrued expenses:
  Branch commissions........................................  $  29      26         --
  Employee payroll expenses.................................     21      --         22
  Accrued interest payable (see note 7).....................     15      16         11
  Other.....................................................     --      14         --
                                                              -----    ----       ----
                                                              $  65      56         33
                                                              -----    ----       ----

(3) INVESTMENT SECURITY

     During 1998, the Company paid cash of $19 and provided various consulting services and equipment valued at $24 for the purchase of 43,307 common shares of CGN. Subsequently during the first six months of 1999 the Company received an additional 6,693 shares in return for consulting services resulting in a total of 50,000 shares of common stock held at June 30, 1999.

(4) DEBT

     Lines of credit, notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Note payable to HSBC in equal monthly installments of
  $1.129, including interest at the bank's prime rate plus
  1.75%, maturing in 2003. This note is guaranteed by the
  U.S. Small Business Administration and certain officers of
  the Company...............................................  $ --      68         62
Note payable to a bank, refinanced during 1998..............    82      --         --
Other.......................................................    --       2         --
                                                              ----    ----        ---
                                                                82      70         62
Less current portion........................................   (18)    (16)       (14)
                                                              ----    ----        ---
     Long-term debt, less current portion...................  $ 64      54         48
                                                              ====    ====        ===

                              E-ZNET INCORPORATED

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Maturities of long-term debt consist of the following at December 31, 1998:

1999...............................................  $16.0
2000...............................................   13.5
2001...............................................   13.5
2002...............................................   13.5
2003...............................................   13.5
                                                     -----
                                                     $70.0
                                                     =====

     The Company may borrow up to $32 under a line-of-credit agreement, renewable on an annual basis. Amounts borrowed bear interest at the bank's prime rate plus 1.75%. There was no outstanding balance on this line-of-credit at December 31, 1998. Amounts borrowed under this agreement are collateralized by accounts receivables and property and equipment of the Company, and are guaranteed by the U.S. Small Business Administration and certain officers of the Company.

     Cash payments for interest on long-term debt were $10 and $9 for 1998 and 1997, respectively.

(5) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under an operating lease expiring in November 2000.

     Future minimum annual lease payments under capital and operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $133          52
2000........................................................    109          29
2001........................................................     32          --
                                                               ----         ---
     Total minimum payments.................................    274         $81
                                                               ====         ===
Less amount representing interest (at rates ranging from
  10.0% to 16.0%)...........................................    (35)
                                                               ----
     Present value of net minimum lease payments............    239
Less current portion........................................   (106)
                                                               ----
                                                               $133
                                                               ====

     Rent expense for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $23, $40, $17 and $35, respectively.

                              E-ZNET INCORPORATED

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(6) CAPITAL STOCK

(a) COMMON STOCK

     In a private placement offering, the Company sold 16,000 shares of its common stock at $2.50 a share for a total of $40 in 1998 and 18,000 shares at $2.50 for a total of $45 in 1997. The Company closed its private placement offering on January 31, 1998.

     During 1996, three shareholders including two executives of the Company contributed back 325,000 shares of common stock to the Company as a prerequisite for the sale of stock to an investor and to more appropriately align the capital structure.

(b) STOCK OPTIONS

     The Company has a non-qualified employee Stock Option Plan and at December 31, 1998 has reserved 150,000 shares of common stock for issuance under the plan. On April 29, 1999 the Board of Directors voted to amend the Stock Option Plan to (1) increase the number of authorized shares from 150,000 to 250,000 and
(2) provide that outside advisors and consultants are eligible to participate under the Plan. The exercise price for options granted under the Plan is determined at the time options are granted at an amount at least equal to the then estimated fair value of the stock. Options are exercisable as determined for each option granted, generally on a pro rata basis over five to ten year periods. Vesting may accelerate based on performance measures. All options expire no later than ten years from date of grant.

                                            FOR THE YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------    SIX MONTHS ENDED
                                     1996                 1997                 1998            JUNE 30, 1999
                              ------------------   ------------------   ------------------   ------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE    1997     EXERCISE             EXERCISE             EXERCISE
                              OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                              -------   --------   -------   --------   -------   --------   -------   --------
                                                                                                (UNAUDITED)
Options outstanding at
  beginning of period.......  25,500     $2.50      86,500    $2.50      92,500    $2.50     123,500    $2.50
                              ------               -------              -------              -------
Options granted.............  61,000      2.50      24,000     2.50      33,000     2.50          --       --
Options canceled............      --        --     (18,000)    2.50      (2,000)    2.50          --       --
                              ------               -------              -------              -------
Options outstanding at end
  of period.................  86,500      2.50      92,500     2.50     123,500     2.50     123,500     2.50
                              ======               =======              =======              =======
Options exercisable at
  period end................  43,000                45,400               73,300               73,300
Weighted average fair value
  of options granted during
  the period................             $2.50                $2.50                $2.50                $2.50

                              E-ZNET INCORPORATED

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 were $0.68, $0.69 and $0.59. The fair value of options at the date of grant was estimated using the Black Sholes option-pricing model with the following weighted-average assumptions:

                                                              1996   1997   1998
                                                              ----   ----   ----
Expected life (years).......................................   5.0    5.0    5.0
Dividend yield..............................................    --     --     --
Risk-free interest rate.....................................  6.50%  6.60%  5.50%
Expected volatility.........................................    --     --     --

     The Company applied APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the Pro Forma amounts indicated below:

                                                                                        SIX
                                                                                      MONTHS
                                                                  YEAR ENDED           ENDED
                                                                 DECEMBER 31,        JUNE 30,
                                                              -------------------   -----------
                                                              1996    1997   1998   1998   1999
                                                              -----   ----   ----   ----   ----
Net income (loss):
  As reported...............................................  $(200)  (38)   226    150     67
  Pro forma.................................................   (219)  (44)   218    147     63

(7) RELATED PARTY TRANSACTIONS

     The Company has unsecured demand notes payable to related parties. The balance due on these notes was $51, $21 and $10 at December 31, 1997 and 1998 and June 30, 1999, respectively. These notes have various interest rates that range from 6% to 9%. Accrued interest on these loans was $15, $16 and $11 at December 31, 1997 and 1998 and June 30, 1999, respectively.

(8) EMPLOYEE BENEFIT PLAN

     In 1998 the Company established a 401(k) profit sharing plan (the Plan) for all full time employees of the Company with at least one year of service who are age 21 or older. Under terms of the Plan, the Company contributes 100% of participant's deferrals not to exceed 3% of the participant's compensation. Total Company contributions were $4 during the year 1998 and $0 and $6 for the six month periods ended June 30, 1998 and 1999, respectively.

                              E-ZNET INCORPORATED

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(9) INCOME TAXES

     Income tax benefit differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                              DECEMBER 31,
                                                           ------------------    JUNE 30,
                                                           1996   1997   1998      1999
                                                           ----   ----   ----   -----------
                                                                                (UNAUDITED)
Expected tax expense/(benefit)...........................  $(68)  (13)     77        22
State income taxes, net of federal benefit...............   (12)   (5)     14         4
Change in valuation allowance............................    82    19    (102)      (29)
Other....................................................    (2)   (1)     11        --
                                                           ----   ---    ----       ---
                                                           $ --    --      --        (3)
                                                           ====   ===    ====       ===

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows:

                                                              DECEMBER 31,
                                                           ------------------    JUNE 30,
                                                           1996   1997   1998      1999
                                                           ----   ----   ----   -----------
                                                                                (UNAUDITED)
Net operating loss carryforward, including
  acquisition............................................  $133    142     27        --
Other, net...............................................    --     12     25        29
                                                           ----   ----   ----       ---
     Gross deferred tax assets...........................   133    154     52        29
Valuation allowance......................................  (133)  (154)   (52)      (23)
                                                           ----   ----   ----       ---
     Net deferred tax asset..............................  $ --     --     --         6
                                                           ====   ====   ====       ===

     At December 31, 1998, the Company has a net operating loss carryforward for federal income tax purposes of approximately $63, of which $53 and $10 is available to offset future federal taxable income, if any, through 2011 and 2012, respectively. As a result of various stock transactions during 1996, management believes the Company may have undergone an "ownership change" as defined by Section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in 1997 and 1998, and a valuation allowance has been recorded for the entire amount of the deferred tax asset. In 1999, the net operating loss carryforwards were utilized.

                              E-ZNET INCORPORATED

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(10) VALUATION AND QUALIFYING ACCOUNTS

                                                                   ADDITIONS
                                                     BALANCE AT     CHARGED                    BALANCE
                                                     BEGINNING      TO COSTS     DEDUCTIONS    AT END
                                                      OF YEAR     AND EXPENSES   WRITE-OFFS   OF PERIOD
                                                     ----------   ------------   ----------   ---------
For the year ended December 31, 1996:
  Allowance for doubtful accounts..................     $--            --            --          --
                                                        ===            ==           ===          ==
For the year ended December 31, 1997:
  Allowance for doubtful accounts..................     $--            26            --          26
                                                        ===            ==           ===          ==
For the year ended December 31, 1998:
  Allowance for doubtful accounts..................     $26            45           (15)         56
                                                        ===            ==           ===          ==
For the six months ended June 30, 1999:
  Allowance for doubtful accounts (unaudited)......     $56            60           (50)         66
                                                        ===            ==           ===          ==

(11) CONTINGENCY

     The Company is a defendant in various legal proceedings arising in the normal course of business. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

(12) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying combined balance sheets of USA Choice Internet Services, Co. and USA Choice Internet Services Clarion LLC (the Company) as of December 31, 1997 and 1998, and the related combined statements of operations, members' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of USA Choice Internet Service Co. and USA Choice Internet Services Clarion LLC as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Norfolk, Virginia
August 20, 1999

                       USA CHOICE INTERNET SERVICES, CO.

                            COMBINED BALANCE SHEETS
                  DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 33     50          81
  Trade receivables.........................................    11     23          43
  Prepaid expenses and other................................     2      1          --
                                                              ----    ---         ---
     Total current assets...................................    46     74         124
Property and equipment, net (notes 2 and 3).................    87     99         195
Other assets:
  Goodwill, net of accumulated amortization of $4 at June
     30, 1999 (unaudited) (note 7)..........................    --     --         120
  Other, net (notes 5 and 7)................................    --     24          57
                                                              ----    ---         ---
     Total assets...........................................  $133    197         496
                                                              ====    ===         ===
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1     41          56
  Accrued expenses..........................................     1     35          34
  Current portion of long-term debt (note 3)................     5     12          28
  Current portion of capital lease..........................    --     --           2
  Note payable to related party (note 7)....................    --     --         153
  Deferred revenue..........................................    18     46          56
                                                              ----    ---         ---
     Total current liabilities..............................    25    134         329
Long-term debt, less current portion (note 3)...............    10     17          66
Capital lease, less current portion.........................    --     --          11
                                                              ----    ---         ---
     Total liabilities......................................    35    151         406
                                                              ----    ---         ---
Minority interest (note 7)..................................    --     --          15
                                                              ----    ---         ---
Members' equity.............................................    98     46          75
                                                              ----    ---         ---
Commitments, contingencies and subsequent event (notes 6 and
  8)........................................................
                                                              ----    ---         ---
     Total liabilities and members' equity..................  $133    197         496
                                                              ====    ===         ===

See accompanying notes to combined financial statements.

                       USA CHOICE INTERNET SERVICES, CO.

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                             YEAR ENDED            ENDED
                                                            DECEMBER 31,          JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
                                                                                (UNAUDITED)
Revenue:
  Internet connectivity...............................  $ 39    168     287     122     306
  Enhanced services and other.........................    16     27      59      33      78
                                                        ----    ---     ---     ---     ---
     Total revenue....................................    55    195     346     155     384
Costs and expenses:
  Cost of Internet services...........................    36    137     212     103     210
  Selling, general and administrative.................    40     28      62      20      95
  Depreciation and amortization.......................    10     30      56      21      45
                                                        ----    ---     ---     ---     ---
     Total costs and expenses.........................    86    195     330     144     350
                                                        ----    ---     ---     ---     ---
     Income (loss) from operations....................   (31)    --      16      11      34
Other income (expenses):
  Loss on the disposition of fixed assets.............    --     --     (26)     --      --
  Interest expense....................................    --     --      (3)     (1)     (4)
                                                        ----    ---     ---     ---     ---
     Total other expense..............................    --     --     (29)     (1)     (4)
                                                        ----    ---     ---     ---     ---
     Income (loss) before minority interest...........   (31)    --     (13)     10      30
Minority interest.....................................    --     --      --      --       1
                                                        ----    ---     ---     ---     ---
     Net income (loss)................................  $(31)    --     (13)     10      29
                                                        ====    ===     ===     ===     ===
Pro Forma income tax (expense) benefit (unaudited)....  $ --     --      --      --      --
                                                        ====    ===     ===     ===     ===
Pro Forma net income (loss) (unaudited)...............  $(31)    --     (13)     10      29
                                                        ====    ===     ===     ===     ===

See accompanying notes to combined financial statements.

                       USA CHOICE INTERNET SERVICES, CO.

                     COMBINED STATEMENTS OF MEMBERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND SIX MONTHS ENDED JUNE 30, 1999
                             (AMOUNTS IN THOUSANDS)

BALANCE AT DECEMBER 31, 1995................................  $ --
Capital contribution........................................    90
Net loss....................................................   (31)
                                                              ----
BALANCE AT DECEMBER 31, 1996................................    59
Capital contribution........................................    49
Capital distribution........................................   (10)
Net income..................................................    --
                                                              ----
BALANCE AT DECEMBER 31, 1997................................    98
Capital distribution........................................   (39)
Net loss....................................................   (13)
                                                              ----
BALANCE AT DECEMBER 31, 1998................................    46
Net income (unaudited)......................................    29
                                                              ----
BALANCE AT JUNE 30, 1999 (unaudited)........................  $ 75
                                                              ====

See accompanying notes to combined financial statements.

                       USA CHOICE INTERNET SERVICES, CO.

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                                                         SIX MONTHS
                                                                    YEAR ENDED             ENDED
                                                                   DECEMBER 31,           JUNE 30,
                                                              ----------------------    ------------
                                                              1996     1997     1998    1998    1999
                                                              ----     ----     ----    ----    ----
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $(31)     --      (13)     10       29
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization...........................    10      30       56      21       45
    Loss on disposition of fixed assets.....................    --      --       26      --       --
    Minority interest in net income.........................    --      --       --      --        1
    Changes in operating assets and liabilities, excluding
       effects of business combinations:
       Trade receivables....................................    (3)     (7)     (12)    (16)     (15)
       Prepaid expenses and other...........................    (1)     (1)       1       2        1
       Accounts payable.....................................    --       1       16       6        2
       Accrued expenses.....................................     6      (5)      34      11       (8)
       Deferred revenue.....................................     5      13       28       7       10
                                                              ----     ---      ---     ---     ----
         Net cash provided by (used in) operating
           activities.......................................   (14)     31      136      41       65
                                                              ----     ---      ---     ---     ----
Cash flows from investing activities:
  Acquisition of business, net of cash acquired.............    --      --       --      --     (143)
  Acquisition of property and equipment.....................   (68)    (60)     (94)    (20)     (38)
                                                              ----     ---      ---     ---     ----
         Net cash used in investing activities..............   (68)    (60)     (94)    (20)    (181)
                                                              ----     ---      ---     ---     ----
Cash flows from financing activities:
  Proceeds from long-term debt..............................    --      16       21      15      153
  Repayments of long-term debt..............................    --      (1)      (7)     (2)      (6)
  Capital distribution......................................    --     (10)     (39)    (16)      --
  Capital contribution......................................    90      49       --      --       --
                                                              ----     ---      ---     ---     ----
         Net cash provided by (used in) financing
           activities.......................................    90      54      (25)     (3)     147
                                                              ----     ---      ---     ---     ----
         Net increase in cash and cash equivalents..........     8      25       17      18       31
Cash and cash equivalents:
  Beginning of period.......................................    --       8       33      33       50
                                                              ----     ---      ---     ---     ----
  End of period.............................................  $  8      33       50      51       81
                                                              ====     ===      ===     ===     ====

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999 (unaudited), the Company paid approximately $0, $0, $3, $1 and $2, respectively, for interest.

Non-cash transactions:

     During the year ended 1998, the Company acquired a customer list for $24 and will pay the amount in equal monthly installments in 1999. The amount payable is recorded in accounts payable. In addition, the Company entered into a capital lease for $15 in 1999.

See accompanying notes to combined financial statements.

                       USA CHOICE INTERNET SERVICES, CO.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     USA Choice Internet Services Co. ("USA Choice") was formed on January 1, 1996 as a limited liability corporation ("LLC") to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. USA Choice provides full service Internet connectivity and enhanced Internet services, including hosting web-sites. USA Choice primarily serves subscribers in and around Oil City, Pennsylvania. USA Choice commenced operations in June 1996.

     In January 1998, the owners of USA Choice established a new Internet service provider company, USA Choice Internet Services Clarion LLC ("Clarion"), to expand the geographic area in which they provide service. Clarion was established as an LLC in which the owners of USA Choice hold a 50% interest and an unrelated third party holds the remaining 50% interest. As designated in the Operating Agreement, Clarion is controlled by the majority stockholder of USA Choice.

     The financial statements as of and for the year ended December 31, 1998 presented herein represent the combined financial statements of USA Choice and Clarion. The 1996 and 1997 financial statements include only the results of USA Choice. USA Choice provides certain technical support to Clarion subscribers and charges Clarion for these services. These amounts have been eliminated in the combined financial statements. Hereinafter, USA Choice and Clarion will be referred to collectively as "the Company."

     Inherent in the Company's business are various risks and uncertainties including the limited history of the need for Internet access and enhanced services. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company's future success will be dependent upon its ability to raise capital, the continued acceptance of the Internet as well as the Company's ability to create and provide effective and competitive Internet services that meet customers' changing requirements. Management's operational and financial plans to address the above issues include continued focus on increasing its subscriber base and geographic coverage and obtaining equity or debt financing as needed.

(b) UNAUDITED COMBINED INTERIM FINANCIAL INFORMATION

     The interim combined financial statements of the Company as of June 30, 1999, and the combined statements of operations, members' equity and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

normal recurring adjustments necessary for the fair presentation of the combined financial position and combined results of operations and cash flows, have been included in such unaudited combined financial statements. The combined results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at December 31, 1997 and 1998.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) OTHER ASSETS

     Other assets consist of the following items: Goodwill represents the excess purchase price over the estimated fair value at the date of acquisition of the net assets acquired and is being

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

amortized using the straight-line method over a period of five years; non-compete agreement, which is being amortized using the straight-line method over a period of three years; and other assets consists of a customer list, which is being amortized over a period of one year using the straight-line method (see note 5).

(h) INCOME TAXES

     No provision for income taxes has been reflected in the financial statements as the entity is a limited liability company and all income or losses are reported on the individual members' income tax returns based on their ownership interests.

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell substantially all of the assets of the Company and concurrent with the related initial public offering of espernet.com (as more fully described in note
8), the Company's status as a limited liability corporation under the Code will automatically terminate and the Company will be subject to federal and state corporate income taxes.

     The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for the years ended December 31, 1996, 1997 and 1998.

     No Pro Forma income tax benefit is reflected in the accompanying combined statements of operations for all periods presented as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C-Corp.

(i) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Enhanced services include installation and customer set up fees which are recognized upon completion of the services.

(j) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expenses and totaled approximately $16, $2 and $10, and $2 and $6 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Fair value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of trade receivables, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments.

     The fair value of long-term debt approximates its carrying value based on the terms and interest rates except for the note payable to an individual.

     Note payable to an individual is estimated by discounting the future cash flows using current rates for similar borrowings. The fair value at December 31, 1998 is estimated to be $19.

     For each of the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 (unaudited), three vendors represented a range of 40% to 50% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statement.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 amends SFAS No. 133 to extend the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet analyzed of the impact of this pronouncement on its financial statements.

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1998 and June 30, 1999 consists of the following:

                                                              DECEMBER 31,
                                                              ------------      JUNE 30,
                                                              1997    1998        1999
                                                              ----    ----    ------------
                                                                              (UNAUDITED)
Internet access and computer equipment, including equipment
  under capital lease at June 30, 1999 (unaudited) of $15...  $128    137         257
Less accumulated depreciation...............................    41     38          62
                                                              ----    ---         ---
     Property and equipment, net............................  $ 87     99         195
                                                              ====    ===         ===

(3) DEBT

     Notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------      JUNE 30,
                                                              1997    1998        1999
                                                              ----    ----    ------------
                                                                              (UNAUDITED)
Note payable to bank, bearing interest at 9.75%, due in
  monthly installments and maturing in October 2000; secured
  by certain equipment......................................  $15      10           9
Note payable to bank, bearing interest at 9.77%, due in
  monthly installments and maturing in May 2001; secured by
  certain equipment.........................................   --      10           9
Note payable to bank, bearing interest at 9.75%, due in
  monthly installments and maturing in October 2001; secured
  by certain equipment......................................   --       9           7
Note payable to an individual, non-interest bearing, due in
  monthly installments and maturing April 2001..............   --      --          21
Note payable for non-compete, non-interest bearing; due in
  equal annual installments through 2001....................   --      --          48
                                                              ---     ---         ---
                                                               15      29          94
Less current portion........................................   (5)    (12)        (28)
                                                              ---     ---         ---
     Long-term debt, less current portion...................  $10      17          66
                                                              ===     ===         ===

     The aggregate maturities of long-term debt at December 31, 1998 are as follows: $12 in 1999, $13 in 2000, and $4 in 2001.

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) COMMITMENTS AND CONTINGENCIES

(a) LEASES

     The Company leases certain office space under a non-cancelable operating lease expiring in 2000.

     Future minimum annual lease payments for the non-cancelable operating lease as of December 31, 1998 are as follows:

1999........................................................  $ 4
2000........................................................    2
                                                              ---
                                                              $ 6
                                                              ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 (unaudited), was $0, $2, and $3, and $2 and $5, respectively.

(b) TERMINATION PENALTIES

     The Company enters into long-term telephone contracts which provide for early termination penalties. These penalties include a combination of payments of installation charges and a percentage of fees due under the contract.

(5) ACQUISITION OF CUSTOMER LIST

     In December 1998, the Company purchased the customer base of another Internet service provider which had approximately 392 subscribers. The cost of the acquisition was approximately $24, which is being amortized over a period of one year. The Company will pay equal installments of $2 per month for 12 months to the company from whom they purchased the customer list.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(7) ACQUISITION OF KEYSTONE (UNAUDITED)

     In April 1999, Lexstar Communications LLC ("Lexstar"), a company controlled by the majority member of USA Choice, acquired 510 shares, or 66%, of the stock of Keystone Internet Access, Inc. ("Keystone") for $153 in cash. The acquisition was financed by a note payable to a related party. Keystone, which began operations in September 1995, is a regional provider of Internet access in Northwest Pennsylvania. Subsequently, Lexstar acquired the remaining 34%

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

interest from one member for $30 in cash in July 1999. The financial statements of Keystone have been combined with the financial statements of USA Choice and Clarion as all three of these entities will be included in the purchase by espernet.com (see note 8).

     The acquisition has been accounted for using the purchase method, and accordingly, assets and liabilities assumed have been recorded at their estimated fair values as of April 30, 1999. As a result, Keystone's May and June results of operations have been included in the unaudited combined financial statements of the Company for the six months ended June 30, 1999. In addition, the balance sheet effected for purchase accounting has been included in the unaudited combined balance sheet at June 30, 1999.

     The acquisition cost for the purchase was allocated on the basis of the estimated fair value of assets acquired and liabilities assumed as follows:

Cash........................................................  $ 10
Accounts receivable.........................................     5
Property and equipment......................................    67
Other assets................................................     1
Covenant not-to-compete.....................................    63
Goodwill....................................................   110
Liabilities assumed.........................................   (89)
Minority interest...........................................   (14)
                                                              ----
     Cost of acquisition....................................  $153
                                                              ====

     The following unaudited pro forma combined income statement information combines the historical results of the Company with the historical results of Keystone for the year ended December 31, 1998 and the six months ended June 30, 1999, as if the transaction was consummated on January 1, 1998.

     This unaudited pro forma information does not purport to be indicative of the results that would have occurred had the transaction taken place at the beginning of the periods presented or of future results.

                                                         YEAR ENDED      SIX MONTHS
                                                        DECEMBER 31,        ENDED
                                                            1998        JUNE 30, 1999
                                                        ------------    -------------
Revenue...............................................      711              540
Net income (loss).....................................      (68)              27

     The unaudited pro forma information reflects adjustments related to additional amortization related to goodwill and a non-compete agreement, in addition to interest expense related to acquisition debt.

                       USA CHOICE INTERNET SERVICES, CO.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(8) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell substantially all of the net assets of the Company to espernet.com. The Company's owners will exchange substantially all of the assets of the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Crocker Communications Internet, a division of Crocker Communications, Inc., as of December 31, 1997 and 1998, and the related statements of operations, changes in division equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crocker Communications Internet, a division of Crocker Communications, Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Providence, Rhode Island
August 20, 1999

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)
                  DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Trade receivables, net of allowance for doubtful accounts
     of approximately $3, $8 and $9 in 1997, 1998 and 1999,
     respectively...........................................  $ 79    123         184
  Prepaid expenses and other assets.........................     2      3           1
                                                              ----    ---         ---
          Total current assets..............................    81    126         185
Property and equipment, net (note 2)........................   155    216         193
                                                              ----    ---         ---
          Total assets......................................  $236    342         378
                                                              ====    ===         ===
LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable..........................................  $ 22     52          44
  Accrued expenses..........................................    11     18           5
  Current portion of long-term debt (note 3)................    10      3           1
  Deferred revenue..........................................   143    184         230
                                                              ----    ---         ---
          Total current liabilities.........................   186    257         280
Long-term debt, less current portion (note 3)...............     4     --          --
                                                              ----    ---         ---
          Total liabilities.................................   190    257         280
Division equity.............................................    46     85          98
                                                              ----    ---         ---
          Total liabilities and division equity.............  $236    342         378
                                                              ====    ===         ===

See accompanying notes to financial statements.

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                YEAR ENDED              SIX MONTHS ENDED
                                               DECEMBER 31,                 JUNE 30,
                                           --------------------    --------------------------
                                           1996    1997    1998       1998           1999
                                           ----    ----    ----    -----------    -----------
                                                                          (UNAUDITED)
Internet connectivity revenues...........  $378    600     847         361            547
                                           ----    ---     ---         ---            ---
Costs and expenses:
  Cost of Internet services..............   209    244     377         153            245
  Selling, general and administrative....   164    260     285         133            133
  Depreciation...........................    21     34      75          29             47
                                           ----    ---     ---         ---            ---
       Total costs and expenses..........   394    538     737         315            425
                                           ----    ---     ---         ---            ---
       Income (loss) from operations.....   (16)    62     110          46            122
Other income (expenses):
  Interest expense.......................    (6)    (4)     (1)         (1)            (1)
  Other..................................    (1)    --      --          --             --
                                           ----    ---     ---         ---            ---
       Net income (loss).................  $(23)    58     109          45            121
                                           ====    ===     ===         ===            ===
Pro forma income taxes...................  $ --     24      44          18             49
                                           ====    ===     ===         ===            ===
Pro forma net income (loss)..............  $(23)    34      65          27             72
                                           ====    ===     ===         ===            ===

See accompanying notes to financial statements.

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                         STATEMENTS OF DIVISION EQUITY
                             (AMOUNTS IN THOUSANDS)
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                       AND SIX MONTHS ENDED JUNE 30, 1999

                                                              DIVISION
                                                               EQUITY
                                                              --------
BALANCE AT DECEMBER 31, 1995................................   $  (4)
Net contributions...........................................      35
Net loss....................................................     (23)
                                                               -----
BALANCE AT DECEMBER 31, 1996................................       8
Net distributions...........................................     (20)
Net income..................................................      58
                                                               -----
BALANCE AT DECEMBER 31, 1997................................      46
Net distributions...........................................     (70)
Net income..................................................     109
                                                               -----
BALANCE AT DECEMBER 31, 1998................................      85
Net distributions (unaudited)...............................    (108)
Net income (unaudited)......................................     121
                                                               -----
BALANCE AT JUNE 30, 1999 (unaudited)........................   $  98
                                                               =====

See accompanying notes to financial statements.

                        CROCKER COMMUNICATIONS INTERNET

                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                    YEAR ENDED             SIX MONTHS ENDED
                                                   DECEMBER 31,             ENDED JUNE 30,
                                               --------------------    -------------------------
                                               1996    1997    1998       1998          1999
                                               ----    ----    ----    -----------   -----------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income/(loss)..........................  $(23)    58      109         45           121
  Adjustments to reconcile net loss to net
     cash used by operating activities:
     Depreciation............................    21     34       75         29            47
     Loss on disposal of fixed assets........     1     --       --         --            --
     Provision for bad debt..................     3      5       10          3             4
     Changes in operating assets and
       liabilities:
       Trade receivables.....................   (53)   (27)     (54)       (32)          (64)
       Prepaid expenses and other current
          assets.............................    --     (2)      --         --             2
       Accounts payable......................     6      2       30         25            (8)
       Accrued expenses......................    --     11        7         14           (13)
       Deferred revenue......................    78     55       41         32            46
                                               ----    ---     ----        ---          ----
       Net cash provided by operating
          activities.........................    33    136      218        116           135
                                               ----    ---     ----        ---          ----
Cash flows from investing activities:
  Acquisition of property and equipment......   (61)   (92)    (138)       (57)          (25)
  Proceeds from sale of property and
     equipment...............................     4     --       --         --            --
                                               ----    ---     ----        ---          ----
       Net cash used in investing
          activities.........................   (57)   (92)    (138)       (57)          (25)
                                               ----    ---     ----        ---          ----
Cash flows from financing activities:
  Proceeds from note payable.................    13     --       13         13            --
  Net contributions (distributions)..........    35    (20)     (70)       (64)         (108)
  Repayments of notes payable................   (24)   (24)     (23)        (8)           (2)
                                               ----    ---     ----        ---          ----
       Net cash provided by (used in)
          financing activities...............    24    (44)     (80)       (59)         (110)
                                               ----    ---     ----        ---          ----
       Net change in cash and cash
          equivalents........................    --     --       --         --            --
  Cash at beginning of period................    --     --       --         --            --
                                               ----    ---     ----        ---          ----
  Cash at end of period......................  $ --     --       --         --            --
                                               ====    ===     ====        ===          ====

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $6, $4 and $1, and $1 and $1, respectively, for interest.

See accompanying Notes to Financial Statements.

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Crocker Communications, Inc. ("Crocker Communications") was founded in 1963 as a sole proprietorship providing telephone answering services to customers in northwestern Massachusetts. In November 1994, an Internet service business was started to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The goal of the Internet division of Crocker Communications is to provide full service Internet connectivity, including hosting web-sites, for its local area. On August 1, 1997, Crocker Communications was incorporated as a subchapter S-Corp.

     The financial statements herein are intended to present the internet service business of Crocker Communications (herein referred to as "Crocker Communications Internet" or the "Company") that is to be acquired by espernet.com, inc. ("espernet.com") pursuant to a stock exchange agreement and plan of merger dated August 3, 1999. The acquisition is contingent upon, and will be completed concurrent with, the initial public offering of espernet.com common stock. All significant interdivision and affiliated division balances and transactions have been eliminated. Significant management assumptions were made in allocating costs from Crocker Communications in order to present the balance sheets and statements of operations.

     The financial statements include expenses which have been allocated to the Company by Crocker Communications on a specific identification basis plus its allocated share of the costs associated with resources it shares with Crocker Communications. Allocations from Crocker Communications for such shared resources have been made primarily on a proportional cost method based on related revenues. Management of the Company believes these allocations are reasonable. The financial statements of the Company do not necessarily reflect the results of operations or financial position that would have existed had the Company been an independent company.

     The accompanying financial statements do not reflect adjustments to the valuation of assets or for the recognition of liabilities that may be required as a consequence of the aforementioned transaction.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity (deficit) and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH

     Separate cash accounts are not maintained for the internet and answering service divisions of Crocker Communications. Consequently, for purpose of preparation of the accompanying financial statements, net cash generated or used by Internet operations have been reported as net division contributions/ distributions. Therefore, the net cash balance presented in the accompanying balance sheets is zero.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using double-declining and straight-line methods over the estimated useful lives of the related assets, generally three years.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $16, $33 and $33, and $17 and $20 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed of the impact of this pronouncement on its financial statements.

(j) INCOME TAXES

     The company has elected S-Corp status under the Internal Revenue Code effective August 1, 1997. As an S-Corp, the Company is generally not subject to federal income taxes since its operating results are included in the tax returns of its individual stockholders. The Company is directly liable for state income and franchise taxes in certain jurisdictions.

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The Pro Forma income tax information included in the statements of operations is presented in accordance SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and certain state income taxes for all periods presented herein.

(2) PROPERTY AND EQUIPMENT

     Property and equipment are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................  $170    $306       $329
Less accumulated depreciation...............................    15      90        136
                                                              ----    ----       ----
          Total.............................................  $155    $216       $193
                                                              ====    ====       ====

(3) DEBT

     Long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Note payable to bank, bearing interest at 1.5% above prime,
  due in 1998...............................................     6     --          --
Note payable to bank, bearing interest at 1.5% above prime,
  due in 1999...............................................     8      3           1
                                                              ----    ---         ---
                                                                14      3           1
Less current portion........................................   (10)    (3)         (1)
                                                              ----    ---         ---
       Long-term debt, less current portion.................  $  4    $--         $--
                                                              ====    ===         ===

     The loans are secured by substantially all the assets of Crocker Communications, Inc., including the assets of the internet and answering service divisions. The prime rate at June 30, 1999 was 7.75%.

(4) LEASES

     The Company leases office space and certain phone lines under noncancelable operating leases. Total lease expense for the years ended December 31, 1996, 1997 and 1998 and the six month ended June 30, 1998 and 1999 were approximately $17, $36, and $36, and $18 and $18, respectively.

                        CROCKER COMMUNICATIONS INTERNET
                  (A DIVISION OF CROCKER COMMUNICATIONS, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under these noncancelable operating leases as of December 31, 1998 are as follows:

                                                                OPERATING
                                                                  LEASE
                                                                ---------
1999........................................................       $36
2000........................................................        30
2001........................................................        15
2002........................................................        --
2003........................................................        --

     In addition, the Company leases phone lines and related operating space from various providers on a month-to-month basis. Total expense related to these leases for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 were approximately $37, $71, and $102, and $39 and $39, respectively.

     The Company leases certain office space from the sole shareholder of the Company on a month to month basis. The annual rental is $5 which the Company believes approximates fair market value.

(5) EMPLOYEE BENEFIT PLAN

     In 1998, the Company established a non-contributory, defined contribution retirement plan (the "Plan") for all full time employees. The Company may make discretionary contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company contributed approximately $8 on behalf of the employees of its Internet operations during the year ended December 31, 1998. No contributions were made for the period ended June 30, 1999.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of COL Networks, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COL Networks, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                       /s/ KPMG LLP

Richmond, Virginia
August 13, 1999

                               COL NETWORKS, INC.

                                 BALANCE SHEETS
                  DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 60     28          66
  Receivables:
     Trade..................................................    15     17          26
     Stockholder (note 6)...................................    12    117         156
  Prepaid expenses..........................................     1     17          12
                                                              ----    ---         ---
       Total current assets.................................    88    179         260
Equipment (including amounts related to capital leases of
  $32, $57 and $49, respectively), net of accumulated
  depreciation of $13, $42, and $77, respectively (note
  5)........................................................    70    173         323
Goodwill, net of accumulated amortization of $3 at June 30,
  1999 (note 3).............................................    --     --         212
                                                              ----    ---         ---
       Total assets.........................................  $158    352         795
                                                              ====    ===         ===
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accrued expenses (note 2).................................  $ 13     11          42
  Accrued interest..........................................    --     --           4
  Line of credit and current portion of long-term debt (note
     4).....................................................    --     --         104
  Current portion of capital lease obligations (note 5).....     9     22          25
  Deferred revenue..........................................    25     60          93
                                                              ----    ---         ---
       Total current liabilities............................    47     93         268
Long-term debt, less current portion (note 4)...............    --     --         231
Capital lease obligations, less current portion (note 5)....    22     29          16
                                                              ----    ---         ---
       Total liabilities....................................    69    122         515
                                                              ----    ---         ---
Stockholder's equity (note 3):
  Common stock, no par value, 100,000 shares authorized,
     1,000 shares issued and outstanding....................    --     --          --
  Additional paid-in capital................................     1      1           1
  Retained earnings.........................................    88    229         279
                                                              ----    ---         ---
       Total stockholder's equity...........................    89    230         280
                                                              ----    ---         ---
Commitments and subsequent event (notes 5 and 7)............
                                                              ----    ---         ---
       Total liabilities and stockholder's equity...........  $158    352         795
                                                              ====    ===         ===

See accompanying notes to financial statements.

                               COL NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                YEAR ENDED              SIX MONTHS ENDED
                                               DECEMBER 31,                 JUNE 30,
                                           --------------------    --------------------------
                                           1996    1997    1998       1998           1999
                                           ----    ----    ----    -----------    -----------
                                                                          (UNAUDITED)
Revenue:
  Internet connectivity................    $ 63    320     798         325            711
  Enhanced services and other..........      42    113     176          49            101
                                           ----    ---     ---         ---            ---
     Total revenue.....................     105    433     974         374            812
Costs and expenses:
  Cost of Internet services............      29    135     356         145            331
  Cost of goods sold...................      39    103     160          45             92
  Selling, general and
     administrative....................      22    107     280         115            292
  Depreciation and amortization........       3     10      29          10             38
                                           ----    ---     ---         ---            ---
     Total costs and expenses..........      93    355     825         315            753
                                           ----    ---     ---         ---            ---
     Income from operations............      12     78     149          59             59
Interest expense.......................      --      2       8           4              9
                                           ----    ---     ---         ---            ---
     Net income........................    $ 12     76     141          55             50
                                           ====    ===     ===         ===            ===
Pro Forma income tax expense
  (unaudited)..........................    $  1     13      37           8              3
                                           ====    ===     ===         ===            ===
Pro Forma net income (unaudited).......    $ 11     63     104          47             47
                                           ====    ===     ===         ===            ===

See accompanying notes to financial statements.

                               COL NETWORKS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                       AND SIX MONTHS ENDED JUNE 30, 1999
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                ADDITIONAL
                                                                 PAID-IN     RETAINED
                                              SHARES   AMOUNT    CAPITAL     EARNINGS   TOTAL
                                              ------   ------   ----------   --------   -----
Balance at December 31, 1995................     --      $--        --          --        --
Issuance of common stock for cash...........  1,000      --          1          --         1
Net income..................................     --      --         --          12        12
                                              -----      --         --         ---       ---
Balance at December 31, 1996................  1,000      --          1          12        13
Net income..................................     --      --         --          76        76
                                              -----      --         --         ---       ---
Balance at December 31, 1997................  1,000      --          1          88        89
Net income..................................     --      --         --         141       141
                                              -----      --         --         ---       ---
Balance at December 31, 1998................  1,000      --          1         229       230
Net income (unaudited)......................     --      --         --          50        50
                                              -----      --         --         ---       ---
Balance at June 30, 1999
  (unaudited)...............................  1,000      $--         1         279       280
                                              =====      ==         ==         ===       ===

See accompanying notes to financial statements.

                               COL NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                             (AMOUNTS IN THOUSANDS)

                                                                 YEAR ENDED           SIX MONTHS ENDED
                                                                DECEMBER 31,              JUNE 30,
                                                             ------------------   -------------------------
                                                             1996   1997   1998      1998          1999
                                                             ----   ----   ----   -----------   -----------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income...............................................  $ 12    76     141        55            50
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................     3    10      29        10            38
     Changes in operating assets and liabilities,
       increasing (decreasing) cash flows from operating
       activities:
       Receivables.........................................    (1)  (26)   (107)      (60)          (48)
       Prepaid expenses....................................    (2)    1     (16)       (6)            5
       Accrued expenses....................................     2    11      (2)        1            31
       Accrued interest....................................    --    --      --        --             4
       Deferred revenue....................................     9    16      35        11            33
                                                             ----   ---    ----       ---          ----
          Net cash provided by operating activities........    23    88      80        11           113
                                                             ----   ---    ----       ---          ----
Cash flows from investing activities:
  Acquisition of equipment.................................   (22)  (26)    (94)      (20)          (40)
  Acquisition of business..................................    --    --      --        --           (75)
                                                             ----   ---    ----       ---          ----
          Net cash used in investing activities............   (22)  (26)    (94)      (20)         (115)
                                                             ----   ---    ----       ---          ----
Cash flows from financing activities:
  Net borrowings under line of credit......................    --    --      --        --            50
  Repayments of capital lease obligations..................    --    (4)    (18)       (8)          (10)
  Proceeds from issuance of common stock, net of issuance
     costs.................................................     1    --      --        --            --
                                                             ----   ---    ----       ---          ----
          Net cash provided by (used in) financing
            activities.....................................     1    (4)    (18)       (8)           40
                                                             ----   ---    ----       ---          ----
          Net increase (decrease) in cash..................     2    58     (32)      (17)           38
Cash:
  Beginning period.........................................    --     2      60        60            28
                                                             ----   ---    ----       ---          ----
  End of period............................................  $  2    60      28        43            66
                                                             ====   ===    ====       ===          ====
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.................  $ --     2       8         4             5
                                                             ====   ===    ====       ===          ====
Supplemental disclosure of non-cash financing activities:
  Equipment acquired under capital lease obligations.......  $ --    35      38        38            --
                                                             ====   ===    ====       ===          ====
  Promissory note issued in connection with business
     acquisition...........................................  $ --    --      --        --           285
                                                             ====   ===    ====       ===          ====

See accompanying notes to financial statements.

                               COL NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     COL Networks, Inc. (the "Company") was incorporated as a Subchapter S-Corp in the state of North Carolina on March 10, 1998. Prior to incorporation, the Company was operating as a sole proprietorship formed in 1996. All assets and liabilities of the sole proprietorship were contributed to the Company upon incorporation and recorded at historical cost. The Company provides internet access and other enhanced Internet services primarily to customers in North Carolina.

     Inherent in the Company's business are various risks and uncertainties. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim balance sheet of the Company as of June 30, 1999, and the statements of operations, stockholder's equity, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) EQUIPMENT

     Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(d) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment

                               COL NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(e) INCOME TAXES

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the outstanding stock of the Company and concurrent with the related initial public offering of espernet.com (as more fully described in note 7), the Company's status as an S Corp. under the Code will automatically terminate and normal federal and state corporate income tax rates will apply. The Pro Forma effect is included in the statements of operations.

     Future tax rates will be based on espernet.com's effective tax rates.

(f) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

(g) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative and totaled approximately $1, $3, $9, $4 and $10 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(h) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary disclosures are made in accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of trade receivables, prepaid expenses, accrued expenses, and the line of credit approximate their fair value due to the short maturity of these instruments.

                               COL NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) CONCENTRATION OF CREDIT RISK

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(k) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               COL NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) ACCRUED EXPENSES

     Accrued expenses as of December 31, 1997 and 1998 and June 30, 1999 consist of the following:

                                                         DECEMBER 31,
                                                         ------------     JUNE 30,
                                                         1997    1998       1999
                                                         ----    ----    -----------
                                                                         (UNAUDITED)
Telephone expenses.....................................  $11     $--         $20
Taxes (sales & employee withholding)...................    1       5           7
Operating supplies.....................................    1      --           2
Hardware...............................................   --       6          13
                                                         ---     ---         ---
                                                         $13     $11         $42
                                                         ===     ===         ===

(3) BUSINESS COMBINATION

     On April 30, 1999, the Company acquired all the outstanding common stock of Alphanet South, Inc. ("Alphanet") for $75 in cash and $285 in a promissory note (the "Note"). Alphanet is based in North Carolina and is engaged in providing a range of Internet services. The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of Alphanet have been included in the Company's financial statements since April 30, 1999. The excess of the purchase price over the fair value of the net identifiable assets acquired of $215 has been recorded as goodwill and is being amortized on a straight-line basis over ten years.

     Pursuant to the acquisition of Alphanet, the Company entered into a Stock Escrow Agreement (the "Escrow Agreement") dated April 29, 1999. The Escrow Agreement secures the obligations of the Company, as they relate to the Note, by a pledge and grant of security interest in twenty-five percent of the outstanding common stock of the Company.

     The following unaudited Pro Forma financial information presents the combined results of operations of the Company and Alphanet as if the acquisition had occurred as of the beginning of 1997 and 1998, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense and increased interest expense on debt related to the acquisition. The Pro Forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and Alphanet constituted a single entity during such periods.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1998
                                                              ----    ------
                                                               (UNAUDITED)
Revenue.....................................................  $883    $1,614
                                                              ====    ======
Net income..................................................  $ 92    $  200
                                                              ====    ======

                               COL NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) LONG-TERM DEBT AND LINE OF CREDIT

     Long-term debt consists of the following as of June 30, 1999:

                                                                JUNE 30,
                                                                  1999
                                                              ------------
                                                              (UNAUDITED)
Promissory note payable in annual installments of $70
  including interest at 7.75%, final payment due December
  31, 2003, secured by a Stock Escrow Agreement (Note 3)....      $285
Less current portion........................................        54
                                                                  ----
  Long-term debt, less current portion......................      $231
                                                                  ====

     As of June 30, 1999, the maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31,                                                  AMOUNT
- ------------                                                  ------
1999........................................................   $54
2000........................................................    51
2001........................................................    55
2002........................................................    60
2003........................................................    65

     In 1999, the Company entered into a one year financing agreement with a commercial bank that permits the Company to borrow up to $50 at the bank's prime rate (8% at June 30, 1999) plus .5% rate of interest, with interest paid monthly. At June 30, 1999, the outstanding debt associated with this line of credit was $50. The line of credit is personally guaranteed by the sole stockholder of the Company.

(5) LEASES

     The Company leases certain computer equipment under capital leases, and office equipment and office space under noncancelable operating leases expiring at various dates through 2001.

                               COL NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1999........................................................    $28         $10
2000........................................................     28           2
2001........................................................      5          --
                                                                ---         ---
  Total minimum payments....................................     61         $12
                                                                            ===
Less amount representing interest...........................     10
                                                                ---
  Present value of net minimum lease payments...............     51
Less current portion........................................     22
                                                                ---
                                                                $29
                                                                ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $3, $13, $19, $9 and $40, respectively.

(6) RELATED PARTY

     The Company paid certain personal expenses on behalf of its sole stockholder resulting in receivables at December 31, 1997 and 1998 and June 30, 1999 of $12, $117 and $156, respectively. These expenses typically include the payment of personal income taxes, purchase of vehicles for personal use and purchase of personal investments.

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Perigee.net Corporation (the Company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perigee.net Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Norfolk, Virginia
August 6, 1999

                            PERIGEE.NET CORPORATION

                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)
                  DECEMBER 31, 1997 AND 1998 AND JUNE 30, 1999

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Trade receivables.........................................  $ 45     18           6
  Investments...............................................     9      2           1
  Prepaid expenses..........................................     1      1           1
                                                              ----    ---         ---
     Total current assets...................................    55     21           8
Property and equipment, net (note 2)........................    87     90          61
                                                              ----    ---         ---
     Total assets...........................................  $142    111          69
                                                              ====    ===         ===
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 16     40          37
  Bank overdraft............................................    38      4           9
  Line of credit (note 3)...................................    35     32          11
  Other current liabilities.................................     8      8           6
  Deferred revenue..........................................    15     30          25
                                                              ----    ---         ---
     Total liabilities......................................   112    114          88
Stockholders' equity (deficit):
  Common stock, no par value, 100,000 shares authorized,
     issued and outstanding at December 31, 1997 and 1998,
     and June 30, 1999......................................    --     --          --
  Additional paid-in capital................................    69     32          13
  Retained earnings (deficit)...............................   (39)   (35)        (32)
                                                              ----    ---         ---
     Total stockholders' equity (deficit)...................    30     (3)        (19)
                                                              ----    ---         ---
Commitments and contingencies (notes 4 and 7)...............
                                                              ----    ---         ---
     Total liabilities and stockholders' equity (deficit)...  $142    111          69
                                                              ====    ===         ===

See accompanying notes to financial statements.

                            PERIGEE.NET CORPORATION

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                     YEAR ENDED           SIX MONTHS ENDED
                                                    DECEMBER 31,              JUNE 30,
                                                 ------------------   -------------------------
                                                 1996   1997   1998      1998          1999
                                                 ----   ----   ----   -----------   -----------
                                                                             (UNAUDITED)
Revenues:
  Internet connectivity........................  $ 54   284    497        230           307
  Enhanced services and other..................    50   184     18         12            --
                                                 ----   ---    ---        ---           ---
     Total revenue.............................   104   468    515        242           307
Costs and expenses:
  Cost of Internet services....................    62   215    271        140           153
  Selling, general and administrative..........    65   222    165         78            74
  Depreciation.................................    10    35     52         23            34
                                                 ----   ---    ---        ---           ---
     Total costs and expenses..................   137   472    488        241           261
                                                 ----   ---    ---        ---           ---
     Income (loss) from operations.............   (33)   (4)    27          1            46
Other income (expenses):
  Interest expense.............................    (1)   (1)    (1)        (1)           (1)
  Investment income (loss).....................   (13)    2    (22)        (4)           (2)
  Other........................................    --    (1)    --         --             3
                                                 ----   ---    ---        ---           ---
     Total other expense.......................   (14)   --    (23)        (5)           --
                                                 ----   ---    ---        ---           ---
     Net income (loss).........................  $(47)   (4)     4         (4)           46
                                                 ====   ===    ===        ===           ===
Pro forma income tax expense...................  $ --    --     --         --           (16)
                                                 ====   ===    ===        ===           ===
Pro forma net income (loss)....................  $(47)   (4)     4         (4)           30
                                                 ====   ===    ===        ===           ===

See accompanying notes to financial statements.

                            PERIGEE.NET CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                       AND SIX MONTHS ENDED JUNE 30, 1999

                                                                 ADDITIONAL   RETAINED
                                                                  PAID-IN     EARNINGS
                                            SHARES     AMOUNT     CAPITAL     (DEFICIT)   TOTAL
                                            -------   --------   ----------   ---------   -----
BALANCE AT DECEMBER 31, 1995..............  100,000   $     --        1           12        13
Capital contribution......................       --         --       82           --        82
Capital distribution......................       --         --      (34)          --       (34)
Net loss..................................       --         --       --          (47)      (47)
                                            -------   --------      ---          ---       ---
BALANCE AT DECEMBER 31, 1996..............  100,000         --       49          (35)       14
Capital contribution......................       --         --       51           --        51
Capital distribution......................       --         --      (31)          --       (31)
Net loss..................................       --         --       --           (4)       (4)
                                            -------   --------      ---          ---       ---
BALANCE AT DECEMBER 31, 1997..............  100,000         --       69          (39)       30
Capital distribution......................       --         --      (37)          --       (37)
Net income................................       --         --       --            4         4
                                            -------   --------      ---          ---       ---
BALANCE AT DECEMBER 31, 1998..............  100,000         --       32          (35)       (3)
Capital distribution (unaudited)..........       --         --      (19)         (43)      (62)
Net income (unaudited)....................       --         --       --           46        46
                                            -------   --------      ---          ---       ---
BALANCE AT JUNE 30, 1999 (unaudited)......  100,000   $     --       13          (32)      (19)
                                            =======   ========      ===          ===       ===

See accompanying notes to financial statements.

                            PERIGEE.NET CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                                          YEAR ENDED           SIX MONTHS ENDED
                                                         DECEMBER 31,              JUNE 30,
                                                      ------------------   -------------------------
                                                      1996   1997   1998      1998          1999
                                                      ----   ----   ----   -----------   -----------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................  $(47)   (4)     4         (4)           46
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation...................................    10    35     52         23            34
     Gain on sale of property and equipment.........    --    --     --         --            (3)
     Changes in operating assets and liabilities,
       increasing (decreasing) cash flows from
       operating activities:
       Trade receivables............................     5   (28)    27         34            12
       Investments..................................    (6)   (2)     7        (16)            1
       Prepaid expenses.............................     2    --     --         --            --
       Accounts payable.............................     9    (8)    24         25            (3)
       Other current liabilities....................     2     7     --         (4)           (2)
       Deferred revenue.............................     2    12     15          8            (5)
                                                      ----   ---    ---        ---           ---
          Net cash provided by (used in) operating
             activities.............................   (23)   12    129         66            80
                                                      ----   ---    ---        ---           ---
Cash flows from investing activities:
  Purchase of property and equipment................   (44)  (86)   (55)       (16)          (14)
  Proceeds from sale of property and equipment......    --    --     --         --            12
                                                      ----   ---    ---        ---           ---
          Net cash used in investing activities.....   (44)  (86)   (55)       (16)           (2)
                                                      ----   ---    ---        ---           ---
Cash flows from financing activities:
  Net borrowings (payments) under line of credit....    --    35     (3)       (13)          (21)
  Bank overdraft....................................    19    19    (34)       (37)            5
  Capital distributions.............................   (34)  (31)   (37)        --           (62)
  Capital contributions.............................    82    51     --         --            --
                                                      ----   ---    ---        ---           ---
          Net cash provided by (used in) financing
             activities.............................    67    74    (74)       (50)          (78)
                                                      ----   ---    ---        ---           ---
          Net increase (decrease) in cash and cash
             equivalents............................    --    --     --         --            --
Cash and cash equivalents:
  Beginning of period...............................    --    --     --         --            --
                                                      ----   ---    ---        ---           ---
  End of period.....................................  $ --    --     --         --            --
                                                      ====   ===    ===        ===           ===

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $1 in each period, respectively, for interest.

See accompanying notes to financial statements.

                            PERIGEE.NET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Perigee.net Corporation was incorporated on January 6, 1999 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The Company provides full service Internet connectivity and enhanced Internet services, including hosting web-sites. The Company primarily serves subscribers in and around Charlotte, North Carolina.

     Prior to January 1, 1999, Perigee.net Corporation operated as Perigee Inc. Perigee Inc. was incorporated on November 17, 1994 and operated initially offering information technology consulting services. Perigee Inc. commenced Internet service operations in April 1996. The net assets of Perigee Inc. were transferred to Perigee.net Corporation effective January 1, 1999. On August 4, 1999, Perigee Inc. was merged with Perigee.net Corporation and the outstanding shares in Perigee, Inc. were canceled. The owners of Perigee.net Corporation are the same as those of Perigee Inc. Hereinafter, Perigee Inc. and Perigee.net Corporation will be referred to collectively as the "Company" (see note 7).

     Inherent in the Company's business are various risks and uncertainties including the limited history of the need for Internet access and enhanced services. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company's current liabilities have exceeded its current assets since inception. The Company's future success will be dependent upon its ability to raise capital, the continued acceptance of the Internet as well as the Company's ability to create and provide effective and competitive Internet services that meet customers' changing requirements. Management's operational and financial plans to address the above issues include continued focus on increasing its subscriber base and geographic coverage and obtaining equity or debt financing as needed.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

                            PERIGEE.NET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at December 31, 1997 and 1998.

(e) INVESTMENTS

     The Company accounts for its investments using Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Marketable securities have been classified as trading and are carried at fair value, with unrealized holding gains and losses reflected in earnings.

(f) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of it long-lived assets under the provisions of SFAS No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less cost to sell.

(h) INCOME TAXES

     Historically, the Company has elected to be taxed using provisions of subchapter S of the Internal Revenue Code (the "Code"). Under subchapter S provisions of the Code, the stockholders include the Company's corporate income in their personal tax returns. Accordingly,

                            PERIGEE.NET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

the Company was not subject to federal and state corporate income tax during the periods for which it was an S-Corp.

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the outstanding stock of the Company and concurrent with the related initial public offering of espernet.com (as more fully described in note 7), the Company's status as an S-Corp. under the Code will automatically terminate and the Company will be subject to federal and state corporate income taxes.

     The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for the years ended December 31, 1996, 1997 and 1998.

     No Pro Forma income tax benefit is reflected in the accompanying statements of operations as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C-Corp.

(i) REVENUE RECOGNITION

     Revenue related to Internet connectivity services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

(j) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expenses and totaled approximately $21, $65 and $88, and $42 and $41 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Fair value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of trade receivables, investments, prepaid expenses, accounts payable, line of credit and other current liabilities approximate fair value due to the short maturity of these instruments.

                            PERIGEE.NET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     For each of the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 (unaudited), three vendors ranged from approximately 40% to 50% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 amends SFAS No. 133 to extend the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1998 and June 30, 1999 consists of the following:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................  $133    188         168
Less accumulated depreciation...............................    46     98         107
                                                              ----    ---         ---
     Property and equipment, net............................  $ 87     90          61
                                                              ====    ===         ===

(3) LINE OF CREDIT

     The Company had available a $35 line of credit at December 31, 1997 and 1998 and June 30, 1999. The line of credit bears interest at the bank's prime rate plus 2% and is due on demand. The bank's prime rate at December 31, 1998 was 7.75%. The Company had $35, $32 and $11

                            PERIGEE.NET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

outstanding under the line of credit at December 31, 1997 and 1998, and June 30, 1999 (unaudited), respectively. The line of credit is personally guaranteed by the stockholders of the Company.

(4) COMMITMENTS AND CONTINGENCIES

(a) LEASES

     The Company leases a motor vehicle and office space under noncancelable operating leases expiring at various dates through 2000.

     Future minimum annual lease payments under noncancelable operating leases as of December 31, 1998 are as follows:

1999...............................................    $ 9
2000...............................................      4
                                                       ---
     Total minimum payments........................    $13
                                                       ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 (unaudited) was $1, $15 and $17, and $9 and $8, respectively. (See note 5 for related party lease information.)

(b) TERMINATION PENALTIES

     The Company enters into long-term telephone contracts which provide for early termination penalties. These penalties include a combination of payments of installation charges and a percentage of fees due under the contract. The Company paid approximately $29 of termination fees in the six months ended June 30, 1999 (unaudited).

(5) RELATED PARTY TRANSACTIONS

     The Company leases office space from the brother of the Company's president and majority stockholder. Rent expense for this lease for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 (unaudited) was $1, $10 and $10, and $5 and $5, respectively.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.

(7) SUBSEQUENT EVENT

     Effective August 4, 1999, each outstanding share of Perigee Inc. was converted into and exchanged for one share of Perigee.net Corporation. The financial results reported in 1997 and 1998 represent the results of Perigee Inc.

                            PERIGEE.NET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, Inc.:

     We have audited the accompanying balance sheets of DuplinNet Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the period May 16, 1996 (inception) to December 31, 1996 and each of the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DuplinNet Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period May 16, 1996 (inception) to December 31, 1996 and for each of the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Charlotte, North Carolina
August 19, 1999

                             DUPLINNET CORPORATION

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 13      15         27
                                                              ----    ----       ----
     Total current assets...................................    13      15         27
Equipment, net (notes 2 and 3)..............................    68     119        129
                                                              ----    ----       ----
     Total assets...........................................  $ 81     134        156
                                                              ====    ====       ====
STOCKHOLDERS' EQUITY
Stockholders' equity:
Common stock, $100 par value. Authorized 1,000 shares,
  issued and outstanding 200 shares in 1998 and 1997 and 100
  shares in 1999 (unaudited)................................    20      20         10
Additional paid-in capital..................................    69      69         79
(Accumulated deficit) retained earnings.....................    (8)     45         67
                                                              ----    ----       ----
     Total stockholders' equity.............................  $ 81     134        156
                                                              ====    ====       ====

See accompanying notes to financial statements.

                             DUPLINNET CORPORATION
                            STATEMENTS OF OPERATIONS
                             (AMOUNT IN THOUSANDS)

                                                        YEARS ENDED
                                       MAY 16, 1996       DECEMBER           SIX MONTHS ENDED
                                      (INCEPTION) TO        31,                  JUNE 30,
                                       DECEMBER 31,     ------------    --------------------------
                                           1996         1997    1998       1998           1999
                                      --------------    ----    ----    -----------    -----------
                                                                               (UNAUDITED)
Internet connection revenue.........       $ 19          88     201         83             156
                                           ----          --     ---         --             ---
Costs and expenses:
  Cost of Internet services.........         32          64     110         42              89
  Selling, general and
     administrative.................          2           1      10          4              27
  Depreciation and amortization.....          4          12      28         13              18
                                           ----          --     ---         --             ---
     Total costs and expenses.......         38          77     148         59             134
                                           ----          --     ---         --             ---
     Net (loss) income..............       $(19)         11      53         24              22
                                           ====          ==     ===         ==             ===
Pro Forma income taxes (note
  4)(unaudited).....................       $ (4)          2      11          5               5
                                           ====          ==     ===         ==             ===
Pro Forma net (loss) income (note 4)
  (unaudited).......................       $(15)          9      42         19              17
                                           ====          ==     ===         ==             ===

See accompanying notes to financial statements.

                             DUPLINNET CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  (AMOUNT IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                      (ACCUMULATED
                                                        ADDITIONAL      DEFICIT)
                                              COMMON     PAID-IN        RETAINED
                                              STOCK      CAPITAL        EARNINGS      TOTAL
                                              ------    ----------    ------------    -----
BALANCE AT MAY 16, 1996...................     $ --         --             --           --
Issuance of 200 shares of common stock for
  $24 cash and $18 equipment..............       20         22             --           42
Net loss..................................       --         --            (19)         (19)
                                               ----        ---            ---         ----
BALANCE AT DECEMBER 31, 1996..............       20         22            (19)          23
Stockholders' contribution................       --         47             --           47
Net income................................       --         --             11           11
                                               ----        ---            ---         ----
BALANCE AT DECEMBER 31, 1997..............       20         69             (8)          81
Net income................................       --         --             53           53
                                               ----        ---            ---         ----
BALANCE AT DECEMBER 31, 1998..............       20         69             45          134
Stockholder contribution (note 5)
  (unaudited).............................       --        100             --          100
Purchase of 100 shares of common stock for
  $100 (note 5) (unaudited)...............      (10)       (90)            --         (100)
Net income (unaudited)....................       --         --             22           22
                                               ----        ---            ---         ----
BALANCE AT JUNE 30, 1999
  (unaudited).............................     $ 10         79             67          156
                                               ====        ===            ===         ====

See accompanying notes to financial statements.

                             DUPLINNET CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (AMOUNT IN THOUSANDS)

                                            MAY 16, 1996    YEARS ENDED        SIX MONTHS ENDED
                                           (INCEPTION) TO   DECEMBER 31,           JUNE 30,
                                            DECEMBER 31,    ------------   -------------------------
                                                1996        1997    1998      1998          1999
                                           --------------   ----    ----   -----------   -----------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income......................       $(19)        11      53         24            22
  Adjustments to reconcile net (loss)
     income to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.......          4         12      28         13            18
     Increase (decrease) in trade
       accounts payable..................         25        (25)     --         --            --
                                                ----        ---     ---        ---          ----
       Net cash provided by (used in)
          operating activities...........         10         (2)     81         37            40
                                                ----        ---     ---        ---          ----
Cash flows from investing activities:
  Purchase of equipment..................        (22)       (13)    (79)       (63)          (28)
                                                ----        ---     ---        ---          ----
       Net cash used in investing
          activities.....................        (22)       (13)    (79)       (63)          (28)
                                                ----        ---     ---        ---          ----
Cash flows from financing activities:
  Contributions from stockholders........         24         16      --         --            --
  Proceeds from stockholder
     contribution........................         --         --      23         23           100
  Purchase of common stock...............         --         --      --         --          (100)
  Payments of stockholder loans..........         --         --     (23)        --            --
                                                ----        ---     ---        ---          ----
       Net cash provided by financing
          activities.....................         24         16      --         23            --
                                                ----        ---     ---        ---          ----
Net increase (decrease) in cash..........         12          1       2         (3)           12
Cash at beginning of period..............         --         12      13         13            15
                                                ----        ---     ---        ---          ----
Cash at end of period....................       $ 12         13      15         10            27
                                                ====        ===     ===        ===          ====
Non-cash investing and financing activities:
  During the period from May 16, 1996 (inception) to December 31, 1996 and the year ended December
  31, 1997, the stockholders contributed $18 and $31, respectively, of equipment to the Company.

See accompanying notes to financial statements.

                             DUPLINNET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                  (AMOUNT IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     DuplinNet Corporation (the "Company") is a locally-owned and operated internet service provider located in Kenansville, North Carolina. The Company was incorporated on May 16, 1996 and provides dial-up internet access for home or business.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Equipment is stated at cost. Depreciation is calculated using an accelerated method over the estimated useful lives of the related assets, which has been estimated to be five years.

                             DUPLINNET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the discounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of intangible assets is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company elected on January 1, 1997 to be treated as an S-Corp under the provisions of the Internal Revenue Code. Under these provisions, the Company is not liable for federal or state income taxes. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. Accordingly, there is no provision for income taxes recorded in the Company's financial statements.

     The unaudited proforma income tax information included in the statements of operations and Note 4 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for the years ended December 31, 1998 and 1997 and for the period from May 16, 1996 (inception) to December 31, 1996.

     SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Activation fee revenue is recognized at the point that the customer has the ability to obtain Internet Services from the Company.

(h) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense and totaled approximately $2 for the period May 16, 1996 (inception) to December 31, 1996, $0 and $7 for the years ended December 31, 1997 and 1998, respectively, and $7 for the six months ending June 30, 1999.

                             DUPLINNET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) RELATED PARTY TRANSACTIONS

     The Company rents its office space on a month-to-month basis from a stockholder of the Company. Rent expense for 1996, 1997 and 1998 was $0, $0 and $1, respectively.

     The Company purchases computer equipment from Global Systems, Inc., which is owned and operated by a stockholder. Equipment purchases from Global Systems, Inc. for the period May 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 were $0, $13, and $72, respectively.

     No salary expense is included in the financial statements for the period from May 16, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 as the stockholders employed by the Company did not receive any salary.

(3) EQUIPMENT

     Equipment consists of the following:

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----    --------
Computer equipment..........................................  $84     163       191
Less accumulated depreciation...............................   16      44        62
                                                              ---     ---       ---
                                                              $68     119       129
                                                              ===     ===       ===

                             DUPLINNET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) INCOME TAXES (UNAUDITED)

     The following displays the pro-forma income tax effects as if the Company had been treated as a taxable Corporation for the respective periods.

     Income tax expense consists of the following:

                                                                 DECEMBER 31,
                                                             ---------------------    JUNE 30,
                                                             1996    1997     1998      1999
                                                             ----    -----    ----    --------
Current:
  Federal..................................................  $--      --        1         4
  State and local..........................................   --      --       --         2
                                                             ---      --       --        --
     Total current.........................................   --      --        1         6
                                                             ---      --       --        --
Deferred:
  Federal..................................................   (3)      1        7        (1)
  State and local..........................................   (1)      1        3        --
                                                             ---      --       --        --
     Total deferred........................................   (4)      2       10        (1)
                                                             ---      --       --        --
     Total income tax expense..............................  $(4)      2       11         5
                                                             ===      ==       ==        ==

     A reconciliation of income taxes computed using the statutory rates to income tax expense follows:

                                                                 DECEMBER 31,
                                                             --------------------    JUNE 30,
                                                             1996    1997    1998      1999
                                                             ----    ----    ----    --------
Statutory income tax rate..................................   15%     15%     25%       15%
Income taxes at statutory tax rate.........................  $(3)      2      13         3
Increase (decrease) in taxes resulting from:
  State and local income taxes, net of federal income tax
     benefit...............................................   (1)     --       2         2
  Benefit of lower tax bracket.............................   --      --      (4)       --
                                                             ---      --      --        --
Income tax expense.........................................  $(4)      2      11         5
                                                             ===      ==      ==        ==

                             DUPLINNET CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----    --------
Deferred tax assets:
  Net operating losses......................................  $ 5      --        --
Deferred tax liabilities:
  Equipment.................................................   (3)     (8)       (7)
                                                              ---      --        --
     Total net deferred tax (liabilities) assets............  $ 2      (8)       (7)
                                                              ===      ==        ==

(5) SUBSEQUENT EVENTS

     In June 1999, the Company received a contribution of $100 from a stockholder which was used to repurchase 100 shares of common stock from the other stockholder.

     The Company's owner has entered into an agreement whereby he will sell his ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owner will exchange his ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of WaveNet, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the period April 23, 1996 (inception) to December 31, 1996 and for each of the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WaveNet, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period April 23, 1996 (inception) to December 31, 1996 and for each of the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Charlotte, North Carolina
August 19, 1999

                                 WAVENET, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                DECEMBER 31,
                                                                ------------      JUNE 30,
                                                                1997    1998        1999
                                                                ----    ----    ------------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................    $ --       7         --
  Trade receivables.........................................       1       3          8
  Prepaid expenses..........................................       4       8          3
                                                                ----    ----        ---
     Total current assets...................................       5      18         11
Equipment, net (notes 3 and 5)..............................      72      70         66
                                                                ----    ----        ---
     Total assets...........................................    $ 77      88         77
                                                                ====    ====        ===
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................    $ 10      11         10
  Accrued expenses..........................................       5       3         10
  Line of credit and current portion of long-term debt (note
     5).....................................................      14      20          7
  Capital lease obligations (note 4)........................       9       9          9
  Deferred revenue..........................................       9      30         35
  Due to stockholders (note 2)..............................       8      20         12
                                                                ----    ----        ---
     Total current liabilities..............................      55      93         83
Capital lease obligations, less current portion (note 4)....      20      10          6
Long-term debt, less current portion (note 5)...............       8      --         --
                                                                ----    ----        ---
     Total liabilities......................................      83     103         89
                                                                ====    ====        ===
Stockholders' deficit:
  Common stock, $1 par value, authorized 400 shares, issued
     and outstanding 400 shares as of December 31, 1997 and
     1998 and June 30, 1999.................................      --      --         --
  Additional paid-in capital................................      10      10         10
  Accumulated deficit.......................................     (16)    (25)       (22)
                                                                ----    ----        ---
     Total stockholders' deficit............................      (6)    (15)       (12)
                                                                ----    ----        ---
     Total liabilities and stockholders' deficit............    $ 77      88         77
                                                                ====    ====        ===

See accompanying notes to financial statements.

                                 WAVENET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                      APRIL 23, 1996
                                      (INCEPTION) TO   YEARS ENDED         SIX MONTHS ENDED
                                       DECEMBER 31,    DECEMBER 31,            JUNE 30,
                                      --------------   ------------   --------------------------
                                           1996        1997    1998      1998           1999
                                      --------------   ----    ----   -----------    -----------
                                                                             (UNAUDITED)
Internet connection
  revenue...........................       $ 27        163     310        134            212
                                           ----        ---     ---        ---            ---
Costs and expenses:
  Cost of Internet services.........         21         68     137         61             85
  Selling, general and
     administrative.................         13         87     157         65            111
  Depreciation and amortization.....          2         10      21         11             11
                                           ----        ---     ---        ---            ---
     Total costs and expenses.......         36        165     315        137            207
                                           ----        ---     ---        ---            ---
  Income (loss) from operations.....         (9)        (2)     (5)        (3)             5
Interest expense....................          2          3       4          3              2
                                           ----        ---     ---        ---            ---
     Net income (loss)..............       $(11)        (5)     (9)        (6)             3
                                           ====        ===     ===        ===            ===
Pro Forma income taxes (note 6)
  (unaudited).......................       $ --         --      --         --             --
                                           ====        ===     ===        ===            ===
Pro Forma net income (loss) (note 6)
  (unaudited).......................       $(11)        (5)     (9)        (6)             3
                                           ====        ===     ===        ===            ===

See accompanying notes to financial statements.

                                 WAVENET, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (AMOUNTS IN THOUSANDS)

                                                            ADDITIONAL
                                                  COMMON     PAID-IN      RETAINED
                                                  STOCK      CAPITAL      EARNINGS    TOTAL
                                                  ------    ----------    --------    -----
BALANCE AT APRIL 23, 1996.......................    $--         --           --         --
Issuance of 400 shares of common stock..........    --          --           --         --
Stockholders' contribution of $5 cash and $5
  equipment.....................................    --          10           --         10
Net loss........................................    --          --          (11)       (11)
                                                    --          --          ---        ---
BALANCE AT DECEMBER 31, 1996....................    --          10          (11)        (1)
Net loss........................................    --          --           (5)        (5)
                                                    --          --          ---        ---
BALANCE AT DECEMBER 31, 1997....................    --          10          (16)        (6)
Net loss........................................    --          --           (9)        (9)
                                                    --          --          ---        ---
BALANCE AT DECEMBER 31, 1998....................    --          10          (25)       (15)
Net income (unaudited)..........................    --          --            3          3
                                                    --          --          ---        ---
BALANCE AT JUNE 30, 1999 (unaudited)............    $--         10          (22)       (12)
                                                    ==          ==          ===        ===

See accompanying notes to financial statements.

                                 WAVENET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                          APRIL 23, 1996
                                          (INCEPTION) TO   YEARS ENDED        SIX MONTHS ENDED
                                           DECEMBER 31,    DECEMBER 31,           JUNE 30,
                                          --------------   ------------   -------------------------
                                               1996        1997    1998      1998          1999
                                               ----        ----    ----   -----------   -----------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................       $(11)        (5)     (9)        (6)            3
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation and amortization......          2         10      21         11            11
     Changes in assets and liabilities:
       Trade receivables................         --         (1)     (2)        (3)           (5)
       Prepaid expenses.................        (17)        12      (4)         2             5
       Accounts payable and accrued
          expenses......................          1          9      (1)         4             6
       Deferred revenue.................          3          6      21         (1)            5
                                               ----        ---     ---        ---           ---
          Net cash provided by (used in)
            operating activities........        (22)        31      26          7            25
                                               ----        ---     ---        ---           ---
Cash flows from investing activities:
  Purchases of equipment................        (18)       (23)    (19)       (20)           (7)
                                               ----        ---     ---        ---           ---
          Net cash used in investing
            activities..................        (18)       (23)    (19)       (20)           (7)
                                               ----        ---     ---        ---           ---
Cash flows from financing activities:
  Proceeds from line of credit and notes
     payable............................         25         11      15         15            --
  Payments of notes payable.............         (2)       (12)    (17)        (9)          (13)
  Proceeds from stockholder loans.......         13          5      22         16            --
  Payments of stockholder loans.........         --        (10)    (10)        (4)           (8)
  Principal payments on capital lease
     obligations........................         --         (3)    (10)        (5)           (4)
  Contributions from stockholders.......          5         --      --         --            --
                                               ----        ---     ---        ---           ---
          Net cash provided by (used in)
            financing activities........         41         (9)     --         13           (25)
                                               ----        ---     ---        ---           ---
Net increase (decrease) in cash.........          1         (1)      7         --            (7)
Cash at beginning of period.............         --          1      --         --             7
                                               ----        ---     ---        ---           ---
Cash at end of period...................       $  1         --       7         --            --
                                               ====        ===     ===        ===           ===
Supplemental disclosure of cash flow information:
  During the period April 23, 1996 (inception) to December 31, 1996 and during the years ended
  December 31, 1997 and 1998 and during the six-month periods ended June 30, 1998 and 1999
  (unaudited), the Company paid $1, $2, $2, $2 and $2, respectively, for interest.
Non-cash investing and financing activities:
  During the year ended December 31, 1997, the Company entered into two capital leases for equipment aggregating $31.
  During 1996, the stockholders contributed $5 of equipment to the Company.

See accompanying notes to financial statements.

                                 WAVENET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     WaveNet, Inc. (the "Company") is a locally owned and operated internet service provider located in Jacksonville, North Carolina. The Company was incorporated on April 23, 1996 and provides dial-up Internet access for home or business.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Equipment is stated at cost. Depreciation is calculated using an accelerated method over the estimated useful lives of the related assets, which is estimated to be five years.

                                 WAVENET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS"), Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the discounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of intangible assets is further evaluated under the provisions of Accounting Principles Bulletin ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company has elected to be treated as an S-Corp. under the provisions of the Internal Revenue Code. Under these provisions, the Company is not liable for federal or state income taxes. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. Accordingly, there is no provision for income taxes recorded in the Company's financial statements.

     The unaudited proforma income tax information included in the statements of operations and Note 6 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for the years ended December 31, 1998 and 1997 and for the period from April 23, 1996 (inception) to December 31, 1996.

     SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operation for amounts billed relating to future periods. Activation fee revenue is recognized at the point that the customer has the ability to obtain Internet Services from the Company.

(h) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense and totaled approximately $1 for the period April 23, 1996 (inception) to December 31, 1996, $4 and $2 for the years ended December 31, 1997 and 1998, respectively, and $5 for the six months ending June 30, 1999.

                                 WAVENET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998, the fair value of the Company's financial instruments including the line of credit and long-term debt approximate their carrying value based on their terms and interest rates.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) RELATED PARTY TRANSACTIONS

     From time to time, the Company's stockholders purchase equipment and pay expenses on behalf of the Company. The stockholders deem these transactions to be temporary non-interest bearing loans to the Company, which are secured by the stockholders' underlying interests in the Company. Amounts are reimbursed to the stockholders when cash is available to the Company. The net effect of these stockholder transactions is recorded as "Due to stockholders" in the accompanying balance sheets.

                                 WAVENET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) EQUIPMENT

     Equipment consists of the following:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Computer equipment..........................................  $53      72          79
Equipment under capital leases..............................   31      31          31
                                                              ---     ---         ---
                                                               84     103         110
Less accumulated depreciation and amortization..............  (12)    (33)        (44)
                                                              ---     ---         ---
                                                              $72      70          66
                                                              ===     ===         ===

     Accumulated amortization of assets held under capital leases is $1, $7 and $11 at December 31, 1997 and 1998 and June 30, 1999, respectively.

(4) LEASE COMMITMENTS

     At December 31, 1998, future minimum annual lease commitments under non-cancelable capital lease obligations for computer equipment are as follows:

Year ending December 31:
  1999......................................................    $11
  2000......................................................      7
  2001......................................................      2
  2002......................................................      2
  2003 and beyond...........................................     --
                                                                ---
Total minimum lease payments................................     22
Less amount representing interest...........................     (3)
                                                                ---
Present value of net minimum lease payments.................     19
Less current maturities of capital lease obligations........     (9)
                                                                ---
                                                                $10
                                                                ===

                                 WAVENET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(5) LINE OF CREDIT AND LONG-TERM DEBT

     Line of credit and long-term debt consists of the following:

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998    JUNE 30, 1999
                                                              ----    ----    -------------
First Citizen capital line reserve of $10 expiring January
  5, 2000, interest at 10.00% at December 31, 1998, payable
  monthly, secured by equipment of the Company..............  $  2       6           6
First Citizens working capital loan, interest at 8.50% at
  December 31, 1998, payable monthly, paid in full April 8,
  1999, secured by an investment of a stockholder...........    --       6          --
First Citizens equipment purchase loan, interest at 9.66% at
  December 31, 1998, payable monthly, paid in full February
  22, 1999, secured by equipment of the Company.............     5       2          --
First Citizens small business loan, interest at 8.80% at
  December 31, 1998, $1 payable monthly, due July 20, 1999,
  secured by the personal vehicle of a stockholder and
  equipment of the Company..................................    15       6           1
                                                              ----    ----        ----
                                                                22      20           7
Less current maturities.....................................   (14)    (20)         (7)
                                                              ----    ----        ----
Total long term debt, less current portion..................  $  8      --          --
                                                              ====    ====        ====

                                 WAVENET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(6) INCOME TAXES (UNAUDITED)

     The following displays the Pro Forma income tax effects as if the Company had been treated as a taxable Corporation for the respective periods.

     A reconciliation of income taxes computed using the statutory rates to income tax expense follows:

                                             APRIL 23, 1996
                                              (INCEPTION)
                                                   TO          YEARS ENDED
                                              DECEMBER 31,     DECEMBER 31,
                                             --------------    ------------    SIX MONTHS ENDED
                                                  1996         1997    1998     JUNE 30, 1999
                                             --------------    ----    ----    ----------------
Statutory income tax rate..................        15%          15%     15%           15%
Income taxes at statutory tax rate.........       $(2)          (1)     (1)            1
Increase (decrease) in taxes resulting
  from:
  State and local income taxes, net of
     federal income tax benefit............        (1)          --      (1)           --
     Change in valuation allowance.........         3            1       2            (1)
                                                  ---           --      --            --
Income tax expense (benefit)...............       $--           --      --            --
                                                  ===           ==      ==            ==

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below:

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----    --------
Deferred tax assets:
  Net operating loss carryovers.............................   $4       9        7
  Accrual vs cash method of accounting......................    2      --       --
                                                               --      --        --
     Total gross deferred tax assets........................    6       9        7
     Less valuation allowance...............................    4       6        5
                                                               --      --        --
     Net deferred tax assets................................    2       3        2
Deferred tax liabilities:
  Equipment, principally due to differences in
     depreciation...........................................    2       3        2
                                                               --      --        --
     Total net deferred tax assets..........................   $--     --       --
                                                               ==      ==        ==

     The net change in the total valuation allowance for the period April 23, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 and the six month period ended June 30, 1999 was an increase (decrease) of $3, $1, $2 and $(1), respectively. In assessing

                                 WAVENET, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible.

(7) SUBSEQUENT EVENTS

     In July, 1999, the Company entered into an agreement to borrow $25 from a bank The note bears interest at 8.75%, requires monthly principal and interest payments of $1 through July 6, 2002 and is secured by equipment.

     The Company's owners have entered into an agreement whereby they will sell their ownership in the company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com,inc.:

     We have audited the accompanying balance sheets of The 3rd Door, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The 3rd Door, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Charlotte, North Carolina
August 20, 1999

                               THE 3RD DOOR, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 25      21         28
  Trade receivables, less allowance for doubtful accounts of
     $5 in 1997, $7 in 1998, and $11 at June 30, 1999.......     2       5          9
                                                              ----    ----       ----
     Total current assets...................................    27      26         37
Equipment, net (note 2).....................................    31      33         69
Deferred income taxes (note 7)..............................     3       5          6
                                                              ----    ----       ----
     Total assets...........................................  $ 61      64        112
                                                              ====    ====       ====
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable (note 4).................................  $ 24      11         13
  Accrued expenses..........................................     1      --          1
  Current portion of capital lease obligations (note 8).....    --      --          9
  Deferred income taxes (note 7)............................     1       3          5
  Accrued income taxes payable..............................    --      --          4
  Deferred revenue..........................................    15      26         19
                                                              ----    ----       ----
     Total current liabilities..............................    41      40         51
                                                              ----    ----       ----
Capital lease obligations, less current portion (note 8)....    --      --         21
                                                              ----    ----       ----
     Total liabilities......................................    41      40         72
                                                              ----    ----       ----
Stockholders' equity:
  Common stock, $1 par value. Authorized 100,000 shares,
     issued and outstanding 63,500 shares in 1997, 1998 and
     1999...................................................    64      64         64
  Stock subscription receivable (note 6)....................   (51)    (51)       (51)
  Retained earnings.........................................     7      11         27
                                                              ----    ----       ----
     Total stockholders' equity.............................    20      24         40
                                                              ----    ----       ----
     Total liabilities and stockholders' equity.............  $ 61      64        112
                                                              ====    ====       ====

See accompanying notes to financial statements.

                               THE 3RD DOOR, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                               YEARS ENDED              SIX MONTHS ENDED
                                               DECEMBER 31,              JUNE 30, 1999
                                           --------------------    --------------------------
                                           1996    1997    1998       1998           1999
                                           ----    ----    ----    -----------    -----------
                                                                          (UNAUDITED)
Internet connecting revenue..............  $75     254     346         161            214
                                           ---     ---     ---         ---            ---
Costs and expenses:
  Cost of internet services..............   43     118     161          81             84
  Selling, general, and administrative
     (note 4)............................   23     102     167          65             95
  Depreciation and amortization..........    5      14      13           8             12
                                           ---     ---     ---         ---            ---
     Total costs and expenses............   71     234     341         154            191
                                           ---     ---     ---         ---            ---
     Income from operations..............    4      20       5           7             23
Other expenses:
  Interest expense.......................   --      --      --          --             (2)
                                           ---     ---     ---         ---            ---
     Income before income taxes..........    4      20       5           7             21
Income taxes (note 7)....................   --       1       1           1              5
                                           ---     ---     ---         ---            ---
Net income...............................  $ 4      19       4           6             16
                                           ===     ===     ===         ===            ===

See accompanying notes to financial statements.

                               THE 3RD DOOR, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (AMOUNTS IN THOUSANDS)

                                                              STOCK        RETAINED
                                                 COMMON    SUBSCRIPTION    EARNINGS
                                                 STOCK      RECEIVABLE     (DEFICIT)    TOTAL
                                                 ------    ------------    ---------    -----
BALANCE AT DECEMBER 31, 1995...................   $64          (51)           (16)        (3)
Net income.....................................    --           --              4          4
                                                  ---          ---            ---        ---
BALANCE AT DECEMBER 31, 1996...................    64          (51)           (12)         1
Net income.....................................    --           --             19         19
                                                  ---          ---            ---        ---
BALANCE AT DECEMBER 31, 1997...................    64          (51)             7         20
Net income.....................................    --           --              4          4
                                                  ---          ---            ---        ---
BALANCE AT DECEMBER 31, 1998...................    64          (51)            11         24
Net income (unaudited).........................    --           --             16         16
                                                  ---          ---            ---        ---
BALANCE AT JUNE 30, 1999 (unaudited)...........   $64          (51)            27         40
                                                  ===          ===            ===        ===

See accompanying notes to financial statements.

                               THE 3RD DOOR, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                               YEARS ENDED              SIX MONTHS ENDED
                                               DECEMBER 31,              JUNE 30, 1998
                                           --------------------    --------------------------
                                           1996    1997    1998       1998           1999
                                           ----    ----    ----    -----------    -----------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income.............................  $  4     19       4           6             16
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation of equipment...........     5     14      13           8             12
     Deferred income taxes...............    (1)    (1)     --           1              1
     (Increase) decrease in trade
       receivables.......................    (4)     3      (3)         (3)            (4)
     Increase (decrease) in accounts
       payable...........................     9      9     (13)         (6)             2
     Increase (decrease) in deferred
       revenue...........................    12    (11)     11           1             (7)
     (Decrease) increase in accrued
       expenses..........................     1     --      (1)         --              1
     Increase in other assets............    --     --      --          (2)            --
     Increase in accrued income taxes
       payable...........................    --     --      --          --              4
                                           ----    ---     ---         ---            ---
       Net cash provided by operating
          activities.....................    26     33      11           5             25
                                           ----    ---     ---         ---            ---
Cash flows from investing activities:
  Purchase of equipment..................   (24)   (13)    (15)        (10)           (14)
                                           ----    ---     ---         ---            ---
       Net cash used in investing
          activities.....................   (24)   (13)    (15)        (10)           (14)
                                           ----    ---     ---         ---            ---
Cash flows from financing activities:
  Repayments of capital lease
     obligations.........................    --     --      --          --             (4)
                                           ----    ---     ---         ---            ---
       Net cash used in financing
          activities.....................    --     --      --          --             (4)
                                           ----    ---     ---         ---            ---
Net increase (decrease) in cash..........     2     20      (4)         (5)             7
Cash at beginning of period..............     3      5      25          25             21
                                           ----    ---     ---         ---            ---
Cash at end of period....................  $  5     25      21          20             28
                                           ====    ===     ===         ===            ===
Supplemental disclosure of cash flow information:
  During the years ended December 31, 1996, 1997, 1998 and during the unaudited six month periods ended June 30, 1998 and 1999, the Company paid approximately $1, $1, $2, $2, and $0 for income taxes, respectively.
During the unaudited six month period ended June 30, 1999, the Company paid approximately $2 for interest.
Non-cash financing activities:
  The Company entered into a capital lease for computer equipment in 1999. This capital lease obligation resulted in non-cash financing activities aggregating $34 for the unaudited six months ended June 30, 1999.

See accompanying notes to financial statements.

                               THE 3RD DOOR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                  (AMOUNT IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     The 3rd Door, Inc. (the "Company") is a locally owned and operated Internet service provider located in Roanoke Rapids, North Carolina. The Company was incorporated on April 13, 1995 and provides dial-up Internet access for home or business.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally three years. Equipment under capital leases

                               THE 3RD DOOR, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

is stated at the present value of minimum lease payments and is amortized using the straight-line method over lease term of three years.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the discounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods.

(h) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense and totaled approximately $4, $3, $10, $5 and $4 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

                               THE 3RD DOOR, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) EQUIPMENT

     Equipment consists of the following:

                                                              DECEMBER 31,     JUNE 30,
                                                              ------------    -----------
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment, including equipment, including amounts related to capital leases of $34 at June
  30, 1999..................................................  $55      70         118
Less accumulated depreciation, including amounts related to
  capital leases of $5 at June 30, 1999.....................   24      37          49
                                                              ---     ---         ---
                                                              $31      33          69
                                                              ===     ===         ===

(3) LINE OF CREDIT

     The Company has a $10 unsecured line of credit available bearing interest at 11.50%. There are no outstanding borrowings as of December 31, 1997 and 1998, or the six months ended June 30, 1999.

(4) RELATED PARTY TRANSACTIONS

     The Company rents its office space on a month-to-month basis for $400 per month from a related party. In 1998, the Company paid a related party $6 for accounting services and another related party $12 for use of equipment, supplies, and other miscellaneous training expenses. At

                               THE 3RD DOOR, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

December 31, 1997, and 1998 and June 30, 1999, amounts outstanding to the related party for the purchase of equipment and other services was $13, $0 and $0, respectively.

(5) LEASES

     In addition to the related party lease in note 4, the Company rents a building on a month-to-month basis for $275 per month in Virginia.

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was $4, $7, $9, $4, and $6, respectively.

(6) STOCKHOLDERS' EQUITY

     The Company issued 51,000 shares of common stock in exchange for a non-interest bearing note from the owner of the Company. The note is to be paid in annual installments, beginning in April 1995. No payments have been made to date. Such note is shown as a stock subscription receivable in stockholders' equity.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                     --------------------    SIX MONTHS ENDED
                                                     1996    1997    1998     JUNE 30, 1999
                                                     ----    ----    ----    ----------------
                                                                               (UNAUDITED)
Current:
  Federal..........................................  $ 1       1       1             3
  State and local..................................   --       1      --             1
                                                     ---      --      --            --
     Total current.................................    1       2       1             4
                                                     ---      --      --            --
Deferred:
  Federal..........................................   (1)     (1)     --             1
  State and local..................................   --      --      --            --
                                                     ---      --      --            --
     Total deferred................................   (1)     (1)     --             1
                                                     ---      --      --            --
     Total income tax expense......................  $--       1       1             5
                                                     ===      ==      ==            ==

                               THE 3RD DOOR, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     A reconciliation of income taxes computed using the statutory rates to income tax expense follows:

                                                         YEARS ENDED
                                                         DECEMBER 31,
                                                     --------------------    SIX MONTHS ENDED
                                                     1996    1997    1998     JUNE 30, 1999
                                                     ----    ----    ----    ----------------
                                                                               (UNAUDITED)
Statutory income tax rate..........................   15%     15%     15%           15%
Income taxes at statutory tax rate.................  $ 1       3       1             3
Increase (decrease) in taxes resulting from:
  State and local income taxes, net of federal
     income tax benefit............................   (1)      1      --             2
  Effect of rate differences on deferred taxes.....   (3)     --      --            --
  Change in valuation allowance....................    3      (3)     --            --
                                                     ---      --      --            --
Income tax expense.................................  $--       1       1             5
                                                     ===      ==      ==            ==

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deferred tax assets:
  Property, plant and equipment primarily due to
     depreciation and capital leases for book purposes
     treated as operating leases for tax purposes...........   $3       5          6
                                                               --      --         --
     Total gross deferred tax assets........................    3       5          6
     Less valuation allowance...............................   --      --         --
                                                               --      --         --
     Net deferred tax assets................................    3       5          6
                                                               --      --         --
Deferred tax liabilities:
  Other.....................................................    1       3          5
                                                               --      --         --
     Total gross deferred tax liabilities...................    1       3          5
                                                               --      --         --
     Total net deferred tax assets..........................   $2       2          1
                                                               ==      ==         ==

                               THE 3RD DOOR, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(8) SUBSEQUENT EVENTS

     In March, 1999, the Company entered into a long-term capital lease for equipment with total future minimum lease payments of approximately $43 with a present value of $30.

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of InfoRamp, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoRamp, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Chicago, Illinois
August 18, 1999

                                 INFORAMP, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 41     --          297
  Receivables:
     Trade, including unbilled revenue of $19, $102 and
      $152, respectively....................................    48    279          355
     Other, from related party..............................     1      1            1
                                                              ----    ---        -----
       Total current assets.................................    90    280          653
Property and equipment, net.................................   246    347          432
                                                              ----    ---        -----
       Total assets.........................................  $336    627        1,085
                                                              ====    ===        =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................  $ --      6           --
  Accounts payable..........................................    88     45          129
  Accrued expenses, including $26, $50 and $58 due to
     related party, respectively............................    41     81           82
  Deferred revenue..........................................   122    303          383
                                                              ----    ---        -----
       Total current liabilities............................   251    435          594
Long-term debt..............................................    80     80           80
                                                              ----    ---        -----
       Total liabilities....................................   331    515          674
Shareholders' equity:
  Voting common stock, no par value, authorized 100,000
     shares, issued and outstanding 30,000 shares at
     December 31, 1997 and 1998 and June 30, 1999...........    36     36           36
  Non-voting common stock, no par value. Authorized
     10,000,000 shares, issued and outstanding 2,970,000
     shares at June 30, 1999................................    --     --           --
  Retained earnings (accumulated deficit)...................   (31)    76          375
                                                              ----    ---        -----
       Total shareholders' equity...........................     5    112          411
                                                              ----    ---        -----
       Total liabilities and shareholders' equity...........  $336    627        1,085
                                                              ====    ===        =====

See accompanying notes to financial statements.

                                 INFORAMP, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                      YEAR ENDED            SIX MONTHS ENDED
                                                     DECEMBER 31,               JUNE 30,
                                                  -------------------   -------------------------
                                                  1996   1997   1998       1998          1999
                                                  ----   ----   -----   -----------   -----------
                                                                               (UNAUDITED)
Sales of Internet services......................  $388   778    1,635       669          1,645
Costs and expenses:
  Cost of Internet services.....................   142   285      646       247            703
  Selling, general and administrative, including
     $52, $42, $54, $27, and $27, respectively,
     of related party fees......................   220   377      799       352            589
  Depreciation..................................    34    49       81        40             52
                                                  ----   ---    -----       ---          -----
     Total costs and expenses...................   396   711    1,526       639          1,344
                                                  ----   ---    -----       ---          -----
     Income (loss) from operations..............    (8)   67      109        30            301
Other income (expenses):
  Interest income...............................    --     1        4         2              3
  Interest expense..............................    (7)   (7)      (7)       (4)            (4)
  Gain (loss) on disposition of equipment.......    --   (18)       1         4             (1)
                                                  ----   ---    -----       ---          -----
                                                    (7)  (24)      (2)        2             (2)
                                                  ----   ---    -----       ---          -----
     Net income (loss)..........................  $(15)   43      107        32            299
                                                  ====   ===    =====       ===          =====

See accompanying notes to financial statements.

                                 INFORAMP, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                        VOTING             NON-VOTING           RETAINED
                                     COMMON STOCK         COMMON STOCK          EARNINGS
                                   ----------------    -------------------    (ACCUMULATED
                                   SHARES    AMOUNT     SHARES      AMOUNT      DEFICIT)      TOTAL
                                   ------    ------    ---------    ------    ------------    -----
BALANCE AT DECEMBER 31, 1995.....  30,000     $36             --     $--          $(59)       $(23)
Net loss.........................                                                  (15)        (15)
                                   ------     ---      ---------     ---          ----        ----
BALANCE AT DECEMBER 31, 1996.....  30,000      36             --      --           (74)        (38)
Net income.......................                                                   43          43
                                   ------     ---      ---------     ---          ----        ----
BALANCE AT DECEMBER 31, 1997.....  30,000      36             --      --           (31)          5
Net income.......................                                                  107         107
                                   ------     ---      ---------     ---          ----        ----
BALANCE AT DECEMBER 31, 1998.....  30,000      36             --      --            76         112
Stock dividend distribution
  (unaudited)....................                      2,970,000      --
Net income (unaudited)...........                                                  299         299
                                   ------     ---      ---------     ---          ----        ----
BALANCE AT JUNE 30, 1999
  (unaudited)....................  30,000     $36      2,970,000     $--          $375        $411
                                   ======     ===      =========     ===          ====        ====

See accompanying notes to financial statements.

                                 INFORAMP, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                        YEAR ENDED              SIX MONTHS ENDED
                                                       DECEMBER 31,                 JUNE 30,
                                                    -------------------    --------------------------
                                                    1996    1997   1998       1998           1999
                                                    -----   ----   ----    -----------    -----------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $ (15)    43    107         32            299
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation.................................     34     49     81         40             52
     Loss on disposition of equipment.............     --     18     (1)        (4)             1
     Changes in operating assets and liabilities:
       Receivables................................      8    (42)  (231)       (32)           (76)
       Other current assets.......................     --     (1)    --         --             --
       Accounts payable...........................     41     47    (43)       (19)            84
       Accrued expenses...........................     (4)    27     40         19              1
       Deferred revenue...........................     45     71    181         92             80
                                                    -----   ----   ----       ----           ----
          Net cash provided by operating
             activities...........................    109    212    134        128            441
                                                    -----   ----   ----       ----           ----
Cash flows from investing activities:
  Acquisition of equipment and leasehold
     improvements.................................   (123)  (176)  (187)      (108)          (151)
  Proceeds from disposition of equipment..........     --      6      6          6             13
                                                    -----   ----   ----       ----           ----
          Net cash used by investing activities...   (123)  (170)  (181)      (102)          (138)
                                                    -----   ----   ----       ----           ----
          Net increase (decrease) in cash.........    (14)    42    (47)        26            303
Cash:
  Beginning period................................     13     (1)    41         41             (6)
                                                    -----   ----   ----       ----           ----
  End of period...................................  $  (1)    41     (6)        67            297
                                                    =====   ====   ====       ====           ====

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $3, $3, $7, $3 and $5, respectively, for interest.

See accompanying notes to financial statements.

                                 INFORAMP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     InfoRamp, Inc. (the "Company") was incorporated on April 25, 1995 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users through the phased acquisition, integration, and growth of existing independent Internet service providers in targeted geographic regions. The goal of the Company is to become the premier national provider of full service Internet connectivity and enhanced Internet services. The Company commenced operations in May of 1995.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet, and the Company's ability to innovate, develop, and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, shareholders' equity (deficit), and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 INFORAMP, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years for computer equipment and seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) PEERING RELATIONSHIPS

     The Company does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than a culmination of an earnings process. Accordingly, these arrangements are appropriately not reflected in the operations of the Company.

(g) INCOME TAXES

     The Company operates as an S-Corp under the Internal Revenue Code and therefore, was not subject to Federal and State corporate income taxes. Under the S-Corp provision of the Code, the shareholders of the Company include their share of the Company's income on their personal income tax returns. Accordingly, these financial statements contain no provision or benefit and no assets or liabilities for Federal or State income taxes.

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided. Amounts invoiced in advance are deferred and amortized into revenue over the life of the service agreement. Domain registration revenues are recognized as billed in the period under contract. Domain revenues were insignificant to the Company's total revenue for the years ended December 31, 1996, 1997, and 1998 and the six month periods ended June 30, 1998 and 1999.

                                 INFORAMP, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) SALES AND MARKETING COSTS

     Selling expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general, and administrative expenses and totaled approximately $58, $24, $56, $23 and $18 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(j) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's accounts receivable, accounts payable, and accrued expenses approximate their carrying value based on the short term nature of these financial instruments.

     During the fourth quarter of 1997, the Company began selling access ports on a wholesale basis to a national on line service provider. The agreement between the Company and this service provider was renewed in July of 1999 and has a two year term which is automatically renewable. There is no guarantee as to the volume of business between the Company and this service provider. For the years ended December 31, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, 3%, 28%, 16% and 53%, respectively, of sales were to this service provider. This service provider represented approximately 55%, 84% and 89% of accounts receivable at December 31, 1997 and 1998 and June 30, 1999, respectively.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 INFORAMP, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT

     Property and equipment was comprised of the following:

                                                              DECEMBER 31,
                                                              ------------      JUNE 30,
                                                              1997    1998        1999
                                                              ----    ----    -------------
                                                                               (UNAUDITED)
Internet access and computer equipment......................  $314    $449        $570
Furniture and fixtures......................................     2       6           6
Leasehold improvements......................................    10      22          22
                                                              ----    ----        ----
                                                               326     477         598
Less accumulated depreciation...............................    80     130         166
                                                              ----    ----        ----
     Total..................................................  $246    $347        $432
                                                              ====    ====        ====

(3) NONMONETARY TRANSACTIONS

     The company offers free Internet services to certain businesses in rural areas of Illinois in exchange for use of space to house its equipment. The accounting for these transactions was based on the value of rent paid by the Company to house its equipment under a similar agreement for which cash was surrendered.

(4) RELATED PARTY TRANSACTIONS

     The Company had $80 of long term debt to two of its shareholders at December 31, 1997 and 1998 and June 30, 1999. The notes mature on January 1, 2002 and accrue interest at a rate of 9% per annum. Interest is payable on each calendar quarter.

     The Company paid a management fee to Cellular Dynamics, Inc., a company owned by the President of InfoRamp, Inc., during 1996, 1997, 1998, and the six months ended June 30, 1999 for services related to bookkeeping, payroll, and other miscellaneous management services.

     During 1996, 1997, and a portion of 1998, the Company subleased office space in Cicero, Illinois from Cellular Dynamics, Inc., a company owned by the President of the Company. The Company paid $1 and $3 in 1997 and 1998, respectively, to Cellular Dynamics, Inc. for the use of this office space.

     In March of 1998, the Company entered into a lease agreement in which it paid $2 of rent expense per month to the President of the Company for the use of its office space in Chicago, Illinois. The lease was amended as of January 1, 1999 to increase the monthly rent expense to $4. This lease expires in 2002.

                                 INFORAMP, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(5) LEASES

     The Company leases office space (as discussed in Note (4)) and space to house its Internet access equipment in Chicago. Total future minimum lease payments under noncancelable lease obligations are as follows:

1999........................................................  $ 42
2000........................................................    42
2001........................................................    42
2002........................................................    42
                                                              ----
     Total minimum payments.................................  $168

     Rent expense amounted to approximately $4, $43, $58, $28, and $40 for the years ended December 31, 1996, 1997, and 1998 and the six month periods ended June 30, 1998 and 1999, respectively, including expenses related to the nonmonetary transactions discussed at Note (3).

(6) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Midwest Communications, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midwest Communications, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ KPMG LLP

Birmingham, Alabama
August 20, 1999, except
as to Note 13 which is as of September 9, 1999

                          MIDWEST COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents (note 1)........................  $   8      --          --
  Trade receivables net of allowance for doubtful accounts
     of $11, $17 and $5 in 1997 and 1998 and June 30, 1999,
     respectively...........................................     82      69          47
  Prepaid expenses..........................................      4      12           2
                                                              -----    ----      ------
     Total current assets...................................     94      81          49
Property and equipment, net (notes 1 and 2).................    298     566         597
Other assets (notes 1 and 2)................................      1       2          38
Goodwill (notes 1 and 10)...................................     --       2           2
                                                              -----    ----      ------
     Total assets...........................................  $ 393     651         686
                                                              =====    ====      ======
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 163     410         420
  Accrued expenses (note 2).................................     17      42          14
  Lines of credit, notes payable and current portion of
     long-term debt (note 3)................................     95     108          90
  Current portion of capital lease obligations (note 4).....     11      94         125
  Notes payable to shareholders (note 6)....................     --      --          33
  Deferred revenue (note 1).................................    110     139         145
                                                              -----    ----      ------
     Total current liabilities..............................    396     793         827
Long-term debt, less current portion (note 3)...............     90      36           1
Notes payable to shareholders (note 6)......................     33      33          --
Capital lease obligations, less current portion (note 4)....      5     132         155
                                                              -----    ----      ------
     Total liabilities......................................    524     994         983

                          MIDWEST COMMUNICATIONS, INC.

                           DECEMBER 31, 1998 AND 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997     1998       1999
                                                              -----    ----    -----------
                                                                               (UNAUDITED)
Stockholders' deficit (note 5):
  Preferred stock, no par value. Authorized 15,000,000
     shares, no shares issued and outstanding at December
     31, 1997, 1998, and June 30, 1999......................     --      --          --
  Common stock, no par value. Authorized 100,000,000 shares, issued and outstanding 3,746,500 shares at December 31,
     1997 and 1998, and 4,702,500 at June 30, 1999..........     --      --          --
  Additional paid-in capital................................     84      84       1,000
  Treasury stock, at cost...................................     --      (2)         (2)
  Accumulated deficit.......................................   (215)   (425)     (1,295)
                                                              -----    ----      ------
     Total stockholders' deficit............................   (131)   (343)       (297)
                                                              -----    ----      ------
Commitments and contingencies (note 4)
                                                              -----    ----      ------
     Total liabilities and stockholders' deficit............  $ 393     651         686
                                                              =====    ====      ======

See accompanying notes to financial statements.

                          MIDWEST COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                        DECEMBER 31, 1998, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                                           SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,              JUNE 30,
                                         -------------------------    --------------------------
                                          1996     1997      1998        1998           1999
                                         ------    -----    ------    -----------    -----------
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity................  $ 509      933     1,353         646             926
  Enhanced services and other..........     23       38        34          25              10
                                         -----      ---     -----        ----           -----
     Total revenue.....................    532      971     1,387         671             936
Costs and expenses:
  Cost of Internet services............    269      386       734         295             476
  Selling, general and
     administrative....................    356      515       572         245           1,198
  Depreciation and amortization........     40       76       143          71              84
                                         -----      ---     -----        ----           -----
     Total costs and expenses..........    665      977     1,449         611           1,758
                                         -----      ---     -----        ----           -----
     Income (loss) from operations.....   (133)      (6)      (62)         60            (822)
Other income (expenses):
  Other income (expenses)..............     --       13       (88)       (135)            (22)
  Interest expense.....................    (17)     (28)      (60)        (15)            (26)
                                         -----      ---     -----        ----           -----
     Loss before income taxes..........   (150)     (21)     (210)        (90)           (870)
Income tax provision (note 7)..........     --       --        --          --              --
                                         -----      ---     -----        ----           -----
     Net loss..........................  $(150)     (21)     (210)        (90)           (870)
                                         =====      ===     =====        ====           =====

See accompanying notes to financial statements.

                          MIDWEST COMMUNICATIONS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                        DECEMBER 31, 1998, 1997 AND 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                         ADDITIONAL      TREASURY   ACCUMULATED
                                   SHARES     AMOUNT   PAID-IN CAPITAL    STOCK       DEFICIT     TOTAL
                                  ---------   ------   ---------------   --------   -----------   -----
Balance at December 31, 1995....        500    $ 35            --           --           (44)       (9)
Common stock issued for
  compensation..................        148      15            --           --            --        15
Net loss........................         --      --            --           --          (150)     (150)
                                  ---------    ----         -----           --        ------      ----
Balance at December 31, 1996....        648      50            --           --          (194)     (144)
Common stock issued for
  compensation..................        100      10            --           --            --        10
Conversion to no par value
  stock.........................         --     (60)           60           --            --        --
Stock split (5,000 for 1).......  3,738,862      --            --           --            --        --
Issuance of common stock........      6,890      --            24           --            --        24
Net loss........................         --      --            --           --           (21)      (21)
                                  ---------    ----         -----           --        ------      ----
Balance at December 31, 1997....  3,746,500      --            84           --          (215)     (131)
Acquisition of treasury stock,
  at cost.......................         --      --            --           (2)           --        (2)
Net loss........................         --      --                                     (210)     (210)
                                  ---------    ----         -----           --        ------      ----
Balance at December 31, 1998....  3,746,500      --            84           (2)         (425)     (343)
Common stock issued for
  compensation (unaudited)......    956,000      --           916           --            --       916
Net loss (unaudited)............         --      --            --           --          (870)     (870)
                                  ---------    ----         -----           --        ------      ----
Balance at June 30, 1999
  (unaudited)...................  4,702,500    $ --         1,000           (2)       (1,295)     (297)
                                  =========    ====         =====           ==        ======      ====

See accompanying notes to financial statements.

                          MIDWEST COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                        DECEMBER 31, 1998, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                          YEAR ENDED             SIX MONTHS ENDED
                                                         DECEMBER 31,                JUNE 30,
                                                     ---------------------   -------------------------
                                                     1996    1997    1998       1998          1999
                                                     -----   -----   -----   -----------   -----------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................  $(150)  $ (21)  $(210)     $(90)         $(870)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization..................     40      76     143        71             84
    Common stock issued for compensation...........     15      10      --        --            916
    Changes in operating assets and liabilities,
       excluding effects of business combinations:
       Trade receivables...........................    (14)    (60)     13         9             22
       Prepaid expenses............................     (3)     --      (8)        3             10
       Other assets................................     --      --      --        --            (36)
       Accounts payable............................     33      86     242       117             10
       Accrued expenses............................     21      (9)     25        20            (28)
       Deferred revenue............................     63      44      29         9              6
                                                     -----   -----   -----      ----          -----
         Net cash provided by operating
           activities..............................      5     126     234       139            114
                                                     -----   -----   -----      ----          -----
Cash flows from investing activities:
  Net cash paid in acquisitions....................     --      --      (7)       --             --
  Acquisition of property and equipment............   (167)   (125)    (86)      (60)           (14)
                                                     -----   -----   -----      ----          -----
         Net cash used in investing activities.....   (167)   (125)    (93)      (60)           (14)
                                                     -----   -----   -----      ----          -----
Cash flows from financing activities:
  Proceeds from notes payable and current portion
    of long-term debt..............................    191      --      50        50             --
  Repayments of notes payable......................    (20)    (22)   (124)      (39)           (44)
  Net borrowings on lines of credit................      5      21      (7)       (2)            (9)
  Repayments of capital lease obligations..........     --      (9)    (66)      (21)           (47)
  Proceeds from issuance of common stock, net of
    issuance costs.................................     --       2      --        --             --
  Acquisition of treasury stock....................     --      --      (2)       --             --
                                                     -----   -----   -----      ----          -----
         Net cash provided by (used in) financing
           activities..............................    176      (8)   (149)      (12)          (100)
                                                     -----   -----   -----      ----          -----
         Net increase (decrease) in cash and cash
           equivalents.............................     14      (7)     (8)       67             --
Beginning of period................................      1      15       8         8             --
                                                     -----   -----   -----      ----          -----
End of period......................................  $  15       8      --        75             --
                                                     =====   =====   =====      ====          =====

                          MIDWEST COMMUNICATIONS, INC.

                        DECEMBER 31, 1998, 1997 AND 1996
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $12, $27, $51, $14 and $25, respectively, for interest.

Non-cash financing activities:

     The Company entered into various capital leases for equipment. These capital lease obligations resulted in non-cash financing activities aggregating $0, $25, $276, $276 and $101 for the years ended December 31, 1996, 1997, and
1998, and for the six month periods ended June 30, 1998 and 1999, respectively.

     During 1997, several shareholders converted $22 of long-term debt to 4,400 shares of common stock. The conversion increased additional paid-in capital by $22 as of December 31, 1997.

Non-cash investing activities:

     During 1998, the Company acquired the net assets of another internet service provider. Net cash paid by the Company amounted to $7 and $0 for the year ended December 31, 1998 and the six month period ended June 30, 1998, respectively.

                                                           DECEMBER 31,     JUNE 30,
                                                               1998           1998
                                                           ------------    -----------
                                                                           (UNAUDITED)
Fair value of assets acquired............................      $ 52             52
Liabilities assumed......................................       (45)           (45)
Consideration payable to seller..........................        --             (7)
                                                               ----            ---
     Net cash paid.......................................      $  7             --
                                                               ====            ===

See accompanying Notes to Financial Statements.

                          MIDWEST COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Midwest Communications, Inc. (the "Company") was incorporated on April 12, 1995 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users through the phased acquisition, integration, and growth of existing independent Internet service providers in targeted geographic regions. The goal of the Company is to become the premier national provider of full service Internet connectivity and enhanced Internet services, including hosting web-sites. The Company commenced operations in April, 1995.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 and June 30, 1999, were approximately $8, $0 and $0, respectively.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Bulletin ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired, or goodwill, is amortized using the straight-line method over a ten-year period. Other intangible assets are amortized using the straight-line method over periods ranging from three to seven years.

(h) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

(j) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general, and administrative and totaled approximately $33, $74, $3, $2 and $1 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, three vendors represented approximately 75% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases stated at cost are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $25, $302 and $403,
  respectively..............................................  $388    $790       $901
Furniture and fixtures......................................    12      19         20
Leasehold improvement.......................................    10      10         10
Vehicles....................................................    11      11         11
                                                              ----    ----       ----
                                                               421     830        942
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $5, $49 and $81,
  respectively..............................................   123     264        345
                                                              ----    ----       ----
     Total..................................................  $298    $566       $597
                                                              ====    ====       ====

     Other Assets are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deposits....................................................  $--      $1         $37
Organization costs..........................................    1       1           1
                                                              ---      --         ---
                                                              $ 1      $2         $38
                                                              ===      ==         ===

     Accrued Expenses are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Interest....................................................  $ 7     $ 9         $11
Employee commissions and expenses...........................    7      23           2
Other.......................................................    3      10           1
                                                              ---     ---         ---
                                                              $17     $42         $14
                                                              ===     ===         ===

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Revolving lines of credit, bearing interest at rates ranging
  from 8.75% to 10.25%, due in 1999.........................  $ 18    $ 25        $ 9
Notes payable and long-term debt............................   167     119         82
                                                              ----    ----        ---
Less current portion........................................    95     108         90
                                                              ----    ----        ---
     Long-term debt, less current portion...................  $ 90    $ 36        $ 1
                                                              ====    ====        ===

     Borrowings under lines of credit and notes payable are collateralized by certain property and equipment and various guarantees by shareholders.

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2002.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $126         $39
2000........................................................    115          20
2001........................................................     33          12
2002........................................................     --           4
                                                               ----         ---
     Total minimum payments.................................    274         $75
                                                               ----         ---
Less amount representing interest...........................     48
                                                               ----
     Present value of net minimum lease payments............    226
Less current portion........................................     94
                                                               ----
                                                               $132
                                                               ====

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $22, $36, $50 $22, and $29, respectively.

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(5) CAPITAL STOCK

(a) COMMON STOCK

     On January 17, 1997, the Company amended its articles of incorporation and authorized 100,000,000 shares of common stock, each without par value.

(b) PREFERRED STOCK

     On January 17, 1997, the Company amended its articles of incorporation authorized 15,000,000 shares of preferred stock, consisting of three series, designated respectively Series A, Series B, and Series C. Each series of stock consists of 5,000,000 shares. As of the date of authorization, the relative rights and preferences of each series had not been fixed or determined by the Board of Directors.

(6) RELATED PARTY TRANSACTIONS

     The following is a summary of transactions with shareholders.

(a) DUE TO SHAREHOLDERS

     Notes payable to shareholders consists of $33 for the years ended December 31, 1997 and 1998 and June 30, 1999. Amounts due to shareholders bear interest at 9 percent and are payable on April 12, 2000. Interest expense related to amounts due to shareholders totaled approximately $5, $5 and $3 and $1 and $2 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(b) OPERATING LEASE

     The Company has entered into an operating lease agreement with a shareholder for the rental of office space. The lease term will terminate on October 31, 1999, or earlier with two months notice given by either party to terminate the lease. Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 were $6, $12, $12, $6 and $6, respectively.

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) INCOME TAXES

     Income tax benefit differs from the amounts that would result from applying the federal statutory rate of 15% as follows:

                                                        1996    1997    1998       1999
                                                        ----    ----    ----    -----------
                                                                                (UNAUDITED)
Expected tax benefit..................................  $(23)   $ (3)   $(32)      $(130)
State income taxes, net of federal benefit............    (7)     (1)    (11)        (44)
Change in valuation allowance.........................    30       4      43         174
                                                        ----    ----    ----       -----
                                                        $ --    $ --    $ --       $  --
                                                        ====    ====    ====       =====

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows:

                                                        1996    1997    1998       1999
                                                        ----    ----    ----    -----------
                                                                                (UNAUDITED)
Net operating loss carryforward.......................  $ 43    $ 49    $ 97       $ 282
Other, net............................................    (4)     (6)    (10)        (12)
                                                        ----    ----    ----       -----
                                                          39      43      87         270
Valuation allowance...................................   (39)    (43)    (87)       (270)
                                                        ----    ----    ----       -----
     Net deferred tax asset...........................  $ --    $ --    $ --       $  --
                                                        ====    ====    ====       =====

     At December 31, 1998 and June 30, 1999, the Company has a net operating loss carryforward for federal income tax purposes of approximately $464 and $1,348 (unaudited), respectively, which is available to offset future federal taxable income, if any, through 2019. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in 1996, 1997, 1998, and 1999, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

(8) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(9) VALUATION AND QUALIFYING ACCOUNTS

                                                               ADDITIONS
                                                  BALANCE AT   CHARGED TO                BALANCE AT
                                                  BEGINNING    COSTS AND    DEDUCTIONS     END OF
                                                   OF YEAR      EXPENSES    WRITE-OFFS     PERIOD
                                                  ----------   ----------   ----------   ----------
For the year ended December 31, 1996:
  Allowance for doubtful accounts...............     $ 3          $ 1          $--          $ 4
                                                     ===          ===          ===          ===
For the year ended December 31, 1997:
  Allowance for doubtful accounts...............     $ 4          $ 7          $--          $11
                                                     ===          ===          ===          ===
For the year ended December 31, 1998:
  Allowance for doubtful accounts...............     $11          $ 9          $ 3          $17
                                                     ===          ===          ===          ===
For the six months ended June 30, 1999:
  Allowance for doubtful accounts (unaudited)...     $17          $--          $12          $ 5
                                                     ===          ===          ===          ===

(10) BUSINESS COMBINATION

     During 1998, the Company acquired the internet equipment and subscriber accounts of Axis.Net, Inc. and assumed a note payable. The acquisition was accounted for under the purchase method. The acquisition agreement requires the Company to pay Axis.Net, Inc. an amount equal to 40% of collected revenue for a 24 month period beginning in March, 1998. Amounts paid in 1998 totaled $7. Goodwill of $2 resulted from the transaction and is being amortized straight-line over ten years. Any future payments will be accounted for as adjustments to the purchase price in the periods in which such payments are made. The Pro Forma results of operations for 1998 and 1997, as though the acquisition had occurred at the beginning of the years, are not materially different from the historical results of operations.

(11) SUBSEQUENT EVENTS

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

(12) COMMON STOCK COMPENSATION (UNAUDITED)

     On May 15, 1999, the Company issued 956,000 shares of common stock to employees and certain shareholders for past employment and other services. Accordingly, the Company has recorded compensation expense of $916 in the six months ended June 30, 1999, which approximated the fair value of the shares issued.

                          MIDWEST COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(13) GOING CONCERN MATTERS

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 1996, 1997, and 1998 and the six month period ended June 30, 1999, the Company incurred losses of $150, $21, $210, and $870, respectively. On November 27, 1998, the Company filed for Chapter 11 bankruptcy protection. Subsequent to this filing, the Company obtained financing from one of its shareholders sufficient to satisfy its creditors. On September 9, 1999 the bankruptcy court dismissed the Chapter 11 proceeding. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

     As discussed in Note 11 to the financial statements, the Company's stockholders have entered into an agreement to sell their shares in the Company to espernet.com. Management believes that this transaction will improve the Company's operating efficiencies and increase the availability of equity capital. However, consummation of the transaction is dependent on events beyond management's control.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain profitability.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheet of Alliance Internet Technologies, L.L.C., as of December 31, 1998, and the related statements of operations, members' equity, and cash flows for the seven-month period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliance Internet Technologies, L.L.C., as of December 31, 1998, and the results of its operations and its cash flows for the seven-month period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

August 20, 1999
Minneapolis, Minnesota

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

                                 BALANCE SHEETS
                               DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................      $ 33             45
  Trade accounts receivable, net of allowance for doubtful
     accounts of $7 and $7, respectively....................        50             91
  Other current assets......................................        15             --
                                                                  ----            ---
     Total current assets...................................        98            136
Property and equipment, net.................................       159            197
                                                                  ----            ---
     Total assets...........................................      $257            333
                                                                  ====            ===
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Trade accounts payable....................................      $ 56            159
  Current portion of notes payable to members...............        58             68
  Deferred revenue..........................................        20             --
  Other current liabilities.................................         2              2
                                                                  ----            ---
     Total current liabilities..............................       136            229
Notes payable to members, less current portion..............        34             --
                                                                  ----            ---
     Total liabilities......................................       170            229
Members' equity:
  Capital contributions.....................................       169            169
  Deferred compensation.....................................       (38)            --
  Accumulated deficit.......................................       (44)           (65)
                                                                  ----            ---
     Total members' equity..................................        87            104
                                                                  ----            ---
     Total liabilities and members' equity..................      $257            333
                                                                  ====            ===

See accompanying notes to financial statements.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

                            STATEMENT OF OPERATIONS
                   SEVEN-MONTH PERIOD ENDED DECEMBER 31, 1998
                             (AMOUNT IN THOUSANDS)

                                                              SEVEN-MONTH      SIX-MONTH
                                                              PERIOD ENDED    PERIOD ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                                  1998            1999
                                                              ------------    ------------
                                                                              (UNAUDITED)
Revenue.....................................................      $461            525
Costs and expenses:
  Cost of Internet services.................................       422            446
  Selling, general and administrative.......................        76             95
                                                                  ----            ---
     Total costs and expenses...............................       498            541
                                                                  ----            ---
     Loss from operations...................................       (37)           (16)
Interest expense............................................        (7)            (5)
                                                                  ----            ---
     Net loss...............................................      $(44)           (21)
                                                                  ====            ===
Pro Forma income tax (expense) benefit (unaudited)..........      $ --             --
                                                                  ----            ---
Pro Forma net loss (unaudited)..............................      $(44)           (21)
                                                                  ====            ===

See accompanying notes to financial statements.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY
                   SEVEN-MONTH PERIOD ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                             MEMBERS' CAPITAL
                                             ----------------
                                             SHARES    AMOUNT   COMPENSATION   DEFICIT    TOTAL
                                             ------    ------   ------------   -------    -----
BALANCE AT JUNE 1, 1998....................     --      $ --         --           --        --
  Capital contribution.....................    800        76         --           --        76
  Deferred compensation related to issuance
     of stock..............................    200        93        (93)          --        --
  Amortization of deferred compensation....     --        --         55           --        55
  Net loss.................................     --        --         --          (44)      (44)
                                             -----      ----        ---          ---       ---
BALANCE AT DECEMBER 31, 1998...............  1,000       169        (38)         (44)       87
  Amortization of deferred compensation
     (unaudited)...........................     --        --         38           --        38
  Net loss (unaudited).....................     --        --         --          (21)      (21)
                                             -----      ----        ---          ---       ---
BALANCE AT JUNE 30, 1999 (unaudited).......  1,000      $169         --          (65)      104
                                             =====      ====        ===          ===       ===

See accompanying notes to financial statements.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

                            STATEMENT OF CASH FLOWS
                      SEVEN-MONTH ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                                              SEVEN-MONTHS     SIX-MONTHS
                                                              PERIOD ENDED    PERIOD ENDED
                                                              DECEMBER 31,      JUNE 30,
                                                                  1998            1999
                                                              ------------    ------------
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................      $(44)           (21)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................        27             46
     Non-cash compensation expense..........................        55             38
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (50)           (41)
       Other receivables....................................       (15)            15
       Accounts payable.....................................        56            104
       Deferred revenue.....................................        20            (20)
       Other current liabilities............................         2             (1)
                                                                  ----            ---
          Net cash provided by operating activities.........        51            120
                                                                  ----            ---
Cash flows from investing activities:
  Acquisition of property and equipment.....................       (59)           (83)
                                                                  ----            ---
          Net cash used in investing activities.............       (59)           (83)
                                                                  ----            ---
Cash flows from financing activities:
  Repayments of notes payable to members....................       (35)           (25)
  Capital contributions.....................................        76             --
                                                                  ----            ---
          Net cash provided by (used in) financing
            activities......................................        41            (25)
                                                                  ----            ---
          Net increase in cash..............................        33             12
Cash -- beginning of period.................................        --             33
                                                                  ----            ---
Cash -- end of period.......................................      $ 33             45
                                                                  ====            ===
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................      $  7              5
                                                                  ====            ===
Supplemental disclosure of non-cash investing and financing
  activity:
  Obligations incurred for the acquisition of equipment.....      $127             --
                                                                  ====            ===

See accompanying notes to financial statements.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Alliance Internet Technologies, L.L.C. (the "Company"), a limited liability company, was formed on May 29, 1998, by DP Consultants, Inc. ("DPC"), Oberlander Communications Systems, Inc. ("OCS"), Gene Pflederer and Ken Kirchgessner, to capitalize on the growing demands for Internet access and enhanced services by consumers and business users in central Illinois regions. Upon formation of the Company, DPC, OCS, Mr. Pflederer and Mr. Kirchgessner received a forty percent, a forty percent, a ten percent and a ten percent ownership interest, respectively. The goal of the Company is to become the premier national provider of full service Internet connectivity and enhanced Internet services, including hosting web-sites. The Company commenced operations in June 1, 1998, and expensed its start-up costs and organization costs as incurred in accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-up Activities.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, members' equity, and cash flows for the six-month period ended June 30, 1999 and one-month period ended June 30, 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six-month period ended June 30, 1999, are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated on an accelerated basis which approximates the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. The management believes that there is no impairment of long-lived assets.

(f) INCOME TAXES

     Under provisions of the Internal Revenue Code, a limited liability corporation is not subject to income taxes. Income taxes are the responsibility of the respective members. Accordingly, no provision has been recorded in the financial statements.

(g) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and is deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from hardware and software sales is recognized upon shipment of the respective products. Hardware sales revenues and cost of revenues for the seven-month period ended December 31, 1998 was $24 and $24, respectively.

(h) ADVERTISING EXPENSE

     Advertising expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs. The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling general and administrative expenses and totaled approximately $40, $4 and $58 for the seven-month period ended December 31, 1998, for the one-month period ended June 30, 1998, and the six-month period ended June 30, 1999, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. However, concentrations of credit risk with respect to accounts receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. For the seven-month period ended December 31, 1998, there was no revenue from one individual account that exceeded 2% of the total revenue. At December 31, 1998, and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 1999 ARE UNAUDITED)

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued statement FASB No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. In June 1999, the Financial Accounting Standards Board issued statement FASB No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date to June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) LIQUIDITY

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

     The Operating Agreement of the Company, effective as of May 29, 1998, defines the responsibilities of its members with respect to additional capital contributions necessary to meet the operating cash flow needs of the Company. As additional capital contributions are required by the Company, each member is required to contribute an amount equal to each members' pro-rata share, the proportion of each members' interest to total membership interests, of the total capital contribution required.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 1999 ARE UNAUDITED)

(3) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................      $228            305
Furniture and fixtures......................................        --              4
Leasehold improvements......................................        --              2
                                                                  ----           ----
                                                                   228            311
Less accumulated depreciation...............................       (69)          (114)
                                                                  ----           ----
  Total.....................................................      $159            197
                                                                  ====           ====

(4) NOTES PAYABLE TO MEMBERS

     Notes payable to members consists of the following as of December 31, 1998, and June 30, 1999:

                                                         DECEMBER 31,     JUNE 30,
                                                             1998           1999
                                                         ------------    -----------
                                                                         (UNAUDITED)
Note payable to DPC, principal and interest payable
  monthly, bearing interest at 10%, due June 1,
  2000. ...............................................      $41             30
Note payable to OCS, principal and interest payable
  monthly, bearing interest at 10%, due June 1,
  2000. ...............................................       51             38
                                                             ---             --
                                                              92             68
Less current portion...................................       58             68
                                                             ---             --
  Long-term debt, less current portion.................      $34             --
                                                             ===             ==

     Total interest paid to DPC and OCS for the seven-month period ended December 31, 1998, was $3 and $4, respectively.

(5) OTHER CURRENT ASSETS

     The Company and DPC formed an agreement whereby, from time to time, the Company would purchase certain accounts receivable of DPC at fair value. As of December 31, 1998, the aggregate amount of outstanding accounts receivable purchased from DPC was $15. DPC guaranteed the full payment of accounts receivable to the Company.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 1999 ARE UNAUDITED)

(6) RELATED PARTY TRANSACTIONS

     At inception of the Company, the Company purchased from DPC and OCS Internet property and equipment for $83 and $70, respectively.

     Included in accounts receivable were amounts receivable from DPC and OCS of $2 and $1, respectively, at December 31, 1998, for shared advertising and Internet services.

     Included in accounts payable were amounts payable to DPC and OCS of $19 and $11, respectively, at December 31, 1998, mostly for labor subcontracts and collection of receivables.

     Included in revenues were amounts received during seven months ended December 31, 1998, from DPC and OCS for $7 each for Internet services.

     Included in Internet services operating costs were amounts paid during seven months ended December 31, 1998, to DPC and OCS for $68 and $73, respectively, primarily for labor subcontracts.

     Included in selling, general and administrative expenses were amounts paid during seven-months ended December 31, 1998, to DPC and OCS of $8 and $5, respectively, for office rent and office supplies.

(7) STOCK BASED COMPENSATION

     The Company accounts for its employee stock based compensation using the intrinsic value method. At inception, stock with a fair value of $93 was issued to two officers of the Company for services to be rendered over a twelve-month period. As of December 31, 1998, deferred compensation of $38 was reflected as a contra-equity balance. For the seven-month period ended December 31, 1998, the Company recorded $55 of compensation expense. For the six-month period ended June 30, 1999, the Company recorded $38 of compensation expense.

(8) BARTER

     The Company entered into certain barter transactions in which the Company exchanges facility rental charges for providing internet access to certain communities. Under these arrangements, the Company incurs no expense for the facilities rental. However, when customers wish to access the internet using the local point of presence, they are charged normal subscription rates and revenues are recognized over the subscription term, which is generally month-to-month.

(9) COMMITMENTS

     The Company is a party to various non-cancelable telecommunication service agreements, with terms ranging from twelve months to sixty months. The Company is also a party to various cancelable telecommunications service agreements with terms of one month. For the seven-month period ended December 31, 1998 the Company incurred total costs related to telecommunications service agreements of $190.

                     ALLIANCE INTERNET TECHNOLOGIES, L.L.C.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                          JUNE 30, 1999 ARE UNAUDITED)

     Minimum commitments under non-cancelable network service agreements are as follows for the years ended December 31. Commitments arising under non-cancelable network service agreements entered into from December 31, 1998 through June 30, 1999 are included in the amounts shown below.

1999........................................................    $  308
2000........................................................       345
2001........................................................       273
2002........................................................       138
2003 and thereafter.........................................       102
                                                                ------
                                                                $1,166
                                                                ======

(10) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc, ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

(11) PROFORMA INCOME TAXES (UNAUDITED)

     The unaudited Pro Forma income tax information included in the statement of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company has been subject to federal and state income taxes for the seven-month period ended December 31, 1998 and the six-month period ended June 30, 1999. The Pro Forma income tax information assumed a cash-basis C-Corp with a combined federal and state effective tax rate of 39 percent and resulted in no Pro Forma income tax expense or benefit for the seven-month period ended December 31, 1998 and the six-month period ended June 30, 1999, respectively, after valuation allowance and utilization of the net operating loss carryforward.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of ComQuest Networks, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the period August 25, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComQuest Networks, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period August 25, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Charlotte, North Carolina
July 30, 1999

                            COMQUEST NETWORKS, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3      17         23
  Trade receivables.........................................    2       9         11
  Inventories...............................................   --       2          2
                                                              ---      --        ---
     Total current assets...................................    5      28         36
Equipment and furniture, net (note 3).......................   10      41        112
Other assets:
  Intangible asset, net of accumulated amortization of $1 as
     of June 30, 1999.......................................   --       5          5
                                                              ---      --        ---
     Total assets...........................................  $15      74        153
                                                              ===      ==        ===
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $--       7         14
  Accrued expenses..........................................   --       2          3
  Deferred revenue..........................................   --       3          4
  Due to stockholders (note 4)..............................   14      --          2
                                                              ---      --        ---
     Total liabilities......................................   14      12         23
Stockholders' equity:
  Common stock, no par value, authorized 1,000 shares,
     issued and outstanding 1,000 shares as of December 31,
     1997 and 1998 and June 30, 1999........................    1       1          1
  Retained earnings.........................................   --      61        129
                                                              ---      --        ---
     Total stockholders' equity.............................    1      62        130
                                                              ---      --        ---
     Total liabilities and stockholders' equity.............  $15      74        153
                                                              ===      ==        ===

See accompanying notes to financial statements.

                            COMQUEST NETWORKS, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                        AUGUST 25, 1997                         SIX MONTHS
                                        (INCEPTION) TO     YEAR ENDED         ENDED JUNE 30,
                                         DECEMBER 31,     DECEMBER 31,   -------------------------
                                             1997             1998          1998          1999
                                        ---------------   ------------   -----------   -----------
                                                                                (UNAUDITED)
Revenue:
  Internet connectivity...............        $19             190            49            218
  Enhanced services and other.........          4              24            25             14
                                              ---             ---            --            ---
     Total revenue....................         23             214            74            232
Costs and expenses:
  Cost of Internet services...........         13              72            29             64
  Selling, general and
     administrative...................          5              67            23             87
  Depreciation and amortization.......          5              14             3             13
                                              ---             ---            --            ---
     Total costs and expenses.........         23             153            55            164
                                              ---             ---            --            ---
     Net income.......................        $--              61            19             68
                                              ===             ===            ==            ===
Unaudited:
  Pro Forma income taxes (note 5)
     (unaudited)......................        $--              13            --             16
                                              ===             ===            ==            ===
  Pro Forma net income (unaudited)....        $--              48            19             52
                                              ===             ===            ==            ===

See accompanying notes to financial statements.

                            COMQUEST NETWORKS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              COMMON   RETAINED
                                                              STOCK    EARNINGS   TOTAL
                                                              ------   --------   -----
BALANCE AT AUGUST 25, 1997..................................   $--        --        --
Issuance of 1,000 shares of common stock....................     1        --         1
Net income..................................................    --        --        --
                                                               ---       ---       ---
BALANCE AT DECEMBER 31, 1997................................     1        --         1
Net income..................................................    --        61        61
                                                               ---       ---       ---
BALANCE AT DECEMBER 31, 1998................................     1        61        62
Net income (unaudited)......................................    --        68        68
                                                               ---       ---       ---
BALANCE AT JUNE 30, 1999 (unaudited)........................   $ 1       129       130
                                                               ===       ===       ===

See accompanying notes to financial statements.

                            COMQUEST NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                           AUGUST 25, 1997                         SIX MONTHS
                                           (INCEPTION) TO     YEAR ENDED         ENDED JUNE 30,
                                            DECEMBER 31,     DECEMBER 31,   -------------------------
                                                1997             1998          1998          1999
                                           ---------------   ------------   -----------   -----------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income.............................       $ --              61             19            68
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
     Depreciation of equipment and
       furniture.........................          5              14              3            13
     Amortization of intangible assets...         --               1             --            --
     Increase in trade accounts
       receivable........................         (2)             (7)            (5)           (2)
     Increase in inventories.............         --              (2)            --            --
     Increase in trade accounts
       payable...........................         --               7              5             7
     Increase in deferred revenue........         --               3              1             1
     Increase in accrued expenses........         --               2             --             1
                                                ----             ---            ---           ---
       Net cash provided by operating
          activities.....................          3              79             23            88
                                                ----             ---            ---           ---
Cash flows from investing activities:
  Purchase of equipment and furniture....        (15)            (45)           (10)          (84)
  Increase in intangible assets..........         --              (6)            --            --
                                                ----             ---            ---           ---
       Net cash used in investing
          activities.....................        (15)            (51)           (10)          (84)
                                                ----             ---            ---           ---
Cash flows from financing activities:
  Proceeds from stockholder loans........         14              --             --            21
  Payments of stockholder loans..........         --             (14)            (6)          (19)
  Proceeds from issuance of common
     stock...............................          1              --             --            --
                                                ----             ---            ---           ---
       Net cash (used in) provided by
          financing activities...........         15             (14)            (6)            2
                                                ----             ---            ---           ---
Net increase in cash and cash
  equivalents............................          3              14              7             6
Cash and cash equivalents at beginning of
  period.................................         --               3              3            17
                                                ----             ---            ---           ---
Cash and cash equivalents at end of
  period.................................       $  3              17             10            23
                                                ====             ===            ===           ===

See accompanying notes to financial statements.

                            COMQUEST NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     ComQuest Networks, Inc. (the "Company") is a locally owned and operated internet service provider located in Logansport, Indiana. The Company was incorporated on August 25, 1997 and provides dial-up Internet access for home or business.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

                            COMQUEST NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) INVENTORIES

     Inventories are stated at the lower of historical cost or market. Inventories consist primarily of resale computer equipment.

(f) EQUIPMENT AND FURNITURE

     Equipment and furniture are stated at cost. Depreciation is calculated using an accelerated method over the estimated useful lives of the related assets, generally ranging from five to seven years.

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the discounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of intangible assets is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(h) INTANGIBLE ASSETS

     Intangible assets are carried at cost less accumulated amortization and are amortized on a straight line basis over the estimated useful life. Intangible assets consists of purchased customer service agreements and are amortized over fifteen years.

(i) INCOME TAXES

     The Company has elected to be treated as an S-Corp under the provisions of the Internal Revenue Code. Under these provisions, the Company is not liable for federal or state income taxes. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. Accordingly, there is no provision for income taxes recorded in the Company's financial statements.

     The unaudited proforma income tax information included in the statements of operations and Note 5 is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the period from August 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998.

                            COMQUEST NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(j) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Activation fee revenue is recognized at the point that the customer has the ability to obtain Internet services from the Company.

(k) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense and totaled approximately $0 for the period August 25, 1997 (inception) to December 31, 1997 and $13 for the year ending December 31, 1998.

(l) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

(m) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15,

                            COMQUEST NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) RELATED PARTY TRANSACTIONS

     The Company rents its office space on a month-to-month basis from SPI Group, which is owned and operated by two of the Company's stockholders. Rent expense for 1997 and 1998 was $0 and $3 respectively.

(3) EQUIPMENT AND FURNITURE

     Equipment and furniture consists of the following:

                                                                          JUNE 30,
                                                         1997    1998       1999
                                                         ----    ----    -----------
                                                                         (UNAUDITED)
Computer equipment.....................................  $15      56         137
Furniture..............................................   --       4           7
                                                         ---     ---         ---
                                                          15      60         144
Less accumulated depreciation..........................   (5)    (19)        (32)
                                                         ---     ---         ---
                                                         $10      41         112
                                                         ===     ===         ===

(4) NOTES PAYABLE TO STOCKHOLDERS

     Loans totaling $14 were granted to the Company during 1997 by the Company's stockholders. These loans, which were repaid in 1998, did not contain interest terms and were effectively secured by the stockholders' underlying interests in the Company.

     Subsequent to December 31, 1998, additional loans were granted to the Company by the Company's stockholders. These loans, which are evidenced by Promissory Notes, include normal commercial covenants and are secured by the stockholders' underlying interests in the Company.

(5) INCOME TAXES (UNAUDITED)

     The following displays the Pro Forma income tax effects as if the Company had been treated as a taxable Corporation for the respective periods.

                            COMQUEST NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Proforma income tax expense (benefit) consists of the following:

                                                                             JUNE 30,
                                                             1997    1998      1999
                                                             ----    ----    --------
Current:
  Federal..................................................   $--      9        11
  State and local..........................................   --       5         6
                                                              --      --        --
  Total current............................................   --      14        17
                                                              --      --        --
Deferred:
  Federal..................................................   --      (1)       (1)
  State and local..........................................   --      --        --
                                                              --      --        --
  Total deferred...........................................   --      (1)       (1)
                                                              --      --        --
Total income tax expense...................................   $--     13        16
                                                              ==      ==        ==

     A reconciliation of proforma income taxes computed using the statutory rates to income tax expense follows:

                                                                            JUNE 30,
                                                            1997    1998      1999
                                                            ----    ----    --------
Statutory income tax rate.................................   15%     25%       25%
Income taxes at statutory tax rate........................  $--      15        17
Increase (decrease) in taxes resulting from:
  State and local income taxes, net of federal income tax
     benefit..............................................   --       3         4
  Benefit of lower tax bracket............................   --      (5)       (5)
                                                            ---      --        --
Income tax expense........................................  $--      13        16
                                                            ===      ==        ==

     The tax effects of temporary differences that give rise to significant portions of the proforma deferred tax assets and deferred tax liabilities at December 31, 1997, December 31, 1998 and June 30, 1999 are presented below:

                                                                             JUNE 30,
                                                             1997    1998      1999
                                                             ----    ----    --------
Deferred tax assets:
  Revenue included in income for income tax purposes but
     deferred for financial statement purposes.............   $--      1         2
                                                              --      --        --

                            COMQUEST NETWORKS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                                                                             JUNE 30,
                                                             1997    1998      1999
                                                             ----    ----    --------
     Total gross deferred tax assets.......................   --       1         2
     Less valuation allowance..............................   --      --        --
                                                              --      --        --
     Net deferred tax assets...............................   --       1         2
                                                              --      --        --
Deferred tax liabilities:
     Total gross deferred tax liabilities..................   --      --        --
                                                              --      --        --
     Total net deferred tax (liabilities) assets...........   $--      1         2
                                                              ==      ==        ==

(6) SUBSEQUENT EVENTS (UNAUDITED)

     During 1999, one of the Company's stockholders acquired all of the shares previously held by two other stockholders.

     The Company's owner has entered into an agreement whereby he will sell his ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owner will exchange his ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Fairnet, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1998 and 1997 and the seven-month period from June 1, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairnet, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and the seven-month period from June 1, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

St. Louis, Missouri
August 13, 1999

                                 FAIRNET, INC.
                                 BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3      3           6
  Trade receivables.........................................    12     24          28
  Due from affiliate........................................    --     --          10
                                                              ----    ---         ---
     Total current assets...................................    15     27          44
Property and equipment, net.................................    33    104         113
                                                              ----    ---         ---
     Total assets...........................................  $ 48    131         157
                                                              ====    ===         ===
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  4     17          46
  Accrued payroll expenses..................................     6     18          13
  Due to affiliate..........................................    12     13          --
  Current portion of long-term debt (note 3)................    --      5           5
  Current portion of capital lease obligations (note 4).....    --     25          26
  Deferred revenue..........................................    31     42          50
                                                              ----    ---         ---
     Total current liabilities..............................    53    120         140
Long-term debt, less current portion (note 3)...............    --     13          10
Capital lease obligations, less current portion (note 4)....    --     36          41
                                                              ----    ---         ---
     Total liabilities......................................    53    169         191
                                                              ----    ---         ---
Stockholders' deficit (note 5):
  Common stock, no par value, stated value $76; authorized
     1,000 shares, issued and outstanding 100 shares........     8      8           8
  Additional paid-in capital................................    --     --          43
  Accumulated deficit.......................................   (13)   (46)        (85)
                                                              ----    ---         ---
     Total stockholders' deficit............................    (5)   (38)        (34)
                                                              ----    ---         ---
     Total liabilities and stockholders' deficit............  $ 48    131         157
                                                              ====    ===         ===

See accompanying notes to financial statements.

                                 FAIRNET, INC.
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                         SEVEN-MONTH
                                         PERIOD FROM
                                         JUNE 1, 1996     YEAR ENDED         SIX MONTHS ENDED
                                        (INCEPTION) TO   DECEMBER 31,            JUNE 30,
                                         DECEMBER 31,    -------------   -------------------------
                                             1996        1997    1998       1998          1999
                                        --------------   -----   -----   -----------   -----------
                                                                                (UNAUDITED)
Revenue:
  Internet connectivity..............        $  6         91      198        84            179
  Enhanced services and
     other...........................           2          3        8         5              7
                                             ----         --      ---        --            ---
     Total revenue...................           8         94      206        89            186
                                             ----         --      ---        --            ---
Costs and expenses:
  Cost of Internet services..........           8         51      114        48            128
  Selling, general and
     administrative..................          10         37      105        27             71
  Depreciation.......................           2          7       17         5             23
                                             ----         --      ---        --            ---
     Total costs and expenses........          20         95      236        80            222
                                             ----         --      ---        --            ---
     Income (loss) from operations...         (12)        (1)     (30)        9            (36)
Interest expense.....................          --         --       (3)       --             (3)
                                             ----         --      ---        --            ---
     Income (loss) before income tax
       provision.....................         (12)        (1)     (33)        9            (39)
Income tax (expense) benefit.........          --         --       --        --             --
                                             ----         --      ---        --            ---
     Net income (loss)...............        $(12)        (1)     (33)        9            (39)
                                             ====         ==      ===        ==            ===

See accompanying notes to financial statements.

                                 FAIRNET, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                        COMMON STOCK      ADDITIONAL
                                      ----------------     PAID-IN      ACCUMULATED
                                      SHARES    AMOUNT     CAPITAL        DEFICIT      TOTAL
                                      ------    ------    ----------    -----------    -----
BALANCE AT JUNE 1, 1996.............    --       $--          --             --          --
Issuance of common stock for cash...   100         8          --             --           8
Net loss............................    --        --          --            (12)        (12)
                                       ---       ---          --            ---         ---
BALANCE AT DECEMBER 31, 1996........   100         8          --            (12)         (4)
Net loss............................    --        --          --             (1)         (1)
                                       ---       ---          --            ---         ---
BALANCE AT DECEMBER 31, 1997........   100         8          --            (13)         (5)
Net loss............................    --        --          --            (33)        (33)
                                       ---       ---          --            ---         ---
BALANCE AT DECEMBER 31, 1998........   100         8          --            (46)        (38)
Net loss (unaudited)................    --        --          --            (39)        (39)
Additional paid-in capital
  (unaudited).......................    --        --          43             --          43
                                       ---       ---          --            ---         ---
BALANCE AT JUNE 30, 1999
  (unaudited).......................   100       $ 8          43            (85)        (34)
                                       ===       ===          ==            ===         ===

See accompanying notes to financial statements.

                                 FAIRNET, INC.
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                           SEVEN-MONTH
                                           PERIOD FROM
                                           JUNE 1, 1996     YEAR ENDED         SIX MONTHS ENDED
                                          (INCEPTION) TO   DECEMBER 31,            JUNE 30,
                                           DECEMBER 31,    -------------   -------------------------
                                               1996        1997    1998       1998          1999
                                          --------------   -----   -----   -----------   -----------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................       $(12)         (1)    (33)         9           (39)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization......          2           7      17          5            23
     Deferred revenue...................         17          14      11         (8)            8
     Changes in operating assets and
       liabilities:
       Trade receivables................         (2)        (10)    (12)        --            (4)
       Accounts payable.................          2           2      13          2            29
       Accrued payroll expenses.........          1           5      12          4            (5)
                                               ----         ---     ---        ---           ---
          Net cash provided by operating
            activities..................          8          17       8         12            12
                                               ----         ---     ---        ---           ---
Cash flows from investing activities --
  acquisition of equipment and leasehold
  improvements..........................        (24)        (18)    (19)       (10)          (11)
                                               ----         ---     ---        ---           ---
Cash flows from financing activities:
  Proceeds from notes payable...........         --          --      19         --            --
  Repayments of notes payable...........         --          --      (1)        --            (3)
  Repayments of capital lease
     obligations........................         --          --      (8)        --           (15)
  Proceeds from (payments to)
     affiliate..........................         11           1       1         (4)          (23)
  Additional paid-in capital............         --          --      --         --            43
  Proceeds from issuance of common
     stock..............................          8          --      --         --            --
                                               ----         ---     ---        ---           ---
          Net cash provided by (used in)
            financing activities........         19           1      11         (4)            2
                                               ----         ---     ---        ---           ---
          Net increase (decrease) in
            cash and cash equivalents...          3          --      --         (2)            3
Cash and cash equivalents:
  Beginning period......................         --           3       3          3             3
                                               ----         ---     ---        ---           ---
  End of period.........................       $  3           3       3          1             6
                                               ====         ===     ===        ===           ===
Supplemental disclosure of cash flow information:
  During the six-month period June 30, 1999, the Company paid approximately $1 for interest
Non-cash financing activities:
  The Company entered into various capital leases for computer equipment. These capital lease obligations resulted in non-cash financing activities aggregating $69 and $21 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

See accompanying notes to financial statements.

                                 FAIRNET, INC.
                         NOTES TO FINANCIAL STATEMENTS
SEVEN-MONTH PERIOD FROM JUNE 1, 1996 (INCEPTION) TO DECEMBER 31, 1996 AND YEARS
                        ENDED DECEMBER 31, 1997 AND 1998

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Fairnet, Inc. (the "Company") was incorporated in 1996 to provide Internet service to areas of Northwest Indiana that were either not being served or underserved by other Internet service providers. The main objectives of the Company are growth and adding POPs (points of presence) to additional areas adjoining the existing Company service areas. The Company provides full service internet connectivity and enhanced internet services.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 FAIRNET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set-up fees are recognized upon completion of the services.

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising, and other general sales and marketing costs. The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $2, $1, and $2 and $1 and $1 for the seven-month period ended December 31, 1996, the years ended December 31, 1997 and 1998, and the six-month periods ended June 30, 1998 and 1999, respectively.

                                 FAIRNET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases, stated at cost consists of the following:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment, including amounts
  related to capital leases of $-0-, $69, and $90,
  respectively..............................................  $42     130         162
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $-0-, $7, and $23,
  respectively..............................................    9      26          49
                                                              ---     ---         ---
     Total..................................................  $33     104         113
                                                              ===     ===         ===

                                 FAIRNET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) DEBT

     Notes payable consists of the following:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Unsecured notes payable, bearing interest at 9%, payable in
  equal monthly installments through 2002...................  $--      18         15
Less current portion........................................   --       5          5
                                                              ---      --         --
     Long-term debt, less current portion...................  $--      13         10
                                                              ===      ==         ==

     The aggregate estimated amounts of long-term debt maturing after December 31, 1998 are as follows:

1999........................................................  $ 5
2000........................................................    5
2001........................................................    5
2002........................................................    3
2003........................................................   --
                                                              ---
                                                              $18
                                                              ===

(4) LEASES

     The Company leases certain computer and office equipment under capital leases and noncancelable operating leases, expiring at various dates through 2002.

                                 FAIRNET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................    $30         118
2000........................................................     29         124
2001........................................................      9         111
2002........................................................     --           5
2003........................................................     --          --
                                                                ---         ---
     Total minimum payments.................................     68         358
                                                                            ===
Less amount representing interest...........................      7
                                                                ---
     Present value of net minimum lease payment.............     61
Less current portion........................................     25
                                                                ---
                                                                $36
                                                                ===

     Rent expense for the seven-month period ended December 31, 1996, the years ended December 31, 1997 and 1998, and the six-month periods ended June 30, 1998 and 1999 were $1, $1, $1, and $1, $3, respectively. This rent expense was paid to a related party with common ownership and control.

(5) COMMON STOCK

     The Company has authorized 1,000 common stock shares with no par value. The Company has issued and outstanding 100 shares at a stated value of $76 per share.

(6) RELATED-PARTY TRANSACTIONS

     In addition to the rent expenses discussed in note 4, the Company has an amount due to (from) a related party with common ownership and control. These advances are used by the Company's management to provide operating funds when needed for the Company to reduce financial institution borrowings to a minimum. Also, the stockholders of the Company contributed additional paid-in capital of $43 during the six-month period ended June 30, 1999.

                                 FAIRNET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) INCOME TAXES

     The Company has generated net operating losses since inception. Accordingly, no income tax expense or benefit has been recognized. Income tax (expense) benefit differs from the amounts that would result from applying the federal statutory rate of 15% as follows:

                                             SEVEN-MONTH
                                             PERIOD FROM                           SIX MONTHS
                                             JUNE 1, 1996       YEAR ENDED            ENDED
                                            (INCEPTION) TO     DECEMBER 31,         JUNE 30,
                                             DECEMBER 31,      -------------     ---------------
                                                 1996          1997     1998     1998       1999
                                            --------------     ----     ----     ----       ----
                                                                                   (UNAUDITED)
Expected tax benefit (expense)............       $ 2            --        5       (1)         6
State income taxes, net of federal
  benefit.................................         1            --        2       --          2
Change in valuation allowance.............        (3)           --       (7)       1         (8)
                                                 ---            --       --       --         --
                                                 $--            --       --       --         --
                                                 ===            ==       ==       ==         ==

     Temporary differences that give rise to the components of deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........................  $--       3          --
  Deferred revenue..........................................    6       9          11
  Other, net................................................   --      --          13
                                                              ---     ---         ---
                                                                6      12          24
  Less valuation allowance..................................   (3)    (10)        (18)
                                                              ---     ---         ---
     Total deferred tax assets..............................    3       2           6
Deferred tax liabilities -- property and equipment..........   (3)     (2)         (6)
                                                              ---     ---         ---
     Net deferred tax position..............................  $--      --          --
                                                              ===     ===         ===

     The valuation allowance for deferred tax assets as of January 1, 1997 was $3. The net change in the total valuation allowance for the years ended December 31, 1997 and 1998 and the six-month unaudited period ended June 30, 1999 was $0, $7, and $8, respectively.

                                 FAIRNET, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(8) CONTINUED OPERATIONS AND LIQUIDITY

     The Company has experienced losses from operations since inception, including a loss of approximately $33 in 1998. Accordingly, the three stockholders of the Company that constitute 100% of the ownership of the Company have agreed to fund operations and capital expenditures through August 1, 2000, if so required.

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Wisconsin Internet, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Internet, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Chicago, Illinois
August 13, 1999

                            WISCONSIN INTERNET, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $  9     38         77
  Receivables:
     Trade, net of allowance for doubtful accounts of $3, $4
      and $4 at December 31, 1997 and 1998 and June 30,
      1999, respectively....................................    27     46         66
     Related party notes....................................     4     --         --
     Other..................................................    --      3         --
  Current deferred tax asset, net...........................    34     28         --
  Prepaid expenses and other................................    --      3         15
                                                              ----    ---        ---
       Total current assets.................................    74    118        158
Property and equipment, net.................................    82    145        204
                                                              ----    ---        ---
       Total assets.........................................  $156    263        362
                                                              ====    ===        ===
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  2      2          2
  Taxes payable.............................................     2     --         --
  Accrued expenses..........................................    13     16         12
  Line of credit............................................    --     --         50
  Current portion of note payable to stockholder............     4      5         --
  Capital lease obligations.................................     5     --         --
  Deferred revenue..........................................   101    200        243
                                                              ----    ---        ---
       Total current liabilities............................   127    223        307
Noncurrent deferred tax liability, net......................     9     12          1
Note payable to stockholder, less current portion...........     6     --         --
                                                              ----    ---        ---
       Total liabilities....................................   142    235        308
Stockholders' equity (deficit):
  Common stock, no par value. Authorized 9,000 shares,
     issued and outstanding 2,000 shares....................    --     --         --
  Additional paid-in capital................................    60     60         60
  Retained earnings/accumulated deficit.....................   (46)   (32)        (6)
                                                              ----    ---        ---
       Total stockholder's equity (deficit).................    14     28         54
                                                              ----    ---        ---
       Total liabilities and stockholders' equity
        (deficit)...........................................  $156    263        362
                                                              ====    ===        ===

See accompanying notes to financial statements.

                            WISCONSIN INTERNET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                               YEAR ENDED DECEMBER          SIX MONTHS ENDED
                                                       31,                      JUNE 30,
                                             ------------------------   -------------------------
                                              1996      1997    1998       1998          1999
                                             -------   ------   -----   -----------   -----------
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity....................  $    97      355     602        274           414
                                             -------   ------   -----      -----         -----
Total revenue..............................       97      355     602        274           414
Costs and expenses:
  Cost of Internet services................       90      279     407        185           274
  Selling, general and administrative,
     including $0, $33, $36, $18 and $28,
     respectively, from a related party....       22       87     121         55            55
  Depreciation and amortization............        8       15      37         15            43
                                             -------   ------   -----      -----         -----
Total costs and expenses...................      120      381     565        255           372
                                             -------   ------   -----      -----         -----
Income (loss) from operations..............      (23)     (26)     37         19            42
Other income (expenses):
  Interest income..........................       --       --      --         --             1
  Loss on disposal of fixed assets.........       --       (4)    (10)        --            --
  Interest expense.........................       (4)      (6)     (4)        (3)           --
                                             -------   ------   -----      -----         -----
Income (loss) before income taxes..........      (27)     (36)     23         16            43
Income tax benefit (expense)...............       14        9      (9)        (6)          (17)
                                             -------   ------   -----      -----         -----
Net income (loss)..........................  $   (13)     (27)     14         10            26
                                             =======   ======   =====      =====         =====

See accompanying notes to financial statements.

                            WISCONSIN INTERNET, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                               RETAINED
                                                                 ADDITIONAL    EARNINGS/
                                                                  PAID-IN     ACCUMULATED
                                               SHARES   AMOUNT    CAPITAL       DEFICIT     TOTAL
                                               ------   ------   ----------   -----------   -----
BALANCE AT DECEMBER 31, 1995.................  1,000      $--        --            (6)        (6)
Net loss.....................................     --      --         --           (13)       (13)
                                               -----      --         --           ---        ---
BALANCE AT DECEMBER 31, 1996.................  1,000      --         --           (19)       (19)
Issuance of common stock in exchange for cash
  and equipment..............................  1,000      --         60            --         60
Net loss.....................................     --      --         --           (27)       (27)
                                               -----      --         --           ---        ---
BALANCE AT DECEMBER 31, 1997.................  2,000      --         60           (46)        14
Net income...................................                                      14         14
                                               -----      --         --           ---        ---
BALANCE AT DECEMBER 31, 1998.................  2,000      --         60           (32)        28
Net income (unaudited).......................                                      26         26
                                               -----      --         --           ---        ---
BALANCE AT JUNE 30, 1999 (unaudited).........  2,000      $--        60            (6)        54
                                               =====      ==         ==           ===        ===

See accompanying notes to financial statements.

                            WISCONSIN INTERNET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,       JUNE 30,
                                                              ------------------   -----------
                                                              1996   1997   1998   1998   1999
                                                              ----   ----   ----   ----   ----
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $(13)  (27)     14    10      26
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................     8    15      37    15      43
     Deferred income taxes..................................   (14)  (11)      9    13      17
     Changes in assets and liabilities:
       Receivables..........................................   (27)   --     (19)  (20)    (17)
       Prepaid expenses and other current assets............    (3)    3      (6)   --     (12)
       Accounts payable.....................................    19   (19)     --    --      --
       Accrued expenses.....................................    --    13       3    (6)     (4)
       Income taxes payable.................................    --     2      (2)   (2)     --
       Deferred revenue.....................................    64    37      99    77      43
                                                              ----   ---    ----   ---    ----
Net cash provided by operating activities...................    34    13     135    87      96
                                                              ----   ---    ----   ---    ----
Cash flows from investing activities:
  Capital expenditures......................................   (14)  (60)   (110)  (90)   (102)
  Other.....................................................     1    (5)     14     4      --
                                                              ----   ---    ----   ---    ----
Net cash used in investing activities.......................   (13)  (65)    (96)  (86)   (102)
                                                              ----   ---    ----   ---    ----
Cash flows from financing activities:
  Proceeds from lines of credit and note payable............    --    35      48    48      50
  Repayments of note payable................................   (17)  (29)    (53)  (14)     (5)
  Repayments of capital lease obligations...................    (4)   (5)     (5)   (3)     --
  Proceeds from issuance of common stock....................    --    59      --    --      --
                                                              ----   ---    ----   ---    ----
Net cash provided by (used in) financing activities.........   (21)   60     (10)   31      45
                                                              ----   ---    ----   ---    ----
Net change in cash..........................................    --     8      29    32      39
Cash at beginning of period.................................     1     1       9     9      38
                                                              ----   ---    ----   ---    ----
Cash at end of period.......................................  $  1     9      38    41      77
                                                              ====   ===    ====   ===    ====
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $  4     4       4     3      --
  Income taxes paid.........................................    --    --       1    --      --
Supplemental disclosures of noncash items:
  Equipment donated.........................................    --     1      --    --      --
                                                              ====   ===    ====   ===    ====

See accompanying notes to financial statements.

                            WISCONSIN INTERNET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Wisconsin Internet, Inc. (the "Company") was incorporated on June 1, 1995 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The goal of the Company is to become the premier provider of full service Internet connectivity and enhanced Internet services, including hosting web-sites in southeastern Wisconsin. The Company commenced operations in June of 1995.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity (deficit), and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five

                            WISCONSIN INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the estimated useful lives of the assets.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell. The Company has determined that as of December 31, 1998, there has been no impairment in the carrying value of the long-lived assets.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Since inception, the Company had historically filed its federal and state income tax returns using the cash basis method of accounting. During 1998, the Company elected to file its federal and state income tax returns using the accrual method of accounting.

(g) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Domain registration revenues are recognized as billed in the period under contract. Domain revenues were insignificant to the Company's total revenue for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999.

(h) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's accounts receivable, accounts payable, and accrued expenses approximate their carrying value based on short term nature of these financial instruments.

     For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, three vendors represented approximately 80% of the Company's total

                            WISCONSIN INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(2) PROPERTY AND EQUIPMENT

     Property and equipment was comprised of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                        DECEMBER 31,
                                                        ------------     JUNE 30,
                                                        1997    1998       1999
                                                        ----    ----    -----------
                                                                        (UNAUDITED)
Internet access and computer equipment including
  amounts related to capital leases of $12 as of
  December 31, 1997 and 1998..........................  $ 96    $186       $286
Furniture and fixtures................................     9      11         11
                                                        ----    ----       ----
                                                         105     197        297
Less accumulated depreciation and amortization,
  including amounts related to capital leases of $6,
  $8 and $9, respectively.............................    23      52         93
                                                        ----    ----       ----
     Total............................................  $ 82    $145       $204
                                                        ====    ====       ====

(3) DEBT

     Lines of credit and note payable consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                         DECEMBER 31,
                                                         ------------      JUNE 30,
                                                         1997    1998        1999
                                                         ----    ----    ------------
                                                                         (UNAUDITED)
Revolving line of credit, bearing interest at 8.5%, due
  December, 1999.......................................   $--     $--        $50
Other..................................................   10       5          --
                                                          --      --         ---
                                                          10       5          50
Less current portion...................................    4       5          50
                                                          --      --         ---
  Long-term debt, less current portion.................   $6      $--        $--
                                                          ==      ==         ===

     On January 24, 1997, the Company issued a $13 promissory note to a stockholder (as discussed in Note (8)). The note bears interest at a rate of 8.5% per annum and is payable in 36 equal installments commencing on February 24, 1997. The interest expense related to this note

                            WISCONSIN INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

amounted to $1 in both 1997 and 1998. The note is personally guaranteed by another stockholder of the Company.

     At December 31, 1998, the Company maintained a $100 revolving line of credit bearing interest at a fixed rate of 8.5% per annum. The line of credit is secured by substantially all of the Company's assets. No amount was outstanding under this line of credit as of December 31, 1998, and a balance $50 was outstanding as of June 30, 1999. The outstanding balance is due in full with accrued interest on December 3, 1999.

(4) COMMITMENTS AND CONTINGENCIES

     The Company leases certain office space and usage and access rights to telecommunication wires under operating leases, expiring at various dates through 2002. The telecommunication wire leases are cancelable, although a penalty will be incurred if the leases are terminated early. The future minimum lease payments indicated below do not include costs such as property taxes, maintenance, and insurance.

     Total future minimum annual lease payments under the operating leases as of December 31, 1998 are as follows:

                                                                OPERATING
                                                                 LEASES
                                                                ---------
1999........................................................      $105
2000........................................................        25
2001........................................................        15
2002........................................................         1
2003........................................................        --
                                                                  ----
     Total minimum payments.................................       146

     During 1997 and 1998, the Company leased its corporate office space from M&H Property, a related party to the Company (as discussed in Note (8)). Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $6, $33, $36, $18 and $28, respectively.

(5) CAPITAL STOCK

     As of December 31, 1996, the Company had issued 1,000 shares of common stock to its sole stockholder for no consideration. On January 24, 1997, an individual purchased 1,000 shares of common stock for $59 in cash and $1 in donated equipment. The equipment was recorded at its fair market value at the time of donation.

                            WISCONSIN INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(6) EMPLOYEE BENEFIT PLAN

     In October 1998, the Company established a SIMPLE Plan for all full time employees of the Company. The Company may make discretionary contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company elected to make a contribution of $3 for the year ended December 31, 1998. The contribution was properly accrued at December 31, 1998, and was subsequently paid during 1999.

(7) INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                        CURRENT    DEFERRED    TOTAL
                                                        -------    --------    -----
For the year ended December 31, 1996
  Federal.............................................    $--        $(11)     $(11)
  State...............................................     --          (3)       (3)
                                                          ---        ----      ----
                                                           --         (14)      (14)
                                                          ===        ====      ====
For the year ended December 31, 1997
  Federal.............................................      2        $ (6)       (4)
  State...............................................     --          (5)       (5)
                                                          ---        ----      ----
                                                            2         (11)       (9)
                                                          ===        ====      ====
For the year ended December 31, 1998
  Federal.............................................     --           7         7
  State...............................................     --           2         2
                                                          ---        ----      ----
                                                          $--        $  9      $  9
                                                          ===        ====      ====

     Income tax benefit differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
Expected tax benefit........................................  $ (9)   $(8)     $7
State income taxes, net of federal benefit..................    (2)    (3)      2
Other.......................................................    (3)     2      --
Current year impact of accounting method change and
  differences in book income................................    --     --      --
                                                              ----    ---      --
                                                              $(14)   $(9)     $9
                                                              ====    ===      ==

                            WISCONSIN INTERNET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Temporary differences that give rise to the components of deferred tax assets as of December 31 are as follows:

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Accrual to cash basis adjustment............................  $34     $28
                                                              ---     ---
  Gross deferred tax assets.................................   34      28
Depreciation................................................    9      12
                                                              ---     ---
  Gross deferred tax liability..............................    9      12
                                                              ---     ---
  Net deferred tax asset (liability)........................  $25     $16
                                                              ===     ===

     Since inception, the Company had historically filed its federal and state income tax returns using the cash basis method of accounting. During 1998, the Company elected to file its federal and state income tax returns using the accrual method of accounting. At December 31, 1997, the Company did not provide a valuation allowance related to its deferred tax assets. Based upon management's assessment, it was more likely than not that the deferred tax assets would be realized upon election of the accrual method accounting for tax purposes during 1998.

(8) RELATED PARTY TRANSACTIONS

     On January 24, 1997, the Company issued a $13 promissory note to a stockholder. The note bears interest at a rate of 8.5% per annum and is payable in 36 equal installments commencing on February 24, 1997. The interest expense related to this note amounted to $1 in both 1997 and 1998. The note is personally guaranteed by another stockholder.

     During 1997 and 1998, the Company leased its corporate office space from M&H Property, a partnership entered into between the two stockholders. The monthly rental payments made to M&H Property were $3, $3 and $5 during 1997 and 1998 and effective February 1, 1999, respectively. Rent paid to M&H Property for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 amounted to $33, $36, $18 and $28, respectively.

     On May 28, 1999, the Company sold certain general office equipment to M&H Property at its fair market value on the date of the transaction of $8.

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, Inc.:

     We have audited the accompanying balance sheets of NConnect, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NConnect, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Chicago, Illinois
August 27, 1999

                                 NCONNECT, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $  5      11         16
  Receivables:
     Trade..................................................    47      46         66
     Other..................................................    --       4         --
  Inventory.................................................     6       6         12
                                                              ----    ----       ----
       Total current assets.................................    58      67         94
Property and equipment, net.................................   164     154        148
Other assets................................................    --      --          6
                                                              ----    ----       ----
       Total assets.........................................  $222     221        248
                                                              ====    ====       ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 53     107         60
  Accrued expenses..........................................    10      68        105
  Current portion of lines of credit and notes payable......    30      27         27
  Current portion of capital lease obligations..............    27      34         24
  Deferred revenue..........................................   124     252        310
                                                              ----    ----       ----
       Total current liabilities............................   244     488        526
Lines of credit and notes payable, less current portion.....    48      36         16
Capital lease obligations, less current portion.............    30      18         47
                                                              ----    ----       ----
       Total liabilities....................................   322     542        589
Stockholders' deficit:
  Common stock, no par value. Authorized 9,000 shares,
     issued and outstanding 200 shares......................    20      20         20
  Accumulated deficit.......................................  (120)   (341)      (361)
                                                              ----    ----       ----
       Total stockholders' deficit..........................  (100)   (321)      (341)
                                                              ----    ----       ----
Commitments (note 8)........................................    --      --         --
                                                              ----    ----       ----
       Total liabilities and stockholders' deficit..........  $222     221        248
                                                              ====    ====       ====

See accompanying notes to financial statements.

                                 NCONNECT, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                           31,                 JUNE 30,
                                                   --------------------    ----------------
                                                   1996    1997    1998    1998        1999
                                                   ----    ----    ----    ----        ----
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity..........................  $131    369      580    233         473
  Enhanced services and other....................     6     66       80     56          42
                                                   ----    ---     ----    ---         ---
     Total revenue...............................   137    435      660    289         515
Costs and expenses:
  Cost of Internet services......................    89    295      560    231         335
  Selling, general and administrative............    56    120      202     87         138
  Depreciation and amortization..................    22     62       98     48          60
                                                   ----    ---     ----    ---         ---
     Total costs and expenses....................   167    477      860    366         533
                                                   ----    ---     ----    ---         ---
     Loss from operations........................   (30)   (42)    (200)   (77)        (18)
Other income (expenses):
  Interest expense...............................    (3)    (8)     (18)    (4)         (2)
  Other..........................................    --     --       (3)    --          --
                                                   ----    ---     ----    ---         ---
     Loss before income taxes....................   (33)   (50)    (221)   (81)        (20)
  Provision for income taxes.....................    --     --       --     --          --
                                                   ----    ---     ----    ---         ---
     Net loss....................................  $(33)   (50)    (221)   (81)        (20)
                                                   ====    ===     ====    ===         ===

See accompanying notes to financial statements.

                                 NCONNECT, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                     COMMON STOCK
                                                   ----------------    ACCUMULATED
                                                   SHARES    AMOUNT      DEFICIT      TOTAL
                                                   ------    ------    -----------    -----
BALANCE AT DECEMBER 31, 1995.....................   200       $20          (37)        (17)
Net loss.........................................    --        --          (33)        (33)
                                                    ---       ---         ----        ----
BALANCE AT DECEMBER 31, 1996.....................   200        20          (70)        (50)
Net loss.........................................    --        --          (50)        (50)
                                                    ---       ---         ----        ----
BALANCE AT DECEMBER 31, 1997.....................   200        20         (120)       (100)
Net loss.........................................    --        --         (221)       (221)
                                                    ---       ---         ----        ----
BALANCE AT DECEMBER 31, 1998.....................   200        20         (341)       (321)
Net loss (unaudited).............................    --        --          (20)        (20)
                                                    ---       ---         ----        ----
BALANCE AT JUNE 30, 1999 (unaudited).............   200       $20         (361)       (341)
                                                    ===       ===         ====        ====

See accompanying notes to financial statements.

                                 NCONNECT, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                       SIX MONTHS
                                                                   YEAR ENDED          ENDED JUNE
                                                                  DECEMBER 31,            30,
                                                              --------------------    ------------
                                                              1996    1997    1998    1998    1999
                                                              ----    ----    ----    ----    ----
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(33)   (50)    (221)   (81)    (20)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    22     62       98     48      60
     Changes in operating assets and liabilities:
       Receivables..........................................   (14)   (31)       1      2     (20)
       Inventory............................................     9     (5)      --     (4)     (6)
       Other assets.........................................    --     --       --     (4)     (6)
       Accounts payable.....................................     1     44       54     26     (47)
       Accrued expenses.....................................     1      1       58     (4)     36
       Deferred revenue.....................................    44     80      128     77      58
                                                              ----    ---     ----    ---     ---
          Net cash provided by operating activities.........    30    101      118     60      55
                                                              ----    ---     ----    ---     ---
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (98)   (81)     (47)   (11)     (3)
                                                              ----    ---     ----    ---     ---
          Net cash used in investing activities.............   (98)   (81)     (47)   (11)     (3)
                                                              ----    ---     ----    ---     ---
Cash flows from financing activities:
  Proceeds from notes payable...............................     7      9       --     --      --
  Net proceeds (payments) on lines of credit................    68     (7)     (12)   (17)    (19)
  Repayments of notes payable...............................    --     (1)     (18)   (18)     --
  Repayments of capital lease obligations...................    --    (23)     (35)   (18)    (28)
                                                              ----    ---     ----    ---     ---
          Net cash provided by (used in) financing
            activities......................................    75    (22)     (65)   (53)    (47)
                                                              ----    ---     ----    ---     ---
          Net increase (decrease) in cash...................     7     (2)       6     (4)      5
Cash:
  Beginning of period.......................................    --      7        5      5      11
                                                              ----    ---     ----    ---     ---
  End of period.............................................  $  7      5       11      1      16
                                                              ====    ===     ====    ===     ===

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $3, $8, $18, $3 and $2, respectively, for interest.

Non-cash financing activities:

     The Company entered into various capital leases for computer equipment. These capital lease obligations resulted in non-cash financing activities aggregating $0, $68, $28, $28 and $51 for the years ended December 31, 1996, 1997, and 1998, and for the six month periods ended June 30, 1998 and 1999, respectively.

See accompanying Notes to Financial Statements.

                                 NCONNECT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     NConnect, Inc. (the "Company") was incorporated on October 23, 1995 to provide full service Internet connectivity and enhanced Internet services, including hosting websites, to customers in the greater Wisconsin area. The Company commenced operations in November 1995.

     The Company has incurred significant losses since inception and expects to incur a loss in 1999. Should the Company be unable to generate significant revenue and realize cash flows from operations in the near term, the Company will require additional equity or debt financing to meet working capital needs and to fund operating losses. Although management believes the Company will obtain such financing, there can be no assurances that such financing will be available in the future at terms acceptable to the Company.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of and for the six months ended June 30, 1998 and June 30, 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 NCONNECT, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Bulletin ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

                                 NCONNECT, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative and totaled approximately $21, $52, $121, $40 and $36 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments which include receivables, accounts payable, lines of credit, notes payable and capital lease obligations approximate their carrying value based on their terms and interest rates.

     For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, one vendor represented approximately 70% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 NCONNECT, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $68, $96 and $147,
  respectively..............................................  $241    $313       $353
Office equipment............................................    21      39         42
Leasehold improvements......................................     3       1         12
                                                              ----    ----       ----
                                                               265     353        407
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $11, $40 and $64,
  respectively..............................................   101     199        259
                                                              ----    ----       ----
     Total..................................................  $164    $154       $148
                                                              ====    ====       ====

(3) LINES OF CREDIT AND NOTES PAYABLE

     The Company has issued non-interest bearing notes payable to stockholders. These notes do not have maturity dates, and as such, have been classified as current liabilities. Additionally, the Company established revolving lines of credit, due in 2001 and 2006, with two financial institutions totaling $55 during 1997. Monthly payments due on the lines of credit aggregate $1.5 until November 2001 and $.3 from December 2001 through March 2006. Lines of credit and notes payable consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Revolving lines of credit, bearing interest at 9.75% or 2%
  above prime...............................................  $60     $50         $30
Notes payable to related parties............................   18      13          13
                                                              ---     ---         ---
Less current portion........................................   30      27          27
                                                              ---     ---         ---
     Lines of credit and notes payable, less current
      portion...............................................  $48     $36         $16
                                                              ===     ===         ===

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2003.

                                 NCONNECT, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1999........................................................    $36          22
2000........................................................     16          24
2001........................................................      2          22
2002........................................................     --          21
2003........................................................     --          18
                                                                ---         ---
     Total minimum payments.................................     54         107
                                                                            ===
Less amount representing interest...........................      2
                                                                ---
     Present value of net minimum lease payments............     52
Less current portion........................................     34
                                                                ---
                                                                 18
                                                                ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 was $5, $10, $10, $5 and $15, respectively.

(5) CAPITAL STOCK

     The Company has 200 shares of no par common stock issued and outstanding.

(6) INCOME TAXES

     Income tax benefit differs from the amounts that would result from applying the Federal statutory rate of 34% as follows:

                                                               YEAR ENDED     SIX MONTHS
                                                              DECEMBER 31,       ENDED
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Expected tax benefit........................................  $(17)   $(75)       $(7)
State income taxes, net of Federal benefit..................    (2)    (12)        (1)
Cash versus accrual income tax return differences...........    19      87          8
                                                              ----    ----        ---
     Income tax benefit.....................................  $ --    $ --        $--
                                                              ====    ====        ===

                                 NCONNECT, INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Temporary differences that give rise to the components of deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deferred tax assets --
  deferred revenue and accrued expenses.....................  $ 52    $111       $ 120
                                                              ----    ----       -----
     Gross deferred tax assets..............................    52     111         120
Valuation allowance.........................................   (32)    (93)       (100)
                                                              ----    ----       -----
     Net deferred tax asset.................................  $ 20    $ 18       $  20
                                                              ====    ====       =====
Deferred tax liabilities --
  depreciation and amortization.............................  $(20)   $(18)      $ (20)
                                                              ----    ----       -----
     Gross deferred tax liabilities.........................   (20)    (18)        (20)
                                                              ----    ----       -----
     Net deferred income taxes..............................  $ --    $ --       $  --
                                                              ====    ====       =====

     Due to the uncertainty regarding the ultimate utilization of the net deferred tax assets, no tax benefit has been provided by the Company in 1997, 1998 or 1999, and a valuation allowance has been recorded for certain of the deferred tax assets.

(7) COMMITMENTS

     The Company has entered into connectivity agreements with certain providers in order to secure competitive rates. The terms average 5 years and early termination could result in penalties.

(8) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. (espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Netwurx, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998 and the period from May 12, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netwurx, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from May 12, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Chicago, Illinois
August 20, 1999

                                 NETWURX, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 5        1          9
  Accounts receivable -- trade..............................   11       38         69
  Prepaid expenses and other................................   --        5         --
                                                              ---     ----       ----
     Total current assets...................................   16       44         78
Note receivable -- related party............................   --        2         13
Property and equipment, net (note 2)........................   68      102        174
                                                              ---     ----       ----
     Total assets...........................................  $84      148        265
                                                              ===     ====       ====
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft............................................  $--        2         --
  Accounts payable..........................................   --       23         97
  Accrued expenses..........................................    7       82        123
  Line of credit and notes payable..........................    3       --         15
  Current portion of capital lease obligations..............   16       38         38
  Deferred revenue..........................................   24      112        108
                                                              ---     ----       ----
     Total current liabilities..............................   50      257        381
Capital lease obligations, less current portion.............   38       42         68
                                                              ---     ----       ----
     Total liabilities......................................   88      299        449
                                                              ---     ----       ----
Stockholders' deficit:
  Common stock, no par value. Authorized 100 shares, issued
     and outstanding 100 shares.............................   10       10         10
  Accumulated deficit.......................................  (14)    (161)      (194)
                                                              ---     ----       ----
     Total stockholders' deficit............................   (4)    (151)      (184)
                                                              ---     ----       ----
Commitments (note 8)
     Total liabilities and stockholders' deficit............  $84      148        265
                                                              ===     ====       ====

See accompanying notes to financial statements.

                                 NETWURX, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                     PERIOD FROM
                                     MAY 12, 1997                          SIX MONTHS ENDED
                                    (INCEPTION) TO     YEAR ENDED              JUNE 30,
                                     DECEMBER 31,     DECEMBER 31,    --------------------------
                                         1997             1998           1998           1999
                                    --------------    ------------    -----------    -----------
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity...........       $ 57              323            130            363
  Enhanced services and other.....          6               14              2              9
                                         ----             ----            ---            ---
     Total revenue................         63              337            132            372
                                         ----             ----            ---            ---
Costs and expenses:
  Cost of Internet services.......         30              288            103            238
  Selling, general, and
     administrative...............         39              158             45            138
  Depreciation and amortization...          5               22              9             16
                                         ----             ----            ---            ---
     Total costs and expenses.....         74              468            157            392
                                         ----             ----            ---            ---
     Loss from operations.........        (11)            (131)           (25)           (20)
Other expenses -- interest
  expense.........................          3               16              8             13
                                         ----             ----            ---            ---
     Loss before income taxes.....        (14)            (147)           (33)           (33)
Income tax provision..............         --               --             --             --
                                         ----             ----            ---            ---
     Net loss.....................       $(14)            (147)           (33)           (33)
                                         ====             ====            ===            ===

See accompanying notes to financial statements.

                                 NETWURX, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                     COMMON STOCK
                                                   ----------------    ACCUMULATED
                                                   SHARES    AMOUNT      DEFICIT      TOTAL
                                                   ------    ------    -----------    -----
BALANCE AT MAY 12, 1997 (INCEPTION)..............    --       $--           --          --
Issuance of common stock for cash................   100        10           --          10
Net loss.........................................    --        --          (14)        (14)
                                                    ---       ---         ----        ----
BALANCE AT DECEMBER 31, 1997.....................   100        10          (14)         (4)
Net loss.........................................    --        --         (147)       (147)
                                                    ---       ---         ----        ----
BALANCE AT DECEMBER 31, 1998.....................   100        10         (161)       (151)
Net loss (unaudited).............................    --        --          (33)        (33)
                                                    ---       ---         ----        ----
BALANCE AT JUNE 30, 1999 (unaudited).............   100       $10         (194)       (184)
                                                    ===       ===         ====        ====

See accompanying notes to financial statements.

                                 NETWURX, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                           PERIOD FROM
                                           MAY 12, 1997                       SIX MONTHS ENDED
                                          (INCEPTION TO)    YEAR ENDED            JUNE 30,
                                           DECEMBER 31,    DECEMBER 31,   -------------------------
                                               1997            1998          1998          1999
                                          --------------   ------------   -----------   -----------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................       $(14)           (147)          (33)          (33)
  Adjustments to reconcile net loss to
     net cash provided by operating
     activities:
     Depreciation and amortization......          5              22             9            16
     Changes in operating assets and
       liabilities:
       Receivables......................        (11)            (29)          (10)          (42)
       Prepaid expenses and other
          current assets................         --              (5)           --             5
       Accounts payable.................         --              23            (2)           72
       Accrued expenses.................          7              75            30            40
       Deferred revenue.................         24              89            32            (4)
                                               ----            ----           ---           ---
          Net cash provided by operating
            activities..................         11              28            26            54
                                               ----            ----           ---           ---
Cash flows from investing activities --
  acquisition of property and
  equipment.............................        (11)             --            --           (33)
                                               ----            ----           ---           ---
          Net cash used in investing
            activities..................        (11)             --            --           (33)
                                               ----            ----           ---           ---
Cash flows from financing activities:
  Increase (decrease) in bank
     overdraft..........................         --               2            --            (2)
  Proceeds from line of credit and notes
     payable............................          8              14             6            15
  Repayments of notes payable...........         (5)            (17)           (9)           --
  Repayments of capital lease
     obligations........................         (8)            (31)          (21)          (26)
  Proceeds from issuance of common
     stock, net of issuance costs.......         10              --            --            --
                                               ----            ----           ---           ---
          Net cash provided by (used in)
            financing activities........          5             (32)          (24)          (13)
                                               ----            ----           ---           ---
          Net increase (decrease) in
            cash........................          5              (4)            2             8
Cash:
  Beginning of period...................         --               5             5             1
                                               ----            ----           ---           ---
  End of period.........................       $  5               1             7             9
                                               ====            ====           ===           ===
Supplemental disclosure of cash flow information:
  During the period from May 12, 1997 (inception) to December 31, 1997, the year ended December 31,
     1998, and the six-month periods ended June 30, 1998 and 1999, the Company paid approximately
     $3, $15, $8, and $13, respectively, for interest.
Non-cash financing activities:
  The Company entered into various capital leases for computer equipment. These capital lease obligations resulted in non-cash financing activities aggregating $62, $56, $35, and $54 for the period from May 12, 1997 (inception) to December 31, 1997, the year ended December 31,
     1998, and for the six-month periods ended June 30, 1998 and 1999, respectively.

See accompanying notes to financial statements.

                                 NETWURX, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Netwurx, Inc. (the "Company") was incorporated on May 12, 1997 to provide full service Internet connectivity and enhanced Internet services, including hosting web-sites, to customers in the greater Wisconsin area. The Company commenced operations in May 1997.

     The Company has incurred significant losses since inception and expects to incur a loss in 1999. Should the Company be unable to generate significant revenue and realize cash flows from operations in the near term, the Company will require additional equity or debt financing to meet working capital needs and to fund operating losses. Although management believes the Company will obtain such financing, there can be no assurances that such financing will be available in the future at terms acceptable to the Company.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of and for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 NETWURX, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Equipment under capital leases are stated at the present value of future minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

                                 NETWURX, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising, and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general, and administrative and totaled approximately $6, $53, $17 and $51 for the period from May 12, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments, which include receivables, accounts payable, line of credit, notes payable and capital lease obligations approximate their carrying value based on their terms and interest rates.

     For each of the years ended December 31, 1997 and 1998 and for periods ended June 30, 1998 and 1999, one vendor represented approximately 70% of the Company's total purchases of phone and other connectivity services. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 NETWURX, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES,
STATED AT COST

                                                                DECEMBER 31,
                                                                ------------            JUNE 30,
                                                                1997    1998              1999
                                                                ----    ----           -----------
                                                                                       (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $62, $118, and $173,
  respectively..............................................    $72     129                217
Furniture and fixtures......................................      1       1                  1
                                                                ---     ---                ---
                                                                 73     130                218
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $4, $20, and $35,
  respectively..............................................      5      28                 44
                                                                ---     ---                ---
     Total..................................................    $68     102                174
                                                                ===     ===                ===

ACCRUED EXPENSES

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Accrued expenses:
  Connectivity charges......................................  $ 3      73         101
  Sales taxes...............................................    1       3          10
  Other.....................................................    3       7          12
                                                              ---      --         ---
                                                              $ 7      83         123
                                                              ===      ==         ===

                                 NETWURX, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) LINE OF CREDIT AND NOTES PAYABLE

     The Company has issued non-interest bearing notes payable to stockholders. These notes do not have maturity dates, and as such have been classified as current liabilities. Additionally, the Company established a revolving line of credit in June 1999. The terms of the agreement provide for total borrowings of $15. As of June 30, 1999, no amounts were available. Notes payable and revolving line of credit consist of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Revolving line of credit, bearing interest at 10.25% or 2.5%
  above prime, due in 2000..................................  $--      --          15
Notes payable to stockholders...............................    3      --          --
                                                              ---      --         ---
     Total..................................................  $ 3      --          15
                                                              ===      ==         ===

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2002.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                                CAPITAL    OPERATING
                                                                LEASES      LEASES
                                                                -------    ---------
1999........................................................     $ 56         $25
2000........................................................       46          31
2001........................................................        6          24
2002........................................................       --           8
                                                                 ----         ---
     Total minimum payments.................................      108         $88
                                                                              ===
Less amount representing interest...........................       28
                                                                 ----
     Present value of net minimum lease payments............       80
Less current portion........................................       38
                                                                 ----
                                                                 $ 42
                                                                 ====

                                 NETWURX, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Rent expense for the period from May 12, 1997 (inception) to December 31, 1997, the year ended December 31, 1998, and the six-month periods ended June 30, 1998 and 1999 were $5, $8, $3, and $10, respectively.

(5) CAPITAL STOCK

     The Company has authorized and issued 100 shares of no par value common stock.

(6) RELATED PARTY TRANSACTIONS

     The Company has outstanding non-interest bearing notes receivable from stockholders. These notes are included as noncurrent receivables in the accompanying balance sheets as there are no formal repayment terms.

     Included in selling, general, and administrative expenses for 1998 is approximately $21 of subcontracted labor that was performed by a company that is owned by one of the stockholders.

(7) INCOME TAXES

     Income tax benefit differs from the amounts that would result from applying the Federal statutory rate of 34% as follows:

                                              PERIOD FROM
                                              MAY 12, 1997
                                             (INCEPTION) TO     YEAR ENDED     SIX MONTHS ENDED
                                              DECEMBER 31,     DECEMBER 31,        JUNE 30,
                                                  1997             1998              1999
                                             --------------    ------------    ----------------
                                                                                 (UNAUDITED)
Expected tax benefit.......................       $(5)             (50)              (11)
State income taxes, net of Federal
  benefit..................................        (1)              (8)               (2)
Cash versus accrual income tax return
  differences..............................         6               58                13
                                                  ---              ---               ---
     Income tax benefit....................       $--               --                --
                                                  ===              ===               ===

                                 NETWURX, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Temporary differences that give rise to the components of deferred tax assets are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deferred tax assets -- deferred revenue and accrued
  expenses..................................................  $12      75          92
                                                              ---     ---         ---
     Gross deferred tax assets..............................   12      75          92
Valuation allowance.........................................   (6)    (64)        (77)
                                                              ---     ---         ---
     Net deferred tax asset.................................    6      11          15
                                                              ---     ---         ---
Deferred tax liabilities -- depreciation and amortization...   (6)    (11)        (15)
                                                              ---     ---         ---
     Gross deferred tax liabilities.........................   (6)    (11)        (15)
                                                              ---     ---         ---
     Net deferred income taxes..............................  $--      --          --
                                                              ===     ===         ===

     Due to the uncertainty regarding the ultimate utilization of the net deferred tax assets, no tax benefit has been provided by the Company in 1997, 1998, and 1999, and a valuation allowance has been recorded for certain of the deferred tax assets.

(8) COMMITMENTS

     The Company has entered into long-term connectivity agreements with certain vendors in order to secure competitive rates. The terms average 5 years, and early termination could result in penalties.

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Provide.Net as of December 31, 1998 and 1997, and the related statements of operations, owner's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Provide.Net as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Chicago, Illinois
September 13, 1999

                                  PROVIDE.NET
                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $2, $7, and $5 at December 31, 1997 and
     1998 and June 30, 1999, respectively...................  $  7     17          11
  Prepaid expenses and other................................     1     74           6
                                                              ----    ---         ---
          Total current assets..............................     8     91          17
Property and equipment, net.................................   472    521         714
                                                              ----    ---         ---
          Total assets......................................  $480    612         731
                                                              ====    ===         ===
LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $ 24     42          10
  Accrued expenses..........................................     2      3          --
  Deferred revenue..........................................    78    164          68
                                                              ----    ---         ---
          Total liabilities.................................   104    209          78
Owner's equity..............................................   376    403         653
                                                              ----    ---         ---
          Total liabilities and owner's equity..............  $480    612         731
                                                              ====    ===         ===

See accompanying notes to financial statements.

                                  PROVIDE.NET

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                                  SIX MONTHS
                                                                                     ENDED
                                                     YEAR ENDED DECEMBER 31,       JUNE 30,
                                                    -------------------------    -------------
                                                     1996     1997      1998     1998    1999
                                                    ------    -----    ------    ----    -----
                                                                                  (UNAUDITED)
Revenue:
  Internet connectivity...........................  $  34      478     1,304     617     1,028
                                                    -----     ----     -----     ---     -----
     Total revenue................................     34      478     1,304     617     1,028
Costs and expenses:
  Cost of Internet services.......................    126      369       678     268       471
  Selling, general and administrative.............     34      172       278     118       233
  Depreciation....................................     15       39        59      30        51
                                                    -----     ----     -----     ---     -----
     Total costs and expenses.....................    175      580     1,015     416       755
                                                    -----     ----     -----     ---     -----
     Income (loss) from operations................   (141)    (102)      289     201       273
                                                    -----     ----     -----     ---     -----
Other income:
  Management fee..................................     11       15        18       5         1
  Interest income.................................     --       --         1      --         1
                                                    -----     ----     -----     ---     -----
Income (loss) before income taxes.................   (130)     (87)      308     206       275
                                                    -----     ----     -----     ---     -----
Income tax provision..............................     --       --        --      --        --
                                                    -----     ----     -----     ---     -----
Net income (loss).................................  $(130)     (87)      308     206       275
                                                    -----     ----     -----     ---     -----
Pro Forma income taxes (unaudited)................  $ (52)     (35)      123      82       109
                                                    =====     ====     =====     ===     =====
Pro Forma net income (loss) (unaudited)...........  $ (78)     (52)      185     124       166
                                                    =====     ====     =====     ===     =====

See accompanying notes to financial statements.

                                  PROVIDE.NET

                          STATEMENTS OF OWNER'S EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                OWNER'S
                                                                EQUITY
                                                                -------
BALANCE AT FEBRUARY 1, 1996.................................     $  --
Net loss....................................................      (130)
Contributions from owner....................................       516
                                                                 -----
BALANCE AT DECEMBER 31, 1996................................       386
Net loss....................................................       (87)
Contributions from owner....................................        77
                                                                 -----
BALANCE AT DECEMBER 31, 1997................................       376
Net income..................................................       308
Distributions to owner......................................      (281)
                                                                 -----
BALANCE AT DECEMBER 31, 1998................................       403
Net income (unaudited)......................................       281
Distributions to owner (unaudited)..........................       (31)
                                                                 -----
BALANCE AT JUNE 30, 1999 (unaudited)........................     $ 653
                                                                 =====

See accompanying notes to financial statements.

                                  PROVIDE.NET

                            STATEMENT OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                        SIX MONTHS
                                                              YEAR ENDED                   ENDED
                                                             DECEMBER 31,                JUNE 30,
                                                         ---------------------   -------------------------
                                                         1996     1997    1998      1998          1999
                                                         ----     ----    ----      ----          ----
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $(130)   (87)     308       206           281
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation.......................................     15     39       59        30            51
    Changes in operating assets and liabilities:
       Accounts receivable.............................     (1)    (6)     (10)       --             6
       Prepaid expenses and other current assets.......     (5)     4      (73)       --            68
       Accounts payable................................     13     11       18       (24)          (32)
       Accrued expenses................................     --      2        1        (2)           (3)
       Deferred revenue................................     27     50       86       (29)          (96)
                                                         -----    ---     ----      ----          ----
         Net cash provided by (used in) operating
           activities..................................    (81)    13      389       181           275
                                                         -----    ---     ----      ----          ----
Cash flows from investing activities:
  Acquisition of property, plant and equipment.........   (435)   (90)    (108)      (45)         (244)
                                                         -----    ---     ----      ----          ----
         Net cash used in investing activities.........   (435)   (90)    (108)      (45)         (244)
                                                         -----    ---     ----      ----          ----
Cash flows from financing activities:
  Contributions (distributions) from (to) owner........    516     77     (281)     (136)          (31)
                                                         -----    ---     ----      ----          ----
Net cash provided by (used in) financing activities....    516     77     (281)     (136)          (31)
                                                         -----    ---     ----      ----          ----
         Net change in cash............................     --     --       --        --            --
                                                         -----    ---     ----      ----          ----
Cash at beginning and end of period....................  $  --     --       --        --            --
                                                         =====    ===     ====      ====          ====

See accompanying notes to financial statements.

                                  PROVIDE.NET

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Provide.Net (the "Company") began operations on February 1, 1996 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The goal of the Company is to become the premier provider of full service Internet connectivity and enhanced Internet services, including hosting websites in the vicinity of Ypsilanti, Michigan and Ann Arbor, Michigan.

     Provide.Net is the Internet Service Provider ("ISP") business unit of a sole proprietorship, which began operations 15 years ago as a computer hardware business. The sole proprietorship includes the operations of the ISP business (Provide.Net) and the hardware retail business (Sunset Systems).

     Based upon the terms of the stock exchange agreement (see note 4), espernet.com, inc. ("espernet.com") will acquire certain assets and assume certain liabilities related to Provide.Net. As a result, the financial statements have been presented to reflect only those assets, liabilities, revenues and expenses related to the ISP business unit which is being acquired.

     From the Company's inception until June 30, 1999, the sole proprietor provided funding for working capital. All cash generated from and cash required to support the Company's operations was deposited and received through the sole proprietor's operating cash accounts. As a result, there are no separate bank accounts or records for these transactions. Accordingly, the amounts represented by the caption "Contributions (distributions) from owner" in the Company's statement of cash flows represents the net effect of all cash transactions between the Company and the owner from inception to June 30, 1999.

     The financial statements include expenses that have been allocated to the Company by the sole proprietor on a specific identification basis plus its allocated share of the costs associated with resources it shares with Sunset Systems. Allocations from the sole proprietor for such shared resources have been made primarily on a specific identification basis. Management believes these allocations are reasonable. The financial statements of the Company do not necessarily reflect the results of operations or financial position that would have existed had the Company been an independent company.

(b) RISKS AND UNCERTAINTIES

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the

                                  PROVIDE.NET

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(c) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operation and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(d) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The following estimated useful lives are used for financial statement purposes:

Building....................................................      39 years
Internet access and computer equipment......................     5-7 years
Furniture and fixtures......................................    7-10 years

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the

                                  PROVIDE.NET

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell. The Company has determined that as of December 31, 1998, there has been no impairment in the carrying value of the long-lived assets.

(h) INCOME TAXES

     The Company operates as sole proprietorship under the Internal Revenue Code and therefore, was not subject to Federal and state corporate income taxes. Under the sole proprietorship provision of the Code, the owners of the Company include the Company's income on their personal income tax returns. Accordingly, these financial statements contain no provision or benefit and no assets or liabilities for Federal or state income taxes.

(i) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Domain registration revenues are recognized as billed in the period under contract. Domain registration revenues were insignificant to the Company's total revenue for the years ended December 31, 1996, 1997 and 1998 and the six month periods ending June 30, 1998 and 1999.

(j) MANAGEMENT FEES

     The management fee represents compensation received from Sunset Systems. The management fee has been established to reimburse Provide.Net for the costs incurred in connection with the operations of the facilities, such as rent, repairs and maintenance, utilities, and property taxes.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's accounts receivable, accounts payable, and accrued expense approximate their carrying value based on short term nature of these financial instruments.

     For each of the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999, two vendors represented approximately 72%, 60%, 56%, 53% and 52%, respectively, of the Company's total expenditures. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

                                  PROVIDE.NET

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(2) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment was comprised of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Land........................................................  $ 74    $ 74       $ 74
Building....................................................   246     246        246
Internet access and computer equipment......................   206     298        536
Furniture and fixtures......................................    --      16         22
                                                              ----    ----       ----
                                                               526     634        878
                                                              ----    ----       ----
Less accumulated depreciation...............................    54     113        164
                                                              ----    ----       ----
     Total..................................................  $472    $521       $714
                                                              ====    ====       ====

(3) COMMITMENTS AND CONTINGENCIES

     The Company leases certain usage and access rights to telecommunication wires under operating leases, expiring at various dates through 2002. The telecommunication wire leases are cancelable, although a penalty will be incurred if the leases are terminated early.

     Total future minimum lease commitments under existing lease agreements at December 31, 1998 are not disclosed as these agreements have been replaced by new lease agreements during 1999. Therefore, total future minimum annual lease payments under operating leases as of June 30, 1999 are as follows:

                                                                OPERATING
                                                                 LEASES
                                                                ---------
July 1, 1999 through December 31, 1999......................     $  300
2000........................................................        600
2001........................................................        600
2002........................................................        600
2003........................................................        600
Thereafter..................................................        125
                                                                 ------
     Total minimum payments.................................     $2,825
                                                                 ======

(4) SUBSEQUENT EVENT

     The Company's owner has entered into an agreement whereby he will sell substantially all of the net assets of the Company to espernet.com. The Company's owner will exchange substantially all of the assets of the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of The Computer Care Company, Inc. as of December 31, 1997 and 1998, and the related statements of operations, partners' and stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Computer Care Company, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, current liabilities exceed current assets and the Company has a stockholders' deficit which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ KPMG LLP

August 13, 1999
Charlotte, NC

                         THE COMPUTER CARE COMPANY, INC

                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 27     82          58
  Trade receivables (notes 3 and 8).........................    23     48          63
  Inventory (notes 3 and 8).................................    31     48          38
  Deferred income taxes (note 6)............................    --     17          33
  Prepaid expenses and other................................     2      2           3
                                                              ----    ---         ---
     Total current assets...................................    83    197         195
Property and equipment, net (notes 2, 3, 4, and 8)..........   103    163         290
                                                              ----    ---         ---
     Total assets...........................................  $186    360         485
                                                              ====    ===         ===
LIABILITIES, PARTNERS' AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 25     38          25
  Accrued expenses..........................................    14     22          30
  Notes payable and current portion of long-term debt (notes
     3 and 8)...............................................    28     49          48
  Current portion of capital lease obligations (notes 4 and
     8).....................................................    21     57         151
  Deferred revenue..........................................    91    171         214
                                                              ----    ---         ---
     Total current liabilities..............................   179    337         468
Deferred income taxes (note 6)..............................    --      2          --
Long-term debt, less current portion (notes 3 and 8)........    53     51          14
Capital lease obligations, less current portion (notes 4 and
  8)........................................................    19     55          95
                                                              ----    ---         ---
     Total liabilities......................................   251    445         577
                                                              ----    ---         ---
Partners' deficit...........................................   (65)    --          --
Stockholders' deficit:
  Common stock, $1 par value; authorized 60,000 shares,
     issued and outstanding 10,000 shares in 1998 and
     1999...................................................    --     10          10
  Accumulated deficit.......................................    --    (90)        (47)
  Due from related parties (note 9).........................    --     (5)        (55)
                                                              ----    ---         ---
     Total partners' and stockholders' deficit..............   (65)   (85)        (92)
                                                              ----    ---         ---
Commitments (notes 4, 5 and 7)..............................
                                                              ----    ---         ---
     Total liabilities, partners' and stockholders'
      deficit...............................................  $186    360         485
                                                              ====    ===         ===

See accompanying notes to financial statements.

                        THE COMPUTER CARE COMPANY, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                      YEARS ENDED           SIX MONTHS ENDED
                                                     DECEMBER 31,               JUNE 30,
                                                  -------------------   -------------------------
                                                  1996   1997   1998       1998          1999
                                                  ----   ----   -----   -----------   -----------
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity.........................  $124   331      607       276           440
  Retail and service income.....................   482   561      553       201           242
                                                  ----   ---    -----       ---           ---
     Total revenue..............................   606   892    1,160       477           682
                                                  ----   ---    -----       ---           ---
Costs and expenses:
  Cost of Internet services.....................    46    91      199        84           168
  Retail and service costs......................   351   395      391       130           167
  Selling, general and administrative...........   222   382      495       238           228
  Depreciation..................................    14    37       56        28            66
                                                  ----   ---    -----       ---           ---
     Total costs and expenses...................   633   905    1,141       480           629
                                                  ----   ---    -----       ---           ---
     Income (loss) from operations..............   (27)  (13)      19        (3)           53
Interest expense................................     6    10       16         6            10
                                                  ----   ---    -----       ---           ---
     Income (loss) before income taxes..........   (33)  (23)       3        (9)           43
Income tax expense (note 6).....................    --    --       --        --            --
                                                  ----   ---    -----       ---           ---
     Net income (loss)..........................  $(33)  (23)       3        (9)           43
                                                  ====   ===    =====       ===           ===
Unaudited:
  Pro Forma income taxes (note 6)...............  $ --    --       --        --            --
                                                  ====   ===    =====       ===           ===
  Pro Forma net income (loss) (note 6)..........  $(33)  (23)       3        (9)           43
                                                  ====   ===    =====       ===           ===

See accompanying notes to financial statements.

                        THE COMPUTER CARE COMPANY, INC.

               STATEMENTS OF PARTNERS' AND STOCKHOLDERS' DEFICIT
                  (AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                             DUE FROM
                                       PARTNERS'    COMMON    ACCUMULATED    RELATED
                                        DEFICIT     STOCK       DEFICIT      PARTIES     TOTAL
                                       ---------    ------    -----------    --------    -----
Balance at December 31, 1995.........    $  5        $--         $ --          $ --      $  5
Partner contribution.................       1         --           --            --         1
Net loss.............................     (33)        --           --            --       (33)
                                         ----        ---         ----          ----      ----
Balance at December 31, 1996.........     (27)        --           --            --       (27)
Partner distribution.................     (15)        --           --            --       (15)
Net loss.............................     (23)        --           --            --       (23)
                                         ----        ---         ----          ----      ----
Balance at December 31, 1997.........     (65)        --           --            --       (65)
Issuance of 10,000 shares of common
  stock in exchange for partners'
  interest...........................      65         10          (75)           --        --
Dividend distribution................      --         --          (18)           --       (18)
Advances to related parties (note
  9).................................      --         --           --            (5)       (5)
Net income...........................      --         --            3            --         3
                                         ----        ---         ----          ----      ----
Balance at December 31, 1998.........    $ --         10          (90)           (5)      (85)
                                         ====
Advances to related parties (note 9)
  (unaudited)........................                 --           --           (50)      (50)
Net income (unaudited)...............                 --           43            --        43
                                                     ---         ----          ----      ----
Balance at June 30, 1999
  (unaudited)........................                $10         $(47)         $(55)     $(92)
                                                     ===         ====          ====      ====

See accompanying notes to financial statements.

                        THE COMPUTER CARE COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                  (AMOUNTS IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                            YEARS ENDED           SIX MONTHS ENDED
                                                            DECEMBER 31,              JUNE 30,
                                                         ------------------   -------------------------
                                                         1996   1997   1998      1998          1999
                                                         ----   ----   ----   -----------   -----------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $(33)  (23)     3         (9)           43
  Adjustments to reconcile net income (loss) to net
    cash (used in) provided by operating activities:
    Depreciation and amortization......................    14    37     56         28            66
    Deferred income taxes..............................    --    --    (15)        (4)          (18)
    Changes in operating assets and liabilities:
       Trade receivables...............................   (18)   17    (25)       (26)          (15)
       Inventory.......................................    (3)    4    (17)       (24)           10
       Prepaid expenses and other......................     2    --     --         --            (1)
       Accounts payable................................    19   (35)    13         29           (13)
       Accrued expenses................................    (9)   11      8          3             8
       Deferred revenue................................    27    57     80         33            43
                                                         ----   ---    ---        ---          ----
         Net cash (used in) provided by operating
           activities..................................    (1)   68    103         30           123
                                                         ----   ---    ---        ---          ----
Cash flows from investing activities:
  Acquisition of equipment and leasehold
    improvements.......................................   (43)  (34)   (10)        (2)           (5)
                                                         ----   ---    ---        ---          ----
         Net cash used in investing activities.........   (43)  (34)   (10)        (2)           (5)
                                                         ----   ---    ---        ---          ----
Cash flows from financing activities:
  Proceeds from notes payable, third parties...........    38    30     --         --            62
  Proceeds from notes payable, related parties.........    10    --     18         16            --
  Repayments of notes payable, third parties...........    --    --    (17)        (8)          (73)
  Repayments of notes payable, related parties.........   (17)  (28)    --         --           (27)
  Repayments of capital lease obligations..............    (2)  (13)   (34)       (11)          (54)
  Partner contribution.................................     1    --     --         --            --
  Stockholder distribution.............................    --    --     --        (16)           --
  Advances to related parties..........................    --    --     (5)        --           (50)
                                                         ----   ---    ---        ---          ----
         Net cash provided by (used in) financing
           activities..................................    30   (11)   (38)       (19)         (142)
                                                         ----   ---    ---        ---          ----
         Net increase (decrease) in cash and cash
           equivalents.................................   (14)   23     55          9           (24)
Cash and cash equivalents:
  Beginning of period..................................    18     4     27         27            82
                                                         ----   ---    ---        ---          ----
  End of period........................................  $  4    27     82         36            58
                                                         ====   ===    ===        ===          ====

Supplemental disclosure of cash flow information:
     During the years ended December 31, 1996, 1997 and 1998, and during the unaudited six month periods ended June 30, 1998 and 1999, the Company paid approximately $6, $10, $16, $6 and $10, respectively, for interest and approximately $0, $0, $14, $0 and $7, respectively for income taxes.
Non-cash investing and financing activities:
     The Company entered into various capital leases for computer equipment. These capital lease obligations resulted in non-cash financing activities aggregating $0, $49, $106, $0 and $188 for the years ended December 31, 1996, 1997, and 1998, and for the unaudited six month periods ended June 30, 1998 and 1999, respectively.
     The Company distributed partnership earnings which were loaned back to the Company by the stockholders aggregating $15 and $18 for the years ended December 31, 1997 and 1998, respectively.
     The Company issued 10,000 shares of common stock in exchange for partners' interest of $(65) during the year ended December 31, 1998.

See accompanying notes to financial statements.

                        THE COMPUTER CARE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     The Computer Care Company, Inc. (the "Company") was established on August 15, 1992 as a partnership to sell and service computers and computer software. On that date the Company began its operations through an acquisition of the assets of a computer retail store. During 1995, the Company began to capitalize on the growing demand for Internet access and enhanced services by providing Internet service to its retail and service customers in Lenawee County, Michigan and surrounding areas. On January 1, 1998, the partnership was converted to a corporation with the issuance of 10,000 shares of common stock to the partners in exchange for the partners' interests.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, partners' and stockholders' deficit and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 and June 30, 1999, were approximately $10, $18 and $36, respectively.

(e) INVENTORY

     Inventory, consisting of computers and accessories, is valued at the lower of cost or market using the first-in, first-out method.

(f) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the double declining balance method over the estimated useful lives of the related assets, generally ranging from five to seven years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the double declining balance method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(h) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     In tax years prior to 1998, the Company operated as a partnership, and therefore was exempt from taxation under the partnership provisions of the Internal Revenue Code (the "Code"). Under the partnership provisions of the Code, the partners include their share of the Company's

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

income on their personal income tax returns. Accordingly, the Company was not subject to federal and state corporate income taxes during the period in which it was a partnership. The Company converted to a corporation on January 1, 1998, and became subject to federal and state corporate income taxes.

     For periods prior to the revocation of its partnership status, the unaudited Pro Forma income tax information included in the statements of operations and Note 6 is presented in accordance with SFAS No. 109, as if the Company had been subject to federal and state income taxes for the years ended December 31, 1996 and 1997.

(i) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon delivery of the respective products.

(j) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising for the Internet subscribers and the retail store and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included selling, general and administrative and totaled approximately $34, $31 and $41 and $21 and $33 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 (unaudited) and 1999, respectively.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1997 and 1998 and June 30, 1999, the Company had concentrations of credit risk in one financial institution in the form of a money market account in the approximate amount of $0, $17 and $20, respectively. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments including the long-term debt approximate their carrying value based on their terms and interest rates.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999, did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                        DECEMBER 31,
                                                        ------------     JUNE 30,
                                                        1997    1998       1999
                                                        ----    ----    -----------
                                                                        (UNAUDITED)
Internet access and computer equipment including
  amounts related to capital leases of $28, $134 and
  $321, respectively..................................  $149     264        456
Furniture and fixtures................................     6       7          8
Automobiles...........................................    10      10         10
Leasehold improvement.................................     2       2          2
                                                        ----    ----       ----
                                                         167     283        476
Less accumulated depreciation and amortization,
  including amounts related to capital leases of $6,
  $36 and $91, respectively...........................   (64)   (120)      (186)
                                                        ----    ----       ----
          Total.......................................  $103     163        290
                                                        ====    ====       ====

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) NOTE PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consists of the following:

                                                              DECEMBER 31,
                                                              ------------      JUNE 30,
                                                              1997    1998        1999
                                                              ----    ----    ------------
                                                                              (UNAUDITED)
Notes payable, related parties
Note payable, stockholder, bearing interest at 8.00%, due
  January 1, 2000...........................................  $15     $ 15        $15
Note payable, stockholder, bearing interest at 8.00%, due
  January 1, 2000, paid in full on May 22, 1999.............   --       20         --
Note payable, stockholder, bearing interest at 8.00%, due
  January 1, 2000...........................................   --       10         10
Note payable, stockholder, bearing interest at 8.00%, due
  January 1, 2000...........................................   --        6          6
Note payable, bearing interest at 8.00%, paid in full on
  June 28, 1999.............................................    7        7         --
Notes payable, third parties
Note payable to bank, bearing interest at 9.25%, due in
  monthly installments of $1 through February 5, 1999,
  secured by inventory, trade receivables and equipment.....   48       35         29
Note payable, bearing interest at 8.00%, paid in full on
  June 28, 1999.............................................    5        5         --
Other.......................................................    6        2          2
                                                              ---     ----        ---
                                                               81      100         62
Less current portion........................................   28       49         48
                                                              ---     ----        ---
          Long-term debt, less current portion..............  $53     $ 51        $14
                                                              ===     ====        ===

     Long-term debt as of December 31, 1998 is due in future years as follows:

1999................................................  $ 49
2000................................................    51
                                                      ----
                                                      $100
                                                      ====

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $ 62         $16
2000........................................................     52          --
2001........................................................     12          --
                                                               ----         ---
     Total minimum payments.................................    126         $16
                                                                            ===
Less amount representing interest and taxes.................     14
                                                               ----
     Present value of net minimum lease payments............    112
Less current portion........................................     57
                                                               ----
                                                               $ 55
                                                               ====

     Rent expense for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $26, $25, $13 and $12, respectively.

(5) EMPLOYEE BENEFIT PLAN

     In 1998, the Company established a 401(k) Plan (the "Plan") for all full time employees of the Company. The Company makes matching contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company made contributions to the Plan during the year ended December 31, 1998 and the period June 30, 1999 of approximately $2 and $2, respectively.

(6) INCOME TAXES

     In the following tables, the 1996 and 1997 amounts are unaudited Pro Forma income tax effects as if the Company had been treated as a taxable corporation for 1996 and 1997.

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Income tax expense (benefit) consists of the following:

                                                                                  SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,        ENDED
                                                    ------------------------       JUNE 30,
                                                    1996      1997      1998         1999
                                                    ----      ----      ----      ----------
                                                              (UNAUDITED PROFORMA)
Current:
  Federal.........................................  $--       $ 5       $ 13         $ 16
  State and local.................................   --         1          2            2
                                                    ---       ---       ----         ----
                                                     --         6         15           18
                                                    ---       ---       ----         ----
Deferred:
  Federal.........................................   --        (5)       (13)         (17)
  State and local.................................   --        (1)        (2)          (1)
                                                    ---       ---       ----         ----
                                                     --        (6)       (15)         (18)
                                                    ---       ---       ----         ----
     Total income tax expense.....................  $--       $--       $ --         $ --
                                                    ===       ===       ====         ====

     A reconciliation of income taxes computed using the statutory rates to income tax expense follows:

                                                                                  SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,        ENDED
                                                    ------------------------       JUNE 30,
                                                    1996      1997      1998         1999
                                                    ----      ----      ----      ----------
                                                              (UNAUDITED PROFORMA)
Statutory income tax rate.........................   15%       15%        15%          15%
Income taxes at statutory tax rate................  $(5)      $(4)      $  1         $  7
Increase (decrease) in taxes resulting from:
  State and local income taxes, net of federal
     income tax benefit...........................   (1)       --         (1)           1
  Effect of rate differences on deferred taxes....   --        --        (30)         (19)
  Change in valuation allowance...................    6         4         30           11
                                                    ---       ---       ----         ----
Income tax expense................................  $--       $--       $ --         $ --
                                                    ===       ===       ====         ====

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 and June 30, 1999 are presented below:

                                                                DECEMBER 31,
                                                              -----------------    JUNE 30,
                                                                1997       1998      1999
                                                              ---------    ----    --------
                                                                  (UNAUDITED PRO FORMA)
Deferred tax assets:
  Revenue included in income for income tax purposes but
     deferred for financial statement purposes..............     $16        46        68
  Other.....................................................      --         1         6
                                                                 ---        --        --
     Total gross deferred tax assets........................      16        47        74
     Less valuation allowance...............................      10        30        41
                                                                 ---        --        --
     Net deferred tax assets................................       6        17        33
                                                                 ---        --        --
Deferred tax liabilities:
  Property and equipment, principally due to differences in
     depreciation...........................................      --         2        --
                                                                 ---        --        --
     Total gross deferred tax liabilities...................      --         2        --
                                                                 ---        --        --
  Total net deferred tax assets.............................     $ 6        15        33
                                                                 ===        ==        ==

     The net change in the total valuation allowance for the year ended December 31, 1998 and the six month period ended June 30, 1999 was an increase of $30 and $11, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

(7) COMMITMENTS

     The Company entered into a long-term contract in January 1998 to receive internet network services. This contract expires in January 2001. Additionally, the Company entered into two additional internet network contracts in March 1999 and May 1999, which expire in March 2002 and May 2002, respectively. These contracts require the Company to pay monthly service fees of approximately $2, $3 and $2, respectively, through the contract term.

(8) SUBSEQUENT EVENTS

     In 1999, the Company refinanced the long-term outstanding indebtedness with its bank at December 31, 1998 with a $32 note dated May 5, 1999, bearing 8.375% annual interest, maturing on March 5, 2001. This note was refinanced on May 11, 1999 with a $30 note to a different bank,

                        THE COMPUTER CARE COMPANY, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

bearing 8.250% interest, due in monthly installments of $1 through March 11, 2001. The note is guaranteed by the stockholders and secured by inventory, trade receivables and equipment.

     The Company entered into four long-term capital lease contracts for Internet service equipment during the first two quarters of 1999 with total future minimum lease payments of approximately $216 with a present value of approximately $188.

     In 1999, the Company entered into a line of credit agreement with available borrowing of $50. The line of credit bears interest at 8.75%, is guaranteed by the stockholders and is secured by inventory, trade receivables and equipment. No amounts were outstanding as of June 30, 1999.

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

(9) DUE FROM RELATED PARTIES

     Beginning in 1998, the Company advanced funds to two start-up entities which are owned by the shareholders of the Company and have recorded these advances as due from related parties. The ultimate repayment of these advances is uncertain at this time, accordingly the due from related parties of $5 at December 31, 1998 and $55 at June 30, 1999 have been presented as an increase to stockholders' deficit in the accompanying balance sheets.

(10) LIQUIDITY

     At December 31, 1998 current liabilities exceed current assets by $140 and stockholders' deficit is $85. At June 30, 1999 current liabilities exceed current assets by $273 and stockholders deficit is $92. Additionally, the Company has entered into several capital lease agreements in the first two quarters of 1999 (see note 8) and made $50 of cash advances to related parties in 1999 (see note 9). The Company's ability to meet its obligations as they come due will be dependent upon generating sufficient cash flows from continued sales of internet services. Management plans to continue the Company's growth in sales of internet services and believes sales of internet services will be sufficient to cover the Company's working capital needs. Additionally, the Company has obtained a $50 line of credit in 1999 for working capital needs (see note 8).

                              ISP MANAGEMENT, INC.

                            COMBINED BALANCE SHEETS
          DECEMBER 31, 1998 (PRO FORMA) AND JUNE 30, 1999 (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,      JUNE 30,
                                                                  1998            1999
                                                              ------------    ------------
                                                              (PRO FORMA)     (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................     $  14              --
  Trade receivables.........................................        23              26
                                                                 -----            ----
     Total current assets...................................        37              26
Property and equipment, net.................................       162             156
                                                                 -----            ----
     Total assets...........................................     $ 199             182
                                                                 =====            ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of notes payable..........................     $  21              34
  Current portion of notes payable -- related parties.......        13               8
  Accounts payable..........................................        67              74
  Bank overdraft............................................         2               3
  Accrued expenses..........................................        13              10
  Current portion of capital lease obligations..............        43              40
  Deferred revenue..........................................        31              28
                                                                 -----            ----
     Total current liabilities..............................       190             197
Notes payable...............................................        78              93
Note payable -- related parties.............................        37              45
Stockholders' loan..........................................        --              38
Capital lease obligations, less current portion.............        68              51
                                                                 -----            ----
     Total liabilities......................................       373             424
Stockholders' deficit:
  Nethawk common stock, no par value. Authorized 50,000
     shares, 100 shares issued and 49,900 shares
     outstanding............................................        --              --
  ISP common stock, $1 par value. Authorized 60,000 shares,
     400 shares issued and 59,600 outstanding at June 30,
     1999...................................................        --              --
  Additional paid-in capital................................        82              82
  Accumulated deficit.......................................      (256)           (324)
                                                                 -----            ----
     Total stockholders' deficit............................      (174)           (242)
                                                                 -----            ----
Total liabilities and stockholders' deficit.................     $ 199             182
                                                                 =====            ====

See accompanying notes to financial statements.

                              ISP MANAGEMENT, INC.

                       COMBINED STATEMENTS OF OPERATIONS
        SIX MONTHS ENDED JUNE 30, 1998 (PRO FORMA) AND 1999 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------    -----------
                                                              (UNAUDITED    (UNAUDITED)
                                                              PRO FORMA)
Revenue:
  Internet connectivity.....................................     $220           359
                                                                 ----           ---
Costs and expenses:
  Cost of Internet services.................................      113           209
  Selling, general and administrative.......................       61           163
  Depreciation..............................................       29            34
                                                                 ----           ---
     Total costs and expenses...............................      203           406
                                                                 ----           ---
     Income (loss) from operations..........................       17           (47)
Interest expense............................................      (25)          (21)
                                                                 ----           ---
     Net loss...............................................     $ (8)          (68)
                                                                 ====           ===
Pro Forma income tax (expense) benefit (unaudited)..........     $ --            --
                                                                 ====           ===
Pro Forma net loss (unaudited)..............................     $ (8)          (68)
                                                                 ====           ===

See accompanying notes to financial statements.

                              ISP MANAGEMENT, INC.

                  COMBINED STATEMENT OF STOCKHOLDERS' DEFICIT
                   SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                          ADDITIONAL
                                                           PAID-IN      ACCUMULATED
                                                           CAPITAL        DEFICIT      TOTAL
                                                          ----------    -----------    -----
BALANCE AT DECEMBER 31, 1998............................     $82           (256)       (174)
Net loss................................................      --            (68)        (68)
                                                             ---           ----        ----
BALANCE AT JUNE 30, 1999................................     $82           (324)       (242)
                                                             ===           ====        ====

See accompanying notes to financial statements.

                              ISP MANAGEMENT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
        SIX MONTHS ENDED JUNE 30, 1998 (PRO FORMA) AND 1999 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                --------------------------
                                                                   1998           1999
                                                                -----------    -----------
                                                                (UNAUDITED     (UNAUDITED)
                                                                PRO FORMA)
Cash flows from operating activities:
  Net loss..................................................       $ (8)           (68)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation............................................         29             34
    Loss on disposal of fixed assets........................         --              2
    Changes in operating assets and liabilities:
       Trade receivables....................................         (4)            (2)
       Accounts payable.....................................          8              7
       Accrued expenses.....................................          3             (4)
       Deferred revenue.....................................         12             (3)
                                                                   ----            ---
         Net cash provided by (used in) operating
           activities.......................................         40            (34)
                                                                   ----            ---
Cash flows from investing activities:
  Acquisition of property and equipment.....................        (31)           (30)
                                                                   ----            ---
         Net cash used in investing activities..............        (31)           (30)
                                                                   ----            ---
Cash flows from financing activities:
  Borrowings from stockholders..............................         --             38
  Repayments of stockholders' loans.........................         (8)            --
  Proceeds from notes payable...............................         --             41
  Repayments of notes payable...............................         (7)           (13)
  Borrowings from related parties...........................         40              7
  Repayments of related party notes payable.................         (1)            (3)
  Repayments of capital lease obligations...................        (18)           (21)
  Change in bank overdraft..................................         (9)             1
                                                                   ----            ---
         Net cash provided by (used in) financing
           activities.......................................         (3)            50
                                                                   ----            ---
         Net increase (decrease) in cash....................          6            (14)
Cash:
  Beginning of period.......................................          1             14
                                                                   ----            ---
  End of period.............................................       $  7             --
                                                                   ====            ===

Supplemental disclosure of cash flow information:

  During the six-month periods ended June 30, 1998 and 1999, the Company paid approximately $25 and $21, respectively, for interest.

Non-cash financing activities:

  The Company entered into various capital leases for computer equipment, furniture and fixtures. These capital lease obligations resulted in non-cash financing activities aggregating $36 for the six-month period ended June 30, 1998.

See accompanying notes to financial statements.

                              ISP MANAGEMENT, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           JUNE 30, 1999 (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Nethawk of Alma, Inc. ("Nethawk") was incorporated in October 1996 and began full scale Internet access services on January 1, 1997 in central Michigan. Business activity from October 1996 through December 31, 1996 was insignificant.

     The Internet Access Services Division of Sensible Computer Solutions, Inc. ("Sensible" or the "Division") began operations in January 1997. Sensible is a division of Sensible Computer Solutions, Inc., which was incorporated in November 1996 and began operations in network administration and consulting in central Michigan. Only the operations related to the Division are included in the accompanying financial statements. The selling, general and administrative expenses were allocated to the Division as a percentage of total revenue. The two founding owners of the Division contributed $60 during 1997 for the purpose of funding the operations of the Division.

     The combined accounts of Nethawk and Sensible are hereinafter referred to as the Company.

     ISP Management, Inc. ("ISP") was incorporated in January 1999 for the purpose of combining the operations of Nethawk and Sensible to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. Nethawk and Sensible centralized their billing operations and continued to use their respective company names. The goal of the Company through ISP is to become the premier provider of full-service Internet connectivity in central Michigan.

     ISP is owned 50% by the stockholders of Sensible Computer Solutions, Inc. and 50% by the majority stockholders of Nethawk. The owners of ISP contributed $400 cash for outstanding shares. Although the parties have the intent to transfer all Internet-related assets and liabilities of Nethawk and Sensible to ISP, the legal transfer of all Internet-related assets and liabilities has not yet occurred. As such, the accompanying financial statements are presented as a continuation of the two combined predecessor entities as of and for the six-month period ended June 30, 1999.

(b) UNAUDITED FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

     The Pro Forma information as of December 31, 1998 and for the six months ended June 30, 1998 in the accompanying financial statements includes the accounts of Nethawk and Sensible.

                              ISP MANAGEMENT, INC.

                           JUNE 30, 1999 (UNAUDITED)

(2) SUBSEQUENT EVENT

     During 1999, ISP's stockholders entered into an agreement whereby they will sell their shares in ISP to espernet.com, inc. ISP's stockholders will exchange their shares in ISP for cash and shares of common stock of espernet.com, inc. concurrently with the consummation of the initial public offering of common stock of espernet.com, inc. The cash consideration will be adjusted for the following: 1) net current assets adjustment; 2) long-term debt adjustment; 3) subscriber adjustment; 4) churn-rate adjustment; and 5) an accounts receivable adjustment, as defined in the Stock Exchange Agreement. The sale of the Company is contingent on the initial public offering of espernet.com, inc.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Nethawk of Alma, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nethawk of Alma, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Norfolk, Virginia
August 20, 1999

                             NETHAWK OF ALMA, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
ASSETS
Current assets:
  Cash......................................................  $   1    $14
  Trade receivables.........................................      6     11
                                                              -----    ---
     Total current assets...................................      7     25
Property and equipment, net (note 2)........................     17     56
                                                              -----    ---
     Total assets (note 3)..................................  $  24     81
                                                              =====    ===
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of notes payable (note 3).................  $  13    $18
  Accounts payable..........................................      1      4
  Accrued expenses..........................................      6      7
  Current portion of capital lease obligations (note 5).....      7     17
  Stockholders' loan (note 4)...............................     18     --
  Deferred revenue..........................................      4     15
                                                              -----    ---
     Total current liabilities..............................     49     61
Notes payable (note 3)......................................     64     65
Capital lease obligations, less current portion (note 5)....     11     18
                                                              -----    ---
     Total liabilities......................................    124    144
Stockholders' deficit:
  Common stock, no par value. Authorized 50,000 shares, 100
     shares issued and 49,900 shares outstanding............     --     --
  Additional paid-in capital................................     22     22
  Accumulated deficit.......................................   (122)   (85)
                                                              -----    ---
     Total stockholders' deficit............................   (100)   (63)
                                                              -----    ---
Commitments, contingencies and subsequent events (notes 1,
  5, 6 and 7)...............................................     --     --
     Total liabilities and stockholders' deficit............  $  24     81
                                                              =====    ===

See accompanying notes to financial statements.

                             NETHAWK OF ALMA, INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
Revenue:
  Internet connectivity.....................................  $  85    275
                                                              -----    ---
     Total revenue..........................................     85    275
Costs and expenses:
  Cost of Internet services.................................    146    155
  Selling, general and administrative.......................     43     51
  Depreciation and amortization.............................      8     20
                                                              -----    ---
     Total costs and expenses...............................    197    226
                                                              -----    ---
     Income (loss) from operations..........................   (112)    49
Interest expense............................................    (10)   (12)
                                                              -----    ---
     Net income (loss)......................................  $(122)    37
                                                              =====    ===
Pro Forma income tax (expense) benefit (unaudited)..........  $  --     --
                                                              =====    ===
Pro Forma net income (loss) (unaudited).....................  $(122)    37
                                                              =====    ===

See accompanying notes to financial statements.

                             NETHAWK OF ALMA, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                   (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARES)

                                                            ADDITIONAL
                                                             PAID-IN     ACCUMULATED
                                          SHARES   AMOUNT    CAPITAL       DEFICIT     TOTAL
                                          ------   ------   ----------   -----------   -----
BALANCE AT DECEMBER 31, 1996............    --       $--        --            --         --
Issuance of common stock................   100       --         --            --         --
Capital contributions...................    --       --         22            --         22
Net loss................................    --       --         --          (122)      (122)
                                           ---       --         --          ----       ----
BALANCE AT DECEMBER 31, 1997............   100       --         22          (122)      (100)
Net income..............................    --       --         --            37         37
                                           ---       --         --          ----       ----
BALANCE AT DECEMBER 31, 1998............   100       $--        22           (85)       (63)
                                           ===       ==         ==          ====       ====

See accompanying notes to financial statements.

                             NETHAWK OF ALMA, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
Cash flows from operating activities:
  Net income (loss).........................................  $(122)     37
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      8      20
     Changes in operating assets and liabilities:
       Trade receivables....................................     (6)     (5)
       Accounts payable.....................................      1       3
       Accrued expenses.....................................      6       1
       Deferred revenue.....................................      4      11
                                                              -----    ----
          Net cash provided by (used in) operating
          activities........................................   (109)     67
                                                              -----    ----
Cash flows from investing activities:
  Acquisition of property and equipment.....................     --     (30)
                                                              -----    ----
          Net cash used in investing activities.............     --     (30)
                                                              -----    ----
Cash flows from financing activities:
  Borrowings from stockholders..............................     18      --
  Repayments of stockholders' loans.........................     --     (18)
  Proceeds from notes payable...............................     85      20
  Repayments of notes payable...............................     (8)    (14)
  Repayments of capital lease obligations...................     (7)    (12)
  Capital contributions.....................................     22      --
                                                              -----    ----
          Net cash provided by (used in) financing
          activities........................................    110     (24)
                                                              -----    ----
          Net increase in cash..............................      1      13
Cash:
  Beginning of period.......................................     --       1
                                                              -----    ----
  End of period.............................................  $   1      14
                                                              =====    ====
Supplemental disclosure of cash flow information:
  During the years ended December 31, 1997 and 1998, the Company paid approximately $10 and $12, respectively, for interest.
Non-cash financing activities:
  The Company entered into various capital leases for computer equipment, furniture and fixtures. These capital lease obligations resulted in non-cash financing activities aggregating $25 and $29 for the years ended
  December 31, 1997 and 1998, respectively.

See accompanying notes to financial statements.

                             NETHAWK OF ALMA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Nethawk of Alma, Inc. ("Nethawk" or the "Company") was incorporated in October 1996 and began full scale Internet access services on January 1, 1997 in central Michigan. Business activity from October 1996 through December 31, 1996 was insignificant.

     Inherent in the Company's business are various risks and uncertainties, including the limited history of the need for Internet access and enhanced services. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company's current liabilities have exceeded its current assets since inception. The Company's future success will be dependent upon its ability to raise capital, the continued acceptance of the Internet, as well as the Company's ability to create and provide effective and competitive Internet services that meet customers' changing requirements. Management's operational and financial plans to address the above issues include continued focus on increasing its subscriber base and geographic coverage and obtaining equity or debt financing as needed.

(b) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the lesser of the fair value of the equipment at the inception of the lease, or the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets.

(d) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed

                             NETHAWK OF ALMA, INC.

the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(e) BARTERING ARRANGEMENTS

     The Company participates in bartering arrangements whereby the Company exchanges Internet access services for unrelated services from third parties. The Company does not pay or receive any fees for the exchanged services. However, as these arrangements are for dissimilar services and represent a culmination of an earnings process, the arrangements are appropriately reflected in the operations of the Company. Revenue includes barter amounts of $11 and $26 for the years ended December 31, 1997 and 1998, respectively.

(f) INCOME TAXES

     Historically, the Company has elected to be taxed using provisions of subchapter S of the Internal Revenue Code (the "Code"). Under subchapter S provisions of the Code, the stockholders include the Company's corporate income in their personal tax returns. Accordingly, the Company was not subject to federal and state corporate income taxes during the periods for which it was an S corporation.

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the outstanding stock of the Company and concurrent with the related initial public offering of espernet.com (as more fully described in note 7), the Company's status as an S-Corp under the Internal Revenue Code will automatically terminate and the Company will be subject to federal and state corporate income taxes. The Pro Forma effect is included in the statements of operations.

     The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to federal and state income taxes for the years ended December 31, 1997 and 1998.

     No Pro Forma income tax benefit is reflected in the accompanying statements of operations as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C-Corp.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

                             NETHAWK OF ALMA, INC.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expenses and totaled approximately $10 and $24 for the years ended December 31, 1997 and 1998, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISKS

     The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Fair value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of trade receivables, accounts payable, accrued expenses, notes payable, and stockholders' loan approximate fair value due to the short maturity of these instruments.

     For each of the years ended December 31, 1997 and 1998, three vendors represented between 65% to 75% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 amends SFAS No. 133 to extend the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet analyzed of the impact of this pronouncement on its financial statements.

                             NETHAWK OF ALMA, INC.

(2) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Internet access and computer equipment, including amounts
  related to capital leases of $25 and $53, respectively....  $25      72
Furniture and fixtures......................................   --       1
Automobile..................................................   --       7
Leasehold improvements......................................   --       4
                                                              ---      --
                                                               25      84
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $7 and $24,
  respectively..............................................    8      28
                                                              ---      --
     Total..................................................  $17      56
                                                              ===      ==

(3) NOTES PAYABLE

     Notes payable consist of the following as of December 31, 1997 and 1998:

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Note payable to bank, bearing interest at prime plus 2.5%,
  payable in monthly installments of $2, including interest, with final payment due in November 2001; collateralized by
  substantially all assets, paid in full in 1998............  $77      --
Note payable to bank, bearing interest at 8.5%, payable in
  monthly installments of $2, including interest, with final payment due in December 2002; collateralized by
  substantially all assets..................................   --      83
                                                              ---      --
                                                               77      83
Less current portion........................................   13      18
                                                              ---      --
     Long-term debt, less current portion...................  $64      65
                                                              ===      ==

     The aggregate maturities of notes payable for each of the four years subsequent to December 31, 1998 are as follows: 1999: $18, 2000: $20, 2001: $22 and 2002: $23.

(4) RELATED PARTY TRANSACTIONS

     The majority owners of Nethawk loaned amounts totaling $18 to the Company during 1997. The loans were repaid without interest in 1998.

                             NETHAWK OF ALMA, INC.

(5) COMMITMENTS

     The Company leases office space on a month-to-month basis. The Company also leases certain computer and office equipment under capital leases, expiring at various dates through 2001.

     Future minimum annual lease payments under capital leases as of December 31, 1998 are as follows:

1999........................................................    $24
2000........................................................     16
2001........................................................      5
                                                                ---
     Total minimum payments.................................     45
Less amount representing interest...........................     10
                                                                ---
     Present value of net minimum lease payments............     35
Less current portion........................................     17
                                                                ---
                                                                $18
                                                                ===

     Rent expense for the years ended December 31, 1997 and 1998 was approximately $4 and $13, respectively.

     The Company enters into long-term telephone contracts, which provide for early termination penalties. These penalties include a combination of payments of installation charges and a percentage of fees due under the contract. To date, the Company has not paid any termination fees in conjunction with these contracts.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(7) SUBSEQUENT EVENTS

     The Internet Access Services Division of Sensible Computer Solutions, Inc. ("Sensible"), an unrelated company, began operations in January 1997. Sensible is a division of Sensible Computer Solutions, Inc. which was incorporated in November 1996 and began operations in network administration and consulting. ISP Management, Inc. ("ISP") was incorporated in January 1999 for the purpose of combining the operations of Nethawk and Sensible to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. Nethawk and Sensible centralized their billing operations and continued to use their respective company names. The goal of the combined companies through ISP is to become the premier provider of full-service Internet connectivity in central Michigan.

                             NETHAWK OF ALMA, INC.

     ISP is owned 50% by the stockholders of Sensible and 50% by the majority stockholders of Nethawk. The owners of ISP contributed $400 cash for outstanding shares. Although the parties have the intent to transfer all Internet-related assets and liabilities of Nethawk and Sensible to ISP, the legal transfer of all Internet-related assets and liabilities has not yet occurred.

     During 1999, ISP's stockholders entered into an agreement whereby they will sell their shares in ISP to espernet.com. ISP's stockholders will exchange their shares in ISP for cash and shares of common stock of espernet.com concurrently with the consummation of the initial public offering of common stock of espernet.com. The cash consideration will be adjusted for the following: 1) net current assets adjustment; 2) long-term debt adjustment; 3) subscriber adjustment; 4) churn-rate adjustment; and 5) an accounts receivable adjustment, as defined in the Stock Exchange Agreement. The sale of ISP is contingent on the initial public offering of espernet.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of The Internet Access Services Division of Sensible Computer Solutions, Inc. (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, division deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Internet Access Services Division of Sensible Computer Solutions, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Norfolk, Virginia
August 20, 1999

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
ASSETS
Current assets:
  Trade receivables.........................................  $   8      12
                                                              -----    ----
          Total current assets..............................      8      12
Property and equipment, net (note 2)........................     97     106
                                                              -----    ----
          Total assets......................................  $ 105     118
                                                              =====    ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of notes payable (note 3).................  $  --       3
  Current portion of notes payable -- related parties (note
     4).....................................................      6      13
  Accounts payable..........................................     54      63
  Bank overdraft............................................      9       2
  Accrued expenses..........................................      2       6
  Current portion of capital lease obligations (note 5).....     20      26
  Deferred revenue..........................................      5      16
                                                              -----    ----
          Total current liabilities.........................     96     129
Notes payable (note 3)......................................     --      13
Notes payable -- related parties (note 4)...................     16      37
Capital lease obligations, less current portion (note 5)....     66      50
                                                              -----    ----
          Total liabilities.................................    178     229
Division deficit:
  Contributed capital.......................................     60      60
  Accumulated deficit.......................................   (133)   (171)
                                                              -----    ----
          Total division deficit............................    (73)   (111)
                                                              -----    ----
Commitments, contingencies and subsequent events (notes 1,
  5, 6 and 7)...............................................     --      --
                                                              -----    ----
          Total liabilities and division deficit............  $ 105     118
                                                              =====    ====

See accompanying notes to financial statements.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
Revenue:
  Internet connectivity.....................................  $ 116    254
  Enhanced services and other...............................      1      9
                                                              -----    ---
          Total revenue.....................................    117    263
Costs and expenses:
  Cost of Internet services.................................    130    160
  Selling, general and administrative.......................     81     73
  Depreciation and amortization.............................     27     37
                                                              -----    ---
          Total costs and expenses..........................    238    270
                                                              -----    ---
          Loss from operations..............................   (121)    (7)
Other income (expense):
  Interest expense..........................................    (13)   (31)
  Other income (expense)....................................      1     --
                                                              -----    ---
          Total other expense...............................    (12)   (31)
                                                              -----    ---
          Net loss..........................................  $(133)   (38)
                                                              =====    ===
Pro Forma income tax (expense) benefit (unaudited)..........  $  --     --
                                                              =====    ===
Pro Forma net loss (unaudited)..............................  $(133)   (38)
                                                              =====    ===

See accompanying notes to financial statements.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                         STATEMENTS OF DIVISION DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

                                                         CONTRIBUTED    ACCUMULATED
                                                           CAPITAL        DEFICIT      TOTAL
                                                         -----------    -----------    -----
BALANCE AT DECEMBER 31, 1996...........................      $--             --          --
Capital contribution...................................       60             --          60
Net loss...............................................       --           (133)       (133)
                                                             ---           ----        ----
BALANCE AT DECEMBER 31, 1997...........................       60           (133)        (73)
Net loss...............................................       --            (38)        (38)
                                                             ---           ----        ----
BALANCE AT DECEMBER 31, 1998...........................      $60           (171)       (111)
                                                             ===           ====        ====

See accompanying notes to financial statements.

   THE INTERNET ACCESS SERVICES DIVISION OF SENSIBLE COMPUTER SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
Cash flows from operating activities:
  Net loss..................................................  $(133)   (38)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................     27     37
     Changes in operating assets and liabilities:
       Trade receivables....................................     (8)    (4)
       Accounts payable.....................................     54      9
       Accrued expenses.....................................      2      4
       Deferred revenue.....................................      5     11
                                                              -----    ---
          Net cash provided by (used in) operating
          activities........................................    (53)    19
                                                              -----    ---
Cash flows from investing activities:
  Acquisition of property and equipment.....................    (23)   (32)
                                                              -----    ---
          Net cash used in investing activities.............    (23)   (32)
                                                              -----    ---
Cash flows from financing activities:
  Proceeds from notes payable...............................     --     16
  Borrowings from related parties...........................     23     40
  Repayments of related party notes payable.................     (1)   (12)
  Repayments of capital lease obligations...................    (15)   (24)
  Change in bank overdraft..................................      9     (7)
  Capital contribution......................................     60     --
                                                              -----    ---
          Net cash provided by financing activities.........     76     13
                                                              -----    ---
          Net increase (decrease) in cash...................     --     --
Cash:
  Beginning of period.......................................     --     --
                                                              -----    ---
  End of period.............................................  $  --     --
                                                              =====    ===
Supplemental disclosure of cash flow information:
  During the years ended December 31, 1997 and 1998, the Company paid approximately $13 and $31, respectively, for interest.
Non-cash financing activities:
  The Company entered into various capital leases for computer equipment, furniture and fixtures. These capital lease obligations resulted in non-cash financing activities aggregating $101 and $14 for the years ended December 31, 1997 and 1998, respectively.

See accompanying notes to financial statements.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     The Internet Access Services Division of Sensible Computer Solutions, Inc. (the "Company" or the "Division") began operations in January 1997. The Company is a division of Sensible Computer Solutions, Inc., which was incorporated in November 1996 and began operations in network administration and consulting in central Michigan. Only the operations related to the Division are included in the accompanying financial statements. The selling, general and administrative expenses were allocated to the Division based on a percentage of total revenue. The two founding owners contributed $60 during 1997 for the purpose of funding the operations of the Division.

     Inherent in the Company's business are various risks and uncertainties, including the limited history of the need for Internet access and enhanced services. The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception. The Company's future success will be dependent upon its ability to raise capital, the continued acceptance of the Internet, as well as the Company's ability to create and provide effective and competitive Internet services that meet customers' changing requirements. Management's operational and financial plans to address the above issues include continued focus on increasing its subscriber base and geographic coverage and obtaining equity or debt financing as needed.

(b) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the lesser of the fair value of the equipment at the inception of the lease, or the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets.

(d) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(e) INCOME TAXES

     Historically, the Company has elected to be taxed using provisions of subchapter S of the Internal Revenue Code (the "Code"). Under subchapter S provisions of the Code, the stockholders include the Company's corporate income in their personal tax returns. Accordingly, the Company was not subject to federal and state corporate income taxes during the periods for which it was an S-Corp.

     Upon consummation of an agreement with espernet.com, inc. ("espernet.com") to sell the outstanding stock of the Company and concurrent with the related initial public offering of espernet.com (as more fully described in note 7), the Company's status as an S-Corp. under the Internal Revenue Code will automatically terminate and the Company will be subject to federal and state corporate income taxes. The Pro Forma effect is included in the statements of operations.

     The unaudited Pro Forma income tax information included in the statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company was a stand-alone entity and had been subject to federal and state income taxes for the years ended December 31, 1997 and 1998.

     No Pro Forma income tax benefit is reflected in the accompanying statements of operations as the Company would have provided a full valuation allowance against the net deferred tax asset had it been a C-Corp.

(f) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services. Revenue from enhanced services is recognized as the services are provided.

(g) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expenses and totaled approximately $7 and $12 for the years ended December 31, 1997 and 1998, respectively.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(h) FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Fair value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of trade receivables, accounts payable, accrued expenses, notes payable and notes payable to related parties approximate fair value due to the short maturity of these instruments.

     For each of the years ended December 31, 1997 and 1998, three vendors represented between 65% to 75% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 amends SFAS No. 133 to extend the effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet analyzed of the impact of this pronouncement on its financial statements.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Internet access and computer equipment, including amounts
  related to capital leases of $95 and $110, respectively...  $109    155
Furniture and fixtures, all amounts related to capital
  leases....................................................     6      6
Leasehold improvements......................................     9      9
                                                              ----    ---
                                                               124    170
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $21 and $50,
  respectively..............................................    27     64
                                                              ----    ---
                                                              $ 97    106
                                                              ====    ===

(3) NOTES PAYABLE

     Notes payable as of December 31, 1998 consist of equipment financing agreements of $16, bearing interest at rates varying from 9.9% to 10.9%, payable in monthly installments of less than $1, including interest, with final payments due between November 2002 and December 2003.

     The aggregate maturities of notes payable for each of the five years subsequent to December 31, 1998 are as follows: 1999: $3, 2000: $3, 2001: $3, 2002: $4 and 2003: $3.

(4) RELATED PARTY TRANSACTIONS

     Related party debt consists of the following as of December 31, 1997 and 1998:

                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Related party note payable from a relative of the
  stockholders, non-interest bearing, payable in monthly
  installments of approximately $0.5........................  $22      16
Related party note payable from a relative of the
  stockholders, bearing interest at 5.875%, payable in
  quarterly installments of $2 including interest, due in
  January 2003..............................................   --      34
                                                              ---     ---
                                                               22      50
Less current portion........................................    6      13
                                                              ---     ---
  Long-term debt, less current portion......................  $16     $37
                                                              ===     ===

     The aggregate maturities of notes payable for each of the five years subsequent to December 31, 1998 are as follows: 1999: $13, 2000: $17, 2001: $10,
2002: $9 and 2003: $1.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) COMMITMENTS

     The Company leases office space on a month-to-month basis. The Company also leases certain computer and office equipment under capital leases, expiring at various dates through 2002.

     Future minimum annual lease payments under capital leases as of December 31, 1998 are as follows:

1999........................................................    $40
2000........................................................     30
2001........................................................     23
2002........................................................     11
                                                                ---
          Total minimum payments............................    104
Less amount representing interest...........................     28
                                                                ---
  Present value of net minimum lease payments...............     76
Less current portion........................................     26
                                                                ---
                                                                $50
                                                                ===

     Rent expense for the years ended December 31, 1997 and 1998 was approximately $8 and $8, respectively.

     The Company enters into long-term telephone contracts, which provide for early termination penalties. These penalties include a combination of payments of installation charges and a percentage of fees due under the contract. To date, the Company has not paid any termination fees in conjunction with these contracts.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(7) SUBSEQUENT EVENTS

     Nethawk of Alma, Inc. ("Nethawk"), an unrelated company, was incorporated in October 1996 and began full scale Internet access services on January 1, 1997. ISP Management, Inc. ("ISP") was incorporated in January 1999 for the purpose of combining the operations of Nethawk and the Company to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. Nethawk and the Company centralized their billing operations and continued to use their respective company names. The goal of the combined companies through ISP is to become the premier provider of full-service Internet connectivity in central Michigan.

                    THE INTERNET ACCESS SERVICES DIVISION OF
                       SENSIBLE COMPUTER SOLUTIONS, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     ISP is owned 50% by the stockholders of the Company and 50% by the majority stockholders of Nethawk. The owners of ISP contributed $400 cash for outstanding shares. Although the parties have the intent to transfer all Internet-related assets and liabilities of Nethawk and the Company to ISP, the legal transfer of all Internet-related assets and liabilities has not yet occurred.

     During 1999, ISP's stockholders entered into an agreement whereby they will sell their shares in ISP to espernet.com. ISP's stockholders will exchange their shares in ISP for cash and shares of common stock of espernet.com concurrently with the consummation of the initial public offering of common stock of espernet.com. The cash consideration will be adjusted for the following: 1) net current assets adjustment; 2) long-term debt adjustment; 3) subscriber adjustment; 4) churn-rate adjustment; and 5) an accounts receivable adjustment, as defined in the Stock Exchange Agreement. The sale of ISP is contingent on the initial public offering of espernet.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of www.internet solutions, inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1998 and 1997 and the period from July 1, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of www.internet solutions, inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and the period from July 1, 1996 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Cincinnati, Ohio
August 13, 1999

                          WWW.INTERNET SOLUTIONS, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                               DECEMBER 31,
                                                               -------------     JUNE 30,
                                                               1997     1998       1999
                                                               -----    ----    -----------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................    $  21      51         88
  Receivables:
     Trade receivables, net of allowance for doubtful
       accounts (note 8)...................................       10      21         15
     Subscription receivable (note 5)......................       --       1          1
  Prepaid expenses.........................................        8      10          4
                                                               -----    ----       ----
          Total current assets.............................       39      83        108
Property and equipment, net (notes 2, 4 and 7).............       73     109         95
Subscription receivable (note 5)...........................        1      --         --
Other assets...............................................       --      --          1
                                                               -----    ----       ----
          Total assets.....................................    $ 113     192        204
                                                               =====    ====       ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.........................................    $  --       1         17
  Accrued expenses (notes 2, 3 and 6)......................      311     466        539
  Due to related party (note 7)............................       36      37         30
  Stockholder notes payable (note 3).......................       45      45         25
  Current portion of capital lease obligations (note 4)....       --      --          7
  Deferred revenue.........................................       30      61         70
                                                               -----    ----       ----
          Total current liabilities........................      422     610        688
Capital lease obligations, less current portion (note 4)...       --      --         15
                                                               -----    ----       ----
          Total liabilities................................      422     610        703
                                                               -----    ----       ----
Stockholders' deficit:
  Common stock, no par value. Authorized 850 shares, issued
     and outstanding 400 shares............................       --      --         --
  Common stock subscribed (note 5).........................        1       1          1
  Accumulated deficit......................................     (310)   (419)      (500)
                                                               -----    ----       ----
          Total stockholders' deficit......................     (309)   (418)      (499)
Commitments (notes 4 and 6)                                       --      --         --
                                                               -----    ----       ----
          Total liabilities and stockholders' deficit......    $ 113     192        204
                                                               =====    ====       ====

See accompanying Notes to Financial Statements.

                          WWW.INTERNET SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                          SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,              JUNE 30,
                                         ------------------------    --------------------------
                                          1996     1997     1998        1998           1999
                                         ------    -----    -----    -----------    -----------
                                                                            (UNAUDITED)
Revenue:
  Internet connectivity................  $  23      153      452         195            267
  Enhanced services and other..........      3       11       18           9             12
                                         -----     ----     ----         ---            ---
     Total revenue.....................     26      164      470         204            279
                                         -----     ----     ----         ---            ---
Costs and expenses:
  Cost of Internet services............     60      153      275         125            152
  Selling, general and
     administrative....................    100      146      242         102            159
  Depreciation and amortization........      4       30       55          26             44
                                         -----     ----     ----         ---            ---
     Total costs and expenses..........    164      329      572         253            355
                                         -----     ----     ----         ---            ---
     Loss from operations..............   (138)    (165)    (102)        (49)           (76)
                                         -----     ----     ----         ---            ---
Other income (expenses):
  Interest expense.....................     --       (7)      (7)         (3)            (5)
                                         -----     ----     ----         ---            ---
     Net loss..........................  $(138)    (172)    (109)        (52)           (81)
                                         =====     ====     ====         ===            ===
Pro Forma income taxes (unaudited).....  $  --       --       --          --             --
                                         =====     ====     ====         ===            ===
Pro Forma net loss (unaudited).........  $(138)    (172)    (109)        (52)           (81)
                                         =====     ====     ====         ===            ===

See accompanying Notes to Financial Statements.

                          WWW.INTERNET SOLUTIONS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                           COMMON STOCK       COMMON
                                          ---------------     STOCK      ACCUMULATED
                                          SHARES   AMOUNT   SUBSCRIBED     DEFICIT     TOTAL
                                          ------   ------   ----------   -----------   -----
BALANCES AT DECEMBER 31, 1995...........    --       $--       --             --         --
Common stock subscribed.................   400       --         1             --          1
Net loss................................    --       --        --           (138)      (138)
                                           ---       --         --          ----       ----
BALANCES AT DECEMBER 31, 1996...........   400       --         1           (138)      (137)
Net loss................................    --       --        --           (172)      (172)
                                           ---       --         --          ----       ----
BALANCES AT DECEMBER 31, 1997...........   400       --         1           (310)      (309)
Net loss................................    --       --        --           (109)      (109)
                                           ---       --         --          ----       ----
BALANCES AT DECEMBER 31, 1998...........   400       --         1           (419)      (418)
Net loss (unaudited)....................    --       --        --            (81)       (81)
                                           ---       --         --          ----       ----
BALANCES AT JUNE 30, 1999 (unaudited)...   400       $--        1           (500)      (499)
                                           ===       ==         ==          ====       ====

See accompanying Notes to Financial Statements.

                          WWW.INTERNET SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                           YEAR ENDED            SIX MONTHS ENDED
                                                          DECEMBER 31,               JUNE 30,
                                                       -------------------   -------------------------
                                                       1996    1997   1998      1998          1999
                                                       -----   ----   ----   -----------   -----------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................  $(138)  (172)  (109)      (52)          (81)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization....................      4     30     55        26            44
    Changes in operating assets and liabilities:
       Trade receivables.............................     (2)    (8)   (11)       (7)            6
       Prepaid expenses..............................     --     (8)    (2)        8             6
       Other assets..................................     --     --     --        --            (1)
       Accounts payable..............................     --     --      1         1            16
       Accrued expenses..............................    154    157    155        80            73
       Due to related party..........................     29      7      1       (23)           (7)
       Deferred revenue..............................     --     30     31        18             9
                                                       -----   ----   ----       ---           ---
         Net cash provided by operating activities...     47     36    121        51            65
                                                       -----   ----   ----       ---           ---
Cash flows from investing activities:
  Acquisition of equipment...........................    (55)   (52)   (91)      (33)           (5)
                                                       -----   ----   ----       ---           ---
         Net cash used by investing activities.......    (55)   (52)   (91)      (33)           (5)
                                                       -----   ----   ----       ---           ---
Cash flows from financing activities:
  Proceeds from notes payable to stockholders........     45     --     --        --            --
  Repayments of notes payable to stockholders........     --     --     --        --           (20)
  Repayments of capital lease obligations............     --     --     --        --            (3)
                                                       -----   ----   ----       ---           ---
         Net cash provided (used) by financing
           activities................................     45     --     --        --           (23)
                                                       -----   ----   ----       ---           ---
         Net increase (decrease) in cash and cash
           equivalents...............................     37    (16)    30        18            37
Cash and cash equivalents:
  Beginning period...................................     --     37     21        21            51
                                                       -----   ----   ----       ---           ---
  End of period......................................  $  37     21     51        39            88
                                                       =====   ====   ====       ===           ===

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $-0-, $-0-, $-0-, -0- and $7, respectively, for interest.

Non-cash financing activities:

     The Company entered into a capital leases for computer equipment. This capital lease obligation resulted in non-cash financing activities aggregating $25 for the six month period ended June 30, 1999.

See accompanying Notes to Financial Statements.

                          WWW.INTERNET SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     www.internet solutions, inc. (the "Company") was incorporated on June 26, 1996 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The Company is a provider of dedicated and dial up access, consulting, design, layout and setup of Internet web sites, as well as domain name hosting and site hosting services. The Company commenced operations on July 1, 1996. The Company provides services in the greater Cincinnati, Northern Kentucky and Southeastern Indiana area.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim balance sheet of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          WWW.INTERNET SOLUTIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. The Company maintains all its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

(g) INCOME TAXES

     The Company, with the consent of its stockholders, has elected to be taxed as an S-Corp under the provisions of Section 1362 of the Internal Revenue Code. The stockholders are personally liable for their proportionate share of the company's federal and state taxable income; therefore, no provision or liability for income taxes is reflected in the financial statements.

     If the Company had operated as a C-Corp since inception, the Company would have recorded gross deferred tax assets for years ended December 1997 and 1998 and for the six months ended June 30, 1999 of $135, $193, and $222. However, due to operating losses incurred, there would have been a corresponding valuation allowance of $135, $193, and $222.

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided.

                          WWW.INTERNET SOLUTIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $1, $2 and $7 and $1 and $6 for 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(j) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

     For each of the periods ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, two vendors represented approximately 43%, 73%, 61%, 58% and 42%, respectively, of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                          WWW.INTERNET SOLUTIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases, stated at cost

                                                                DECEMBER 31,
                                                                ------------     JUNE 30,
                                                                1997    1998       1999
                                                                ----    ----    -----------
                                                                                (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $0, $0 and $25,
  respectively..............................................    $107    198         227
  Furniture and fixtures....................................       1      1           1
                                                                ----    ---        ----
                                                                 108    199         228
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $0, $0 and $3,
  respectively..............................................     (35)   (90)       (133)
                                                                ----    ---        ----
     Total..................................................    $ 73    109          95
                                                                ====    ===        ====

     Accrued Expenses

Internet connectivity expenses..............................    $ --     12          20
Employee payroll expenses...................................       3      3           5
Accrued interest on stockholders notes......................       7     14          10
Deferred compensation (note 6)..............................     301    435         501
Other.......................................................      --      2           3
                                                                ----    ---        ----
                                                                $311    466         539
                                                                ====    ===        ====

(3) NOTES PAYABLE TO STOCKHOLDERS

     On July 1, 1996, the Company issued promissory notes to four stockholders of the Company due December 31, 1998 with interest accruing beginning January 1, 1997 and interest payable monthly beginning January 31, 1997 at an annual rate of 15%. The notes become due on demand if not paid by December 31, 1998. Subsequent to issuance of the notes, the shareholders elected to defer monthly interest payments until the notes are retired.

     On March 12, 1999, two of the notes were retired and principal and accrued interest was paid by the Company. As of June 30, 1999, two notes are outstanding with a principal amount of $25 and accrued interest of $10.

(4) LEASES

     As of December 31, 1998 the Company was leasing office space under an operating lease agreement on a month to month commitment.

                          WWW.INTERNET SOLUTIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Subsequent to December 31, 1998, the Company entered into noncancelable leases for certain computer equipment under capital lease, and office space under an operating lease expiring at various dates through January 2002.

     Future minimum annual lease payments under capital and operating leases as of June 30, 1999 (unaudited) are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................    $ 5          20
2000........................................................     11          25
2001........................................................     11          18
2002........................................................      1           3
                                                                ---         ---
Total minimum payments......................................     28         $66
                                                                            ===
Less amount representing interest (at 20%)..................     (6)
                                                                ---
  Present value of net minimum lease payments...............     22
Less current portion........................................     (7)
                                                                ---
                                                                $15
                                                                ===

     Rent expense for 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999 were $2, $4, $7, $3 and $8, respectively.

(5) COMMON STOCK

     The shareholders of the Company entered into a stock subscription agreement on July 2, 1996. Each shareholder agreed to pay cash or other property or services valued by the Board of Directors in the amount of $1.00 per share of common stock subscribed. Subsequent to December 31, 1998 in August of 1999, all shareholders paid cash for the amount of common stock subscribed. Accordingly, the receivable has been classified as an asset.

(6) COMMITMENTS

(a) DEFERRED COMPENSATION

     Since the inception of the Company, it was determined by the shareholders that three of the five shareholders, Rick Cummins, Randall Stotler, and John Troher, who are involved in the business operations of the Company would not be compensated for their services until it was agreed upon by the majority of the shareholders that the financial position of the Company could support reimbursement. A schedule has been maintained by the Company for each of the shareholder's estimated earned salary based on an estimated annual salary multiplied by the estimated hours devoted to the business. The shareholders have agreed that the amounts included on this schedule will be payable only in the event of a corporate transaction such as an IPO or a

                          WWW.INTERNET SOLUTIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

sale of the Company which provides sufficient proceeds to fund the obligation. The amount of the obligation has been included in accrued expenses in the financial statements. Compensation expense for 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999 were $134, $167, $134, $67 and $66, respectively.

(b) LONG-TERM SERVICE AGREEMENTS

     The Company has entered into certain long-term service agreements with third party communications companies for use of phone lines and access to the internet expiring at various dates through 2001.

     Future estimated minimum annual payments under these service agreements as of December 31, 1998 are as follows:

1999................................................  $173
2000................................................   156
2001................................................    11
                                                      ----
Total minimum payments..............................  $340
                                                      ====

     Internet connectivity expense for 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999 were $19, $41, $225, $87 and $81, respectively.

(7) RELATED PARTY TRANSACTIONS

     The Company's Vice President and shareholder owns a computer reseller and network consulting company. www.internet solutions, inc. purchases the majority of its computer equipment from this company. Equipment purchases from the related party for 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999 were $52, $52, $66, $-0- and $-0-, respectively.

     The total amount due to the related party was $36, $37 and $30 at December 31, 1997 and 1998 and June 30, 1999, respectively.

                          WWW.INTERNET SOLUTIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(8) ALLOWANCE FOR TRADE ACCOUNTS RECEIVABLE

                                                              ADDITIONS
                                                BALANCE AT     CHARGED                    BALANCE
                                                BEGINNING      TO COSTS     DEDUCTIONS    AT END
                                                 OF YEAR     AND EXPENSES   WRITE-OFFS   OF PERIOD
                                                ----------   ------------   ----------   ---------
For the year ended December 31, 1996:
  Allowance for doubtful accounts.............     $--             1            --           1
                                                   ===            ==           ===           ==
For the year ended December 31, 1997:
  Allowance for doubtful accounts.............     $ 1             5            (4)          2
                                                   ===            ==           ===           ==
For the year ended December 31, 1998:
  Allowance for doubtful accounts.............     $ 2            17           (15)          4
                                                   ===            ==           ===           ==
For the six months ended June 30, 1999:
  Allowance for doubtful accounts
     (unaudited)..............................     $ 4            14           (14)          4
                                                   ===            ==           ===           ==

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying combined balance sheets of the Copper.net Group (as defined in note 1) as of December 31, 1998 and 1997, and the related combined statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Copper.net Group as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Columbus, Ohio
August 18, 1999

                                COPPER.NET GROUP

                            COMBINED BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ --      23        34
  Receivables:
     Trade..................................................    --       9         2
     Related party (note 5).................................    --      --        89
  Prepaid expenses..........................................     1       2         3
                                                              ----    ----      ----
          Total current assets..............................     1      34       128
Property and equipment, net (notes 2, 3 and 4)..............    76     180       223
Receivable from stockholder (note 5)........................    --       4        14
                                                              ----    ----      ----
          Total assets......................................  $ 77     218       365
                                                              ====    ====      ====
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable:
     Trade..................................................  $ 15       5         3
     Related party (note 5).................................    30       2        --
  Accrued expenses (note 2).................................     4       7         8
  Notes payable to related party (note 5)...................     6      --        50
  Lines of credit, notes payable and current portion of
     long-term debt (note 3)................................     9      30        62
  Current portion of capital lease obligations (note 4).....    15      36        35
  Deferred revenue..........................................    57     170       281
                                                              ----    ----      ----
          Total current liabilities.........................   136     250       439
Long-term debt, less current portion (note 3)...............     5      66       142
Capital lease obligations, less current portion (note 4)....    24      28        11
                                                              ----    ----      ----
          Total liabilities.................................   165     344       592
                                                              ----    ----      ----
Stockholders' deficit (note 1a):
  Common stock, no par value; authorized 850 shares, issued
     and outstanding 200 shares.............................     1       1         1
  Common stock subscribed...................................    (1)     (1)       (1)
  Accumulated deficit.......................................   (88)   (126)     (227)
                                                              ----    ----      ----
          Total stockholders' deficit.......................   (88)   (126)     (227)
                                                              ----    ----      ----
Commitments (notes 4 and 7)
          Total liabilities and stockholders' deficit.......  $ 77     218       365
                                                              ====    ====      ====

See accompanying notes to combined financial statements.

                                COPPER.NET GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                   YEAR ENDED           SIX MONTHS ENDED
                                                  DECEMBER 31,              JUNE 30,
                                               ------------------   -------------------------
                                               1996   1997   1998      1998          1999
                                               ----   ----   ----   -----------   -----------
                                                                           (UNAUDITED)
Internet connectivity revenue................  $ 62   180    417        178           372
Costs and expenses (notes 1(i), 4, 5 and 7):
  Cost of Internet services..................    56   136    146         69           170
  Selling, general and administrative........     5    56    196         90           194
  Depreciation and amortization..............    13    26     46         15            56
                                               ----   ---    ---        ---           ---
     Total costs and expenses................    74   218    388        174           420
                                               ----   ---    ---        ---           ---
     Income (loss) from operations...........   (12)  (38)    29          4           (48)
Interest expense (note 5)....................     2     6     11          4            10
                                               ----   ---    ---        ---           ---
     Income (loss) before income taxes.......   (14)  (44)    18         --           (58)
Income tax provision (note 6)................    --    --     --         --            --
                                               ----   ---    ---        ---           ---
     Net income (loss).......................  $(14)  (44)    18         --           (58)
                                               ====   ===    ===        ===           ===
Pro Forma income taxes (note 6)(unaudited)...  $ --    --     --         --            --
                                               ====   ===    ===        ===           ===
Pro Forma net income (loss)(unaudited).......  $(14)  (44)    18         --           (58)
                                               ====   ===    ===        ===           ===

See accompanying notes to combined financial statements.

                                COPPER.NET GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              COMMON
                                                              STOCK      ACCUMULATED
                                          SHARES   AMOUNT   SUBSCRIBED     DEFICIT     TOTAL
                                          ------   ------   ----------   -----------   -----
BALANCES AT DECEMBER 31, 1995...........    --      $--         --           (11)       (11)
Net loss................................    --       --         --           (14)       (14)
                                           ---      ---         --          ----       ----
BALANCES AT DECEMBER 31, 1996...........    --       --         --           (25)       (25)
Issuance of common stock in connection
  with incorporation (note 1a)..........   200        1         (1)           --         --
Net loss................................    --       --         --           (44)       (44)
Distribution to stockholders............    --       --         --           (19)       (19)
                                           ---      ---         --          ----       ----
BALANCES AT DECEMBER 31, 1997...........   200        1         (1)          (88)       (88)
Net income..............................    --       --         --            18         18
Distribution to stockholders............    --       --         --           (56)       (56)
                                           ---      ---         --          ----       ----
BALANCES AT DECEMBER 31, 1998...........   200        1         (1)         (126)      (126)
Net loss (unaudited)....................    --       --         --           (58)       (58)
Distribution to stockholders
  (unaudited)...........................    --       --         --           (43)       (43)
                                           ---      ---         --          ----       ----
BALANCES AT JUNE 30, 1999 (unaudited)...   200      $ 1         (1)         (227)      (227)
                                           ===      ===         ==          ====       ====

See accompanying notes to combined financial statements.

                                COPPER.NET GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                       YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                                               31,                 JUNE 30,
                                                       --------------------    ----------------
                                                       1996    1997    1998    1998        1999
                                                       ----    ----    ----    ----        ----
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................  $(14)   (44)      18     --          (58)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization...................    13     26       46     15           56
     Changes in operating assets and liabilities:
       Receivables...................................    --     --       (9)    (6)           7
       Prepaid expenses..............................    --     (1)      (1)    (1)          (1)
       Accounts payable..............................    12     29      (38)    (5)          (4)
       Accrued expenses..............................    --      4        3     (2)           1
       Deferred revenue..............................    14     43      113     53          111
                                                       ----    ---     ----    ---         ----
          Net cash provided by operating
             activities..............................    25     57      132     54          112
                                                       ----    ---     ----    ---         ----
Cash flows from investing activities:
  Acquisition of equipment and leasehold
     improvements....................................   (22)   (29)    (114)   (14)         (99)
  Proceeds from sale of equipment....................    --     --        3      3           --
  Proceeds from sale-and-leaseback transaction.......    --     --       16     16           --
                                                       ----    ---     ----    ---         ----
          Net cash provided (used) by investing
             activities..............................   (22)   (29)     (95)     5          (99)
                                                       ----    ---     ----    ---         ----
Cash flows from financing activities:
  Proceeds from notes payable and long-term debt.....    --      7       91     --          125
  Repayments of notes payable and long term debt.....    (2)    (2)      (9)    (8)         (17)
  Distributions and loans to related party...........    --    (19)     (60)   (25)        (142)
  Proceeds from notes payable to related party.......    --     --       --     --           50
  Repayments of notes payable to related party.......    --     (4)      (6)    (3)          --
  Repayments of capital lease obligations............    (1)   (10)     (30)   (11)         (18)
                                                       ----    ---     ----    ---         ----
          Net cash used by financing activities......    (3)   (28)     (14)   (47)          (2)
                                                       ----    ---     ----    ---         ----
          Net increase in cash and cash
             equivalents.............................    --     --       23     12           11
Cash and cash equivalents:
  Beginning period...................................    --     --       --     --           23
                                                       ----    ---     ----    ---         ----
  End of period......................................  $ --     --       23     12           34
                                                       ====    ===     ====    ===         ====

Supplemental disclosure of cash flow information:

     During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Group paid approximately $2, $6, $11, $4 and $10, respectively, for interest.

Non-cash financing activities:

     The Group entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $15, $35, $39, $20 and $0 for the years ended December 31, 1996, 1997, and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

See accompanying notes to combined financial statements.

                                COPPER.NET GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements present the combined financial position, results of operations and cash flows of Copper.net, Inc. and ECR Internet Services, Inc. -- Internet Service Provider Division (collectively, the "Group"), as the entities are operating under common control. Copper.net, Inc. ("Copper.net") commenced pre-incorporation operations in 1997, while ECR Internet Services, Inc. ("ECR") commenced pre-incorporation operations in 1995. Only the internet service provider assets, liabilities and results operations of ECR are presented due to the pending sale described in note 8.

     In preparing the financial statements of the Group, management has allocated certain assets, liabilities, revenue and expense based upon the characteristics of the accounts and the business divisions to which they relate. Expenses which are not directly related to a particular division are allocated based upon revenue or payroll expense of the division which, in the opinion of management, represents a reasonable and appropriate method of allocation.

     The Group was incorporated on December 22, 1997 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The Group is a provider of dial up Internet access operating primarily in Ohio.

     Inherent in the Group's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Group's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Group's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Group as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) CASH AND CASH EQUIVALENTS

     The Group considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. The Group maintains all of its cash in a bank checking account.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using an accelerated method over the estimated useful lives of the related assets, generally five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using an accelerated method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Group evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INCOME TAXES

     The Group accounts for income taxes as a C-Corp. under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     When the Group are not C-Corp. (operating as S-Corp or unincorporated sole proprietorships), the stockholders are personally liable for their proportionate share of the Group's federal and state taxable income; therefore, no provision or liability for federal and state is reflected in such years.

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods.

(i) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Group expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $1, $14, $41, $19 and $50 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(j) CONCENTRATION OF CREDIT RISKS

     For each of the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, three vendors represented approximately 0%, 51.0%, 42.2%, 42.9% and 40.5%, respectively, of the Group's total purchases. The Group's reliance on certain vendors can be shifted to alternative sources of supply for products it sells, should such change be necessary.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Group's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases, stated at cost

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $64, $81 and $81,
  respectively..............................................  $107    257         356
Furniture and fixtures......................................     2      2           2
Leasehold improvement.......................................     9      9           9
                                                              ----    ---        ----
                                                               118    268         367
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $21, $47 and $51,
  respectively..............................................    42     88         144
                                                              ----    ---        ----
     Total..................................................  $ 76    180         223
                                                              ====    ===        ====

     Accrued Expenses

Employee payroll expenses                                     $  3      4           3
Other                                                            1      3           5
                                                              ----    ---        ----
                                                              $  4      7           8
                                                              ====    ===        ====

(3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Note payable to bank, fixed interest rate of 9.75%, payable
  in monthly installments through December 2001. ...........  $--      91          79
Note payable to bank, variable interest rate at Prime plus
  2%, payable in monthly installments through May 2003. ....   14       5         125
                                                              ---      --         ---
                                                               14      96         204
Less current portion........................................    9      30          62
                                                              ---      --         ---
     Long-term debt, less current portion...................  $ 5      66         142
                                                              ===      ==         ===

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     On November 4, 1998, the Group entered into a variable rate revolving line of credit agreement with a bank. The line of credit, which expires November 4, 1999, permits the Group to borrow up to $15 at an interest rate of Prime plus 2%. At December 31, 1998 and June 30, 1999, the Group had no outstanding balance on the line of credit. The line of credit is secured by all equipment.

     Substantially all of the Group's equipment serves as collateral for the outstanding debt. Additionally, $84 of the notes payable at June 30, 1999 are guaranteed by a stockholder.

     As described in note 8, the Group entered into significant additional notes payable agreements subsequent to December 31, 1998.

(4) LEASES

     The Group entered into a $16 sale-leaseback transaction for certain computer equipment in May 1998. The lease agreement includes a bargain purchase option and was, therefore, classified as a capital lease. There was no gain/loss on the sale-leaseback.

     The Group also leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2003.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................    $44         13
2000........................................................     24         13
2001........................................................      7         13
2002........................................................     --         11
2003........................................................     --          7
                                                                ---         --
     Total minimum payments                                      75         57
                                                                            ==
Less amount representing interest                                11
                                                                ---
     Present value of net minimum lease payments                 64
Less current portion                                             36
                                                                ---
                                                                $28
                                                                ===

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $3, $6, $13, $7 and $7, respectively.

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(5) RELATED PARTY TRANSACTIONS

     The Group advanced amounts to a stockholder totaling $4 and $14 at December 31, 1997 and 1998, respectively. The receivable from stockholder is classified as long-term as it is not expected to be repaid within one year.

     The Group had a non-trade receivable from a related party amounting to $89 at June 30, 1999. Additionally, the Group had accounts payable to a related party of $30 and $2 at December 31, 1997 and 1998, respectively.

     At December 31, 1996 and 1997, the Group had a note payable to a relative of one of the stockholders. The note, which was repaid in 1998, charged interest at 8 percent per year. Interest expense on the note was $1 for the years ended December 31, 1996 and 1997, respectively.

     At June 30, 1999, the Group had an unsecured note payable with a relative of one of the stockholders. The note, which charges interest at 15%, is due on demand. Interest expense on the note amounted to $1 for the six months ended June 30, 1999.

     The President, a 50% stockholder of the Group, did not receive a salary for the years ended December 31, 1996, 1997 and 1998. For the period ended June 30, 1999, the President's salary amounted to $6.

     The Group leases office space from one of the stockholders on a month-to-month basis. Rent expense was $6 for the years ended December 31, 1996, 1997 and 1998 and $3 for the six month periods ended June 30, 1998 and 1999.

(6) INCOME TAXES

     In tax years prior to December 31, 1997, the Group operated as unincorporated sole proprietorships. As such, the sole proprietor included the Group's income (loss) on his personal income tax return. Accordingly, Group was not subject to Federal and state corporate income taxes during the period it was unincorporated as sole proprietorships.

     Copper.net Group converted to a C-Corp on December 22, 1997, and became subject to Federal and state corporate income taxes. On January 1, 1999, Copper.net, Group elected to change its corporate status to an S-Corp under the provisions of Section 1362 of the Internal Revenue Code. Accordingly, Copper.net may be subject to built-in gains tax arising prior to its S election.

     ECR Internet Services elected to be taxed as an S-Corp since its incorporation on December 22, 1997.

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     The Group's income (loss) before income taxes for the year ended December 31, 1998 is:

                                                      1998
                                                      ----
S-Corp .............................................  $ 71
C-Corp .............................................   (53)
                                                      ----
                                                      $ 18
                                                      ====

     Income tax benefit, on taxable C-Corp results of operations, for the year ended December 31, 1998 differs from the amounts that would result from applying the federal statutory rate of 34% as follows:

Expected tax benefit................................  $ 18
State income taxes, net of federal benefit..........     3
Change in valuation allowance.......................   (21)
                                                      ----
                                                      $ --
                                                      ====

     Temporary differences that give rise to the components of deferred tax assets as of December 31, 1998 are as follows:

Net operating loss carryforward, including
  acquisition.......................................  $ 21
Valuation allowance.................................   (21)
                                                      ----
     Net deferred tax asset                           $ --
                                                      ====

     At December 31, 1998, the Group has a net operating loss carryforward for federal income tax purposes of approximately $53, which would have been available to offset future federal taxable income, if any, through 2018. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Group in 1998, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

     If the Group had operated as a C Corporation since its inception, the Group would have in recorded gross deferred tax assets for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 of $30, $22 and $47, respectively. However, due to operation losses incurred, there would have been a corresponding valuation allowance of $30, $22 and $47.

(7) COMMITMENTS

     The Group has entered into certain long-term service agreements with local phone companies and Tier 1 Internet service providers for use of phone line and access to the internet through 2004.

                                COPPER.NET GROUP

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future minimum annual payments under these service agreements as of December 31, 1998 are as follows:

1999................................................  $198
2000................................................   201
2001................................................   192
2002................................................   177
2003................................................   158

     Expense relating to these service agreements for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $37, $48, $107, $48 and $115, respectively.

(8) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

     Subsequent to December 31, 1998, the Group entered into several additional notes payable agreements with banks. The aggregate maturities of long-term debt and notes payable to banks for each of the five years subsequent to June 30, 1999 and thereafter are:

2000.................................................  $59
2001.................................................   60
2002.................................................   46
2003.................................................   38

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, Inc.:

     We have audited the accompanying balance sheets of NetPlus Communications, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the period August 23, 1996 (date of inception) through December 31, 1996 and each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetPlus Communications, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the period August 23, 1996 (date of inception) through December 31, 1996 and each of the years in the two-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Columbus, Ohio
August 13, 1999

                          NETPLUS COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                  (AMOUNT IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets --
  Cash and cash equivalents.................................  $14      11          1
Property and equipment, net (note 2, 3 and 4)...............   41      84        142
                                                              ---     ---        ---
     Total assets...........................................  $55      95        143
                                                              ===     ===        ===
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 6       5          3
  Lines of credit, notes payable and current portion of
     long-term debt (note 3)................................   27      34         51
  Current portion of capital lease obligations (note 4).....    8       6          1
  Deferred revenue..........................................   12      26         50
                                                              ---     ---        ---
     Total current liabilities..............................   53      71        105
Long-term debt, less current portion (note 3)...............    6      27         44
Capital lease obligations, less current portion (note 4)....    7       1         --
                                                              ---     ---        ---
     Total liabilities......................................   66      99        149
Stockholders' deficit:
  Common stock, no par value; authorized, issued and
     outstanding 850 shares.................................   10      10         10
  Additional paid-in capital................................   42      42         42
  Accumulated deficit.......................................  (63)    (56)       (58)
                                                              ---     ---        ---
     Total stockholder's deficit............................  (11)     (4)        (6)
                                                              ---     ---        ---
Commitments (note 4 and 5)..................................
                                                              ---     ---        ---
     Total liabilities and stockholders' deficit............  $55      95        143
                                                              ===     ===        ===

See accompanying notes to financial statements.

                          NETPLUS COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                         AUGUST 23-      YEAR ENDED         SIX MONTHS ENDED
                                        DECEMBER 31,    DECEMBER 31,            JUNE 30,
                                        ------------   --------------   -------------------------
                                            1996       1997      1998      1998          1999
                                        ------------   ----      ----   -----------   -----------
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity...............      $  6        85       198        90            175
  Enhanced services and other.........         8         2        11         9              6
                                            ----       ---       ---        --            ---
     Total revenue....................        14        87       209        99            181
Costs and expenses (notes 1(i), 2, 4,
  5 and 6):
  Cost of Internet services...........        17        67       164        76            146
  Selling, general and
     administrative...................        12        15        25        12             19
  Stock compensation to
     shareholders.....................        --        42        --        --             --
  Depreciation and amortization.......         1         8        10         5             15
                                            ----       ---       ---        --            ---
     Total costs and expenses.........        30       132       199        93            180
                                            ----       ---       ---        --            ---
     Income (loss) from operations....       (16)      (45)       10         6              1
Other income (expenses):
  Interest expense....................        --        (2)       (3)       (1)            (3)
                                            ----       ---       ---        --            ---
     Net income (loss)................      $(16)      (47)        7         5             (2)
                                            ====       ===       ===        ==            ===
Pro Forma income taxes (unaudited)....      $ --        --        --        --             --
                                            ====       ===       ===        ==            ===
Pro Forma net income (loss)(note 1(g))
  (unaudited).........................      $(16)      (47)        7         5             (2)
                                            ====       ===       ===        ==            ===

See accompanying notes to financial statements.

                          NETPLUS COMMUNICATIONS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                ADDITIONAL
                                                                 PAID-IN     ACCUMULATED
                                              SHARES   AMOUNT    CAPITAL       DEFICIT     TOTAL
                                              ------   ------   ----------   -----------   -----
BALANCES AT AUGUST 23, 1996.................    --      $--         --            --         --
Issuance of common stock at formation of
  Company...................................   400       --         --            --         --
Net loss....................................    --       --         --           (16)       (16)
                                               ---      ---         --           ---        ---
BALANCES AT DECEMBER 31, 1996...............   400       --         --           (16)       (16)
Issuance of common stock to shareholders
  (note 6)..................................   365       --         42            --         42
Issuance of common stock for cash...........    85       10         --            --         10
Net loss....................................    --       --         --           (47)       (47)
                                               ---      ---         --           ---        ---
BALANCES AT DECEMBER 31, 1997...............   850       10         42           (63)       (11)
Net income..................................    --       --         --             7          7
                                               ---      ---         --           ---        ---
BALANCES AT DECEMBER 31, 1998...............   850       10         42           (56)        (4)
Net loss (unaudited)........................    --       --         --            (2)        (2)
                                               ---      ---         --           ---        ---
BALANCES AT JUNE 30, 1999 (unaudited).......   850      $10         42           (58)        (6)
                                               ===      ===         ==           ===        ===

See accompanying notes to financial statements.

                          NETPLUS COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                AUGUST 23-     YEAR ENDED        SIX MONTHS ENDED
                                               DECEMBER 31,   DECEMBER 31,           JUNE 30,
                                               ------------   ------------   -------------------------
                                                   1996       1997    1998      1998          1999
                                               ------------   ----    ----   -----------   -----------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................      $(16)      (47)      7          5            (2)
  Adjustments to reconcile net income (loss)
     to net cash provided (used) by operating
     activities:
     Depreciation and amortization...........         1         8      10          5            15
     Stock compensation to shareholders......        --        42      --         --            --
     Changes in operating assets and
       liabilities:
       Accounts payable and accrued
          expenses...........................        --         6      (1)        --            (2)
       Deferred revenue......................         2        11      14          7            24
                                                   ----       ---     ---        ---           ---
          Net cash provided (used) by
            operating activities.............       (13)       20      30         17            35
                                                   ----       ---     ---        ---           ---
Cash flows from investing activities:
  Acquisition of property and equipment......        (3)      (11)    (53)       (20)          (73)
                                                   ----       ---     ---        ---           ---
Cash flows from financing activities:
  Proceeds from lines of credit, notes
     payable and current portion of long-term
     debt....................................        19         3      33         12            42
  Repayments of notes payable................        --        (1)     (5)        (2)           (8)
  Repayments of capital lease obligations....        (2)       (8)     (8)        (4)           (6)
  Proceeds from issuance of common stock, net
     of issuance costs.......................        --        10      --         --            --
                                                   ----       ---     ---        ---           ---
          Net cash provided by financing
            activities.......................        17         4      20          6            28
                                                   ----       ---     ---        ---           ---
          Net increase (decrease) in cash and
            cash equivalents.................         1        13      (3)         3           (10)
Cash and cash equivalents:
  Beginning period...........................        --         1      14         14            11
                                                   ----       ---     ---        ---           ---
  End of period..............................      $  1        14      11         17             1
                                                   ====       ===     ===        ===           ===

Supplemental disclosure of cash flow information:

  During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $0, $0, $2, $1 and $3, respectively, for interest.

See accompanying notes to financial statements.

                          NETPLUS COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     NetPlus Communications, Inc. (the "Company") was incorporated on August 23, 1996 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The Company is a provider of dial up access, consulting, design, layout and setup of Internet web sites, as well as site hosting services. The Company commenced operations in August of 1996 and serviced primarily the Perry County, Ohio area through year end 1998. Since year end 1998, the Company has commenced operations in other local communities that include Newark and Zanesville, Ohio.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim balance sheet of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          NETPLUS COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. The Company maintains all its cash in a bank checking account.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INCOME TAXES

     The Company, with the consent of its stockholders, has elected to be taxed as an S-Corp. under the provisions of Section 1362 of the Internal Revenue Code. The stockholders are personally liable for their proportionate share of the company's federal and state taxable income; therefore, no provision or liability for income taxes is reflected in the financial statements.

     If the Company had operated as C-Corp since inception, the Company would have recorded gross deferred tax assets for years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 of $28, $25, and $26. However, due to operating losses incurred, there would have been a corresponding valuation allowance of $28, $25, and $26.

                          NETPLUS COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts received relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided.

(i) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $2, $6, $3 and $3 for the years ended December 31, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(j) CONCENTRATION OF CREDIT RISK

     For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, three vendors represented approximately 16%, 38%, 48%, 45%, and 51% of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                          NETPLUS COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES, STATED AT COST

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $22, $25 and $25,
  respectively..............................................  $47     100         173
Furniture and fixtures......................................    3       3           3
                                                              ---     ---         ---
                                                               50     103         176
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $6, $11 and $15,
  respectively..............................................   (9)    (19)        (34)
                                                              ---     ---         ---
     Total..................................................  $41      84         142
                                                              ===     ===         ===

(3) DEBT

     Lines of credit, notes payable and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Notes payable to bank, fixed interest rates ranging from
  9.5% to 10.5%, payable in monthly installments including
  interest, payable at various dates through June 2002......  $11      39         73
Revolving line of credit, bearing interest at 2% above
  prime, renewable annually in November with a maximum
  borrowing of $25..........................................   22      22         22
                                                              ---      --         --
                                                               33      61         95
Less current portion........................................   27      34         51
                                                              ---      --         --
  Long-term debt, less current portion......................  $ 6      27         44
                                                              ===      ==         ==

     Certain of the notes payable to bank are secured by equipment with a net book value of $21 at December 31, 1998 and $39 at June 30, 1999.

                          NETPLUS COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Aggregate maturities related to the Company's long-term debt at December 31, 1998 and June 30, 1999 for the next five years are as follows:

DECEMBER 31, 1998   JUNE 30, 1999
- -----------------   -------------
   1999 - $12        2000 - $29
   2000 -  14        2001 -  25
   2001 -  12        2002 -  19
   2002 -   1        2003 -   0
   2003 -   0        2004 -   0

(4) LEASES

     The Company leases computer and office equipment under capital leases which expire in 1999.

     Future minimum annual lease payments under these capital leases as of December 31, 1998 are as follows:

                                                              CAPITAL
                                                               LEASE
                                                              -------
1999........................................................    $8
                                                                --
  Total minimum payments....................................     8
Less amount representing interest at 10%....................     1
                                                                --
  Present value of net minimum lease payments...............     7
Less current portion........................................     6
                                                                --
                                                                $1
                                                                ==

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $1, $3, $3, $1 and $2, respectively.

(5) COMMITMENTS

     The Company has entered into certain long-term service agreements with local phone companies and Tier 1 Internet service providers for use of phone line and access to the Internet through 2004.

                          NETPLUS COMMUNICATIONS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Future estimated minimum annual payments under these service agreements as of December 31, 1998 for the following five years are as follows:

1999........................................................    $172
2000........................................................     205
2001........................................................     195
2002........................................................     175
2003........................................................     180

     Expenses relating to these service agreements for the periods ended December 31, 1996, 1997, and 1998 and June 30, 1998 and 1999 were $5, $34, $95,
$42, and $91.

(6) STOCK COMPENSATION TO SHAREHOLDERS

     In December of 1997, the shareholder's of the Company issued and distributed to themselves 365 shares of the Company's remaining common stock for no asset consideration. This transaction has been recorded as stock compensation to shareholders, with an offset to additional paid-in capital for financial reporting purposes. The amount of expense was based on the price paid for the sale of stock in September, 1997.

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Internet Nebraska Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Nebraska Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

August 13, 1999
Omaha, Nebraska

                         INTERNET NEBRASKA CORPORATION

                                 BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----   ------------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 70     23        138
  Receivables --
     Trade, including unbilled revenues, net of allowance
      for doubtful accounts of $3, $5 and $6,
      respectively..........................................    24     62         70
  Prepaid expenses and inventory............................     1      1          2
                                                              ----    ---        ---
       Total current assets.................................    95     86        210
Property and equipment, net.................................   149    242        274
Other assets -- customer list, net of accumulated
  amortization of $4 in 1998 and $15 at June 30, 1999.......    --    124        113
                                                              ----    ---        ---
       Total assets.........................................  $244    452        597
                                                              ====    ===        ===
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4      3         36
  Accrued expenses..........................................     3      7          3
  Deferred revenue..........................................    77    118        142
                                                              ----    ---        ---
       Total current liabilities............................    84    128        181
                                                              ----    ---        ---
Stockholders' equity:
  Common stock, $1 par value, authorized 10,000 shares,
     issued and outstanding 1,140 at December 31, 1997 and
     1998...................................................     1      1          1
  Additional paid-in capital................................    24     24         24
  Retained earnings.........................................   135    299        391
                                                              ----    ---        ---
       Total stockholders' equity...........................   160    324        416
Commitments and contingencies (notes 5 and 6)
                                                              ----    ---        ---
       Total liabilities and stockholders' equity...........  $244    452        597
                                                              ====    ===        ===

See accompanying notes to financial statements.

                         INTERNET NEBRASKA CORPORATION

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                              YEAR ENDED DECEMBER        SIX MONTHS ENDED
                                                      31,                    JUNE 30,
                                             ---------------------   -------------------------
                                             1996    1997    1998       1998          1999
                                             ----    ----    -----   -----------   -----------
                                                                            (UNAUDITED)
Operating revenue:
  Internet connectivity....................  $226    528       915       408           718
  Enhanced services and other..............    50     80       156        65            78
                                             ----    ---     -----       ---           ---
     Total operating revenue...............   276    608     1,071       473           796
                                             ----    ---     -----       ---           ---
Costs and expenses:
  Cost of Internet services................    93    242       493       201           381
  Selling, general and administrative......   109    194       241       112           207
  Depreciation and amortization............    18     35        60        28            53
                                             ----    ---     -----       ---           ---
     Total costs and expenses..............   220    471       794       341           641
                                             ----    ---     -----       ---           ---
     Operating income......................    56    137       277       132           155
                                             ----    ---     -----       ---           ---
Other income (expenses):
  Other income.............................     1      2         2        --            --
  Interest expense.........................    (1)    (1)       --        --            --
  Loss on disposal of property and
     equipment.............................    --     --        (7)       --            --
                                             ----    ---     -----       ---           ---
     Net other income (expense)............    --      1        (5)       --            --
                                             ----    ---     -----       ---           ---
     Net income............................  $ 56    138       272       132           155
                                             ====    ===     =====       ===           ===
Pro Forma income taxes (unaudited).........  $ 12     44       103        50            60
                                             ====    ===     =====       ===           ===
Pro Forma net income (unaudited)...........  $ 44     94       169        82            95
                                             ====    ===     =====       ===           ===

See accompanying notes to financial statements.

                         INTERNET NEBRASKA CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                    ADDITIONAL
                                                                     PAID-IN     RETAINED
                                                  SHARES   AMOUNT    CAPITAL     EARNINGS   TOTAL
                                                  ------   ------   ----------   --------   -----
Balance at December 31, 1995....................    1        $1         --           10       11
Contributions of capital........................   --        --          8           --        8
Net income......................................   --        --         --           56       56
                                                    --       --         --         ----     ----
Balance at December 31, 1996....................    1         1          8           66       75
Issuance of common stock for cash...............   --        --         16           --       16
Net income......................................   --        --         --          138      138
Dividend distributions..........................   --        --         --          (69)     (69)
                                                    --       --         --         ----     ----
Balance at December 31, 1997....................    1         1         24          135      160
Net income......................................   --        --         --          272      272
Dividend distributions..........................   --        --         --         (108)    (108)
                                                    --       --         --         ----     ----
Balance at December 31, 1998....................    1         1         24          299      324
Net income (unaudited)..........................   --        --         --          155      155
Dividend distribution (unaudited)...............   --        --         --          (63)     (63)
                                                    --       --         --         ----     ----
Balance at June 30, 1999 (unaudited)............    1        $1         24          391      416
                                                    ==       ==         ==         ====     ====

See accompanying notes to financial statements.

                         INTERNET NEBRASKA CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,       JUNE 30,
                                                              ------------------   -----------
                                                              1996   1997   1998   1998   1999
                                                              ----   ----   ----   ----   ----
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 56   138     272   132    155
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    18    35      60    28     53
     Loss on disposal of property and equipment.............    --    --       7    --     --
     Changes in operating assets and liabilities, excluding
       effects of business combinations:
       Receivables..........................................   (13)  (11)    (33)  (18)    (8)
       Prepaid expenses and inventory.......................     2    (2)     --     1     (1)
       Accounts payable.....................................     4    (1)     (1)    5     34
       Accrued expenses.....................................     3     2       4    (2)    (4)
       Deferred revenue.....................................    25    36      22    20     24
                                                              ----   ---    ----   ---    ---
          Net cash provided by operating activities.........    95   197     331   166    253
                                                              ----   ---    ----   ---    ---
Cash flows from investing activities:
  Acquisition of property and equipment.....................   (88)  (74)   (138)  (56)   (75)
  Acquisition of business...................................    --    --    (139)   --     --
  Proceeds from disposal of property and equipment..........    --    --       7
                                                              ----   ---    ----   ---    ---
          Net cash used in investing activities.............   (88)  (74)   (270)  (56)   (75)
                                                              ----   ---    ----   ---    ---
Cash flows from financing activities:
  Proceeds from note payable to shareholder.................    --    12      --    --     --
  Repayments of note payable to shareholder.................   (12)  (20)     --    --     --
  Dividend paid.............................................    --   (70)   (108)  (85)   (63)
  Proceeds from issuance of common stock....................     8    16      --    --     --
                                                              ----   ---    ----   ---    ---
          Net cash used in financing activities.............    (4)  (62)   (108)  (85)   (63)
                                                              ----   ---    ----   ---    ---
          Net increase (decrease) in cash and cash
            equivalents.....................................     3    61     (47)   25    115
Cash and cash equivalents, beginning of year................     6     9      70    70     23
                                                              ----   ---    ----   ---    ---
Cash and cash equivalents, end of year......................  $  9    70      23    95    138
                                                              ====   ===    ====   ===    ===

Supplemental disclosures of cash flow information:

  During the years ended December 31, 1996 and 1997, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $1 for interest.

  During the year ended December 31, 1998, the Company acquired the business of TCG Computer Services (TCG) for cash consideration of approximately $139 and liabilities assumed of approximately $18. The Company also acquired accounts receivable of $5 and property and equipment of $24.

See accompanying notes to financial statements.

                         INTERNET NEBRASKA CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Internet Nebraska Corporation (the "Company") was incorporated as a Nebraska corporation on August 4, 1994 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The Company operates in a single segment. The substantial majority of the Company's revenues are derived from customers located in the immediate Lincoln, Nebraska area and the State of Nebraska.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, potential entrants to the Internet services industry, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet, and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         INTERNET NEBRASKA CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INTANGIBLE ASSETS

     The Company's customer list is amortized using the straight-line method over a 5-year period.

(g) INCOME TAXES

     The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S-Corp. In lieu of corporation income taxes, the shareholders of an S-Corp are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements for the three-year period ending December 31, 1998.

     As discussed in note 7, the Company has entered into a definitive agreement with a third party for the sale of the Company's common stock by its shareholders. Upon the sale of the Company's common stock to a corporation, the Company's S-Corp status will automatically terminate under the provisions of the Internal Revenue Code.

     The unaudited pro forma income tax information is included in the statement of operations as a voluntary disclosure, as if the Company had been subject to federal and state income taxes for each of the years in the three-year period ending December 31, 1998 and for the six-month periods ending June 30, 1998 and 1999. Pro forma income tax expense has been calculated using an estimated effective tax rate of 21%, 32% and 38% in December 31, 1996, 1997, and 1998, respectively. The effective tax rate for the six-month periods ended June 30, 1998 and 1999 is 38% and 39%, respectively.

                         INTERNET NEBRASKA CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized using the completed contract method. The Company's accounting records do not support the preparation of reliable estimates of the extent of progress to completion for individual contracts necessary to support the use of percentage-of-completion accounting. Revenue from hardware and software sales is recognized upon shipment of the respective products.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. However, the accounts receivable of the Company are geographically concentrated in the immediate Lincoln, Nebraska area and the State of Nebraska.

     At December 31, 1998, the fair value of the Company's cash, accounts receivable, accounts payable, accrued expenses, and deferred revenues approximate their carrying value due to the short-term nature of these financial instruments.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for the Company's fiscal year 1999. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                         INTERNET NEBRASKA CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) ACQUISITION

     On November 12, 1998, the Company acquired the business of TCG Computer Services ("TCG") for cash consideration of approximately $139 and liabilities assumed of approximately $18. TCG, organized as a sole proprietorship, is an Internet service provider doing business in Hastings, Nebraska. The acquisition of TCG has been accounted for using the purchase method of accounting and, accordingly, the results of operations of the Company include the results of TCG since the date of acquisition. Assets acquired and liabilities assumed have been recorded at their estimated fair values. The Company allocated the purchase price to the assets acquired and liabilities assumed as shown below:

                                                              AMOUNT
                                                              ------
Accounts receivable.........................................   $  5
Property and equipment......................................     24
Customer list...............................................    128
Unearned revenue............................................     18

     The customer list will be amortized over an estimated useful life of 5 years using the straight-line method.

     The following unaudited Pro Forma information presents the results of operations of the Company as if the acquisition of TCG had occurred on January 1, 1997:

                                                              1997    1998
                                                              ----    -----
                                                               (UNAUDITED)
Revenues....................................................  $772    1,346
                                                              ====    =====
Net income..................................................  $112      278
                                                              ====    =====

     These unaudited Pro Forma results have been prepared for comparative purposes only and include certain adjustments for the additional amortization expense as a result of the acquired customer lists and goodwill. They do not purport to be indicative of the results of operations which actually would have occurred on the date indicated, or which may result in the future.

                         INTERNET NEBRASKA CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment is shown below:

                                                         DECEMBER 31,
                                                         -------------     JUNE 30,
                                                         1997     1998       1999
                                                         -----    ----    -----------
                                                                          (UNAUDITED)
Internet access and compute equipment..................  $205     347         421
Furniture and fixtures.................................     5       7           6
                                                         ----     ---         ---
                                                          210     354         427
Less accumulated depreciation and amortization.........    61     112         153
                                                         ----     ---         ---
  Net property and equipment...........................  $149     242         274
                                                         ====     ===         ===

(4) RELATED PARTY TRANSACTIONS

     The Company leases office space from a relative of one of the Company's shareholders on a month-by-month basis. The amount of rent expense incurred under this arrangement was approximately $4 per year in 1996, 1997 and 1998, respectively, and $2 for each of the six-month periods ended June 30, 1998 and 1999.

     In 1995 and 1996, the Company had an advance from a shareholder bearing interest at 8%. Interest expense on the advance was approximately $1 in 1996 and 1997. The advance was repaid in its entirety in 1997.

(5) COMMITMENT

     The Company has entered into an agreement with a local competitive exchange carrier that provides the Company with access to their telecommunications network through September 28, 2001. The agreement provides for annual aggregate payments of $10 in 1999, $10 in 2000, and $7 in 2001 by the Company for periodic network access charges. However, the agreement may be cancelled at the discretion of the Company after September 28, 1999. Upon cancellation, the Company would be required to pay a cancellation fee equal to 15% of the remaining service cost payments plus deferred billings related to the installation of the access lines. If cancelled on September 28, 1999, the cancellation fee would be approximately $5.

(6) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations, or liquidity.

                         INTERNET NEBRASKA CORPORATION

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Rapid.Net, Inc. as of December 31, 1997 and 1998 and the related statements of operations, owners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rapid.Net, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         /s/ KPMG LLP

Lincoln, Nebraska
August 6, 1999

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------    JUNE 30,
                                                              1997     1998      1999
                                                              -----    ----   -----------
                                                                              (UNAUDITED)
ASSET
Current assets:
  Cash and cash equivalents.................................  $  --      14        10
  Receivables:
     Trade, net of allowance for doubtful accounts of $5 in
       1997 and 1998........................................     84      69        46
     Receivable from life insurance policy..................    250      --        --
     Other..................................................      1      --        --
  Prepaid expenses and other................................      7       3         5
                                                              -----    ----      ----
       Total current assets.................................    342      86        61
Property and equipment, net.................................    240     296       317
Customer lists, net of accumulated amortization of $3 and
  $9, respectively..........................................     25      19        16
                                                              -----    ----      ----
       Total assets.........................................  $ 607     401       394
                                                              =====    ====      ====
LIABILITIES AND OWNERS' DEFICIT
Current liabilities:
  Cash overdraft............................................  $  11      --        --
  Lines of credit, notes payable, and current portion of
     long-term debt.........................................    643     184       114
  Current portion of capital lease obligations..............     26      58        65
  Accounts payable..........................................    134     186       109
  Accrued expenses, including advance to stockholder of $20
     in 1998................................................     24      50        45
  Deferred revenue..........................................     36      57        64
                                                              -----    ----      ----
       Total current liabilities............................    874     535       397
Long-term debt, less current portion........................     37     317       441
Capital lease obligations, less current portion.............     41      62        64
                                                              -----    ----      ----
       Total liabilities....................................    952     914       902
                                                              -----    ----      ----
Owners' deficit:
  Common stock, $1 par value; authorized 100,000 shares,
     issued and outstanding 1,002 shares at December 31,
     1998...................................................     --       1         1
  Additional paid-in capital................................     --       3         3
  Members' equity accounts..................................     53      --        --
  Accumulated deficit.......................................   (398)   (517)     (512)
                                                              -----    ----      ----
       Total owners' deficit................................   (345)   (513)     (508)
Commitments.................................................
                                                              -----    ----      ----
       Total liabilities and owners' deficit................  $ 607     401       394
                                                              =====    ====      ====

See accompanying notes to financial statements.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                  YEAR ENDED             SIX MONTHS ENDED
                                                 DECEMBER 31,                JUNE 30,
                                            ----------------------   -------------------------
                                            1996     1997    1998       1998          1999
                                            -----    ----    -----   -----------   -----------
                                                                            (UNAUDITED)
Revenue:
  Internet connectivity...................  $ 208     573      942       450           609
  Enhanced services and other.............     31     113      402       191           121
                                            -----    ----    -----       ---           ---
     Total revenue........................    239     686    1,344       641           730
                                            -----    ----    -----       ---           ---
Costs and expenses:
  Cost of Internet services...............    138     326      422       167           325
  Enhanced services and other costs of
     services.............................     20      64      347       131            62
  Selling, general, and administrative....    308     467      645       339           256
  Depreciation and amortization...........     17      48       68        41            37
                                            -----    ----    -----       ---           ---
     Total costs and expenses.............    483     905    1,482       678           680
                                            -----    ----    -----       ---           ---
     Operating income (loss)..............   (244)   (219)    (138)      (37)           50
                                            -----    ----    -----       ---           ---
Other income (expense):
  Gain from proceeds of key man insurance
     policy...............................     --     250       --        --            --
  Loss on disposal of property and
     equipment............................     (1)     --       (1)       --            --
  Interest income.........................     --      --        8         8            --
  Interest expense........................    (24)    (56)     (68)      (28)          (36)
                                            -----    ----    -----       ---           ---
     Net other income (expense)...........    (25)    194      (61)      (20)          (36)
                                            -----    ----    -----       ---           ---
     Net income (loss)....................  $(269)    (25)    (199)      (57)           14
                                            =====    ====    =====       ===           ===
Pro Forma income taxes (unaudited)........  $  --      --       --        --             2
                                            =====    ====    =====       ===           ===
Pro Forma net income (loss) (unaudited)...  $(269)    (25)    (199)      (57)           12
                                            =====    ====    =====       ===           ===

See accompanying notes to financial statements.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                         STATEMENTS OF OWNERS' DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                    COMMON STOCK     ADDITIONAL   MEMBERS'   ACCUMU-    TOTAL
                                   ---------------    PAID-IN      EQUITY     LATED    OWNERS'
                                   SHARES   AMOUNT    CAPITAL     ACCOUNTS   DEFICIT   DEFICIT
                                   ------   ------   ----------   --------   -------   -------
Balance at December 31, 1995.....     --    $  --          --          4      (104)     (100)
Net loss.........................     --       --          --         --      (269)     (269)
                                   -----    ------     ------       ----      ----      ----
Balance at December 31, 1996.....     --       --          --          4      (373)     (369)
Net loss.........................     --       --          --         --       (25)      (25)
Return of capital related to
  acquisition of related
  business.......................     --       --          --        (40)       --       (40)
Capital contributions by
  members........................     --       --          --        304        --       304
Reacquisition of members' equity
  interests, net.................     --       --          --       (215)       --      (215)
                                   -----    ------     ------       ----      ----      ----
Balance at December 31, 1997.....     --       --          --         53      (398)     (345)
Net loss.........................     --       --          --         --      (199)     (199)
Return of capital related to
  acquisition of related
  business.......................     --       --          --        (10)       --       (10)
Contribution of capital made in
  connection with the conversion
  from a limited liability
  company to an S-Corp. .........  1,002        1           3        (43)       80        41
                                   -----    ------     ------       ----      ----      ----
Balance at December 31, 1998.....  1,002        1           3         --      (517)     (513)
Net income (unaudited)...........     --       --          --         --        14        14
Return of capital related to
  acquisition of related business
  (unaudited)....................     --       --          --         --        (9)       (9)
                                   -----    ------     ------       ----      ----      ----
Balance at June 30, 1999
  (unaudited)....................  1,002    $   1           3         --      (512)     (508)
                                   =====    ======     ======       ====      ====      ====

See accompanying notes to financial statements.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR ENDED               SIX MONTHS
                                                              DECEMBER 31,            ENDED JUNE 30,
                                                           -------------------   -------------------------
                                                           1996    1997   1998      1998          1999
                                                           -----   ----   ----   -----------   -----------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................................  $(269)   (25)  (199)      (57)           14
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Depreciation and amortization........................     17     50     72        44            39
    Gain from insurance policy...........................     --   (250)    --        --            --
    Loss on disposal of property and equipment...........      1     --      1        --            --
    Changes in operating assets and liabilities,
       excluding effects of business combinations:
       Receivables.......................................    (21)   (67)    (3)      (29)           23
       Prepaid expenses and other........................     --     (6)     4         3            (2)
       Accounts payable..................................     50     23     63        47           (77)
       Accrued expenses..................................      2     19     27        21            (5)
       Deferred revenue..................................     20     16     21        12             7
                                                           -----   ----   ----      ----           ---
         Net cash provided by (used in) operating
           activities....................................   (200)  (240)   (14)       41            (1)
                                                           -----   ----   ----      ----           ---
Cash flows from investing activities:
  Acquisition of property and equipment..................    (85)   (95)    (5)       --            (9)
  Proceeds from disposal of property and equipment.......      2     --     --        --             6
  Proceeds from life insurance policy....................     --     --    250       250            --
  Acquisition of customer list...........................     --    (27)    --        --            --
                                                           -----   ----   ----      ----           ---
         Net cash provided by (used in) investing
           activities....................................    (83)  (122)   245       250            (3)
                                                           -----   ----   ----      ----           ---
Cash flows from financing activities:
  Net change in cash overdraft...........................      7     (1)    (6)       (6)           --
  Proceeds from lines of credit and long-term debt.......    228    401    153       195           165
  Proceeds from related party notes payable..............     42     27      1        33            --
  Repayment of lines of credit and long-term debt........    (10)  (132)  (308)     (340)          (87)
  Repayment of related party notes payable...............     (3)    (8)    (5)      (56)          (34)
  Repayment of capital lease obligations.................  $  (4)   (14)   (83)      (53)          (44)
  Dividend to shareholders...............................     --     --    (10)       --            --
  Contributions of owners' capital.......................     --    304     41        --            --
  Reacquisitions of owners' interests....................     --   (215)    --        --            --
                                                           -----   ----   ----      ----           ---
         Net cash provided by (used in) financing
           activities....................................    260    362   (217)     (227)           --
                                                           -----   ----   ----      ----           ---
         Net increase (decrease) in cash.................    (23)    --     14        64            (4)
Cash, beginning of period................................     23     --     --        --            14
                                                           -----   ----   ----      ----           ---
Cash, end of period......................................  $  --     --     14        64            10
                                                           =====   ====   ====      ====           ===
Supplemental disclosures -- cash paid for interest.......  $  24     56     68        28            36
                                                           =====   ====   ====      ====           ===

Supplemental disclosures of noncash investing and financing activities:

  The Company acquired property and equipment by entering into capital lease obligations of $34, $51, and $136 in 1996, 1997, and 1998, respectively, and by entering into capital lease obligations.

  The Company refinanced notes payable of $325 and $325 in 1997 and 1998, respectively.

  In 1997 and 1998, the Company acquired a related company through a payment to shareholders of $10 in cash and the assumption of net liabilities of $40.

See accompanying notes to financial statements.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     RapidNet, L.L.C. ("RapidNet") was initially formed as a South Dakota limited liability company under an operating agreement between its equity members dated September 20, 1995. On April 15, 1998, RapidNet, Inc. was formed as a South Dakota corporation in connection with the conversion of RapidNet's legal form of organization from a limited liability company to an S-Corp. The accompanying financial statements include the accounts of RapidNet, Inc. and its predecessor company, RapidNet L.L.C. (collectively, the "Company").

     As discussed in note 2, the Company acquired the business of Technical Skills Development through the purchase of its assets from two of the Company's three common stockholders. The accompanying financial statements have been restated to include the accounts of Technical Skills Development beginning with the date that common control of the Company and Technical Skills Development was obtained, which was September 30, 1997.

     The Company was formed to capitalize on the growing demand for internet access and enhanced services by consumers and business users. The Company operates in a single business segment. Substantially all of the Company's revenues are derived from customers located in the immediate Rapid City area.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon connectivity providers, and the limited history of the need for internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the internet, and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) FINANCIAL RESULTS AND LIQUIDITY

     The Company has incurred net losses of $269, $4, and $195 in 1996, 1997, and 1998, respectively. The Company has also accumulated a net working capital deficit of $449 and accumulated owners' deficits of $507 at December 31, 1998. Going forward, significant amounts of cash will be required to pay the Company's obligations as they become due. The Company's success in sustaining its operations is, in part, dependent upon either management's ability to successfully extend or renegotiate the terms of its existing debt arrangements or to successfully complete a sale of the Company (see note 8).

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(c) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, owners' deficit, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(d) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

(f) INTANGIBLE ASSETS

     The Company's acquisition of a customer list is amortized using the straight-line method over a five-year period.

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) PEERING RELATIONSHIPS

     The Company does not pay any fees in connection with its peering relationships with other companies and does not record revenue or expense in connection with those arrangements. The nature of these relationships is that the parties share the responsibility for communications that occur between their respective local networks. These peering relationships are essentially exchanges of similar productive assets rather than a culmination of an earnings process. Accordingly, these arrangements are appropriately not reflected in the operations of the Company.

(i) INCOME TAXES

     From January 1, 1996 to April 15, 1998, the Company was organized as a South Dakota limited liability company. As a limited liability company, the taxable income or loss of the Company is allocated to its member-owners based upon the provisions of the limited liability company operating agreement. The resultant tax benefit or liability is the responsibility of the Company's owner-members rather than that of the Company. Effective with its conversion to a corporate form of organization on April 15, 1998, the Company elected under the Internal Revenue Code to be an S-Corp with the consent of its shareholders. In lieu of corporation income taxes, the shareholders of an S-Corp are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements for the three-year period ending December 31, 1998.

     As discussed in note 7, the Company has entered into a definitive agreement with a third party for the sale of the Company's stock by its shareholders. Upon the sale of the Company's common stock to a corporation, the Company's S-Corp status will automatically terminate under the provisions of the Internal Revenue Code.

     For periods prior to the revocation of its partnership status, the unaudited Pro Forma income tax information is included in the statements of operations as a voluntary disclosure, as if the Company had been subject to federal and state income taxes for each of the years in the three-year period ending December 31, 1998 and for the six-month periods ending June 30, 1998 and 1999.

(j) REVENUE RECOGNITION

     Revenue related to Internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from consulting services is recognized as the services are provided. Revenue from hardware and software sales is recognized upon shipment of the respective products.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. However, the accounts receivable of the Company are geographically concentrated in the immediate Rapid City, South Dakota area.

     At December 31, 1998, the fair value of the Company's cash, accounts receivable, accounts payable, accrued expenses, and deferred revenues approximate their carrying value based on their terms and interest rates. The fair value of the Company's capital lease obligations and long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable matures. At December 31, 1998, the fair value of these long-term instruments approximated their carrying values.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) ACQUISITION OF RELATED COMPANY

     On January 1, 1998, the Company acquired the business of a related company, Technical Skills Development, L.L.C. (d/b/a, and referred to as, "PC Associates"), through an acquisition of its net assets. In consideration for the net assets of PC Associates, the Company paid cash of $10 and assumed net liabilities of approximately $40 at September 30, 1997 to the shareholders of PC Associates. The accompanying financial statements have been restated to include the accounts of PC Associates beginning on September 30, 1997.

     The equity members of PC Associates consisted of two people who, as a group, have controlled approximately two-thirds of the voting equity interests of the Company since

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

September 1997. Consequently, the acquisition of PC Associates has been accounted for as a transfer of net assets between entities under common control. Assets and liabilities transferred between PC Associates and the Company have been recorded at historical costs in a manner similar to a pooling of interests ("as-if pooling-of-interests accounting"). The assumption of net liabilities and distribution of cash of $50 has been accounted for as returns of capital in the statements of owners' deficit.

(3) PROPERTY AND EQUIPMENT

     Property and equipment is shown below:

                                                       DECEMBER 31,
                                                       -------------     JUNE 30,
                                                       1997     1998       1999
                                                       -----    ----    -----------
                                                                        (UNAUDITED)
Office equipment...................................    $  24      29         28
Computer equipment and software....................      258     223        228
Equipment acquired under capital leases............       84     167        220
                                                       -----    ----       ----
                                                         366     419        476
Less accumulated depreciation and amortization.....     (126)   (123)      (159)
                                                       -----    ----       ----
Total..............................................    $ 240     296        317
                                                       =====    ====       ====

(4) DEBT

     Lines of credit, notes payable, and long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                        DECEMBER 31,
                                                        ------------     JUNE 30,
                                                        1997    1998       1999
                                                        ----    ----    -----------
                                                                        (UNAUDITED)
Small Business Administration guaranteed loans:
  American State Bank, 10.75%, dated August 28, 1998,
     due December 24, 2000, secured by equipment,
     accounts receivable and customer lists...........  $ --      10          8
  American State Bank, 9.25%, dated May 16, 1996, due
     May 16, 2003, secured by equipment, accounts
     receivable, and customer lists...................    --     332        315
  American State Bank, 9.75%, dated May 16, 1996, due
     May 16, 2003, secured by equipment, inventory and
     accounts receivable..............................   136      19         17

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

                                                        DECEMBER 31,
                                                        ------------     JUNE 30,
                                                        1997    1998       1999
                                                        ----    ----    -----------
                                                                        (UNAUDITED)
  American State Bank, 8.75%, dated June 7, 1999, due
     June 7, 2002, secured by equipment, accounts
     receivable and customer lists....................    --      --        165
  Revolving line of credit, American State Bank,
     10.75%, dated October 6, 1995, due April 1998,
     secured by fixed assets, accounts receivable, and
     customer lists, expired April 1998...............   318      --         --
                                                        ----    ----       ----
     Total............................................   454     361        505
                                                        ----    ----       ----
Note payable to stockholders and former equity
  members:
  Revolving line of credit with shareholder, repaid
     April 3, 1998, unsecured.........................    62      --         --
  Demand notes payable, 10.38%, unsecured.............    --      51         --
  Demand notes payable, noninterest bearing,
     unsecured........................................   164      89         50
                                                        ----    ----       ----
     Total............................................   226     140         50
                                                        ----    ----       ----
     Total long-term and revolving debt...............   680     501        555
Less current portion..................................   643     184        114
                                                        ----    ----       ----
     Long-term debt, less current portion.............  $ 37     317        441
                                                        ====    ====       ====

     In June 1999, the Company originated a loan for $165 with American State Bank bearing interest at 8.75% and maturing June 2002. The new loan is secured by fixed assets, receivables, and customer lists. Proceeds from the loan were used to retire capital lease obligations of approximately $10 and notes payable to stockholders and former equity members of approximately $84.

     The demand notes payable to shareholders are non-interest bearing, except for a note payable of $51 payable to a company that is owned by one of the Company's shareholders. The note payable bears interest at Wall Street prime plus 2% (10.38% at December 31, 1998). Interest is payable in January 2000. Interest expense incurred on these notes payable was $5 in 1998 and $3 and $4 for the six-month periods ended June 30, 1998 and 1999, respectively.

     The demand notes payable stockholders and former equity members are payable at which time the Company has sufficient funds available or upon certain triggering events, such as a change-in-control of the Company. Accordingly, all of the notes payable to shareholders are classified as current liabilities.

     Future minimum maturities of long-term debt, including demand notes payable to shareholders, are as follows. All amounts are presented in thousands.

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

1999........................................................  $184
2000........................................................    48
2001........................................................   264
2002........................................................     5
2003 and thereafter.........................................    --

(5) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2001.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $ 74         $48
2000........................................................     53          43
2001........................................................     16          --
                                                               ----         ---
     Total minimum payments.................................    143         $91
                                                                            ===
Less amount representing interest...........................     23
                                                               ----
     Present value of net minimum lease payments............    120
Less current portion........................................     58
                                                               ----
                                                               $ 62
                                                               ====

     Rent expense under operating leases was approximately $7, $14 and $45, for 1996, 1997, and 1998, respectively, and $18 and $23 for the six month periods ended June 30, 1998 and 1999, respectively.

(6) CAPITAL STOCK

     The Company's common stockholders have entered into buy-sell agreements which affect the transferability of their shares of common stock to third parties. Under the buy-sell agreements, the other existing stockholders are provided the first option to purchase the shares in proportion to their relative ownership percentage when a stockholder announces an intention to sell his or her common stock. If the other stockholders do not exercise the right to purchase the stock, the Company has a second option to purchase the shares offered for sale. If neither the existing shareholders nor the Company exercise their options, the selling stockholder is permitted to sell the shares to a third party. In the event of a death of a stockholder, the buy-sell agreement also

                                 RAPIDNET, INC.
                                (D/B/A RAPIDNET)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

provides the Company with the first option to purchase the shares. The buy-sell agreements provide for an initial purchase price of the stock to be set at $748.50, although the stockholders may revise the purchase price from time to time for changes in the estimated fair value of the common stock.

(7) INCOME TAXES

     For 1996, 1997, 1998, and for the six-month period ended June 30, 1998, the Company has not reported any Pro Forma income tax benefits arising from its net operating losses due to the uncertain recoverability of such benefits. For the six-month period ended June 30, 1999, the Company has reported Pro Forma income tax expenses using an assumed statutory tax rate of 15%.

(8) LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of CSW Net, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CSW Net, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Little Rock, Arkansas
August 18, 1999

                                 CSW NET, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------     JUNE 30,
                                                              1997    1998        1999
                                                              ----    -----    -----------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 12        4         21
  Receivables:
     Trade..................................................    12       23         19
     Affiliate..............................................   341      230         --
     Other..................................................     1       --         --
  Prepaid expenses and other................................    --       10         10
                                                              ----    -----       ----
       Total current assets.................................   366      267         50
Equipment, at cost, net.....................................   405      484        464
Other assets, net...........................................    --        8          8
                                                              ----    -----       ----
       Total assets.........................................  $771      759        522
                                                              ====    =====       ====
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable..........................  $146      398        398
  Current portion of capital lease obligations..............    56      149        158
  Accounts payable..........................................   161      189        123
  Accrued expenses..........................................    16       56         46
  Deferred revenue..........................................    22       34         52
                                                              ----    -----       ----
       Total current liabilities............................   401      826        777
Notes payable, less current portion.........................    27       --         --
Capital lease obligations, less current portion.............   128      203        203
                                                              ----    -----       ----
       Total liabilities....................................   556    1,029        980
                                                              ----    -----       ----
Stockholder's equity (deficit):
  Common stock, $.001 par value, authorized, issued and
     outstanding 1,000 shares...............................     1        1          1
  Retained earnings (accumulated deficit)...................   214     (271)      (459)
                                                              ----    -----       ----
       Total stockholder's equity (deficit).................   215     (270)      (458)
                                                              ----    -----       ----
       Total liabilities and stockholder's equity
          (deficit).........................................  $771      759        522
                                                              ====    =====       ====

See accompanying notes to financial statements.

                                 CSW NET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                                SIX MONTHS
                                                             YEAR ENDED           ENDED
                                                            DECEMBER 31,         JUNE 30,
                                                        --------------------   ------------
                                                        1996   1997    1998    1998   1999
                                                        ----   -----   -----   ----   -----
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity...............................  $760   1,188   1,349    610   1,082
  Other...............................................    15       8       3     --      --
                                                        ----   -----   -----   ----   -----
     Total revenue....................................   775   1,196   1,352    610   1,082
                                                        ----   -----   -----   ----   -----
Costs and expenses:
  Cost of Internet services...........................   512     502     940    468     477
  Selling, general and administrative.................   186     293     509    265     325
  Depreciation and amortization.......................    48      90     217    108     138
                                                        ----   -----   -----   ----   -----
     Total costs and expenses.........................   746     885   1,666    841     940
                                                        ----   -----   -----   ----   -----
     Income (loss) from operations....................    29     311    (314)  (231)    142
Other income (expenses):
  Interest expense....................................    (7)    (35)   (107)   (45)    (57)
  Business interruption insurance proceeds............    --      --      57     28      --
                                                        ----   -----   -----   ----   -----
     Other income (expense)...........................    (7)    (35)    (50)   (17)    (57)
                                                        ----   -----   -----   ----   -----
     Net income (loss)................................  $ 22     276    (364)  (248)     85
                                                        ====   =====   =====   ====   =====
Pro Forma income taxes (unaudited)....................  $  5     102     (88)   (73)      6
                                                        ====   =====   =====   ====   =====
Pro Forma net income (loss) (unaudited)...............  $ 17     174    (276)  (175)     79
                                                        ====   =====   =====   ====   =====

See accompanying notes to financial statements.

                                 CSW NET, INC.

                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                             (AMOUNTS IN THOUSANDS)

                                                                      RETAINED
                                                                      EARNINGS
                                                          COMMON    (ACCUMULATED
                                                          STOCK       DEFICIT)      TOTAL
                                                          ------    ------------    -----
Balances at December 31, 1995...........................    $1         $ (27)       $ (26)
Distributions to stockholder............................    --           (10)         (10)
Net income..............................................    --            22           22
                                                            --         -----        -----
Balances at December 31, 1996...........................     1           (15)         (14)
Distributions to stockholder............................    --           (47)         (47)
Net income..............................................    --           276          276
                                                            --         -----        -----
Balances at December 31, 1997...........................     1           214          215
Distributions to stockholder............................    --          (121)        (121)
Net loss................................................    --          (364)        (364)
                                                            --         -----        -----
Balances at December 31, 1998...........................     1          (271)        (270)
Distribution of affiliate receivables to stockholder
  (unaudited)...........................................    --          (269)        (269)
Distributions to stockholder (unaudited)................    --            (4)          (4)
Net income (unaudited)..................................    --            85           85
                                                            --         -----        -----
Balances at June 30, 1999 (unaudited)...................    $1         $(459)       $(458)
                                                            ==         =====        =====

See accompanying notes to financial statements.

                                 CSW NET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,     ENDED JUNE 30,
                                                     ------------------------    --------------
                                                      1996     1997     1998     1998     1999
                                                     ------    -----    -----    -----    -----
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................  $  22      276     (364)    (248)      85
  Adjustments to reconcile net income (loss) to net
     cash provided (used) by operating activities:
     Depreciation and amortization.................     48       90      217      108      138
     Changes in operating assets and liabilities:
       Receivables.................................     (1)     (12)     (10)      (7)       4
       Prepaid expenses and other current assets...      1       --      (10)     (10)      --
       Accounts payable............................    143       17       28       42      (66)
       Accrued expenses............................     16       (2)      40       21      (10)
       Deferred revenue............................      8       14       12      (11)      18
                                                     -----     ----     ----     ----     ----
       Net cash provided (used) by operating
          activities...............................    237      383      (87)    (105)     169
                                                     -----     ----     ----     ----     ----
Cash flows from investing activities:
  Acquisition of equipment.........................   (124)     (57)     (10)      (7)     (37)
  Other............................................     --       --       (8)      (6)      --
                                                     -----     ----     ----     ----     ----
       Net cash used by investing activities.......   (124)     (57)     (18)     (13)     (37)
                                                     -----     ----     ----     ----     ----
Cash flows from financing activities:
  Advances from (to) affiliate.....................   (306)    (192)     111       39      (39)
  Proceeds from notes payable......................    233       --      472      472       --
  Repayments of notes payable......................    (13)     (50)    (247)    (246)      --
  Repayments of capital lease obligations..........    (15)     (27)    (118)     (56)     (72)
  Distributions to stockholder.....................    (10)     (47)    (121)    (103)      (4)
                                                     -----     ----     ----     ----     ----
       Net cash provided (used) by financing
          activities...............................   (111)    (316)      97      106     (115)
                                                     -----     ----     ----     ----     ----
       Net increase (decrease) in cash.............      2       10       (8)     (12)      17
Cash at beginning of period........................     --        2       12       12        4
                                                     -----     ----     ----     ----     ----
Cash at end of period..............................  $   2       12        4       --       21
                                                     =====     ====     ====     ====     ====
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................  $   7       35      107       45       57
  Non-cash investing and financing activities:
     Equipment acquired through capital lease......     55      130      286      286       81
     Equipment acquired from affiliate.............    137       --       --       --       --
     Distribution of affiliate receivables to
       stockholder.................................     --       --       --       --      269
                                                     =====     ====     ====     ====     ====

See accompanying notes to financial statements.

                                 CSW NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     CSW Net, Inc. (the "Company") was incorporated in the state of Arkansas on May 11, 1995 to capitalize on the growing demand for Internet access through the acquisition, integration, and growth of independent Internet service providers located primarily in Arkansas.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, operating losses, dependence upon strategic alliances, and the limited history of the Internet. The Company's future success will be dependent upon: its ability to obtain adequate financing; its ability to create and provide effective and competitive Internet services; the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies; its ability to continue to enhance its current services; and its ability to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

     At June 30, 1999, the Company had a working capital deficit of $727 and a stockholder's deficit of $457. As discussed in the paragraph below, the Company has entered into an agreement to sell all outstanding capital stock of the Company to espernet.com, inc. ("espernet.com") Should this agreement not be consummated, the Company will have to continue to get renewals or extensions on its loans or seek alternative sources of financing to continue its operations.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the financial position and results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date

                                 CSW NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the related assets, generally five years. Equipment under capital leases is stated at the lesser of the fair value of the equipment or the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) BARTER TRANSACTIONS

     The Company provides Internet access to certain third parties in exchange for advertising and the use of those third party's facilities for Internet access equipment. These transactions are reported at the estimated fair value of the service received by the Company. Barter revenues and expenses are recorded as such services are provided/incurred by the Company. Included in the Company's statements of operations are barter transactions of approximately $2, $2, and $22, respectively, for the years ended December 31, 1996, 1997 and 1998, and approximately $9 and $14 for the six months ended June 30, 1998 and 1999, respectively.

(g) INCOME TAXES

     The Company has elected to be treated as a corporation taxed under Subchapter S of the Internal Revenue Code (the "Code") for Federal and state income tax purposes. Under Subchapter S, income of the Company is taxed at the individual stockholder level rather than at the corporate level.

     The unaudited pro forma income tax information included in the statements of earnings reflects the estimated impact of recognizing income tax expense as if the Company had been subject to Federal and state income taxes. The unaudited pro forma income tax information is computed by multiplying the Company's reported net income, adjusted for certain nondeductible expenses under the Code, by the applicable Federal and state income tax rates.

                                 CSW NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) REVENUE RECOGNITION

     Revenue related to Internet services is recognized ratably over the subscription period (generally one to 12 months). Substantially all Internet subscriptions are billed monthly, quarterly or annually. Unearned portions of Internet subscription revenue are deferred.

(i) SALES AND MARKETING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $5, $1 and $6 for the years ended December, 31, 1996, 1997 and 1998, respectively, and $2 and $6 for the six month periods ended June 30, 1998 and 1999, respectively.

(j) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair values of the Company's financial instruments approximate their carrying values based on their terms and interest rates.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 CSW NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

EQUIPMENT, INCLUDING EQUIPMENT UNDER CAPITAL LEASES

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $233, $470 and $551,
  respectively..............................................  $551    799         899
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $55, $159 and $234,
  respectively..............................................   146    315         435
                                                              ----    ---         ---
     Total..................................................  $405    484         464
                                                              ====    ===         ===

ACCRUED EXPENSES

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Employee commissions and expenses...........................  $13      50          29
Other.......................................................    3       6          17
                                                              ---     ---         ---
                                                              $16      56          46
                                                              ===     ===         ===

(3) NOTES PAYABLE

     Notes payable consist of borrowings under a line of credit agreement and installment notes.

     In September 1996, as amended, the Company entered into an agreement with a bank whereby the Company borrowed $33. Borrowings outstanding under this note, which have been periodically renewed by the Company, were $26 at December 31, 1997, at December 31, 1998 and at June 30, 1999, bear interest at 9.0%, and are unsecured. All borrowings are due in September 1999.

     In May 1998, as amended, the Company also entered into an agreement with the bank discussed above whereby the Company borrowed $60. Borrowings outstanding under this note, which have been periodically renewed by the Company, amounted to $60 at December 31, 1998 and at June 30, 1999 and bear interest at 9.0%. All borrowings under this agreement are due in September 1999 and are secured by all business assets of the Company.

     In June 1998, as amended, the Company entered into a separate agreement with the same bank whereby the Company borrowed $312 to repay other borrowings and for working capital. Borrowings under this note, which have been periodically renewed by the Company, were $312 at December 31, 1998 and at June 30, 1999, bear interest, payable monthly, at 9.0%, are due in September 1999, and are secured by certain real estate owned by the Company's stockholder.

                                 CSW NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     In February 1998, the Company entered into a revolving line of credit agreement with another bank whereby the Company may borrow up to $50 through February 1999. Borrowings under this line of credit agreement bear interest, payable monthly, at 9.5% and are secured by all business assets of the Company. There were no borrowings outstanding under this line of credit agreement at, or subsequent to, December 31, 1998.

     In January 1998, the Company entered into a note payable with an individual whereby the Company borrowed $50. All borrowings under this note bear interest at 10.0% and were repaid by the Company during 1998.

(4) LEASES

     The Company leases certain computer and communication equipment under capital leases, and certain computer equipment and office space under noncancelable operating leases expiring at various dates through 2002.

     Amortization of assets under capital leases is included with depreciation expense. Future minimum annual lease payments under capital and noncancelable operating leases (with initial lease terms in excess of one year) as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1999........................................................   $183          58
2000........................................................    183          88
2001........................................................     33          57
2002........................................................      5           5
                                                               ----        ----
Total minimum payments......................................    404        $208
                                                                           ====
Less amount representing interest...........................     52
                                                               ----
Present value of net minimum lease payments.................    352
Less current portion........................................    149
                                                               ----
                                                               $203
                                                               ====

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 was approximately $48, $22, $68, $17 and $39, respectively.

(5) RELATED PARTY TRANSACTIONS

     The Company is affiliated through common ownership with CSW Computers, Inc. ("Computers"). During the years ended December 31, 1996, 1997 and 1998 and the six-month

                                 CSW NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

periods ended June 30, 1998 and 1999, the Company engaged in the following transactions with Computers:

                                                                                SIX MONTHS
                                                           YEARS ENDED            ENDED
                                                          DECEMBER 31,           JUNE 30,
                                                      ---------------------    ------------
                                                      1996     1997    1998    1998    1999
                                                      -----    ----    ----    ----    ----
                                                                               (UNAUDITED)
Receivable (payable) at beginning of period.........  $ (20)   149      341    341      230
Cash advance to (from) Computers....................    306    192     (111)   (40)      39
Distribution of receivable to stockholder...........     --     --       --     --     (269)
Equipment acquired from Computers...................   (137)    --       --     --       --
                                                      -----    ---     ----    ---     ----
Receivable at end of period.........................  $ 149    341      230    301       --
                                                      =====    ===     ====    ===     ====

(6) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of IOCC.com, LLC as of December 31, 1998 and 1997, and the related statements of earnings, members' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IOCC.com, LLC as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Little Rock, Arkansas
August 10, 1999

                                 IOCC.com, LLC

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $21       3           3
  Trade accounts receivable.................................    4       5          11
  Prepaid expenses..........................................   --       2          --
                                                              ---     ---         ---
     Total current assets...................................   25      10          14
Equipment, at cost, net.....................................   45      98         118
Other assets, net of accumulated amortization of $1 in 1997,
  $1 in 1998 and $1 in 1999.................................    4       4           4
                                                              ---     ---         ---
     Total assets...........................................  $74     112         136
                                                              ===     ===         ===
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1      12           3
  Current portion of notes payable..........................   23      44          46
  Current portion of capital lease obligations..............   --      --           3
  Deferred revenue..........................................   --       2          11
                                                              ---     ---         ---
     Total current liabilities..............................   24      58          63
Notes payable, less current portion.........................   --       2          --
Capital lease obligations, less current portion.............   --      --           4
                                                              ---     ---         ---
     Total liabilities......................................   24      60          67
Members' equity.............................................   50      52          69
                                                              ---     ---         ---
     Total liabilities and members' equity..................  $74     112         136
                                                              ===     ===         ===

See accompanying notes to financial statements.

                                 IOCC.COM, LLC

                             STATEMENTS OF EARNINGS
                             (AMOUNTS IN THOUSANDS)

                                                                                SIX MONTHS
                                                         YEAR ENDED                ENDED
                                                        DECEMBER 31,             JUNE 30,
                                                   ----------------------     ---------------
                                                   1996     1997     1998     1998       1999
                                                   ----     ----     ----     ----       ----
                                                                                (UNAUDITED)
Internet connectivity revenue....................  $43      125      221       95        208
                                                   ---      ---      ---       --        ---
Costs and expenses:
  Cost of Internet services......................   30       51       95       34        109
  Selling, general and administrative............    4       21       66       28         54
  Depreciation and amortization..................    6       11       14        7         15
                                                   ---      ---      ---       --        ---
     Total costs and expenses....................   40       83      175       69        178
                                                   ---      ---      ---       --        ---
     Income from operations......................    3       42       46       26         30
Interest expense.................................   (1)      (2)      (2)      (2)        (1)
                                                   ---      ---      ---       --        ---
     Net income..................................  $ 2       40       44       24         29
                                                   ===      ===      ===       ==        ===
Pro Forma income taxes (unaudited)...............  $--        8        9        5          6
                                                   ===      ===      ===       ==        ===
Pro Forma net income (unaudited).................  $ 2       32       35       19         23
                                                   ===      ===      ===       ==        ===

See accompanying notes to financial statements.

                                 IOCC.COM, LLC

                         STATEMENTS OF MEMBERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                              MEMBERS'
                                                               EQUITY
                                                              --------
Balance at December 31, 1995................................    $ 19
Member distributions........................................      (4)
Net income..................................................       2
                                                                ----
Balance at December 31, 1996................................      17
Member distributions........................................      (7)
Net income..................................................      40
                                                                ----
Balance at December 31, 1997................................      50
Member distributions........................................     (42)
Net income..................................................      44
                                                                ----
Balance at December 31, 1998................................      52
Member distributions (unaudited)............................     (12)
Net income (unaudited)......................................      29
                                                                ----
Balance at June 30, 1999 (unaudited)........................    $ 69
                                                                ====

See accompanying notes to financial statements.

                                 IOCC.COM, LLC

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                             YEAR ENDED            ENDED
                                                            DECEMBER 31,          JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................  $  2     40      44      24      29
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................     6     11      14       7      15
     Changes in operating assets and liabilities:
       Receivables....................................    (1)    --      (1)      1      (6)
       Prepaid expenses...............................    --     --      (2)     --       2
       Accounts payable...............................    (5)    (3)     11      (1)     (9)
       Deferred revenue...............................    --     --       2      --       9
                                                        ----    ---     ---     ---     ---
          Net cash provided by operating activities...     2     48      68      31      40
                                                        ----    ---     ---     ---     ---
Cash flows used by investing activities -- acquisition
  of computer equipment...............................   (15)   (29)    (67)    (11)    (28)
                                                        ----    ---     ---     ---     ---
Cash flows from financing activities:
  Proceeds from notes payable.........................    20     15      40       8      12
  Repayments of notes payable.........................    (4)    (7)    (17)     (6)    (12)
  Member distributions................................    (4)    (7)    (42)     (5)    (12)
                                                        ----    ---     ---     ---     ---
          Net cash provided (used) by financing
             activities...............................    12      1     (19)     (3)    (12)
                                                        ----    ---     ---     ---     ---
          Net increase (decrease) in cash.............    (1)    20     (18)     17      --
Cash at beginning of period...........................     2      1      21      21       3
                                                        ----    ---     ---     ---     ---
Cash at end of period.................................  $  1     21       3      38       3
                                                        ====    ===     ===     ===     ===
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $  1      2       2       1      --
  Non-cash investing and financing
     activity -- equipment acquired through capital
     lease............................................    --     --      --      --       8
                                                        ====    ===     ===     ===     ===

See accompanying notes to financial statements.

                                 IOCC.COM, LLC

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     IOCC.com, LLC (the "Company") was incorporated in the state of Arkansas on December 28, 1995 to capitalize on the growing demand for Internet access through the acquisition, integration, and growth of existing independent Internet service providers located primarily in southwest Arkansas.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the Internet. The Company's future success will be dependent upon: its ability to create and provide effective and competitive internet services; the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies; its ability to continue to enhance its current services and its ability to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of earnings, members' equity, and cash flows for the six months ended June 30, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the related assets, generally five years. Equipment under capital leases is stated at the lesser of the fair value of the equipment or present value of minimum lease payments and is

                                 IOCC.COM, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) OTHER ASSETS

     Other assets consist of capitalized franchise costs which are amortized using the straight-line method over 15 years.

(g) BARTER TRANSACTIONS

     The Company provides Internet access to certain third parties in exchange for the use of those third parties' facilities for Internet access equipment. These transactions are reported at the estimated fair value of the Internet service provided by the Company. Barter revenues and expenses are recorded as such services are provided/incurred by the Company. Included in the Company's statements of earnings are barter transactions of $2 and $21, respectively, for the years ended December 31, 1997 and 1998 (none in 1996), and $10 and $16 for the six months ended June 30, 1998 and 1999, respectively.

(h) INCOME TAXES

     The Company operates as a limited liability company, and therefore is exempt from taxation under the provisions of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the members of the Company include their share of the Company's income on their personal income tax returns. Accordingly, the Company is not subject to Federal and state corporate income taxes.

     The unaudited pro forma income tax information included in the statements of earnings reflects the estimated impact of recognizing income tax expense as if the Company had been subject to Federal and state income taxes. The unaudited pro forma income tax information is computed by multiplying the Company's reported net income, adjusted for certain nondeductible expenses under the Code and the treatment of member distributions as deductible expenses, by the applicable Federal and state income tax rates.

                                 IOCC.COM, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) REVENUE RECOGNITION

     Revenue related to Internet services is recognized ratably over the subscription period (generally one to 12 months). Substantially all Internet subscriptions are billed monthly, quarterly or annually. Unearned portions of internet subscription revenue are deferred.

(j) SALES AND MARKETING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administration expenses in the accompanying statements of earnings and totaled $3, $1 and $3 for the years ended December 31, 1996, 1997 and 1998, respectively, and $2 and $2 for the six month periods ended June 30, 1998 and 1999, respectively.

(k) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair values of the Company's financial instruments approximate their carrying values based on their terms and interest rates.

(l) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 IOCC.COM, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................  $62     129         165
  Less accumulated depreciation.............................   17      31          47
                                                              ---     ---         ---
     Total..................................................  $45      98         118
                                                              ===     ===         ===

(3) NOTES PAYABLE

     Notes payable consist of borrowings under a line of credit agreement and installment notes.

     In January 1998, the Company entered into an agreement with a bank whereby the Company borrowed $20 to repay certain existing obligations to the bank and to purchase computer equipment. Borrowings outstanding under this note were $14 at December 31, 1998 and $8 at June 30, 1999, and bear interest at 9.0%. All borrowings are due on demand, or if no demand is made, in 36 monthly installments of $0.9 through January 2001, and are secured by all business assets of the Company and personal guarantees of the Company's members.

     In December 1998, the Company entered into a revolving line of credit agreement with the bank discussed above whereby the Company may borrow up to $20. Borrowings under this line of credit agreement amounted to $3 at December 31, 1998 and $15 at June 30, 1999 and bear interest, due monthly at 9.5%. All borrowings under this line of audit agreement are due on demand, or if no demand is made, in December 2003, and are secured by all business assets of the Company and personal guarantees of the Company's members.

     Also, in December 1998, the Company entered into a separate agreement with the same bank whereby the Company borrowed $20 to acquire computer equipment. Borrowings under this note were $20 at December 31, 1998 and $18 at June 30, 1999, bear interest at the bank's prime rate (7.75% at December 31, 1998) plus 1%, are due on demand, or if no demand is made, in 60 monthly installments of $0.4 through December 2003, and are secured by certain equipment of the Company.

     Due to the demand feature, all borrowings under the notes discussed above are classified as current liabilities.

     In December 1998, the Company entered into a note payable with an individual whereby the Company borrowed $11. All borrowings under this note, $9 at December 31, 1998 and $5 at June 30, 1999, bear interest at 7% and are due in monthly installments of $0.6, with any unpaid amounts due December 2000.

                                 IOCC.COM, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) LEASES

     The Company leases certain communication equipment under noncancelable operating leases expiring at various dates through 2002. Future minimum annual lease payments as of December 31, 1998 are as follows: 1999, $51; 2000, $54; 2001, $38; and 2002, $5.

     Rent expense for the years ended December 31, 1997 and 1998 (none in 1996) and the six month periods ended June 30, 1998 and 1999 was approximately $4, $38, $15 and $38, respectively.

     During April 1999, the Company entered into a capital lease for computer equipment that requires the Company to pay monthly installments of $0.3 for 36 months beginning May 1999. At June 30, 1999 the gross amount of equipment and related amortization recorded under this lease was as follows:

Computer equipment..........................................    $ 8
Less accumulated amortization...............................      1
                                                                ---
                                                                $ 7
                                                                ===

(5) RELATED PARTY TRANSACTIONS

     The following transactions occurred between the Company and certain related parties:

(a) EQUIPMENT PURCHASES

     For the years ending December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, the Company purchased equipment in the amounts of $15, $5, $2, $2 and $2, respectively, from a vendor related to the Company through common ownership.

(b) OTHER

     For the years ending December 31, 1997 and 1998 (none in 1996) and for the six-month periods ended June 30, 1998 and 1999, the Company paid management and accounting fees of approximately $15, $28, $5 and $13, respectively, to certain companies who are related to the Company through common ownership.

(6) ACQUISITION

     On December 31, 1998, the Company acquired the assets and customers of another Internet service provider for cash of $25. In determining the acquisition price, the Company did an evaluation of the assets being acquired. Historical financial statements of the business acquired are not available to the Company, and, accordingly Pro Forma information reflecting results of operations of the combined businesses prior to the acquisition have not been presented.

                                 IOCC.COM, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Futura, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futura, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Little Rock, Arkansas
August 18, 1999

                                  FUTURA, INC.
                                 BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 8       7           4
  Trade accounts receivable.................................    3       5          20
  Inventory.................................................   --       6          19
  Other current assets......................................   --       3           3
                                                              ---     ---         ---
     Total current assets...................................   11      21          46
Property and equipment, at cost, net........................   49      72         117
Intangibles, net of accumulated amortization of $2 in
  1999......................................................   --      --          33
                                                              ---     ---         ---
     Total assets...........................................  $60      93         196
                                                              ===     ===         ===
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $18      63         152
  Accrued expenses..........................................   --       1          12
  Shareholder advances......................................    1       1           1
  Current portion of notes payable..........................    7      --          24
  Current portion of capital lease obligations..............   --       5           5
  Deferred revenue..........................................   16      22          44
                                                              ---     ---         ---
     Total current liabilities..............................   42      92         238
Notes payable, less current portion.........................    7      --          19
Capital lease obligations, less current portion.............   --       8           6
                                                              ---     ---         ---
     Total liabilities......................................   49     100         263
                                                              ---     ---         ---
Stockholders' equity (deficit):
  Common stock, no par value, 600,000 shares authorized,
     none issued............................................   --      --          --
  Additional paid-in capital................................   29      29          29
  Accumulated deficit.......................................  (18)    (36)        (96)
                                                              ---     ---         ---
     Total stockholders' equity (deficit)...................   11      (7)        (67)
Commitments
                                                              ---     ---         ---
     Total liabilities and stockholders' equity (deficit)...  $60      93         196
                                                              ===     ===         ===

See accompanying notes to financial statements.

                                  FUTURA, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                                SIX MONTHS
                                                         YEAR ENDED                ENDED
                                                        DECEMBER 31,             JUNE 30,
                                                   ----------------------     ---------------
                                                   1996     1997     1998     1998       1999
                                                   ----     ----     ----     ----       ----
                                                                                (UNAUDITED)
Internet connectivity revenue....................  $50      107      261      104        248
Computer sales...................................   --       --       --       --         58
                                                   ---      ---      ---      ---        ---
     Total revenue...............................   50      107      261      104        306
                                                   ---      ---      ---      ---        ---
Costs and expenses:
  Cost of Internet services......................   31       86      141       67        127
  Cost of goods sold.............................   --       --       --       --         34
  Selling, general and administrative............   11       16      119       34        184
  Depreciation and amortization..................    6       10       17        7         16
                                                   ---      ---      ---      ---        ---
     Total costs and expenses....................   48      112      277      108        361
                                                   ---      ---      ---      ---        ---
     Income (loss) from operations...............    2       (5)     (16)      (4)       (55)
                                                   ---      ---      ---      ---        ---
Other income (expenses):
  Interest expense...............................   (2)      (3)      (3)      (1)        (5)
  Other, net.....................................   --       --        1       --         --
                                                   ---      ---      ---      ---        ---
     Other income (expense)......................   (2)      (3)      (2)      (1)        (5)
                                                   ---      ---      ---      ---        ---
     Net income (loss)...........................  $--       (8)     (18)      (5)       (60)
                                                   ===      ===      ===      ===        ===

See accompanying notes to financial statements.

                                  FUTURA, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (AMOUNTS IN THOUSANDS)

                                                         ADDITIONAL
                                               COMMON     PAID-IN      ACCUMULATED
                                               STOCK      CAPITAL        DEFICIT      TOTAL
                                               ------    ----------    -----------    -----
BALANCES AT DECEMBER 31, 1995................   $--          14            (10)          4
Contributed capital..........................    --          15             --          15
Net loss.....................................    --          --             --          --
                                                ---          --            ---         ---
BALANCES AT DECEMBER 31, 1996................    --          29            (10)         19
Net loss.....................................    --          --             (8)         (8)
                                                ---          --            ---         ---
BALANCES AT DECEMBER 31, 1997................    --          29            (18)         11
Net income...................................    --          --            (18)        (18)
                                                ---          --            ---         ---
BALANCES AT DECEMBER 31, 1998................    --          29            (36)         (7)
Net loss (unaudited).........................    --          --            (60)        (60)
                                                ---          --            ---         ---
BALANCES AT JUNE 30, 1999 (unaudited)........   $--          29            (96)        (67)
                                                ===          ==            ===         ===

See accompanying notes to financial statements.

                                  FUTURA, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                             YEAR ENDED         SIX MONTHS ENDED
                                                            DECEMBER 31,            JUNE 30,
                                                        --------------------    ----------------
                                                        1996    1997    1998    1998       1999
                                                        ----    ----    ----    -----      -----
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $--      (8)    (18)      (5)       (60)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................    6      10      17        7         16
     Changes in operating assets and liabilities:
       Receivables....................................   (4)      1      (2)       4        (15)
       Inventories....................................   --      --      (6)      --        (13)
       Other current assets...........................   --      --      (3)      --         --
       Accounts payable and accrued expenses..........    2      (3)     46        2        100
       Deferred revenue...............................    2      15       6       (1)        22
                                                        ----    ----    ----    ----       ----
          Net cash provided by operating activities...    6      15      40        7         50
                                                        ----    ----    ----    ----       ----
Cash flows used by investing activities:
  Acquisition of computer equipment...................  (16)    (28)    (25)      (8)       (59)
  Acquisition of customer list........................   --      --      --       --         (7)
                                                        ----    ----    ----    ----       ----
          Net cash used by investing activities.......  (16)    (28)    (25)      (8)       (66)
                                                        ----    ----    ----    ----       ----
Cash flows from financing activities:
  Proceeds from notes payable.........................   --      17      --       --         20
  Repayments of notes payable.........................   --      (3)    (14)      (3)        (5)
  Repayments of capital lease obligation..............   --      --      (2)      --         (2)
  Contributions from shareholders.....................   15      --      --       --         --
                                                        ----    ----    ----    ----       ----
          Net cash provided (used) by financing
            activities................................   15      14     (16)      (3)        13
                                                        ----    ----    ----    ----       ----
          Net increase (decrease) in cash.............    5       1      (1)      (4)        (3)
Cash at beginning of period...........................    2       7       8        8          7
                                                        ----    ----    ----    ----       ----
Cash at end of period.................................  $ 7       8       7        4          4
                                                        ====    ====    ====    ====       ====
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $ 2       3       4        1          5
  Non-cash investing and financing activity:
     Equipment acquired through capital lease.........   --      --      15       --         --
     Customer list acquired through note payable......   --      --      --       --         28
                                                        ====    ====    ====    ====       ====

See accompanying notes to financial statements.

                                  FUTURA INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Futura, Inc. (the "Company") was incorporated in the State of Arkansas on September 1, 1995 to capitalize on the growing demand for Internet access through the acquisition, integration, and growth of existing independent Internet service providers located primarily in central Arkansas.

     At June 30, 1999, the Company had a working capital deficit of $192 and a stockholder's deficit of $67. As discussed in note 6, the Company has entered into an agreement to sell all outstanding capital stock of the Company to espernet.com, inc. ("espernet.com"). Should this agreement not be consummated, the Company will have to seek alternative sources of financing to continue its operations and meet its obligations when they become due.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the Internet. The Company's future success will be dependent upon: its ability to create and provide effective and competitive Internet services; the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies; its ability to continue to enhance its current services and its ability to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                  FUTURA INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) REVENUE RECOGNITION

     Revenue related to Internet services is recognized ratably over the subscription period (generally one to 12 months). Substantially all Internet subscriptions are billed monthly, semi-annually or annually. Unearned portions of Internet subscription revenue are deferred. Revenue related to computer sales is recognized upon delivery.

(e) SALES AND MARKETING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administration expenses in the accompanying statements of earnings and totaled approximately $3 for the year ended December 31, 1998 (none for 1996 and 1997), and $3 for the six month period ended June 30, 1999 (none for June 30, 1998).

(f) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair values of the Company's financial instruments approximate their carrying values based on their terms and interest rates.

(g) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(h) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

                                  FUTURA INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) INTANGIBLE ASSETS

     Intangible assets represent the amounts paid for acquiring rights to customers (note 3) from another Internet service provider and are being amortized using the straight-line method over five years.

(j) EQUIPMENT

     Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally five years.

(k) BARTER TRANSACTIONS

     The Company provides Internet access to certain third parties in exchange for the use of those third parties' facilities to set up customer Internet access equipment, install telephone lines, etc. These transactions are reported at the estimated fair value of the Internet service provided by the Company. Barter revenues and expenses are recorded as such services are provided/incurred by the Company. Included in the Company's statements of earnings are barter transactions of approximately $2, $2 and $3, respectively, for the years ended December 31, 1996, 1997 and 1998, and approximately $1 and $2 for the six months ended June 30, 1998 and 1999, respectively.

(l) INVENTORIES

     Inventories are stated at the lower of average cost or market and consist primarily of computer supplies and equipment.

(m) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                  FUTURA INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................  $66     106         158
Furniture and fixtures......................................   --      --           7
                                                              ---     ---         ---
     Total assets...........................................   66     106         165
Less accumulated depreciation...............................   17      34          48
                                                              ---     ---         ---
     Total..................................................  $49      72         117
                                                              ===     ===         ===

(3) NOTES PAYABLE

     In May 1997, the Company entered into an agreement with a related party whereby the Company borrowed $17 to purchase computer equipment. The Company agreed to make monthly payments equal to required payments under the related party's note with a bank. Borrowings outstanding under this note were $14 at December 31, 1997 bearing interest at 10%. All borrowings were repaid during 1998.

     In April 1999, the Company purchased a reseller's rights and interest in its contracts and all accounts receivable accruing thereunder after March 31, 1999, for a total purchase price of $35, with $7 payable to the seller concurrently with the execution of the agreement and the remaining $28 due in twelve equal monthly installments. Borrowings outstanding at June 30, 1999 were $23 bearing interest at 8%.

     In the first quarter of 1999, the Company borrowed $20 from a related party to finance the Company's new cafe (Cyberhouse). The Company agreed to pay the remaining monthly payments on the related party's note with a bank. Borrowings outstanding at June 30, 1999 were $20 due in monthly installments including interest at 9.5%, with any unpaid amounts due December 2003.

(4) LEASES

     The Company leases office space under a noncancelable operating lease expiring in 2001. Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was approximately $2, $3, $12, $5 and $18, respectively.

                                  FUTURA INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     During July 1998, the Company entered into a capital lease for computer equipment that requires the Company to pay monthly installments for 36 months beginning August 1998. At December 31, 1998 and June 30, 1999 the gross amount of equipment and related amortization, which is included in property and equipment, recorded under this lease was as follows:

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
Computer equipment..........................................      $15             15
Less accumulated amortization...............................        1              3
                                                                  ---             --
                                                                  $14             12
                                                                  ===             ==

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................    $ 6          20
2000........................................................      6           8
2001........................................................      3           2
                                                                ---         ---
Total minimum payments......................................     15         $30
                                                                            ===
Less amount representing interest...........................      2
                                                                ---
Present value of net minimum lease payments.................     13
Less current portion........................................      5
                                                                ---
                                                                $ 8
                                                                ===

(5) INCOME TAXES

     At December 31, 1998, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $46, which are available to offset future federal taxable income, if any, through 2013. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, a valuation allowance has been recorded for the entire amount of the net deferred tax asset.

                                  FUTURA INC.

                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Temporary differences that give rise to the components of deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforward...........................  $ 9      18          42
  Valuation allowance.......................................   (6)    (14)        (37)
                                                              ---     ---         ---
     Total deferred tax assets..............................    3       4           5
                                                              ---     ---         ---
Deferred tax liabilities -- property and equipment,
  principally due to differences in depreciation............    3       4           5
                                                              ---     ---         ---
                                                              $--      --          --
                                                              ===     ===         ===

(6) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying statements of assets acquired and liabilities assumed of Internet Solutions, Inc. -- ISP Business as of December 31, 1998 and 1997, and the related statements of revenues and expenses, stockholder's net investment (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of Internet Solutions, Inc. -- ISP Business as of December 31, 1998 and 1997, and its revenues and expenses, changes in stockholder's net investment (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Little Rock, Arkansas
August 19, 1999

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

             STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets -- trade receivables, net of allowance for
  doubtful accounts of $1 in 1997, $2 in 1998 and $2 in
  1999......................................................  $ 2      61          48
Property and equipment, net.................................   66      60          38
                                                              ---     ---         ---
     Total assets...........................................  $68     121          86
                                                              ===     ===         ===
LIABILITIES AND STOCKHOLDER'S
NET INVESTMENT (DEFICIT) IN ISP BUSINESS
Current liabilities:
  Accounts payable..........................................  $10       6          --
  Accrued expenses..........................................    2       1           8
  Deferred revenue..........................................   19      84          95
                                                              ---     ---         ---
     Total current liabilities..............................   31      91         103
Stockholder's net investment (deficit) in ISP business......   37      30         (17)
Commitments.................................................
                                                              ---     ---         ---
     Total liabilities and stockholder's net investment
      (deficit).............................................  $68     121          86
                                                              ===     ===         ===

See accompanying notes to financial statements.

                            INTERNET SOLUTIONS, INC.
                                - ISP BUSINESS -

                      STATEMENTS OF REVENUES AND EXPENSES
                             (AMOUNTS IN THOUSANDS)

                                                                               SIX MONTHS
                                                       YEARS ENDED                ENDED
                                                       DECEMBER 31,             JUNE 30,
                                                  ----------------------     ---------------
                                                  1996     1997     1998     1998       1999
                                                  ----     ----     ----     ----       ----
                                                                               (UNAUDITED)
Revenue:
  Internet connectivity.........................  $ 86     242      296      138        161
  Enhanced internet services....................    21      34       74       32         32
                                                  ----     ---      ---      ---        ---
     Total revenue..............................   107     276      370      170        193
                                                  ----     ---      ---      ---        ---
Costs and expenses:
  Cost of Internet services.....................    61     117      139       71         77
  Selling, general and administrative...........    46     100      140       65         70
  Depreciation and amortization.................    12      17       23       11          9
                                                  ----     ---      ---      ---        ---
     Total costs and expenses...................   119     234      302      147        156
                                                  ----     ---      ---      ---        ---
     Revenues over (under) expenses.............  $(12)     42       68       23         37
                                                  ====     ===      ===      ===        ===
Pro Forma income taxes (unaudited)..............  $ --       6       15        4          8
                                                  ====     ===      ===      ===        ===
Pro Forma net income (unaudited)................  $(12)     36       53       19         29
                                                  ====     ===      ===      ===        ===

See accompanying notes to financial statements.

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

              STATEMENTS OF STOCKHOLDER'S NET INVESTMENT (DEFICIT)
                             (AMOUNTS IN THOUSANDS)

BALANCE AT DECEMBER 31, 1995................................  $ --
Net advances from stockholder...............................    81
Excess of expenses over revenues............................   (12)
                                                              ----
BALANCE AT DECEMBER 31, 1996................................    69
Net payments to stockholder.................................   (74)
Excess of revenues over expenses............................    42
                                                              ----
BALANCE AT DECEMBER 31, 1997................................    37
Net payments to stockholder.................................   (75)
Excess of revenues over expenses............................    68
                                                              ----
BALANCE AT DECEMBER 31, 1998................................    30
Net payments to stockholder (unaudited).....................   (84)
Excess of revenues over expenses (unaudited)................    37
                                                              ----
BALANCE AT JUNE 30, 1999 (unaudited)........................  $(17)
                                                              ====

See accompanying notes to financial statements.

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                        YEARS ENDED             SIX MONTHS
                                                        DECEMBER 31,          ENDED JUNE 30,
                                                   ----------------------     ---------------
                                                   1996     1997     1998     1998       1999
                                                   ----     ----     ----     ----       ----
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Revenues over (under) expenses.................  $(12)     42       68       23         37
  Adjustments to reconcile revenues over (under)
     expenses to net cash provided (used) by
     operating activities:
     Depreciation................................    12      17       23       11          9
     Changes in operating assets and liabilities:
       Receivables...............................   (12)     10      (58)      (4)        13
       Accounts payable..........................     1       9       (4)       7         (6)
       Accrued expenses..........................    --       2       (2)       1          7
       Deferred revenue..........................     3      16       65       11         11
                                                   ----     ---      ---      ---        ---
          Net cash provided (used) by operating
             activities..........................    (8)     96       92       49         71
                                                   ----     ---      ---      ---        ---
Cash flows from investing activities -- purchase
  of equipment...................................   (73)    (26)     (29)     (22)       (10)
                                                   ----     ---      ---      ---        ---
Cash flows from financing activities -- net
  advances from (payments to) stockholder........    81     (70)     (63)     (27)       (61)
                                                   ----     ---      ---      ---        ---
          Net increase in cash and cash
             equivalents.........................    --      --       --       --         --
Cash and cash equivalents:
  Beginning period...............................    --      --       --       --         --
                                                   ----     ---      ---      ---        ---
  End of period..................................  $ --      --       --       --         --
                                                   ====     ===      ===      ===        ===
Supplemental disclosure of cash flow
  information -- transfer of equipment to
  stockholder....................................  $ --       4       12       14         23
                                                   ====     ===      ===      ===        ===

See accompanying notes to financial statements.

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

                          NOTES TO FINANCIAL STATEMENT
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Internet Solutions, Inc. (the "Company") was incorporated on October 25, 1995 to capitalize on the growing demand for Internet access and enhanced services by consumers and business. The Company maintained three divisions: (1) networking and integration, including hardware and standard software products,
(2) custom programming and (3) full service Internet connectivity and enhanced Internet services such as web hosting, web design and support to business and residential customers ("ISP Business"). The Company commenced operations in January 1996.

     The accompanying financial statements have been prepared using the Company's historical basis in the assets and liabilities, and the financial statements reflect the assets, liabilities, revenues, expenses, and cash flows of the ISP Business as a component of the Company. Management believes the statements of revenues and expenses include a reasonable allocation of costs incurred by the Company on behalf of the ISP Business.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial statements have been included in such unaudited financial statements. The revenues in excess of expenses for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally five years.

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

                  NOTES TO FINANCIAL STATEMENT -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

(f) REVENUE RECOGNITION

     Subscription revenue related to Internet services is recognized ratably over the subscription period. Unearned portions of subscription revenues are deferred. Revenue from consulting services is recognized as the services are provided.

(g) ADVERTISING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $0.4, $1 and $3 and $2 and $1 for the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(h) INCOME TAXES

     Pro Forma income taxes have been computed based upon the excess (deficiency) of revenues over expenses as if the ISP Business were a stand-alone company.

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

                  NOTES TO FINANCIAL STATEMENT -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT AND ACCRUED EXPENSES

     Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                             ------------    JUNE 30,
                                                             1997    1998      1999
                                                             ----    ----    --------
Internet access and computer equipment.....................  $93      94        55
Less accumulated depreciation and amortization.............   27      34        17
                                                             ---      --        --
     Total.................................................  $66      60        38
                                                             ===      ==        ==

     Accrued expenses consists of the following:

                                                             DECEMBER 31,
                                                             ------------    JUNE 30,
                                                             1997    1998      1999
                                                             ----    ----    --------
Payroll taxes..............................................  $--       1         1
Employee salaries..........................................    2      --         7
                                                             ---      --        --
                                                             $ 2       1         8
                                                             ===      ==        ==

(3) LEASES

     The Company leases office space with the father of the Company's sole stockholder under a noncancelable operating lease which expires June 30, 2002. Allocated rent expense for the years ended December 31, 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 were $2, $6, $11, $5 and $5, respectively.

     Future minimum annual lease payments based upon the current allocation percentage under the noncancelable operating lease as of December 31, 1998 are as follows:

1999........................................................  $11
2000........................................................   11
2001........................................................   11
2002........................................................    5
                                                              ---
                                                              $38
                                                              ===

                            INTERNET SOLUTIONS, INC.
                                 -ISP BUSINESS-

                  NOTES TO FINANCIAL STATEMENT -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) RELATED PARTY TRANSACTIONS

     The Company utilizes a central cash management system. Accordingly, cash transactions between the Company's ISP Business and its other businesses are included in the stockholder's net investment account as net cash advances from/payments to stockholder in the Statements of Stockholder's Net Investment. These transactions do not bear interest and therefore, no interest charge is reflected in the accompanying statements of revenues and expenses. An analysis of the intercompany activity included in the stockholder's net investment account follows:

                                                       DECEMBER 31,
                                                       ------------      JUNE 30,
                                                       1997    1998        1999
                                                       ----    ----    ------------
                                                                       (UNAUDITED)
Purchase of equipment................................  $ 26      29         10
Transfer of equipment................................    (4)    (12)       (23)
Other net payments...................................   (92)    (80)       (48)
                                                       ----    ----        ---
  Net payments.......................................  $(70)    (63)       (61)
                                                       ====    ====        ===

     The Company's debt is collateralized in part by the assets of the ISP business.

(5) VALUATION AND QUALIFYING ACCOUNTS

                                                          ADDITIONS
                                           BALANCE AT      CHARGED                      BALANCE
                                           BEGINNING     TO COSTS AND    DEDUCTIONS     AT END
                                            OF YEAR        EXPENSES      WRITE-OFFS    OF PERIOD
                                           ----------    ------------    ----------    ---------
Allowance for doubtful accounts:
Year ended December 31, 1996.............     $--              1             --             1
                                              ===            ===            ===           ===
Year ended December 31, 1997.............     $ 1              3              3             1
                                              ===            ===            ===           ===
Year ended December 31, 1998.............     $ 1              1             --             2
                                              ===            ===            ===           ===
Six months ended June 30, 1999
  (unaudited)............................     $ 2              2              2             2
                                              ===            ===            ===           ===

(6) SUBSEQUENT EVENT

     The Company's owner has entered into an agreement whereby it will sell substantially all of the new assets of the Company to espernet.com, inc. ("espernet.com"). The Company's owner will exchange substantially all of the assets of the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Black Sheep Computing, Inc. -- ISP Business as of December 31, 1997 and 1998, and the related statements of operations, owner's and stockholder's equity (deficit), and cash flows for the period from October 28, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As more fully discussed in note 6, Black Sheep Computing, Inc. -- ISP Business is involved in a billing dispute with a supplier. Management of the Company is unable to estimate a range of possible loss, if any, related to this dispute.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Sheep Computing, Inc. -- ISP Business as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from October 28 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Little Rock, Arkansas
August 24, 1999

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                                 BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ --      10         --
  Receivable from affiliate.................................    24      --         82
  Current portion of net investment in sales-type leases....             4          5
                                                              ----    ----       ----
     Total current assets...................................    24      14         87
Property and equipment, net.................................    13     132        186
Net investment in sales-type leases, less current portion...    --       7          7
                                                              ----    ----       ----
     Total assets...........................................  $ 37     153        280
                                                              ====    ====       ====
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable..........................  $ 20      18         62
  Current portion of capital lease obligations..............    --      34         55
  Accounts payable..........................................    10      36         45
  Accrued expenses..........................................     1      --         --
  Payable to affiliate......................................    --      52         --
  Deferred revenue..........................................    19      72        113
                                                              ----    ----       ----
     Total current liabilities..............................    50     212        275
Notes payable, less current portion.........................    32      24         35
Capital lease obligations, less current portion.............    --      91        140
                                                              ----    ----       ----
     Total liabilities......................................    82     327        450
Stockholder's equity (deficit):
  Common stock, without par value; 2 shares authorized,
     issued and outstanding at stated value.................    --      --         --
  Accumulated deficit.......................................   (45)   (174)      (170)
                                                              ----    ----       ----
     Total stockholder's equity (deficit)...................   (45)   (174)      (170)
Commitments and contingencies...............................
                                                              ----    ----       ----
     Total liabilities and stockholder's equity (deficit)...  $ 37     153        280
                                                              ====    ====       ====

See accompanying notes to financial statements.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                             YEAR ENDED            ENDED
                                                            DECEMBER 31,          JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
                                                                                (UNAUDITED)
Internet connectivity revenue.........................  $ 1      95      266    113     337
                                                        ---     ---     ----    ---     ---
Costs and expenses:
  Cost of Internet services...........................    3      69      183     68     200
  Selling, general and administrative.................    1      64      175     81      88
  Depreciation and amortization.......................   --       3       23      8      29
                                                        ---     ---     ----    ---     ---
     Total costs and expenses.........................    4     136      381    157     317
                                                        ---     ---     ----    ---     ---
     Income (loss) from operations....................   (3)    (41)    (115)   (44)     20
Interest expense......................................   --       1       14      5      16
                                                        ---     ---     ----    ---     ---
     Net income (loss)................................  $(3)    (42)    (129)   (49)      4
                                                        ===     ===     ====    ===     ===

See accompanying notes to financial statements.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

            STATEMENTS OF OWNER'S AND STOCKHOLDER'S EQUITY (DEFICIT)
                             (AMOUNTS IN THOUSANDS)

                                                              STOCKHOLDER'S EQUITY (DEFICIT)
                                                  OWNER'S     ------------------------------
                                                  EQUITY      COMMON    ACCUMULATED
                                                 (DEFICIT)    STOCK       DEFICIT      TOTAL
                                                 ---------    ------    -----------    -----
Capital contribution...........................    $ --        --            --          --
Net loss.......................................      (3)       --            --          --
                                                   ----         --         ----        ----
Balance at December 31, 1996...................      (3)       --            --          --
Net loss for the four-month period ended April
  30, 1997.....................................      (7)       --            --          --
Issuance of stock upon incorporation...........      10        --           (10)        (10)
Net loss for the eight-month period ended
  December 31, 1997............................      --        --           (35)        (35)
                                                   ----         --         ----        ----
Balances at December 31, 1997..................      --        --           (45)        (45)
Net loss.......................................      --        --          (129)       (129)
                                                   ----         --         ----        ----
Balances at December 31, 1998..................      --        --          (174)       (174)
Net income (unaudited).........................      --        --             4           4
                                                   ----         --         ----        ----
Balances at June 30, 1999 (unaudited)..........    $ --        --          (170)       (170)
                                                   ====         ==         ====        ====

See accompanying notes to financial statements.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                                                 YEAR ENDED          ENDED
                                                                DECEMBER 31,        JUNE 30,
                                                             ------------------   ------------
                                                             1996   1997   1998   1998   1999
                                                             ----   ----   ----   ----   -----
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................................  $(3)    (42)  (129)   (49)      4
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Depreciation and amortization.........................   --       3     23      8      29
     Changes in operating assets and liabilities:
       Receivable from/payable to affiliate................   (8)    (30)    61     56    (133)
       Accounts payable....................................    2       9     26     10       9
       Accrued expenses....................................   --       1     (1)    (1)     --
       Deferred revenue....................................   --      18     54    (14)     41
                                                             ---    ----   ----   ----   -----
          Net cash provided (used) by operating
             activities....................................   (9)    (41)    34     10     (50)
                                                             ---    ----   ----   ----   -----
Cash flows used by investing activities -- acquisition of
  equipment................................................   (2)     --     --     --      --
                                                             ---    ----   ----   ----   -----
Cash flows from financing activities:
  Proceeds from notes payable..............................   12      40     --     --      70
  Collections on sales-type leases.........................   --      --     --     --       2
  Repayments of notes payable..............................   --      --    (10)    (6)    (15)
  Repayments of capital lease obligations..................   --      --    (14)    (3)    (17)
  Capital contribution.....................................   --      --     --     --      --
                                                             ---    ----   ----   ----   -----
          Net cash provided (used) by financing
             activities....................................   12      40    (24)    (9)     40
                                                             ---    ----   ----   ----   -----
          Net increase (decrease) in cash..................    1      (1)    10      1     (10)
Cash at beginning of period................................   --       1     --     --      10
                                                             ---    ----   ----   ----   -----
Cash at end of period......................................  $ 1      --     10      1      --
                                                             ===    ====   ====   ====   =====
Supplemental cash flow information:
  Cash paid during the year for interest...................  $--      --     14      5      16
  Noncash investing and financing activities:
     Equipment purchased by affiliate......................   --      14     15      9      --
     Equipment acquired through capital lease..............   --      --    138     42      87
     Equipment subleased...................................   --      --     11     --       4
                                                             ===    ====   ====   ====   =====

See accompanying notes to financial statements.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Black Sheep Computing, Inc. (the "Company") began operations in 1992 as a sole proprietorship and was incorporated on May 5, 1997. The Company maintained two divisions (1) computer sales, repairs and consulting services relating to computer hardware, software and networks and (2) dial up Internet access and support to residential and business subscribers ("ISP Business"). The ISP Business commenced operations on October 28, 1996 (inception).

     At June 30, 1999, the Company had a working capital deficit of approximately $188 and a stockholder's deficit of approximately $170. As discussed in note 6, the Company has entered into an agreement to sell all outstanding capital stock of the Company to espernet.com, inc. ("espernet.com") Should this agreement not be consummated, the Company will have to continue to get renewals or extensions on its loans or seek alternative sources of financing to continue its operations.

     Since the stockholder of BSC is retaining a significant portion of the Company's other operations, the Company is presenting financial statements for its ISP Business being acquired by espernet.com. The accompanying financial statements have been prepared using the Company's historical basis in the assets and liabilities. The financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the ISP Business as a component of the Company and may not be indicative of such items subsequent to the acquisition by espernet.com. Management believes the statements of operations include a reasonable allocation of costs incurred by the Company on behalf of the ISP Business.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial statement have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally five years. Equipment under capital leases is stated at the lesser of the fair value of the equipment or the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(e) REVENUE RECOGNITION

     Subscription revenue related to Internet services is recognized ratably over the subscription period. Unearned portions of subscription revenues are deferred.

(f) SALES AND MARKETING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled $10 and $36 for the years ended December 31, 1997 and 1998, respectively, and $18 and $16 for the six month periods ended June 30, 1998 and 1999, respectively. There were no advertising expenses during 1996.

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

(h) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The ISP Business has net operating losses and the Company has not recognized deferred tax benefits attributable to these net operating losses because realization of such benefits is not more likely than not.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $128 and $211 as of December
  31, 1998 and June 30, 1999, respectively..................  $16     156         240
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $16 and $36 as of
  December 31, 1998 and June 30, 1999, respectively.........    3      24          54
                                                              ---     ---         ---
     Total..................................................  $13     132         186
                                                              ===     ===         ===

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(3) NOTES PAYABLE

     Notes payable consists of the following:

                                           DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                               1997            1998           1999
                                           ------------    ------------    -----------
                                                                           (UNAUDITED)
Note payable, related party..............      $12              10             --
Note payable, bank.......................       40              32             --
Note payable, bank.......................       --              --             47
Note payable, bank.......................       --              --             50
                                               ---              --             --
     Total notes payable.................       52              42             97
Less current portion.....................       20              18             62
                                               ---              --             --
     Notes payable, less current
       portion...........................      $32              24             35
                                               ===              ==             ==

     In October 1996, the Company entered into an agreement with a relative of the stockholder whereby the Company borrowed $12. The note is non-interest bearing, unsecured, and does not have a due date and has been classified as current in the accompanying balance sheets.

     In November 1997, the Company entered into an agreement with a bank whereby the Company borrowed $40. Borrowings under this note are due in quarterly installments of $2 plus interest at 10% and are secured by equipment.

     In January 1999, the Company entered into a separate agreement with the same bank whereby the Company borrowed $52 to repay other borrowings and for working capital. Borrowings under this note are payable in monthly installments of $1 including interest at 9.5% and are secured by equipment.

     In June 1999, the Company entered into a separate agreement with the same bank whereby the Company borrowed $50 for working capital. Borrowings under this note are due October 15, 1999 and bear interest, payable at maturity, at 9.5% and are secured by receivable from affiliate and equipment.

(4) LEASES

     The Company leases certain computer and communication equipment under capital leases and office space under a noncancelable operating lease expiring in 2000.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Amortization of assets under capital leases is included with depreciation expense. Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1999........................................................   $ 54          5
2000........................................................     54          4
2001........................................................     39         --
2002........................................................     12         --
2003........................................................      7         --
                                                               ----         --
Total minimum payments......................................    166         $9
                                                                            ==
Less amount representing interest...........................     41
                                                               ----
Present value of net minimum lease payments.................    125
Less current portion........................................     34
                                                               ----
                                                               $ 91
                                                               ====

     The Company subleased certain computer and communication equipment under sales-type leases expiring in 2001. The future minimum rentals to be received under noncancelable subleases for each of the three years ending December 31, 2001 are $4.

     Rent expense for the periods ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was approximately $0.4, $5, $5, $2 and $2, respectively.

                          BLACK SHEEP COMPUTING, INC.
                                - ISP BUSINESS -

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(5) RELATED PARTY TRANSACTIONS

     The Company utilizes a central cash management system. Accordingly, cash transactions between the Company's ISP Business and its other business are included in the receivable from/ payable to affiliate accounts. These transactions do not bear interest and therefore, no interest charge is reflected in the accompanying statements of operations. An analysis of the intercompany activity follows:

                                                       YEARS ENDED
                                                       DECEMBER 31,      SIX MONTHS
                                                      --------------   ENDED JUNE 30,
                                                      1997      1998        1999
                                                      ----      ----   --------------
                                                                        (UNAUDITED)
Receivable from (payable to) affiliate at beginning
  of period.........................................  $  8        24        (52)
Purchase of Internet access and computer
  equipment.........................................   (14)      (15)        --
Affiliate operating expenses paid by Company........    --       114         91
Subscription receivables collected by affiliate.....    39         1         70
Computer revenues collected by the Company..........    --      (137)        --
Operating expenses paid by affiliate................   (20)       --         --
Other net payments..................................    11       (39)       (27)
                                                      ----      ----        ---
Receivable from (payable to) affiliate at end of
  period............................................  $ 24       (52)        82
                                                      ====      ====        ===

(6) CONTINGENCIES

     The Company is involved in a billing dispute with GTE for $80 relating to certain unlimited use phone lines maintained by the Company in remote locations. GTE canceled these unlimited use agreements and billed on a per call basis without prior notice. The Company intends to vigorously contest the demand for payment. At August 4, 1999, the dispute had not progressed sufficiently for management to estimate a range of possible loss, if any.

(7) SUBSEQUENT EVENT

     The Company's owner has entered into an agreement whereby he will sell his ownership in the Company to espernet.com. The Company's owner will exchange his ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of Intensity Computer Systems (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, owner's and stockholders' equity, and cash flows for the period from June 20, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intensity Computer Systems as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the period from June 20, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Little Rock, Arkansas
August 18, 1999

                           INTENSITY COMPUTER SYSTEMS

                                 BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 7      14         12
  Trade accounts receivable.................................   --       1          1
                                                              ---      --         --
     Total current assets...................................    7      15         13
Equipment, at cost, net.....................................   20      22         29
                                                              ---      --         --
     Total assets...........................................  $27      37         42
                                                              ===      ==         ==
LIABILITIES AND OWNER'S AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to related party............................  $--       2          2
  Current portion of notes payable..........................   29       9         10
  Accounts payable..........................................    1      --         --
  Accrued expenses..........................................    1       2          2
  Deferred revenue..........................................    1       7         10
                                                              ---      --         --
     Total current liabilities..............................   32      20         24
Long-term debt, less current portion........................   --      10          2
                                                              ---      --         --
     Total liabilities......................................   32      30         26
Owner's and stockholders' equity:
  Owner's equity (deficit)..................................   (5)     --         --
  Common stock, no par value, authorized, issued and
     outstanding 100 shares.................................   --      --         --
  Retained earnings.........................................   --       7         16
                                                              ---      --         --
     Total owner's and stockholders' equity.................   (5)      7         16
Commitments
                                                              ---      --         --
     Total liabilities and owner's and stockholders'
      equity................................................  $27      37         42
                                                              ===      ==         ==

See accompanying notes to financial statements.

                           INTENSITY COMPUTER SYSTEMS
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                                   SIX MONTHS
                                           JUNE 20, 1997                              ENDED
                                           (INCEPTION) TO       YEAR ENDED          JUNE 30,
                                            DECEMBER 31,       DECEMBER 31,      ---------------
                                                1997               1998          1998       1999
                                           --------------     --------------     ----       ----
                                                                                   (UNAUDITED)
Revenue:
  Internet connectivity..................          4                87            37         79
  Computer sales.........................          4                84            23         37
                                                ----               ---            --        ---
          Total revenue..................          8               171            60        116
                                                ----               ---            --        ---
Costs and expenses:
  Cost of Internet services..............         13                42            23         34
  Computer costs of sales................          2                60            19         25
  Selling, general and administrative....         12                50            20         43
  Depreciation and amortization..........          1                 5             2          4
                                                ----               ---            --        ---
          Total costs and expenses.......         28               157            64        106
                                                ----               ---            --        ---
          Income (loss) from
             operations..................        (20)               14            (4)        10
Interest expense.........................          1                 2             1          1
                                                ----               ---            --        ---
          Net income (loss)..............       $(21)               12            (5)         9
                                                ====               ===            ==        ===

See accompanying notes to financial statements.

                           INTENSITY COMPUTER SYSTEMS
                 STATEMENTS OF OWNER'S AND STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                    STOCKHOLDERS' EQUITY
                                                     OWNER'S     ---------------------------
                                                     EQUITY      COMMON    RETAINED
                                                    (DEFICIT)    STOCK     EARNINGS    TOTAL
                                                    ---------    ------    --------    -----
Capital contributions.............................    $ 16         --         --        --
Net loss..........................................     (21)        --         --        --
                                                      ----        ---         --        --
BALANCES AT DECEMBER 31, 1997.....................      (5)        --         --        --
Issuance of stock upon incorporation..............       5         --         (5)       (5)
Net income........................................      --         --         12        12
                                                      ----        ---         --        --
BALANCES AT DECEMBER 31, 1998.....................      --         --          7         7
Net income (unaudited)............................      --         --          9         9
                                                      ----        ---         --        --
BALANCES AT JUNE 30, 1999 (unaudited).............    $ --         --         16        16
                                                      ====        ===         ==        ==

See accompanying notes to financial statements.

                           INTENSITY COMPUTER SYSTEMS

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                    SIX MONTHS
                                                  JUNE 20, 1997                        ENDED
                                                  (INCEPTION) TO    YEAR ENDED       JUNE 30,
                                                   DECEMBER 31,    DECEMBER 31,   ---------------
                                                       1997            1998       1998       1999
                                                  --------------   ------------   ----       ----
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).............................       $(21)            12         (5)         9
  Adjustments to reconcile net income (loss) to
     net cash provided (used) by operating
     activities:
     Depreciation and amortization..............          1              5          2          4
     Changes in operating assets and
       liabilities:
       Inventory................................         --             --        (13)        --
       Receivables..............................         --             --         --         --
       Accounts payable and accrued expenses....          2             (1)        --         --
       Deferred revenue.........................          1              6          3          2
                                                       ----            ---        ---        ---
          Net cash provided (used) by operating
             activities.........................        (17)            22        (13)        15
                                                       ----            ---        ---        ---
Cash flows from investing
  activities -- acquisition of computer
  equipment.....................................        (21)            (7)        (6)       (10)
                                                       ----            ---        ---        ---
Cash flows from financing activities:
  Proceeds from notes payable...................         29             13         13         --
  Proceeds from related party debt..............         --              2          2         --
  Repayments of notes payable...................         --            (23)        --         (7)
  Capital contributions.........................         16             --         --         --
                                                       ----            ---        ---        ---
          Net cash provided (used) by financing
             activities.........................         45             (8)        15         (7)
                                                       ----            ---        ---        ---
          Net increase (decrease) in cash.......          7              7         (4)        (2)
Cash:
  Beginning of period...........................         --              7          7         14
                                                       ----            ---        ---        ---
  End of period.................................       $  7             14          3         12
                                                       ====            ===        ===        ===
Supplemental disclosure for cash flow
  information -- cash paid for interest.........       $ --              3         --         --
                                                       ====            ===        ===        ===

See accompanying notes to financial statements.

                           INTENSITY COMPUTER SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

(a) ORGANIZATION AND BASIS OF PRESENTATION

     Intensity Computer Systems (the "Company") began operations in the State of Arkansas in June 1997 as a sole proprietorship and incorporated as a Subchapter S-Corp. on January 23, 1998. During 1999, the original shareholder of the Company transferred his stock to his parents in satisfaction of personal obligations to his parents. The Company's main focus is to provide internet service and computer sales in Northwest Arkansas.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the Internet. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies to continue to enhance the Company's current services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the related assets, generally five years.

                        INTENSITY COMPUTER SYSTEMS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company operated as a sole proprietorship in 1997 and as a Subchapter S-Corp. subsequent to incorporation and therefore is exempt from taxation under the provisions of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the owner/shareholder of the Company includes the Company's income on his personal income tax returns. Accordingly, the Company is not subject to Federal and state corporate income taxes.

     Pro forma income tax information as if the Company had been subject to Federal and state income taxes has not been reflected in the accompanying statements due to the net operating losses generated in 1997 which would have offset any pro forma tax expense for 1998 and 1999.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized ratably over the subscription period (generally one to 12 months). Substantially all Internet subscriptions are billed monthly, quarterly or annually. Unearned portions of Internet subscription revenue are deferred. Revenue from sales of computer equipment is recognized upon delivery. Computer equipment sales are made only upon special orders from customers and, accordingly, no inventory is maintained.

(h) SALES AND MARKETING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administration expenses in the accompanying statements of operations and totaled approximately $3 and $5 for the years ended December 31, 1997 and 1998, respectively, and $2 and $3 for the six-month periods ended December 31, 1998 and 1999, respectively.

(i) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for

                        INTENSITY COMPUTER SYSTEMS, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) EQUIPMENT

                                                         DECEMBER 31,
                                                         ------------     JUNE 30,
                                                         1997    1998       1999
                                                         ----    ----    -----------
                                                                         (UNAUDITED)
Internet access and computer equipment.................  $21      28          39
Less accumulated depreciation..........................    1       6          10
                                                         ---      --         ---
     Total.............................................  $20      22          29
                                                         ===      ==         ===

(3) NOTES PAYABLE

     In July 1997, the Company entered into an agreement with a bank whereby the Company had a line of credit of up to $29 to purchase certain computer equipment. In August 1998, the Company refinanced the line of credit with an installment loan payable in monthly installments of $0.9, including interest at 9%. The note is secured by equipment. Aggregate maturities of this loan in years subsequent to December 31, 1998 are: 1999 -- $9 and 2000 -- $10.

     In 1998, the Company also borrowed $2 from the parents of the original sole stockholder. The note plus accrued interest at 7% is payable on demand.

(4) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of ECSIS.Net, LLC as of December 31, 1998 and 1997, and the related statements of operations, members' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ECSIS.Net, LLC as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Atlanta, Georgia
August 13, 1999

                                 ECSIS.NET, LLC

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1997    1998      1999
                                                              ----    ----   -----------
                                                                             (UNAUDITED)
ASSETS
Current assets:
  Receivables:
     Trade, net of allowance for doubtful accounts of $1 and
      $2, respectively......................................  $ 6       9         12
Property and equipment, net (note 2)........................   51      69         77
                                                              ---      --        ---
       Total assets.........................................  $57      78         89
                                                              ===      ==        ===
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 6      15         19
  Accrued expenses (note 2).................................    9       4          4
                                                              ---      --        ---
       Total liabilities....................................   15      19         23
Members' equity.............................................   42      59         66
                                                              ---      --        ---
Commitments (notes 3, 4 and 5)..............................
                                                              ---      --        ---
       Total liabilities and members' equity................  $57      78         89
                                                              ===      ==        ===

See accompanying notes to financial statements.

                                 ECSIS.NET, LLC

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                    YEAR ENDED            SIX MONTHS ENDED
                                                   DECEMBER 31,               JUNE 30,
                                               --------------------   -------------------------
                                               1996    1997    1998      1998          1999
                                               ----    ----    ----   -----------   -----------
                                                                             (UNAUDITED)
Revenue:
  Internet connectivity......................  $ 73    139     367        157           281
  Enhanced services and other................     4      8      21         10            18
                                               ----    ---     ---        ---           ---
     Total revenue...........................    77    147     388        167           299
Costs and expenses (note 3):
  Cost of Internet services..................    68    104     192        119           124
  Selling, general and administrative........    74    123     152         68            72
  Depreciation and amortization..............    10     13      17          8            10
                                               ----    ---     ---        ---           ---
     Total costs and expenses................   152    240     361        195           206
                                               ----    ---     ---        ---           ---
     Income (loss) from operations and before
       income taxes..........................   (75)   (93)     27        (28)           93
Income tax provision.........................    --     --      --         --            --
                                               ----    ---     ---        ---           ---
     Net income (loss).......................  $(75)   (93)     27        (28)           93
                                               ====    ===     ===        ===           ===
Pro Forma income taxes (unaudited)...........  $ --     --       3         --             1
                                               ----    ---     ---        ---           ---
Pro Forma net income (unaudited).............  $(75)   (93)     24        (28)           92
                                               ====    ===     ===        ===           ===

See accompanying notes to financial statements.

                                 ECSIS.NET, LLC

                         STATEMENTS OF MEMBERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)

                                                              MEMBERS'
                                                               EQUITY
                                                              --------
BALANCE AT DECEMBER 31, 1995................................    $ 42
Members' contributions......................................      75
Net loss....................................................     (75)
                                                                ----

BALANCE AT DECEMBER 31, 1996................................      42
Members' contributions......................................      93
Net loss....................................................     (93)
                                                                ----

BALANCE AT DECEMBER 31, 1997................................      42
Members' withdrawals........................................     (10)
Net income..................................................      27
                                                                ----

BALANCE AT DECEMBER 31, 1998................................      59
Members' withdrawals (unaudited)............................     (86)
Net income (unaudited)......................................      93
                                                                ----

BALANCE AT JUNE 30, 1999 (unaudited)........................    $ 66
                                                                ====

See accompanying notes to financial statements.

                                 ECSIS.NET, LLC

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                  YEAR ENDED            SIX MONTHS ENDED
                                                 DECEMBER 31,               JUNE 30,
                                             --------------------   -------------------------
                                             1996    1997    1998      1998          1999
                                             ----    ----    ----   -----------   -----------
                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income........................  $(75)   (93)     27        (28)           93
  Adjustments to reconcile net loss to net
     cash used by operating activities:
     Depreciation and amortization.........    10     13      17          8            10
     Loss on sale of equipment.............    --     --      10         --            --
     Changes in operating assets and
       liabilities
       Receivables.........................    (3)    (3)     (3)        (2)           (3)
       Accounts payable....................     1      3      10         47             4
       Accrued expenses....................    --      8      (5)        --            --
                                             ----    ---     ---        ---           ---
          Net cash (used in) provided by
             operating activities..........   (67)   (72)     56         25           104
                                             ----    ---     ---        ---           ---
Cash flows from investing activities:
  Acquisition of equipment.................    (8)   (21)    (46)       (48)          (17)
  Other....................................    --     --      --         --            (1)
                                             ----    ---     ---        ---           ---
          Net cash used in investing
             activities....................    (8)   (21)    (46)       (48)          (18)
                                             ----    ---     ---        ---           ---
Cash flows from financing activities:
  Proceeds from members' contributions.....    75     93      --         23            --
  Members' withdrawals.....................    --     --     (10)        --           (86)
                                             ----    ---     ---        ---           ---
          Net cash provided by (used in)
             financing activities..........    75     93     (10)        23           (86)
                                             ----    ---     ---        ---           ---
          Net increase in cash and cash
             equivalents...................    --     --      --         --            --
Cash and cash equivalents:
  Beginning period.........................    --     --      --         --            --
                                             ----    ---     ---        ---           ---
  End of period............................  $ --     --      --         --            --
                                             ====    ===     ===        ===           ===

See accompanying notes to financial statements.

                                 ECSIS.NET, LLC

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     ECSIS.Net, LLC (the "Company") was incorporated on January 27, 1997 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users in North West Tennessee. Prior to its incorporation, the Company operated as a division of ECS, LLC, an affiliate company. ECSIS.Net commenced operations in December 1995.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances and key vendors and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary. For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, three vendors represented approximately 80% of the Company's total purchases.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, members' equity, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 ECSIS.NET, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from five to seven years.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company operates as a Limited Liability Corporation ("LLC"), and therefore is exempt from taxation according to the partnership provisions of the Internal Revenue Code (the "Code"). Under the partnership provisions of the Code, the members of the LLC include their share of the LLC's income on their personal income tax returns. Accordingly, the Company was not subject to Federal and state corporate income taxes during the periods reported herein.

     The unaudited pro forma income tax information included in statements of operations is presented in accordance with SFAS No. 19, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996 and 1997 and 1998. The pro forma income tax information assumed a graduated C-Corp. effective tax rate of 15% and resulted in pro forma income tax charge of $3 and $1 for the periods ended December 31, 1998 and June 30, 1999, respectively. Members' withdrawals were reclassified as compensation expense in the pro forma income tax calculation.

     The Company incurred no deferred taxation charges, as there were no significant timing differences during the periods ended December 31, 1998, 1997 or 1996. Deferred tax assets were not recognized for net operating losses incurred by the Company due to uncertainty as to their ultimate recoveriblity.

(g) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided.

                                 ECSIS.NET, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $2, $11 and $4 and $1 and $2 for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(i) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the relatively minor balances of each individual account. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                                 ECSIS.NET, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases stated at cost

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................  $77     $113       $130
Less accumulated depreciation...............................   26       44         53
                                                              ---     ----       ----
  Total.....................................................  $51     $ 69       $ 77
                                                              ===     ====       ====

     Accrued expenses

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Sales tax payable...........................................    2       3          4
Other.......................................................    7       1         --
                                                               --      --          --
                                                               $9      $4          $4
                                                               ==      ==          ==

(3) RELATED PARTY TRANSACTIONS

     The Company is party to a management agreement with ECS, LLC ("ECS"), an affiliate company, whereby ECS provides employee services and operating overhead to the Company. These costs were $252, $120, and $73, for the years ended December 31, 1998, 1997 and 1996, respectively, and were allocated upon the characteristics of the accounts and the business divisions to which they relate. Expenses which are not directly related to a particular division are allocated based upon revenue or payroll expense of the division which, in the opinion of management, represents a reasonable and appropriate method of allocation.

(4) SUBSEQUENT EVENTS

     On July 26, 1999, the Company entered into Option Agreements ("Agreements") with two regional point-of-presence ("POPs") internet service providers whereby the Company has an unqualified option to purchase the POPs subscriber accounts and certain network equipment. Upon the Company exercising its options, the closing of the respective transactions will take place three days subsequent to the transaction mentioned below.

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com

                                 ECSIS.NET, LLC

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

concurrent with the consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

(5) YEAR 2000

     In 1998, the Company began to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain microprocessors. Systems which have been determined not to be Year 2000 compliance. The Company anticipates that by October 1999, conversion, implementation, and testing activities will be completed.

     At this time, the Company's management does not believe that Year 2000 issues will have a material impact on the Company's operations, liquidity or financial position.

(6) VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                BALANCE AT     CHARGED                    BALANCE
                                                BEGINNING      TO COSTS     DEDUCTIONS    AT END
                                                 OF YEAR     AND EXPENSES   WRITE-OFFS   OF PERIOD
                                                ----------   ------------   ----------   ---------
For the year ended December 31, 1996:
  Allowance for doubtful accounts.............     $--             2             2           --
                                                   ===           ===           ===          ===
For the year ended December 31, 1997:
  Allowance for doubtful accounts.............     $--             3             2            1
                                                   ===           ===           ===          ===
For the year ended December 31, 1998:
  Allowance for doubtful accounts.............     $--             6             4            2
                                                   ===           ===           ===          ===
For the six months ended June 30, 1999:
  Allowance for doubtful accounts
     (unaudited)..............................     $--            --            --           --
                                                   ===           ===           ===          ===

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of World Trade Network, Inc. (the Company) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Trade Network, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

New Orleans, Louisiana
August 31, 1999

                           WORLD TRADE NETWORK, INC.
                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
     Cash...................................................  $ --      --         267
  Accounts receivable.......................................    --       3           3
  Prepaid expenses..........................................    --      --           2
  Deferred tax asset........................................    41     106         133
                                                              ----    ----       -----
     Total current assets...................................    41     109         405
Deposits....................................................     4      13          17
Property and equipment, net (note 2)........................   331     645       1,017
                                                              ----    ----       -----
     Total assets...........................................  $376     767       1,439
                                                              ====    ====       =====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................  $ 56      14          --
  Accounts payable..........................................    79     148         253
  Income tax payable........................................     2      17          17
  Current portion of long-term debt (note 3)................    --      --          45
  Deferred revenue..........................................   164     423         530
                                                              ----    ----       -----
     Total current liabilities..............................   301     602         845
Deferred tax liability......................................     1      43          48
Long-term debt, less current portion (note 3)...............    --      --         493
                                                              ----    ----       -----
     Total liabilities......................................   302     645       1,386
                                                              ----    ----       -----
Stockholders' equity:
  Common stock (note 5).....................................     1       1           1
  Additional paid-in capital................................   250     325         325
  Accumulated deficit.......................................  (177)   (204)       (273)
                                                              ----    ----       -----
     Total stockholders' equity.............................    74     122          53
                                                              ----    ----       -----
Commitments (notes 4 and 8).................................    --      --          --
                                                              ----    ----       -----
     Total liabilities and stockholders' equity.............  $376     767       1,439
                                                              ====    ====       =====

See accompanying notes to financial statements.

                           WORLD TRADE NETWORK, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                               YEAR ENDED               SIX MONTHS ENDED
                                              DECEMBER 31,                  JUNE 30,
                                         ----------------------    --------------------------
                                         1996    1997     1998        1998           1999
                                         ----    -----    -----    -----------    -----------
                                                                          (UNAUDITED)
Revenue -- internet connectivity.....    $356    1,289    2,834       1,116          2,081
                                         ----    -----    -----       -----          -----
Costs and expenses:
  Cost of Internet services..........     107      401      811         386            712
  Selling, general and
     administrative..................     282      884    1,808         626          1,360
  Depreciation and amortization......      11       47      115          40             97
                                         ----    -----    -----       -----          -----
     Total costs and expenses........     400    1,332    2,734       1,052          2,169
                                         ----    -----    -----       -----          -----
     Income (loss) from operations...     (44)     (43)     100          64            (88)
Other income (expense):
  Loss on disposal of equipment......      --      (50)    (122)         --             --
  Interest income....................      --       --       --          --              1
  Interest expense...................      --      (16)     (13)         (9)            (4)
                                         ----    -----    -----       -----          -----
     Income (loss) before income
       taxes.........................     (44)    (109)     (35)         55            (91)
Income taxes (note 7)................     (11)     (27)      (8)         13            (22)
                                         ----    -----    -----       -----          -----
     Net income (loss)...............    $(33)     (82)     (27)         42            (69)
                                         ====    =====    =====       =====          =====

See accompanying notes to financial statements.

                           WORLD TRADE NETWORK, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                          ADDITIONAL
                                                           PAID-IN      ACCUMULATED
                                      SHARES    AMOUNT     CAPITAL        DEFICIT      TOTAL
                                      ------    ------    ----------    -----------    -----
BALANCE AT DECEMBER 31, 1995........   100        $1          80            (62)         19
Capital contribution................    --        --          50             --          50
Net loss............................    --        --          --            (33)        (33)
                                       ---        --         ---           ----         ---
BALANCE AT DECEMBER 31, 1996........   100         1         130            (95)         36
Capital contribution................    --        --         120             --         120
Net loss............................    --        --          --            (82)        (82)
                                       ---        --         ---           ----         ---
BALANCE AT DECEMBER 31, 1997........   100         1         250           (177)         74
Capital contribution................    --        --          75             --          75
Net loss............................    --        --          --            (27)        (27)
                                       ---        --         ---           ----         ---
BALANCE AT DECEMBER 31, 1998........   100         1         325           (204)        122
Net loss (unaudited)................    --        --          --            (69)        (69)
                                       ---        --         ---           ----         ---
BALANCE AT JUNE 30, 1999
  (unaudited).......................   100        $1         325           (273)         53
                                       ===        ==         ===           ====         ===

See accompanying notes to financial statements.

                           WORLD TRADE NETWORK, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                YEAR ENDED              SIX MONTHS ENDED
                                               DECEMBER 31,              ENDED JUNE 30,
                                           --------------------    --------------------------
                                           1996    1997    1998       1998           1999
                                           ----    ----    ----    -----------    -----------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................    $(33)    (82)    (27)        42            (69)
  Adjustments to reconcile net income
     (loss) to net cash provided by
     operating activities:
     Depreciation and amortization.....      11      47     115         40             97
     Loss on disposal of equipment.....      --      50     122         --             --
     Changes in operating assets and
       liabilities:
       Accounts receivable.............      --      --      (3)        --             --
       Deposits........................      (1)      2      (9)        (6)            (6)
       Deferred taxes..................     (13)    (27)    (23)        (2)           (22)
       Accounts payable................      22      55      69         88            105
       Income tax payable..............       2      --      15         15             --
       Deferred revenue................      57     108     259        151            107
                                           ----    ----    ----       ----           ----
          Net cash provided by
            operating activities.......      45     153     518        328            212
                                           ----    ----    ----       ----           ----
Cash flows from investing
  activities -- acquisition of property
  and equipment........................     (66)   (348)   (551)      (235)          (469)
                                           ----    ----    ----       ----           ----
Cash flows from financing activities:
  Bank overdraft.......................     (10)     56     (42)       (56)           (14)
  Proceeds from long-term debt.........      --      --      --         --            538
  Capital contributions................      50     120      75         --             --
                                           ----    ----    ----       ----           ----
          Net cash provided by
            financing activities.......      40     176      33        (56)           524
                                           ----    ----    ----       ----           ----
          Net increase (decrease) in
            cash.......................      19     (19)     --         37            267
Cash:
  Beginning of period..................      --      19      --         --             --
                                           ----    ----    ----       ----           ----
  End of period........................    $ 19      --      --         37            267
                                           ====    ====    ====       ====           ====
Supplemental disclosure of cash flow information:
  During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $0, $16, $13, $9, and $3, respectively, for interest. Interest expense for the years ended December 31, 1996, 1997 and 1998 is primarily related to trade payables.
  During the year ended December 31, 1997, the Company paid $8 for income taxes.

See accompanying notes to financial statements.

                           WORLD TRADE NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     World Trade Network, Inc. (the "Company") was incorporated in the State of Texas on May 1, 1995 to capitalize on the growing demand for Internet access services by consumers and business users. The Company commenced providing Internet access services in November 1995.

     The Company expects to continue to focus on increasing its subscriber base and geographic coverage. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs; increase spending on marketing; limit the Company's ability to expand its subscriber base; and result in increased attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, dependence upon strategic alliances, and the limited history of the Internet. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies to continue to enhance the Company's current services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

     On August 2, 1999, the Company entered into an agreement ("Agreement") with espernet.com, inc. ("espernet.com") whereby espernet.com agreed to acquire 100% of the common stock of the Company. This transaction is contingent upon the successful completion of an initial public offering of Espernet's common stock pursuant to an effective registration statement under the Securities Act of 1933. The purchase price will consist of cash of $5,075 and espernet.com common stock having a value of $9,425 based upon the initial public offering price. The cash portion of the purchase price is subject to certain downward adjustments as defined in the agreement.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' equity (deficit), and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal

                           WORLD TRADE NETWORK, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121 ("SFAS"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized ratably over the subscription period (generally one to 12 months). Substantially all Internet subscriptions are billed monthly, quarterly or annually. Unearned portions of Internet subscription revenue are deferred.

                           WORLD TRADE NETWORK, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense in the accompanying statements of operations and totaled $19, $93 and $275 for the years ended December 31, 1996, 1997 and 1998, respectively, and $71 and $384 for the six month periods ended June 30, 1998 and 1999, respectively.

(i) SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

     The Company maintains various vendors for required products, such as modems, terminal servers, and high-performance routers, which are important components of its network. Some of the Company's suppliers have limited resources and production capacity. Management believes the Company's reliance on certain vendors can be shifted to alternative sources of supply, if necessary.

(j) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

                           WORLD TRADE NETWORK, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(2) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                DECEMBER 31,
                                                                ------------     JUNE 30,
                                                                1997    1998       1999
                                                                ----    ----    -----------
                                                                                (UNAUDITED)
Internet access and computer equipment......................    $375     750       1,204
Furniture and fixtures......................................      --      24          39
                                                                ----    ----       -----
                                                                 375     774       1,243
Less accumulated depreciation and amortization..............      44     129         226
                                                                ----    ----       -----
     Total..................................................    $331     645       1,017
                                                                ====    ====       =====

(3) LONG-TERM DEBT

     Long-term debt consists of the following as of June 30, 1999 (unaudited):

    Note payable to bank, secured by property and equipment,
      payable in 60 monthly installments of principal and
      interest of $5, maturing April 2004, annual interest at
      8%........................................................  $238
    Note payable to bank, payable in 60 monthly installments of principal and interest of $6, maturing June 2004, annual
      interest at 8.75%.........................................   300
                                                                  ----
                                                                   538
    Less current portion........................................    45
                                                                  ----
                                                                  $493
                                                                  ====

     Schedule maturities of long-term debt are $45, $99, $107, $116 and $126 in 1999, 2000, 2001, 2002 and 2003, respectively.

     The notes payable are guaranteed by the Company's stockholder and an affiliated corporation.

     As of June 30, 1999, the Company has an unused working capital line of credit of $50. The working capital line of credit expires April 2000. Amounts outstanding under the working capital line of credit bear interest at the bank's prime rate plus 1%.

                           WORLD TRADE NETWORK, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(4) LEASES

     The Company leases office space under non-cancelable operating leases expiring at various dates through 2003.

     Future minimum annual lease payments under non-cancelable operating leases as of December 31, 1998 are as follows:

                                                          OPERATING
                                                            LEASE
                                                          ---------
1999....................................................    $222
2000....................................................     229
2001....................................................     206
2002....................................................     130
2003....................................................       5
                                                            ----
                                                            $792
                                                            ====

     Rent expense for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 was $8, $48, $107, $44 and $105, respectively.

(5) COMMON STOCK

     The Company is authorized to issue 10,000 shares, par value $0.01 per share, of Class "A" Voting Common Stock and 100,000 shares, par value $0.01 per share, of Class "B" Voting Common Stock. Each share of Class "A" Voting Common Stock has ten voting rights. Each share of Class "B" Voting Common Stock has one voting right. There were 100 shares of Class "A" Common Stock outstanding at December 31, 1997 and 1998 and June 30, 1999.

(6) RELATED PARTY TRANSACTIONS

     An affiliated corporation, owned 100% by the stockholder of the Company, paid payroll expenses and rent for the years 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999. The amounts of payments were $83, $347, $946, $387 and $650, respectively. The amounts are included in selling, general and administrative expense and accounts payable in the accompanying financial statements.

                           WORLD TRADE NETWORK, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(7) INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                                                 SIX MONTHS
                                                        YEAR ENDED DECEMBER        ENDED
                                                                31,               JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
                                                                                (UNAUDITED)
Current...............................................  $  2     --      15      15      --
Deferred..............................................   (13)   (27)    (23)     (2)    (22)
                                                        ----    ---     ---      --     ---
                                                        $(11)   (27)     (8)     13     (22)
                                                        ====    ===     ===      ==     ===

     Income tax expense (benefit) differs from the amounts that would result from applying the Federal statutory rate as follows:

                                                                                 SIX MONTHS
                                                        YEAR ENDED DECEMBER        ENDED
                                                                31,               JUNE 30,
                                                        --------------------    ------------
                                                        1996    1997    1998    1998    1999
                                                        ----    ----    ----    ----    ----
                                                                                (UNAUDITED)
Expected tax expense (benefit)........................  $(11)   (27)     (9)     14     (23)
Other.................................................    --     --       1      (1)      1
                                                        ----    ---      --      --     ---
                                                        $(11)   (27)     (8)     13     (22)
                                                        ====    ===      ==      ==     ===

     Temporary differences that give rise to the components of deferred tax assets and deferred tax liabilities are as follows:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Deferred tax assets:
  Net operating loss carryforwards..........................  $10      --          17
  Deferred revenue..........................................   41     106         133
                                                              ---     ---         ---
     Deferred tax assets....................................   51     106         150
Deferred tax liabilities -- depreciation....................  (11)    (43)        (65)
                                                              ---     ---         ---
     Net deferred tax asset.................................  $40      63          85
                                                              ===     ===         ===

     There was no valuation allowance for deferred tax assets at December 31, 1997 and 1998 and June 30, 1999. Management believes that the deferred tax assets will more likely than not be

                           WORLD TRADE NETWORK, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

realized through future operating results and the reversal of taxable temporary differences during the carryforward period.

(8) COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com. The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors.:
espernet.com, inc.:

     We have audited the accompanying balance sheets of STIC.NET, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholder's deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STIC.NET, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

Atlanta, Georgia
August 20, 1999

                                 STIC.NET, INC.
                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                 JUNE 30,
                                                               1997     1998       1999
                                                               -----    ----    -----------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................    $  59       9         34
  Prepaid expenses and other current assets................        7       4          4
                                                               -----    ----       ----
     Total current assets..................................       66      13         38
Property, equipment and capital leases, net (note 2).......      278     559        521
Other assets, net..........................................       10       6          4
                                                               -----    ----       ----
     Total assets..........................................    $ 354     578        563
                                                               =====    ====       ====
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
  Accounts payable.........................................    $  19      81         89
  Accrued expenses.........................................       14      31         22
  Current portion of long-term debt (note 3)...............       --     396        434
  Current portion of capital lease obligations (note 4)....       10     111        276
  Deferred income..........................................        6      10         10
                                                               -----    ----       ----
     Total current liabilities.............................       49     629        831
Long-term debt, less current portion (note 3)..............      427      49         41
Capital lease obligations, less current portion (note 4)...       22     221         55
                                                               -----    ----       ----
     Total liabilities.....................................      498     899        927
Stockholder's deficit:
  Common stock, $1 par value. Authorized 1,000 shares,
     issued and outstanding 1,000 shares...................        1       1          1
  Accumulated deficit......................................     (145)   (322)      (365)
                                                               -----    ----       ----
     Total stockholder's deficit...........................     (144)   (321)      (364)
                                                               -----    ----       ----
     Total liabilities and stockholder's deficit...........    $ 354     578        563
                                                               =====    ====       ====

See accompanying notes to financial statements.

                                 STIC.NET, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                        YEAR ENDED          SIX MONTHS ENDED
                                                       DECEMBER 31,             JUNE 30,
                                                   ---------------------    ----------------
                                                   1996    1997    1998     1998        1999
                                                   ----    ----    -----    ----        ----
                                                                              (UNAUDITED)
Revenue:
  Internet connectivity..........................  $454    619     1,050    472         753
  Enhanced services and other....................    21     87       146     75          69
                                                   ----    ---     -----    ---         ---
     Total revenue...............................   475    706     1,196    547         822
Costs and expenses:
  Cost of Internet services......................   210    199       347    142         233
  Selling, general and administrative............   245    430       795    351         416
  Depreciation and amortization..................    49     74       181     94         170
                                                   ----    ---     -----    ---         ---
     Total costs and expenses....................   504    703     1,323    587         819
                                                   ----    ---     -----    ---         ---
     Income (loss) from operations...............   (29)     3      (127)   (40)          3
Other income (expenses):
  Other income...................................     6     10        --     --          --
  Interest expense...............................   (16)   (31)      (50)   (25)        (46)
                                                   ----    ---     -----    ---         ---
     Loss before income taxes....................   (39)   (18)     (177)   (65)        (43)
Income tax provision.............................    --     --        --     --          --
                                                   ----    ---     -----    ---         ---
     Net loss....................................  $(39)   (18)     (177)   (65)        (43)
                                                   ====    ===     =====    ===         ===
Pro Forma income taxes (unaudited)...............  $ --     --        --     --          --
                                                   ====    ===     =====    ===         ===
Pro Forma net income (unaudited).................  $(39)   (18)     (177)   (65)        (43)
                                                   ====    ===     =====    ===         ===

See accompanying notes to financial statements.

                                 STIC.NET, INC.

                      STATEMENTS OF STOCKHOLDER'S DEFICIT
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                       ACCUMULATED
                                                   SHARES    AMOUNT      DEFICIT      TOTAL
                                                   ------    ------    -----------    -----
BALANCE AT DECEMBER 31, 1995.....................  1,000      $ 1          (88)        (87)
Net loss.........................................                          (39)        (39)
                                                   -----      ---         ----        ----
BALANCE AT DECEMBER 31, 1996.....................  1,000        1         (127)       (126)
Net loss.........................................                          (18)        (18)
                                                   -----      ---         ----        ----
BALANCE AT DECEMBER 31, 1997.....................  1,000        1         (145)       (144)
Net loss.........................................                         (177)       (177)
                                                   -----      ---         ----        ----
BALANCE AT DECEMBER 31, 1998.....................  1,000        1         (322)       (321)
Net loss (unaudited).............................                          (43)        (43)
                                                   -----      ---         ----        ----
BALANCE AT JUNE 30, 1999 (unaudited).............  1,000      $ 1         (365)       (364)
                                                   =====      ===         ====        ====

See accompanying notes to financial statements.

                                 STIC.NET, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                        YEAR ENDED          SIX MONTHS ENDED
                                                       DECEMBER 31,             JUNE 30,
                                                   ---------------------    ----------------
                                                   1996     1997    1998    1998        1999
                                                   -----    ----    ----    ----        ----
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................  $ (39)    (18)   (177)   (65)         (43)
  Adjustments to reconcile net loss to net cash
     used by operating activities:
     Depreciation and amortization...............     49      74     181     94          170
     Loss on disposal of fixed assets............     --       7      --     --           --
     Changes in operating assets and liabilities,
       excluding effects of business
       combinations:
       Prepaid expenses and other current
          assets.................................      5      (5)      3    (59)          --
       Accounts payable and accrued expenses.....      8      16      79     13           (1)
       Deferred revenue..........................     --       6       4     --           --
                                                   -----    ----    ----    ---         ----
          Net cash provided by operations........     23      80      90    (17)         126
                                                   -----    ----    ----    ---         ----
Cash flows from investing activities:
  Acquisition of equipment.......................   (121)   (141)    (57)    --           (6)
                                                   -----    ----    ----    ---         ----
          Net cash used by investing
            activities...........................   (121)   (141)    (57)    --           (6)
                                                   -----    ----    ----    ---         ----
Cash flows from financing activities:
  Proceeds from long term debt...................    105     122      18     --           30
  Repayment of capital lease obligations.........     (3)     (8)   (101)   (40)        (125)
                                                   -----    ----    ----    ---         ----
          Net cash provided by (used by)
            financing activities.................    102     114     (83)   (40)         (95)
                                                   -----    ----    ----    ---         ----
          Net increase (decrease) in cash and
            cash equivalents.....................      4      53     (50)   (57)          25
Cash and cash equivalents:
  Beginning period...............................      2       6      59     59            9
                                                   -----    ----    ----    ---         ----
  End of period..................................  $   6      59       9      2           34
                                                   =====    ====    ====    ===         ====
Supplemental disclosure of cash flow information:
  During the years ended December 31, 1996, 1997 and 1998, and during the six month periods ended June 30, 1998 and 1999, the Company paid approximately $7, $33, and $33 and $78 and $16, respectively, for interest.
Non-cash financing activities:
  The Company entered into various capital leases for computer equipment. These capital leases obligations resulted in non-cash financing activities aggregating $34, $6, $310,
     $45 and $110 for the years ended December 31, 1996, 1997, and 1998, and for the six month periods ended June 30, 1998 and 1999, respectively.

See accompanying notes to financial statements.

                                 STIC.NET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     STIC.NET, Inc. (the "Company") was incorporated on July 5, 1995 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users. The Company commenced operations in May 1995.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive Internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

     For each of the years ended December 31, 1996, 1997 and 1998 and for periods ended June 30, 1998 and 1999, two vendors represented approximately 78%, 96%, 86% and 84% and 88%, respectively, of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and the statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 STIC.NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash and cash equivalents at December 31, 1997 and 1998 and June 30, 1999, were approximately $59, $9, and $34, respectively.

(e) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

(f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(g) INCOME TAXES

     The Company operates as an S Corp and therefore is exempt from taxation according to the provisions of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the results of operations and the related income taxes become the responsibility of the Company's stockholder. Accordingly, the Company was not subject to Federal and state corporate income taxes during the periods reported herein.

     The unaudited Pro Forma income tax information included in statements of operations is presented in accordance with SFAS No. 109, Accounting for Income Taxes, as if the Company had been subject to Federal and state income taxes for the years ended December 31, 1996 and 1997 and 1998. The Company incurred no Pro Forma deferred taxation charges, as there were no significant timing differences during the periods ended December 31, 1998, 1997 or 1996. Pro forma deferred tax assets were not recognized for net operating losses incurred by the Company due to uncertainty as to their ultimate recoverability.

                                 STIC.NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(h) REVENUE RECOGNITION

     Revenue related to internet services is recognized as the services are provided and deferred and amortized to operations for amounts billed relating to future periods. Installation and customer set up fees are recognized upon completion of the services.

     Revenue from hardware and software sales is recognized upon shipment of the respective products.

(i) SALES AND MARKETING COSTS

     Marketing expense includes the costs to acquire and retain subscribers, advertising and other general sales and marketing costs.

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing and totaled approximately $9, $6, and $17, and $3, and $19, for the years ended December 31, 1996, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, respectively.

(j) FINANCIAL INSTRUMENTS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 1997 and 1998 and June 30, 1999, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

     In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133. SFAS No. 137 defers the effective date of SFAS No. 133 for one year.

                                 STIC.NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

SFAS No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

(2) BALANCE SHEET COMPONENTS

     Property and equipment, including equipment under capital leases stated at cost

                                                               DECEMBER 31,
                                                              --------------     JUNE 30,
                                                              1997     1998        1999
                                                              -----    -----    -----------
                                                                                (UNAUDITED)
Internet access and computer equipment including amounts
  related to capital leases of $43, $444 and $568,
  respectively..............................................  $ 316    $ 752       $ 879
Vehicles....................................................     89       89          89
Furniture and fixtures......................................      8       20          23
                                                              -----    -----       -----
                                                                413      861         991
Less accumulated depreciation and amortization, including
  amounts related to capital leases of $12, $125 and $263,
  respectively..............................................   (135)    (302)       (470)
                                                              -----    -----       -----
     Total..................................................  $ 278    $ 559       $ 521
                                                              =====    =====       =====

(3) DEBT AND RELATED PARTY TRANSACTIONS

     Long-term debt consists of the following as of December 31, 1997 and 1998 and June 30, 1999:

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Long-term notes payable.....................................  $427     445        475
                                                              ----    ----       ----
Less current portion........................................    --     396        434
                                                              ----    ----       ----
     Long-term debt, less current portion...................  $427    $ 49       $ 41
                                                              ====    ====       ====

     Included in current and long-term debt are notes payable to a relative of the Company's president and stockholder amounting to $396 and $367 for the years ended December 31, 1997 and 1998, respectively. These notes bear interest at 8% with discretionary periodic payments and final maturity on June 1, 1999 and August 1, 2000. Related party interest expense with respect to these notes was $16, $28, $30, $15 and $16 for the years ended December 31, 1996, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 respectively.

     The Company also has a note payable to Primus Automotive Financial Services amounts to $49 and $60 for the years ended December 31, 1997 and 1998, respectively. This note bears

                                 STIC.NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

interest at 11.5% and is repayable in monthly installments of $1. The note matures August 2000 with a final payment of $35.

(4) LEASES

     The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2003.

     Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              -------    ---------
1999........................................................   $187          47
2000........................................................    159          48
2001........................................................     37           8
2002........................................................     32          --
2003........................................................     25          --
                                                               ----         ---
     Total minimum payments.................................    440         103
                                                                            ===
Less amount representing interest...........................    108
                                                               ----
     Present value of net minimum lease payments............    332
Less current portion........................................    111
                                                               ----
                                                               $221
                                                               ====

     Rent expense for the years ended December 31, 1997 and 1998 and the six month periods ended June 30, 1998 and 1999 were $34, and $35, and $18, and $20 respectively.

     Future minimum payments under non-cancelable contracts for data communication line rentals and internet services total $363 during 1999 and $89 in 2000.

(5) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Plan (the "Plan") for all full time employees of the Company. The Company may make discretionary contributions to the Plan on behalf of employees that meet certain contribution eligibility requirements defined under the terms of the Plan. The Company did not make any contributions to the Plan during the years ended December 31, 1997 and 1998 and the periods June 30, 1998 and 1999.

                                 STIC.NET, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(6) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company, and the Company will be converted to a C-Corp.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
espernet.com, inc.:

     We have audited the accompanying balance sheets of NetWest Online, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from April 26, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetWest Online, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from April 26, 1996 (inception) to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                         /s/ KPMG LLP

New Orleans, Louisiana
August 26, 1999

                              NETWEST ONLINE, INC.

                                 BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $ 23     50          35
  Receivables:
     Trade, net of allowance for doubtful accounts of $12,
      $31 and $31, respectively.............................    19     50          67
     Affiliates.............................................    --     12           6
  Deferred income taxes.....................................     9      9           8
  Prepaid expenses and other................................     5      6           4
                                                              ----    ---         ---
     Total current assets...................................    56    127         120
Equipment, net..............................................    71    124         189
Other assets:
  Intangibles, net of accumulated amortization of $0, $0,
     and $0, respectively...................................    --     --          11
  Organization costs, net...................................     1     --          --
  Deferred income taxes.....................................     8     --           1
                                                              ----    ---         ---
     Total assets...........................................  $136    251         321
                                                              ====    ===         ===
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft............................................  $ --     63          --
  Accounts payable..........................................    13     22          15
  Accrued liabilities.......................................     8     12          19
  Payable to affiliates.....................................     3      4           1
  Notes payable.............................................   110     60         200
  Deferred revenue..........................................    38     78          91
                                                              ----    ---         ---
     Total current liabilities..............................   172    239         326
Deferred income taxes.......................................    --      3          --
                                                              ----    ---         ---
     Total liabilities......................................   172    242         326
                                                              ----    ---         ---
Stockholders' equity (deficit):
  Common stock, $1 par value, authorized 1,000,000 shares,
     issued and outstanding 1,002 shares....................     1      1           1
  Additional paid-in capital................................    21     21          21
  Accumulated deficit.......................................   (58)   (13)        (27)
                                                              ----    ---         ---
     Total stockholder's equity (deficit)...................   (36)     9          (5)
Commitments and contingencies
                                                              ----    ---         ---
     Total liabilities and stockholders' equity (deficit)...  $136    251         321
                                                              ====    ===         ===

See accompanying notes to financial statements.

                              NETWEST ONLINE, INC.

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                          PERIOD FROM     YEARS ENDED        SIX MONTHS ENDED
                                        APRIL 26, 1996    DECEMBER 31,           JUNE 30,
                                        TO DECEMBER 31,   ------------   -------------------------
                                             1996         1997    1998      1998          1999
                                        ---------------   ----    ----   -----------   -----------
                                                                                (UNAUDITED)
Revenue -- Internet connectivity......       $ 71         386     773        305           585
                                             ----         ---     ---        ---           ---
Costs and expenses:
  Cost of Internet services...........         29         108     203         85           155
  Selling, general and
     administrative...................        116         235     450        152           397
  Depreciation and amortization.......         12          44      54         21            45
                                             ----         ---     ---        ---           ---
     Total costs and expenses.........        157         387     707        258           597
                                             ----         ---     ---        ---           ---
     Income (loss) from operations....        (86)         (1)     66         47           (12)
Other income (expenses):
  Litigation settlement...............         --          42      --         --            --
  Loss on disposal of equipment.......         --          (9)     --         --            --
  Interest expense....................         (5)        (16)     (8)        (4)           (5)
                                             ----         ---     ---        ---           ---
     Income (loss) before income
       taxes..........................        (91)         16      58         43           (17)
Income tax expense (benefit)..........        (22)          5      13         12            (3)
                                             ----         ---     ---        ---           ---
     Net income (loss)................       $(69)         11      45         31           (14)
                                             ====         ===     ===        ===           ===

See accompanying notes to financial statements.

                              NETWEST ONLINE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                 ADDITIONAL
                                                                  PAID-IN     ACCUMULATED
                                               SHARES   AMOUNT    CAPITAL       DEFICIT     TOTAL
                                               ------   ------   ----------   -----------   -----
BALANCE AT APRIL 26, 1996 (INCEPTION)........     --     $--         --            --         --
Issuance of common stock.....................  1,000       1         14            --         15
Contributed capital -- free rent.............     --      --          4            --          4
Net loss.....................................     --      --         --           (69)       (69)
                                               -----     ---         --           ---        ---
BALANCE AT DECEMBER 31, 1996.................  1,000       1         18           (69)       (50)
Contributed capital -- free rent.............     --      --          3            --          3
Net income...................................     --      --         --            11         11
                                               -----     ---         --           ---        ---
BALANCE AT DECEMBER 31, 1997.................  1,000       1         21           (58)       (36)
Net income...................................     --      --         --            45         45
                                               -----     ---         --           ---        ---
BALANCE AT DECEMBER 31, 1998.................  1,000       1         21           (13)         9
Net loss (unaudited).........................     --      --         --           (14)       (14)
                                               -----     ---         --           ---        ---
BALANCE AT JUNE 30, 1999 (unaudited).........  1,000     $ 1         21           (27)        (5)
                                               =====     ===         ==           ===        ===

See accompanying notes to financial statements.

                              NETWEST ONLINE, INC.

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                PERIOD FROM       YEARS ENDED        SIX MONTHS ENDED
                                               APRIL 26, 1996    DECEMBER 31,            JUNE 30,
                                              TO DECEMBER 31,    -------------   -------------------------
                                                    1996         1997    1998       1998          1999
                                              ----------------   -----   -----   -----------   -----------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................        $(69)          11      45         31           (14)
  Adjustments to reconcile net income (loss)
     to net cash provided (used) by
     operating activities:
     Depreciation and amortization..........          12           44      54         21            44
     Loss on disposal of equipment..........          --            8      --         --            --
     Changes in operating assets and
       liabilities:
       Accounts receivables.................          (1)         (19)    (31)       (10)          (17)
       Due from affiliate...................          --           --     (12)        --             6
       Prepaid expenses and other current
          assets............................          --           (5)     --          3             2
       Deferred income taxes................         (21)           5      11         --            (3)
       Accounts payable.....................           4            9       9         --            (7)
       Accrued expenses.....................           7            1       5         16             7
       Due to affiliate.....................           1            2       1          5            (3)
       Deferred revenue.....................          22           17      39         13            13
                                                    ----          ---    ----        ---          ----
          Net cash provided (used) by
            operating activities............         (45)          73     121         79            28
                                                    ----          ---    ----        ---          ----
Cash flows from investing activities:
  Acquisition of assets.....................         (76)         (79)   (108)       (32)         (109)
  Other.....................................          (1)          --      --         --           (11)
  Proceeds from disposal of assets..........          --           19       1          1            --
                                                    ----          ---    ----        ---          ----
          Net cash used by investing
            activities......................         (77)         (60)   (107)       (31)         (120)
                                                    ----          ---    ----        ---          ----
Cash flows from financing activities:
  Bank overdraft............................          --           --      63         --           (63)
  Proceeds from notes payable...............         121           65      --         --           158
  Repayments of notes payable...............         (10)         (66)    (50)       (38)          (18)
  Contributed capital -- free rent..........           4            3      --         --            --
  Proceeds from issuance of common stock....          15           --      --         --            --
                                                    ----          ---    ----        ---          ----
          Net cash provided (used) by
            financing activities............         130            2      13        (38)           77
                                                    ----          ---    ----        ---          ----
          Net increase (decrease) in cash...           8           15      27         10           (15)
Cash:
  Beginning period..........................          --            8      23         23            50
                                                    ----          ---    ----        ---          ----
  End of period.............................        $  8           23      50         33            35
                                                    ====          ===    ====        ===          ====
Supplemental disclosures of cash flow information:
  During the period/years ended December 31, 1996, 1997 and 1998, and during the six month periods ended
     June 30, 1998 and 1999, the Company paid approximately $5, $16, $8, $5 and $5, respectively, for interest.
  During the period/years ended December 31, 1996, 1997 and 1998, and during the six month periods ended
     June 30, 1998 and 1999, the Company paid approximately $0, $0, $2, $12, and $0, respectively, for taxes.

See accompanying notes to financial statements.

                              NETWEST ONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) ORGANIZATION AND BASIS OF PRESENTATION

     NetWest Online, Inc. ("NetWest" or the "Company") was incorporated in the state of Texas on April 26, 1996 to capitalize on the growing demand for Internet access and enhanced services by consumers and business users.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the limited history of the need for Internet access and enhanced services. The Company's future success will be dependent upon its ability to create and provide effective and competitive internet services, the continued acceptance of the Internet and the Company's ability to develop and provide new services that meet customers' changing requirements, including the effective use of leading technologies, to continue to enhance its current services, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

(b) UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial statements of the Company as of June 30, 1999, and for the six months ended June 30, 1999 and 1998 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year.

(c) USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) EQUIPMENT

     Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

                              NETWEST ONLINE, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(e) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

(f) INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(g) REVENUE RECOGNITION

     Revenue related to Internet services is recognized ratably over the subscription period (generally one to 12 months). Substantially all Internet subscriptions are billed monthly, quarterly or annually. Unearned portions of Internet subscription revenue are deferred.

(h) SALES AND MARKETING COSTS

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in selling, general and administrative expense in the accompanying statements of operations and totaled approximately $34, $55 and $122 for the period/years ended December 31, 1996, 1997 and 1998, respectively, and $37 and $134 for the six month periods ended June 30, 1998 and 1999, respectively.

(i) BARTER TRANSACTIONS

     The Company provides Internet access to certain third parties in exchange for advertisements on local television and radio stations. These transactions are reported at the estimated fair value of the Internet service provided by the Company. Barter revenues and expenses are recorded as such services are provided/incurred by the Company. Included in the Company's statements of operations are barter transactions of approximately $27, $47 and $82, respectively, for the period/years ended December 31, 1996, 1997 and 1998, and approximately $23 and $94 for the six months ended June 30, 1998 and 1999, respectively.

                              NETWEST ONLINE, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(j) SOURCE OF SUPPLIES

     For the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999, three vendors represented approximately 39%, 30%, 35% and 29%, respectively, of the Company's total purchases. The Company's reliance on certain vendors can be shifted to alternative sources of supply for products it sells should such changes be necessary.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. Adoption of SOP 98-1 as of January 1, 1999 did not have any material impact on the Company's financial statements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) EQUIPMENT

                                                              DECEMBER 31,
                                                              ------------     JUNE 30,
                                                              1997    1998       1999
                                                              ----    ----    -----------
                                                                              (UNAUDITED)
Internet access and computer equipment......................  $105    205         315
Furniture and fixtures......................................     8     13          13
                                                              ----    ---         ---
                                                               113    218         328
Less accumulated depreciation...............................    42     94         139
                                                              ----    ---         ---
     Total..................................................  $ 71    124         189
                                                              ====    ===         ===

(3) NOTES PAYABLE

     In July 1997, the Company entered into an agreement with a bank whereby the Company borrowed $91 to repay certain existing obligations to the bank. Borrowings outstanding under this note were $84 and $60 at December 31, 1997 and 1998 and $47 at June 30, 1999, and bear interest at prime plus .75% (8.5% at December 31, 1998). All borrowings are due on demand, or if no

                              NETWEST ONLINE, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

demand is made, in 42 monthly installments of $3 through February 2001, and are secured by equipment of the Company.

     In 1997, the Company entered into two agreements with the bank discussed above whereby the Company borrowed $15 and $12. Borrowings amounted to $14 and $12 at December 31, 1997, respectively. These notes bore interest at prime plus
 .75%. All borrowings were due on demand. These notes were paid off during 1998.

     Due to the demand feature, all borrowings under the notes discussed above are classified as current liabilities.

     Although the notes are due on demand, the Company has a history of refinancing the notes annually. Management believes the Company will be able to refinance the notes or other sources of capital will be required.

(4) LEASES

     The Company leases office space from a related party under noncancelable operating leases with a related party expiring at various dates through 2000. Future minimum annual lease payments as of December 31, 1998 are as follows:
1999, $15 and 2000, $3.

     For the years ended December 31, 1997 and 1998 and for the six month periods ended June 30, 1998 and 1999, rent expense was $4, $10, $4 and $8, respectively.

(5) RELATED PARTY TRANSACTIONS

     For the years ended December 31, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, the Company paid fees of approximately $34, $97, $140, $46 and $58, respectively, to certain companies who are related to the Company through common ownership for management and accounting services.

(6) INCOME TAXES

     Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                                                           SIX
                                                                                         MONTHS
                                                       PERIOD FROM      YEAR ENDED        ENDED
                                                     APRIL 26, 1996    DECEMBER 31,     JUNE 30,
                                                     TO DECEMBER 31,   -------------   -----------
                                                          1996         1997    1998    1998   1999
                                                     ---------------   -----   -----   ----   ----
Current............................................       $ --          --       2       1    --
Deferred...........................................        (22)          5      11      11    (3)
                                                          ----           --     --      --     --
     Total.........................................       $(22)          5      13      12    (3)
                                                          ====           ==     ==      ==     ==

                              NETWEST ONLINE, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

     Income tax (benefit) expense differs from the amounts that would result from applying the federal statutory rate as follows:

                                                       PERIOD FROM
                                                     APRIL 26, 1996    DECEMBER 31,     JUNE 30,
                                                     TO DECEMBER 31,   -------------   -----------
                                                          1996         1997    1998    1998   1999
                                                     ---------------   -----   -----   ----   ----
Expected tax expense (benefit).....................       $(22)          5      15      11    (3)
Other..............................................         --          --      (2)      1    --
                                                          ----           --     --      --     --
                                                          $(22)          5      13      12    (3)
                                                          ====           ==     ==      ==     ==

     Temporary differences that give rise to the components of deferred tax assets and deferred tax liabilities are as follows:

                                                                DECEMBER 31,
                                                                ------------    JUNE 30,
                                                                1997    1998      1999
                                                                ----    ----    --------
Deferred tax assets:
  Net operating loss carryforward...........................    $ 9      --         4
  Deferred revenue..........................................     10      19        23
  Allowance for doubtful accounts...........................      3       8         5
                                                                ---     ---       ---
     Deferred tax assets....................................     22      27        32
                                                                ---     ---       ---
Deferred tax liabilities:
  Depreciation..............................................     (1)     (3)       (3)
  Accrual to cash conversion................................     (4)    (18)      (20)
                                                                ---     ---       ---
     Deferred liabilities...................................     (5)    (21)      (23)
                                                                ---     ---       ---
     Net deferred tax asset.................................    $17       6         9
                                                                ===     ===       ===

     There was no valuation allowance for deferred tax assets at December 31, 1997 and 1998 and June 30, 1999. Management believes that the deferred tax assets will more likely than not be realized through future operating results and the reversal of taxable temporary differences in the carryforward period.

(7) LITIGATION SETTLEMENT

     The Company was a plaintiff in litigation with a franchisor in regards to the franchisor's nonperformance of contract terms. This litigation was settled in 1997 and the Company was awarded $42, as recorded in other income on the statement of operations.

                              NETWEST ONLINE, INC.

           (AMOUNTS AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1998 AND 1999 ARE UNAUDITED)

(8) COMMITMENTS AND CONTINGENCIES

     The Company is subject to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(9) SUBSEQUENT EVENT

     The Company's owners have entered into an agreement whereby they will sell their ownership in the Company to espernet.com, inc. ("espernet.com"). The Company's owners will exchange their ownership in the Company for cash and shares of common stock of espernet.com concurrent with the consummation of the initial public offering of the common stock of espernet.com. Upon consummation of the agreement, espernet.com will become the sole owner of the Company.

                                           SHARES

                              [ESPERNET.COM LOGO]

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

E*OFFERING                                                        DLJDIRECT INC.

                          ---------------------------

                               WR HAMBRECHT + CO

                                            , 1999

We have not authorized any dealer, salesperson or other person to give you written information other that this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

Until           , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering or when selling previously unsold allotments or subscriptions.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                AMOUNT
                                                                ------
Securities and Exchange Commission registration fee.........  $    47,955
NASD filing fee.............................................  $    17,750
Nasdaq National Market listing fee..........................  $    90,000
Accounting fees and expenses................................  $ 8,300,000
Legal fees and expenses.....................................  $ 3,000,000
Printing and engraving expenses.............................  $ 1,160,000
Blue Sky fees and expenses..................................  $     8,500
Transfer agent and registrar fees...........................  $     3,500
Miscellaneous expenses......................................  $ 4,372,295
          Total.............................................  $17,000,000

              ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The certificate of incorporation and bylaws of the Registrant provide for the indemnification of the Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in, the General Corporation Law of the State of Delaware (the "DGCL"). The indemnification provided under the certificate of incorporation and bylaws includes the right to be paid by the Registrant the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be obtained in advance of its final disposition, provided that the payment of these expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

     As permitted by the DGCL, the Registrant's certificate of incorporation provides that directors of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Under the bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person or incurred by the person in any such capacity or arising out of the person's status as such, whether or not the Registrant would be required to indemnify the person against such liability under the provisions of the Registrant's bylaws. The Registrant intends to purchase director and officer liability insurance on behalf of its directors and officers.

               ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information regarding the shares of capital stock that the Registrant has issued or agreed to issue in the last three years. Each of these transactions was or will be effected without registration under the Securities Act of 1933, as amended. The Registrant believes that each of these transactions is exempt from the registration requirements of the Securities Act under the exemption from registration contained in Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act based on the private nature of the transactions, the financial sophistication of the purchasers and the investment representations made by the purchasers.

          (a) On August 8, 1999, the Registrant sold one share of its common stock, $.001 par value per share, to Chinh Chu for an aggregate consideration of $1.00.

          (b) Prior to filing this registration statement, the Registrant agreed
     to issue approximately           shares of its common stock to 172 persons
     in exchange for all the stock, limited liability company interests, other equity interests or assets of the 43 ISPs the Registrant will acquire upon completion of its initial public offering. These equity interests to be acquired by the Registrant in exchange for these shares have been valued at
     a total of approximately $          by the Registrant.

          (c) Prior to filing this registration statement, the Registrant agreed
     to issue approximately           shares of its common stock to the 28
     stockholders of Espernet.com of New York, Inc. in exchange for all of their stock in Espernet.com of New York, Inc. This transaction will be consummated simultaneously with the closing of the Registrant's initial public offering.

     Each of the foregoing transactions was effected without the use of an underwriter.

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
- -------                           -----------                           ------------
 *1.1     Form of Underwriting Agreement..............................
  3.1     Amended and Restated Certificate of Incorporation of the
          Registrant..................................................
  3.2     Amended and Restated Bylaws of the Registrant...............
 *4.1     Form of Common Stock Certificate............................
 *5.1     Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. ..........
 10.1     Stock Exchange Agreement as amended by the Letter Amendment to Stock Exchange Agreement (InfoRamp, Inc.)................
 10.2     Stock Exchange Agreement (World Trade Network, Inc.)........
 10.3     Stock Exchange Agreement (Enter Net, Inc.)..................
 10.4     Stock Exchange Agreement (Espernet.com of New York, Inc.)
 10.5     Employment Agreement between the Registrant and Martin D.
          Prazak......................................................
 10.6     Employment Agreement between the Registrant and Ihsan M.
          Essaid......................................................
 10.7     Employment Agreement between the Registrant and Paul T.
          Hart........................................................
 10.8     Employment Agreement between the Registrant and Janet M.
          Rogers......................................................
 10.9     Employment Agreement between the Registrant and Steven F.
          DeMar.......................................................
 10.10    Administrative Services Agreement between the Registrant and
          Espernet.com, Inc. of New York..............................
*10.11    Registration Rights Agreement among the Registrant and
          certain stockholders of the Registrant......................
*10.12    espernet.com, inc. 1999 Stock Option/Stock Issuance Plan....
 10.13    Co-Branding and Marketing Agreement between the Registrant and LookSmart, Ltd. ........................................
*10.14    Research in Motion Agreement................................
 21.1     Subsidiaries of the Registrant..............................

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
- -------                           -----------                           ------------
 23.1     Consent of KPMG LLP, Independent Auditors (espernet.com,
          inc., Espernet.com of New York, Inc., Cumberland
          Technologies International (d/b/a PAdotNET), Pennsylvania
          Online Ltd., Innernet, Inc., Delanet, Inc., Internet Access
          Services (A Division of Weidner Associates, Inc.), Southern
          Maryland Internet, Inc., NuNet, Inc., Enter.Net, Inc.,
          Prometheus Information Corp., E-Znet Incorporated, USA
          Choice Internet Services, Co., Crocker Communications
          Internet (A Division of Crocker Communications,
          Incorporated), COL Networks, Inc., Perigee.net Corporation,
          DuplinNet Corporation, WaveNet, Inc., The 3rd Door, Inc.,
          InfoRamp, Inc., Midwest Communications, Inc., Alliance
          Internet Technologies, L.L.C., ComQuest Networks, Inc.,
          Fairnet, Inc., Wisconsin Internet, Inc., NConnect, Inc.,
          Netwurx, Inc., Provide.Net, The Computer Care Company, Inc.,
          ISP Management, Inc., Nethawk of Alma, Inc., The Internet
          Access Services Division of Sensible Computer Solutions,
          Inc., www.internet solutions, inc., Copper.net Group,
          NetPlus Communications, Inc., Internet Nebraska Corporation,
          RapidNet, Inc., d/b/a Rapid Net CSW Net, Inc., IOCC.com,
          LLC, Futura, Inc., Internet Solutions, Inc.--ISP Business,
          Black Sheep Computing, Inc.--ISP Business, Intensity
          Computer Systems, ECSIS.Net, LLC, World Trade Network, Inc.,
          STIC.NET, Inc., NetWest Online Inc.)
*23.47    Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1).............................................
 27.1     Financial Data Schedule.....................................

- -------------------------

* To be filed by amendment.

     (b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

                            ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        POWER OF ATTORNEY AND SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned in the city of New York, New York on September 30, 1999.

                                         espernet.com, inc.

                                         By: /s/ MARTIN D. PRAZAK
                                           -------------------------------------
                                             Martin D. Prazak
                                             President and Chief Executive
                                             Officer

     We, the undersigned officers and directors of espernet.com, inc., in the city of New York, New York hereby severally constitute and appoint Martin D. Prazak and Paul J. Hart our true and lawful attorneys with full power of substitution together, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable espernet.com, inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, in the City of New York, New York, on September 30, 1999.

NAME                                                                         TITLE
- ----                                                                         -----

/s/ CHINH E. CHU                                         Chairman of the Board of Directors and
- ---------------------------------------------------      Director
Chinh E. Chu

/s/ MARTIN D. PRAZAK                                     President, Chief Executive Officer and
- ---------------------------------------------------      Director
Martin D. Prazak

/s/ IHSAN M. ESSAID                                      Chief Financial Officer, Treasurer and
- ---------------------------------------------------      Director
Ihsan M. Essaid

/s/ PAUL J. HART                                         Executive Vice President, Secretary and
- ---------------------------------------------------      Director
Paul J. Hart

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
- -------                           -----------                           ------------
 *1.1     Form of Underwriting Agreement..............................
  3.1     Amended and Restated Certificate of Incorporation of the
          Registrant..................................................
  3.2     Amended and Restated Bylaws of the Registrant...............
 *4.1     Form of Common Stock Certificate............................
 *5.1     Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. ..........
 10.1     Stock Exchange Agreement as amended by the Letter Amendment to Stock Exchange Agreement (InfoRamp, Inc.)................
 10.2     Stock Exchange Agreement (World Trade Network, Inc.)........
 10.3     Stock Exchange Agreement (Enter Net, Inc.)..................
 10.4     Stock Exchange Agreement (Espernet.com of New York, Inc.)
 10.5     Employment Agreement between the Registrant and Martin D.
          Prazak......................................................
 10.6     Employment Agreement between the Registrant and Ihsan M.
          Essaid......................................................
 10.7     Employment Agreement between the Registrant and Paul T.
          Hart........................................................
 10.8     Employment Agreement between the Registrant and Janet M.
          Rogers......................................................
 10.9     Employment Agreement between the Registrant and Steven F.
          DeMar.......................................................
 10.10    Administrative Services Agreement between the Registrant and
          Espernet.com, Inc. of New York..............................
*10.11    Registration Rights Agreement among the Registrant and
          certain stockholders of the Registrant......................
*10.12    espernet.com, inc. 1999 Stock Option/Stock Issuance Plan....
 10.13    Co-Branding and Marketing Agreement between the Registrant and LookSmart, Ltd. ........................................
*10.14    Research in Motion Agreement................................
 21.1     Subsidiaries of the Registrant..............................

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
- -------                           -----------                           ------------
 23.1     Consent of KPMG LLP, Independent Auditors (espernet.com,
          inc., Espernet.com of New York, Inc., Cumberland
          Technologies International (d/b/a PAdotNET), Pennsylvania
          Online Ltd., Innernet, Inc., Delanet, Inc., Internet Access
          Services (A Division of Weidner Associates, Inc.), Southern
          Maryland Internet, Inc., NuNet, Inc., Enter.Net, Inc.,
          Prometheus Information Corp., E-Znet Incorporated, USA
          Choice Internet Services, Co., Crocker Communications
          Internet (A Division of Crocker Communications,
          Incorporated), COL Networks, Inc., Perigee.net Corporation,
          DuplinNet Corporation, WaveNet, Inc., The 3rd Door, Inc.,
          InfoRamp, Inc., Midwest Communications, Inc., Alliance
          Internet Technologies, L.L.C., ComQuest Networks, Inc.,
          Fairnet, Inc., Wisconsin Internet, Inc., NConnect, Inc.,
          Netwurx, Inc., Provide.Net, The Computer Care Company, Inc.,
          ISP Management, Inc., Nethawk of Alma, Inc., The Internet
          Access Services Division of Sensible Computer Solutions,
          Inc., www.internet solutions, inc., Copper.net Group,
          NetPlus Communications, Inc., Internet Nebraska Corporation,
          RapidNet, Inc., d/b/a Rapid Net CSW Net, Inc., IOCC.com,
          LLC, Futura, Inc., Internet Solutions, Inc.--ISP Business,
          Black Sheep Computing, Inc.--ISP Business, Intensity
          Computer Systems, ECSIS.Net, LLC, World Trade Network, Inc.,
          STIC.NET, Inc., NetWest Online Inc.)
*23.47    Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1).............................................
 27.1     Financial Data Schedule.....................................

- -------------------------

* To be filed by amendment.